Form 10-K, Exhibit 13
period 1995-12-31
CHEMICAL FINANCIAL CORP
filed 1996-03-27
CIK 19612

EXHIBIT 13

                            1995 ANNUAL REPORT


                      CHEMICAL FINANCIAL CORPORATION


































                                 FEATURING

                               CHEMICAL BANK
                            __________________

                        A FAMILY OF COMMUNITY BANKS






                            HIGHLIGHTS OF 1995

1995 marked the 21st consecutive year of increased operating earnings and the 21st consecutive year of increased dividends:

     -    The Corporation paid a 3 for 2 stock split on January 20,
          1995.

     - 1995 Earnings were $19,731,000, up 8.0% over 1994 Earnings of $18,268,000.

     -    1995 Earnings per share were $2.12, up 7.6% over 1994
          Earnings per share of $1.97.

     - Return on average assets was 1.24% in 1995, compared to 1.14% in 1994.

     -    1995 Dividends per share were $.68, up 21.4% over 1994
          Dividends per share of $.56.

The Corporation's financial position remained strong at December 31, 1995. Highlights as of this date follow:

     - Total assets were $1.64 billion, up $50.5 million, or 3.2%, from December 31, 1994.

     -    Shareholders' equity was $185.5 million and represented
          11.3% of total assets.

     - Total Capital as a percentage of risk-adjusted assets was 29%.

     - U.S. Treasury and Agency securities accounted for 92% of the Corporation's investment securities portfolio.

     - The allowance for possible loan losses was $15,678,000, or 2.12% of total loans, compared to total nonperforming loans of $2,597,000, or .35% of total loans.

During September 1995, the Corporation reached an agreement for the merger of State Savings Bancorp, Inc., Caro, Michigan, with the Corporation. The transaction is expected to be completed during the second quarter of 1996. In addition, the Corporation acquired the Belding, Michigan, branch banking office from First of America Bank-Michigan, N.A.







                       -2-
                              REFERENCE GUIDE

          HIGHLIGHTS OF 1995 . . . . . . . . . . . . . . . . . . .        2

          FINANCIAL HIGHLIGHTS . . . . . . . . . . . . . . . . . .        3

          LETTER TO SHAREHOLDERS . . . . . . . . . . . . . . . . .        4

          BOARD OF DIRECTORS AND CORPORATE INFORMATION . . . . . .        6

          CHEMICAL BANK: A FAMILY OF COMMUNITY BANKS . . . . . . .        7

          QUARTERLY FINANCIAL INFORMATION. . . . . . . . . . . . .       11

          CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . .       12

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . .       16

          REPORT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS. . . .       25

          MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . .       26

          DIRECTORS AND OFFICERS OF AFFILIATES . . . . . . . . . .       40




























                       -3-

                                            FINANCIAL HIGHLIGHTS
                                                                   YEARS ENDED DECEMBER 31
                                            1995            1994             1993             1992             1991
OPERATING RESULTS (in thousands)
Net interest income. . . . . . .       $   61,357       $   60,796       $   60,113       $   59,624       $   54,170
Provision for possible
 loan losses . . . . . . . . . .            1,053            1,081            1,089            1,414            2,214
Other income . . . . . . . . . .           11,693           10,880           11,482           10,420            8,920
Operating expenses . . . . . . .           42,606           43,826           44,936           44,087           40,873
Net operating income . . . . . .           19,731           18,268           17,268           16,541           13,671
Net income . . . . . . . . . . .           19,731           18,268           19,268           16,541           13,871

PER SHARE DATA
Net operating income . . . . . .       $     2.12       $     1.97       $     1.86       $     1.81       $     1.52
Net income . . . . . . . . . . .             2.12             1.97             2.08             1.81             1.55
Cash dividends . . . . . . . . .              .68              .56              .51              .47              .44
Book value end-of-period . . . .            20.18            17.69            17.19            15.61            14.31
Market value end-of-period . . .            38.50            26.67            27.33            23.49            15.03

AT YEAR END (in thousands)
Total assets . . . . . . . . . .       $1,643,880       $1,593,417       $1,589,693       $1,573,072       $1,494,713
Deposits . . . . . . . . . . . .        1,397,266        1,366,701        1,370,996        1,368,386        1,306,073
Long-term debt . . . . . . . . .           12,080           12,099           14,104           16,057           16,186
Shareholders' equity . . . . . .          185,544          161,680          156,379          141,241          127,981

FINANCIAL RATIOS
Return on average total
 assets. . . . . . . . . . . . .             1.24%            1.14%            1.22%            1.08%             .95%
Return on average
 shareholders' equity. . . . . .             11.1             11.2             12.9             12.3             11.2
Average shareholders' equity to
 average total assets. . . . . .             11.2             10.3              9.4              8.8              8.4
Cash dividends paid per share
 to net income per share . . . .             32.1             28.4             24.4             25.8             28.4
Allowance for possible loan
 losses to total loans . . . . .             2.12             2.04             2.02             1.94             1.78
Tangible equity to assets. . . .             11.0              9.9              9.6              8.7              8.3

________________________________________________________________________________

[LOAN COMPOSITION GRAPH]  [BOOK VALUE PER SHARE GRAPH]
[CASH DIVIDENDS PER SHARE GRAPH]






                       -4-
                     MESSAGE TO OUR SHAREHOLDERS

                  [PICTURE OF ALAN W. OTT--CHAIRMAN,
                CHIEF EXECUTIVE OFFICER AND PRESIDENT]

     In 1995, for the twenty-first consecutive year, earnings from operations increased. Moreover, Net Income for the year ($19,731,000, or $2.12 per common share) set a new record. In 1994, we reported Net Income of $18,268,000, or $1.97 per share. Net Income increased 8.0%, while Earnings Per Share increased 7.6%. Our Return on Average Assets was 1.24%, up from 1.14% last year. The Return on Average Equity was 11.1%, compared to 11.2% one year ago. This slight decline was the consequence of an 8.5% increase in Average Shareholders' Equity during 1995.

     These results reflect positively on our efforts to seek continuous, incremental improvements in our operations. Our market niche is community banking in smaller cities and towns. To be effective, we must constantly strive to reduce our overhead by consolidating "back room" activities whenever possible, while keeping the authority to make decisions affecting our customers, particularly credit approvals, in the hands of our affiliate bank officers and directors.

     The Financial Statements that follow detail our 1995 performance. While no individual items merit special comment, Total Operating Expenses decreased by 2.8%. These savings were due, in large part, to the recapitalization of the Bank Insurance Fund, which resulted in a significant reduction in our Federal Deposit Insurance Corporation
(FDIC) insurance premiums in the second half of the year.

     The most significant development of the year was the execution of a definitive agreement to merge with State Savings Bancorp, Inc., the holding company for State Savings Bank of Caro. When this transaction closes, State Savings Bank of Caro will change its name to Chemical Bank Thumb Area. Subsequently, we will transfer seven Thumb Region branches currently operated by Chemical Bank Bay Area to the new Thumb Area affiliate. At the same time, we will consolidate our present downtown Caro office with the main office of State Savings Bank, located just across the street. Chemical Bank Thumb Area will be the largest bank in the Thumb, with total assets of approximately $180 million. We are confident that this new affiliate will allow us to become a much more effective competitor in that prosperous agricultural region.

     In preparation for the transfer of Chemical Bank Bay Area's branches to our newest affiliate, we are merging Chemical Bank Huron into the Bay Area bank. Unless an unusual expansion opportunity


                       -5-

presents itself, we believe limiting the total number of affiliate banks to 10 is the most efficient and effective way to organize the Corporation.

     In a smaller, but significant move, we also acquired the Belding branch of First of America Bank-Michigan, N.A. This office, with total deposits of approximately $16 million, is now a branch of Chemical Bank Montcalm.

     As our customers adopt new technologies in their personal and professional lives, they become more receptive to technology-based banking services. Recognizing this trend, we introduced ChemConnect, a new electronic banking service, in 1995. It allows our customers to check their account balances, inquire about interest rates on deposits and loans, transfer funds among accounts, verify check clearings and obtain other information about their accounts.

     We also added five ChemKey ATMs to our network last year and now offer this popular service in 76 locations. A new central information file now makes it faster and easier for our staff to check the status of a customer's total relationship with our banks. Finally, we are providing our business customers with new means of initiating electronic funds transfers from their accounts. Beginning in January 1997, corporate customers will be able to remit their own tax payments by electronic transfer to the Internal Revenue Service.

     New developments are constantly changing customer expectations, and we will be responsive to them. As a super-community bank, our basic approach is to keep initial costs to a minimum by adopting proven systems offered by established vendors. We intend to continue to offer our customers the technology-based services they desire while availing ourselves of every opportunity to reduce expenses without affecting customer service.

     We believe maintaining a first-rate technological capability and continuing our efforts to develop a pervasive sales culture throughout our organization will be two of the most important factors in the success of our organization in the foreseeable future. The basics of our business are not changing all that much, but the way we do business is changing all the time. Consequently, we are always prepared to incorporate that which is new and better in our operations, while avoiding the undue risks of prematurely adopting that which is new before it has been demonstrated to also be better.

     In keeping with this philosophy, we incorporated a "shell" insurance agency during the fourth quarter. This step was permitted by recent changes to the Michigan Banking and Insurance Codes. Over time, we anticipate offering our customers a variety of insurance products. The sale of insurance products can be a source of additional fee income with a long-term potential comparable to the continuing

                       -6-
expansion of our trust activities. We are now offering trust services at all our affiliate banks, with excellent results. We see prospects for continued growth in the years ahead as more customers seek professional assistance in the management and allocation of their non-deposit financial assets.

     We are always looking for new sources of fee income, which will become increasingly important to all financial institutions in the years ahead. That is one of the reasons we are now working more closely with Capital BIDCO, Inc., in which we have had an investment since 1990, to see if we can help our business customers accelerate growth, finance acquisitions and restructure long-term debt. In some situations, this partnership might allow us to help customers in ways we could not alone, while providing new sources of fees.

     Several valued colleagues retired during 1995. Ronald Phillips, who had been president of Chemical Bank North since 1985 and a Chemical Financial Corporation affiliate employee for almost 30 years, retired under the provisions of our employees' retirement program on March 31. At the Annual Meeting in April, we noted the retirement of two affiliate directors. James S. Bicknell, III, left the board of Chemical Bank Michigan following 39 years of service. James B. Capitan, a director of Chemical Bank Key State, retired after serving that bank for seven years. We thank these gentlemen for their loyalty and contributions to the success of our organization and wish them good fortune in the years ahead.

     We are cautiously optimistic about our prospects in 1996. As it has been for a number of years, maintaining our net interest margin will be a significant challenge throughout the year. Our plan for success is not complicated. Use technology to improve customer service and reduce costs. Become better salespeople at all levels. Seek increased fee income by providing additional services. Use our affiliate bank officers and directors to keep us close to developments in our markets and maintain the confidence of the people and business organizations located there. And, most important, rely upon the good people who work for Chemical Financial Corporation to constantly do what is right ... for our customers, for the communities we serve and for our shareholders.

Sincerely,


/s/ Alan W. Ott
Alan W. Ott
Chairman, Chief Executive Officer and President

[NET OPERATING INCOME PER SHARE GRAPH]  [NET INCOME GRAPH]

[NET INCOME PER SHARE GRAPH]  [TOTAL ASSETS GRAPH]
                       -7-

THE COMPANY

Chemical Financial Corporation is a registered bank holding company headquartered in Midland, Michigan, that operates ten bank affiliates with eighty-five banking offices in twenty-four counties located generally across the midsection of Michigan's lower peninsula. All of the Corporation's subsidiary banks are state banks and offer the full range of services normally associated with commercial banking. The Corporation's lead bank is Chemical Bank and Trust Company, headquartered in Midland, Michigan. Trust services are provided by the lead bank directly to customers of the Corporation's other nine subsidiary banks through service agreements with each bank.

The Corporation also owns a bank-related company, CFC Data Corp, which provides data processing services to both the Corporation's subsidiary banks and non-affiliated business customers.

Because the Corporation is a bank holding company, its principal operations are conducted by its subsidiaries.

The Parent Company serves as controlling shareholder and maintains systems of financial, operational and administrative controls that permit centralized evaluation of subsidiary operations. The Parent Company also provides substantive assistance to its subsidiaries in selected functional areas including accounting, operations, marketing, investments, central purchasing, financial planning, internal auditing, loan quality control, training, compliance with regulatory requirements and personnel.

ANNUAL MEETING

The annual meeting of the shareholders will be held at the Midland Center for the Arts, Midland, Michigan, on Monday, April 15, 1996, at 2:00 P.M.

DIVIDEND REINVESTMENT

The Corporation offers a dividend reinvestment program through KeyCorp Shareholder Services, Inc., Cleveland, Ohio, whereby shareholders may reinvest their Chemical Financial Corporation dividends in additional shares of the Corporation's stock. Information concerning this optional program is available from the Corporate Secretary, Chemical Financial Corporation, P.O. Box 569, Midland, Michigan 48640. Telephone (517) 839-5350.

ADDITIONAL INFORMATION

Chemical Financial Corporation common stock is traded on the NASDAQ Stock Market. It is quoted daily in leading financial publications under the NASDAQ National Market Issues heading of the stock tables,

                       -8-
NASDAQ symbol: CHFC. As of December 31, 1995 there were four registered market makers of Chemical Financial Corporation common stock: A.G. Edwards & Sons, Inc., Stifel Nicolaus & Co., First of Michigan Corporation and Roney & Company. The approximate number of shareholders of record at December 31, 1995 was 3,500. Analysts, investors, and others seeking financial or general information about the Corporation are invited to contact Aloysius J. Oliver, Executive Vice President and Secretary, or Lori A. Gwizdala, Senior Vice President and Chief Financial Officer, Telephone (517) 839-5350.

EQUAL OPPORTUNITY EMPLOYERS

Chemical Financial Corporation and its subsidiaries are equal opportunity employers.

REGISTRAR & TRANSFER AGENTS

KeyCorp Shareholder Services, Inc.
Investment Management and
Trust Services Center
P.O. Box 6477
Cleveland, Ohio 44101

Chemical Bank and Trust Company
333 East Main Street
Midland, Michigan 48640

BOARD OF DIRECTORS

JAMES A. CURRIE
EDUCATOR

MICHAEL L. DOW
CHAIRMAN, GENERAL AVIATION, INC.

ALAN W. OTT
CHAIRMAN, CHIEF EXECUTIVE OFFICER
AND PRESIDENT

FRANK P. POPOFF
CHAIRMAN, THE DOW CHEMICAL COMPANY

LAWRENCE A. REED
RETIRED, DOW CORNING CORPORATION

WILLIAM S. STAVROPOULOS
PRESIDENT AND CHIEF EXECUTIVE OFFICER
THE DOW CHEMICAL COMPANY


                       -9-



OFFICERS

ALAN W. OTT
CHAIRMAN, CHIEF EXECUTIVE OFFICER
AND PRESIDENT

ALOYSIUS J. OLIVER
EXECUTIVE VICE PRESIDENT AND SECRETARY

LORI A. GWIZDALA
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
AND TREASURER

GLENN SWEENEY
VICE PRESIDENT AND CORPORATE AUDITOR

THEODORE J. GROENING
ASSISTANT VICE PRESIDENT AND ASSISTANT
FINANCIAL OFFICER

ROBERT S. RATHBUN
ASSISTANT VICE PRESIDENT AND CORPORATE LOAN
REVIEW AND COMPLIANCE OFFICER

JOSEPH W. TORRENCE
ASSISTANT VICE PRESIDENT AND CORPORATE
HUMAN RESOURCES OFFICER

SANDRA BARGERON
ASSISTANT VICE PRESIDENT AND AUDITOR

RUDOLPH R. RADOSA, JR.
AUDITOR

ROBERT E. SUTTON
LOAN REVIEW OFFICER


CORPORATE OFFICES

333 East Main Street
P.O. Box 569
Midland, Michigan 48640
Telephone: (517) 839-5350
Fax Number: (517) 839-5337





                      -10-

                            CHEMICAL BANK
                     A FAMILY OF COMMUNITY BANKS

                          FINANCIAL STRENGTH

     In today's world, FINANCIAL STRENGTH can be tenuous. But Chemical Financial Corporation and its Chemical Bank affiliates remain a rock-solid example of a community bank organization.

     Our core business is still to accept deposits and make loans. Our goal is to serve Michigan's smaller cities and towns where quality financial services are most needed; our strategy is to keep our overhead low, our services affordable. In doing so, we have experienced success and growth.

     Today's banking world is dominated by change - megamergers, interstate banking, the encroachment of nontraditional players on traditional banking roles. At Chemical Bank, we monitor these changes, adjust to them, but hold to our steady forward course. Our first task is to maintain our financial strength and growth. Because our first responsibility is to the communities and people we serve.

                           CUSTOMER SERVICE

     At Chemical Bank, CUSTOMER SERVICE takes on many forms - a friendly smile, a kind word, a desire to understand a customer's needs and a willingness to meet them. At Chemical Bank, customer service is COMMUNITY SERVICE, neighbor helping neighbor.

     But customer service goes beyond traditional courtesies at Chemical Bank with advanced technology to meet the demand for greater convenience, speed and access. Drive-thru windows, direct deposit, ATMs and now even a sophisticated bank-by-phone system.

     Customer service at Chemical Bank combines the human touch with the electronic without sacrificing the "community" in community banking.

                         COMMUNITY KNOWLEDGE

     At many rural Chemical Bank branches, representatives trained in agricultural finance help area farmers meet their goals. It is just one example of the COMMUNITY KNOWLEDGE that Chemical Bank affiliates use to help breathe life, as well as investment capital, into Mid-Michigan. Knowledge that area business people all too often cannot find at larger lending institutions.

     Chemical Bank's knowledge is an understanding of a community's people, resources and potential. This knowledge has led to the opening of hundreds of small businesses, the growth of others into some of the area's largest employers, and the satisfaction of thousands of
                      -11-
individual customers with very individual needs. Only a bank that knows its community is a community bank.

                          LOCAL INVOLVEMENT

     A decade ago, downtown Midland was in decline. Competition and age had robbed it of its vibrancy and attraction. But a group of civic and business leaders, including officers of Chemical Financial
Corporation, rallied to its defense.

     Community reinvestment is a legal requirement for all banks. At Chemical Bank, it is also an individual imperative. LOCAL INVOLVEMENT is vital to a community bank, because the quality of life of our communities and the Chemical Bank people who live there is interconnected.

     Today, Chemical Bank people across the state can point to dozens of community projects in which they've had a hand. They have helped make their communities better for themselves, their families, their neighbors, and the future. And, incidentally, today downtown Midland is a beautiful, busy and vital area.

                            CHEMICAL BANK
                     A FAMILY OF COMMUNITY BANKS

     Across the Lower Peninsula, from Big Rapids in the west to the farmlands of the Thumb, from Grayling in the north to Marshall in the south, Chemical Bank affiliates serve the citizens and communities of Michigan.

     Chemical Bank is a "family of community banks" providing a range of quality financial services. To serve the small cities and rural communities of Michigan is a conscious strategy of Chemical Financial Corporation, parent company of the 10 Chemical Bank affiliates.

     As a COMMUNITY BANK, Chemical Bank becomes a part of the communities it serves. The needs of residents become the local bank's routine; the prosperity of its industries becomes a key objective; the community's future becomes the affiliate's future.

     Chemical Bank is the epitome of a COMMUNITY BANK. Our goal is continued financial strength, which empowers both the corporation and the communities we serve. Our focus is on customer service; our strength is community knowledge. And our impulses are toward local involvement.

     Across the middle of Michigan, a family of community banks makes a difference in the lives of thousands and the economies upon which they rely. It is the family of Chemical Banks.


                      -12-
[PICTURE OF A CASH DRAWER]
[PICTURE OF A BUSINESS MEETING]
[PICTURE OF A SPRINKLER SYSTEM]
[PICTURE OF A YOUTH ORCHESTRA]

                         FINANCIAL STRENGTH

                         CUSTOMER KNOWLEDGE

                         COMMUNITY KNOWLEDGE

                          LOCAL INVOLVEMENT


                          CORPORATE NETWORK

          [CORPORATE LOCATIONS IN THE STATE OF MICHIGAN MAP]

CHEMICAL FINANCIAL CORPORATION

Chemical Financial Corporation is a bank holding company headquartered in Midland, Michigan, with total assets of $1.64 billion as of December 31, 1995. It is in the business of retail banking and related services through its 10 Chemical Bank affiliates and data processing services subsidiary.

Chemical Financial's principal markets for financial services are smaller communities across Mid-Michigan, as depicted on the map above. Chemical Financial operates 85 banking offices in 24 counties. As of December 31, 1995, the Corporation had 955 employees (on a full-time equivalent basis).

[C]  Chemical Bank main office locations.

[C] State Savings Bank of Caro proposed affiliation to be completed prior to June 30, 1996.

[Chemical Bank logo]













                      -13-
                   QUARTERLY FINANCIAL INFORMATION

STOCK PRICE RANGES AND CASH DIVIDENDS
                                           1995                                     1994
                                                         CASH                                    CASH
                              HIGH         LOW           DIV.         HIGH           LOW         DIV.
First quarter. . . .        $ 27.50      $ 25.50        $ .16       $ 28.00        $ 26.67      $ .14
Second quarter . . .          28.25        27.50          .16         26.67          25.33        .14
Third quarter. . . .          36.00        28.25          .18         26.00          24.33        .14
Fourth quarter . . .          39.00        36.00          .18         26.67          25.00        .14
                                                        $ .68                                   $ .56

Chemical Financial Corporation common stock is traded on the NASDAQ Stock Market under the symbol CHFC. The above table sets forth the range of bid prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent the actual transactions. As of December 31, 1995, there were 9,194,376 shares of Chemical Financial Corporation common stock issued and outstanding held by approximately 3500 shareholders of record.

The earnings of the Corporation's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual bank. See Note H to the Consolidated Financial Statements for a discussion of such limitations. Management expects the Corporation to declare and pay regular quarterly cash dividends on its common shares in 1996.

_____________________________________________________________________

SELECTED QUARTERLY FINANCIAL INFORMATION (Unaudited)
(In thousands, except per share data)
                                                    1995                                            1994
                                  FIRST      SECOND       THIRD      FOURTH       FIRST      SECOND       THIRD      FOURTH
                                 QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER
Interest income. . . . .         $25,585     $26,171     $26,473     $27,337     $23,668     $23,927     $23,795     $25,344
Interest expense . . . .          10,434      10,966      11,179      11,630       9,175       8,871       9,188       9,704
Net interest income               15,151      15,205      15,294      15,707      14,493      15,056      15,607      15,640
Provision for possible
  loan losses. . . . . .             250         240         260         303         264         269         278         270


                                      -14-
Investment securities
 gains (losses). . . . .                                                             115         152          (2)
Income before income
  taxes. . . . . . . . .           6,505       6,630       7,345       8,911       5,783       6,374       6,452       8,160
Net income . . . . . . .           4,394       4,498       4,910       5,929       4,054       4,398       4,347       5,469
Net income per share . .             .47         .49         .52         .64         .44         .47         .47         .59

[Chemical Bank logo]

                               CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME
                                                                              YEARS ENDED DECEMBER 31
                                                                         1995           1994           1993
                                                                        (In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans . . . . . . . . . . . . . . . . .           $ 62,732       $ 60,397       $ 61,995
Interest on investment securities:
 Taxable . . . . . . . . . . . . . . . . . . . . . . . . . .             36,015         31,881         35,084
 Tax-exempt. . . . . . . . . . . . . . . . . . . . . . . . .              2,003          2,171          2,106
                                TOTAL INTEREST ON SECURITIES             38,018         34,052         37,190
Interest on federal funds sold . . . . . . . . . . . . . . .              4,612          3,219          2,136
Interest on deposits with unaffiliated banks . . . . . . . .                204             66
                                       TOTAL INTEREST INCOME            105,566         97,734        101,321
INTEREST EXPENSE
Interest on deposits . . . . . . . . . . . . . . . . . . . .             41,824         35,041         39,714
Interest on short-term borrowings. . . . . . . . . . . . . .              1,552          1,159            837
Interest on long-term debt . . . . . . . . . . . . . . . . .                833            738            657
                                      TOTAL INTEREST EXPENSE             44,209         36,938         41,208
                                         NET INTEREST INCOME             61,357         60,796         60,113
Provision for possible loan losses - Note D. . . . . . . . .              1,053          1,081          1,089
NET INTEREST INCOME After Provision for
 Possible Loan Losses. . . . . . . . . . . . . . . . . . . .             60,304         59,715         59,024
OTHER INCOME
Trust department income. . . . . . . . . . . . . . . . . . .              2,681          2,616          2,332
Service charges on deposit accounts. . . . . . . . . . . . .              5,074          4,356          4,239
Other charges and fees for customer services . . . . . . . .              2,098          2,067          2,075
Revenue from data processing services. . . . . . . . . . . .              1,011          1,032          1,011
Gains on sales of loans. . . . . . . . . . . . . . . . . . .                526            188          1,082
Investment securities gains. . . . . . . . . . . . . . . . .                               265            437
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . .                303            356            306
                                          TOTAL OTHER INCOME             11,693         10,880         11,482
OPERATING EXPENSES
Salaries, wages and employee benefits. . . . . . . . . . . .             24,661         24,424         24,730
Occupancy expense - premises . . . . . . . . . . . . . . . .              3,924          3,935          3,851
Equipment rentals, depreciation and maintenance. . . . . . .              2,616          2,785          2,665
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . .             11,405         12,682         13,690
                                    TOTAL OPERATING EXPENSES             42,606         43,826         44,936

                                      -15-
INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES . . . . . . . . . . . . . . . . . . .             29,391         26,769         25,570
Federal income taxes . . . . . . . . . . . . . . . . . . . .              9,660          8,501          8,302
INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLES . . . . . . . . . . . . . .             19,731         18,268         17,268
Cumulative effect on prior years of change
 in accounting principles. . . . . . . . . . . . . . . . . .                                            2,000
                                                  NET INCOME           $ 19,731       $ 18,268       $ 19,268
PER COMMON SHARE - NOTE A:
Income before cumulative effect of change in
 accounting principles . . . . . . . . . . . . . . . . . . .           $   2.12       $   1.97       $   1.86
Cumulative effect on prior years of change
 in accounting principles. . . . . . . . . . . . . . . . . .                                              .22
Net income . . . . . . . . . . . . . . . . . . . . . . . . .           $   2.12       $   1.97       $   2.08

Cash dividends . . . . . . . . . . . . . . . . . . . . . . .           $    .68       $    .56       $    .51

See notes to consolidated financial statements.
































                      -16-
                               CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                                                                  DECEMBER 31
                                                                           1995                  1994
                                                                                 (In thousands)
ASSETS
Cash and demand deposits due from banks. . . . . . . . . . . .          $   88,054           $   83,456
Federal funds sold . . . . . . . . . . . . . . . . . . . . . .              80,100               67,100
Interest bearing deposits with unaffiliated banks. . . . . . .               2,981                2,967
Investment securities - Notes A and C:
   Held to maturity (estimated market value
   $365,516,000 in 1995 and $271,107,000
   in 1994). . . . . . . . . . . . . . . . . . . . . . . . . .             360,864              280,962
 Available for sale (at estimated market value). . . . . . . .             341,670              382,569
                                   Total investment securities             702,534              663,531
Loans - Note D . . . . . . . . . . . . . . . . . . . . . . . .             738,716              740,176
 Less: Allowance for possible loan losses. . . . . . . . . . .              15,678               15,095
                                                     Net loans             723,038              725,081
Premises and equipment - Note A. . . . . . . . . . . . . . . .              19,821               20,942
Accrued income . . . . . . . . . . . . . . . . . . . . . . . .              15,060               14,121
Other assets . . . . . . . . . . . . . . . . . . . . . . . . .              12,292               16,219
                                                  TOTAL ASSETS          $1,643,880           $1,593,417


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest bearing . . . . . . . . . . . . . . . . . . . . .          $  208,377           $  196,654
 Interest bearing. . . . . . . . . . . . . . . . . . . . . . .           1,188,889            1,170,047
                                                Total deposits           1,397,266            1,366,701
Short-term borrowings:
 Treasury tax and loan notes payable to the
   U.S. Treasury . . . . . . . . . . . . . . . . . . . . . . .               7,084                9,849
 Securities sold under agreements to repurchase. . . . . . . .              28,139               31,173
                                                                            35,223               41,022
Interest payable and other liabilities . . . . . . . . . . . .              13,767               11,915
Long-term debt - Note G. . . . . . . . . . . . . . . . . . . .              12,080               12,099
                                             Total liabilities           1,458,336            1,431,737
Shareholders' equity - Notes H and I:
 Common stock, $10 par value:
   Authorized - 15,000,000 shares
   (10,000,000 at December 31, 1994)
   Issued and outstanding - 9,194,376 shares
   in 1995 and 6,091,971 shares in 1994. . . . . . . . . . . .              91,944               60,920
 Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . .              57,918               57,770




                                      -17-
 Retained earnings . . . . . . . . . . . . . . . . . . . . . .              34,307               51,279
   Unrealized net gain (loss) on investment
   securities available for sale . . . . . . . . . . . . . . .               1,375               (8,289)
                                    Total shareholders' equity             185,544              161,680
                    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $1,643,880           $1,593,417

See notes to consolidated financial statements.












































                      -18-
                               CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                            YEARS ENDED DECEMBER 31
                                                                      1995          1994            1993
                                                                     (In thousands, except per share data)
OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . .       $  19,731     $  18,268      $  19,268
Adjustments to reconcile net income
 to net cash provided by operating activities:
   Cumulative effect of change in accounting
     principles. . . . . . . . . . . . . . . . . . . . . . .                                       (2,000)
   Provision for possible loan losses. . . . . . . . . . . .           1,053         1,081          1,089
   Provision for depreciation and amortization . . . . . . .           2,730         2,876          2,729
   Investment securities gains . . . . . . . . . . . . . . .                          (265)          (437)
   Deferred income tax credits . . . . . . . . . . . . . . .            (180)         (175)          (930)
   Net amortization of investment securities . . . . . . . .           2,191         3,163          4,274
   Net (increase) decrease in accrued income and
     other assets  . . . . . . . . . . . . . . . . . . . . .            (748)         (192)         1,409
   Net increase (decrease) in interest payable
     and other liabilities . . . . . . . . . . . . . . . . .           1,783          (222)          (725)
                   NET CASH PROVIDED BY OPERATING ACTIVITIES          26,560        24,534         24,677
INVESTING ACTIVITIES
Cash and cash equivalents assumed in
 acquisition of branch offices . . . . . . . . . . . . . . .          14,661         8,273
Net increase in interest bearing deposits with
 unaffiliated banks. . . . . . . . . . . . . . . . . . . . .             (14)       (2,967)
Proceeds from maturities of investment securities held
 to maturity - Note C. . . . . . . . . . . . . . . . . . . .          13,574        16,865        190,229
Proceeds from sales of investment securities - Note C. . . .                                       32,399
Purchases of investment securities held to
 maturity - Note C . . . . . . . . . . . . . . . . . . . . .         (93,040)      (65,070)      (248,654)
Proceeds from maturities of investment securities
 available for sale - Note C . . . . . . . . . . . . . . . .         201,593       267,876
Proceeds from sales of investment securities
 available for sale - Note C . . . . . . . . . . . . . . . .                        58,972
Purchases of investment securities available
 for sale - Note C . . . . . . . . . . . . . . . . . . . . .        (148,454)     (278,387)
Net (increase) decrease in loans . . . . . . . . . . . . . .             490       (29,034)        (1,303)
Purchases of premises and equipment. . . . . . . . . . . . .          (1,081)       (1,437)        (1,611)
                       NET CASH USED IN INVESTING ACTIVITIES         (12,271)      (24,909)       (28,940)
FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW
     accounts and savings accounts . . . . . . . . . . . . .         (11,017)      (40,766)        44,881
Net increase (decrease) in certificates of
     deposit and other time deposits . . . . . . . . . . . .          25,691        28,198        (42,271)



                                      -19-
Net increase (decrease) in short-term borrowings . . . . . .          (5,799)        4,906            790
Proceeds from debt refinancing . . . . . . . . . . . . . . .                                       14,000
Principal payments on long-term debt . . . . . . . . . . . .             (19)       (2,005)       (16,033)
Cash dividends paid. . . . . . . . . . . . . . . . . . . . .          (6,236)       (5,111)        (4,516)
Proceeds from stock purchase plan. . . . . . . . . . . . . .             236           243            195
Proceeds from exercise of stock options. . . . . . . . . . .             453           229            275
         NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           3,309       (14,306)        (2,679)
            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          17,598       (14,681)        (6,942)
              Cash and cash equivalents at beginning of year         150,556       165,237        172,179
                    CASH AND CASH EQUIVALENTS AT END OF YEAR       $ 168,154     $ 150,556      $ 165,237

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
Interest paid on deposits, short-term borrowings and
 long-term debt. . . . . . . . . . . . . . . . . . . . . . .       $  43,301     $  36,832      $  42,081
Federal income taxes paid. . . . . . . . . . . . . . . . . .           9,183         9,220          9,170

See notes to consolidated financial statements.

































                      -20-
                               CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                                    YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                                                                                UNREALIZED
                                                                                              NET GAIN (LOSS)
                                                                                               ON INVESTMENT
                                                                                                SECURITIES
                                                      COMMON                      RETAINED      AVAILABLE
                                                      STOCK         SURPLUS       EARNINGS       FOR SALE        TOTAL
                                                                               (In thousands)
BALANCES AT DECEMBER 31, 1992. . . . . . . .         $ 48,821      $ 48,088      $ 44,332                      $141,241
Stock split - 6 for 5. . . . . . . . . . . .            8,620                      (8,620)
Net income for 1993. . . . . . . . . . . . .                                       19,268                        19,268
Cash dividends paid. . . . . . . . . . . . .                                       (4,516)                       (4,516)
Shares issued upon exercise of employee
 stock options (including related tax
 benefit). . . . . . . . . . . . . . . . . .              269            12                                         281
Shares issued from stock purchase plan . . .               29            76                                         105
BALANCES AT DECEMBER 31, 1993. . . . . . . .           57,739        48,176        50,464                       156,379
Stock dividend - 5%. . . . . . . . . . . . .            2,887         9,455       (12,342)
Net income for 1994. . . . . . . . . . . . .                         18,268                                      18,268
Cash dividends paid. . . . . . . . . . . . .                         (5,111)                                     (5,111)
Shares issued upon exercise of employee
 stock options (including related tax
 benefit). . . . . . . . . . . . . . . . . .              248           (10)                                        238
Shares issued from stock purchase plan . . .               46           149                                         195
Adjustment to beginning balance for change
    in accounting method - Notes A and C                                                         $  4,138         4,138
Change in unrealized gains and (losses) on
    investment securities available for sale                                                      (12,427)      (12,427)
BALANCES AT DECEMBER 31, 1994. . . . . . . .           60,920        57,770        51,279          (8,289)      161,680
Stock split - 3 for 2. . . . . . . . . . . .           30,467                     (30,467)
Net income for 1995. . . . . . . . . . . . .                                       19,731                        19,731
Cash dividends paid. . . . . . . . . . . . .                                       (6,236)                       (6,236)
Shares issued upon exercise of employee
 stock options (including related tax
 benefit). . . . . . . . . . . . . . . . . .              465            (6)                                        459
Shares issued from stock purchase plan . . .               92           154                                         246
Change in unrealized gains and (losses) on
 investment securities available for sale                                                           9,664         9,664
BALANCES AT DECEMBER 31, 1995. . . . . . . .         $ 91,944      $ 57,918      $ 34,307        $  1,375      $185,544

See notes to consolidated financial statements.





                      -21-
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Chemical Financial
Corporation and its subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates.
Significant accounting policies of Chemical Financial Corporation (the Corporation) and its subsidiaries are described below:

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION:
The consolidated financial statements of the Corporation include the accounts of the parent company and its subsidiaries, all of which are wholly-owned. All significant income and expenses are recorded on the accrual basis. Intercompany accounts and transactions have been eliminated in preparing the consolidated statements.

CASH AND CASH EQUIVALENTS:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from unaffiliated banks and federal funds sold. Generally, federal funds are sold for one-day periods.

INVESTMENT SECURITIES AVAILABLE FOR SALE:
Effective January 1, 1994, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Investment securities available for sale include those securities which might be sold as part of the Corporation's management of interest rate and prepayment risk, in response to changes in interest rates, or a desire to increase liquidity.

In accordance with the provisions of SFAS 115, beginning January 1, 1994, investment securities available for sale are stated at estimated market value, with the aggregate unrealized gains and losses, net of income taxes, classified as a component of shareholders' equity. Prior to January 1, 1994, all investment securities were carried at cost adjusted for the amortization of premium and accretion of discount over the terms of the securities. Realized gains and losses from the sale of investment securities available for sale are determined using the specific identification method and are classified as other income in the consolidated statement of income.

On July 1, 1994, the Corporation reassessed its position relative to the January 1, 1994 classification of $182 million of U.S. Treasury securities, maturing in 1996 and 1997, as available for sale, and reclassified these investment securities to the held to maturity category. As of July 1, 1994, the aggregate net unrealized loss on these U.S. Treasury securities of approximately $6 million was accounted for as a component of shareholders' equity and is being amortized over the remaining lives of the securities as a yield adjustment. This reclassification had no impact on 1994 net income and will not have any impact on future net income. This reclassification was based on the Corporation's then current and anticipated future liquidity needs, the then current level of interest rates and the Corporation's assumptions related to future interest rate trends.

INVESTMENT SECURITIES HELD TO MATURITY:
Designation as an investment security held to maturity is generally made at the time of acquisition and is based on the Corporation's intent and ability to hold the security to maturity. Securities held to maturity are stated at cost adjusted for the amortization of premium and accretion of discount to maturity, with the exception of $182 million of U.S. Treasury securities reclassified on July 1, 1994 from the available for sale to the held to maturity investment security category. The aggregate net unrealized loss of approximately $6 million on these reclassified securities was accounted for as component of shareholders' equity and is being amortized over the remaining lives of the securities as a yield adjustment.

LOANS:
Loans are stated at their principal amount outstanding, net of unearned income. Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. Loan interest income is recognized on the accrual basis. A loan is placed in the nonaccrual category when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection, or when in the opinion of management, there is sufficient reason to doubt the collectability of future principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed in nonaccrual status. The future recognition of interest income on a nonaccrual loan is on the cash basis.

Payments received on nonaccrual loans are recorded as principal reductions if principal repayment is doubtful. Loans are returned to accrual status when principal and interest payments are brought current and collectability is no longer in doubt. Interest income on restructured loans is recognized according to the terms of the restructure, subject to the above described nonaccrual policy.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLOWANCE FOR POSSIBLE LOAN LOSSES:
The allowance for possible loan losses is maintained at a level that, in management's judgment, is considered to be adequate to provide for potential loan losses. Management's evaluation is based on a continuing review of the loan portfolio, including consideration of actual loan loss experience, prospective financial condition of the borrowers, balance of the loan portfolio, loan growth forecasts, and current and prospective economic conditions.

PREMISES AND EQUIPMENT:
Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 35 years for buildings and 3 to 15 years for equipment.

A summary of premises and equipment at December 31, follows:

                                                           1995               1994
                                                                (In thousands)
Bank premises. . . . . . . . . . . . . . . . . .         $ 27,256          $ 27,798
Equipment. . . . . . . . . . . . . . . . . . . .            9,746             9,476
                                                           37,002            37,274
Less: Accumulated depreciation . . . . . . . . .           17,181            16,332
                                           Total         $ 19,821          $ 20,942

INTANGIBLE ASSETS:
Goodwill, representing the cost of investments in subsidiaries in excess of the fair value of identifiable net assets at acquisition, is being amortized over twenty years. Other acquired intangible assets, such as those associated with acquired core deposits, are being amortized over periods of between five and twenty years.

INCOME TAXES:
The Corporation files a consolidated income tax return and is responsible for the payment of any tax liability of the consolidated organization. Income tax expense is based on income, as reported in the financial statements. When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided for in the financial statements. The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), in the first quarter of 1993. A fundamental aspect of SFAS 109 is that deferred taxes are adjusted currently to recognize the effects of changes in tax law, including tax rate changes. The Corporation previously accounted for income taxes under the deferred method required by Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes." Upon adoption of SFAS 109, the

Corporation recorded an after tax gain of approximately $2,500,000, primarily attributable to the accelerated recognition of unused tax benefits, as permitted by the Statement. Prior year financial statements were not restated.

PER SHARE AMOUNTS:
Primary net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares consist of net shares issuable under stock options outstanding. Fully diluted net income per share has not been presented on the basis that it is not material. The weighted average number of common shares used to compute earnings per share was 9,313,876 in 1995, 9,268,718 in 1994 and 9,258,257 in 1993.

NOTE B - ACQUISITIONS

On September 22, 1995, the Corporation acquired a branch banking office in Belding, Michigan from First of America Bank-Michigan, N.A. Total deposits of approximately $16 million were assumed and merged into an existing affiliate, Chemical Bank Montcalm. The transaction was accounted for by the purchase method of accounting. The amount assigned to core deposit intangibles was $1.1 million.

On June 9, 1994, the Corporation acquired a branch banking office in Edenville, Michigan from First of America Bank-Mid Michigan, N.A. and on September 16, 1994 the Corporation assumed the deposit liabilities of the Freeland, Michigan office of Standard Federal Bank. Total deposits of approximately $8.3 million were assumed in these transactions. All deposits were merged into an existing affiliate, Chemical Bank and Trust Company, and accounted for by the purchase method of accounting. Amounts assigned to core deposit intangibles in conjunction with the recording of these acquisitions were not material.

On October 21, 1993, the Corporation completed its acquisition of Key State Bank ("Key"), now Chemical Bank Key State, in Owosso, Michigan, by exchanging 900,767 shares of the Corporation's common stock, adjusted for the subsequent stock dividend and stock split, for all of the outstanding common stock of Key. The merger was accounted for as a pooling of interests and, therefore, the historical financial statements have been restated to include the results of Key for all periods presented.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - INVESTMENT SECURITIES

The following tables summarize the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31 of each year:

                                                          AVAILABLE FOR SALE INVESTMENT SECURITIES
                                                  1995                                               1994
                                             GROSS     GROSS       ESTIMATED                   GROSS      GROSS       ESTIMATED
                               AMORTIZED  UNREALIZED UNREALIZED     MARKET      AMORTIZED   UNREALIZED  UNREALIZED      MARKET
                                 COST        GAINS     LOSSES       VALUE          COST        GAINS      LOSSES        VALUE
                                                                        (In thousands)
U.S. Treasury
 and agency
 securities. . . . . . .       $324,743      $3,543      $214      $328,072      $378,687      $ 53      $ 8,081      $370,659
Mortgage-backed
 securities. . . . . . .          3,198          64                   3,262         4,260         6           92         4,174
Other debt
 securities. . . . . . .          9,020          82        15         9,087         6,785                    265         6,520
   Total debt
     securities. . . . .        336,961       3,689       229       340,421       389,732        59        8,438       381,353
Equity securities  . . .            971         278                   1,249           971       245                      1,216
                   Total       $337,932      $3,967      $229      $341,670      $390,703      $304      $ 8,438      $382,569

                                                            HELD TO MATURITY INVESTMENT SECURITIES
                                                  1995                                               1994
                                             GROSS     GROSS       ESTIMATED                   GROSS      GROSS       ESTIMATED
                               AMORTIZED  UNREALIZED UNREALIZED     MARKET      AMORTIZED   UNREALIZED  UNREALIZED      MARKET
                                 COST        GAINS     LOSSES       VALUE          COST        GAINS      LOSSES        VALUE
                                                                        (In thousands)
U.S. Treasury
     and agency
 securities. . . . . . .       $321,685      $4,275      $628      $325,332      $237,568                $ 9,463      $228,105
States of the U.S.
 and political
 subdivisions. . . . . .         38,468       1,063        89        39,442        42,473      $431          818        42,086
Mortgage-backed
 securities. . . . . . .            711          31                     742           921                      5           916
                   Total       $360,864      $5,369      $717      $365,516      $280,962      $431      $10,286      $271,107

The amortized cost of U.S. Treasury and U.S. agencies, States of the U.S. and political subdivisions and all other securities at December 31, 1993 were $607,239,000, $48,003,000 and $24,195,000, respectively, whereas the estimated market values of these three categories of investments at December 31, 1993 were $613,175,000, $50,230,000 and
$24,683,000, respectively.

During 1994 and 1993, the Corporation sold U.S. Treasury securities with estimated market values at the date of sale of approximately $59 million and $32 million, respectively. The gross realized gains on such sales totaled $265,000 and $437,000, respectively. The securities sold during 1994 were classified as available for sale. All of the securities sold during 1994 and 1993 were scheduled to mature later in that year. The Corporation sold these investment securities in both of these years to take advantage of the unusually steep yield curve that prevailed in the bond market at that time and reinvested the proceeds in U.S. Treasury securities with maturities of between two and three years.

The amortized cost and estimated market value of debt and equity securities at December 31, 1995, by contractual maturity for both available for sale and held to maturity investment securities follows:

                                                            AVAILABLE FOR SALE
                                                                         ESTIMATED
                                                        AMORTIZED          MARKET
                                                          COST             VALUE
                                                              (In thousands)
 Due in one year or less . . . . . . . . . . . .       $ 101,169         $ 101,414

 Due after one year through five years . . . . .         232,594           235,745

 Mortgage-backed securities. . . . . . . . . . .           3,198             3,262

 Equity securities . . . . . . . . . . . . . . .             971             1,249
                                           Total       $ 337,932         $ 341,670


















                      -27-
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             HELD TO MATURITY
                                                                         ESTIMATED
                                                        AMORTIZED          MARKET
                                                          COST             VALUE
                                                              (In thousands)
 Due in one year or less . . . . . . . . . . . .       $ 192,911         $ 194,177

 Due after one year through five years . . . . .         156,891           159,820

 Due after five years through ten years. . . . .           8,669             9,066

 Due after ten years . . . . . . . . . . . . . .           1,682             1,711

 Mortgage-backed securities. . . . . . . . . . .             711               742
                                           Total       $ 360,864         $ 365,516

Investment securities with a book value of $98.1 million at December 31, 1995 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 1994, the corresponding amount was $93.6 million.

NOTE D - LOANS

The following summarizes loans as of December 31:

                                                        1995               1994
                                                             (In thousands)
Commercial and agricultural. . . . . . . . . .       $ 116,630          $ 119,533
Real estate construction . . . . . . . . . . .          16,195             19,239
Real estate mortgage . . . . . . . . . . . . .         454,591            449,086
Installment. . . . . . . . . . . . . . . . . .         151,300            152,318
                                         Total       $ 738,716          $ 740,176

The Corporation's subsidiary banks have extended loans to directors and officers and their associates of the Corporation and of the Corporation's significant subsidiaries. The loans were made in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time, and did not involve more than the normal risk of collectability. The aggregate loans outstanding to the directors and officers of the Corporation and its


                      -28-

significant subsidiaries totaled $21,062,000 at December 31, 1995 and $22,131,000 at December 31, 1994. During 1995, there were $21,616,000 of new loans and other additions, while repayments and other reductions totaled $22,685,000.

Changes in the Allowance for Possible Loan Losses were as follows for the years ended December 31:

                                                  1995           1994          1993
                                                            (In thousands)
Balance at beginning of year . . . . . . .      $ 15,095      $ 14,383      $ 13,805
 Provision charged to operations . . . . .         1,053         1,081         1,089
 Loan charge-offs. . . . . . . . . . . . .          (645)         (595)         (868)
 Loan recoveries . . . . . . . . . . . . .           175           226           357
   Net loan charge-offs  . . . . . . . . .          (470)         (369)         (511)
Balance at end of year . . . . . . . . . .      $ 15,678      $ 15,095      $ 14,383

Nonaccrual and renegotiated loans aggregated $1.7 million and $2.8 million at December 31, 1995 and 1994, respectively. Interest income totaling $113,000 was recorded on the nonaccrual and renegotiated loans in 1995. Additional interest income of $186,000 would have been recorded during 1995 on these loans had they been current in accordance with their original terms.

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS No. 118, was adopted January 1, 1995. These statements consider a loan impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. The adoption of these accounting standards had no effect on the financial position or results of operations of the Corporation. Impaired loans totaled $471,000 as of December 31, 1995 and required an impairment allowance of $200,000 in accordance with SFAS 114. The remaining impaired loan balance represented loans for which the fair value exceeded the recorded investment in the loan, based on fair value of the related collateral.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - FEDERAL INCOME TAXES

The difference between the federal statutory income tax rate and the Corporation's effective income tax rate is primarily due to tax-exempt interest on investments and loans. A reconciliation of the statutory tax rate to the effective tax rate is shown below for the years ended December 31:


                      -29-

                                          1995                     1994                      1993
                                               PERCENT                   PERCENT                   PERCENT
                                              OF PRETAX                 OF PRETAX                 OF PRETAX
                                    AMOUNT     INCOME       AMOUNT       INCOME       AMOUNT       INCOME
                                                           (Dollars in thousands)
Tax at statutory rate. . . .       $10,286       35%       $ 9,369         35%       $ 8,950         35%
Changes resulting from:
 Tax-exempt income . . . . .          (791)    (2.7)          (864)      (3.2)          (877)      (3.4)
 Other . . . . . . . . . . .           165       .6             (4)                      229         .9
Total federal income
 tax expense . . . . . . . .       $ 9,660     32.9%       $ 8,501       31.8%       $ 8,302       32.5%

The provision for federal income taxes consists of the following for the years ended December 31:

                                                   1995          1994          1993
                                                            (In thousands)
Current. . . . . . . . . . . . . . . . .         $ 9,840       $ 8,676       $ 9,232
Deferred credit. . . . . . . . . . . . .            (180)         (175)         (930)
                                                 $ 9,660       $ 8,501       $ 8,302

The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), effective January 1, 1993. The statement requires the use of the liability method of accounting for deferred income taxes. As permitted under SFAS 109, prior years' financial statements have not been restated. The Corporation recorded an after tax gain for the cumulative effect of the adoption of SFAS 109 of $2,500,000 in the first quarter of 1993. The cumulative effect adjustment primarily resulted from the accelerated recognition of unused tax benefits.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:







                      -30-

                                                             1995             1994
                                                                 (In thousands)
Deferred tax assets:
 Allowance for possible loan losses. . . . . . . . .       $ 4,179          $ 3,958
 Unrealized net loss on investment
   securities available for sale . . . . . . . . . .                          4,463
 Employee benefit plans. . . . . . . . . . . . . . .         1,425            1,641
 Expense accruals not yet tax deductible . . . . . .           955              881
 Other . . . . . . . . . . . . . . . . . . . . . . .           435              547
   Total deferred tax assets . . . . . . . . . . . .         6,994           11,490
Deferred tax liabilities:
 Unrealized net gain on investment
   securities available for sale . . . . . . . . . .           740
 Tax over book depreciation. . . . . . . . . . . . .           706              786
 Other . . . . . . . . . . . . . . . . . . . . . . .           438              571
   Total deferred tax liabilities. . . . . . . . . .         1,884            1,357
Net deferred tax assets. . . . . . . . . . . . . . .       $ 5,110          $10,133

Federal income taxes applicable to gains on securities transactions amounted to $93,000 in 1994 and $153,000 in 1993 and are included in federal income taxes on the consolidated statement of income.

NOTE F - PENSION AND POSTRETIREMENT BENEFITS

The Corporation has a noncontributory defined benefit pension plan ("Plan") covering all of its salaried employees. Normal retirement benefits are based on years of service and the employee's average annual pay of the five highest consecutive years during the ten years preceding retirement. The Corporation's funding strategy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Plan's funded status and amounts recognized in the Corporation's statement of financial position at December 31:








                      -31-

                                                              1995          1994
                                                                (In thousands)
Actuarial present value of benefit obligations:
 Accumulated benefit obligation,
   including vested benefits
   of $15,654,000 in 1995 and
   $12,328,000 in 1994 . . . . . . . . . . . . . .          $ 17,532       $ 13,975

 Projected benefit obligation for service
   rendered to date. . . . . . . . . . . . . . . .          $ 24,619       $ 19,179
Plan assets at fair value. . . . . . . . . . . . .            30,403         24,477
Plan assets in excess of projected
 benefit obligation. . . . . . . . . . . . . . . .             5,784          5,298
Unrecognized amortization of transition
 amount. . . . . . . . . . . . . . . . . . . . . .              (981)        (1,159)
Other. . . . . . . . . . . . . . . . . . . . . . .            (2,996)        (2,918)
Prepaid pension expense recognized in
 the statement of financial position . . . . . . .          $  1,807       $  1,221

                                                          YEARS ENDED DECEMBER 31
                                                     1995           1994         1993
                                                              (In thousands)
Pension expense includes the
 following components:
 Service cost - benefits earned
   during the period . . . . . . . . . . .        $  1,051       $  1,257      $ 1,084
 Interest cost on projected
   benefit obligation. . . . . . . . . . .           1,513          1,401        1,318
 Actual return on plan assets. . . . . . .          (5,759)          (171)      (1,669)
 Net amortization and deferral . . . . . .           3,453         (1,884)        (135)
 Pension expense . . . . . . . . . . . . .        $    258       $    603      $   598

Plan assets consist primarily of listed stocks, U.S. Government securities, common stock of the Corporation (109,508 shares at December 31, 1995) and investments in common trust funds of Chemical Bank and Trust Company (the Corporation's major subsidiary). These common trust funds consist of listed stocks and fixed income securities, primarily U.S. Treasury notes.





                      -32-
The weighted-average discount rates of 7.0% at December 31, 1995 and 8.0% at December 31, 1994 and the increase in future compensation levels of 6.0% at December 31, 1995 and December 31, 1994 were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on plan assets was 8% in 1995, 1994 and 1993.

In addition to the Corporation's defined benefit pension plan, the Corporation provides postretirement medical and dental (to age 65) benefits to salaried employees. Beginning January 1, 1994, eligibility for such benefits was age 55 (age 60 prior to January 1, 1994) with at least ten years of service with the Corporation or its subsidiaries. Retirees are required to make contributions toward the cost of their benefits based on their years of credited service and age at retirement. Retiree contributions are adjusted annually. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions, deductibles, copayments and coinsurance. The Corporation reserves the right to amend, modify or terminate these benefits at any time.

In 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The Statement requires accounting for postretirement benefits other than pensions on the accrual basis, which necessitates measurement of the obligation to provide these future benefits and the accrual of such cost during the employees years of service. As of January 1, 1993, the Corporation determined the accumulated obligation for retiree medical benefits to be $2,469,000. The Corporation expensed $750,000 in 1992 and $350,000 annually in years 1989-1991 for a total of $1,800,000 toward this obligation. Upon adoption of SFAS 106, the Corporation elected to immediately recognize the net transition obligation of $669,000 related to postretirement medical benefits, rather than to amortize the net transition obligation over future periods. This resulted in an after tax charge to 1993 net income of approximately $500,000, which was accounted for as a cumulative effect on prior years of a change in accounting principle.

The following table presents the Corporation's postretirement benefit obligation reconciled with amounts recognized in the statement of financial position at December 31:










                      -33-

                                                        1995              1994
                                                             (In thousands)
Accumulated postretirement benefit obligation:
 Retirees. . . . . . . . . . . . . . . . . . . .       $  827           $  940
 Fully eligible active plan participants . . . .          506              469
 Other active plan participants. . . . . . . . .        1,310            1,455
                                                        2,643            2,864
   Unrecognized net gain . . . . . . . . . . . .          528               74
Accrued postretirement benefit cost. . . . . . .       $3,171           $2,938

The Corporation's postretirement benefit obligation is nonfunded.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - CONTINUED

Net periodic postretirement benefit cost includes the following components for the years ended December 31:

                                                         1995         1994
                                                           (In thousands)
Service cost - benefits earned during
 the period. . . . . . . . . . . . . . . . . . .        $ 133        $ 140
Interest cost on accumulated benefit
 obligation. . . . . . . . . . . . . . . . . . .          199          186
Net amortization and deferral. . . . . . . . . .          (18)          (4)
Net periodic postretirement benefit cost . . . .        $ 314        $ 322

At December 31, 1995, the weighted average annual assumed rates of increase in the per capita cost of covered benefits (i.e., medical and dental care cost trend rates) for 1996 were 9.67% for medical benefits and 7.33% for dental benefits and are both assumed to decrease uniformly to 5% in 2003 and remain at that level thereafter. At December 31, 1994, the assumed 1995 medical and dental cost trend rates were 10.50% and 7.83%, respectively, and were both assumed to decrease uniformly to 6.5% in 2003 and remain at that level thereafter. The medical and dental care cost trend rate assumptions have a significant effect on the amounts reported. For example, increasing both the assumed medical and dental care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 and 1994 by 18.2% and 18%, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by 20.8%.
                      -34-

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 8.0% at December 31, 1995 and 1994, respectively.

NOTE G - LONG-TERM DEBT

Long-term debt consisted of the following obligations:

                                                                DECEMBER 31
                                                           1995             1994
                                                               (In thousands)
Chemical Financial Corporation:
 Term note payable to unaffiliated
 bank (6.625% at December 31, 1995). . . . . . . .       $ 12,000         $ 12,000
Subsidiaries:  Other notes payable . . . . . . . .             80               99
                                             Total       $ 12,080         $ 12,099

Principal payments on this term note payable are due as follows:
$7,000,000 in December 1999 and $5,000,000 in December 2000. Interest on the term note payable is computed based upon one of three alternative interest rate methods, which is elected by the Corporation at the beginning of each interest period for 1, 3, 6 or 12 month intervals. The three alternative interest rate methods are based upon the prime rate of the unaffiliated bank, the Eurodollar rate or the domestic certificate of deposit rate of the unaffiliated bank. The $12,000,000 loan agreement includes various restrictions and covenants pertaining to capital, earnings and additional indebtedness and is secured by the stock of two of the Corporation's subsidiary banks.

NOTE H - RESTRICTED ASSETS AND DIVIDEND LIMITATIONS OF SUBSIDIARY
BANKS

Banking regulations require that banks maintain cash reserve balances in vault cash or with the Federal Reserve or certain other qualifying banks. The aggregate average amount of such reserve balances maintained by the Corporation's subsidiary banks was $14.5 million for the year ended December 31, 1995.

Banking regulations also limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 1995, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Consequently, subsidiary dividends are the principal source of funds for the Corporation. The payment of dividends by member banks of the Federal Reserve System, without federal regulatory approval, is limited to the current year's retained net income plus retained net income for the preceding two years, less any required transfers to surplus. State chartered non-member banks have additional dividend restrictions, including a requirement that surplus amount to at least 20% of capital stock after payment of a dividend. At January 1, 1996, approximately $26.9 million was available for payment of dividends to the Corporation without regulatory approval. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

NOTE I - STOCK OPTION PLAN

The Chemical Financial Corporation stock option plan provides for the granting of options, incentive stock options, stock appreciation rights, deferred stock or a combination thereof. At December 31, 1995, there were a total of 97,472 shares available for the granting of future awards under the Corporation's 1987 Plan. The plan provides that the option price shall not be less than fair market value at the date of grant, options become exercisable between one and five years from the date of grant as determined by the Compensation Committee of the Board of Directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options.

Options granted may include an appreciation right that entitles the awardee to receive a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the expiration date of the option, by the market price of a single share. As of December 31,

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1995, there were no outstanding options with stock appreciation rights. During 1995, 400 options to purchase shares were granted at a price of $30.75 per share, which first are exercisable at various dates from July 17, 1996 through July 17, 2000. Options were exercised for 70,373 shares in 1995 (at $11.33 - $29.44 per share), 67,687 shares in 1994
(at $9.99 - $16.93 per share) and 67,573 shares in 1993 (at $6.35 -
$16.93 per share). At December 31, 1995, there were outstanding options to purchase 316,678 shares (388,048 shares at December 31, 1994), exercisable at prices ranging from $11.33 - $30.75 per share and expiring at various dates from 1996 to 2005.

NOTE J - COMMITMENTS AND OTHER MATTERS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Historically, the majority of the commitments have not been drawn upon, and therefore do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties. Standby letters of credit are conditional commitments issued generally by the Corporation to guarantee the performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. The Corporation at any point in time also has approved but undisbursed loans. The majority of these undisbursed loans will convert to a booked loan within a three month period.

Loan commitments, standby letters of credit and undisbursed loans were $95 million, $3.1 million and $31 million, respectively, at December 31, 1995 and $93 million, $3.1 million and $21 million, respectively, at December 31, 1994. Most of the loan commitments and standby letters of credit at December 31, 1995 expire one year from their contract date, except for $12.7 million which extend for more than five years.

The Corporation's loan commitments, standby letters of credit and undisbursed loans have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive any fees in connection with these agreements.

There are no material lease rental payments or noncancelable lease commitments outstanding at December 31, 1995.

Expenses included in the category of "Other" operating expenses which were in excess of 1% of interest and other income were Federal Deposit Insurance Corporation (FDIC) premium expense which totaled $1,561,000 in 1995, $2,834,000 in 1994 and $3,092,000 in 1993 and stationery and supplies expense which totaled $1,193,000 in 1994 and $1,135,000 in 1993.

NOTE K - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires disclosures about the estimated fair values of the Corporation's financial instruments. The Corporation utilized quoted market prices, where available, to compute the fair value of its financial instruments. In cases where quoted market prices were not available, the Corporation used present value methods to estimate the fair values of its financial instruments. These estimates of fair value are significantly affected by the assumptions made and, accordingly, do not necessarily indicate amounts which could be realized in a current market exchange. It is also the Corporation's general practice and intent to hold the majority of its financial instruments until maturity and, therefore, the Corporation does not expect to realize the estimated amounts disclosed.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated statement of financial position for cash and federal funds sold approximate those assets' fair values.

INTEREST BEARING DEPOSITS WITH UNAFFILIATED BANKS: Fair values for these assets are based on quoted market prices.

INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices.

LOANS RECEIVABLE: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in secondary market source transactions. The fair values for other loans (e.g., commercial real estate, rental property mortgage, commercial, agricultural and installment) are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The resulting amounts are adjusted to estimate the effect of declines in the credit quality of borrowers since the loans were originated.

DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money fund accounts) are, by definition, equal to the amounts payable on demand. The carrying amounts for variable rate certificates of deposit and other time deposits approximate their fair values at the reporting date. As of December 31, 1995 and December 31, 1994, the Corporation had total interest bearing deposits of $700,359,000 and $729,491,000, respectively, for which SFAS 107 defined their fair values to be equal to their carrying values. Fair values for fixed rate certificates of deposit and other time deposits are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar remaining maturities.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - CONTINUED

SHORT-TERM BORROWINGS: The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

LONG-TERM BORROWINGS: The carrying amounts of the Corporation's variable rate long-term borrowing and the subsidiaries' fixed rate long-term borrowings approximate fair value. The subsidiaries' fixed rate borrowing rates have been estimated to approximate their current incremental borrowing rates for similar types of borrowing arrangements.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND
UNDISBURSED LOANS: The Corporation's loan commitments, standby letters of credit and undisbursed loans have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive any fees in connection with any of these commitments.

Estimates of fair value have not been made for items which are not defined by SFAS 107 as financial instruments, including such items as the Corporation's core deposit intangibles and the value of its trust and data processing operations. The Corporation believes it is impractical to estimate a representational fair value for these types of assets, even though they add significant value to the Corporation.

The estimated fair value of the Corporation's financial instruments are as follows:

                                                               DECEMBER 31
                                                  1995                              1994
                                       CARRYING           FAIR           CARRYING           FAIR
                                        AMOUNT            VALUE           AMOUNT            VALUE
                                                              (In thousands)
FINANCIAL ASSETS:
 Cash and cash
   equivalents . . . . . . . .        $  168,154       $  168,154       $  150,556       $  150,556
 Interest bearing
   deposits with un-
   affiliated banks. . . . . .             3,016            3,051            3,002            2,918
 Investment securities . . . .           702,534          707,186          663,531          653,676
 Loans . . . . . . . . . . . .           727,345          744,084          729,166          713,618

                                      -39-
FINANCIAL LIABILITIES:
 Noninterest bearing
   deposits. . . . . . . . . .           208,377          208,377          196,654          196,654
 Interest bearing
   deposits. . . . . . . . . .         1,191,233        1,188,337        1,171,664        1,167,838
 Securities sold
   under agreements
   to repurchase . . . . . . .            28,139           28,139           31,173           31,173
 Long-term debt. . . . . . . .            12,080           12,080           12,099           12,099

UNRECOGNIZED FINANCIAL
 INSTRUMENTS:
 Commitments to extend
   credit. . . . . . . . . . .                --               --               --               --
 Standby letters of
   credit. . . . . . . . . . .                --               --               --               --
 Undisbursed loans . . . . . .                --               --               --               --

NOTE L - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation
(parent company) follow:

CONDENSED STATEMENT OF FINANCIAL POSITION
                                                                 DECEMBER 31
                                                            1995              1994
                                                                (In thousands)
ASSETS
Cash on deposit at subsidiary bank. . . . . . . .        $ 15,377          $ 13,168
Investments in bank subsidiaries. . . . . . . . .         183,906           160,918
Investment in non-bank subsidiary . . . . . . . .           1,465             1,272
Goodwill. . . . . . . . . . . . . . . . . . . . .           2,925             3,230
Other assets. . . . . . . . . . . . . . . . . . .           1,439             1,384
                                     Total Assets        $205,112          $179,972

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Long-term debt. . . . . . . . . . . . . . . . . .       $ 12,000          $ 12,000
 Other liabilities . . . . . . . . . . . . . . . .          7,568             6,292
                                 Total Liabilities         19,568            18,292

Shareholders' equity . . . . . . . . . . . . . . .        185,544           161,680
        Total Liabilities and Shareholders' Equity       $205,112          $179,972




                      -40-
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF INCOME
                                                            YEARS ENDED DECEMBER 31
                                                        1995          1994          1993
                                                                 (In thousands)
INCOME
Cash dividends from
 bank subsidiaries . . . . . . . . . . . . . .        $ 7,213       $ 6,940       $ 7,788
Cash dividends from
 non-bank subsidiary . . . . . . . . . . . . .            326           320           302
Interest received from
 subsidiary bank . . . . . . . . . . . . . . .            621           428           291
Other income . . . . . . . . . . . . . . . . .             33            21            21
   . . . . . . . . . . . . . . . . . . . . . .          8,193         7,709         8,402
EXPENSES
Interest on long-term debt . . . . . . . . . .            826           732           622
Other operating expenses . . . . . . . . . . .          1,493         1,382         1,651
Amortization of goodwill . . . . . . . . . . .            305           305           305
   . . . . . . . . . . . . . . . . . . . . . .          2,624         2,419         2,578
INCOME BEFORE INCOME TAXES
 AND EQUITY IN UNDISTRIBUTED
 NET INCOME OF SUBSIDIARIES. . . . . . . . . .          5,569         5,290         5,824
Federal income tax benefit . . . . . . . . . .            609           680           611
Cumulative effect on prior years
of a change in accounting principle. . . . . .                                        (30)
   . . . . . . . . . . . . . . . . . . . . . .          6,178         5,970         6,405
Equity in undistributed
 net income of:
   Bank subsidiaries . . . . . . . . . . . . .         13,360        12,137        12,774
   Non-bank subsidiary . . . . . . . . . . . .            193           161            89
                                    NET INCOME        $19,731       $18,268       $19,268















                      -41-

CONDENSED STATEMENT OF CASH FLOWS
                                                            YEARS ENDED DECEMBER 31
                                                        1995          1994          1993
                                                                 (In thousands)
OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . .        $19,731       $18,268       $19,268
Less equity in undistributed net
 income of subsidiaries. . . . . . . . . . . .        (13,553)      (12,298)      (12,863)
Other. . . . . . . . . . . . . . . . . . . . .          1,578           860         1,734
Cash provided by operations. . . . . . . . . .          7,756         6,830         8,139

FINANCING ACTIVITIES
Proceeds from debt refinancing . . . . . . . .                                     14,000
Decrease in long- term debt. . . . . . . . . .                       (2,000)      (14,000)
Proceeds from subsidiary
 directors stock purchase plan . . . . . . . .            236           243           195
Proceeds from exercise
 of stock options. . . . . . . . . . . . . . .            453           229           275
Cash dividends paid. . . . . . . . . . . . . .         (6,236)       (5,111)       (4,267)
Cash used in financing activities. . . . . . .         (5,547)       (6,639)       (3,797)
Increase in cash . . . . . . . . . . . . . . .          2,209           191         4,342
Cash at beginning of year. . . . . . . . . . .         13,168        12,977         8,635
Cash at end of year. . . . . . . . . . . . . .        $15,377       $13,168       $12,977
























                      -42-
REPORT OF ERNST & YOUNG, LLP
INDEPENDENT AUDITORS

To the Board of Directors
Chemical Financial Corporation

We have audited the accompanying consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemical Financial Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes A , E and F to the Financial Statements, in 1993 the Corporation adopted Financial Accounting Standards Board
Statements 106 and 109.


/S/ ERNST & YOUNG LLP


Detroit, Michigan
January 19, 1996








                      -43-
                 MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS

The following discussion and analysis is intended to cover the significant factors affecting the Corporation's consolidated statements of financial position and income, included herein. It is designed to provide shareholders with a more comprehensive review of the operating results and financial position of the Corporation than could be obtained from an examination of the financial statements alone. This discussion should be read in conjunction with the financial highlights on page 3, Tables 1-10, beginning on page 27, and the consolidated financial statements and notes thereto beginning on page 12. During the three year period ended December 31, 1995, the Corporation made the following acquisitions: On September 22, 1995, the Corporation acquired a branch banking office in Belding, Michigan from First of America Bank-Michigan, N.A. The branch had total deposit liabilities of approximately $16 million and was merged into an existing affiliate. On June 9, 1994, the Corporation acquired a branch banking office in Edenville, Michigan from First of America Bank-Mid Michigan, N.A. and on September 16, 1994 assumed the deposit liabilities of the Freeland, Michigan office of Standard Federal Bank. Total deposits of approximately $8.3 million were assumed in the 1994 transactions. These deposits were also merged into an existing affiliate. The 1994 and 1995 branch acquisitions were accounted for by the purchase method of accounting. On October 21, 1993, the Corporation acquired 100% of the outstanding common stock of Key State Bank ("Key"), headquartered in Owosso, Michigan. As of the acquisition date, Key had approximately $161 million in total assets, $109 million in total loans and $13 million in shareholders' equity. Key is being operated as a separate banking subsidiary of the Corporation under the name Chemical Bank Key State, with its main office remaining in Owosso. The acquisition was accounted for by the pooling of interests method of accounting for a business combination. In accordance with this method, all historical financial statement amounts and financial ratios, except for cash dividends per share, were restated to include Key as if it had always been a subsidiary of the Corporation. These acquisitions were all natural extensions of the Corporation's market area and thus were designed to strengthen the Corporation's presence in mid-Michigan.

In September 1995, the Corporation entered into an agreement with State Savings Bancorp, Inc. ("SSBI") for the merger of SSBI with the Corporation. SSBI is a bank holding company, with its headquarters in Caro, Michigan. As of December 31, 1995, SSBI, on a consolidated basis, had total assets of approximately $62 million, total net loans of approximately $21.6 million and shareholders' equity of approximately $9.3 million. SSBI is the parent company of State Savings Bank of Caro ("State Savings"). State Savings conducts its


                      -44-
business from its main office and auto bank branch in Caro and a branch office in Fairgrove, Michigan. SSBI and its subsidiary are engaged in the commercial banking business. The transaction will be accomplished by an exchange of the Corporation's shares for all of the outstanding shares of SSBI, in a pooling of interests combination. The merger transaction is expected to be completed during the first half of 1996.

NET INCOME
Net income was $19,731,000, or $2.12 per share, in 1995, compared to $18,268,000, or $1.97 per share, in 1994. 1995 net income of
$19,731,000 represented an 8.0% increase over 1994 net income, while 1995 earnings per share of $2.12 represented a 7.6% increase over 1994 earnings per share. In 1993, net income was $19,268,000, or $2.08 per share, including a one time $2,000,000 ($0.22 per share), after-tax, net gain attributable to the adoption of two new accounting standards. Net income has increased at an average annual compound rate of 8.1% during the five year period ended December 31,1995, while earnings per share has grown at an average annual compound rate of 7.3% during the same period.

The Corporation's return on average assets was 1.24% in 1995, 1.14% in 1994 and 1.22% in 1993. The Corporation's return on average shareholders' equity was 11.1% in 1995, 11.2% in 1994 and 12.9% in 1993.

DEPOSITS
Total deposits as of December 31, 1995 were $1.397 billion, up $30.5 million, or 2.2%, from total deposits of $1.367 million as of December 31, 1994. Approximately one-half of this increase was attributable to the acquisition of the branch banking office in Belding, Michigan from First of America Bank-Michigan, N.A.

The rate of growth in the Corporation's deposits continues to be impacted by competition for customer deposits from other investment products. Mutual funds and various annuity products are clearly the two most significant products in competition for customer deposits. These products are sold by a wide spectrum of organizations, including both bank and nonbank financial institutions and nonfinancial institutions, such as brokerage and insurance companies. Accordingly, the Corporation offers mutual fund investments as an alternative investment vehicle to its customers. In addition, the Trust Department of Chemical Bank and Trust Company, the Corporation's principal subsidiary, offers customers an investment product, "ChemVest Advantage," which provides customers with professional assistance in spreading their funds among a variety of institutional mutual funds.





                      -45-
ASSETS
Total assets of the Corporation were $1.644 billion as of December 31, 1995, up approximately $50 million, or 3.2%, from total assets as of December 31, 1994 of $1.593 billion.

CASH DIVIDENDS
The Corporation paid a cash dividend of $.16 per share in both the first and second quarters and then increased the quarterly cash dividend 12.5% to $.18 per share for the third and fourth quarters, resulting in total cash dividends of $.68 per share in 1995. Total 1995 cash dividends paid per share represented a 21.4% increase over 1994 cash dividends paid per share of $.56.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The Corporation's annual cash dividends per share over the past five years, adjusted for prior years' stock dividends and stock splits, were as follows:

                                   1995     1994     1993      1992     1991
Annual Dividend. . . . . . .       $.68     $.56     $.51      $.47     $.44

Cash dividends paid per share in 1994 represented a 10.25% increase over cash dividends paid in 1993, while cash dividends paid per share in 1993 represented a 9.1% increase over cash dividends paid in 1992. The compound annual growth rate of the Corporation's cash dividends per share over the past five and ten year periods ended December 31, 1995, was 11.2% and 10.5%, respectively.

The earnings of the Corporation's subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation's subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation's subsidiary banks.













                      -46-

TABLE 1.  FIVE-YEAR INCOME STATEMENT -
          TAX EQUIVALENT BASIS<F*> - AS A PERCENTAGE OF AVERAGE TOTAL ASSETS
                                                                         YEARS ENDED DECEMBER 31
                                                    1995           1994           1993           1992           1991
INTEREST INCOME
Interest and fees on loans . . . . . . .            3.96%          3.80%          3.96%          4.48%          5.02%
Interest on investment securities. . . .            2.45           2.20           2.42           2.72           3.17
Interest on short-term investments . . .             .30            .21            .13            .18            .32
                   TOTAL INTEREST INCOME            6.71           6.21           6.51           7.38           8.51
INTEREST EXPENSE
Interest on deposits . . . . . . . . . .            2.63           2.20           2.52           3.27           4.55
Interest on short-term borrowings. . . .             .10            .07            .05            .07            .10
Interest on long-term debt . . . . . . .             .05            .05            .04            .07            .09
                  TOTAL INTEREST EXPENSE            2.78           2.32           2.61           3.41           4.74
               NET INTEREST INCOME (FTE)            3.93           3.89           3.90           3.97           3.77

Provision for possible loan losses . . .             .07            .07            .07            .09            .15
OTHER INCOME
Trust department income. . . . . . . . .             .17            .16            .15            .14            .13
Service charges and fees . . . . . . . .             .45            .40            .40            .40            .39
Revenue from data processing . . . . . .             .06            .07            .06            .07            .07
Gains on sales of loans. . . . . . . . .             .03            .01            .07            .02
Investment securities gains. . . . . . .                            .02            .03            .03
Other. . . . . . . . . . . . . . . . . .             .02            .02            .02            .02            .02
                      TOTAL OTHER INCOME             .73            .68            .73            .68            .61
OPERATING EXPENSES
Salaries, wages and benefits . . . . . .            1.55           1.53           1.57           1.58           1.53
Occupancy expense. . . . . . . . . . . .             .25            .25            .24            .26            .25
Equipment expense. . . . . . . . . . . .             .16            .17            .17            .18            .19
Other. . . . . . . . . . . . . . . . . .             .71            .79            .87            .86            .82
                TOTAL OPERATING EXPENSES            2.67           2.74           2.85           2.88           2.79

INCOME BEFORE INCOME
 TAXES AND CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES . . . . . . . . .            1.92           1.76           1.71           1.68           1.44
Federal income taxes . . . . . . . . . .             .60            .53            .52            .52            .43
Tax equivalent adjustment. . . . . . . .             .08            .09            .09            .08            .08
INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES . . . . . . . . .            1.24           1.14           1.10           1.08            .93
Cumulative effect on prior years of
 change in accounting principles . . . .                                           .12                           .02
                              NET INCOME            1.24%          1.14%          1.22%          1.08%           .95%




                                      -47-
AVERAGE TOTAL ASSETS -
 In thousands. . . . . . . . . . . . . .      $1,592,454     $1,596,203     $1,576,786     $1,528,442     $1,465,503

<F*>Taxable equivalent basis using a federal income tax rate of 35% in 1993-1995 and 34% in
1991-1992.












































                      -48-
                 MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS - CONTINUED

BUSINESS OF THE CORPORATION
Chemical Financial Corporation ("Corporation") is a bank holding company. The Corporation's business is concentrated in a single industry segment-commercial banking. The Corporation, through its ten banking subsidiaries, offers a full range of commercial banking services. These banking services include accepting deposits, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, corporate and personal trust services and other banking services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the Corporation's ten subsidiary banks and to outside customers. The data processing services provided to the Corporation's subsidiaries represented 68% of total revenue of the data processing subsidiary in 1995.

The principal markets for the Corporation's commercial banking services are communities within Michigan in which the Corporation's subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 1995, the Corporation served these 54 communities through 85 banking offices in 24 counties, located generally across the mid-section of Michigan. In addition to the banking offices, the Corporation operated 76 automated teller machines, both on and off bank premises, as of December 31, 1995.

The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 53% of total revenues in 1995, 56% in 1994 and 55% in 1993. Interest on investment securities is also a significant source of revenue, accounting for 32% of revenues in 1995, 31% in 1994 and 33% in 1993. Chemical Bank and Trust Company, headquartered in Midland, Michigan, is the Corporation's largest subsidiary and lead bank and represented 29% of total loans and 33% of total deposits, as of December 31, 1995.

On December 19, 1994, the Corporation declared a 3 for 2 stock split which was paid January 20, 1995.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, investment securities and other money market instruments, such as federal funds sold and interest-bearing deposits with other banks. Interest expense is the amount of interest paid on interest-bearing checking accounts, such as NOW accounts, savings and time deposits, as well as on short and long-term debt. The amount of net interest income


                      -49-
(or the difference between interest income and interest expense) varies from year to year according to the volume and the mix of assets and liabilities and the level of interest rates. The tax equivalent adjustment restates tax-exempt interest income (from municipal bonds and tax-exempt loans) on a basis as if it were taxable interest income. Net interest income is referred to as being on a fully taxable equivalent (FTE) basis after this adjustment is made. The net interest margin is net interest income (FTE) as a percentage of average earning assets. Interest spread is the difference between the average yield on earnings assets and the average cost of interest-bearing liabilities.

The single most important component in analyzing the results of the Corporation's operations is net interest income. Net interest income is influenced by a variety of factors including changes in the volume of earning assets, changes in the mix of earning assets and interest-bearing liabilities, the proportion of earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest and variations in interest sensitivity in the differing types of interest-bearing assets and liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management's control also have a significant impact on changes in net interest income, such as changes in market interest rates. Over the three year period ended December 31, 1995, the prime lending rate changed substantially. The prime lending rate was 6.0% at the beginning of 1993 and remained at this rate until March 1994, when it increased to 6.25%. The prime lending rate continued to increase throughout 1994 and ended the year at 8.5%. Early in 1995, the prime lending rate increased to 9.0%, however it was reduced twice later in the year to end 1995 at 8.5%.

Other significant factors that impact net interest income include the strength of credit demands by customers, competition from other financial institutions, the growth of deposit accounts by non-bank financial competitors and the continued growth in mutual fund investments.

Table 2, on page 29, presents for 1995, 1994 and 1993, average daily balances of the Corporation's major assets and liabilities, interest income and expense on a fully taxable equivalent (FTE) basis, average interest rates earned and paid on the Corporation's assets and liabilities, net interest income (FTE), interest spread (FTE) and net interest margin (FTE). Net interest income (FTE) in 1995 was $62,577,000, up $392,000 over 1994 net interest income (FTE) of $62,185,000. The increase in net interest income during 1995 was primarily attributable to increases in both average noninterest-bearing deposits and shareholders' equity. During 1995,




                      -50-

the Corporation's average noninterest-bearing deposits increased $12.2 million, or 6.8%, while average shareholders' equity increased $14 million, or 8.5%. The net interest margin was 4.19% in 1995, compared to 4.17% in 1994 and 4.19% in 1993. The consistency of this ratio over the last three years is an indication of the Corporation's ability to manage its net interest margin through a continually changing interest rate environment. The interest spread was 3.50% in 1995, compared to 3.67% in 1994. The average yield on interest earning assets increased to 7.15% in 1995 from 6.65% in 1994, an increase of .50%. In contrast, the average cost of interest-bearing liabilities increased by .67% in 1995 to 3.65%, from 2.98% in 1994. The higher liability cost increase during 1995 resulted in the .17% decrease in interest spread.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

Net interest income (FTE) in 1994 was $62,185,000, an increase of $724,000 over 1993 net interest income (FTE) of $61,461,000. The increase in net interest income in 1994 was also largely attributable to an increase in the Corporation's average noninterest-bearing deposits and shareholders' equity, which combined increased $28.8 million, or 9.1%, during 1994. The Corporation was also successful in deploying these additional funds into loans, with average loans increasing $28.35 million, or 4%, in 1994. The net interest margin was 4.17% in 1994, down slightly from 4.19% in 1993. The interest spread was 3.67% in 1994, compared to 3.70% in 1993. The slight decline in the net interest margin and interest spread, during 1994, was primarily due to the average yield on earning assets declining slightly more than the decrease in the average cost of interest bearing liabilities and the nominal growth in total assets. During 1994, the average yield on earning assets declined .35% to 6.65%, while the average cost of interest bearing liabilities declined .32% to 2.98%.



















                      -51-

TABLE 2.       AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES<F*> (Dollars in Thousands)
                                                                           YEARS ENDED DECEMBER 31
                                                    1995                            1994                           1993
                                                     TAX    EFFECTIVE                TAX    EFFECTIVE               TAX  EFFECTIVE
                                        AVERAGE  EQUIVALENT  YIELD/     AVERAGE  EQUIVALENT  YIELD/    AVERAGE  EQUIVALENT  YIELD/
                                        BALANCE   INTEREST    RATE      BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
ASSETS
Earning Assets:
 Loans <F1> <F2> . . . . . . . . .    $  723,005   $ 62,981   8.71%   $  736,962   $60,710    8.24%  $  708,614   $ 62,314   8.79%
 Taxable investment
   securities. . . . . . . . . . .       653,376     36,015   5.51       636,559    31,881    5.01      649,634     35,084   5.40
 Non-taxable investment
   securities. . . . . . . . . . .        34,603      2,974   8.59        36,647     3,247    8.86       37,440      3,135   8.37
 Federal funds sold. . . . . . . .        78,975      4,612   5.84        78,645     3,219    4.09       71,388      2,136   2.99
 Interest-bearing deposits
   with unaffiliated banks . . . .         2,974        204   6.86         1,096        66    6.02
            Total interest income/
              Total earning assets     1,492,933    106,786   7.15     1,489,909    99,123    6.65    1,467,076    102,669   7.00
Less: Allowance for
     possible loan losses. . . . .       (15,519)                        (14,853)                       (14,103)
Other assets:
 Cash and due from banks . . . . .        71,427                          76,440                         78,681
 Premises and equipment. . . . . .        20,641                          21,772                         22,303
 Accrued income and
  other assets . . . . . . . . . .        22,972                          22,935                         22,829
                      Total Assets    $1,592,454                      $1,596,203                     $1,576,786

LIABILITIES AND EQUITY
Interest-Bearing Liabilities:
 Interest-bearing demand
   deposits. . . . . . . . . . . .    $  215,402   $  5,032   2.34%   $  232,357   $ 5,036    2.17%  $  221,249   $  5,542   2.50%
 Savings deposits. . . . . . . . .       429,694     10,361   2.41       486,419    10,839    2.23      495,175     13,738   2.77
 Time deposits . . . . . . . . . .       516,483     26,431   5.12       469,821    19,166    4.08      485,063     20,434   4.21
 Short-term borrowed
   funds . . . . . . . . . . . . .        36,698      1,552   4.23        37,743     1,159    3.07       32,159        837   2.60
 Long-term debt. . . . . . . . . .        12,094        833   6.89        13,954       738    5.29       14,624        657   4.49
          Total interest expense/
Total interest-bearing liabilities     1,210,371     44,209   3.65     1,240,294    36,938    2.98    1,248,270     41,208   3.30
Noninterest-bearing
     deposits. . . . . . . . . . .       192,562                         180,344                        166,282
     Total deposits and
      borrowed funds . . . . . . .     1,402,933                       1,420,638                      1,414,552
Accrued expenses and
     other liabilities . . . . . .        11,797                          11,826                         13,247




                                          -52-
Shareholders' equity . . . . . . .       177,724                         163,739                        148,987
      Total Liabilities and Equity    $1,592,454                      $1,596,203                     $1,576,786

Interest Spread (Average yield
     earned minus average
     rate paid). . . . . . . . . .                            3.50%                           3.67%                          3.70%
Net Interest Income (FTE). . . . .                 $ 62,577                        $62,185                        $ 61,461
Net Interest Margin (FTE)
     (Net interest income/Total
      average earning assets). . .                             4.19%                          4.17%                          4.19%

<F*>Taxable equivalent basis using a federal income tax rate of 35%.
<F1> Nonaccrual loans are included in average balances reported and are used to calculate yields.
<F2> Interest includes loan fees of $1,600,000 in 1995, $1,564,000 in 1994 and $2,321,000 in
     1993.

































                      -53-
                             MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME - CONTINUED

TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS<F*> (In Thousands)
                                                         1995 COMPARED TO 1994                        1994 COMPARED TO 1993
                                                INCREASE (DECREASE)                          INCREASE (DECREASE)
                                                 DUE TO CHANGES IN           COMBINED         DUE TO CHANGES IN          COMBINED
                                               AVERAGE       AVERAGE         INCREASE       AVERAGE       AVERAGE        INCREASE
                                                VOLUME      YIELD/RATE      (DECREASE)      VOLUME      YIELD/RATE      (DECREASE)
Causes of increase (decrease) in
 net interest income (FTE):
CHANGES IN INTEREST INCOME ON
EARNING ASSETS:
 Loans . . . . . . . . . . . . . . . . .       $ (1,199)     $ 3,470         $ 2,271       $  1,563     $ (3,167)        $(1,604)
 Taxable investment securities . . . . .            859        3,275           4,134           (695)      (2,508)         (3,203)
 Non-taxable investment securities . . .           (178)         (95)           (273)           (67)         179             112
 Federal funds sold. . . . . . . . . . .             14        1,379           1,393            234          849           1,083
 Interest-bearing deposits with
   unaffiliated banks. . . . . . . . . .            128           10             138             66                           66
   Total change in interest income
     on earning assets . . . . . . . . .           (376)       8,039           7,663          1,101       (4,647)         (3,546)
CHANGES IN INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES:
 Deposits. . . . . . . . . . . . . . . .           (813)       7,596           6,783           (422)      (4,251)         (4,673)
 Short-term borrowed funds . . . . . . .            (33)         426             393            158          164             322
 Long-term debt. . . . . . . . . . . . .           (107)         202              95            (31)         112              81
   Total change in interest
     expense on interest-bearing
     liabilities . . . . . . . . . . . .           (953)       8,224           7,271           (295)      (3,975)         (4,270)
TOTAL INCREASE IN
NET INTEREST INCOME (FTE). . . . . . . .       $    577      $  (185)        $   392       $  1,396     $   (672)        $   724

For both the 1995-1994 comparison and the 1994-1993 comparison, the changes in net interest income on a fully taxable equivalent basis due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
<F*>Taxable equivalent basis using a federal income tax rate of 35%.

TABLE 4. SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in Thousands)
                                                                    YEARS ENDED DECEMBER 31
                                                 1995           1994         1993         1992         1991
DISTRIBUTION OF LOANS:
Commercial and agricultural loans. . . .       $116,630      $119,533      $147,500     $155,766     $154,179
Real estate construction loans . . . . .         16,195        19,239        14,141       20,102       25,604
Real estate mortgage loans . . . . . . .        454,591       449,086       436,302      439,349      436,825
Installment loans. . . . . . . . . . . .        151,300       152,318       113,992       96,282      102,513
   Total loans outstanding at
   year end. . . . . . . . . . . . . . .       $738,716      $740,176      $711,935     $711,499     $719,121

SUMMARY OF CHANGES IN ALLOWANCE:
Allowance for possible loan
 losses at beginning of year . . . . . .       $ 15,095      $ 14,383      $ 13,805     $ 12,794     $ 11,851
Loans charged off:
 Commercial and agricultural . . . . . .           (430)         (315)         (601)        (433)      (1,106)
 Real estate mortgage. . . . . . . . . .             (3)          (76)          (33)         (71)        (178)
 Installment . . . . . . . . . . . . . .           (212)         (204)         (234)        (238)        (466)
    Total loan charge-offs . . . . . . .           (645)         (595)         (868)        (742)      (1,750)
Recoveries of loans previously
 charged off:
 Commercial and agricultural . . . . . .             56            58           182           99          230
 Real estate mortgage. . . . . . . . . .             28            40            30           28           42
 Installment . . . . . . . . . . . . . .             91           128           145          212          207
     Total loan recoveries . . . . . . .            175           226           357          339          479
     Net loan charge-offs. . . . . . . .           (470)         (369)         (511)        (403)      (1,271)
Provisions charged against
 operations. . . . . . . . . . . . . . .          1,053         1,081         1,089        1,414        2,214
Allowance for possible loan losses
 at year end . . . . . . . . . . . . . .       $ 15,678      $ 15,095      $ 14,383     $ 13,805     $ 12,794
Ratio of net charge-offs during the
 year to average loans outstanding . . .            .07%          .05%          .07%         .06%         .18%
Ratio of allowance for possible loan
 losses at year end to total loans
 outstanding at year end . . . . . . . .           2.12%         2.04%         2.02%        1.94%        1.78%

Table 3, above, allocates the dollar change in net interest income
(FTE) between the portion attributable to changes in the average volume of interest-bearing assets and liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid. Table 3 shows that, during 1995, through an increase in the volume and change in the mix of interest-bearing assets and liabilities, the Corporation's net interest income (FTE) increased $577,000. The 1995 increase due to changes in the volume and mix of interest-bearing assets and liabilities was primarily attributable to the combined increase

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

in average noninterest-bearing deposits and shareholders' equity of $26.2 million, or 7.6%, in 1995. However, the overall change in interest rates had the impact of reducing net interest income (FTE) by $185,000, to result in a net increase of $392,000 in net interest income (FTE) during 1995. The 1995 decrease in net interest income (FTE) due to changes in interest rates was attributable to the average cost of interest bearing deposits increasing greater than the average yield on earning assets.

Total net interest income (FTE) was up $724,000 in 1994, compared to 1993. The increase in 1994 was primarily attributable to changes in the volume and mix of interest-bearing assets, which resulted primarily from a combined increase in average noninterest-bearing deposits and shareholders' equity of 9.1%, and a 4% increase in average loans, between 1993 and 1994.

LOANS

The Corporation's ten banking subsidiaries are full service community banks, therefore the acceptance and management of credit risk is an integral part of the Corporation's business. The Corporation maintains a conservative loan policy and strict credit underwriting standards. These standards include the granting of loans, almost exclusively, only within the Corporation's defined market areas. The Corporation has no foreign loans nor any loans to finance highly leveraged transactions. The Corporation's conservative lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the holding company level. The Corporation maintains a centralized independent loan review function at the holding company level which monitors asset quality at each of the Corporation's subsidiary banks. In addition, the Corporation continues to maintain an aggressive loan charge-off policy.

The Corporation's loan portfolio is well diversified geographically, as well as along industry lines and, therefore, is reasonably sheltered from adverse economic impact in any one industry or geographic area. An additional strength of the Corporation's loan portfolio is that approximately fifty percent of the portfolio, as of December 31, 1995, was comprised of credits granted to consumers in the form of residential mortgages and lines of credit secured by first and second residential mortgages.

Total loans as of December 31, 1995 were $738.7 million, a decrease of $1.5 million, or .2%, compared to total loans of $740.2 million as of December 31, 1994. The decrease in total loans during 1995 was largely attributable to the sale of student loans and the credit card loan portfolio, which combined totaled approximately $4 million, and the sale of $15.6 million of residential mortgage loans in the secondary market.

The Corporation's geographical market area consists of generally small cities across mid Michigan. The lack of substantive growth in the Corporation's market areas and continuing increased competition have impacted the Corporation's loan growth over the past few years. The Corporation continues to experience a significant level of competition from larger regional banks, located outside the Corporation's market areas, in the commercial loan area, and from large local credit unions in the installment loan area. The competition for residential mortgage loans has also intensified significantly over the last few years, as mortgage companies have expanded sales efforts nationwide.

Real estate mortgage loans, including real estate construction loans, comprise the majority of the Corporation's loan portfolio. As of December 31, 1995, 1994 and 1993, total real estate mortgage loans, including real estate construction loans, were $470.8 million, $468.3 million and $450.4 million, respectively. Real estate mortgage loans, including real estate construction, as a percentage of total loans were 64% as of December 31, 1995, compared to 63% as of both December 31, 1994 and December 31, 1993. Approximately eighty percent of the real estate mortgage portfolio, as of December 31, 1995, was secured by residential real estate. Real estate mortgage loans, including real estate construction, increased $2.5 million, or .5%, during 1995, compared to increasing $17.9 million, or 4%, during 1994, and decreasing $9 million, or 2%, during 1993. The Corporation originated $15.6 million of residential mortgage loans during 1995, which were sold in the secondary mortgage market. This compares with $13.6 million of residential mortgage loans originated during 1994 and $55 million of residential mortgage loans originated during 1993, which were sold in the secondary mortgage market. During 1994 and 1995, it was the Corporation's general practice to keep residential real estate mortgage loans, with original maturities of fifteen years or less, in its own loan portfolio and sell those loans with longer maturities in the secondary mortgage market. In contrast, during 1993, the Corporation sold residential mortgage loans with varying maturities and interest rates, and during 1992 sold only those loans with thirty year maturities in the secondary mortgage market. The servicing rights were retained on all of the residential mortgage loans sold in the secondary mortgage market. As of December 31, 1995, the Corporation was servicing $79 million of residential mortgage loans, which had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market. Prior to 1992, the Corporation kept all residential mortgage loans originated in its own loan portfolio. The Corporation has been successful in managing the interest rate risk on the residential real estate mortgage portfolio through the promotion of its three and five year balloon mortgage products. As of December 31, 1995, approximately 40% of the residential mortgage loan portfolio represented balloon type mortgage loans, repriceable three or five years from the mortgage origination date.

Installment loans totaled $151.3 million as of December 31, 1995, compared to $152.3 million as of December 31, 1994 and $114 million as of December 31, 1993. Installment loans represented 20.5%, 20.6% and 16% of total loans outstanding as of December 31, 1995, December 31, 1994 and December 31, 1993, respectively. The Corporation experienced increased competition for consumer installment loans during 1995. In addition, the Corporation sold its $2.9 million credit card

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS - CONTINUED

portfolio during 1995. The Corporation sold its credit card portfolio due to competition for this product from other providers offering credit cards at no annual fee and the proliferation of co-branded credit cards. Even though installment loans did not increase during 1995, the Corporation's affiliate banks were able to originate new loans during the year to replace substantially all of the approximately $4.5 million per month in scheduled loan payments and other payoffs. The Corporation's affiliate banks began a special installment loan promotion in October 1995 which was ongoing through the beginning of 1996. The affiliate banks offered 7.83% consumer installment loans with maturities up to forty-eight months to qualifying borrowers. Through December 31, 1995, the affiliate banks generated $31.6 million of these promotion loans. The 1995 installment loan promotion was the Corporation's affiliate banks' sixth year of offering a special interest rate on consumer installment loans during a promotion period.

Installment loans increased $38.3 million, or 33.6%, during 1994. This increase was attributable to the 1994 installment loan promotion. A total of $78.6 million of consumer installment loans, at an interest rate of 5.9% and up to a forty-eight month amortization, were generated during the 1994 promotion period. The 1993 installment loan promotion generated $41.7 million of installment loans, at an interest rate of 6.9% and up to a sixty month amortization.

Historically, the average life of the Corporation's installment loan portfolio has been approximately three years. This short average life and the success of the installment loan promotions in recent years in generating new loans results in significant reductions each year in installment loan balances through loan payments and payoffs. Consequently, during both 1995 and 1994, the installment loan portfolio did not increase by the amount of new loans generated during the loan promotion periods in each of these years.

Commercial loans, during 1995, decreased $2.9 million, or 2.4%, to $116.6 million as of December 31, 1995. Commercial loans decreased $28 million, or 19%, during 1994 to $119.5 million as of December 31, 1994. A portion of the decline during the past two years was attributed to the sale of $5 million of student loans in the secondary market. The expansion of commercial lending efforts by larger regional banks into smaller communities has impacted the Corporation's commercial lending growth rate. The combination of the efforts by these larger financial institutions and the location of the majority of the Corporation's subsidiary banks in smaller communities, where the demand for commercial loans which meet the Corporation's credit standards, has historically not been particularly strong, contributed to the decline of the Corporation's commercial loans during 1994 and 1995. Commercial loans represented 15.8%, 16.1% and 20.7% of total loans as of December 31, 1995, December 31, 1994 and December 31, 1993, respectively.

Table 5 presents the maturity distribution of commercial and agricultural loans, real estate construction and nonresidential real estate mortgage loans. These loans represented 32% and 33% of total loans as of December 31, 1995 and December 31, 1994, respectively. The percentage of these loans maturing within one year was 41% at December 31, 1995, compared to 44% at December 31, 1994. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 42% at December 31, 1995, compared to 46% at December 31, 1994. The decline in the percentage of these type loans, with both maturities beyond one year and variable interest rates, has continued over the past two years as a result of the strong customer demand to convert loans to fixed interest rates. The percentage of these type loans maturing beyond five years remained low at 12% as of December 31, 1995, compared to 15% at December 31, 1994. It is management's opinion that these loan maturities and the mix between loans with variable and fixed interest rates remain at acceptable levels to provide the Corporation sufficient flexibility in maintaining a balance between interest rate-sensitive assets and liabilities.

TABLE 5.  COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY  (Dollars in Thousands)
                                         AS OF DECEMBER 31, 1995                              AS OF DECEMBER 31, 1994
                                                  DUE IN                                               DUE IN
                            1 YEAR          1 TO 5      OVER 5                   1 YEAR         1 TO 5        OVER 5
                            OR LESS         YEARS       YEARS       TOTAL        OR LESS        YEARS         YEARS        TOTAL
LOAN MATURITIES:
Commercial and
 agricultural. . . . .      $ 72,528     $  37,238    $  6,864    $ 116,630     $  75,231     $  37,778     $  6,524    $ 119,533
Real estate
 construction. . . . .         9,830         5,020       1,345       16,195        10,229         4,012        4,998       19,239
Non-residential real
 estate mortgage . . .        12,644        67,229      20,100       99,973        22,506        58,361       26,361      107,228
                 Total      $ 95,002     $ 109,487    $ 28,309    $ 232,798     $ 107,966     $ 100,151     $ 37,883    $ 246,000

      Percent of Total            41%           47%         12%         100%           44%           41%          15%         100%

                                               AS OF DECEMBER 31, 1995    AS OF DECEMBER 31, 1994
INTEREST SENSITIVITY:
Above loans maturing after
one year which have:
 Fixed interest rates. . . . . . . . .         $  79,983        58%        $  74,456        54%
 Variable interest rates . . . . . . .            57,813        42            63,578        46
                                 Total         $ 137,796       100%        $ 138,034       100%




















                      -60-
                 MANAGEMENT'S DISCUSSION AND ANALYSIS

NONPERFORMING LOANS

Nonperforming loans include loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments and other loans whose terms have been renegotiated to provide for a reduction of interest or principal because of a deterioration in the financial position of the borrower.

The Corporation maintains an aggressive loan charge-off policy. The Corporation's practice is to immediately charge to the allowance for possible loan losses specifically identified credit losses. This determination is made for each loan at the time of transfer to nonperforming status, after giving consideration to collateral value and the borrower's ability to repay the loan principal.

Nonaccrual loans were $1,658,000 as of December 31, 1995, compared to $2,682,000 as of December 31, 1994, and represented .22% and .36% of total loans, as of December 31, 1995 and December 31, 1994, respectively. Accruing loans past due 90 days or more were $855,000 as of December 31, 1995, compared to $296,000 as of December 31, 1994. Renegotiated loans were $84,000 as of December 31, 1995, compared to $148,000 as of December 31, 1994. Total nonperforming loans were $2.6 million, or .35% of total loans, as of December 31, 1995, compared to $3.1 million, or .42% of total loans, as of December 31, 1994.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses ("provision") is the amount added to the allowance for possible loan losses ("allowance") on a monthly basis to absorb potential loan losses. The allowance is maintained at a level considered by management to be adequate to absorb potential future loan losses. This evaluation is based on a continuous review of the loan portfolio, both individually and by category, and includes consideration of changes in the type and volume of the loan portfolio, actual loan loss experience, the present and prospective financial condition of borrowers, industry and geographic exposures within the portfolio, general economic conditions, prospective as well as current, and special factors affecting specific business sectors. This evaluation process is reviewed by the Corporation's centralized independent loan review personnel, who monitor the credit quality of the Corporation's loan portfolio using uniform procedures and reporting systems.

The provision in 1995 was $1,053,000, compared to $1,081,000 in 1994 and $1,089,000 in 1993. The Corporation experienced net loan losses of $470,000 in 1995, $369,000 in 1994 and $511,000 in 1993. The
Corporation's provision exceeded actual net loan losses by $583,000 in


                      -61-

1995, $712,000 in 1994 and $578,000 in 1993. We are proud to report that the provision has exceeded the Corporation's net loan losses each year since the formation of the holding company in 1973. The Corporation's allowance increased to $15,678,000 as of December 31, 1995 and represented 2.12% of total loans, compared to 2.04% at December 31, 1994 and 2.02% at December 31, 1993. As of December 31, 1995, 1994 and 1993, the allowance represented 604%, 483% and 451% of nonperforming loans, respectively.

The Corporation adopted Statements of Financial Accounting Standards
(SFAS) Nos. 114 and 118, regarding the accounting for impaired loans, in the first quarter of 1995, without impact to the consolidated financial statements.

The allocation of the allowance in Table 7, on page 34, is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan losses without regard to the categories in which the loan losses are classified.

TABLE 6. SUMMARY OF NONPERFORMING LOANS (In Thousands)
                                                                      (DECEMBER 31)
                                                 1995         1994         1993         1992         1991
Loans accounted for on a
 nonaccrual basis<F*>. . . . . . . . . . .     $ 1,658      $ 2,682      $ 2,318      $ 3,049      $ 4,215
Accruing loans contractually past
 due 90 days or more as to interest
 or principal payments:
   Commercial, agricultural and
     real estate construction                      118           93          101          498          228
   Real estate mortgage. . . . . . . . . .         647          125          368          315          462
   Installment . . . . . . . . . . . . . .          90           78           89          140          205
                                                   855          296          558          953          895
Renegotiated loans<F**>. . . . . . . . . .          84          148          311          361          209
                                     Total     $ 2,597      $ 3,126      $ 3,187      $ 4,363      $ 5,319

<F*>The Corporation's policy is to transfer a loan to nonaccrual status whenever:
    (1) it is determined that interest should be recorded on the cash basis instead of the accrual basis because of a deterioration in the financial position of the borrower,
    (2) it is determined that payment in full of interest or principal cannot be expected, or





                                      -62-
    (3) the loan has been in default for a period of 90 days or more unless it is both well secured and in the process of collection (this category excludes 1 to 4 family residential loans and consumer installment loans).
<F**>Loans whose terms have been renegotiated to provide a reduction of interest or principal because of a deterioration in the financial position of the borrower.

     Interest income totaling $113,000 was recorded on the nonaccrual and renegotiated loans in 1995. Additional interest income of $186,000 would have been recorded during 1995 on these loans if the loans had been current in accordance with their original terms.




































                      -63-
                             MANAGEMENT'S DISCUSSION AND ANALYSIS

PROVISIONS FOR POSSIBLE LOAN LOSSES - CONTINUED

TABLE 7.     ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES (Dollars in Thousands)
                                                                        DECEMBER 31
                                       1995                 1994               1993                 1992                   1991
                                      PERCENT              PERCENT            PERCENT              PERCENT                PERCENT
                                      OF LOANS             OF LOANS           OF LOANS             OF LOANS               OF LOANS
                                      IN EACH              IN EACH            IN EACH              IN EACH                IN EACH
                                      CATEGORY             CATEGORY           CATEGORY             CATEGORY               CATEGORY
                                        TO                   TO                  TO                   TO                     TO
                           ALLOWANCE   TOTAL    ALLOWANCE   TOTAL   ALLOWANCE   TOTAL    ALLOWANCE   TOTAL    ALLOWANCE     TOTAL
                            AMOUNT     LOANS     AMOUNT     LOANS    AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT       LOANS
Commercial and agri-
 cultural loans. . . .     $ 5,458     15.8%    $ 4,909     16.1%    $ 5,559     20.7%    $ 5,489     21.9%    $ 5,184      21.4%
Real estate construc-
 tion loans. . . . . .         324      2.2         385      2.6         300      2.0         300      2.8         300       3.6
Real estate mort-
 gage loans. . . . . .       5,000     61.5       4,940     60.7       4,579     61.3       4,561     61.8       3,956      60.7
Installment loans. . .       3,329     20.5       3,351     20.6       2,507     16.0       2,140     13.5       2,218      14.3
Not allocated. . . . .       1,567                1,510                1,438                1,315                1,136
                 Total     $15,678      100%    $15,095      100%    $14,383      100%    $13,805      100%    $12,794       100%

OTHER INCOME

Other income is derived primarily from trust services, deposit account fees, fees for customer services, revenues from data processing services, investment securities gains and gains on the sale of loans. Other income in 1995 totaled $11,693,000, an increase of $813,000, or 7.5%, from 1994 other income of $10,880,000. The increase was primarily attributable to an increase in service charges on deposit accounts. Service charges on deposit accounts were $5,074,000 in 1995, up $718,000, or 16.5%, from 1994 service charge income of $4,356,000.
This increase resulted from the implementation of a new service fee schedule on large business accounts on January 1, 1995.

The Corporation realized gains on the sales of loans during 1995 of $526,000, compared to $188,000 during 1994. The increase was attributable to the sale of the Corporation's credit card loan portfolio during the second quarter of 1995. The increased gain on the sale of loans was partially offset by the lack of investment securities gains during 1995, compared to 1994. During 1994, the Corporation realized $265,000 in investment securities gains.

Other income in 1994 was $10,880,000, a decrease of $602,000, or 5.2%, from 1993 other income of $11,482,000. The decrease was attributable to the decline in gains realized on the sale of residential mortgage loans in the secondary mortgage market and reduced investment securities gains during 1994, compared to 1993. During 1994, the Corporation sold $13.6 million of residential loans in the secondary mortgage market and realized gains of $188,000, compared to the sale of $55 million of residential mortgage loans and the realization of $1,082,000 in gains during 1993. The decline in the number of residential mortgage loans sold during 1994 was attributable to the steady increase in residential mortgage interest rates throughout 1994 and the resulting significant reduction in the number of residential mortgages refinanced. During 1994, the Corporation generally kept residential mortgage loans originated with a maturity of fifteen years or less in its own loan portfolio and sold those loans with maturities beyond fifteen years in the secondary mortgage market. In contrast, during most of 1993, the Corporation sold the majority of residential mortgage loans originated, in the secondary mortgage market, to reduce the interest rate risk of the mortgage loan portfolio.

The Corporation did not realize any gains on the sale of investment securities in 1995, compared to gains of $265,000 in 1994 and $437,000 in 1993. The Corporation sold approximately $59 million of U.S. Treasury securities during 1994, which were classified as available for sale, and $32 million during 1993. All of the securities sold in both 1994 and 1993 were scheduled to mature later in that year and were sold to take advantage of the unusually steep yield curve that prevailed in the bond market at that time. The reduction in gains on the sales of loans and investments in 1994 was partially offset by an increase in Trust department income. During 1994, Trust department income increased $284,000, or 12.2%. The increase resulted from a combination of service fee increases and an increase in the volume of accounts being serviced.

Investment securities gains and gains on the sale of residential mortgage loans accounted for $526,000, or 4.5%, of 1995 other income, $453,000, or 4.2%, of 1994 other income and $1,519,000, or 13.2%, of
1993 other income.

The Corporation will adopt Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122), on January 1, 1996. Management has estimated that the adoption of SFAS 122 will not have a significant impact on the consolidated financial statements.

OPERATING EXPENSES

Total operating expenses were $42.61 million, $43.83 million and $44.94 million in 1995, 1994 and 1993, respectively. Total operating expenses as a percentage of total average assets were 2.67% in 1995, 2.74% in 1994 and 2.85% in 1993 and can be reviewed in more detail and in relation to the other components of net income in Table 1, on page 27.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

The reduction in operating expenses in 1995, compared to 1994, was attributable to the reduction in Federal Deposit Insurance Corporation
(FDIC) insurance expense. FDIC insurance expense is included in other operating expenses. The FDIC adopted a new premium rate schedule for Bank Insurance Fund (BIF) members in the third quarter of 1995. The new rate schedule, which continues to determine assessments based on a bank's risk-based capital levels, reduced each of the Corporation's subsidiary banks' annual deposit insurance premium from 23.0 cents to
4.0 cents per $100 of insured deposits. The lower rate resulted in a $1.27 million savings in FDIC insurance expense for the Corporation in 1995, compared to 1994. Each of the Corporation's subsidiary banks qualified for the lowest possible assessment rate in 1994 and 1993 of
 .23% of deposits. FDIC insurance premium expense included in other operating expenses in 1995, 1994 and 1993 was $1,561,000, $2,834,000 and $3,092,000, respectively.

In the fourth quarter of 1995, the FDIC voted to lower deposit insurance premiums to the legal annual minimum of $2,000 for well-capitalized banks for the first six months of 1996. Consolidated

FDIC insurance expense in 1996 is expected to be significantly lower than in 1995, since all of the Corporation's subsidiary banks qualify for the premium reduction.

The largest component of operating expenses is the category of salaries, wages and employee benefits, which accounted for 58% of operating expenses during 1995, compared to 56% and 55% in 1994 and 1993, respectively. Salaries, wages and benefits cost in 1995 were $24.66 million, up $237,000, or less than 1%, compared to 1994. Full-time equivalent employees were 955 at December 31, 1995, compared to 961 at December 31, 1994. The Corporation was successful in maintaining 1995 total employee costs, at approximately 1994 levels, by achieving a 4.5% reduction in employee benefits cost. Salaries, wages and employee benefits cost in 1994 were $306,000, or 1.3%, less than in 1993. The decrease in 1994 total employee costs, compared to 1993, was also attributable to a decline in employee benefits cost.

On January 1, 1993 the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The Statement requires accounting for postretirement benefits other than pensions on the accrual basis, which necessitates measurement of the obligation to provide these future benefits and the accrual of such costs during the employees' years of service. Upon adoption of SFAS 106, the Corporation immediately recognized the net transition obligation of $669,000 related to postretirement medical benefits, rather than amortize it over future periods. The aftertax effect of immediately recognizing the net transition obligation was $500,000 and was accounted for in 1993 net income as a cumulative effect on prior years of a change in accounting principles. Postretirement medical benefits expense included in the category of salaries, wages and employee benefits in 1995, 1994 and 1993 was $314,000, $322,000 and $305,000,
respectively.

Occupancy and equipment expense totaled $6.54 million, $6.72 million and $6.52 million in 1995, 1994 and 1993, respectively. Occupancy and equipment expense in 1995 decreased $180,000, or 2.7%, compared to these same costs in 1994. These costs increased slightly during 1994, compared to 1993, as a result of the Corporation's subsidiary bank, Chemical Bank Montcalm, opening a new full service branch banking office in Lakeview, Michigan during 1994. The Corporation has made a concerted effort over the years to control these costs.

Other operating expenses totaled $11.41 million, $12.68 million and $13.69 million in 1995, 1994 and 1993, respectively. The reduction in other operating expenses in 1995, compared to 1994, was a result of the reduction in FDIC insurance expense. The $1.01 million, or 7.4%, decrease in 1994 other operating expenses, compared to 1993 other operating expenses, was primarily attributable to the incurrence of $830,000 of acquisition related expenses by Key State Bank, prior to its acquisition by the Corporation. The acquisition was accounted for by the pooling of interests accounting method. The Corporation has also made a concerted effort over the years to control other operating expenses.

The Corporation's efficiency ratio, defined as total operating expenses divided by the sum of net interest income (FTE) and other income, excluding net securities gains and the 1995 gain on the sale of the credit card portfolio, was 57.6% in 1995, compared to 60.2% in 1994 and 62.0% in 1993.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued by the Financial Accounting Standards Board and is effective for 1996 financial statements. The Corporation will adopt SFAS 123 on January 1, 1996. It is the Corporation's current intention that it will continue accounting for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by the new standard, in lieu of adopting the recognition provisions of SFAS 123.

INCOME TAXES

The Corporation's effective federal income tax rate was 32.9% in 1995, 31.8% in 1994 and 32.5% in 1993, compared to the statutory rate of 35% in each of these years. The small changes in the Corporation's effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, non-deductible interest expense and other non-deductible expenses relative to pretax income.

The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) effective January 1, 1993, which requires the use of the liability method of accounting for deferred income taxes. As permitted under the new rules, prior years' financial statements were not restated. The Corporation recorded an aftertax gain

                MANAGEMENT'S DISCUSSION AND ANALYSIS

INCOME TAXES - CONTINUED

for the cumulative effect of the adoption of SFAS 109 of $2,500,000 in the first quarter of 1993. The cumulative effect adjustment primarily resulted from the accelerated recognition of unused tax benefits.

Tax-exempt income (FTE), net of related non-deductible interest expense, amounted to $3.5 million in 1995, $4 million in 1994 and $3.85 million in 1993. The proportion of the Corporation's total interest income (FTE) derived from tax-exempt investment securities was 2.6% in 1995, compared to 3.1% in 1994 and 2.8% in 1993.

Income before income taxes on a fully taxable equivalent basis was $30,611,000 in 1995, $28,158,000 in 1994 and $26,918,000 in 1993,
which represented an 8.7% increase in 1995 over 1994 and a 4.6% increase in 1994 over 1993.

LIQUIDITY AND INTEREST SENSITIVITY

The Corporation manages its liquidity to ensure that it has the ability to meet the cash withdrawal needs of its depositors, provide funds for borrowers and at the same time ensure that the Corporation's own cash requirements are met. The Corporation accomplishes these goals through the management of liquidity at two levels - the parent company and the banking subsidiaries.

The parent company's sources of funds have been dividends from subsidiaries, borrowings from unaffiliated banks and proceeds from equity issuances. During the three year period ended December 31, 1995, the parent company's primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, service debt, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends which a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations or impede its ability to manage its liquidity needs. Under current regulatory restrictions, the Corporation's subsidiaries could upstream $26.9 million to the parent company in 1996, without obtaining regulatory approval. In addition to the potential $26.9 million in funds available from subsidiaries, the parent company had $15.4 million in cash on hand as of December 31, 1995.

The subsidiary banks manage liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks' most readily available sources of liquidity are federal funds sold, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 1995, the Corporation held $80.1 million in federal funds sold, $341.7 million in investment securities available for sale and $192.9 million in other investment securities maturing within one

                      -69-
year. These short term assets represented 44% of total deposits as of December 31, 1995.

Historically, the Corporation's investment securities portfolio has been very short term in nature, with the average life of the portfolio consistently being less than two years. As of December 31, 1995, the Corporation's investment securities portfolio had an average life of
1.44 years, with approximately $294 million in investment securities, or 42%, of the investment securities portfolio maturing during 1996, and another $218 million, or 31%, of the investment securities portfolio maturing during 1997. The combination of the 1996 and 1997 scheduled maturities, results in 73% of the Corporation's investment securities portfolio maturing within two years of December 31, 1995. As of December 31, 1994, 69% of the securities portfolio was scheduled to mature within two years. The maturity analysis of the investment securities portfolio is summarized in Tables 9 and 10, on page 38.

Table 8, on page 37, presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. The Corporation, historically, has not utilized time deposits of $100,000 or more as a source of liquidity. Time deposits of $100,000 or more and the percentage of these deposits to total deposits increased slightly during 1995 to $97.7 million, or 7% of total deposits, as of December 31, 1995, compared to $92 million, or 6.7% of total deposits, as of December 31, 1994 and $62.8 million, or 4.6% of total deposits, as of December 31, 1993. The significant increase in the amount of these deposits during 1994 was attributable to the increase in the interest rates on time deposits and the widening of the interest rate spread between interest-bearing demand deposit interest rates and time deposit interest rates. The percentage of time deposits of $100,000 or more with a maturity of less than three months was 84% at both December 31, 1995 and December 31, 1994 and 79% as of December 31, 1993. As the Corporation does not utilize these deposits as a source of liquidity, it is able to invest the funds generated from these deposits in investments of like or similar maturity. The Corporation has, and expects to continue to have, more than sufficient funds to meet the liquidity requirement of these deposits.













                      -70-
                 MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 8.  MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR
          MORE (Dollars in Thousands)
                                                           DECEMBER 31
                                       1995                   1994                       1993
                                 AMOUNT    PERCENT      AMOUNT     PERCENT        AMOUNT       PERCENT
Maturity
 Within 3 months . . . . .     $ 82,172      84%       $ 77,436       84%        $ 49,217        79%
 Within 3 to 6 months. . .        4,865       5           5,557        6            3,959         6
 Within 6 to 12 months . .        6,954       7           4,687        5            4,536         7
 Over 12 months. . . . . .        3,707       4           4,301        5            5,091         8
                     Total     $ 97,698     100%       $ 91,981      100%        $ 62,803       100%

Interest rate sensitivity is determined by the amount of interest earning assets and interest bearing liabilities repricing within a specific time period and the magnitude by which interest rates change on the various types of earning assets and interest bearing liabilities. The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest rate sensitivity management aims at achieving reasonable stability in both net interest income and the net interest margin through periods of changing interest rates. The Corporation's goal is to avoid a significant decrease in net interest income and thus an adverse impact on the profitability of the Corporation in periods of changing interest rates. It is necessary to analyze projections of net interest income based upon the repricing characteristics of the Corporation's earning assets and interest bearing deposits and the varying magnitude by which interest rates may change on loans, investments and interest bearing deposit accounts.

Interest rate sensitivity and liquidity management are managed by a number of techniques, as no single interest rate risk measurement tool satisfies both objectives. The primary techniques utilized by the Corporation are asset and liability repricing schedules, commonly referred to as static gap analysis, and simulation analysis. Static gap analysis is used to monitor the Corporation's liquidity position and to assist in the measurement of interest rate sensitivity. The Corporation's static gap remained in a somewhat neutral position throughout the year, reflecting little change from year-end 1994 levels. As of December 31, 1995, the Corporation's static gap analysis indicated a cumulative ratio of interest-sensitive assets to interest-sensitive liabilities of 96% on a six month basis and 104% on a one year basis. This compares with ratios at December 31, 1994 of 90% on a six month basis and 100% on a one year basis. In computing these ratios, variable rate loans and time deposits were included in the time frame of their earliest repricing. Municipal NOW accounts have no contractual maturity, however they are repriceable daily at the Corporation's discretion. The Corporation has determined that these accounts are interest rate sensitive and have included them within the six month category of repricing for the computation of static gap. Money fund accounts, which are noncorporate limited transaction savings accounts, also have no contractual maturity and can reprice daily at the Corporation's discretion. Based on the Corporation's statistical analysis, money fund accounts have been determined to be only partially interest rate sensitive, and therefore 20% of these accounts were included within the six month category of repricing for the computation of static gap. Passbook savings, retail NOW and ChemCash accounts, which totaled $421 million as of December 31, 1995, have no contractual maturity date and can reprice daily at the Corporation's discretion. These accounts are believed by management to be predominately noninterest rate sensitive, and therefore were not included in the computation of static gap. It is important to emphasize that the computation of static gap does not address the fact that the repricing of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of the Corporation. As a result, certain assets and liabilities mature or reprice in periods other than in their contractual period. The Corporation recognizes the limitations of static gap analysis as a tool in managing interest rate risk and, therefore utilizes other methods, including simulation analysis.

Simulation analysis is used to project the potential effects of various interest rate environments on the balance sheet mix and net interest income. Simulation analysis involves the analysis of net interest income and the corresponding quantification of interest rate risk, attributable to changes in interest rate levels and relationships, asset and liability mixes and loan prepayment characteristics. While many assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require an evaluation to more accurately reflect their pricing behavior. Assumptions based on historical pricing relationships and experience and anticipated market reactions are made to certain core deposit and loan categories to reflect changes in interest rate costs and yields relative to changes in market interest rates. The results of this simulation analysis provide additional information needed to assess the proper balance sheet structure and manage net interest income.

The management of net interest income must address two objectives. It must consider the liquidity needs of the Corporation and be designed to minimize the risk of a significant decline in net interest income in a period of significantly rising or declining interest rates. The Corporation has historically been successful in managing net interest income in periods of both rising and declining interest rates through effectively managing the maturity schedule of its investment securities portfolio. Note C to the consolidated financial statements and Table 9 include the maturities of investment securities as of December

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY AND INTEREST SENSITIVITY - CONTINUED

31, 1995. In addition, Note C discloses both the amortized cost and estimated market values of the Corporation's investment securities portfolio as of December 31, 1995, 1994 and 1993.

The Corporation expects to keep the average maturity of its investment securities portfolio to under three years, while generally holding in its own loan portfolio residential real estate loans with original maturities of fifteen years of less. The Corporation has not used and does not intend to use interest rate swaps or other derivatives in the management of interest rate risk. As of December 31, 1995, the Corporation held approximately $4 million in mortgage backed securities and had no investments in any instruments considered "junk bonds." It is management's opinion, based upon the use of static gap analysis and simulation techniques, that the Corporation's 1996 net interest income will not be materially impacted by a moderately rising or declining interest rate environment.

TABLE 9.  MATURITIES AND YIELDS<F*> OF INVESTMENT SECURITIES AT DECEMBER 31, 1995 (Dollars in
          Thousands)
                                                                                  MATURING<F**>
                                                     AFTER ONE        AFTER FIVE
                                     WITHIN          BUT WITHIN       BUT WITHIN          AFTER
                                    ONE YEAR         FIVE YEARS       TEN YEARS         TEN YEARS           TOTAL           MARKET
                                AMOUNT    YIELD    AMOUNT   YIELD   AMOUNT   YIELD    AMOUNT  YIELD     AMOUNT   YIELD      VALUE
AVAILABLE FOR SALE:
U.S. Treasury and agencies .   $ 97,927   5.71%   $230,145   5.95%                                     $328,072   5.92%   $328,072
Other securities . . . . . .      3,537   4.83       6,660   6.93    $1,283   7.00%   $2,118   6.43%     13,598   6.67      13,598
Total Investment Securities
 Available for Sale. . . . .    101,464   5.68     236,805   5.98     1,283   7.00     2,118   6.43     341,670   5.89     341,670

HELD TO MATURITY:
U.S. Treasury and agencies .    183,415   5.17     138,270   6.21                                       321,685   5.89     325,332
States of the U.S. and
 political subdivisions. . .      9,496   8.82      18,621   7.81     8,669   8.78     1,682   8.91      38,468   8.33      39,442
Other securities . . . . . .                           711   8.31                                           711   8.31         742
Total Investment Securities
 Held to Maturity. . . . . .    192,911   5.35     157,602   6.40     8,669   8.78     1,682   8.91     360,864   5.91     365,516
Total Investment Securities    $294,375   5.46%   $394,407   6.15%   $9,952   8.56%   $3,800   7.62%   $702,534   5.90%   $707,186

<F*>Taxable equivalent basis using a 35% federal income tax rate.
<F**>Based on final contractual maturity.

TABLE 10. MATURITY ANALYSIS OF INVESTMENT SECURITIES (as a % of total portfolio)
                                                DECEMBER 31
                                         1995      1994      1993
     Under 1 year. . . . . . .           41.9%     29.9%     45.7%
     1-5 years . . . . . . . .           56.1      66.6      50.9
     5-10 years. . . . . . . .            1.4       1.9       2.5
     Over 10 years . . . . . .             .6       1.6        .9
                         Total            100%      100%      100%

CAPITAL

Capital provides the foundation for future growth and expansion. The major component of capital is shareholders' equity. Effective January 1, 1994, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). This statement specifies that investment securities available for sale are to be carried at estimated market value with a corresponding, net of tax, offset in shareholders' equity. As of December 31, 1995, the SFAS 115 adjustment was an unrealized net gain of $1.375 million in shareholders' equity, compared to an unrealized net loss of $8.289 million as of December 31, 1994. See Notes A and C to the consolidated financial statements.

Shareholders' equity, including the SFAS 115 adjustment, was $185.5 million as of December 31, 1995, an increase of $23.9 million, or 14.8%, from total shareholders' equity as of December 31, 1994. The 1995 increase was derived almost exclusively from net income retained (net income remaining after cash dividends to shareholders) and the change in the SFAS 115 equity adjustment. The SFAS 115 adjustment increased shareholders' equity $9.7 million during 1995.

The ratio of shareholders' equity to total assets was 11.3% at December 31, 1995, compared to 10.1% at December 31, 1994 and 9.8% at December 31, 1993. The Corporation's tangible equity ratio was 11.1% and 9.9% as of December 31, 1995 and December 31, 1994, respectively.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

Under the regulatory "risk-based" capital guidelines in effect for both banks and bank holding companies, minimum capital levels are based upon perceived risk in the Corporation's various asset categories. These guidelines assign risk weights to on-and-off balance



                      -75-
sheet items in arriving at total risk-adjusted assets. Regulatory capital is divided by the computed total of risk-adjusted assets to arrive at the risk-based capital ratios.

The following table compares the Corporation's capital ratios with regulatory capital guidelines as of December 31, 1995:

                                                 RISK BASED CAPITAL RATIOS
                                                LEVERAGE    TIER 1    TOTAL
Chemical Financial Corporation's
 capital ratios. . . . . . . . . . . . . . . .    11.07%    27.73%     28.75%
Regulatory capital ratios "well
 capitalized" definition . . . . . . . . . . .     5.00      6.00      10.00
Regulatory capital ratios -
 minimum requirements. . . . . . . . . . . . .     3.00      4.00       8.00

The Corporation's tier 1 and total regulatory capital ratios are significantly above the regulatory minimum and "well capitalized" levels due to the Corporation holding $666 million in investment securities and other assets, which are assigned a 0% risk rating, and $379 million in loans secured by first liens on residential real estate properties, which are assigned a 50% risk rating. These two categories of assets represented 64% of the Corporation's total assets as of December 31, 1995.

REGULATORY CHANGES

On September 9, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Act") was signed into law. This new federal legislation provided for nationwide interstate banking on September 29, 1995 and also provides for interstate branching. The Federal Reserve Board has authority to approve an application for an interstate acquisition, regardless of whether such transaction is permitted under the law of the state in which the bank to be acquired is located. This authority of the Federal Reserve Bank eliminates the states' authority to discriminate against out-of-state bank holding companies. Interstate branching provides for a single bank to acquire or establish branches in other states. Under interstate branching, a bank does not need to be part of a holding company to cross state lines. Effective June 1, 1997, banks may consolidate existing bank operations and branch interstate. The Act enables states to determine at what level they wish to participate in interstate branching. States may opt in early, before the June 1, 1997 effective date, and states may opt-out before this date.





                      -76-

The provisions of the Act regarding interstate banking and branching are complex and thus it remains unclear what effect future developments in nationwide banking and branching will have on the Corporation. During 1995, mergers and acquisitions between large financial institutions in different states did occur. As a consequence, banking consolidation and interstate banking and branching could have an impact on the Corporation. The Corporation has no intention to pursue the acquisition of banks or branch banking offices outside of the state of Michigan. Certainly, major bank holding companies will continue to consolidate their bank subsidiaries into a single bank statewide, and possibly nationwide, and interstate acquisitions nationwide will continue. The Corporation will continue to closely observe future developments in this area and is committed to acting in the best interests of its shareholders.

OUTLOOK

The Corporation's philosophy is that it intends to be a "family" of community banks, which operates under the direction of local Boards of Directors, a holding company management team and a Corporate Board of Directors. The Corporation strives to remain a quality sales and service organization, and is dedicated to controlled growth and sustained profitability, through the preservation of the community banking concept, in an ever changing and increasingly competitive environment.

The Corporation has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. The Corporation continues to successfully manage its operations, and thus offset its lower than peer net interest margin, which results from its conservative lending and investment policies, with lower than peer loan losses and operating expenses. This strategy resulted in an increase in earnings per share of 7.6% and a return on assets of 1.24%, during 1995.

The banking industry is affected by the overall level of inflation, primarily by the impact inflation has on the overall level and trend of interest rates and the growth of operating expenses. It is necessary for the Corporation to position itself so that changes in the overall level and trend of interest rates, both on a short term and long term basis, do not significantly adversely impact its net interest income. It is also necessary for the Corporation to continually monitor the growth of operating expenses and maintain an appropriate ratio of equity to assets. The successful management of these items should result in the Corporation continuing to meet its objectives and the goals established within its operating philosophy.



                      -77-

There are currently no known trends, events or uncertainties that management believes may be reasonably expected to have a material effect on the Corporation's financial performance.
















































                      -78-
                                DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK AND TRUST COMPANY

DIRECTORS                                TERENCE F. MOORE                            DIRK B. WALTZ
STUART J. BERGSTEIN                      President                                   Retired
President                                MidMichigan Regional
Community Drug Stores, Inc.              Health Systems                              ST. LOUIS OFFICE
                                                                                     ADVISORY BOARD
LAWRENCE E. BURKS                        MARY M. NEELY                               LAWRENCE E. BURKS
President                                Community Volunteer                         President

JAMES A. CURRIE                          ALAN W. OTT                                 DANIEL L. DOEPKER
Educator                                 Chairman and                                President
                                         Chief Executive Officer                     Mid-West Building
DALE T. DEAN                                                                         Distributors, Inc.
President                                FRANK P. POPOFF
4-D Builders Supply, Inc.                Chairman                                    DOUGLAS F. McKIM
                                         The Dow Chemical Company                    Chairman
MICHAEL L. DOW                                                                       Lodewyk, Nesen & McKim, Inc.
Chairman                                 LAWRENCE A. REED
General Aviation, Inc.                   Retired                                     ALAN W. OTT
                                         Dow Corning Corporation                     Chairman and
DR. DAVID E. FRY                                                                     Chief Executive Officer
President                                GARY S. SMITH, M.D.
Northwood University                     Midland Family Physicians, P.C.             DUANE OXENDALE
                                                                                     Regional Manager
RICHARD A. HAZLETON                      WILLIAM S. STAVROPOULOS                     Michigan Livestock Exchange
Chairman and                             President and
Chief Executive Officer                  Chief Executive Officer                     WILLIAM C. THIEMKEY, D.O.
Dow Corning Corporation                  The Dow Chemical Company                    Physician

JAMES R. JENKINS                         DIRK D. WALTZ                               BRADLY E. VIBBER
Vice President,                          Dirk Waltz Buick-Olds-Jeep, Inc.            Senior Vice President and
Manager
Secretary and General Counsel
Dow Corning Corporation                  LAWRENCE J. WASHINGTON, JR.                 JAMES F. WAGAR
                                         Vice President                              Secretary-Treasurer
JAMES A. KENDALL                         Human Resources                             Playbuoy Pontoon
Attorney at Law                          Chemicals and Plastics                      Manufacturing, Inc.
Currie & Kendall, P.C.                   The Dow Chemical Company
                                                                                     OFFICERS
F.R. LEHMAN                              HONORARY DIRECTORS                          ALAN W. OTT
Retired                                  A.T. BLISS, JR.                             Chairman and
Dow Chemical U.S.A.                      Retired                                     Chief Executive Officer




                                                   -79-
LAWRENCE E. BURKS                        VICE PRESIDENTS AND                         JON D. CATLIN
President                                TRUST OFFICERS                              REGINA CURTIS
                                         KIRK W. FISHER                              SHERON DEIBERT
THOMAS J. ALEXANDER                      RICHARD J. STRINGER                         MARY G. GREEN
Executive Vice President and             PATRICIA ZIMMERMAN                          CHERYL K. MEYERS
Cashier                                                                              NANCY MILTON
                                         CONTROLLER                                  SHERRY A. MIZER
BRUCE M. GROOM                           GRETCHEN L. RODAMMER                        JANET K. SCHOENBINE
Senior Vice President                                                                BARBARA E. SLAGEL
and Senior Trust Officer                 ASSISTANT VICE PRESIDENTS                   MARK J. STEINKE
                                         CARL R. AHEARN                              TAMARA J. SWINSON
WILLIAM IDONI                            RUTH BOMAN                                  MARLENE TETU
Senior Vice President                    ROBERT O. BURGESS, JR.                      PEGGY L. TUCKER
                                         KIMBERLEE R. BUTCHER                        SANDRA TURK
CHARLES F. KINNEY                        G. THOMAS CIMBALIK                          TINA A. WALLACE
Senior Vice President                    JANET M. McGUIRE                            SHARON YODER
                                         SELENA NOBLE
WILLIAM C. LAUDERBACH                    MONICA A. SANGER                            BUILDING AND
Senior Vice President and                VICTOR L. SCHULTZ                           MAINTENANCE OFFICER
Investment Officer                       RONALD D. SCHWEIGERT                        CHESTER CANTRELL
                                         ROBERT J. WALTERS
LARRY M. NOBLE                           CAROL WIERMAN
Senior Vice President                    SHERYL K. WILLIG

JUDE T. PATNAUDE                         ASSISTANT VICE PRESIDENTS
Senior Vice President and                AND TRUST OFFICERS
Trust Officer                            HERBERT E. HARDY
                                         J.R. HESANO
GLENN W. PIETENPOL                       NORMA KENDALL
Senior Vice President and                GUY D. MERRIAM
Trust Officer
                                         TRUST OFFICERS
BRADLY E. VIBBER                         MARK SOVEREEN
Senior Vice President                    PICCOLA SWEEBE

VICE PRESIDENTS                          ASSISTANT TRUST OFFICERS
SHARON E. BOWEN                          SHELLY L. CAUFIELD
JOANN M. BURGESS                         WILLIAM HAIGH
ROBERT W. BURNS
ALAN C. CHRISTENSEN                      AUDITOR
W. ROGER MIKUSEK                         AUDREY J. GRIFFIN
ROGER D. NEMETH
CORA J. POST                             ASSISTANT CASHIERS
DARLENE R. SLATER                        WAYNE A. BARBER
                                         BETH E. BRICK






                                                   -80-
                                         DIRECTORS AND OFFICERS OF AFFILIATES

CFC DATA CORP                            CHEMICAL BANK BAY AREA

DIRECTORS                                DIRECTORS                                   THOMAS H. TABOR
STUART J. BERGSTEIN                      GARY E. ANDERSON                            President
President                                President                                   Herman Hiss & Co.
Community Drug Stores, Inc.              Dow Corning Corporation
                                                                                     MERLE J. WIELAND
JAMES R. JENKINS                         LORI A. GWIZDALA                            Vice President
Vice President,                          Senior Vice President                       Wieland Sales, Inc.
Secretary and General Counsel            Chief Financial Officer
Dow Corning Corporation                  and Treasurer                               CARO/MARLETTE
                                         Chemical Financial Corporation              ADVISORY BOARD
TERENCE F. MOORE                                                                     WILLIAM L. BORTEL
President                                MARVIN J. KOCIBA                            Agricultural Consultant
MidMichigan Regional                     Farm Owner and Operator
Health Systems                                                                       JUDITH A. ETTEMA
                                         DOMINIC MONASTIERE                          Owner
ALOYSIUS J. OLIVER                       President                                   Everts Card Shop
Executive Vice President
Chemical Financial Corporation           ALAN W. OTT                                 DR. PAUL A. GOLSCH
                                         Chairman, Chief Executive                   Optometrist
ALAN W. OTT                              Officer and President
Chairman, Chief Executive                Chemical Financial Corporation              DOUGLAS H. HERRINGSHAW
Officer and President                                                                Executive Vice President
Chemical Financial Corporation           DONALD L. PIETZ
                                         President                                   KENNETH G. McLAREN
THOMAS H. PETERSEN                       PICO, Inc.                                  Owner
Executive Vice President and                                                         Simonson/McLaren Agency
General Manager                          GERALDINE F. PRIESKORN
                                         Vice President                              DOMINIC MONASTIERE
JOHN A. REISNER                          Prieskorn Variety Stores Inc.               President
President
Chemical Bank West                       RICHARD B. RANSFORD                         RICHARD B. RANSFORD
                                         President                                   President
OFFICERS                                 Ransford Funeral Home, Inc.                 Ransford Funeral Home, Inc.
ALOYSIUS J. OLIVER
President                                ROBERT D. SAROW                             RICHARD N. SYKES
                                         Attorney at Law                             Secretary
THOMAS H. PETERSEN                       Learman, Peters, Sarow &                    B. Sykes Ltd.
Executive Vice President and             McQuillan
General Manager                                                                      CASS CITY
                                         GARY D. STEADMAN                            ADVISORY BOARD
ALAN W. OTT                              President                                   DUANE W. CHIPPI
Treasurer                                Gary D. Steadman, Inc.                      President
                                                                                     Cass City Oil & Gas Company
LORI A. GWIZDALA
Secretary


                                                   -81-
RICHARD T. DONAHUE                       GLEN H. TOWNLEY                             ASSISTANT CASHIERS
Farm Owner and Operator                  Owner                                       BETTE M. BURTON
                                         Harbor Beach Insurance Agency               RONALD D. ERNDT
DOUGLAS H. HERRINGSHAW                                                               LYNN M. HANSEN
Executive Vice President                 OFFICERS                                    SUZANNE E. HUTCHINSON
                                         ALAN W. OTT                                 JUDITH A. MARCINIAK
WILLIAM L. KRITZMAN                      Chairman                                    SUSAN M. MILLER
President and Treasurer                                                              MARSHA K. MOORE
Kritzman's, Inc.                         DOMINIC MONASTIERE                          SHERRYL M. SEELEY
                                         President                                   CHERYL D. WILDER
DOMINIC MONASTIERE                                                                   KAREN L. WOOD
President                                DOUGLAS H. HERRINGSHAW
                                         Executive Vice President
GERALDINE F. PRIESKORN
Vice President                           JAMES E. BOLTON
Prieskorn Variety Stores Inc.            Senior Vice President

K. MICHAEL WEAVER                        RICHARD J. Van AKKER
Owner                                    Senior Vice President
Coachlight Pharmacy
                                         ROBERT M. WOLAK
ROBERT V. WISCHMEYER                     Senior Vice President
Plant Manager
Agri Sales, Inc. (Bad Axe)               VICE PRESIDENTS
                                         CRAIG A. BISHOP
HARBOR BEACH/BAD AXE                     MICHAEL F. BOICE
ADVISORY BOARD                           TARI E. DETZLER
KENNETH C. BOOMS                         DUANE R. Mc CULLOCH
Retired President                        GALE L. MIELENS
Booms Silo Co. Inc.                      BEVERLY J. PERRY
                                         MARY JO TOPORSKI
DOUGLAS H. HERRINGSHAW                   THOMAS R. WILCOX
Executive Vice President
                                         ASSISTANT VICE PRESIDENTS
MARVIN J. KOCIBA                         JANET A. BERTRAND
Farm Owner and Operator                  WILLIAM D. BOKHART
                                         R. JAMES MERRILL
DOMINIC MONASTIERE                       LYNN C. PAVLICHEK
President
                                         CASHIER
PATRICIA J. ROGGENBUCK                   CHARLES L. BROWN
Secretary
Helena Valley Farms                      AUDITOR
                                         FELICIA M. CARR







                                                   -82-
                                                                                     DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK SOUTH                                                                  CHEMICAL BANK MONTCALM

DIRECTORS                                JEOFFREY A. THORREZ                         DIRECTORS
JUDITH A. BOROWITZ                       President                                   ROBERT K. BRUNDAGE
President                                Concord Manufacturing Co.                   Realtor

RONALD J. DeGRAW                         JACK H. TOWNSEND                            LAWRENCE E. BURKS
Attorney                                 Chairman and                                President
Schroeder, DeGraw, Kendall,              Chief Executive Officer                     Chemical Bank and Trust Co.
Mayhall, DeGraw & Dickerson              Michigan Kitchen Distributors
                                                                                     DONALD BURNS
ROBERT W. FRAHM                          DR. MELVIN L. VULGAMORE                     President
President                                President                                   Montcalm Community College
Frahm Chevrolet-Buick-                   Albion College
Pontiac Company                                                                      GARY COPP
                                         OFFICERS                                    Secretary/Manager
EUGENE D. HAMAKER                        EUGENE D. HAMAKER                           Carson City Lumber Co.
Retired/Consultant                       Chairman
Metalab                                                                              C. NORMAN CROOKS
                                         JUDITH A. BOROWITZ                          Farmer
DENNIS J. LaFLEUR                        President
President                                                                            ALAN E. GRUNEWALD
Chemical Bank Michigan                   MARVIN N. ITTNER                            Professor of Finance
                                         Vice President                              Michigan State University
WILLIAM C. LAUDERBACH
Senior Vice President and                REBECCA L. VETTEL                           THOMAS W. KOHN
Investment Officer                       Vice President                              President
Chemical Bank and Trust Co.
                                         ASSISTANT VICE PRESIDENT AND                CHARLES E. MILLER, JR.
ALAN W. OTT                              CASHIER                                     Insurance
Chairman, Chief Executive                CAROL R. HAYDEN                             Miller-Gamwell Agency
Officer and President
Chemical Financial Corporation           ASSISTANT VICE PRESIDENT                    ALAN W. OTT
                                         TERI E. FOGEL                               Chairman, Chief Executive
JOYCE J. SPICER                                                                      Officer and President
Administrative Assistant                 AUDITOR                                     Chemical Financial Corporation
Albion Division                          ELIZABETH A. WONUS
Harvard Industries, Inc.                                                             MELVIN SCHNEPP
                                         ASSISTANT CASHIERS                          Retired
WILLIAM K. STOFFER                       BARBARA A. KEITH                            Schnepp Funeral Homes, Inc.
Chairman and                             DIANE M. RAMIREZ
Chief Executive Officer
Albion Machine and Tool Co.






                                                   -83-
                                         CHEMICAL BANK CENTRAL

OFFICERS                                 DIRECTORS                                   OFFICERS
ALAN W. OTT                              JACK R. BENEDICT                            ALAN W. OTT
Chairman                                 President                                   Chairman
                                         The Benedict Manufacturing Co.
THOMAS W. KOHN                                                                       KARL W. LINEBAUGH
President                                BRUCE M. GROOM                              President
                                         Senior Vice President and
GLENN L. WOOD                            Senior Trust Officer                        PHILIP R. KEATING
Senior Vice President                    Chemical Bank and Trust Co.                 Executive Vice President

DARLA BARTLETT                           LELAND HICKOX, M.D.                         MARY L. WITHERS
Cashier                                  Physician                                   Cashier

VICE PRESIDENTS                          KARL W. LINEBAUGH                           ASSISTANT VICE PRESIDENTS
DAVID BARKER                             President                                   JAMES GARRETT
DIANE BEACH                                                                          DAVID J. LANGWORTHY
BRUCE COLE                               RONALD MOHNKE                               JEAN A. MISENAR
ROBERT HILL                              Rogers-Mohnke Funeral Home
LAWRENCE M. LAGROW                                                                   AUDITOR
JEAN SOUTHWARD                           LINDA L.H. MYERS                            ROBERT D. GAMMONS
                                         Assistant Superintendent
ASSISTANT VICE PRESIDENT                 Mecosta-Osceola Intermediate                ASSISTANT CASHIERS
KAY MEISTER                              School District                             KENDA DIESON
                                                                                     MARJORIE A. RICHARDS
AUDITOR                                  ALAN W. OTT                                 JANET ROWLAND
KIMBERLY SIBURT                          Chairman, Chief Executive                   KELLIE J. SHANKEL
                                         Officer and President
ASSISTANT CASHIERS                       Chemical Financial Corporation              COMPLIANCE AND CRA
AMY S. ANDERSEN                                                                      OFFICER
CONNIE COLLAR                            WILLIAM R. PRUITT                           MARY K. SUCKOW
TAMALA HARRINGTON                        Pruitt-Livingston Funeral Home
DORIS RASMUSSEN
DONNA STRATTON                           CARL M. SCHUBERG
LINDA TUCKER                             Auctioneer-Farmer
KAREN YAW
                                         FRANKLIN C. WHEATLAKE
                                         Chairman
                                         Wheatlake Enterprises











                                                   -84-
CHEMICAL BANK MICHIGAN

DIRECTORS                                WILLIAM C. ODYKIRK                          ROBIN R. GROVE
ROBERT H. BEACOM                         Ody Enterprises                             LINDA C. HALL
Retired                                                                              STEVEN J. KINGSBURY
Chemical Bank Michigan                   ALAN W. OTT                                 TAMMY L. MILLER
                                         Chairman, Chief Executive                   CAROL PETERSON
JOHN M. BICKNELL                         Officer and President                       DAVID T. PRAWDZIK
Retired Retailer                         Chemical Financial Corporation              SUSAN D. SPEARY
                                                                                     LORI STOUT
DONALD D. CLARKE                         GUERDON E. SCHUMACHER                       STANLEY L. WARNER
Crop Farmer                              Retired
                                                                                     AUDITOR
VINCENT L. DEMASI                        ALBERT F. WENTWORTH                         CHRISTINE J. LAWSON
Owner, Clare Hardware                    Dairy Farmer
                                                                                     ASSISTANT CASHIERS
A.J. DOHERTY, III                        OFFICERS                                    THEOLA CLEVELAND
A.J. Doherty Motor Inns, Inc.            ALAN W. OTT                                 ELAINE DUNKLE
                                         Chairman                                    JUDITH A. GROVE
WAYNE FRUCHEY                                                                        VERA MARSHALL
Perry's IGA/Countryside IGA              DENNIS J. LaFLEUR                           SUE E. WHITE
                                         President
JOSEPH F. JOHNSTON
Retired                                  JAMES A. ALLEN
Johnston Elevator                        Senior Vice President

DENNIS J. LaFLEUR                        RONNIE L. POWELL
President                                Senior Vice President

FRANK J. MARTIN, D.O.                    RODERICK F. BEAMISH
Physician                                Vice President

CLAY MAXWELL                             JANET GILLARD
Maxwell Seed Farms                       Vice President

RICHARD M. MOSER                         DAVID P. VERMILYE
Owner, Woods Household                   Vice President and Cashier
Furniture & Appliances
                                         BRENDA J. HAVENS
BETTY M. MUSSELL                         Comptroller
Community Volunteer
                                         ASSISTANT VICE PRESIDENTS
JOSEPH F. MYERS                          CHARLES ABMLE
Myers for Tires                          DALLAS L. GEROW







                                                   -85-
DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK NORTH                                                                  CHEMICAL BANK WEST

DIRECTORS                                OFFICERS                                    DIRECTORS
WILLIAM L. CAREY                         ALAN W. OTT                                 THOMAS J. ALEXANDER
Attorney at Law                          Chairman                                    Executive Vice President
                                                                                     and Cashier/Chem Bk & Trust
Co.
JERRY M. DeWITT                          G. JOE SWAIN
Owner                                    President                                   RONALD L. BLACKMAN
Fox Run Country Club                                                                 President
                                         MARK W. FURST                               Blackman Iron & Metal, Inc.
ROSE E. DULEY GLEASON                    Vice President
Retired                                                                              NANCY BOWMAN
Crawford County Library                  RANDALL A. SEYMOUR                          C.P.A.
                                         Vice President
RONALD D. FRASER                                                                     HAROLD CNOSSEN
Owner                                    J. ELAINE SWEENEY                           Prosperous Farms
Grayling Holiday Inn                     Vice President and
                                         Cashier                                     WAYNE EVERETT
WILLIAM IDONI                                                                        Everett Office Plus
Senior Vice President                    ASSISTANT VICE PRESIDENTS
Chemical Bank and Trust                  SHARON NIEBRZYDOWSKI                        JAMES B. HINKAMP, II
Company                                  SHELBY J. NORMAN                            Executive Vice President
                                         JANE A. RANDALL
SAMUEL P. MARRA                          ANDREA M. WEISS                             ALAN W. OTT
Retired                                                                              Chairman, Chief Executive
Hunt Drug Store, Inc.                    AUDITOR                                     Officer and President
                                         CAROL D. WHITE                              Chemical Financial Corporation
ALAN W. OTT
Chairman, Chief Executive                ASSISTANT CASHIERS                          JOHN A. REISNER
Officer and President                    SANDRA L. EGBERS                            President
Chemical Financial Corporation           TAMARA L. GALVANI
                                         SHARON A. VARISCO                           OFFICERS
RONALD M. PHILLIPS                                                                   ALAN W. OTT
Retired                                                                              Chairman
Chemical Bank North
                                                                                     JOHN A. REISNER
G. JOE SWAIN                                                                         President
President
                                                                                     JAMES B. HINKAMP, II
JERRY WALKER                                                                         Executive Vice President
Vice President
Jack Millikin, Inc.                                                                  BARBARA HANCOCK
                                                                                     Cashier





                                                   -86-
KRISTINE E. BOWEN                        DOMINIC MONASTIERE
Vice President                           President
                                         Chemical Bank Bay Area
WENDY S. MOORE
Vice President                           ALAN W. OTT
                                         Chairman, Chief Executive
AGRICULTURE REPRESENTATIVE               Officer and President
THOMAS WINKEL                            Chemical Financial
                                         Corporation
AUDITOR
SUSAN PARSONS                            DAVID S. RAMSAY
                                         Lee/Ramsay Funeral Home
ASSISTANT CASHIERS
DARYL HESSELINK                          DONALD L. WILTSE
ROXANNE PRINCE                           Wiltse Chevrolet,
SUSAN SCHWAGER                           Oldsmobile, Buick, Inc.
MARY JO SHIVLIE
                                         OFFICERS
                                         ALAN W. OTT
CHEMICAL BANK HURON                      Chairman

DIRECTORS                                JAMES DANEK
HOWARD BARRIGER                          President
Teacher
Standish Sterling High School            RODNEY R. LOOMIS
President                                Senior Vice President
Barriger Builders
                                         JANIE L. WILLIAMSON
RONALD E. CHRISTIE                       Vice President and Cashier
Band Director
Au Gres Sims Schools                     SANDRA A. METZGER
                                         Assistant Vice President
JAMES E. DANEK
President                                DEBORAH K. MORGAN
                                         Assistant Vice President
KARL N. EDMONDS
AuGres Parts & Service                   AUDITOR
                                         DEBBIE DEWALD
GERALD HEINRICH
Heinrich Lumber Company                  ASSISTANT CASHIERS
                                         DEBRA CLAYTON-
THERON P. HOLLAND                          MOREFIELD
Hollands IGA                             MARY DURUSSEL
                                         JEAN SAXON
OTIS McKINLEY, D.D.S.                    KAREN SCHAFFER
                                         WILLIAM TILLEN





                                                   -87-
CHEMICAL BANK KEY STATE

DIRECTORS                                OFFICERS
DAVID ELOW                               DAVID ELOW
Retired Industrialist                    Chairman

MARGARET S. GULICK                       DAVID B. RAMAKER
President and Chief Executive            President
Officer
Memorial Healthcare Center               JOHN F. HARRISON
                                         Senior Vice President and
WILLIAM P. HOWE                          Cashier
President
Mid-Michigan Construction                VICE PRESIDENTS
                                         ARTHUR C. ELBRACHT
MICHAEL G. MAJZEL, JR.                   ROBERT L. HARDY
Self-Employed Crop Farmer                JOHN H. LARZELERE

ALOYSIUS J. OLIVER                       ASSISTANT VICE PRESIDENTS
Executive Vice President                 P. JOSEPH DALY
Chemical Financial Corporation           LORI L. EDINGTON
                                         NITA L. JONES
ALAN W. OTT                              DONNA S. McAVOY
Chairman, Chief Executive
Officer and President                    ASSISTANT VICE PRESIDENT
Chemical Financial Corporation           AND CONTROLLER
                                         LAWRENCE V. BORZA
HERBERT F. PENHORWOOD
Retired Industrialist                    ASSISTANT VICE PRESIDENT
                                         AND AUDITOR
DAVID B. RAMAKER                         DONALD D. LEVI
President
                                         ASSISTANT CASHIERS
HOWARD S. SHAND                          JANA L. BARTRAM
President                                BARBARA M. BUCSI
William E. Walter, Inc.                  DONALD J. CRATER
                                         JAMES R. FARHAT
PHILIP R. WELCH                          MICHELLE M. HOLDEN
President                                JAMES D. JONES
Michigan Lake Products, Inc.             SUSAN K. LYNDE
                                         MARY M. PIPER
                                         CAROL A. ROWELL
                                         LINDA K. SOVIS

                   CHEMICAL FINANCIAL CORPORATION
                   333 East Main
                   P. O. Box 569
                   Midland, MI  48640-0569


                                                   -88-