Form 10-K, Exhibit 13
period 1996-12-31
CHEMICAL FINANCIAL CORP
filed 1997-03-25
CIK 19612

                                EXHIBIT 13

                              [CHEMICAL LOGO]

                      CHEMICAL FINANCIAL CORPORATION


                    [PICTURE OF BUILDING CONSTRUCTION]

                       [PICTURE OF BAND PRACTICING]

               [PICTURE OF LITTLE GIRL HOLDING A BUCKET IN A
                             FIELD WITH SHEEP]



                                   1996
                               ANNUAL REPORT

1996 HIGHLIGHTS

1996 MARKED THE 22ND CONSECUTIVE YEAR of both increased operating earnings and cash dividends:

     - 1996 Earnings were $22.003 million, up 7.4% over 1995 Earnings of $20.489 million.

     - 1996 Earnings per share were $2.13, up 7% over 1995 Earnings per share of $1.99.

     - Return on average assets was 1.30% in 1996, compared to 1.24% in 1995.

     - 1996 Cash dividends per share were $.76, up 17.6% over 1995 Cash dividends per share of $.65.

     -    The Corporation paid a 5% stock dividend on December 30, 1996.

The Corporation's financial position remained strong at December 31, 1996. Highlights as of this date follow:

     -    Total assets were $1.7 billion.

     - Shareholders' equity was $207.3 million and represented 12.2% of total assets.

     - The allowance for possible loan losses was $16.6 million, or 2.06% of total loans, compared to total nonperforming loans of $1.9 million, or .23% of total loans.

On March 21, 1996, Chemical Bank Huron was merged into Chemical Bank Bay
Area.

On May 1, 1996, the Corporation acquired State Savings Bancorp, Inc. (SSBI) in Caro, Michigan. SSBI operated one bank, State Savings Bank of Caro, with offices in Caro and Fairgrove. The Corporation renamed the bank Chemical Bank Thumb Area and through a corporate reorganization transferred seven branches of Chemical Bank Bay Area, located in the thumb area of Michigan, to Chemical Bank Thumb Area.

On December 31, 1996, the Corporation acquired an independent insurance agency, Arbury & Stephenson, Inc. in Midland, Michigan, through a subsidiary of Chemical Bank and Trust Company, the Corporation's lead subsidiary bank.

---------------------------------------------------------------------------




REFERENCE GUIDE
1996 Highlights. . . . . . . . . . . . . 2        Consolidated Financial Statements . . . . . . . 14

Financial Highlights . . . . . . . . . . 3        Notes to Consolidated Financial Statements. . . 18

Message to Shareholders. . . . . . . . . 4        Report of Ernst & Young, LLP
                                                    Independent Auditors. . . . . . . . . . . . . 27
Community Involvement. . . . . . . . . . 6
                                                  Management's Discussion and Analysis. . . . . . 28
Mortgage Lending . . . . . . . . . . . . 8
                                                  Directors and Officers of Affiliates. . . . . . 42
Business Development . . . . . . . . . .10
                                                  Corporate Information
Retirement of Alan W. Ott. . . . . . . .12          and Board of Directors. . . . . . . . . . .46-47

Quarterly Financial Information. . . . .13

FINANCIAL HIGHLIGHTS

                                                                      Years Ended December 31

                                                 1996           1995           1994           1993           1992
OPERATING RESULTS (in thousands)
Net interest income. . . . . . . . . . .     $   67,090     $   63,687     $   63,278     $   62,645     $   62,320
Provision for possible
 loan losses . . . . . . . . . . . . . .          1,128          1,065          1,099          1,104          1,463
Other income . . . . . . . . . . . . . .         12,198         12,359         11,330         11,876         10,635
Operating expenses . . . . . . . . . . .         45,124         44,629         45,613         46,746         45,807
Net operating income . . . . . . . . . .         22,003         20,489         19,110         18,165         17,484
Net income . . . . . . . . . . . . . . .         22,003         20,489         19,110         20,165         17,484

PER SHARE DATA
Net operating income . . . . . . . . . .     $     2.13     $     1.99     $     1.86     $     1.77     $     1.73
Net income . . . . . . . . . . . . . . .           2.13           1.99           1.86           1.97           1.73
Cash dividends . . . . . . . . . . . . .            .76            .65            .53            .48            .44
Book value end-of-period . . . . . . . .          20.30          19.15          16.87          16.38          14.90
Market value end-of-period . . . . . . .          39.50          36.66          25.40          26.03          22.37

AT YEAR END (in thousands)
Total assets . . . . . . . . . . . . . .     $1,698,774     $1,706,085     $1,658,023     $1,653,246     $1,635,055
Deposits . . . . . . . . . . . . . . . .      1,429,915      1,449,801      1,421,678      1,425,415      1,421,541
Long-term debt . . . . . . . . . . . . .         10,000         12,080         12,099         14,104         16,057
Shareholders' equity . . . . . . . . . .        207,269        194,902        170,680        165,037        149,401

FINANCIAL RATIOS
Return on average total assets . . . . .           1.30%          1.24%          1.15%          1.23%          1.10%
Return on average
 shareholders' equity. . . . . . . . . .           10.9           11.0           11.1           12.8           12.2
Average shareholders' equity to
 average total assets. . . . . . . . . .           11.9           11.3           10.4            9.6            9.0
Cash dividends paid per share
 to net income per share . . . . . . . .           35.7           32.7           28.5           24.4           25.4
Allowance for possible loan
 losses to total loans . . . . . . . . .           2.06           2.09           2.01           2.00           1.92
Tangible equity to assets. . . . . . . .           12.0           11.2           10.1            9.7            8.9

[LOAN COMPOSITION GRAPH   [BOOK VALUE PER SHARE GRAPH]  [CASH DIVIDENDS PER
DECEMBER 31, 1996]                                        SHARE GRAPH]

MESSAGE TO OUR SHAREHOLDERS

     1996 was another record year for Chemical Financial Corporation. Net income was $22 million or $2.13 per common share. Net income was 7.4% more than the earnings of $20.5 million ($1.99 per share) that we reported for 1995. Moreover, this was the twenty-second consecutive year in which we experienced an increase in operating income.

[NET OPERATING INCOME PER SHARE GRAPH]  [NET INCOME PER SHARE GRAPH]

[NET INCOME (THOUSANDS) GRAPH]          [TOTAL ASSETS (THOUSANDS) GRAPH]

     At the end of the year, our total assets were $1.7 billion, total deposits were $1.4 billion, total loans were $807.7 million and shareholders' equity was $207.3 million. Note I to the enclosed financial statements shows how favorably our capital ratios compare to the minimums required by banking regulators.

     Other highlights in the financial statements include our improved net interest income and the modest increase in total operating expenses. Net interest income went up due to stronger loan demand and increases in some operating expenses were offset by reduced FDIC insurance premiums.

     We can report improvements in our earnings year after year because we understand how to operate a successful "super community bank." We specialize in providing a full array of financial services to a significant number of smaller cities and towns where, in some markets, we operate the only banking office.

                    [PICTURE OF ALAN W. OTT, CHAIRMAN]

     We can operate successfully in these smaller markets because we have a different cost structure and operating philosophy than the megabanks. We do not have an extensive middle management structure nor do we have a large support staff. Moreover, it is not necessary for us to incur the expense and risks of research and development because we rely only on proven technology. As a consequence, our fixed overhead is considerably lower than the largest banks and we can earn a profit on volumes of business they find unprofitable.

     Because the majority of the markets we serve are small and growing slowly, we seek performance improvements in modest steps. For the most part, these steps involve careful control of non-interest expenses, active marketing of credit services (including newer ones such as home equity loans and lines of credit) and the promotion of services that produce fee income.

     Increasing fee income holds the most promise of allowing us to improve our performance in the years ahead. During 1996, we organized CFC Title Services, Inc., a title insurance sales organization. Then, late in the year, we acquired Arbury & Stephenson, Inc., a Midland property and casualty insurance agency, and merged it into CFC Financial Services, Inc. Both of these insurance sales activities were structured as subsidiaries of Chemical Bank and Trust Company, our lead bank, because banks chartered in Michigan may now engage in insurance agency activities while federally supervised bank holding companies may not.

     Chemical Bank and Trust Company and four other affiliate banks also entered into agreements with Security First Group and Corelink Financial Services to operate a network of CFC Investment Centers offering their customers mutual funds, market securities and annuities. Over time, we believe that these activities will make increasingly significant contributions to net income. And, as laws and regulations permit, our banks will remain alert for other activities that will produce fee income with minimal capital investments.

     We also seek opportunities to expand our operations into new markets. In recent years, we have purchased a number of branch offices from other institutions and we expect to have other opportunities to expand this way as the largest banks continue to shift their efforts to major population centers. In addition, we continue to be interested in further acquisitions of independent banks that fit into our strategic plan.

     Neither are we adverse to establishing de novo banks and branches in new markets when promising situations arise. During 1996, we opened a new office of Chemical Bank and Trust Company in Alma, a prosperous college town where we already had a good number of customers who had been doing business at our other Gratiot County locations.

     We also believe that our organization as a group of community banks helps us achieve our strategic goals. The directors of our affiliate banks provide us with market intelligence that we could not get in any other way. Four of these directors retired last year under our directors retirement plan. Dr. Frank Martin had been a director of Chemical Bank Michigan since 1973. F. R. ("Pete") Lehman joined the board of Chemical Bank and Trust Company in 1986. Dr. Leland Hickox was elected to the board of the First National Bank of Big Rapids (now Chemical Bank Central) in 1969. Robert Brundage had served as a director to Chemical Bank Montcalm since 1961. We thank these gentlemen for their many contributions to the advancement of our company and wish them well in the years ahead.

     As you know, I retired as a full-time employee on December 31, 1996, although I will continue to serve as a director and chairman of the board of the company and our lead bank, Chemical Bank and Trust Company. I will also remain on the board of Chemical Bank Thumb Area while this newest affiliate and its able staff become thoroughly integrated into our company.

     I would like to thank our corporate and bank directors, our officers, our staff, and you, our shareholder, for the support and cooperation given me over the past 25 years since I first was named president of Chemical Bank and Trust Company. Working together, we have accomplished a great deal. I am confident that those who succeed me will lead the company and our affiliate banks to even greater success in the years ahead.

Sincerely,

/s/ Alan W. Ott

Alan W. Ott
Chairman of the Board

COMMUNITY INVOLVEMENT

"SUPPORTING THE 4-H MOVEMENT PROVIDES OPPORTUNITIES FOR PEOPLE THROUGHOUT THE CHEMICAL BANK ORGANIZATION TO BECOME PERSONALLY INVOLVED IN THE COMMUNITIES WE SERVE."

- ALAN W. OTT, CHAIRMAN OF THE BOARD

[4-H LOGO]

[PICTURE OF WESLEY GARRET, MIDLAND COUNTY FAIR 4-H PARTICIPANT, AND LAWRENCE E. BURKS, VICE CHAIRMAN OF THE BOARD, CHEMICAL BANK AND TRUST CO.]

[PICTURE OF LITTLE GIRL HOLDING A BUCKET IN HER HANDS WITH TWO LARGE SHEEP AND 2 BABY SHEEP]

     FOR MORE THAN 80 YEARS, local 4-H Clubs have contributed to the positive development of young people by promoting the FOUR H'S: HEAD (knowledge), HEART (traditional values), HAND (practical skills) and HEALTH (good life styles). Consequently, Chemical Financial Corporation and its affiliate banks are enthusiastic supporters of the 4-H movement.

[PICTURE OF RACHELL MANNING, MIDLAND COUNTY FAIR 4-H PARTICIPANT WITH HER
COW]

     Our chairman, Alan W. Ott, has been a trustee of the Michigan 4-H Foundation and has served as chairman of its finance committee since 1988. In this role, he has helped to assure the foundation's stewardship of its resources and its efforts to be financially sound. In recognition of his personal involvement in 4-H activities and the support given by the Chemical Financial organization, he was recently given the Michigan 4-H Citation, the Michigan 4-H Youth Program's highest award.

     At the local level, Chemical Banks purchase the animals raised by 4-H members at annual auctions. Dozens of Chemical Bank employees volunteer to work at 4-H fairs as auctioneers, billing clerks, photographers, ticket sellers and cashiers. Others volunteer as leaders of local clubs. Some Chemical Banks administer the payment and remittance process at 4-H livestock auctions.

     Our affiliate banks also play an active role in supporting many other aspects of the 4-H program. We work with Michigan State University County Extension 4-H Youth Agents and support 4-H organizations at every level to publicize their activities and the accomplishments of their young members. We provide support for awards and banquets that honor adult leaders and livestock buyers. The Corporation and its affiliated banks are dedicated to working with the 4-H organization in supporting activities that foster the development of our youth as they mature into the leaders of tomorrow.

     As a super community bank, we are committed to being a good corporate citizen wherever we operate. Over the years, we have found few opportunities to be of service that provide a greater return on our financial contributions and the efforts of our staff members than support of, and participation in, the 4-H movement.

MORTGAGE LENDING

"THIS IS THE HOME WE'VE ALWAYS DREAMED OF OWNING, AND CHEMICAL BANK HELPED US MAKE IT POSSIBLE. FROM THE MOMENT WE SHOWED THEM THE PLANS, WE KNEW THEY WERE ON OUR SIDE."

- DR. JOHN BASLER

[PICTURE OF SIX PEOPLE LOOKING AT A DRAWING PLAN]

[PICTURE OF A HOUSE BEING BUILT]

     THE IDEAL OF HOME OWNERSHIP is deeply imbedded in the American Way of Life. This is a nation where people from all walks of life can realistically aspire to own a home. Over the years, numerous programs have been developed that make it easier for people to finance the purchase of a place to live. For many people, buying a home has also proven to be the best investment they ever made.

     Chemical Financial Corporation affiliates have always shared a commitment to do everything possible to help people finance a home and achieve the dream of home ownership that has been so important throughout our nation's history. That is why, today, we are one of the largest volume residential mortgage lenders in mid-Michigan

[PICTURE OF MAN BUILDING HOUSE]

     In the three-year period ending December, 31, 1996, the ten Chemical Banks loaned a grand total of $359 million to 6,087 home owners. In 1996, alone, they granted loans secured by residential real estate totaling $152 million to 2,363 families and individuals. This was a 37.3% increase in the number of loans and a 53.25% increase in the total amount loaned over our mortgage lending activity in 1995.

     Over the years, we have sold millions of dollars of the mortgages made by Chemical Banks in the secondary market. Still, at the end of 1996, we had $402 million of residential mortgages in the loan portfolios of our affiliates. They represented 49.7% of all of our outstanding loans.

     Our strong commitment to helping home buyers in the markets where we do business is an essential part of our strategy of being a super community bank. This strategy requires us to be "THE BANK FOR EVERYBODY." The people who live and work in the communities served by a Chemical Bank, like Dr. and Mrs. John Basler who financed their new home at Chemical Bank Bay Area, have come to count on us to help them achieve the American Dream of home ownership. We believe that we would be violating one of the basic obligations of a community banking organization if we ever let them down. And we have no intention of doing so.

BUSINESS DEVELOPMENT

"WHENEVER WE'VE NEEDED A FINANCIAL SERVICE OR A LOAN TO TAKE ADVANTAGE OF A NEW OPPORTUNITY, CHEMICAL BANK HAS BEEN THERE. THEY'RE MORE THAN OUR BANK. THEY'RE OUR PARTNER!"

-  RICHARD AND O. DAVID ROGERS

[PICTURE OF TWO WOMEN TALKING AND ONE MAN PUTTING A PLATFORM TOGETHER]

[PICTURE OF A BAND PRACTICING]

[PICTURE OF A BASKETBALL ARENA]

     AS A COMMUNITY BANKING ORGANIZATION, we believe that our company will grow and prosper only if we are successful in helping the communities we serve grow and prosper along with us. One of the principal ways we achieve this dual goal is by assisting local business organizations as they develop and expand.

     StageRight Corporation of Clare, Michigan, has its origins in 1971 when brothers David and Richard Rogers expanded the family business of repairing athletic equipment for local schools in central Michigan. In 1982, Chemical Bank Michigan helped the Rogers buy a commercial building to house this venture. Within a few years, their business had grown into Rogers Athletic Company, Inc., a leading designer and manufacturer of football practice equipment sold nationally to public and private schools, universities and professional teams.

[PICTURE OF RICHARD ROGERS, VICE PRESIDENT, AND O. DAVID ROGERS, PRESIDENT, STAGERIGHT CORPORATION]

      In 1984, the Rogers brothers developed a line of portable risers for use by church and school choirs and organized the StageRight Corporation to manufacture and market it. Soon thereafter, the company designed and brought a new line of portable stages to market. Since then, StageRight Corporation has continued to expand its product lines and has become an international supplier of quality platform systems noted for their innovative design and high quality. Today, the affiliated companies have more than 200 employees and annual sales of nearly $20 million. Its products are used everywhere, from the smallest schools to the largest arenas and auditoriums.

     The primary reason for the success of StageRight Corporation has been the management skill and entrepreneurial vision of the company's founders. The Chemical Financial organization is proud to have been able to support and work with them and help them grow by providing a complete line of banking services, including commercial mortgages, term loans, lines of credit, cash management services and, most recently, our CHEMCONNECT electronic banking service.

     StageRight Corporation's story of continuously compounding success has been good for the Rogers brothers, for the people who have found good, secure jobs working for the company, for the residents and business community in the Clare area and for Chemical Financial Corporation. We are very pleased that we have had an opportunity to be a part of the story.

RETIREMENT OF ALAN W. OTT

     Alan Ott began his banking career just after World War II ended when he went to work as a part-time bookkeeper at the First National Bank of Manistique. He was still in high school at the time. Alan made such a good impression that, soon after he graduated, he was offered a full-time job as the bank's assistant cashier even though he was only 18 years old.

     He served in the Army during the Korean War but, after being discharged, returned to the bank in his home town. Then, in 1956, he moved on to become the cashier at Citizens State Bank in Clare (now Chemical Bank Michigan). In Clare, he impressed his superiors just as he had in Manistique. He was only 29 years old when he was elected to the board of Citizens State Bank in 1961.

     Alan Ott's work at the bank in Clare soon brought him to the attention of bankers in other mid-Michigan communities. They were not surprised when he was offered the position of cashier at much larger Chemical State Savings Bank in Midland in 1962. The bank's total assets at the time were $36 million.

[PICTURE OF ALAN W. OTT, CHAIRMAN]

     As in his previous jobs, he quickly convinced the people he worked with that he was someone who could get things done. He was made a vice president in 1964 and elected to the board of directors in 1969. When he joined the board, it was already clear that Alan Ott would likely succeed the bank's president, Richard Todd, upon his retirement. But Mr. Todd died suddenly in 1972.

     The board was faced with a difficult decision as a result of Mr. Todd's death. They had expected Alan Ott to succeed him one day but he was then only 40 years old, a very young age for a bank president in that era. Still, the board named him the bank's president and chief executive officer. The rest is history.

     He spearheaded the organization of Chemical Financial Corporation in 1974 and became the company's first president and chief executive officer. Over the next 22 years, he personally negotiated the acquisition of 17 banks. He might not have realized it, but he helped to invent the modern super community bank. No one deserves more credit for the development and success of the CFC organization than he does.

     In almost 50 years as a banker, Alan Ott has witnessed incredible changes in the banking industry. But he was never just an observer. He was always an energetic leader who helped bring about some of the most important developments in the history of banking.

QUARTERLY FINANCIAL INFORMATION

STOCK PRICE RANGES AND CASH DIVIDENDS
                                              1996                               1995
                                                         CASH                               CASH
                                  HIGH        LOW        DIV.        HIGH        LOW        DIV.
First quarter. . . . . . . .     $37.86      $35.48      $.190      $26.19      $24.29      $.152
Second quarter . . . . . . .      37.86       34.29       .190       26.90       26.19       .152
Third quarter. . . . . . . .      34.29       31.43       .191       34.29       26.90       .172
Fourth quarter . . . . . . .      39.50       32.38       .191       37.14       34.29       .172
                                                         -----                              -----
                                                         $.762                              $.648
                                                         =====                              =====

     Chemical Financial Corporation common stock is traded on the NASDAQ Stock Market under the symbol CHFC. The above table sets forth the range of bid prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent the actual transactions. As of December 31, 1996, there were 10,209,790 shares of Chemical Financial Corporation common stock issued and outstanding held by approximately 3,800 shareholders of record.

     The earnings of the Corporation's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual bank. See Note H to the Consolidated Financial Statements for a discussion of such limitations. Management expects the Corporation to declare and pay regular quarterly cash dividends on its common shares in 1997.

















SELECTED QUARTERLY FINANCIAL INFORMATION (Unaudited)

(In thousands, except per share data)
                                                          1996                                            1995
                                        FIRST      SECOND       THIRD      FOURTH       FIRST      SECOND       THIRD      FOURTH
                                       QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER
Interest income. . . . . . . . . .     $27,915     $28,241     $28,431     $28,665     $26,583     $27,155     $27,384     $28,256
Interest expense . . . . . . . . .      11,827      11,524      11,382      11,429      10,791      11,336      11,550      12,014
Net interest income. . . . . . . .      16,088      16,717      17,049      17,236      15,792      15,819      15,834      16,242
Provision for possible
 loan losses . . . . . . . . . . .         268         270         273         317         250         240         260         315
Investment securities gains. . . .          14           1
Income before income taxes . . . .       7,433       7,835       8,101       9,667       6,779       6,986       7,589       8,998
Net income . . . . . . . . . . . .       4,993       5,163       5,412       6,435       4,593       4,771       5,075       6,050
Net income per share . . . . . . .         .48         .50         .52         .63         .44         .47         .49         .59

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME
                                                                              Years Ended December 31
                                                                        1996           1995            1994
                                                                       (In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans . . . . . . . . . . . . . .               $ 67,470        $ 64,305        $ 61,875
Interest on investment securities:
 Taxable . . . . . . . . . . . . . . . . . . . . . . .                 38,882          37,675          33,870
 Tax-exempt. . . . . . . . . . . . . . . . . . . . . .                  2,189           2,394           2,454
                                                                     --------        --------        --------
                         TOTAL INTEREST ON SECURITIES                  41,071          40,069          36,324
Interest on federal funds sold . . . . . . . . . . . .                  4,575           4,800           3,378
Interest on deposits with unaffiliated banks . . . . .                    136             204              66
                                                                     --------        --------        --------
                                TOTAL INTEREST INCOME                 113,252         109,378         101,643

INTEREST EXPENSE
Interest on deposits . . . . . . . . . . . . . . . . .                 44,284          43,306          36,468
Interest on short-term borrowings. . . . . . . . . . .                  1,163           1,552           1,159
Interest on long-term debt . . . . . . . . . . . . . .                    715             833             738
                                                                     --------        --------        --------
                               TOTAL INTEREST EXPENSE                  46,162          45,691          38,365
                                                                     --------        --------        --------
                                  NET INTEREST INCOME                  67,090          63,687          63,278
Provision for possible loan losses   Note D. . . . . .                  1,128           1,065           1,099
                                                                     --------        --------        --------
NET INTEREST INCOME After Provision for
 Possible Loan Losses. . . . . . . . . . . . . . . . .                 65,962          62,622          62,179
OTHER INCOME
Trust department income. . . . . . . . . . . . . . . .                  2,897           2,681           2,616
Service charges on deposit accounts. . . . . . . . . .                  5,382           5,193           4,483
Other charges and fees for customer services . . . . .                  2,707           2,635           2,378
Revenue from data processing services. . . . . . . . .                    719           1,011           1,032
Gains on sales of loans. . . . . . . . . . . . . . . .                    137             526             188
Investment securities gains. . . . . . . . . . . . . .                     15                             265
Other. . . . . . . . . . . . . . . . . . . . . . . . .                    341             313             368
                                                                     --------        --------        --------
                                   TOTAL OTHER INCOME                  12,198          12,359          11,330
OPERATING EXPENSES
Salaries, wages and employee benefits. . . . . . . . .                 26,964          25,703          25,408
Occupancy expense premises . . . . . . . . . . . . . .                  4,261           4,028           4,043
Equipment rentals, depreciation and maintenance. . . .                  2,884           2,732           2,904
Other. . . . . . . . . . . . . . . . . . . . . . . . .                 11,015          12,166          13,258
                                                                     --------        --------        --------
                             TOTAL OPERATING EXPENSES                  45,124          44,629          45,613
                                                                     --------        --------        --------
INCOME BEFORE INCOME TAXES . . . . . . . . . . . . . .                 33,036          30,352          27,896
Federal income taxes . . . . . . . . . . . . . . . . .                 11,033           9,863           8,786
                                                                     --------        --------        --------
                                           NET INCOME                $ 22,003        $ 20,489        $ 19,110
                                                                     ========        ========        ========
PER COMMON SHARE   NOTE A:
Net income . . . . . . . . . . . . . . . . . . . . . .               $   2.13        $   1.99        $   1.86
                                                                     ========        ========        ========
Cash dividends . . . . . . . . . . . . . . . . . . . .               $    .76        $    .65        $    .53
                                                                     ========        ========        ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                                                                     December 31
                                                                                  1996          1995
                                                                                (Dollars in thousands)
ASSETS
Cash and demand deposits due from banks. . . . . . . . . . . . . . . . . .    $   89,517    $   91,017
Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . .       114,200        84,900
Interest bearing deposits with unaffiliated banks. . . . . . . . . . . . .         1,134         2,981
Investment securities   Notes A and C:
 Held to maturity (estimated market value
   $215,494 in 1996 and $397,061  in 1995) . . . . . . . . . . . . . . . .       213,752       392,429
 Available for sale (at estimated market value). . . . . . . . . . . . . .       441,787       341,670
                                                                              ----------    ----------
                                               Total investment securities       655,539       734,099
Loans   Note D . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       807,653       760,578
 Less: Allowance for possible loan losses. . . . . . . . . . . . . . . . .        16,607        15,886
                                                                              ----------    ----------
                                                                 Net loans       791,046       744,692
Premises and equipment   Note A. . . . . . . . . . . . . . . . . . . . . .        20,335        20,448
Accrued income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,419        15,619
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,584        12,329
                                                                              ----------    ----------
                                                              TOTAL ASSETS    $1,698,774    $1,706,085
                                                                              ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  226,965    $  214,335
 Interest-bearing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,202,950     1,235,466
                                                                              ----------    ----------
                                                            Total deposits     1,429,915     1,449,801
Short-term borrowings:
 Treasury tax and loan notes payable to the U.S. Treasury. . . . . . . . .         9,458         7,084
 Securities sold under agreements to repurchase. . . . . . . . . . . . . .        27,875        28,139
                                                                              ----------    ----------
                                                                                  37,333        35,223
Interest payable and other liabilities . . . . . . . . . . . . . . . . . .        14,257        14,079
Long-term debt   Note G. . . . . . . . . . . . . . . . . . . . . . . . . .        10,000        12,080
                                                                              ----------    ----------
                                                         Total liabilities     1,491,505     1,511,183
Shareholders' equity Notes H, I and J:
 Common stock, $10 par value:
   Authorized 15,000,000 shares
   Issued and outstanding 10,209,790 shares
   in 1996 and 9,694,376 shares in 1995. . . . . . . . . . . . . . . . . .       102,098        96,944
Surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        69,616        56,918
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35,737        39,665

Unrealized net gain (loss) on investment
securities available for sale. . . . . . . . . . . . . . . . . . . . . . .          (182)        1,375
                                                                              ----------    ----------
                                                Total shareholders' equity       207,269       194,902
                                                                              ----------    ----------
                                TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $1,698,774    $1,706,085
                                                                              ==========    ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                   Years Ended December 31
                                                                               1996          1995          1994
                                                                                        (In thousands)
OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 22,003      $ 20,489      $ 19,110
Adjustments to reconcile net income
 to net cash provided by operating activities
   Provision for possible loan losses. . . . . . . . . . . . . . . . .          1,128         1,065         1,099
   Provision for depreciation and amortization . . . . . . . . . . . .          2,793         2,801         2,952
   Investment securities gains . . . . . . . . . . . . . . . . . . . .            (15)                       (265)
   Net amortization of investment securities . . . . . . . . . . . . .          2,546         2,450         3,412
   Net (increase) decrease in accrued income and other assets. . . . .          2,259          (863)         (338)
   Net increase (decrease) in interest payable and other
     liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .            158         1,544           (50)
                                                                             --------      --------      --------
                             NET CASH PROVIDED BY OPERATING ACTIVITIES         30,872        27,486        25,920

INVESTING ACTIVITIES
Cash and cash equivalents assumed in acquisition of branch
 offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       14,661         8,273
Net (increase) decrease in interest bearing deposits with
 unaffiliated banks. . . . . . . . . . . . . . . . . . . . . . . . . .          1,847           (14)       (2,967)
Proceeds from maturities of investment securities held to
 maturity   Note C . . . . . . . . . . . . . . . . . . . . . . . . . .        200,557        27,694        26,401
Purchases of investment securities held to maturity   Note C . . . . .        (45,625)     (102,448)      (75,688)
Proceeds from maturities of investment securities available
 for sale   Note C . . . . . . . . . . . . . . . . . . . . . . . . . .        109,233       201,593       267,876
Proceeds from sales of investment securities available for
 sale   Note C . . . . . . . . . . . . . . . . . . . . . . . . . . . .            522                      58,972
Purchases of investment securities available for sale   Note C . . . .       (191,055)     (148,454)     (278,387)
Net increase in loans. . . . . . . . . . . . . . . . . . . . . . . . .        (48,143)         (689)      (31,152)
Purchases of premises and equipment. . . . . . . . . . . . . . . . . .         (2,349)       (1,084)       (1,652)
                                                                             --------      --------      --------
                   NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES         24,987        (8,741)      (28,324)

FINANCING ACTIVITIES
Net decrease in demand deposits, NOW accounts and savings
 accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (24,845)      (13,689)      (39,718)
Net increase in certificates of deposit and other time
 deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,959        25,915        27,707
Net increase (decrease) in short-term borrowings . . . . . . . . . . .          2,110        (5,799)        4,906
Principal payments on long-term debt . . . . . . . . . . . . . . . . .         (2,080)          (19)       (2,005)
Cash dividends paid. . . . . . . . . . . . . . . . . . . . . . . . . .         (7,771)       (6,636)       (5,611)
Proceeds from stock purchase plan. . . . . . . . . . . . . . . . . . .            264           236           243
Proceeds from exercise of stock options. . . . . . . . . . . . . . . .            339           453           229
Repurchases of common stock. . . . . . . . . . . . . . . . . . . . . .         (1,035)
                                                                             --------      --------      --------
                   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        (28,059)          461       (14,249)
                                                                             --------      --------      --------
                      INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         27,800        19,206       (16,653)
                        Cash and cash equivalents at beginning of year        175,917       156,711       173,364
                                                                             --------      --------      --------
                              CASH AND CASH EQUIVALENTS AT END OF YEAR       $203,717      $175,917      $156,711
                                                                             ========      ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, short-term borrowings and
 long-term debt. . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 46,685      $ 44,757      $ 38,277
Federal income taxes paid. . . . . . . . . . . . . . . . . . . . . . .         11,106         9,576         9,440

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                                      Years Ended December 31, 1996, 1995 and 1994
                                                                                                    UNREALIZED
                                                                                                  NET GAIN (LOSS)
                                                                                                  ON INVESTMENT
                                                                                                    SECURITIES
                                                           COMMON                      RETAINED     AVAILABLE
                                                           STOCK         SURPLUS       EARNINGS      FOR SALE         TOTAL
                                                                                    (In thousands)
BALANCES AT JANUARY 1, 1994. . . . . . . . . . . . . .    $ 62,739       $47,176       $55,122                      $165,037
Stock dividend  5% . . . . . . . . . . . . . . . . . .       2,887         9,455       (12,342)
Net income for 1994. . . . . . . . . . . . . . . . . .                                  19,110                        19,110
Cash dividends paid. . . . . . . . . . . . . . . . . .                                  (5,611)                       (5,611)
Shares issued upon exercise of employee
 stock options (including related tax benefit) . . . .         248           (10)                                        238
Shares issued from stock purchase plan . . . . . . . .          46           149                                         195
Adjustment for change in
 accounting method, net of income taxes. . . . . . . .                                               $ 4,138           4,138
Change in unrealized gains/(losses) on
 investment securities available for sale. . . . . . .                                               (12,427)        (12,427)
                                                          --------       -------       -------       -------        --------
BALANCES AT DECEMBER 31, 1994. . . . . . . . . . . . .      65,920        56,770        56,279        (8,289)        170,680
Stock split   3 for 2. . . . . . . . . . . . . . . . .      30,467                     (30,467)
Net income for 1995. . . . . . . . . . . . . . . . . .                                  20,489                        20,489
Cash dividends paid. . . . . . . . . . . . . . . . . .                                  (6,636)                       (6,636)
Shares issued upon exercise of employee
 stock options (including related tax benefit) . . . .         465            (6)                                        459
Shares issued from stock purchase plan . . . . . . . .          92           154                                         246
Change in unrealized gains/(losses) on
 investment securities available for sale. . . . . . .                                                 9,664           9,664
                                                          --------       -------       -------       -------        --------
BALANCES AT DECEMBER 31, 1995. . . . . . . . . . . . .      96,944        56,918        39,665         1,375         194,902
Stock dividend   5%. . . . . . . . . . . . . . . . . .       4,859        13,301       (18,160)
Net income for 1996. . . . . . . . . . . . . . . . . .                                  22,003                        22,003
Cash dividends paid. . . . . . . . . . . . . . . . . .                                  (7,771)                       (7,771)
Shares issued upon exercise of employee
 stock options (including related tax benefit) . . . .         436           (92)                                        344
Shares issued from stock purchase plan . . . . . . . .          74           165                                         239
Shares issued for acquisition of
 insurance agency. . . . . . . . . . . . . . . . . . .          88            56                                         144
Repurchase of shares . . . . . . . . . . . . . . . . .        (303)         (732)                                     (1,035)
Change in unrealized gains/(losses) on
 investment securities available for sale. . . . . . .                                                (1,557)         (1,557)
                                                          --------       -------       -------       -------        --------
BALANCES AT DECEMBER 31, 1996. . . . . . . . . . . . .    $102,098       $69,616       $35,737       $  (182)       $207,269
                                                          ========       =======       =======       =======        ========

See notes to consolidated financial statements.

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

     Investment securities available for sale are stated at estimated market value, with the aggregate unrealized gains and losses, net of income taxes, classified as a component of shareholders' equity. Realized gains and losses from the sale of investment securities available for sale are determined using the specific identification method and are classified as other income in the consolidated statements of income.

     Premiums and discounts on securities available-for-sale, as well as securities held-to-maturity, are amortized over the estimated lives of the related securities.

INVESTMENT SECURITIES HELD TO MATURITY:

     Designation as an investment security held to maturity is generally made at the time of acquisition and is based on the Corporation's intent and ability to hold the security to maturity. Securities held to maturity are stated at cost adjusted for the amortization of premium and accretion of discount to maturity.

LOANS:

     Loans are stated at their principal amount outstanding, net of unearned income. Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. Loan interest income is recognized on the accrual basis. A loan is placed in the nonaccrual category when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection, or when in the opinion of management, there is sufficient reason to doubt the collectability of future principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed in nonaccrual status. The subsequent recognition of interest income on a nonaccrual loan is on the cash basis.

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

PREMISES AND EQUIPMENT:

     Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 35 years for buildings and 3 to 7 years for equipment.

     A summary of premises and equipment at December 31 follows:








                                             1996         1995
                                               (In thousands)
Bank premises. . . . . . . . . . . . . .    $28,956      $28,356
Equipment. . . . . . . . . . . . . . . .     10,497       10,608
                                            -------      -------
                                             39,453       38,964
Less: Accumulated depreciation . . . . .     19,118       18,516
                                            -------      -------
                                   Total    $20,335      $20,448
                                            =======      =======

INTANGIBLE ASSETS:

     Goodwill, representing the cost of investments in subsidiaries in excess of the fair value of identifiable net assets at acquisition, is being amortized over twenty years. Other acquired intangible assets, such as those associated with acquired core deposits, are being amortized over periods between five and twenty years.

INCOME TAXES:

     The Corporation files a consolidated federal income tax return and is responsible for the payment of any tax liability of the consolidated organization. Income tax expense is based on income and expenses, as reported in the financial statements. When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided for in the financial statements.

PER SHARE AMOUNTS:

     Primary net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares consist of net shares issuable under stock options outstanding. Fully diluted net income per share has not been presented on the basis that the difference between primary and fully diluted earnings per share is not material. The weighted average number of common shares used to compute earnings per share was 10,348,383 in 1996, 10,304,570 in 1995 and 10,257,154 in
1994.

NOTE B - ACQUISITIONS

     On May 1, 1996, the Corporation merged with State Savings Bancorp, Inc. ("SSBI") in Caro, Michigan. SSBI operated one bank, State Savings Bank of Caro, with offices in Caro and Fairgrove. The Corporation issued 525,000 shares of the Corporation's common stock in exchange for all of the common stock of SSBI. The merger was accounted for as a "pooling of interests." The accompanying financial statements have been restated to include the financial position and results of operations of SSBI prior to the merger. As of May 1, 1996, SSBI had assets of approximately $65 million.

     On December 31, 1996, the Corporation acquired Arbury &
Stephenson, Inc., an insurance agency headquartered in Midland, Michigan. The merger was effected through an exchange of shares of the Corporation's common stock.

     On September 22, 1995, the Corporation acquired a branch banking office in Belding, Michigan from First of America Bank-Michigan, N.A. Total deposits of approximately $16 million were assumed and merged into an existing affiliate, Chemical Bank Montcalm. The transaction was accounted for by the purchase method of accounting. The amount of the purchase price assigned to core deposit intangibles was $1.1 million.

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

NOTE C - INVESTMENT SECURITIES

     The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 1996 and 1995:

                                                     AVAILABLE FOR SALE INVESTMENT SECURITIES
                                                                GROSS       GROSS        ESTIMATED
                                                AMORTIZED     UNREALIZED  UNREALIZED      MARKET
                                                  COST          GAINS       LOSSES        VALUE
                                                                 (In thousands)
DECEMBER 31, 1996
U.S. Treasury
 and agency securities . . . . . . . . .        $423,233       $1,057       $1,661       $422,629
Mortgage-backed securities . . . . . . .           2,820           35            5          2,850
Other debt securities. . . . . . . . . .          14,993           36          137         14,892
                                                --------       ------       ------       --------
                  Total debt securities          441,046        1,128        1,803        440,371
Equity securities. . . . . . . . . . . .           1,021          395                       1,416
                                                --------       ------       ------       --------
                                  Total         $442,067       $1,523       $1,803       $441,787
                                                ========       ======       ======       ========

DECEMBER 31, 1995
U.S. Treasury
 and agency securities . . . . . . . . .        $324,743       $3,543       $  214       $328,072
Mortgage-backed securities . . . . . . .           3,198           64                       3,262
Other debt securities. . . . . . . . . .           9,020           82           15          9,087
                                                --------       ------       ------       --------
                  Total debt securities          336,961        3,689          229        340,421
Equity securities. . . . . . . . . . . .             971          278                       1,249
                                                --------       ------       ------       --------
                                  Total         $337,932       $3,967       $  229       $341,670
                                                ========       ======       ======       ========







                                                      HELD TO MATURITY INVESTMENT SECURITIES
                                                                GROSS       GROSS        ESTIMATED
                                                AMORTIZED     UNREALIZED  UNREALIZED      MARKET
                                                  COST          GAINS       LOSSES        VALUE
                                                                 (In thousands)
DECEMBER 31, 1996
U.S. Treasury
 and agency securities . . . . . . . . .        $168,958       $  772       $    4       $169,726
States of the U.S. and
 political subdivisions. . . . . . . . .          42,096        1,032           84         43,044
Mortgage-backed securities . . . . . . .             679           13            5            687
Other debt securities. . . . . . . . . .           2,019           18                       2,037
                                                --------       ------       ------       --------
                                  Total         $213,752       $1,835       $   93       $215,494
                                                ========       ======       ======       ========

DECEMBER 31, 1995
U.S. Treasury
 and agency securities . . . . . . . . .        $343,627       $4,332       $  962       $346,997
States of the U.S. and
 political subdivisions. . . . . . . . .          46,065        1,256           89         47,232
Mortgage-backed securities . . . . . . .           2,026           75            3          2,098
Other debt securities. . . . . . . . . .             711           23                         734
                                                --------       ------       ------       --------
                                  Total         $392,429       $5,686       $1,054       $397,061
                                                ========       ======       ======       ========








                                                        CONTINUED ON PAGE 20

     The amortized cost of U.S. Treasury and U.S. agencies, states of the U.S. and political subdivisions and all other securities at December 31, 1994 were $642,764,000, $49,259,000 and $16,179,000, respectively, whereas the estimated market values of these three categories of investments at December 31, 1994 were $623,785,000, $48,693,000 and $16,000,000, respectively.

     The amortized cost and estimated market value of debt and equity securities at December 31, 1996, by contractual maturity for both available for sale and held to maturity investment securities follows:

                                                             AVAILABLE FOR SALE
                                                                           ESTIMATED
                                                         AMORTIZED          MARKET
                                                           COST             VALUE
                                                              (In thousands)
Due in one year or less. . . . . . . . . . . . . .       $116,067          $116,420
Due after one year through five years. . . . . . .        318,650           317,760
Due after five years through ten years . . . . . .          3,509             3,341
Mortgage-backed securities . . . . . . . . . . . .          2,820             2,850
Equity securities. . . . . . . . . . . . . . . . .          1,021             1,416
                                                         --------          --------
                                             Total       $442,067          $441,787
                                                         ========          ========

                                                              HELD TO MATURITY
                                                                           ESTIMATED
                                                         AMORTIZED          MARKET
                                                           COST             VALUE
                                                              (In thousands)
Due in one year or less. . . . . . . . . . . . . .       $113,691          $114,138
Due after one year through five years. . . . . . .         84,421            85,294
Due after five years through ten years . . . . . .         12,925            13,321
Due after ten years. . . . . . . . . . . . . . . .          2,036             2,054
Mortgage-backed securities . . . . . . . . . . . .            679               687
                                                         --------          --------
                                             Total       $213,752          $215,494
                                                         ========          ========

     Investment securities with a book value of $91.5 million at December 31, 1996 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 1995, the corresponding amount was $98.6 million.

NOTE D - LOANS

The following summarizes loans as of December 31:

                                               1996           1995
                                                 (In thousands)
Commercial and agricultural. . . . . . .     $114,154       $117,759
Real estate construction . . . . . . . .       24,791         16,195
Real estate mortgage . . . . . . . . . .      510,193        472,454
Installment. . . . . . . . . . . . . . .      158,515        154,170
                                             --------       --------
                                   Total     $807,653       $760,578
                                             ========       ========

     The Corporation's subsidiary banks have extended loans to directors and officers and their associates of the Corporation and of the Corporation's significant subsidiaries. The loans were made in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time, and did not involve more than the normal risk of collectability. The aggregate loans outstanding to the directors and officers of the Corporation and its significant subsidiaries totaled $16,831,000 at December 31, 1996 and $21,062,000 at December 31, 1995. During 1996, there were $24,838,000 of new loans and other additions, while repayments and other reductions totaled $29,069,000.

     Changes in the Allowance for Possible Loan Losses were as follows for the years ended December 31:

                                                 1996         1995         1994
                                                         (In thousands)
Balance at beginning of year . . . . . . . .    $15,886      $15,295      $14,583
 Provision charged to operations . . . . . .      1,128        1,065        1,099
 Loan charge-offs. . . . . . . . . . . . . .       (691)        (666)        (630)
 Loan recoveries . . . . . . . . . . . . . .        284          192          243
                                                -------      -------      -------
   Net loan charge-offs. . . . . . . . . . .       (407)        (474)        (387)
                                                -------      -------      -------
Balance at end of year . . . . . . . . . . .    $16,607      $15,886      $15,295
                                                =======      =======      =======

      Nonaccrual and renegotiated loans aggregated $1.3 million and $1.7 million at December 31, 1996 and 1995, respectively. Interest income totaling $89,000 was recorded on the nonaccrual and renegotiated loans in 1996. Additional interest income of $211,000 would have been recorded during 1996 on these loans had they been current in accordance with their original terms.

     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS No. 118, was adopted January 1, 1995. These statements consider a loan impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. The adoption of these accounting standards had no effect on the financial position or results of operations of the Corporation. The Corporation had no impaired loans as of December 31,1996 that required an impairment allowance. Impaired loans of $471,000 as of December 31, 1995 required an impairment allowance of $200,000 in accordance with SFAS 114. The remaining impaired loan balances, as of December 31, 1996 and December 31, 1995, represented loans for which their fair value exceeded the recorded investment in the loan, based on fair value of the related collateral.

NOTE E - FEDERAL INCOME TAXES

     The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35% primarily due to tax-exempt interest on investments and loans as shown in the following analysis for the years ended December 31:

                                            1996           1995           1994
                                                      (In thousands)
Tax at statutory rate. . . . . . . .       $11,563        $10,623        $9,764
Changes resulting from:
     Tax-exempt income . . . . . . .          (884)          (920)       (1,017)
     Other . . . . . . . . . . . . .           354            160            39
                                           -------        -------        ------
Total federal income tax expense           $11,033        $ 9,863        $8,786
                                           =======        =======        ======

The provision for federal income taxes consisted of the following for the years ended December 31:

                                             1996           1995          1994
                                                      (In thousands)
Current. . . . . . . . . . . . . . . .     $11,291        $10,075        $8,981
Deferred credit. . . . . . . . . . . .        (258)          (212)         (195)
                                           -------        -------        ------
                                           $11,033        $ 9,863        $8,786
                                           =======        =======        ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:










                                                              1996          1995
                                                                (In thousands)
Deferred tax assets:
 Allowance for possible loan losses. . . . . . . . . . .     $4,441        $4,184
 Investment securities available for sale. . . . . . . .         98
 Employee benefit plans. . . . . . . . . . . . . . . . .      1,441         1,450
 Expense accruals not yet tax deductible . . . . . . . .      1,052           955
 Other . . . . . . . . . . . . . . . . . . . . . . . . .        398           437
                                                             ------        ------
   Total deferred tax assets . . . . . . . . . . . . . .      7,430         7,026
Deferred tax liabilities:
 Investment securities available for sale. . . . . . . .                      740

 Tax over book depreciation. . . . . . . . . . . . . . .        615           728
 Other . . . . . . . . . . . . . . . . . . . . . . . . .        602           441
                                                             ------        ------
   Total deferred tax liabilities. . . . . . . . . . . .      1,217         1,909
                                                             ------        ------
Net deferred tax assets. . . . . . . . . . . . . . . . .     $6,213        $5,117
                                                             ======        ======

     Federal income taxes applicable to gains on securities transactions amounted to $5,000 in 1996 and $93,000 in 1994 and are included in federal income taxes on the consolidated statement of income.

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

     The following table sets forth the Plan's funded status and amounts recognized in the Corporation's statement of financial position at December 31:









                                                           1996          1995
                                                            (In thousands)
Accumulated benefit obligation:
 Vested  . . . . . . . . . . . . . . . . . . . . . .     $16,553        $17,326
 Nonvested . . . . . . . . . . . . . . . . . . . . .       1,937          1,892
                                                         -------        -------
Accumulated benefit obligation . . . . . . . . . . .     $18,490        $19,218
                                                         =======        =======
Projected benefit obligation . . . . . . . . . . . .     $25,648        $26,863
Plan assets at fair value. . . . . . . . . . . . . .      34,880         33,222
                                                         -------        -------
Plan assets in excess of projected
 benefit obligation. . . . . . . . . . . . . . . . .       9,232          6,359
Unrecognized amortization of
 transition amount . . . . . . . . . . . . . . . . .        (804)        (1,490)
Unrecognized net gains . . . . . . . . . . . . . . .      (5,989)        (3,059)
                                                         -------        -------
Prepaid pension expense  . . . . . . . . . . . . . .     $ 2,439        $ 1,810
                                                         =======        =======

Net periodic pension cost consisted of the following:

                                                       Years Ended December 31
                                                      1996       1995       1994
                                                            (In thousands)
 Service cost   benefits earned
   during the period . . . . . . . . . . . . .       $1,405     $1,136     $1,346
 Interest cost on projected
   benefit obligation. . . . . . . . . . . . .        1,754      1,666      1,543
 Actual return on plan assets. . . . . . . . .       (3,963)    (6,340)      (100)
 Net amortization and (deferral) . . . . . . .        1,485      3,799     (2,179)
                                                     ------     ------     ------
 Pension expense . . . . . . . . . . . . . . .       $  681     $  261     $  610
                                                     ======     ======     ======

     Plan assets consist primarily of listed stocks, U.S. Government securities and common stock of the Corporation (117,366 shares at December 31, 1996).

     The weighted-average discount rates of 7.5% at December 31, 1996 and 7.0% at December 31, 1995 and the increase in future compensation levels of 6.0% at December 31, 1996 and December 31, 1995 were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on plan assets was 8% in 1996, 1995 and 1994.

                                                     CONTINUED ON PAGE 22

     In addition to the Corporation's defined benefit pension plan, the Corporation provides postretirement medical and dental (to age 65) benefits to salaried employees. Eligibility for such benefits is age 55 with at least ten years of service with the Corporation or its subsidiaries. Retirees are required to make contributions toward the cost of their benefits based on their years of credited service and age at retirement. Retiree contributions are adjusted annually. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions, deductibles, copayments and coinsurance. The Corporation reserves the right to amend, modify or terminate these benefits at any time.

     The following table presents the Corporation's postretirement benefit obligation reconciled with amounts recognized in the statement of financial position at December 31:

                                                             1996       1995
                                                              (In thousands)
Accumulated postretirement
 benefit obligation:
   Retirees. . . . . . . . . . . . . . . . . . . . . . .    $1,080     $  807
   Fully eligible active plan participants . . . . . . .       619        453
   Other active plan participants. . . . . . . . . . . .     1,523      1,310
                                                            ------     ------
                                                             3,222      2,570
Unrecognized net gain. . . . . . . . . . . . . . . . . .       359        528
                                                            ------     ------
Accrued postretirement benefit cost. . . . . . . . . . .    $3,581     $3,098
                                                            ======     ======

The Corporation's postretirement benefit obligation is nonfunded.

Net periodic postretirement benefit cost includes the following components for the years ended December 31:











                                                        1996       1995       1994
                                                              (In thousands)
Service cost - benefits earned
 during the period . . . . . . . . . . . . . . . .      $139       $206       $140
Interest cost on accumulated
 benefit obligation. . . . . . . . . . . . . . . .       216        199        186
Net amortization and deferral. . . . . . . . . . .        (4)       (18)        (4)
                                                        ----       ----       ----
Net periodic postretirement
 benefit cost. . . . . . . . . . . . . . . . . . .      $351       $387       $322
                                                        ====       ====       ====

     At December 31, 1996, the weighted average annual assumed rates of increase in the per capita cost of covered benefits (i.e., medical and dental care cost trend rates) for 1997 were 9.00% for medical benefits and 6.91% for dental benefits and are both assumed to decrease uniformly to 5.50% in 2003 and remain at that level thereafter. At December 31, 1995, the assumed 1996 medical and dental cost trend rates were 9.67% and 7.33% respectively, and were both assumed to decrease uniformly to 5.0% in 2003 and remain at that level thereafter. The medical and dental care cost trend rate assumptions have a significant effect on the amounts reported. For example, increasing both the assumed medical and dental care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 by 17.32% and 18.20%, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by 20.75%.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.0% at December 31, 1996 and 1995, respectively.


NOTE G - LONG-TERM DEBT

Long-term debt consisted of the following obligations:













                                                                  December 31
                                                                1996        1995
                                                                 (In thousands)
Chemical Financial Corporation:
 Term note payable to unaffiliated bank
   (6.125% at December 31, 1996) . . . . . . . . . . . .       $10,000     $12,000
Subsidiaries: Other notes payable. . . . . . . . . . . .                        80
                                                               -------     -------
                                                   Total       $10,000     $12,080
                                                               =======     =======

     Principal payments on the term note payable are due as follows:
$5,000,000 in June 2002 and $5,000,000 in June 2003. The Corporation, at its option, reduced this debt by $2,000,000 during 1996. Interest on the term note payable is computed based upon one of three alternative interest rate methods, which is elected by the Corporation at the beginning of each interest period for 1, 3, 6 or 12 month intervals. The three alternative interest rate methods are based upon the prime rate of the unaffiliated bank, the Eurodollar rate or the domestic certificate of deposit rate of the unaffiliated bank. The $10,000,000 loan agreement includes various restrictions and covenants pertaining to capital, earnings and additional indebtedness and is secured by the stock of two of the Corporation's subsidiary banks.


NOTE H - RESTRICTED ASSETS AND DIVIDEND LIMITATIONS OF SUBSIDIARY BANKS

     Banking regulations require that banks maintain cash reserve balances in vault cash or with the Federal Reserve or certain other qualifying banks. The aggregate average amount of such reserve balances maintained by the Corporation's subsidiary banks was $16.4 million for the year ended December 31, 1996.

     Banking regulations also limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 1996, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Consequently, subsidiary dividends are the principal source of funds for the Corporation. The payment of dividends by member banks of the Federal Reserve System, without federal regulatory approval, is limited to the current year's retained net income plus retained net income for the preceding two years, less any required transfers to surplus. State chartered non-member banks have additional dividend restrictions, including a requirement that surplus amount to at least 20% of capital stock after payment of a dividend. At January 1, 1997, approximately $23.3 million was available for payment of dividends to the Corporation without regulatory approval. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

NOTE I - CAPITAL

     The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital requirements, specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items are calculated under regulatory accounting practices. In addition, capital amounts and classification are subject to qualitative judgments by the regulators.

     Quantitative measures established by regulation to ensure capital adequacy require minimum ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. These capital guidelines assign risk weights to on- and off-balance sheet items in arriving at total risk-weighted assets. Minimum capital levels are based upon perceived risk of various asset categories and certain off-balance sheet instruments.

     The table below, "Capital Analysis," compares the Corporation's and each of its significant subsidiaries' actual capital amounts and ratios with the regulatory minimum capital guidelines at December 31, 1996.

     It is management's opinion that the Corporation and each of its significant subsidiaries meet all capital adequacy requirements to which they are subject as of December 31, 1996. Failure to meet minimum capital
requirements can initiate certain mandatory   and possibly additional
discretionary   actions by regulators that, if undertaken, could have a
direct material effect on the Corporation's financial statements.

CAPITAL ANALYSIS                                                                     RISK-BASED CAPITAL
                                                              LEVERAGE            TIER I             TOTAL
                                                          AMOUNT    RATIO    AMOUNT   RATIO     AMOUNT    RATIO
                                                                          (Dollars in millions)
Corporation's capital. . . . . . . . . . . . . . . . . .   $207      12%      $203      29%      $212      31%
Required capital - minimum . . . . . . . . . . . . . . .     50       3         28       4         55       8
Required capital - "well capitalized" definition . . . .     84       5         41       6         69      10

Chemical Bank and Trust Company's capital. . . . . . . .     74      14         74      36         76      38
Required capital - minimum . . . . . . . . . . . . . . .     16       3          8       4         16       8
Required capital - "well capitalized" definition . . . .     27       5         12       6         20      10

Chemical Bank Michigan's capital . . . . . . . . . . . .     26      11         26      31         27      33
Required capital - minimum . . . . . . . . . . . . . . .      7       3          3       4          7       8
Required capital - "well capitalized" definition . . . .     12       5          5       6          8      10

Chemical Bank Bay Area's capital . . . . . . . . . . . .     22      11         22      27         23      28
Required capital - minimum . . . . . . . . . . . . . . .      6       3          3       4          6       8
Required capital - "well capitalized" definition . . . .     10       5          5       6          8      10

Chemical Bank Thumb Area's capital . . . . . . . . . . .     19      11         19      31         20      32
Required capital - minimum . . . . . . . . . . . . . . .      5       3          2       4          5       8
Required capital - "well capitalized" definition . . . .      9       5          4       6          6      10


NOTE J - STOCK OPTIONS

     The Chemical Financial Corporation stock option plan provides for the granting of options, incentive stock options, stock appreciation rights, deferred stock or a combination thereof. At December 31, 1996, there were a total of 1,058 shares available for the granting of future awards under the Corporation's 1987 Plan. The plan provides that the option price shall not be less than fair market value at the date of grant, options become exercisable between one and five years from the date of grant as determined by the Compensation Committee of the Board of Directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options.

     Options granted may include an appreciation right that entitles the awardee to receive a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the expiration date of the option, by the market price of a single share. As of December 31, 1996, there were no outstanding options with stock appreciation rights. During 1996, 101,798 options to purchase shares were granted at a price of $34.52 per share, which first are exercisable at various dates from November 18, 1997 through November 18, 2001. Options were exercised for 68,027 shares in 1996 (at $10.79 - $28.04 per share), 73,891 shares in 1995 (at $10.79 - $28.04 per share) and 71,071 shares in
1994 (at $6.05 - $16.12 per share).

     The Corporation adopted the disclosure-only option under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," as of December 31, 1995. If the accounting provisions of the new Statement had been adopted as of the beginning of 1996, the effect on 1996 net earnings would not have been material. Further, based on current and anticipated use of stock options, it is estimated that the Statement's accounting provisions will not be material in any future period.

                                                      CONTINUED ON PAGE 24
                                     23

The following table summarizes information about stock options outstanding at December 31, 1996:

                    OPTIONS OUTSTANDING                                        EXERCISABLE
                    AVERAGE                    EXERCISE                                  AVERAGE
                    EXERCISE     AVERAGE        PRICE                                    EXERCISE
      OPTIONS        PRICE      LIFE <FA>       RANGE                    OPTIONS          PRICE
      110,827       $12.93       2.38       $12.00 - $13.17              110,827          $12.93
       64,401       $16.13       5.29       $16.13                        49,418          $16.13
      190,213       $31.33       8.59       $25.56 - $34.52               71,235          $27.83
      -------                                                            -------
      365,441       $23.07       6.13                                    231,480          $18.20
      =======                                                            =======

<FA> Average remaining contractual life in years.

     At December 31, 1995, there were outstanding options to purchase 332,512 shares, exercisable at prices ranging from $10.79 - $29.29 per share and expiring at various dates from 1996 to 2005.


NOTE K - COMMITMENTS AND OTHER MATTERS

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

     Loan commitments, standby letters of credit and undisbursed loans were $90.1 million, $3.3 million and $33 million, respectively, at December 31, 1996 and $95 million, $3.1 million and $31 million, respectively, at December 31, 1995. Most of the loan commitments and standby letters of credit at December 31, 1996 expire one year from their contract date, except for $12.6 million which extend for more than five years.

     The Corporation's loan commitments, standby letters of credit and undisbursed loans have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive any fees in connection with these agreements.

     There are no material lease rental payments or noncancelable lease commitments outstanding at December 31, 1996.

     Expenses included in the category of "Other" operating expenses which were in excess of 1% of interest and other income during the three year period ended December 31, 1996, were as follows: Federal Deposit Insurance Corporation (FDIC) premium expense of $1,561,000 in 1995 and $2,834,000 in 1994 and stationery and supplies expense of $1,428,380 in 1996 and $1,193,000 in 1994.


NOTE L - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires disclosures about the estimated fair values of the Corporation's financial instruments. The Corporation utilized quoted market prices, where available, to compute the fair value of its financial instruments. In cases where quoted market prices were not available, the Corporation used present value methods to estimate the fair values of its financial instruments. These estimates of fair value are significantly affected by the assumptions made and, accordingly, do not necessarily indicate amounts which could be realized in a current market exchange. It is also the Corporation's general practice and intent to hold the majority of its financial instruments until maturity and, therefore, the Corporation does not expect to realize the estimated amounts disclosed.

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated statement of financial position for cash and federal funds sold approximate those assets' fair values.

     INTEREST-BEARING DEPOSITS WITH UNAFFILIATED BANKS: Fair values for these assets are based on quoted market prices.

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

     DEPOSIT LIABILITIES: The fair values of accounts without defined maturities, such as interest and noninterest checking, passbook savings and money fund accounts are equal to the amounts payable on demand. The carrying amounts for variable rate certificates of deposit and other time deposits approximate their fair values at the reporting date. As of December 31, 1996 and December 31, 1995, the Corporation had total interest-bearing deposits of $686,223,000 and $735,125,000, respectively, for which SFAS 107 defined their fair values to be equal to their carrying values. Fair values for fixed rate certificates of deposit and other time deposits are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar remaining maturities.

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

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND UNDISBURSED LOANS: The Corporation's loan commitments, standby letters of credit and undisbursed loans have no carrying value and have been estimated to have no realizable fair value. Historically, the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive any fees in connection with any of these commitments.

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

     The estimated fair value of the Corporation's financial instruments at December 31, 1996 and 1995 are as follows:







                                                                      December 31
                                                         1996                             1995
                                              CARRYING           FAIR           CARRYING           FAIR
                                               AMOUNT            VALUE           AMOUNT            VALUE
                                                                    (In thousands)
ASSETS:
Cash and cash equivalents. . . . . . .       $  203,717       $  203,717       $  175,917       $  175,917
Interest-bearing deposits
 with unaffiliated banks . . . . . . .            1,134            1,144            2,981            3,016
Investment securities. . . . . . . . .          655,839          657,281          734,099          738,731
Loans. . . . . . . . . . . . . . . . .          795,475          778,058          749,139          766,195

LIABILITIES:
Noninterest-bearing deposits . . . . .          226,965          226,965          214,335          214,335
Interest-bearing deposits. . . . . . .        1,205,506        1,195,866        1,237,811        1,234,850
Securities sold under
 agreements to repurchase. . . . . . .           27,875           27,875           28,139           28,139
Long-term debt . . . . . . . . . . . .           10,000           10,000           12,080           12,080

NOTE M - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation (parent company) follow:

CONDENSED STATEMENT OF FINANCIAL POSITION
                                                                              December 31
                                                                        1996              1995
                                                                            (In thousands)
ASSETS
Cash on deposit at subsidiary bank . . . . . . . . . . . . .          $ 15,960          $ 15,377
Investments in bank subsidiaries . . . . . . . . . . . . . .           203,221           193,264
Investment in non-bank subsidiary. . . . . . . . . . . . . .             1,565             1,465
Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . .             2,619             2,925
Other assets . . . . . . . . . . . . . . . . . . . . . . . .             1,855             1,439
                                                                      --------          --------
                                                Total Assets          $225,220          $214,470
                                                                      ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Long-term debt. . . . . . . . . . . . . . . . . . . . . . .          $ 10,000          $ 12,000
 Other liabilities . . . . . . . . . . . . . . . . . . . . .             7,951             7,568
                                                                      --------          --------
                                           Total Liabilities            17,951            19,568
Shareholders' equity . . . . . . . . . . . . . . . . . . . .           207,269           194,902
                                                                      --------          --------
                  Total Liabilities and Shareholders' Equity          $225,220          $214,470
                                                                      ========          ========

CONDENSED STATEMENT OF INCOME
                                                                                 Years Ended December 31
                                                                             1996          1995          1994
                                                                                      (In thousands)
INCOME
Cash dividends from bank subsidiaries. . . . . . . . . . . . . .           $20,304       $ 7,613       $ 7,440
Cash dividends from non-bank subsidiary. . . . . . . . . . . . .               360           326           320
Interest received from subsidiary bank . . . . . . . . . . . . .               660           621           428
Other income . . . . . . . . . . . . . . . . . . . . . . . . . .               163            33            21
                                                                           -------       -------       -------
                                                                            21,487         8,593         8,209




EXPENSES
Interest on long-term debt . . . . . . . . . . . . . . . . . . .               715           826           732
Other operating expenses . . . . . . . . . . . . . . . . . . . .             1,500         1,493         1,382
Amortization of goodwill . . . . . . . . . . . . . . . . . . . .               305           305           305
                                                                           -------       -------       -------
                                                                             2,520         2,624         2,419
                                                                           -------       -------       -------
INCOME BEFORE INCOME TAXES AND EQUITY IN
 UNDISTRIBUTED NET INCOME OF SUBSIDIARIES  . . . . . . . . . . .            18,967         5,969         5,790
Federal income tax benefit . . . . . . . . . . . . . . . . . . .               470           609           680
                                                                           -------       -------       -------
                                                                            19,437         6,578         6,470
Equity in undistributed net income of:
   Bank subsidiaries . . . . . . . . . . . . . . . . . . . . . .             2,465        13,718        12,479
   Non-bank subsidiary . . . . . . . . . . . . . . . . . . . . .               101           193           161
                                                                           -------       -------       -------
                                                      NET INCOME           $22,003       $20,489       $19,110
                                                                           =======       =======       =======

CONDENSED STATEMENT OF CASH FLOWS
                                                                                 Years Ended December 31
                                                                             1996          1995          1994
                                                                                      (In thousands)
OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .           $22,003       $20,489       $19,110
Equity in undistributed net income of subsidiaries . . . . . . .            (2,566)      (13,911)      (12,640)
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               349         1,578           860
                                                                           -------       -------       -------
Cash provided by operations. . . . . . . . . . . . . . . . . . .            19,786         8,156         7,330
FINANCING ACTIVITIES
Capital contribution to bank subsidiary. . . . . . . . . . . . .            (9,000)
Decrease in long-term debt . . . . . . . . . . . . . . . . . . .            (2,000)                     (2,000)
Purchases of Corporation stock . . . . . . . . . . . . . . . . .            (1,035)
Proceeds from subsidiary directors stock purchase plan . . . . .               264           236           243
Proceeds from exercise of stock options. . . . . . . . . . . . .               339           453           229
Cash dividends paid. . . . . . . . . . . . . . . . . . . . . . .            (7,771)       (6,636)       (5,611)
                                                                           -------       -------       -------
Cash used in financing activities. . . . . . . . . . . . . . . .           (19,203)       (5,947)       (7,139)
                                                                           -------       -------       -------
Increase in cash . . . . . . . . . . . . . . . . . . . . . . . .               583         2,209           191
Cash at beginning of year. . . . . . . . . . . . . . . . . . . .            15,377        13,168        12,977
                                                                           -------       -------       -------
Cash at end of year. . . . . . . . . . . . . . . . . . . . . . .           $15,960       $15,377       $13,168
                                                                           =======       =======       =======

REPORT OF ERNST & YOUNG, LLP
INDEPENDENT AUDITORS



To the Board of Directors

Chemical Financial Corporation


     We have audited the accompanying consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of December

31, 1996 and 1995, and the related consolidated statements of income,

changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

Chemical Financial Corporation and subsidiaries at December 31, 1996 and

1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP


Detroit, Michigan
January 20, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS

     The following discussion and analysis is intended to cover the significant factors affecting Chemical Financial Corporation's ("Corporation") consolidated statements of financial position and income, included herein. It is designed to provide shareholders with a more comprehensive review of the operating results and financial position of the Corporation than could be obtained from an examination of the financial statements alone. This discussion should be read in conjunction with the financial highlights on page 3, Tables 1-11, beginning on page 29, and the consolidated financial statements and notes thereto beginning on page 14. Financial information for periods prior to 1996 have been restated to include the financial condition and results of operations of State Savings Bancorp, Inc., which was acquired in a pooling-of-interests transaction on May 1, 1996.

MERGERS AND ACQUISITIONS

     The primary method of expansion into new banking markets has been through acquisitions of other financial institutions or bank branches. The following is a summary of the Corporation's merger and acquisition activity during the three year period ended December 31, 1996.

     On May 1, 1996, the Corporation acquired State Savings Bancorp, Inc. ("SSBI"), headquartered in Caro, Michigan. SSBI operated one bank, State Savings Bank of Caro, with offices in Caro and Fairgrove. The Corporation issued 525,000 shares of the Corporation's common stock for all of the outstanding stock of SSBI. As of May 1, 1996, SSBI had total assets of approximately $65 million.

     On December 31, 1996, the Corporation acquired Arbury & Stephenson, Inc. ("A&S"), an insurance agency headquartered in Midland, Michigan. The merger was effected through an exchange of shares of the Corporation's common stock. A&S was merged into an insurance subsidiary of the Corporation's lead bank and offers a variety of personal and corporate insurance products.

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

NET INCOME

     Net income in 1996 was $22.003 million, or $2.13 per share, compared to net income of $20.489 million, or $1.99 per share, in 1995. 1996 net income represented a 7.4% increase over 1995 net income, while 1996 earnings per share represented a 7% increase over 1995 earnings per share. Net income has increased at an average annual compound rate of 8.65% during the five year period ended December 31, 1996, while earnings per share has grown at an average annual compound rate of 7.85% over that same period.

     The Corporation's return on average assets was 1.30% in 1996, 1.24% in 1995 and 1.15% in 1994. The Corporation's return on average shareholders' equity was 10.9% in 1996, 11.0% in 1995 and 11.1% in 1994.

DEPOSITS

     Total deposits as of December 31, 1996 were $1.430 billion, down slightly from total deposits of $1.450 billion as of December 31, 1995.

     The growth of the Corporation's deposits continues to be impacted by competition for customer deposits from other investment products. Mutual funds and various annuity products are clearly the two most significant products in competition for customer deposits. These products are sold by a wide spectrum of organizations, including both bank and nonbank financial institutions and nonfinancial institutions, such as brokerage and insurance companies. In response to this increased competition for customers' bank deposits, the Corporation expanded its sales and marketing efforts of mutual fund and annuity investment products during 1996. The Corporation's subsidiary banks, through "CFC Investment Centers," began offering a broader array of mutual funds, annuity products and market securities through alliances with Security First Group and Corelink Financial Services. The CFC Investment Centers offer customers a complete spectrum of investment products and service capabilities, backed by strong technical innovations. In addition, the Trust Department of Chemical Bank and Trust Company offers customers a number of investment products and services. Two of these products are "ChemVest Advantage," which provides customers with professional assistance in spreading their funds among a variety of institutional mutual funds and "ChemSelect-IRA," which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds without any sales charges or transaction fees.

ASSETS

     Total assets of the Corporation were $1.7 billion as of December 31, 1996 and December 31, 1995.

TABLE 1. FIVE-YEAR INCOME STATEMENT -
       TAX EQUIVALENT BASIS<F*> - AS A PERCENTAGE OF AVERAGE TOTAL ASSETS
                                                                              Years Ended December 31
                                                          1996           1995           1994           1993           1992
INTEREST INCOME
Interest and fees on loans . . . . . . . . . .            4.01%          3.90%          3.75%          3.90%          4.43%
Interest on investment securities. . . . . . .            2.49           2.49           2.26           2.49           2.77
Interest on short-term investments . . . . . .             .28            .30            .21            .14            .20
                                                    ----------     ----------     ----------     ----------     ----------
                         TOTAL INTEREST INCOME            6.78           6.69           6.22           6.53           7.40
INTEREST EXPENSE
Interest on deposits . . . . . . . . . . . . .            2.62           2.62           2.20           2.52           3.27
Interest on short-term borrowings. . . . . . .             .07            .09            .07            .05            .06
Interest on long-term debt . . . . . . . . . .             .04            .05            .04            .04            .07
                                                    ----------     ----------     ----------     ----------     ----------
                        TOTAL INTEREST EXPENSE            2.73           2.76           2.31           2.61           3.40
                                                    ----------     ----------     ----------     ----------     ----------
                     NET INTEREST INCOME (FTE)            4.05           3.93           3.91           3.92           4.00

Provision for possible loan losses . . . . . .             .07            .06            .07            .07            .09
OTHER INCOME
Trust department income. . . . . . . . . . . .             .17            .16            .16            .14            .13
Service charges and fees . . . . . . . . . . .             .48            .47            .41            .41            .40
Revenue from data processing . . . . . . . . .             .04            .06            .06            .06            .07
Gains on sales of loans. . . . . . . . . . . .             .01            .03            .01            .07            .02
Investment securities gains. . . . . . . . . .                                           .02            .03            .03
Other. . . . . . . . . . . . . . . . . . . . .             .02            .02            .02            .02            .02
                                                    ----------     ----------     ----------     ----------     ----------
                            TOTAL OTHER INCOME             .72            .74            .68            .73            .67
OPERATING EXPENSES
Salaries, wages and benefits . . . . . . . . .            1.60           1.55           1.53           1.57           1.58
Occupancy expense. . . . . . . . . . . . . . .             .25            .24            .24            .24            .26
Equipment expense. . . . . . . . . . . . . . .             .17            .17            .17            .17            .18
Other. . . . . . . . . . . . . . . . . . . . .             .65            .74            .80            .87            .87
                                                    ----------     ----------     ----------     ----------     ----------
                      TOTAL OPERATING EXPENSES            2.67           2.70           2.74           2.85           2.89
                                                    ----------     ----------     ----------     ----------     ----------
INCOME BEFORE INCOME TAXES
 AND CUMULATIVE EFFECT OF
 CHANGE INACCOUNTING
 PRINCIPLES. . . . . . . . . . . . . . . . . .            2.03           1.91           1.78           1.73           1.69
Federal income taxes . . . . . . . . . . . . .             .65            .59            .54            .53            .51
Tax equivalent adjustment. . . . . . . . . . .             .08            .08            .09            .09            .08
                                                    ----------     ----------     ----------     ----------     ----------




INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES . . . . . . . . . . . .            1.30           1.24           1.15           1.11           1.10
Cumulative effect on prior years of
 change inaccounting principles. . . . . . . .                                                          .12
                                                    ----------     ----------     ----------     ----------     ----------
                                    NET INCOME            1.30%          1.24%          1.15%          1.23%          1.10%
                                                    ==========     ==========     ==========     ==========     ==========
AVERAGE TOTAL ASSETS - In thousands. . . . . .      $1,688,214     $1,654,640     $1,659,360     $1,638,101     $1,588,877
                                                    ==========     ==========     ==========     ==========     ==========

<F*>Taxable equivalent basis using a federal income tax rate of 35% in 1993-1996 and 34% in 1992

CASH DIVIDENDS

     The Corporation paid a cash dividend of $.19 per share in all four quarters during 1996 resulting in total cash dividends of $.76 per share. Total 1996 cash dividends per share represented a 17.6% increase over 1995 cash dividends per share of $.65.

     The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The Corporation's annual cash dividends per share over the past five years, adjusted for all stock dividends and stock splits, were as follows:

                                 1996     1995     1994     1993     1992
Annual Dividend. . . . . . .     $.76     $.65     $.53     $.48     $.44

     Cash dividends per share in 1995 represented a 21.4% increase over cash dividends per share in 1994, while cash dividends per share in 1994 represented a 10.25% increase over cash dividends paid in 1993. The compound annual growth rate of the Corporation's cash dividends per share over the past five and ten year periods ended December 31, 1996, was 12.6% and 11.3%, respectively.

     The earnings of the Corporation's subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation's subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation's subsidiary banks.

                                                       CONTINUED ON PAGE 30

BUSINESS OF THE CORPORATION

     The Corporation is a bank holding company with its business
concentrated in a single industry segment   commercial banking. The
Corporation, through its ten banking subsidiaries, offers a full range of commercial banking services. These banking services include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the Corporation's ten subsidiary banks and to outside customers. The data processing services provided to the Corporation's subsidiaries represented 76% of total revenue of the data processing subsidiary in 1996, 68% in 1995 and 66% in 1994.

     The principal markets for the Corporation's commercial banking services are communities within Michigan in which the Corporation's subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 1996, the Corporation served 56 communities through 87 banking offices in 24 counties, located generally across the mid-section of Michigan's lower peninsula. In addition to the banking offices, the Corporation operated 79 automated teller machines, both on and off bank premises, as of December 31, 1996.

     The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 54% of total revenues in 1996, 53% in 1995 and 55% in 1994. Interest on investment securities is also a significant source of revenue, accounting for 33% of revenues in both 1996 and 1995 and 32% in 1994. Chemical Bank and Trust Company ("CB&T"), the Corporation's largest subsidiary and lead bank headquartered in Midland, Michigan, represented 29% of total loans and 31% of total deposits, as of December 31, 1996.

     CB&T broadened the insurance products offered to its customers through further entry into the insurance industry. On December 31, 1996, CB&T acquired a small property and casualty agency in Midland, Michigan. In January 1997, a title insurace company formed by CB&T in late 1996 began operations.

     On December 30, 1996, the Corporation paid a 5% stock dividend to shareholders of record on December 17, 1996.

NET INTEREST INCOME

     Interest income is the total amount earned on funds invested in loans, investment securities and other money market instruments, such as federal funds sold and interest-bearing deposits with other banks. Interest expense is the amount of interest paid on interest-bearing checking accounts, such as NOW accounts, savings and time deposits, as well as on short and long-term debt. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense and reflects adjustments made to the yields on tax-exempt assets in order to analyze tax-exempt income and fully taxable income on a comparable basis. The net interest margin is net interest income (FTE) as a percentage of average earning assets. Interest spread is the difference between the average yield on earnings assets and the average cost of interest-bearing liabilities.

     The single most important component in analyzing the results of the Corporation's operations is net interest income. Net interest income is influenced by a variety of factors including changes in the volume of earning assets, changes in the mix of earning assets and interest-bearing liabilities, the proportion of earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest and variations in interest sensitivity in the differing types of interest-bearing assets and liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management's control can also have an impact on changes in net interest income. These conditions include the strength of credit demands by customers, competition from other financial institutions, the growth of deposit accounts by non-bank financial competitors and the continued growth in mutual fund investments. Over the three year period ended December 31, 1996, the prime lending rate changed substantially. The prime lending rate was 6.0% at the beginning of 1994. The prime lending rate increased throughout 1994 and ended the year at 8.5%. Early in 1995, the prime lending rate increased to 9.0%, however it was reduced twice later in the year to end 1995 at 8.5%. The rate was reduced on February 1, 1996 to 8.25% and remained at this rate through December 31, 1996.

     Table 2, on page 31, presents for 1996, 1995 and 1994, average daily balances of the Corporation's major assets and liabilities, interest income and expense on a fully taxable equivalent (FTE) basis, average interest rates earned and paid on the Corporation's assets and liabilities, net interest income (FTE), interest spread (FTE) and net interest margin (FTE). Net interest income (FTE) in 1996 was $68.447 million, up $3.34 million, or 5.1%, over 1995 net interest income (FTE) of $65.112 million. The increase in net interest income during 1996 was primarily attributable to an increase in average loans. During 1996, the Corporation's average loans increased $48 million, or 6.4%. Average interest rates earned and paid on the Corporation's assets and liabilities did not change significantly during 1996. The average yield on interest earning assets increased 11 basis points in 1996 to 7.25% from 7.14% in 1995, while the average cost of interest-bearing liabilities increased 3 basis points in 1996 to 3.66%, from 3.63% in 1995. The Corporation's net interest spread increased 8 basis points in 1996 to 3.59% from 3.51% in 1995. The increase in net interest income and the net interest spread resulted in an increase during 1996 in the net interest margin. Net interest margin increased to 4.33% from 4.20% in 1995 and 4.18% in 1994. The consistency of this ratio over the last three years is an indication of the Corporation's ability to manage its net interest margin through a changing interest rate environment.

TABLE 2.  AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES<F*> (Dollars in
          Thousands)
                                                                           Years Ended December 31
                                                    1996                            1995                           1994
                                                     TAX    EFFECTIVE                TAX    EFFECTIVE               TAX  EFFECTIVE
                                        AVERAGE  EQUIVALENT  YIELD/     AVERAGE  EQUIVALENT  YIELD/    AVERAGE  EQUIVALENT  YIELD/
                                        BALANCE   INTEREST    RATE      BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
ASSETS
Earning Assets:
  Loans <F1> <F2> . . . . . . . .     $  792,209   $67,767    8.55%   $  744,207   $64,554    8.67%  $  756,070   $62,187    8.23%
  Taxable investment securities .        661,401    38,882    5.88       680,235    37,675    5.54      667,678    33,870    5.07
  Non-taxable investment
   securities . . . . . . . . . .         39,542     3,249    8.22        41,896     3,570    8.52       41,548     3,676    8.85
  Federal funds sold. . . . . . .         86,721     4,575    5.28        82,249     4,800    5.84       82,900     3,378    4.08
  Interest-bearing deposits
    with unaffiliated banks . . .          1,905       136    7.14         2,974       204    6.86        1,096        66    6.02
                                      ----------   -------    ----    ----------   -------    ----   ----------   -------    ----
           Total interest income/
             Total earning assets      1,581,778   114,609    7.25     1,551,561   110,803    7.14    1,549,292   103,177    6.66
Less: Allowance for possible
  loan losses . . . . . . . . . .        (16,296)                        (15,718)                       (15,053)
Other assets:
  Cash and due from banks . . . .         75,828                          73,809                         78,974
  Premises and equipment. . . . .         20,303                          21,296                         22,346
  Accrued income and other
    assets. . . . . . . . . . . .         26,601                          23,692                         23,801
                                      ----------                      ----------                     ----------
                     Total Assets     $1,688,214                      $1,654,640                     $1,659,360
                                      ==========                      ==========                     ==========

LIABILITIES AND EQUITY
Interest-Bearing Liabilities:
  Interest-bearing demand
    deposits. . . . . . . . . . .     $  234,900   $ 5,359    2.28%   $  225,331   $ 5,268    2.34%  $  240,928   $ 5,246    2.18%
  Savings deposits. . . . . . . .        430,783    10,305    2.39       449,642    10,820    2.41      508,555    11,373    2.24
  Time deposits . . . . . . . . .        553,993    28,620    5.17       534,017    27,218    5.10      487,805    19,849    4.07
  Short-term borrowed funds . . .         31,455     1,163    3.70        36,698     1,552    4.23       37,743     1,159    3.07
  Long-term debt. . . . . . . . .         10,976       715    6.51        12,094       833    6.89       13,954       738    5.29
                                      ----------   -------    ----    ----------   -------    ----   ----------   -------    ----
          Total interest expense/
Total interest-bearing liabilities     1,262,107    46,162    3.66     1,257,782    45,691    3.63    1,288,985    38,365    2.98
                                                   -------    ----                 -------    ----                -------    ----
Noninterest-bearing deposits. . .        209,500                         197,746                        185,461
                                      ----------                      ----------                     ----------
Total deposits and borrowed funds      1,471,607                       1,455,528                      1,474,446



Accrued expenses and other
  liabilities . . . . . . . . . .         15,182                          12,114                         12,157
Shareholders' equity. . . . . . .        201,425                         186,998                        172,757
                                      ----------                      ----------                     ----------
     Total Liabilities and Equity     $1,688,214                      $1,654,640                     $1,659,360
                                      ==========                      ==========                     ==========

Interest Spread (Average yield
  earned minus average rate
  paid) . . . . . . . . . . . . .                             3.59%                           3.51%                          3.68%
                                                              ====                            ====                           ====
Net Interest Income (FTE) . . . .                  $68,447                         $65,112                        $64,812
                                                   =======                         =======                        =======
Net Interest Margin (FTE)
       (Net interest income/Total
           average earning assets)                            4.33%                           4.20%                          4.18%
                                                              ====                            ====                           ====

<F*>Taxable equivalent basis using a federal income tax rate of 35%.
<F1> Nonaccrual loans are included in average balances reported and are used to calculate yields.
<F2> Interest includes loan fees of $1,721,000 in 1996, $1,414,000 in 1995 and $1,448,000 in 1994.

     Net interest income increased $.3 million in 1995 to $65.1 million. This increase was primarily attributable to increases in average noninterest-bearing deposits and shareholders' equity. During 1995, the Corporation's average noninterest-bearing deposits increased $12.3 million, or 6.6%, while average shareholders' equity increased $14.2 million, or 8.2%. The average yield on interest earning assets increased 48 basis points in 1995 to 7.14% from 6.66% in 1994. In contrast, the average cost of interest-bearing liabilities increased 65 basis points in 1995 to 3.63%, from 2.98% in 1994. The higher liability cost increase during 1995 resulted in a 17 basis point decrease in interest spread. The interest spread was 3.51% in 1995, compared to 3.68% in 1994.

                                                       CONTINUED ON PAGE 32

TABLE 3.  VOLUME AND RATE VARIANCE ANALYSIS<F*> (In Thousands)
                                                         1996 COMPARED TO 1995                        1995 COMPARED TO 1994
                                                INCREASE (DECREASE)                          INCREASE (DECREASE)
                                                 DUE TO CHANGES IN           COMBINED         DUE TO CHANGES IN          COMBINED
                                               AVERAGE       AVERAGE         INCREASE       AVERAGE       AVERAGE        INCREASE
                                                VOLUME      YIELD/RATE      (DECREASE)      VOLUME      YIELD/RATE      (DECREASE)
Causes of increase (decrease) in net
  interest income (FTE):
CHANGES IN INTEREST INCOME ON EARNING
  ASSETS:
    Loans . . . . . . . . . . . . . . . . . .  $4,144        $(931)          $3,213        $(1,101)     $3,468           $2,367
    Taxable investment securities . . . . . .  (1,063)       2,270            1,207            647       3,158            3,805
    Non-taxable investment securities . . . .    (196)        (125)            (321)            31        (137)            (106)
    Federal funds sold. . . . . . . . . . . .     252         (477)            (225)           (27)      1,449            1,422
    Interest-bearing deposits with
     unaffiliated banks . . . . . . . . . . .     (76)           8              (68)           128          10              138
                                               ------        -----           ------        -------      ------           ------
      Total change in interest income on
       earning assets . . . . . . . . . . . .   3,061          745            3,806           (322)      7,948            7,626
CHANGES IN INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES:
    Deposits. . . . . . . . . . . . . . . . .     385          593              978           (851)      7,689            6,838
    Short-term borrowed funds . . . . . . . .    (207)        (182)            (389)           (33)        426              393
    Long-term debt. . . . . . . . . . . . . .     (74)         (44)            (118)          (107)        202               95
                                               ------        -----           ------        -------      ------           ------
    Total change in interest expense on
      interest-bearing liabilities. . . . . .     104          367              471           (991)      8,317            7,326
                                               ------        -----           ------        -------      ------           ------
TOTAL INCREASE (DECREASE) IN
NET INTEREST INCOME (FTE) . . . . . . . . . .  $2,957        $ 378           $3,335        $   669      $ (369)          $  300
                                               ======        =====           ======        =======      ======           ======

The changes in net interest income due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

<F*>Taxable equivalent basis using a federal income tax rate of 35%.







TABLE 4.  SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in Thousands)
                                                          Years Ended December 31
                                                1996           1995           1994           1993           1992
DISTRIBUTION OF LOANS:
Commercial and agricultural loans. . . . .    $114,154       $117,759       $121,175       $148,985       $157,367
Real estate construction loans . . . . . .      24,791         16,195         19,255         14,141         20,102
Real estate mortgage loans . . . . . . . .     510,193        472,454        465,721        451,481        453,536
Installment loans. . . . . . . . . . . . .     158,515        154,170        154,712        115,913         98,836
                                              --------       --------       --------       --------       --------
 Total loans outstanding at year
   end . . . . . . . . . . . . . . . . . .    $807,653       $760,578       $760,863       $730,520       $729,841
                                              ========       ========       ========       ========       ========

SUMMARY OF CHANGES IN THE ALLOWANCE
 FOR POSSIBLE LOAN LOSSES:
Allowance for possible loan losses
 at beginning of year. . . . . . . . . . .    $ 15,886       $ 15,295       $ 14,583       $ 13,989       $ 12,995
Loans charged off:
 Commercial and agricultural . . . . . . .        (250)          (433)          (317)          (607)          (462)
 Real estate mortgage. . . . . . . . . . .         (55)            (3)           (76)           (33)           (71)
 Installment . . . . . . . . . . . . . . .        (386)          (230)          (237)          (258)          (301)
                                              --------       --------       --------       --------       --------
   Total loan charge-offs. . . . . . . . .        (691)          (666)          (630)          (898)          (834)
Recoveries of loans previously
 charged off:
 Commercial and agricultural . . . . . . .          92             60             58            188            108
 Real estate mortgage. . . . . . . . . . .          24             28             40             30             28
 Installment . . . . . . . . . . . . . . .         168            104            145            170            229
                                              --------       --------       --------       --------       --------
   Total loan recoveries . . . . . . . . .         284            192            243            388            365
                                              --------       --------       --------       --------       --------
   Net loan charge-offs. . . . . . . . . .        (407)          (474)          (387)          (510)          (469)
Provision for loan losses. . . . . . . . .       1,128          1,065          1,099          1,104          1,463
                                              --------       --------       --------       --------       --------
Allowance for possible loan losses
 at year end . . . . . . . . . . . . . . .    $ 16,607       $ 15,886       $ 15,295       $ 14,583       $ 13,989
                                              ========       ========       ========       ========       ========
Ratio of net charge-offs during the
 year to average loans outstanding . . . .         .05%           .06%           .05%           .07%           .06%
                                              ========       ========       ========       ========       ========
Ratio of allowance for possible
 loan losses at year end to total
 loans outstanding at year end . . . . . .        2.06%          2.09%          2.01%          2.00%          1.92%
                                              ========       ========       ========       ========       ========

     Table 3 on page 32 allocates the dollar change in net interest income
(FTE) between the portion attributable to changes in the average volume of interest-bearing assets and liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

     During 1996, through an increase in the volume and change in the mix of interest-bearing assets and liabilities, the Corporation's net interest income (FTE) increased $2.957 million while changes in average interest rates earned and paid on the Corporation's assets and liabilities increased net interest income $.378 million, resulting in a total increase in net interest income of $3.335 million during 1996. The increase due to changes in the volume and mix of interest-bearing assets and liabilities was primarily attributable to a $48 million, or 6.4%, increase in average loans during 1996.

     Net interest income (FTE) increased $.3 million in 1995. The increase due to changes in the volume and mix of interest-bearing assets and liabilities was $.669 million. This increase was primarily attributable to increases in average noninterest-bearing deposits of $12.3 million and average shareholders' equity of $14.2 million. The overall change in interest rates during 1995 resulted in a $.369 million decrease in net interest income. This decrease was attributable to the average cost of funds increasing greater than the yield on earning assets.

LOANS

     The Corporation's ten banking subsidiaries are full service community banks, therefore the acceptance and management of credit risk is an integral part of the Corporation's business. The Corporation maintains a conservative loan policy and strict credit underwriting standards. These standards include the granting of loans only within the Corporation's defined market areas. The Corporation has no foreign loans nor any loans to finance highly leveraged transactions. The Corporation's conservative lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the holding company level. The Corporation maintains a centralized independent loan review function at the holding company level which monitors asset quality at each of the Corporation's subsidiary banks. In addition, the Corporation continues to maintain an aggressive loan charge-off policy.

     The Corporation's loan portfolio is well diversified geographically, as well as along industry lines and, therefore, is reasonably sheltered from adverse economic impact in any one industry or geographic area. An additional strength of the Corporation's loan portfolio is that as of December 31, 1996 approximately 55% of the portfolio was comprised of credits granted to consumers in the form of residential mortgage, home equity loans and lines of credit secured by first and second mortgages.


     Total loans as of December 31, 1996 were $807.7 million, an increase of $47.1 million, or 6.2%, over total loans of $760.6 million as of December 31, 1995. The increase in total loans during 1996 was largely attributable to a combined increase in real estate construction and real estate mortgage loans of $46.3 million, or 9.5%. Commercial loans decreased $3.6 million, or 3.1%, while installment loans increased $4.3 million, or 2.8%, during 1996.

     The Corporation's geographical market area generally consists of small cities across mid Michigan. The lack of substantive economic growth in the Corporation's market areas and increased competition have impacted the Corporation's loan growth over the past few years. The Corporation continues to experience a significant level of competition from larger regional banks, located outside the Corporation's market areas, in the commercial loan area, and from large local credit unions in the installment loan area. The competition for residential mortgage loans has also intensified significantly over the last few years, as mortgage companies expanded sales efforts nationwide.

     Real estate mortgage loans, including real estate construction loans, comprise the majority of the Corporation's loan portfolio. As of December 31, 1996, 1995 and 1994, total real estate mortgage loans, including real estate construction loans, were $535.0 million, $488.7 million and $485.0 million, respectively. Real estate mortgage loans, including real estate construction, increased $46.3 million, or 9.5% during 1996, $3.7 million, or .8%, during 1995, and $19.3 million, or 4.2%, during 1994. Real estate mortgage loans, including real estate construction, as a percentage of total loans, were 66% as of December 31, 1996, compared to 64% as of both December 31, 1995 and December 31, 1994. Approximately 80% of the real estate mortgage portfolio, as of December 31, 1996, was secured by residential real estate.

     The Corporation originated $11.8 million of residential mortgage loans during 1996, which were sold in the secondary mortgage market. This compares with $15.6 million of residential mortgage loans originated during 1995 and $13.6 million of residential mortgage loans originated during 1994, which were sold in the secondary mortgage market. During the last three years, it was the Corporation's general practice to keep residential real estate mortgage loans, with original maturities of fifteen years or less, in its own loan portfolio, and sell those loans with longer maturities in the secondary mortgage market. As of December 31, 1996, the Corporation was servicing $76 million of residential mortgage loans, which had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market. Prior to 1992, the Corporation kept all residential mortgage loans originated in its own loan portfolio.

     The Corporation has been successful in managing the interest rate risk on the residential real estate mortgage portfolio through the promotion of its balloon mortgage products. As of December 31, 1996, approximately 40% of the residential mortgage loan portfolio represented balloon mortgage loans, repriceable three, five or eight years from the mortgage origination date. The eight year balloon product was introduced during the middle of 1996.

                                                       CONTINUED ON PAGE 34

     Installment loans totaled $158.5 million as of December 31, 1996, compared to $154.2 million as of December 31, 1995 and $154.7 million as of December 31, 1994. Installment loans represented approximately 20% of total loans outstanding as of December 31, 1996, 1995 and 1994. Installment loans increased $4.3 million, or 2.8%, during 1996. The increase in 1996 was partially attributable to an enhanced indirect automobile dealer loan program and $13.6 million of loans originated in January from a special promotion. Installment loans decreased $.5 million, or .4% during 1995. During 1995, the Corporation sold its $2.9 million credit card portfolio. The credit card portfolio was sold due to significant competition for this product from other providers which offer credit cards at no annual fee and co-branded credit cards. Late in 1995, the Corporation's affiliate banks had a special installment loan promotion which was ongoing through the beginning of 1996. The affiliate banks offered 7.83% consumer installment loans with maturities up to forty-eight months to qualifying borrowers. In 1995, the affiliate banks generated $31.6 million of these promotion loans. The 1995 installment loan promotion was the Corporation's affiliate banks' sixth year of offering a special interest rate on consumer installment loans during a promotion period.

     Installment loans increased $38.8 million, or 33.5%, during 1994. This increase was attributable to the 1994 installment loan promotion. A total of $78.6 million of consumer installment loans, at an interest rate of 5.9%, and up to a forty-eight month amortization, were generated during the 1994 promotion period.

     Historically, the average life of the Corporation's installment loan portfolio has been approximately three years. This short average life and the success of the installment loan promotions in recent years, results in significant reductions each year in installment loan balances through loan payments and payoffs. Consequently, during each of the last three years, the installment loan portfolio did not increase by the amount of new loans generated during the loan promotion periods in these years.

     Commercial loans decreased $3.6 million, or 3.2%, during 1996 to $114.2 million as of December 31, 1996. Commercial loans decreased $3.4 million, or 2.8%, during 1995 and $27.8 million, or 18.7% during 1994. The expansion of commercial lending efforts by larger regional banks into smaller communities has impacted the Corporation's commercial lending growth rate. The combination of the efforts by these larger financial institutions and the location of the majority of the Corporation's subsidiary banks in smaller communities, where the demand for commercial loans which meet the Corporation's credit standards has historically not been particularly strong, contributed to the slight decline in the Corporation's commercial loans during the last three years. Commercial loans represented 14.1%, 15.5% and 15.9% of total loans as of December 31, 1996, December 31, 1995 and December 31, 1994, respectively.


     Table 5 below presents the maturity distribution of commercial and agricultural loans, real estate construction and nonresidential real estate mortgage loans. These loans represented 29% and 31% of total loans as of December 31, 1996 and December 31, 1995, respectively. The percentage of these loans maturing within one year was 45% at December 31, 1996, compared to 40% at December 31, 1995. The percentage of these type loans maturing beyond five years remained low at 11% as of December 31, 1996, compared to 13% at December 31, 1995. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 37% at December 31, 1996, compared to 41% at December 31, 1995. The decline in the percentage of variable rate loans with maturities beyond one year, has continued over the past two years as a result of a strong customer demand to convert loans to fixed interest rates. It is management's opinion that these loan maturities and the mix between loans with fixed and variable interest rates remain at acceptable levels to provide the Corporation sufficient flexibility in maintaining a balance between interest rate-sensitive assets and liabilities.

TABLE 5.  COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY  (Dollars in Thousands)
                                               AS OF DECEMBER 31, 1996                           AS OF DECEMBER 31, 1995
                                                       DUE IN                                            DUE IN
                                   ---------------------------------------------      -------------------------------------------
                                   1 YEAR        1 TO 5       OVER 5                  1 YEAR        1 TO 5     OVER 5
                                   OR LESS       YEARS        YEARS        TOTAL      OR LESS       YEARS      YEARS        TOTAL
LOAN MATURITIES:
Commercial and agricultural . .    $ 74,113     $ 33,545     $ 6,496     $114,154     $73,305     $ 37,590    $ 6,864     $117,759
Real estate construction. . . .      13,956        8,634       2,201       24,791       9,830        5,020      1,345       16,195
Non-residential real estate
  mortgage. . . . . . . . . . .      18,230       61,840      18,043       98,113      12,711       67,853     21,792      102,356
                                   --------     --------     -------     --------     -------     --------    -------     --------
                          Total    $106,299     $104,019     $26,740     $237,058     $95,846     $110,463    $30,001     $236,310
                                   ========     ========     =======     ========     =======     ========    =======     ========
               Percent of Total         45%          44%         11%         100%         40%          47%        13%         100%
                                   ========     ========     =======     ========     =======     ========    =======     ========

                                                           AS OF DECEMBER 31, 1996          AS OF DECEMBER 31, 1995
INTEREST SENSITIVITY:
Above loans maturing after one year which have:
     Fixed interest rates. . . . . . . . . . . .            $ 82,630         63%             $ 82,651         59%
     Variable interest rates . . . . . . . . . .              48,129         37                57,813         41
                                                            --------        ---              --------        ---
                                           Total            $130,759        100%             $140,464        100%
                                                            ========        ===              ========        ====

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

     Nonaccrual loans were $1.34 million as of December 31, 1996, compared to $1.66 million as of December 31, 1995, and represented .17% and .22% of total loans, as of December 31, 1996 and December 31, 1995, respectively. Accruing loans past due 90 days or more were $.5 million as of December 31, 1996, compared to $1 million as of December 31, 1995. Total nonperforming loans were $1.88 million, or .23% of total loans, as of December 31, 1996, compared to $2.71 million, or .36% of total loans, as of December 31, 1995.

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

     The provision in 1996 was $1.13 million, compared to $1.07 million in 1995 and $1.10 million in 1994. The Corporation experienced net loan losses of $.41 million in 1996, $.47 million in 1995 and $.39 million in 1994. The Corporation's provision exceeded actual net loan losses by $.72 million in 1996, $.59 million in 1995 and $.71 million in 1994. The Corporation's allowance increased to $16.61 million as of December 31, 1996 and represented 2.06% of total loans, compared to 2.09% at December 31, 1995 and 2.01% at December 31, 1994.



     The Corporation adopted Statements of Financial Accounting Standards Nos. 114 and 118, regarding the accounting for impaired loans, in the first quarter of 1995, without impact to the consolidated financial statements.

TABLE 6.  SUMMARY OF NONPERFORMING LOANS (In Thousands)
                                                                1996       1995       1994       1993       1992
Loans accounted for on a nonaccrual basis<F*>. . . . . .       $1,341     $1,658     $2,682     $2,318     $3,049
Accruing loans contractually past due 90
 days or more as to interest or principal
 payments:
   Commercial, agricultural and real estate
     construction. . . . . . . . . . . . . . . . . . . .            7        118         95        101        505
   Real estate mortgage. . . . . . . . . . . . . . . . .          271        747        182        441        415
   Installment . . . . . . . . . . . . . . . . . . . . .          261        104         91         99        147
                                                               ------     ------     ------     ------     ------
                                                                  539        969        368        641      1,067
Renegotiated loans . . . . . . . . . . . . . . . . . . .                      84        148        311        361
                                                               ------     ------     ------     ------     ------
                                                   Total       $1,880     $2,711     $3,198     $3,270     $4,477
                                                               ======     ======     ======     ======     ======

<F*>The Corporation's policy is to transfer a loan to nonaccrual status whenever:
 (1) it is determined that interest should be recorded on the cash basis instead of the accrual basis because of a deterioration in the financial position of the borrower,
 (2) it is determined that payment in full of interest or principal cannot be expected, or
 (3) the loan has been in default for a period of 90 days or more unless it is both well secured and in the process of collection (this category excludes 1 to 4 family residential loans and consumer installment loans).

     The allocation of the allowance in Table 7, on page 36, is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan losses without regard to the categories in which the loan losses are classified.

                                                      CONTINUED ON PAGE 36

TABLE 7.  ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES (Dollars in Thousands)
                                                                        DECEMBER 31
                                   1996                 1995               1994                 1993                   1992
                                      PERCENT              PERCENT            PERCENT              PERCENT                PERCENT
                                      OF LOANS             OF LOANS           OF LOANS             OF LOANS               OF LOANS
                                      IN EACH              IN EACH            IN EACH              IN EACH                IN EACH
                                      CATEGORY             CATEGORY           CATEGORY             CATEGORY               CATEGORY
                                        TO                   TO                  TO                   TO                     TO
                           ALLOWANCE   TOTAL    ALLOWANCE   TOTAL   ALLOWANCE   TOTAL    ALLOWANCE   TOTAL    ALLOWANCE     TOTAL
                            AMOUNT     LOANS     AMOUNT     LOANS    AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT       LOANS
Commercial and agri-
 cultural loans. . . .     $ 5,351     14.1%    $ 5,510     15.5%    $ 4,959     15.9%    $ 5,609     20.4%    $ 5,535      21.6%
Real estate construc-
 tion loans. . . . . .         496      3.1         324      2.1         385      2.5         300      1.9         300       2.8
Real estate mort-
 gage loans. . . . . .       5,612     63.2       5,052     62.1       4,990     61.3       4,629     61.8       4,607      62.1
Installment loans. . .       3,487     19.6       3,381     20.3       3,401     20.3       2,557     15.9       2,186      13.5
Not allocated. . . . .       1,661                1,619                1,560                1,488                1,361
                           -------     ----     -------     ----     -------     ----     -------     ----     -------      ----
                 Total     $16,607      100%    $15,886      100%    $15,295      100%    $14,583      100%    $13,989       100%
                           =======     ====     =======     ====     =======     ====     =======     ====     =======      ====

OTHER INCOME

     Other income is derived primarily from trust services, deposit account fees, fees for customer services, revenues from data processing services, investment securities gains and gains on the sale of loans. Other income in 1996 totaled $12.20 million, compared to $12.36 million in 1995 and $11.33 million in 1994. The slight reduction in 1996 was due to decreases in revenue from data processing services and gains on sales of loans. During 1996 data processing revenue declined $.29 million, or 29%. This decrease was attributable to an anticipated loss of outside customers. Gains on the sales of loans were $.39 million lower in 1996. During 1995, the Corporation sold its credit card loan portfolio and recognized a gain of $.32 million.

     The three most significant categories of other income increased during 1996. Trust department income increased $.216 million, or 8%, to $2.897 million. Service charges on deposit accounts increased $.19 million, or 3.6%, to $5.382 million and other charges and fees increased $.1 million, or 2.7%, to $2.71 million.

     The increase in other income during 1995 was primarily attributable to an increase in service charges on deposit accounts. Service charges on deposit accounts were $5.193 million in 1995, up $.71 million, or 15.8%, from 1994 service charge income of $4.483 million. This increase resulted from the implementation of a new service fee schedule on large business demand deposit accounts on January 1, 1995.

OPERATING EXPENSES

     Total operating expenses were $45.12 million, $44.63 million and $45.61 million in 1996, 1995 and 1994, respectively. Total operating expenses as a percentage of total average assets were 2.67% in 1996, 2.70% in 1995 and 2.74% in 1994 and can be reviewed in more detail and in relation to the other components of net income in Table 1, on page 29.

     The reduction in operating expenses in both 1996 and 1995 was attributable to the reduction in Federal Deposit Insurance Corporation
(FDIC) expense. FDIC expense is included in "other" operating expenses and was $.1 million, $1.6 million and $3.0 million in 1996, 1995 and 1994, respectively. The $1.5 million, or 94%, reduction in FDIC expense in 1996 was due to the FDIC adopting a new assessment rate schedule for Bank Insurance Fund (BIF) members in the third quarter of 1995. The new rate schedule, which continues to determine assessments based on a bank's risk-based capital levels, virtually eliminated each subsidiary bank's BIF annual deposit insurance premium as of January 1, 1996. Deposits held by well-capitalized banks and insured by the Savings Association Insurance Fund (SAIF), in 1996, continued to be assessed at a rate of 23.0 cents per $100 of insured deposits. In addition, during 1996, SAIF insured deposits, held on March 31, 1995, were assessed a one-time charge of 65.7 cents per $100 of deposits to recapitalize SAIF to its required reserve ratio. The Corporation's liability for this special assessment was approximately $30,000. The reduction in FDIC expense in 1995 of $1.4 million, or 47%, was also attributable to the new assessment rate schedule for BIF members adopted in the third quarter of 1995.

     Based upon current deposit levels and the current FDIC deposit assessment rates, the Corporation estimates that its FDIC expense will approximate $.25 million in 1997.

     The largest component of operating expenses is the category of salaries, wages and employee benefits. These expenses totaled $26.96 million, $25.70 million and $25.41 million in 1996, 1995 and 1994, respectively. Salaries, wages and employee benefits expense increased $1.26 million, or 4.9%, in 1996. Full-time equivalent employees were 993 at December 31, 1996, compared to 988 at December 31, 1995. Salaries, wages and employee benefits expense increased $.3 million in 1995. The Corporation was successful in maintaining 1995 personnel costs at approximately 1994 levels by achieving a 3.3% reduction in employee benefits cost. Personnel expenses accounted for 60% of operating expenses during 1996, compared to 58% in 1995 and 56% in 1994.

     Occupancy and equipment expense totaled $7.15 million, $6.76 million and $6.95 million in 1996, 1995 and 1994, respectively. Occupancy and equipment expense increased $.385 million, or 5.7% in 1996, after decreasing $.187 million, or 2.7%, in 1995.

     Other operating expenses totaled $11.02 million, $12.17 million and $13.26 million in 1996, 1995 and 1994, respectively. The reduction in other operating expenses in 1996 and 1995 resulted from reductions in FDIC expense.

     The Corporation's efficiency ratio, defined as total operating expenses divided by the sum of net interest income (FTE) and other income, excluding net securities gains and the gains realized on the sale of the credit card portfolio in 1995, was 57% in 1996, compared to 59% in 1995 and 61% in 1994. The Corporation has made a concerted effort over the years to control operating expenses.

INCOME TAXES

     The Corporation's effective federal income tax rate was 33.4% in 1996, 32.5% in 1995 and 31.5% in 1994, compared to the statutory rate of 35% in each of these years. The small changes in the Corporation's effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, non-deductible interest expense and other non-deductible expenses relative to pretax income.

     Tax-exempt income (FTE), net of related non-deductible interest expense, amounted to $3.9 million in 1996, $4.0 million in 1995 and $4.5 million in 1994. Tax-exempt income (FTE) as a percentage of total interest income was 3.6%, 3.9% and 4.5% in 1996, 1995 and 1994, respectively.

     Income before income taxes on a fully taxable equivalent basis was $34.39 million in 1996, $31.78 million in 1995 and $29.43 million in 1994, which represented an 8.2% increase in 1996 and an 8.0% increase in 1995.

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

     The parent company's sources of funds have been dividends from subsidiaries, borrowings from unaffiliated banks and proceeds from equity issuances. During the three year period ended December 31, 1996, the parent company's primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, service debt, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

     Federal and state banking laws place certain restrictions on the amount of dividends which a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations or impede its ability to manage its liquidity needs. Under current regulatory restrictions, the Corporation's subsidiaries could upstream $23.3 million to the parent company in 1996, without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $16.0 million in cash on hand as of December 31, 1996.

     The subsidiary banks manage liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks' most readily available sources of liquidity are federal funds sold, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 1996, the Corporation held $114.2 million in federal funds sold, $441.8 million in investment securities available for sale and $113.7 million in other investment securities maturing within one year. These short term assets represented 47% of total deposits as of December 31, 1996.

     Historically, the Corporation's investment securities portfolio has been very short-term in nature, with the average life of the portfolio consistently being less than two years. As of December 31, 1996, the Corporation's investment securities portfolio had an average life of 1.72 years, with $230.1 million in investment securities, or 35%, of the investment securities portfolio maturing during 1997, and another $191.9 million, or 29%, of the investment securities portfolio maturing during 1998. The combination of the 1997 and 1998 scheduled maturities, results in 64% of the Corporation's investment securities portfolio maturing within two years of December 31, 1996. As of December 31, 1995, 71% of the securities portfolio was scheduled to mature within two years. The maturity analysis of the investment securities portfolio is summarized in Tables 8 and 9, on page 38.

                                                       CONTINUED ON PAGE 38

TABLE 8.  MATURITIES AND YIELDS<F*> OF INVESTMENT SECURITIES AT DECEMBER 31, 1996 (Dollars in Thousands)
                                                                                  MATURING<F**>
                                                     AFTER ONE        AFTER FIVE                            TOTAL
                                     WITHIN          BUT WITHIN       BUT WITHIN          AFTER           CARRYING          TOTAL
                                    ONE YEAR         FIVE YEARS       TEN YEARS         TEN YEARS           VALUE           MARKET
                                AMOUNT    YIELD    AMOUNT   YIELD   AMOUNT   YIELD    AMOUNT  YIELD     AMOUNT   YIELD      VALUE
AVAILABLE FOR SALE:
U.S. Treasury and agencies .   $110,539   6.15%   $308,749   5.82%  $ 3,341   5.15%                    $422,629   5.82%   $422,629
Other securities . . . . . .      5,881   6.63       9,011   5.64       765   8.04    $3,501   6.71%     19,158   6.53      19,158
                               --------   ----    --------   ----   -------   ----    ------   ----    --------   ----    --------
Total Investment Securities
 Available for Sale. . . . .    116,420   6.18     317,760   5.81     4,106   5.69     3,501   6.71     441,787   5.92     441,787

HELD TO MATURITY:
U.S. Treasury and agencies .    108,576   6.44      60,382   6.20                                       168,958   6.27     169,726
States of the U.S. and
 political subdivisions. . .      5,115   7.65      22,020   7.81    12,925   8.18     2,036   8.68      42,096   7.95      43,044
Other securities . . . . . .                         2,477   7.17        65   8.03       156   5.45       2,698   6.62       2,724
                               --------   ----    --------   ----   -------   ----    ------   ----    --------   ----    --------
Total Investment Securities
 Held to Maturity. . . . . .    113,691   6.49      84,879   6.65    12,990   8.18     2,192   8.46     213,752   6.68     215,494
                               --------   ----    --------   ----   -------   ----    ------   ----    --------   ----    --------
Total Investment Securities    $230,111   6.30%   $402,639   5.99%  $17,096   7.58%   $5,693   7.38%   $655,539   6.15%   $657,281
                               ========   ====    ========   ====   =======   ====    ======   ====    ========   ====    ========

<F*>Taxable equivalent basis using a 35% federal income tax rate.
<F**>Based on final contractual maturity.

TABLE 9.  MATURITY ANALYSIS OF INVESTMENT SECURITIES (as a % of total portfolio)
                                            December 31
                                       1996     1995     1994
     Under 1 year. . . . . . . . .     35.1%    41.9%    29.9%
     1-5 years . . . . . . . . . .     61.4     56.1     66.6
     5-10 years. . . . . . . . . .      2.6      1.4      1.9
     Over 10 years . . . . . . . .       .9       .6      1.6
                                       ----     ----     ----
                             Total      100%     100%     100%
                                       ====     ====     ====


     Table 10 on page 39 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. The Corporation, historically, has not utilized time deposits of $100,000 or more as a source of liquidity. Time deposits of $100,000 or more and the percentage of these deposits to total deposits increased slightly during 1996 to $111.4 million, or 7.8% of total deposits, as of December 31, 1996, compared to $99.5 million, or 6.9% of total deposits, as of December 31, 1995 and $94.2 million, or 6.6% of total deposits, as of December 31, 1994. The percentage of time deposits of $100,000 or more with a maturity of less than three months was 78% at December 31, 1996 and 84% at December 31, 1995 and December 31, 1994. As the Corporation does not utilize these deposits as a source of liquidity, it is able to invest the funds generated from these deposits in investments of like or similar maturity. The Corporation has, and expects to continue to have, more than sufficient funds to meet the liquidity requirement of these deposits.

     Interest rate sensitivity is determined by the amount of interest-earning assets and interest-bearing liabilities repricing within a specific time period and the magnitude by which interest rates change on the various types of earning assets and interest-bearing liabilities. The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest rate sensitivity management aims at achieving reasonable stability in both net interest income and the net interest margin through periods of changing interest rates. The Corporation's goal is to avoid a significant decrease in net interest income and thus an adverse impact on the profitability of the Corporation in periods of changing interest rates. It is necessary to analyze projections of net interest income based upon the repricing characteristics of the Corporation's earning assets and interest-bearing deposits and the varying magnitude by which interest rates may change on loans, investments and interest-bearing deposit accounts.

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

TABLE 10.  MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in Thousands)
                                                                         December 31
                                                         1996                1995                1994
                                                   AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
Maturity:
 Within 3 months . . . . . . . . . . . .          $ 86,851     78%     $83,386     84%     $78,775     84%
 Within 3 to 6 months. . . . . . . . . .            14,893     13        4,865      5        6,016      6
 Within 6 to 12 months . . . . . . . . .             5,894      5        7,444      7        4,819      5
 Over 12 months. . . . . . . . . . . . .             3,760      4        3,807      4        4,601      5
                                                  --------    ---      -------    ---      -------    ---
                                   Total          $111,398    100%     $99,502    100%     $94,211    100%
                                                  ========    ===      =======    ===      =======    ===

TABLE 11.   SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES BY REPRICING OR MATURITY DATE (Dollars in thousands)
                                                          1-180       181-365      OVER 1
                                                          DAYS         DAYS         YEAR         TOTAL
Loans. . . . . . . . . . . . . . . . . . . . . .        $237,682     $ 80,218     $489,753     $  807,653
Other interest-earning assets. . . . . . . . . .         276,642       68,058      426,173        770,873
                                                        --------     --------     --------     ----------
Total interest-earning assets. . . . . . . . . .         514,324      148,276      915,926      1,578,526
                                                        --------     --------     --------     ----------

Non-maturing deposits. . . . . . . . . . . . . .          75,330                   572,437        647,767
Time deposits. . . . . . . . . . . . . . . . . .         326,712      137,455       91,016        555,183
                                                        --------     --------     --------     ----------
Total interest-bearing deposits. . . . . . . . .         402,042      137,455      663,453      1,202,950
Other interest-bearing liabilities . . . . . . .          36,006                    13,313         49,319
                                                        --------     --------     --------     ----------
Total interest-bearing liabilities . . . . . . .        $438,048     $ 37,455     $676,766     $1,252,269
                                                        --------     --------     --------     ----------

Asset gap. . . . . . . . . . . . . . . . . . . .        $ 76,276     $ 10,821     $239,160     $  326,257
Cumulative asset gap . . . . . . . . . . . . . .        $ 76,276     $ 87,097     $326,257
Cumulative gap as a percentage
 of total earning assets . . . . . . . . . . . .             4.8%         5.5%        20.7%

     Table 11 above summarizes the Corporation's interest rate repricing gaps for selected maturity periods as of December 31, 1996.

     Total interest-earning assets exceeded interest-bearing liabilities by $326.3 million at December 31, 1996. This difference was funded primarily through noninterest-bearing liabilities and shareholders' equity. Table 11 shows that total assets maturing or repricing within one year exceeded liabilities maturing or repricing within one year by $87.1 million. It is important to emphasize that the computation of static gap does not address the fact that the repricing of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of the Corporation. As a result, certain assets and liabilities mature or reprice in periods other than in their contractual period. Municipal NOW accounts have no contractual maturity, however they are repriceable daily at the Corporation's discretion. The Corporation has determined that these accounts are interest rate sensitive and have included them in the 0-180 day category. Money fund accounts, which are noncorporate limited transaction savings accounts, also have no contractual maturity and can reprice daily at the Corporation's discretion. Based on the Corporation's statistical analysis, money fund accounts have been determined to be only partially interest rate sensitive, and therefore 20% of these accounts were included in the 0-180 day category, with the remainder of these accounts included in the over 1 year category. Passbook savings, retail NOW and "ChemCash" (cash management repurchase agreement) accounts, which totaled $435 million as of December 31, 1996, have no contractual maturity date and can reprice daily at the Corporation's discretion. These accounts are believed by management to be predominately noninterest rate sensitive, and therefore were included in the over 1 year category. The Corporation recognizes the limitations of static gap analysis as a tool in managing interest rate risk and, therefore utilizes other methods, including simulation analysis.

     Simulation analysis is used to project the potential effects of various interest rate environments on the balance sheet mix and net interest income. Simulation analysis involves the analysis of net interest income and the corresponding quantification of interest rate risk, attributable to changes in interest rate levels and relationships, asset and liability mixes and loan prepayment characteristics. While many assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet

                                                       CONTINUED ON PAGE 40
components demonstrate characteristics that require an evaluation to more accurately reflect their pricing behavior. Assumptions based on historical pricing relationships, experience and anticipated market reactions are made to certain core deposit and loan categories to reflect changes in interest rate costs and yields relative to changes in market interest rates. Net interest income is additionally evaluated under various interest rate scenarios, including gradually adjusting interest rates up and down by 200 basis points. The measurement of interest rate risk exposure on net interest income at year-end 1996, projected over the succeeding twelve months, indicated a nearly neutral interest rate sensitivity position. The results of simulation analysis provide additional information needed to assess the proper balance sheet structure and manage net interest income.

     The management of net interest income must address two objectives. It must consider the liquidity needs of the Corporation and be designed to minimize the risk of a significant decline in net interest income in a period of significantly rising or declining interest rates.

     The following table illustrates that during 1996 and 1995 the Corporation's quarterly average net interest margin was not significantly impacted by changes in interest rates.

                                                     1996
                                      4TH QTR. 3RD QTR. 2ND QTR. 1ST QTR.
Average Prime Rate . . . . . . .       8.25%    8.25%    8.25%    8.33%
Average Fed Funds Rate . . . . .       5.18     5.13     5.18     5.17
Net Interest Margin. . . . . . .       4.43     4.38     4.32     4.17

                                                     1995
                                      4TH QTR. 3RD QTR. 2ND QTR. 1ST QTR.
Average Prime Rate . . . . . . .       8.67%    8.75%    9.00%    8.83%
Average Fed Funds Rate . . . . .       5.64     5.71     5.93     5.75
Net Interest Margin. . . . . . .       4.20     4.14     4.21     4.24

     The Corporation expects to keep the average maturity of its investment securities portfolio to under three years, while generally holding in its own loan portfolio residential real estate loans with original maturities of fifteen years of less. The Corporation has not used and does not intend to use interest rate swaps or other derivatives in the management of interest rate risk. As of December 31, 1996, the Corporation held approximately $9 million in mortgage backed and other derivative securities and had no investments in any instruments considered "junk bonds."

CAPITAL

     Capital provides the foundation for future growth and expansion. The major component of capital is shareholders' equity.

     Shareholders' equity was $207.3 million as of December 31, 1996, an increase of $12.4 million, or 6.3%, from total shareholders' equity as of December 31, 1995. The 1996 increase was derived almost exclusively from earnings retention of $14.2 million. This increase was slightly offset by the repurchase of $1 million of the Corporation's common stock and a $1.6 million change in unrealized losses on available for sale securities.

     The ratio of shareholders' equity to total assets was 12.2% at December 31, 1996, compared to 11.4% at December 31, 1995 and 10.3% at December 31, 1994. The Corporation's tangible equity ratio was 12.0%, 11.2% and 10.1% as of December 31, 1996, December 31, 1995 and December 31, 1994, respectively.

     Under the regulatory "risk-based" capital guidelines in effect for both banks and bank holding companies, minimum capital levels are based upon perceived risk in the Corporation's various asset categories. These guidelines assign risk weights to on-and-off balance sheet items in arriving at total risk-adjusted assets. Regulatory capital is divided by the computed total of risk-adjusted assets to arrive at the risk-based capital ratios.

     The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board, as of December 31, 1996, as shown in the following table.

                                                RISK BASED CAPITAL RATIOS
                                                LEVERAGE  TIER 1    TOTAL
Chemical Financial
 Corporation's capital ratios. . . . . .           12%      29%      31%
Regulatory capital ratios
 "well capitalized" definition . . . . .            5        6       10
Regulatory capital ratios -
 minimum requirements. . . . . . . . . .            3        4        8

     The Corporation's tier 1 and total regulatory capital ratios are significantly above the regulatory minimum and "well capitalized" levels due to the Corporation holding $601 million in investment securities and other assets, which are assigned a 0% risk rating, and $431 million in loans secured by first liens on residential real estate properties, which are assigned a 50% risk rating. These two categories of assets represented 61% of the Corporation's total assets as of December 31, 1996.

     At December 31, 1996, all of the Corporation's banking subsidiaries exceeded the minimum ratios required of a "well-capitalized" institution as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.

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

     The Corporation has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. The Corporation continues to successfully manage its operations, and thus offset its lower than peer net interest margin, which results from its conservative lending and investment policies, with lower than peer loan losses and operating expenses. This strategy resulted in an increase in earnings per share of 7.0% and a return on assets of 1.30%, during 1996.

     The banking industry is affected by the overall level of inflation, primarily by the impact inflation has on the overall level and trend of interest rates and the growth of operating expenses. It is necessary for the Corporation to position itself so that changes in the overall level and trend of interest rates, both on a short term and long term basis, do not significantly adversely impact net interest income. It is also necessary for the Corporation to continually monitor the growth of operating expenses and maintain an appropriate ratio of equity to assets.

     There are currently no known trends, events or uncertainties that management believes may be reasonably expected to have a material effect on the Corporation's financial performance.

                                     -41-

DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK AND TRUST COMPANY

DIRECTORS
STUART J. BERGSTEIN
President
Community Drug Stores, Inc.

LAWRENCE E. BURKS
Vice Chairman

JAMES A. CURRIE
Educator

DALE T. DEAN
President
4-D Builders Supply, Inc.

MICHAEL L. DOW
Chairman
General Aviation, Inc.

DR. DAVID E. FRY
President
Northwood University

RICHARD A. HAZLETON
Chairman and
Chief Executive Officer
Dow Corning Corporation

JAMES R. JENKINS
Vice President,
Secretary and General Counsel
Dow Corning Corporation

JAMES A. KENDALL
Attorney at Law
Currie & Kendall, P.C.

TERENCE F. MOORE
President
MidMichigan Regional
Health System

MARY M. NEELY
Community Volunteer



ALOYSIUS J. OLIVER
CEO and President
Chemical Financial Corporation

ALAN W. OTT
Chairman

FRANK P. POPOFF
Chairman
The Dow Chemical Company

DAVID B. RAMAKER
CEO and President

LAWRENCE A. REED
Retired
Dow Corning Corporation

GARY S. SMITH, M.D.
Midland Family Physicians, P.C.

WILLIAM S. STAVROPOULOS
Chief Executive Officer
and President
The Dow Chemical Company

DIRK D. WALTZ
Dirk Waltz Buick-Olds-Jeep, Inc.

LAWRENCE J. WASHINGTON, JR.
Vice President
Human Resources
Chemicals and Plastics
The Dow Chemical Company

HONORARY DIRECTOR
DIRK B. WALTZ
Retired
Dirk Waltz Buick-Olds-Jeep, Inc.

ST. LOUIS OFFICE
ADVISORY BOARD
LAWRENCE E. BURKS
Vice Chairman

DANIEL L. DOEPKER
President
Mid-West Building
Distributors, Inc.



DOUGLAS F. McKIM
Chairman
Lodewyk, Nesen & McKim, Inc.

DUANE OXENDALE
Consultant
Michigan Livestock Exchange

WILLIAM C. THIEMKEY, D.O.
Physician

BRADLY E. VIBBER
Senior Vice President
and Manager

JAMES F. WAGAR
Vice Chairman
Playbuoy Pontoon
Manufacturing, Inc.

OFFICERS
ALAN W. OTT
Chairman

LAWRENCE E. BURKS
Vice Chairman

DAVID B. RAMAKER
CEO and President

THOMAS J. ALEXANDER
Executive Vice President and
Cashier

BRUCE M. GROOM
Senior Vice President
and Senior Trust Officer

CHARLES F. KINNEY
Senior Vice President

WILLIAM C. LAUDERBACH
Senior Vice President and
Investment Officer

LARRY M. NOBLE
Senior Vice President

JUDE T. PATNAUDE
Senior Vice President and
Trust Officer

GLENN W. PIETENPOL
Senior Vice President and
Trust Officer

BRADLY E. VIBBER
Senior Vice President

VICE PRESIDENTS
SHARON E. BOWEN
JOANN M. BURGESS
ROBERT W. BURNS
ALAN C. CHRISTENSEN
LAWRENCE LaGROW
JANET M. McGUIRE
W. ROGER MIKUSEK
ROGER D. NEMETH
DARLENE R. SLATER

VICE PRESIDENTS AND
TRUST OFFICERS
KIRK W. FISHER
RICHARD J. STRINGER
PATRICIA ZIMMERMAN

CONTROLLER
GRETCHEN L. RODAMMER

ASSISTANT VICE PRESIDENTS
CARL R. AHEARN
RUTH BOMAN
ROBERT O. BURGESS, JR.
KIMBERLEE R. BUTCHER
G. THOMAS CIMBALIK
MARY G. GREEN
SELENA NOBLE
MONICA A. SANGER
VICTOR L. SCHULTZ
RONALD D. SCHWEIGERT
BARBARA E. SLAGEL
TINA A. WALLACE
ROBERT J. WALTERS
CAROL WIERMAN
SHERYL K. WILLIG

ASSISTANT VICE PRESIDENTS
AND TRUST OFFICERS
HERBERT E. HARDY
NORMA KENDALL
GUY D. MERRIAM



TRUST OFFICERS
SHELLY L. CAUFIELD
WILLIAM HAIGH
RUDOLPH R. RADOSA, JR.
MARK SOVEREEN
PICCOLA SWEEBE

ASSISTANT TRUST OFFICERS
JANET BELTNICK
JAN E. GORDON

AUDITOR
AUDREY J. GRIFFIN

ASSISTANT CASHIERS
WAYNE A. BARBER
BETH E. BRICK
REGINA CURTIS
SHERON DEIBERT
STEPHEN HALLEAD
CHERYL K. MEYERS
NANCY MILTON
SHERRY A. MIZER
MARK J. STEINKE
TAMARA J. SWINSON
MARLENE TETU
PEGGY L. TUCKER
SANDRA TURK
KEITH A. WENZEL
BESSIE T. WILLIAMS
SHARON YODER

BUILDING AND MAINTENANCE OFFICER
CHESTER CANTRELL


CFC DATA CORP

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President and
  Cashier
Chemical Bank and Trust Co.

STUART J. BERGSTEIN
President
Community Drug Stores, Inc.

JAMES R. JENKINS
Vice President,
Secretary and General Counsel
Dow Corning Corporation

DOMINIC MONASTIERE
CEO and President
Chemical Bank Bay Area

TERENCE F. MOORE
President
MidMichigan Regional
Health System

ALOYSIUS J. OLIVER
CEO and President
Chemical Financial Corporation

THOMAS H. PETERSEN
Executive Vice President and
General Manager

OFFICERS
ALOYSIUS J. OLIVER
President and Treasurer

THOMAS H. PETERSEN
Executive Vice President and
General Manager

LORI A. GWIZDALA
Secretary

                                     42

CHEMICAL BANK BAY AREA

DIRECTORS
GARY E. ANDERSON
President
Dow Corning Corporation

LAWRENCE E. BURKS
Vice Chairman
Chemical Bank and Trust Co.

JAMES E. DANEK
Executive Vice President

LORI A. GWIZDALA
Senior Vice President,
Chief Financial Officer
and Treasurer
Chemical Financial Corporation

THERON P. HOLLAND
Hollands IGA

DOMINIC MONASTIERE
CEO and President

DONALD L. PIETZ
President
PICO, Inc.

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

ROBERT D. SAROW
Attorney at Law
Learman, Peters, Sarow &
McQuillan

GARY D. STEADMAN
President
Gary D. Steadman, Inc.

THOMAS H. TABOR
President
Herman Hiss & Co.

DONALD L. WILTSE
Wiltse Chevrolet,
Oldsmobile, Buick, Inc.


AU GRES ADVISORY BOARD
HOWARD M. BARRIGER
Teacher
Standish Sterling High School
President
Barriger Builders

RONALD E. CHRISTIE
Band Director
Au Gres Sims Schools

JAMES E. DANEK
Executive Vice President

KARL N. EDMONDS
AuGres Parts & Service

GERALD H. HEINRICH
Heinrich Lumber Company

THERON P. HOLLAND
Hollands IGA

OTIS L. McKINLEY, D.D.S.

DOMINIC MONASTIERE
CEO and President

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

DONALD L. WILTSE
Wiltse Chevrolet,
Oldsmobile, Buick, Inc.

OFFICERS
LAWRENCE E. BURKS
Chairman

DOMINIC MONASTIERE
CEO and President

JAMES E. DANEK
Executive Vice President

RODNEY R. LOOMIS
Senior Vice President

RICHARD J. Van AKKER
Senior Vice President


VICE PRESIDENT AND CASHIER
JANIE L. WILLIAMSON

VICE PRESIDENTS
CRAIG A. BISHOP
TARI E. DETZLER
DUANA R. Mc CULLOCH
GALE L. MIELENS
MARY JO TOPORSKI
THOMAS R. WILCOX

ASSISTANT VICE PRESIDENTS
R. JAMES MERRILL
SANDRA A. METZGER
DEBORAH K. MORGAN

AUDITOR
DEBBIE L. DEWALD

ASSISTANT CASHIERS
RONALD D. ERNDT
LYNN M. HANSEN
JUDITH A. MARCINIAK
SUZANNE E. NEERING
JEAN M. SAXON
KAREN M. SCHAFFER
WILLIAM R. TILLEN


CHEMICAL BANK SOUTH

DIRECTORS
JUDITH A. BOROWITZ
CEO and President

RONALD J. DeGRAW
Attorney
Schroeder, DeGraw, Kendall,
Mayhall, DeGraw & Dickerson

ROBERT W. FRAHM
President
Bob Frahm Chevrolet-Buick-
Pontiac Company

EUGENE D. HAMAKER
Retired/Consultant
Metalab




DENNIS J. LaFLEUR
CEO and President
Chemical Bank Michigan

WILLIAM C. LAUDERBACH
Senior Vice President and
Investment Officer
Chemical Bank and Trust Co.

ARLIN E. NESS
President
Starr Commonwealth Schools

JOYCE J. SPICER
Administrative Assistant
Albion Division
Harvard Industries, Inc.

WILLIAM K. STOFFER
Chairman and
Chief Executive Officer
Albion Machine and Tool Co.

JEOFFREY A. THORREZ
President
Concord Manufacturing Co.

JACK H. TOWNSEND
Chairman and
Chief Executive Officer
Michigan Kitchen Distributors

DR. MELVIN L. VULGAMORE
President
Albion College

OFFICERS
EUGENE D. HAMAKER
Chairman

JUDITH A. BOROWITZ
CEO and President

CAROL R. HAYDEN
Vice President and Cashier

TERI E. FOGEL
Vice President

MARVIN N. ITTNER
Vice President

REBECCA L. VETTEL
Vice President

ASSISTANT VICE PRESIDENT
DIANE M. RAMIREZ

AUDITOR
ELIZABETH A. WONUS

ASSISTANT CASHIER
BARBARA A. KEITH


CHEMICAL BANK MONTCALM

DIRECTORS
LAWRENCE E. BURKS
Vice Chairman
Chemical Bank and Trust Co.

DONALD BURNS
President
Montcalm Community College

GARY COPP
Secretary/Manager
Carson City Lumber Co.

C. NORMAN CROOKS
Farmer

ALAN E. GRUNEWALD
Professor of Finance
Michigan State University

THOMAS W. KOHN
CEO and President

CHARLES E. MILLER, JR.
Insurance
Miller-Gamwell Agency

DAVID B. RAMAKER
CEO and President
Chemical Bank and Trust Co.

MELVIN SCHNEPP
Retired
Schnepp Funeral Homes, Inc.



OFFICERS
LAWRENCE E. BURKS
Chairman

THOMAS W. KOHN
CEO and President

GLENN L. WOOD
Senior Vice President

LLOYD D. SCOBY
Senior Vice President

DARLA BARTLETT
Cashier

VICE PRESIDENTS
DAVID BARKER
DIANE BEACH
BRUCE COLE
ROBERT HILL
JEAN SOUTHWARD

ASSISTANT VICE PRESIDENTS
KAY MEISTER
DONNA STRATTON

AUDITOR
KIMBERLY SIBURT

ASSISTANT CASHIERS
AMY S. ANDERSEN
CONNIE COLLAR
TAMALA HARRINGTON
DORIS RASMUSSEN
LINDA TUCKER
KAREN YAW

                                     43

CHEMICAL BANK CENTRAL

DIRECTORS
JACK R. BENEDICT
President
The Benedict Manufacturing Co.

BRUCE M. GROOM
Senior Vice President and
Senior Trust Officer
Chemical Bank and Trust Co.

KARL W. LINEBAUGH
CEO and President

RONALD MOHNKE
Rogers-Mohnke Funeral Home

LINDA L.H. MYERS
Assistant Superintendent
Mecosta-Osceola Intermediate
School District

WILLIAM R. PRUITT
Pruitt-Livingston Funeral Home

DAVID B. RAMAKER
CEO and President
Chemical Bank and Trust Co.

CARL M. SCHUBERG
Auctioneer-Farmer

FRANKLIN C. WHEATLAKE
Chairman
Wheatlake Enterprises

JOSEPH M. WOLSCHLEGER,
   M.D.
Internal Medicine

OFFICERS
DAVID B. RAMAKER
Chairman

KARL W. LINEBAUGH
CEO and President

PHILIP R. KEATING
Executive Vice President

MARY L. WITHERS
Cashier

ASSISTANT VICE PRESIDENTS
JAMES GARRETT
DAVID J. LANGWORTHY
JEAN A. MISENAR

AUDITOR
ROBERT D. GAMMONS

ASSISTANT CASHIERS
KENDA DIESON
MARJORIE A. RICHARDS
JANET ROWLAND
KELLIE J. SHANKEL

COMPLIANCE AND CRA OFFICER
MARY K. SUCKOW


CHEMICAL BANK MICHIGAN

DIRECTORS
ROBERT H. BEACOM
Retired
Chemical Bank Michigan

JOHN M. BICKNELL
Retired Retailer

DONALD D. CLARKE
Crop Farmer

VINCENT L. DEMASI
Owner, Clare Hardware

RICHARD DEAN DOHERTY
A.J. Doherty Motor Inns, Inc.

WAYNE FRUCHEY
Retired
Fruchey Foods, Inc.

JOSEPH F. JOHNSTON
Retired
Johnston Elevator

CHARLES F. KINNEY
Senior Vice President
Chemical Bank and Trust Co.

DENNIS J. LaFLEUR
CEO and President

CLAY MAXWELL
Maxwell Seed Farms

RICHARD M. MOSER
Owner, Woods Household
Furniture & Appliances

BETTY M. MUSSELL
Community Volunteer

JOSEPH F. MYERS
Myers for Tires

WILLIAM C. ODYKIRK
Ody Enterprises

ALOYSIUS J. OLIVER
CEO and President
Chemical Financial Corporation

GUERDON E. SCHUMACHER
Retired

ALBERT F. WENTWORTH
Dairy Farmer

OFFICERS
ALOYSIUS J. OLIVER
Chairman

DENNIS J. LaFLEUR
CEO and President

JAMES A. ALLEN
Senior Vice President

RONNIE L. POWELL
Senior Vice President

MARK D. RUHLE
Senior Vice President

RODERICK F. BEAMISH
Vice President

JANET GILLARD
Vice President


DAVID P. VERMILYE
Vice President and Cashier

BRENDA J. HAVENS
Comptroller

ASSISTANT VICE PRESIDENTS
CHARLES AMBLE
DALLAS L. GEROW
ROBIN R. GROVE
LINDA C. HALL
STEVEN J. KINGSBURY
TAMMY L. MILLER
DAVID T. PRAWDZIK
SUSAN D. SPEARY
LORI STOUT
STANLEY L. WARNER

AUDITOR
HILDA E. FLETCHER

ASSISTANT CASHIERS
THEOLA CLEVELAND
STEPHANIE COOPER
ELAINE DUNKLE
JUDITH A. GROVE
CHRISTINE J. LAWSON
VERA MARSHALL
SUE E. WHITE


CHEMICAL BANK NORTH

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President and
Cashier
Chemical Bank and Trust Co.

WILLIAM L. CAREY
Attorney at Law

JERRY M. DeWITT
Owner
Fox Run Country Club

ROSE E. DULEY GLEASON
Retired
Crawford County Library



RONALD D. FRASER
Owner
Grayling Holiday Inn

SAMUEL P. MARRA
Retired
Hunt Drug Store, Inc.

DAVID B. RAMAKER
CEO and President
Chemical Bank and Trust Co.

G. JOE SWAIN
CEO and President

JERRY WALKER
Vice President
Jack Millikin, Inc.

OFFICERS
DAVID B. RAMAKER
Chairman

G. JOE SWAIN
CEO and President

MARK W. FURST
Vice President

RANDALL A. SEYMOUR
Vice President

J. ELAINE SWEENEY
Vice President and Cashier

ASSISTANT VICE PRESIDENTS
SHARON NIEBRZYDOWSKI
SHELBY J. NORMAN
JANE A. RANDALL
ANDREA M. WEISS

AUDITOR
CAROL D. WHITE

ASSISTANT CASHIERS
SANDRA L. EGBERS
TAMARA L. KENT
SHARON A. VARISCO

CHEMICAL BANK WEST

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President
and Cashier
Chemical Bank and Trust Co.

RONALD L. BLACKMAN
President
Blackman Iron & Metal, Inc.

NANCY BOWMAN
C.P.A.

HAROLD CNOSSEN
Prosperous Farms

WAYNE EVERETT
Everett Office Plus

JAMES B. HINKAMP, II
Executive Vice President

DAVID B. RAMAKER
CEO and President
Chemical Bank and Trust Co.

JOHN A. REISNER
CEO and President

OFFICERS
DAVID B. RAMAKER
Chairman

JOHN A. REISNER
CEO and President

JAMES B. HINKAMP, II
Executive Vice President

KRISTINE E. BOWEN
Vice President

BARBARA HANCOCK
Assistant Vice President
and Cashier




ASSISTANT VICE PRESIDENTS
ROXANNE PRINCE
SUSAN SCHWAGER

AGRICULTURE REPRESENTATIVE
THOMAS WINKEL

AUDITOR
SUSAN PARSONS

ASSISTANT CASHIERS
DELLA BEDNARICK
DARYL HESSELINK
LORIE MORIARTY
JUDY MULDER
MARY JO SHIVLIE


CHEMICAL BANK KEY STATE

DIRECTORS
DAVID ELOW
Retired Industrialist

MARGARET S. GULICK
President and Chief Executive
Officer
Memorial Healthcare Center

JOHN F. HARRISON
CEO and President

WILLIAM P. HOWE
President
Mid-Michigan Construction

MICHAEL G. MAJZEL, JR.
Self-Employed Crop Farmer

ALOYSIUS J. OLIVER
CEO and President
Chemical Financial Corporation

HERBERT F. PENHORWOOD
Retired Industrialist

DAVID B. RAMAKER
CEO and President
Chemical Bank and Trust Co.



HOWARD S. SHAND
President
William E. Walter, Inc.

PHILIP R. WELCH
President
Michigan Lake Products, Inc.

OFFICERS
DAVID ELOW
Chairman

JOHN F. HARRISON
CEO and President

ROBERT L. HARDY
Senior Vice President

VICE PRESIDENTS
LORI L. EDINGTON
ARTHUR C. ELBRACHT
JOHN H. LARZELERE

ASSISTANT VICE PRESIDENTS
P. JOSEPH DALY
DONALD D. LEVI
DONNA S. McAVOY

ASSISTANT VICE PRESIDENT AND
CASHIER
NITA L. JONES

ASSISTANT VICE PRESIDENT
AND CONTROLLER
LAWRENCE V. BORZA

ASSISTANT CASHIERS
BARBARA M. BUCSI
JAMES R. FARHAT
MICHELLE M. HOLDEN
RANDY L. HORTON
JAMES D. JONES
SUSAN K. LYNDE
JANA L. MOORE
MARY M. PIPER
CAROL A. ROWELL
LINDA K. SOVIS





CHEMICAL BANK THUMB AREA

DIRECTORS
RICHARD C. BIDDINGER
Owner
Riverside Sales and Engineering
Corp.

GARY J. CREWS
Attorney
Ransford and Crews

LORI A. GWIZDALA
Senior Vice President,
Chief Financial Officer and
Treasurer
Chemical Financial Corporation

DOUGLAS H. HERRINGSHAW
President
Chemical Bank Thumb Area

CARL O. HOLMES
Chairman and CEO

MARVIN J. KOCIBA
Farm Owner and Operator

MICHAEL LAETHEM
President
Laethem Equipment Company
Laethem Farm Service Company

KENNETH G. McLAREN
Owner
Simonson/McLaren Agency

ALAN W. OTT
Chairman
Chemical Financial Corporation

GERALDINE F. PRIESKORN
Vice President
Prieskorn Variety Stores, Inc.

RICHARD B. RANSFORD
President
Ransford Funeral Home, Inc.




CASS CITY
ADVISORY BOARD
DUANE W. CHIPPI
President
Cass City Oil & Gas Company

RICHARD T. DONAHUE
Farm Owner and Operator

DOUGLAS H. HERRINGSHAW
President

CARL O. HOLMES
Chairman and CEO

WILLIAM L. KRITZMAN
President and Treasurer
Kritzman's, Inc.

GERALDINE F. PRIESKORN
Vice President
Prieskorn Variety Stores, Inc.

K. MICHAEL WEAVER
Owner
Coachlight Pharmacy

ROBERT V. WISCHMEYER
Plant Manager
Agri Sales, Inc. (Bad Axe)

HARBOR BEACH/BAD AXE
ADVISORY BOARD
DOUGLAS H. HERRINGSHAW
President

CARL O. HOLMES
Chairman and CEO

MARVIN J. KOCIBA
Farm Owner and Operator

PATRICIA J. ROGGENBUCK
Secretary
Helena Valley Farms

GLEN H. TOWNLEY
Owner
Harbor Beach Insurance Agency



OFFICERS
CARL O. HOLMES
Chairman and CEO

DOUGLAS H. HERRINGSHAW
President

MURRAY L. CAISTER
Executive Vice President

JAMES E. BOLTON
Senior Vice President

ROBERT M. WOLAK
Senior Vice President

VICE PRESIDENTS
MICHAEL F. BOICE
DENNIS P. GILKEY
BEVERLY J. PERRY

ASSISTANT VICE PRESIDENTS
FELICIA M. CARR
WILLIAM L. CHASE
LYNN C. PAVLICHEK
LINDA K. SMITH

CASHIER
CHARLES L. BROWN

AUDITOR
ROSE M. STRUNZ

ASSISTANT CASHIERS
BETTE M. BURTON
ROMALEE CAMPBELL
ANNE M. FOLEY
SUSAN M. MILLER
MARSHA K. MOORE
SHERRYL M. SEELEY
CHERYL D. WILDER
KAREN L. WOOD
CAROLYN M. WYMORE

EXECUTIVE SECRETARY
MONALEE McCREA

CHEMICAL FINANCIAL CORPORATION

THE COMPANY

   Chemical Financial Corporation is a registered bank holding company headquartered in Midland, Michigan, that operates ten bank affiliates with eighty-seven banking offices in twenty-four counties located generally across the midsection of Michigan's lower peninsula. All of the Corporation's subsidiary banks are state banks and offer the full range of services normally associated with commercial banking. The Corporation's lead bank is Chemical Bank and Trust Company, headquartered in Midland, Michigan. Trust services are provided by the lead bank directly to customers of the Corporation's other nine subsidiary banks through service agreements with each bank.

   The Corporation owns a bank-related company, CFC Data Corp, which provides data processing services to both the Corporation's subsidiary banks and non-affiliated business customers.

   The Corporation also operates an insurance agency and a title services company through subsidiaries of its lead bank.

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

   On January 1, 1997, Aloysius J. Oliver succeeded Alan W. Ott as Chief Executive Officer and President of the Corporation and David B. Ramaker was appointed Executive Vice President of the Corporation. Mr. Oliver, who has been with the Corporation thirty-nine years, had been Executive Vice President of the Corporation. Mr. Ramaker, who succeeded Mr. Ott as Chief Executive Officer of Chemical Bank and Trust Company, had been President and Chief Executive Officer of Chemical Bank Key State, a wholly owned subsidiary of the Corporation, in Owosso, Michigan. Additionally, on January 1, 1997, Mr. Oliver was appointed a director of the Corporation and Mr. Ramaker was appointed Secretary of the Corporation.

ANNUAL MEETING

   The annual meeting of the shareholders will be held at the Midland Center for the Arts, Midland, Michigan, on Monday, April 21, 1997, at 2:00 P.M.


DIVIDEND REINVESTMENT

   The Corporation offers a dividend reinvestment program through KeyCorp Shareholder Services, Inc., Cleveland, Ohio, whereby shareholders may reinvest their Chemical Financial Corporation dividends in additional shares of the Corporation's stock. Information concerning this optional program is available from the Chief Financial Officer, Chemical Financial Corporation, P.O. Box 569, Midland, Michigan 48640. Telephone (517) 839-5350.

ADDITIONAL INFORMATION

   Chemical Financial Corporation common stock is traded on the NASDAQ Stock Market. It is quoted daily in leading financial publications under the NASDAQ National Market Issues heading of the stock tables, NASDAQ symbol: CHFC. As of December 31, 1996, there were six registered market makers of Chemical Financial Corporation common stock: A.G. Edwards & Sons, Inc., Stifel Nicolaus & Co., First of Michigan Corporation, Roney & Company, Herzog, Heine, Geduld, Inc. and Sherwood Securities Corporation. The approximate number of shareholders of record at December 31, 1996 was 3,800. Analysts, investors, and others seeking financial or general information about the Corporation are invited to contact Aloysius J. Oliver, Chief Executive Officer and President, or Lori A. Gwizdala, Senior Vice President and Chief Financial Officer, Telephone (517) 839-5350.

EQUAL OPPORTUNITY EMPLOYERS

   Chemical Financial Corporation and its subsidiaries are equal opportunity employers.

REGISTRAR & TRANSFER AGENTS

   KeyCorp Shareholder Services, Inc. (until March 31, 1997)
   Investment Management and Trust Services Center
   P.O. Box 6477
   Cleveland, Ohio 44101

   Harris Trust and Savings Bank (as of April 1, 1997)
   Attention: Shareholder Services
   311 West Monroe Street, 11th Floor
   Chicago, Illinois 60606

   Chemical Bank and Trust Company
   Attention: Transfer Agent
   333 East Main Street
   Midland, Michigan 48640

CORPORATE DIRECTORS AND OFFICERS

BOARD OF DIRECTORS---------------------------------------------------------

     JAMES A. CURRIE                              FRANK P. POPOFF
     EDUCATOR                                     CHAIRMAN
                                                  THE DOW CHEMICAL COMPANY
     MICHAEL L. DOW
     CHAIRMAN                                     LAWRENCE A. REED
     GENERAL AVIATION, INC.                       RETIRED
                                                  DOW CORNING CORPORATION
     ALOYSIUS J. OLIVER
     CHIEF EXECUTIVE OFFICER AND PRESIDENT<F*>    WILLIAM S. STAVROPOULOS
                                                  CHIEF EXECUTIVE OFFICER AND PRESIDENT
     ALAN W. OTT                                  THE DOW CHEMICAL COMPANY
     CHAIRMAN

EXECUTIVE OFFICERS---------------------------------------------------------

     ALAN W. OTT                                  DAVID B. RAMAKER
     CHAIRMAN                                     EXECUTIVE VICE PRESIDENT AND SECRETARY*

     ALOYSIUS J. OLIVER                           LORI A. GWIZDALA
     CHIEF EXECUTIVE OFFICER AND PRESIDENT*       SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                                  OFFICER AND TREASURER

OFFICERS-------------------------------------------------------------------

     GLENN SWEENEY                                JOSEPH W. TORRENCE
     VICE PRESIDENT AND CORPORATE AUDITOR         ASSISTANT VICE PRESIDENT AND
                                                  CORPORATE HUMAN RESOURCES OFFICER
     THOMAS R. GAPSKE
     VICE PRESIDENT                               SANDRA BARGERON
                                                  ASSISTANT VICE PRESIDENT AND AUDITOR
     THEODORE J. GROENING
     ASSISTANT VICE PRESIDENT AND                 ROBERT E. SUTTON
     ASSISTANT FINANCIAL OFFICER                  LOAN REVIEW OFFICER



     ROBERT S. RATHBUN                            CHERYL HASSEN SWARTHOUT
     ASSISTANT VICE PRESIDENT AND CORPORATE       TRAINING OFFICER
     LOAN REVIEW AND COMPLIANCE OFFICER

CORPORATE OFFICES----------------------------------------------------------

     333 East Main Street
     P.O. Box 569
     Midland, Michigan 48640
     Telephone: (517) 839-5350
     Fax Number: (517) 839-5255


<F*>EFFECTIVE JANUARY 1, 1997

                      CHEMICAL FINANCIAL CORPORATION

                           333 EAST MAIN STREET
                               P.O. BOX 569
                       MIDLAND, MICHIGAN 48640-0569