Form 10-K405, Exhibit 13
period 1997-12-31
CHEMICAL FINANCIAL CORP
filed 1998-03-25
CIK 19612

                                EXHIBIT 13

                                   1997
                               ANNUAL REPORT
                       NINETEEN HUNDRED NINETY-SEVEN















                            [PICTURE OF MONEY]


















                              [CHEMICAL LOGO]

                      CHEMICAL FINANCIAL CORPORATION

                      [PICTURE OF GILBERT A. CURRIE]

                                1923 - 1998


          The directors, officers and employees of Chemical Financial Corporation and its affiliates acknowledge and mourn the passing of our long-time colleague, Gilbert A. Currie. Mr. Currie became a member of the Chemical Financial official family when he joined the board of directors of Chemical State Savings Bank in 1956. He went on to serve as chairman of that bank from 1961 to 1986. He joined the board of Chemical Financial Corporation when it was organized in 1973 and retired as chairman in April 1994.

          Over the years, Mr. Currie made great contributions to the advancement of our Company while earning the respect and friendship of all those who had the privilege of knowing and working with him.

          Our Company and the communities we serve were greatly enriched by the life and work of Gilbert A. Currie.

1997 HIGHLIGHTS

1997 marked the 23rd consecutive year of both increased operating earnings and cash dividends:

     - 1997 Earnings were $23.889 million, up 8.6% over 1996 Earnings of $22.003 million.

     - 1997 Earnings per share were $2.22, up 8.3% over 1996 Earnings per share of $2.05.

     - Return on average assets was 1.38% in 1997, compared to 1.30% in 1996.

     - 1997 Cash dividends per share were $.84, up 15.5% over 1996 Cash dividends per share of $.73.

     -    The Corporation paid a 5% stock dividend on December 30, 1997.

The Corporation's financial position remained strong at December 31, 1997. Highlights as of this date follow:

     -    Total assets were $1.8 billion.

     - Shareholders' equity was $223.9 million and represented 12.7% of total assets.

     - The allowance for possible loan losses was $17.4 million, or 2.05% of total loans, compared to total nonperforming loans of $3.0 million, or .36% of total loans.

REFERENCE GUIDE

     1997 Highlights . . . . . . . . . . . . . . . . . . .Inside Cover

     A Year of Progress. . . . . . . . . . . . . . . Inside Cover Flap

     Financial Highlights. . . . . . . . . . . . . . . . . . . . . . 1

     Message to Shareholders . . . . . . . . . . . . . . . . . . . . 2

     Management Transition . . . . . . . . . . . . . . . . . . . . . 4

     Super Community Banking . . . . . . . . . . . . . . . . . . . . 6

     Quarterly Financial Information . . . . . . . . . . . . . . . .12

     Consolidated Financial Statements . . . . . . . . . . . . . . .13

     Notes to Consolidated Financial Statements. . . . . . . . . . .17

     Report of Ernst & Young LLP
          Independent Auditors . . . . . . . . . . . . . . . . . . .27

     Management's Discussion and Analysis. . . . . . . . . . . . . .28

     Directors and Officers of Affiliates. . . . . . . . . . . . . .44

     Corporate Directors and Officers  . . . . . . . . . . . . . . .48

     Corporate Information . . . . . . . . . . . . . . . . . . . . .49

A YEAR OF PROGRESS

Chemical Financial Corporation's ten affiliate banks provide financial services all across mid-Michigan. In recent years, new technology has changed the way commercial banks deliver many of their services. Amendments to banking laws and regulations have allowed banks to enter new lines of business. We are committed to using technology to provide enhanced customer service and to make our operations more cost efficient while striving to keep pace with the evolving needs of our customers.

[WOMAN AT A CHEMICAL BANK ATM]

[CHEMICAL BANK ATM CARD]

Our network of 84 ChemKey Automatic Teller Machines handles more than 3 million transactions each year. It gives our customers convenient access to their Chemical Bank accounts, produces significant cost savings and provides a significant revenue stream from customers of other banks.

www.chemicalbankmi.com

[PICTURES OF CHEMICAL BANK LOCATIONS -- MAP OF MICHIGAN; CHEMICAL BANK INVESTOR INFO; AND CHEMICAL FINANCIAL CORPORATION INFORMATION]

The Chemical Financial Corporation web site links us with the rapidly growing number of Internet users. At WWW.CHEMICALBANKMI.COM web surfers can find general information about our Company ... the locations and telephone numbers of our affiliates and their branch offices ... our ATM locations
 ... descriptions of our deposit and loan products ... financial calculators ... an overview of other facets of our operations such as home banking services, trust services, and the CFC Investment Centers ... historical information about our stock prices, cash dividends and earnings ... and "What's New" at Chemical Bank.

CFC Data Corp purchased a new IBM System 390 Mainframe computer in 1997. Used with Kirchman Corporation's Dimension bank automation software, this state-of-the-art system confirms Chemical Financial Corporation's commitment to allocate adequate resources to become Year 2000 Compliant. Beyond the Year 2000 issue, this system will have the technological capability to offer our customers the new products and services that they will need and want in the years ahead.

[PICTURE OF MAN LOOKING OVER A REPORT BY A COMPUTER]

Chemical Banks are market leaders in offering our consumer and commercial customers access to their accounts via both personal computers and touch-tone telephones.

[PICTURE OF A PORTION OF A KEYBOARD AND A $100 BILL]

Technology is not the only thing changing in banking. Redesigned $100 and $50 bills have been introduced as the first steps in a program to make U.S. currency more difficult to counterfeit.

[PICTURES OF CONSTRUCTION WORKERS AT A CHEMICAL BANK]

Construction of new street-level offices adjacent to the Main Office of Chemical Bank and Trust Company will provide larger, more attractive quarters for our mortgage lending activities and offices for Chemical Financial Insurance Agency that offers all types of property, casualty, automobile and life insurance.

FINANCIAL HIGHLIGHTS

                                                                 Years Ended December 31
                                         1997             1996             1995             1994             1993
----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (in thousands)
Net interest income                   $   69,040       $   67,090       $   63,687       $   63,278       $   62,645
Provision for possible
 loan losses                               1,002            1,128            1,065            1,099            1,104
Other income                              13,122           12,198           12,359           11,330           11,876
Operating expenses                        45,718           45,124           44,629           45,613           46,746
Net operating income                      23,889           22,003           20,489           19,110           18,165
Net income                                23,889           22,003           20,489           19,110           20,165

PER SHARE DATA<F*>
Net operating income
 Basic                                $     2.22       $     2.05       $     1.92       $     1.80       $     1.72
 Diluted                                    2.20             2.03             1.89             1.77             1.69
Net income
 Basic                                      2.22             2.05             1.92             1.80             1.91
 Diluted                                    2.20             2.03             1.89             1.77             1.87
Cash dividends                               .84              .73              .62              .51              .46
Book value end-of-period                   20.82            19.33            18.24            16.06            15.60
Market value end-of-period                 44.75            37.62            34.92            24.19            24.79

AT YEAR END (in thousands)
Total assets                          $1,765,100       $1,698,774       $1,706,085       $1,658,023       $1,653,246
Deposits                               1,475,841        1,429,915        1,449,801        1,421,678        1,425,415
Long-term debt                             9,000           10,000           12,080           12,099           14,104
Shareholders' equity                     223,925          207,269          194,902          170,680          165,037

FINANCIAL RATIOS
Return on average total assets              1.38%            1.30%            1.24%            1.15%            1.23%
Return on average
 shareholders' equity                       11.1             10.9             11.0             11.1             12.8
Average shareholders' equity
 to average total assets                    12.5             11.9             11.3             10.4              9.6
Cash dividends paid per
 share to diluted net
 income per share                           38.2             36.0             32.8             28.8             24.6
Allowance for possible loan
 losses to total loans                      2.05             2.06             2.09             2.01             2.00
Tangible equity to assets                   12.5             12.0             11.2             10.1              9.7

<F*>Adjusted for the 5% stock dividend paid December 30, 1997.

[LOAN COMPOSITION DECEMBER 31, 1997 PIE CHART]

[BOOK VALUE PER SHARE GRAPH]

[CASH DIVIDENDS PER SHARE (IN DOLLARS) GRAPH]


                                                                          1

MESSAGE TO SHAREHOLDERS

To Our Shareholders:

     For the twenty-third consecutive year, Chemical Financial
Corporation's operating income increased during 1997. Net income for the year was $23.9 million or 8.6 percent more than 1996 net income of $22 million. Basic earnings per share in 1997 were $2.22, while fully diluted earnings per share were $2.20. In 1996, they were $2.05 and $2.03, respectively.

     On December 31, 1997, total assets were $1.765 billion, 3.9 percent more than they were one year earlier. Total deposits increased 3.2 percent during the same 12 months to $1.476 billion and total loans went up 4.7 percent to $845.6 million. Shareholders' equity grew by 8.0 percent to $223.9 million.

     Shareholders received cash dividends in 1997 of $.84 per share, 15.5 percent more than the cash dividends of $.73 per share paid in 1996. In addition, a 5 percent stock dividend was distributed to shareholders on December 30, 1997, and the board of directors announced that the quarterly dividend rate for 1998 will be $.24 per share. The combined effect of the stock dividend and the higher quarterly dividend in 1998 will be a 14.55 percent increase in cash dividends.

     During 1997, $1 million was provided for the Allowance for Possible Loan Losses. Net loan charge-offs in the same period were $.25 million. Consequently, the allowance at year-end was $17.4 million, or 2.05 percent of all loans and 570 percent of nonperforming loans.

     On December 31, 1997, the closing bid price of the Company's common stock on The NASDAQ Stock Market was $44.75 per share. This price was 215 percent of book value and more than 20 times earnings per share. These multiples compare favorably with those of our peer companies in the Great Lakes region.

     The Corporation's improved profitability in 1997 was attributed to an increase in net interest income, greater trust department revenue, earnings from the sale of insurance products and mutual funds, and fees from the use of ChemKey ATMs by noncustomers. At the same time, overhead expenses went up by only 1.3 percent during the year.

     We expect the fees generated by our network of 84 ChemKey ATMs to increase substantially in 1998. And, we believe that our ATMs will be an excellent source of fee income in future years.

     Elsewhere in this Annual Report, we have described many important developments of the past year. One deserves special notice here the acquisition of a new IBM Systems 390 mainframe computer by CFC Data Corp. Paired with the Kirchman Corporation Dimension Software System, this new computer will give us the technological capability to remain competitive in product and service innovation throughout the foreseeable future. The Dimension system was developed with the Year 2000 in mind and is already being used by more than 700 banks worldwide.

     [NET OPERATING INCOME PER SHARE GRAPH]

     [NET INCOME PER SHARE GRAPH]

     [NET INCOME GRAPH]

     [TOTAL ASSETS GRAPH]


2

     During the past year, two large Michigan banking companies agreed to be acquired by larger, out-of-state organizations. We do not expect either of these transactions to have a significant effect on our affiliates. In the event that some of the banking offices now operated by these companies would be offered for sale, we expect to be active bidders for them.

     [PICTURE OF ALOYSIUS J. OLIVER & ALAN W. OTT]

     We continue to seek acquisitions. Unfortunately, our negotiations with Shelby Financial Corporation did not produce a transaction, however, we continue to seek opportunities to acquire community banks within our market area. We also are in contact with the larger banking companies that operate branches in our market area to pursue acquisitions of banking offices that they might offer for sale. Our strong capital base provides us with the opportunity to expand our branch network without the need to raise additional capital.

     In keeping with industry trends, fee-based income has become a more significant component of our business, and we have expanded our traditional banking products to provide the additional financial services demanded by consumers of today. Our Trust Department is a leading provider of personal trust services, and we have made a substantial investment to enhance the recordkeeping services provided by its Retirement Planning Center. For our 401(k) customers, this will mean more fund choices, timely, efficient, technology-driven record-keeping and one-stop customer service. We have also entered the insurance business. CFC Title Services, Inc. provides title insurance to customers throughout Michigan, and the Chemical Financial Insurance Agency now offers traditional insurance products and services to customers from its headquarters in Midland. Both subsidiaries have been well-received, and their opportunities for growth are promising. Many consumers today have made mutual funds their investment vehicle of choice. Through our partnership with Security First Group, we have been very successful in offering mutual funds and other investment products to our customers.

     We also want to take note at the 1997 Annual Meeting of the retirement of three affiliate bank directors who retired upon reaching the mandatory retirement age according to the company's Board of Directorship policy. Dr. Alan E. Grunewald served as a director of Chemical Bank Montcalm for fourteen years and as a director of Chemical Bank South for seven years. Samuel ("Pat") Marra was a director of Chemical Bank West when we acquired it in 1980. He moved to a seat on the board of Chemical Bank North when the Houghton Lake office was transferred to that affiliate. James A. Kendall was a director of Chemical Bank Michigan from 1971 to 1991. Then he became a director of Chemical Bank and Trust Company and served on that board until his retirement. We thank these gentlemen for their many contributions and dedicated service.

     We would like to thank our corporate and bank directors, our officers, our staff, and you, our shareholders, for the support that has contributed a great deal to the progress our Corporation has made during the past year. We are pleased with our performance under a new executive management team and look to the future with confidence that we are on a course that will lead to success in the years ahead.

Sincerely,

/s/ Alan W. Ott                         /s/ Aloysius J. Oliver

Alan W. Ott                             Aloysius J. Oliver
Chairman of the Board                   President and Chief Executive
                                        Officer


                                                                          3

MANAGEMENT TRANSITION

     During 1997, Chemical Financial Corporation underwent the most significant management transition in its history. At the end of 1996, Alan Ott, who had been the chief executive officer of the Company since its organization, retired as a full-time employee. In retirement, Mr. Ott remained chairman of the boards of the Company and Chemical Bank and Trust Company (the Company's lead subsidiary bank) and a member of the board of Chemical Bank Thumb Area (a wholly owned subsidiary). He left the boards of all of the Company's other affiliates. He had been a member of those boards since they became part of the Company and had been the principal corporate representative on each of them.

     When Mr. Ott retired, Aloysius Oliver, who had been executive vice president since 1985, became the Company's president and chief executive officer. David Ramaker, who was named president and a director of Chemical Bank and Trust Company in September 1996, became chief executive officer of that bank and executive vice president and chief lending officer of the Company. Lori Gwizdala continued in her position as senior vice president and chief financial officer of the Company.

     To help ensure a seamless transfer of responsibilities, a new Executive Management Committee was formed to review policy initiatives and provide corporate oversight of the Company's affiliates. In addition to Mr. Oliver, Mr. Ramaker and Ms. Gwizdala, the members of this committee include the following senior officers of Chemical Bank and Trust Company: Lawrence Burks, vice chairman; William Lauderbach, senior vice president and senior investment officer; and Bruce Groom, senior vice president and head of the Trust Department. Mr. Ott is the chairman of this committee and provides its members with the benefit of his long experience as the Company's chief executive.

     In addition to serving on the Executive Management Committee, its various members replaced Mr. Ott as the senior corporate representative on the boards of each of the Company's affiliates.

     The Executive Management Committee structure has proven to be an effective means of assuring coordination among the Company's affiliates and providing executive management with a timely flow of information about developments and activities across the Company's entire mid-Michigan market area.

     [PICTURE OF EXECUTIVE COMMITTEE (forefront): Aloysius J. Oliver (left to right): William C. Lauderbach, Bruce M. Groom, David B. Ramaker, Lawrence E. Burks and Lori A. Gwizdala]

     While the new committee is now at the center of the Company's management process, several other committees that have existed for some time continue to play vital roles in facilitating communication and coordination between the Company and the affiliate banks.

     - The presidents of the Company's affiliates and the senior officers of Chemical Bank and Trust Company continue to meet quarterly with the corporate officers. These meetings are an important forum for the affiliate presidents to provide feedback on the effect of corporate policies in the marketplace, to make the executive officers aware of potential developments that might require a corporate response at some future time and to exchange ideas among themselves.


4

     - The Asset and Liability Committee (ALCO) meets weekly to review and establish rates on loans and deposits at the Company's affiliates and to ensure that overall interest rate risk is kept within the parameters established by the board of directors. In addition to Mr. Oliver, Mr. Ramaker, Ms. Gwizdala and Mr. Lauderbach, the other members of the committee are Thomas Alexander and Roger Mikusek. Mr. Alexander is executive vice president and cashier of Chemical Bank and Trust Company and Mr. Mikusek is senior vice president in the mortgage department of that affiliate.

     - The principal members of the Operations Committee meet weekly to formulate and coordinate operational procedures and policies within the Company. Mr. Oliver; Mr. Alexander; Thomas Peterson, general manager of the data processing subsidiary; and Brian Beall, systems manager of the data processing subsidiary, are the members of this committee. They meet monthly with the cashiers of all the affiliate banks to provide information about new procedures and policies, to obtain feedback about the effect of new procedures and policies on affiliate bank operations and to discuss recommendations for new products and systems which might be desired by the affiliate banks and their customers.

     - The Financial Services Committee meets monthly to oversee the operations of CFC Title Services, Inc., the Chemical Financial Insurance Agency and the Company's CFC Investment Centers.

     - Other committees provide a forum for the corporate staff and the affiliate banks to coordinate activities in important areas such as Auditing, Compliance, Community Reinvestment, Human Resources and Marketing. These committees meet on a regular schedule to facilitate effective communication between the staff and the affiliates and to provide a forum for the exchange of ideas among the affiliates.

     [PICTURE OF OFFICERS IN MEETING] THE PRESIDENTS OF THE COMPANY'S AFFILIATES AND THE SENIOR OFFICERS OF CHEMICAL BANK AND TRUST COMPANY MEET QUARTERLY WITH THE CORPORATE OFFICERS.

     Chemical Financial Corporation's committees have proven to be an effective and cost-efficient alternative to an extensive middle management structure. Organization of the Executive Management Committee, together with the network of "insider directors," was a logical outgrowth of that positive experience. The Company's results during 1997 suggest that our committees will allow the new management team to sustain the progress that has consistently marked the Company's entire history.

SUPER COMMUNITY BANKING

     Chemical Financial Corporation's affiliates provide financial services to 55 cities and towns in 24 counties spread all across mid-Michigan. The communities we serve range from small villages to larger cities like

Midland and Bay City.


     History has shown that there are five things that differentiate a functioning community from a mere spot on a map. They are a post office,

grocery store, school, church and bank. As a super community banking company, we are proud of the vital role we play in the social and economic life of communities, large and small, all over our market area. We believe that they are all better places to live and work because a Chemical Bank is there.


     The need for modern super community banks like Chemical Financial

Corporation grew out of the changes in the banking industry caused by developments in technology and modern communications. Not too many years ago, banking was a simple business. However, the advent of modern computers and data transmission techniques, together with major changes in the laws and regulations governing bank operations, soon made the successful operation of smaller banks very challenging, causing many of them to be sold or merged with larger institutions.


     [PICTURE OF MAN WORKING ON A LAPTOP COMPUTER]  Commercial Cash

Management Accounts. A convenient way to invest excess cash balances.


     With continuing technological developments, the economies of scale that consolidation made possible became evident even to independent banks of considerable size. As a consequence, the pace of mergers and acquisitions in the banking industry quickened and merger partners became larger and larger.

Affiliation with a holding company became quite attractive to many community banks because it allowed them to preserve the characteristics that had contributed most to their success, while sharing the cost of ever more


6
sophisticated technology and staff services with other institutions like themselves. These trends led to the development of super community banks.

Chemical Financial Corporation believes that the concepts and management philosophies which originally brought about the existence of super community banks remain valid today.


     [PICTURE OF WOMAN ON A PHONE]  On-line banking services for individuals and families via the ChemConnect home banking system.


     As a general rule, super community banks have total assets of more than $1 billion and less than $5 billion. Because of their lower overhead,

they are able to do business profitably in smaller cities and towns that do not offer the potential volume to make them attractive to the largest multi-state bank holding companies. They are able to link hundreds of Main

Streets to virtually all of the financial services that the largest institutions provide in major metropolitan areas. Most important, they are one of the key enterprises that help make these communities viable.


     At Chemical Financial Corporation, we believe that we have evolved into an organization that combines the best of the old with the best of the new. We serve our customers through ten affiliate banks instead of a single large institution with many branches. Each of those affiliates has an experienced banker as its president and chief executive officer and a board of directors made up of local civic and business leaders. They have the authority and responsibility to make local decisions that best satisfy local needs. They know their customers and their customers know them, allowing our banks to give a level of service that we believe consistently exceeds their customers' reasonable expectations.


     [PICTURE OF WOMAN USING A CHEMICAL ATM CARD AT A GAS PUMP] ChemCheck

debit cards.  A replacement for cash or checks wherever MasterCard is accepted.


                                                                          7

     [PICTURE OF WOMAN IN A CAR AT A DRIVE-THROUGH ATM MACHINE]  Our

ChemKey ATM Network processes 3.5 million transactions annually.


     At the same time that we provide "hometown" service in our lobbies,

many of the internal functions of our ten banks are combined at our corporate offices and at CFC Data Corp, the Company's data processing subsidiary. As a consequence, our banks enjoy economies of scale that can be achieved only in larger banking companies.


     At Chemical Financial Corporation, the technological "heart" of our operations is CFC Data Corp's new, state-of-the-art IBM Systems 390 mainframe computer and Kirchman Corporation's Dimension bank automation software. We expect that implementation of this new system will maximize our ability to serve our customers and make the information we need to manage our business readily available. This system was designed to be Year

2000 Compliant. This should keep our critical operations from being disrupted when the new millennium arrives. Most important, it will allow us to maintain our leadership in product and service innovation in every city and town where we do business.


     We are proud of our record as a provider of a complete array of financial services in all of the cities and towns, large and small, where our Chemical Bank affiliates do business. We believe that we offer the individuals, families and business organizations in each of them virtually everything they could want of their bank.

     [PICTURE OF TWO WOMEN SPEAKING IN THE BACKGROUND, ON TOP ARE THE WORDS

"THE WALL STREET JOURNAL"]  Professional trust and investment services available in every community where there is a Chemical Bank Office.


8

     Some of these services are quite traditional. Others are technology-

based and very sophisticated. Offering low cost checking accounts and home mortgages has always been a key element of our marketing strategy.


     Our Commercial Cash Management Account provides a business with a service that compares favorably with those offered by the largest banks to their largest corporate accounts. This service allows our customers to link their checking accounts with a repurchase agreement investment account.

This Commercial Cash Management Account allows our business customers to be investors one day, out of the market the next and investors again on the third day. They can maximize the income produced by their cash balances without ever leaving their stores and offices simply by linking their personal computers to our mainframe.


     [PICTURE OF TWO WOMEN NEXT TO CAR NEEDING TO BE REPAIRED AFTER AN

ACCIDENT]  Fast, fair claims services provided by the Chemical Financial

Insurance Agency.


     Individuals and families also have access to their Chemical Bank accounts using our ChemConnect Electronic Banking Service. With a touch-

tone telephone or personal computer, they can inquire about account balances, transfer money between accounts, make loan payments and obtain interim statements.


     We have added a new dimension to our personal checking and savings accounts by introducing "ChemCheck" MasterMoney debit cards. The new

"ChemCheck" card complements our ChemKey ATM card. It can be used wherever

MasterCard credit cards are accepted to pay merchants for goods and services by electronic transfer of funds from a customer's checking account.


     Obviously, a "checkless, cashless society" is not here yet, but it is definitely getting closer every day, even in the smaller communities served by a Chemical Financial Corporation affiliate bank.


     We have brought ChemKey Automatic Teller Machines to many communities that might not otherwise have this type of electronic banking available.

Through our network of 84 machines, we process approximately 3.5 million

ATM transactions each year. The volume of business that our customers do at our machines is ample evidence of their popularity. Because customers of


                                                                          9
other institutions also use them, they are an excellent source of revenue from the fees that we receive from the various ATM networks and the fees we collect on noncustomer cash withdrawals.


     [PICTURE OF MAN SITTING ON A TRACTOR WHEEL]  Farmers can look to a Chemical Bank for land, equipment and production loans.


     We make trust services available in every community where one of our affiliates has a branch office. Our trust officers travel thousands of miles each year to call on clients in their homes and offices, wherever they might be located. With trust assets of more than $1.3 billion, we have professionals on our staff who are well qualified to provide every trust service from the administration of an estate to the management of a corporation's pension plan. A trust department must have a critical mass of business in order to afford the staff of experts that can be found in our

Trust Department. Because we have that volume of business, we can offer all of our customers, from Marshall to Grayling and from Caro to Cadillac, a range of professional trust services that only a super community banking company like Chemical Financial Corporation could provide.


     [PICTURE OF FAMILY IN A BOAT]  Consumer loans at competitive rates and terms to meet all your borrowing needs, even for the "fun" things in life.


     While we are able to bring all the advantages of modern,

technology-based banking to every community where we do business, we still provide all of the traditional banking services as well.

Moreover, we offer the same variety of loans and deposit accounts at our smallest offices that we do at our largest. Our agricultural specialists help farmers finance land, equipment and production. Our consumer credit specialists lend money for a variety of purposes. Our business lenders provide working capital loans and help their customers acquire


10
buildings and equipment. We charge competitive rates on all of our loans and pay the same market rates on deposits everywhere we do business.

Because of our size and technological capabilities, as well as the expertise of our senior officers, we can offer a range of loan types and deposit products that is often beyond the ability of smaller institutions.


     In recent years, we have entered new lines of business as they have been opened to commercial banks. We now provide title insurance everywhere we do business through CFC Title Services, Inc. The investment advisors at

CFC Investment Centers, our alliance with Security First Group and Corelink

Financial Services, offer our customers mutual funds, market securities and annuities. The Chemical Financial Insurance Agency is gradually expanding its insurance agency activities and will, over time, provide all of our customers with life, property and casualty insurance underwritten by the very best companies.


     [PICTURE OF LITTLE BOY HOLDING A PIGGY BANK WITH COINS ON A TABLE]

Chemical Bank for all your financial needs -- from a first savings account to retirement plans and trust services.


     For many years, the advertising slogan of Chemical Financial

Corporation affiliates has been "THE BANK FOR EVERYBODY." Because of our capabilities as a super community bank we do not have to put economic or geographic qualifiers on that statement. We are, in fact, the bank for everybody within our market areas.

     The people and businesses we serve can look to us for the financial products and services to meet all of their needs. They can look to us for traditional banking services such as checking and savings accounts,

residential mortgages, installment loans and loans for business at fair and reasonable prices. They can look to us for loans and investments. They can look to us for everything from a child's first savings account to any financial service he or she will ever need.


     That is why we can say that the customers of every Chemical Bank, no matter who they are, what they do or where they live, need never be out of the financial mainstream.


QUARTERLY FINANCIAL INFORMATION

STOCK PRICE RANGES AND CASH DIVIDENDS PER SHARE<F*>

                                 1997                               1996
                                             CASH                               CASH
                     HIGH        LOW       DIVIDEND     HIGH        LOW       DIVIDEND
--------------------------------------------------------------------------------------
First quarter       $35.95      $29.52      $.200      $36.05      $33.79      $.181
Second quarter       34.29       30.00       .200       36.05       32.65       .181
Third quarter        40.60       32.38       .219       32.65       29.93       .182
Fourth quarter       45.00       37.14       .219       37.62       30.84       .182
--------------------------------------------------------------------------------------
                                            $.838                              $.726
======================================================================================

<F*>Adjusted for the 5% stock dividend paid December 30, 1997

     Chemical Financial Corporation common stock is traded on The NASDAQ Stock Market under the symbol CHFC. The above table sets forth the range of bid prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions. As of December 31, 1997, there were 10,753,011 shares of Chemical Financial Corporation common stock issued and outstanding held by approximately 3,800 shareholders of record.

     The earnings of the Corporation's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual bank. See Note H to the Consolidated Financial Statements for a discussion of such limitations. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 1998.

SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(In thousands, except per share data)
                                              1997                                        1996
                             FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
                            QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
----------------------------------------------------------------------------------------------------------------
Interest income             $28,193    $29,096    $30,131    $29,899    $27,915    $28,241    $28,431    $28,665
Interest expense             11,457     11,850     12,583     12,389     11,827     11,524     11,382     11,429
Net interest income          16,736     17,246     17,548     17,510     16,088     16,717     17,049     17,236
Provision for
 possible loan losses           329        219        219        235        268        270        273        317
Investment securities
 gains                           --         --          1         --         --         14          1         --
Income before income
 taxes                        8,235      8,329      8,785     10,093      7,433      7,835      8,101      9,667
Net income                    5,526      5,624      5,906      6,833      4,993      5,163      5,412      6,435
Net income per share
 Basic                          .51        .53        .55        .63        .47        .48        .50        .60
 Diluted                        .51        .52        .54        .63        .46        .47        .50        .60

     The 1997 and 1996 net income per share amounts have been restated to reflect the 5% stock dividend paid December 30, 1997 and to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share."


CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME
                                                                  Years Ended December 31
                                                            1997           1996           1995
------------------------------------------------------------------------------------------------
                                                           (In thousands, except per share data)
INTEREST  INCOME
Interest and fees on loans                                $ 69,873       $ 67,470       $ 64,305
Interest on investment securities:
 Taxable                                                    40,554         38,882         37,675
 Tax-exempt                                                  2,160          2,189          2,394
------------------------------------------------------------------------------------------------
                        TOTAL INTEREST ON SECURITIES        42,714         41,071         40,069
Interest on federal funds sold                               4,699          4,575          4,800
Interest on deposits with unaffiliated banks                    33            136            204
------------------------------------------------------------------------------------------------
                               TOTAL INTEREST INCOME       117,319        113,252        109,378

INTEREST EXPENSE
Interest on deposits                                        46,320         44,284         43,306
Interest on short-term borrowings                            1,363          1,163          1,552
Interest on long-term debt                                     596            715            833
------------------------------------------------------------------------------------------------
                              TOTAL INTEREST EXPENSE        48,279         46,162         45,691
------------------------------------------------------------------------------------------------
                                 NET INTEREST INCOME        69,040         67,090         63,687
Provision for possible loan losses                           1,002          1,128          1,065
------------------------------------------------------------------------------------------------
NET INTEREST INCOME after provision for
 possible loan losses                                       68,038         65,962         62,622
OTHER INCOME
Trust department income                                      3,210          2,897          2,681
Service charges on deposit accounts                          5,314          5,382          5,193
Other charges and fees for customer services                 3,522          2,707          2,635
Gains on sales of loans                                        239            137            526
Investment securities gains                                      1             15
Other                                                          836          1,060          1,324
------------------------------------------------------------------------------------------------
                                  TOTAL OTHER INCOME        13,122         12,198         12,359
OPERATING EXPENSES
Salaries, wages and employee benefits                       27,280         26,964         25,703
Occupancy expense                                            4,362          4,261          4,028
Equipment                                                    3,091          2,884          2,732
Other                                                       10,985         11,015         12,166
------------------------------------------------------------------------------------------------
                            TOTAL OPERATING EXPENSES        45,718         45,124         44,629
------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                  35,442         33,036         30,352
Federal income taxes                                        11,553         11,033          9,863
------------------------------------------------------------------------------------------------
                                          NET INCOME      $ 23,889       $ 22,003       $ 20,489
================================================================================================
NET INCOME PER SHARE
Basic                                                        $2.22          $2.05          $1.92
Diluted                                                       2.20           2.03           1.89

CASH DIVIDENDS PER SHARE                                       .84            .73            .62

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                                                              December 31
                                                                         1997              1996
---------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
ASSETS
Cash and demand deposits due from banks                               $   95,794        $   89,517
Federal funds sold                                                        49,750           114,200
Interest bearing deposits with unaffiliated banks                             --             1,134
Investment securities:
 Held to maturity (estimated market value -
   $253,459 in 1997 and $215,494 in 1996)                                251,020           213,752
 Available for sale (at estimated market value)                          494,173           441,787
---------------------------------------------------------------------------------------------------
                                    Total investment securities          745,193           655,539

Loans                                                                    845,600           807,653
 Less: Allowance for possible loan losses                                 17,359            16,607
---------------------------------------------------------------------------------------------------
                                                      Net loans          828,241           791,046

Premises and equipment                                                    20,416            20,335
Accrued income                                                            14,573            14,419
Other assets                                                              11,133            12,584
---------------------------------------------------------------------------------------------------
                                                   TOTAL ASSETS       $1,765,100        $1,698,774
===================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing                                                  $  237,763        $  226,965
 Interest-bearing                                                      1,238,078         1,202,950
---------------------------------------------------------------------------------------------------
                                                 Total deposits        1,475,841         1,429,915
Short-term borrowings:
 Treasury tax and loan notes payable to the U.S. Treasury                 11,206             9,458
 Securities sold under agreements to repurchase                           30,990            27,875
---------------------------------------------------------------------------------------------------
                                    Total short-term borrowings           42,196            37,333

Interest payable and other liabilities                                    14,138            14,257
Long-term debt                                                             9,000            10,000
---------------------------------------------------------------------------------------------------
                                              Total liabilities        1,541,175         1,491,505




Shareholders' equity:
 Common stock, $10 par value:
   Authorized - 15,000,000 shares
   Issued and outstanding - 10,753,011 shares
   in 1997 and 10,209,790 shares in 1996                                 107,530           102,098
Surplus                                                                   87,086            69,616
Retained earnings                                                         27,904            35,737
Unrealized net gain (loss) on investment
 securities available for sale                                             1,405              (182)
---------------------------------------------------------------------------------------------------
                                     Total shareholders' equity          223,925           207,269
---------------------------------------------------------------------------------------------------
                     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $1,765,100        $1,698,774
===================================================================================================

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                             Years Ended December 31
                                                                        1997           1996           1995
-------------------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
OPERATING ACTIVITIES
Net income                                                           $  23,889      $  22,003      $  20,489
Adjustments to reconcile net income
 to net cash provided by operating activities
   Provision for possible loan losses                                    1,002          1,128          1,065
   Origination of loans held for sale                                  (38,821)       (12,421)       (16,516)
   Proceeds from sales of loans                                         39,060         12,558         17,042
   Gains on sales of loans                                                (239)          (137)          (526)
   Provision for depreciation and amortization                           2,741          2,793          2,801
   Investment securities gains                                              (1)           (15)            --
   Gain on sale of branch office building                                 (256)            --             --
   Net amortization of investment securities                             1,789          2,546          2,450
   Net (increase) decrease in accrued income and other assets              491          2,259           (863)
   Net increase (decrease) in interest payable and other
     liabilities                                                          (113)           158          1,544
-------------------------------------------------------------------------------------------------------------
 NET CASH PROVIDED BY OPERATING ACTIVITIES                              29,542         30,872         27,486

INVESTING ACTIVITIES
Cash and cash equivalents assumed in acquisition of branch
 office                                                                     --             --         14,661
Net (increase) decrease in interest bearing deposits with
 unaffiliated banks                                                      1,134          1,847            (14)
Proceeds from maturities of investment securities held to
 maturity                                                              122,742        200,557         27,694
Purchases of investment securities held to maturity                   (160,468)       (45,625)      (102,448)
Proceeds from maturities of investment securities
 available for sale                                                    119,934        109,233        201,593
Proceeds from sales of investment securities available
 for sale                                                                   --            522             --
Purchases of investment securities available for sale                 (171,209)      (191,055)      (148,454)
Net increase in loans                                                  (38,810)       (48,143)          (689)
Proceeds from sale of branch office building                               900
Purchases of premises and equipment                                     (2,902)        (2,349)        (1,084)
-------------------------------------------------------------------------------------------------------------
 NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                  (128,679)        24,987         (8,741)







FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
 NOW accounts and savings accounts                                      59,944        (24,845)       (13,689)
Net increase (decrease) in certificates of
 deposit and other time deposits                                       (14,018)         4,959         25,915
Net increase (decrease) in short-term borrowings                         4,863          2,110         (5,799)
Principal payments on long-term debt                                    (1,000)        (2,080)           (19)
Cash dividends paid                                                     (9,003)        (7,771)        (6,636)
Proceeds from stock purchase plan                                          259            264            236
Proceeds from exercise of stock options                                    386            339            453
Repurchases of common stock                                               (467)        (1,035)            --
-------------------------------------------------------------------------------------------------------------
 NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                    40,964        (28,059)           461
-------------------------------------------------------------------------------------------------------------
            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           (58,173)        27,800         19,206
              Cash and cash equivalents at beginning of year           203,717        175,917        156,711
-------------------------------------------------------------------------------------------------------------
                    CASH AND CASH EQUIVALENTS AT END OF YEAR         $ 145,544      $ 203,717      $ 175,917
=============================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, short-term borrowings and
 long-term debt                                                      $  48,390      $  46,685      $  44,757
Federal income taxes paid                                               11,545         11,106          9,576

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                           Years Ended December 31, 1997, 1996 and 1995
                                                                                          UNREALIZED
                                                                                        NET GAIN (LOSS)
                                                                                         ON INVESTMENT
                                                                                          SECURITIES
                                              COMMON                      RETAINED        AVAILABLE
                                              STOCK         SURPLUS       EARNINGS         FOR SALE          TOTAL
---------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars In thousands)
BALANCES AT JANUARY 1, 1995                  $ 65,920       $56,770       $ 56,279         $(8,289)         $170,680
Stock split - 3 for 2                          30,467            --        (30,467)             --                --
Net income for 1995                                --            --         20,489              --            20,489
Cash dividends paid                                --            --         (6,636)             --            (6,636)
Shares issued upon exercise of
 employee stock options (including
 related tax benefit)                             465            (6)            --              --               459
Shares issued from stock purchase plan             92           154             --              --               246
Net unrealized gain on investment
 securities available for sale                     --            --             --           9,664             9,664
---------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                  96,944        56,918         39,665           1,375           194,902
Stock dividend - 5%                             4,859        13,301        (18,160)             --                --
Net income for 1996                                --            --         22,003              --            22,003
Cash dividends paid                                --            --         (7,771)             --            (7,771)
Shares issued upon exercise of
 employee stock options (including
 related tax benefit)                             436           (92)            --              --               344
Shares issued from stock purchase plan             74           165             --              --               239
Shares issued for acquisition of
 insurance agency                                  88            56             --              --               144
Repurchase of 33,075 shares                      (303)         (732)            --              --            (1,035)
Net unrealized loss on investment
 securities available for sale                     --            --             --          (1,557)           (1,557)
---------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                 102,098        69,616         35,737            (182)          207,269
Stock dividend - 5%                             5,120        17,599        (22,719)             --                --
Net income for 1997                                --            --         23,889              --            23,889
Cash dividends paid                                --            --         (9,003)             --            (9,003)
Shares issued upon exercise of
 employee stock options (including
 related tax benefit)                             374            12             --              --               386
Shares issued from stock purchase plan             73           191             --              --               264
Repurchase of 14,175 shares                      (135)         (332)            --              --              (467)




Net unrealized gain on investment
 securities available for sale                     --            --             --           1,587             1,587
---------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997                $107,530       $87,086       $ 27,904         $ 1,405          $223,925
=====================================================================================================================

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

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES:

     Loans are stated at their principal amount outstanding. Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. Loan interest income is recognized on the accrual basis. A loan is placed in the nonaccrual category when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection, or when in the opinion of management, there is sufficient reason to doubt the collectability of future principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed in nonaccrual status. The subsequent recognition of interest income on a nonaccrual loan is on the cash basis.

     Payments received on nonaccrual loans are recorded as principal reductions if principal repayment is doubtful. Loans are returned to accrual status when principal and interest payments are brought current and collectability is no longer in doubt. Interest income on restructured loans is recognized according to the terms of the restructure, subject to the above described nonaccrual policy.

     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS No. 118, was adopted January 1, 1995. Under SFAS No. 114 and 118, a loan is considered to be impaired when it is probable that payment of principal and interest will not be made in accordance with the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. A portion of the allowance for possible loan losses may be allocated to impaired loans.

     Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and other consumer installment loans. Commercial loans and commercial mortgage loans are evaluated individually for impairment.

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

                                                       continued on page 18


MORTGAGE BANKING OPERATIONS:

     The origination of mortgage loans is an integral component of the business of the Corporation. The Corporation sells the longer term fixed interest rate residential mortgage loans that it originates, in the secondary market. These longer term fixed interest rate residential mortgage loans are generally held for sale thirty days or less, and book value approximates market value. The Corporation has retained the servicing rights on all loans that it sold in the secondary market. Servicing income is recognized in other income when received and expenses are recognized when incurred.

     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125), was adopted prospectively January 1, 1997.
SFAS 125 requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans which are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the underlying loans. The asset is amortized in proportion to, and over the life of, the estimated net future servicing income. SFAS 125 additionally requires periodic evaluation of the fair market value of the asset. Any impairment is recognized as a valuation allowance. The overall impact of adopting this standard was not material to the Corporation's consolidated financial statements.

PREMISES AND EQUIPMENT:

     Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 35 years for buildings and 3 to 7 years for equipment.

     A summary of premises and equipment at December 31 follows:

                                             1997         1996
----------------------------------------------------------------
                                               (In thousands)
Bank premises                               $28,649      $28,956
Equipment                                    11,257       10,497
----------------------------------------------------------------
                                             39,906       39,453
Less: Accumulated depreciation               19,490       19,118
----------------------------------------------------------------
                                   Total    $20,416      $20,335
================================================================

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was adopted in 1995. The statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used. The adoption of this standard had no significant effect on the financial position or results of operations of the Corporation.

INTANGIBLE ASSETS:

     Goodwill, representing the cost of investments in subsidiaries in excess of the fair value of identifiable net assets at acquisition, is being amortized over twenty years. Other acquired intangible assets, such as those associated with acquired core deposits, are being amortized over periods between five and twenty years.

STOCK OPTIONS:

     On January 1, 1996, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), became effective. SFAS 123 established financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 established a fair value-based method of accounting for employee stock options, but it allows companies to continue to account for stock options granted to employees under the intrinsic value-based method of accounting, prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, no compensation cost is recognized as a result of options awarded to employees under stock option plans. The Corporation adopted the disclosure-only option under SFAS 123 as of December 31, 1996, and elected to continue to measure compensation cost using APB 25, and accordingly, has provided the supplemental disclosures for 1995, 1996 and 1997 that are required by SFAS 123. If the recognition provisions of the new statement had been adopted as of the beginning of 1996, the effect on 1996 and 1997 net income would have been immaterial.

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

EARNINGS PER SHARE:

     In 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), became effective. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented, and where appropriate restated, to conform to the SFAS 128 requirements.


     Basic earnings per share for the Corporation is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share for the Corporation is computed by dividing net income by the sum of the weighted average number of common shares outstanding and the dilutive effect of outstanding employee stock options. The following table summarizes the number of shares used in the denominator of the basic and diluted earnings per share computations:

                               1997          1996          1995
------------------------------------------------------------------
Denominator
for basic earnings
per share                   10,741,266    10,710,259    10,656,578

Denominator for
diluted earnings
per share                   10,868,784    10,865,802    10,819,798

NOTE B - ACQUISITIONS

     During the three years ended December 31, 1997, the Corporation made the following acquisitions:

     On December 31, 1996, the Corporation acquired Arbury & Stephenson, Inc., an insurance agency headquartered in Midland, Michigan. The merger was effected through an exchange of shares of the Corporation's common stock.

     On May 1, 1996, the Corporation merged with State Savings Bancorp, Inc. (SSBI) in Caro, Michigan. SSBI operated one bank, State Savings Bank of Caro, with offices in Caro and Fairgrove. The Corporation issued 551,250 shares of the Corporation's common stock in exchange for all of the common stock of SSBI. The merger was accounted for as a "pooling of interests." As of May 1, 1996, SSBI had assets of approximately $65 million.

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

NOTE C - INVESTMENT SECURITIES

     The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 1997 and 1996:

                                          AVAILABLE FOR SALE INVESTMENT SECURITIES
                                                    GROSS         GROSS       ESTIMATED
                                     AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                       COST         GAINS         LOSSES        VALUE
                                                       (In thousands)
DECEMBER 31, 1997
---------------------------------------------------------------------------------------
U.S. Treasury
 and agency securities                $473,000      $2,090       $  384       $474,706
Mortgage-backed securities               2,310          42            1          2,351
Other debt securities                   15,133          18           78         15,073
---------------------------------------------------------------------------------------
           Total debt securities       490,443       2,150          463        492,130
Equity securities                        1,574         469           --          2,043
---------------------------------------------------------------------------------------
                           TOTAL      $492,017      $2,619       $  463       $494,173
=======================================================================================

DECEMBER 31, 1996
---------------------------------------------------------------------------------------
U.S. Treasury
 and agency securities                $423,233      $1,057       $1,661       $422,629
Mortgage-backed securities               2,820          35            5          2,850
Other debt securities                   14,993          36          137         14,892
---------------------------------------------------------------------------------------
           Total debt securities       441,046       1,128        1,803        440,371
Equity securities                        1,021         395           --          1,416
---------------------------------------------------------------------------------------
                           TOTAL      $442,067      $1,523       $1,803       $441,787
======================================================================================

                                           HELD TO MATURITY INVESTMENT SECURITIES
                                                    GROSS         GROSS       ESTIMATED
                                     AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                       COST         GAINS         LOSSES        VALUE
                                                       (In thousands)
DECEMBER 31, 1997
---------------------------------------------------------------------------------------
U.S. Treasury
 and agency securities                $201,801      $1,695        $  1        $203,495
States of the U.S. and
 political subdivisions                 46,707         958         227          47,438
Mortgage-backed securities                 501           9           3             507
Other debt securities                    2,011          12           4           2,019
---------------------------------------------------------------------------------------
                           TOTAL      $251,020      $2,674        $235        $253,459
=======================================================================================

DECEMBER 31, 1996
---------------------------------------------------------------------------------------
U.S. Treasury
 and agency securities                $168,958      $  772        $  4        $169,726
States of the U.S. and
 political subdivisions                 42,096       1,032          84          43,044
Mortgage-backed securities                 679          13           5             687
Other debt securities                    2,019          18          --           2,037
---------------------------------------------------------------------------------------
                           TOTAL      $213,752      $1,835        $ 93        $215,494
=======================================================================================

                                                       continued on page 20


     The amortized cost of U.S. Treasury and U.S. agencies, states of the U.S. and political subdivisions and all other securities at December 31, 1995 were $668,370,000, $46,065,000 and $15,926,000, respectively, whereas the estimated market values of these three categories of investments at December 31, 1995 were $675,069,000, $47,232,000 and
$16,430,000, respectively.

     The amortized cost and estimated market value of debt and equity securities at December 31, 1997, by contractual maturity for both available for sale and held to maturity investment securities follows:

                                                  AVAILABLE FOR SALE
                                                              ESTIMATED
                                                AMORTIZED      MARKET
                                                  COST          VALUE
-----------------------------------------------------------------------
                                                    (In thousands)
Due in one year or less                         $178,806       $178,850
Due after one year through five years            306,827        308,445
Due after five years through ten years             1,500          1,491
Due after ten years                                1,000            993
Mortgage-backed securities                         2,310          2,351
Equity securities                                  1,574          2,043
-----------------------------------------------------------------------
                                      TOTAL     $492,017       $494,173
=======================================================================

                                                   HELD TO MATURITY
                                                              ESTIMATED
                                                AMORTIZED      MARKET
                                                  COST          VALUE
-----------------------------------------------------------------------
                                                    (In thousands)
Due in one year or less                         $ 72,224       $ 72,318
Due after one year through five years            164,049        166,099
Due after five years through ten years            12,091         12,372
Due after ten years                                2,155          2,163
Mortgage-backed securities                           501            507
-----------------------------------------------------------------------
                                      TOTAL     $251,020       $253,459
=======================================================================

     Investment securities with a book value of $177.8 million at December 31, 1997 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 1996, the corresponding amount was $91.5 million.

NOTE D - LOANS

     The following summarizes loans as of December 31:

                                         1997           1996
--------------------------------------------------------------
                                            (In thousands)
Commercial and agricultural            $110,554       $114,154
Real estate construction                 31,143         24,791
Real estate mortgage                    536,938        510,193
Installment                             166,965        158,515
--------------------------------------------------------------
                              Total    $845,600       $807,653
==============================================================

     The Corporation's subsidiary banks have extended loans to directors and officers and their associates of the Corporation and of the Corporation's significant subsidiaries. The loans were made in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time, and did not involve more than the normal risk of collectability. The aggregate loans outstanding to the directors and officers of the Corporation and its significant subsidiaries totaled $19,183,000 at December 31, 1997 and $16,831,000 at December 31, 1996. During 1997, there were $25,739,000 of new loans and other additions, while repayments and other reductions totaled $23,387,000.

     Changes in the Allowance for Possible Loan Losses were as follows for the years ended December 31:

                                            1997          1996          1995
-------------------------------------------------------------------------------
                                                     (In thousands)
Balance at beginning of year               $16,607       $15,886       $15,295
 Provision charged to operations             1,002         1,128         1,065

 Loan charge-offs                             (620)         (691)         (666)
 Loan recoveries                               370           284           192
-------------------------------------------------------------------------------
   Net loan charge-offs                       (250)         (407)         (474)
-------------------------------------------------------------------------------
Balance at end of year                     $17,359       $16,607       $15,886
===============================================================================

     Nonaccrual and renegotiated loans aggregated $1.9 million and $1.3 million at December 31, 1997 and December 31, 1996, respectively. Interest income totaling $116,000 was recorded on the nonaccrual and renegotiated loans in 1997. Additional interest income of $189,000 would have been recorded during 1997 on these loans had they been current in accordance with their original terms.

     The Corporation had $328,000 of impaired loans as of December 31, 1997. An impairment allowance was not required on any of these loans. The impaired loan balances represented loans for which their fair value exceeded the recorded investment in the loan, based on fair value of the related collateral. The Corporation had no impaired loans as of December 31, 1996.


NOTE E - FEDERAL INCOME TAXES

     The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35% primarily due to tax-exempt interest on investments and loans as shown in the following analysis for the years ended December 31:

                                      1997          1996          1995
-------------------------------------------------------------------------
                                               (In thousands)
Tax at statutory rate                $12,405       $11,563       $10,623
Changes resulting from:
 Tax-exempt income                      (887)         (884)         (920)
 Other                                    35           354           160
-------------------------------------------------------------------------
Total federal income tax expense     $11,553       $11,033       $ 9,863
=========================================================================

     The provision for federal income taxes consisted of the following for the years ended December 31:

                               1997          1996          1995
------------------------------------------------------------------
                                        (In thousands)
Current                       $11,603       $11,291       $10,075
Deferred credit                   (50)         (258)         (212)
------------------------------------------------------------------
Total                         $11,553       $11,033       $ 9,863
==================================================================

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:

                                                     1997         1996
-----------------------------------------------------------------------
                                                       (In thousands)
Deferred tax assets:
 Allowance for possible loan losses                 $4,786       $4,441
 Investment securities available for sale                            98
 Employee benefit plans                              1,138        1,441
 Expense accruals not yet tax deductible             1,184        1,052
 Other                                                 423          398
-----------------------------------------------------------------------
   Total deferred tax assets                         7,531        7,430
Deferred tax liabilities:
 Investment securities available for sale              756
 Tax over book depreciation                            610          615
 Other                                                 856          602
-----------------------------------------------------------------------
   Total deferred tax liabilities                    2,222        1,217
-----------------------------------------------------------------------
Net deferred tax assets                             $5,309       $6,213
=======================================================================

     Federal income tax expense applicable to gains on securities transactions was $5,000 in 1996 and is included in federal income taxes on the consolidated statement of income.

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

     Plan assets consist primarily of listed stocks, U.S. Government securities and common stock of the Corporation (123,234 shares at December 31, 1997).

     The following table sets forth the Plan's funded status and amounts recognized in the Corporation's statement of financial position at December 31:

                                                 1997          1996
----------------------------------------------------------------------
                                                   (In thousands)
Accumulated benefit obligation:
 Vested                                         $19,466       $16,553
 nonvested                                        2,555         1,937
----------------------------------------------------------------------
Accumulated benefit obligation                  $22,021       $18,490
======================================================================

Projected benefit obligation                    $30,022       $25,648
Plan assets at fair value                        44,043        34,880
----------------------------------------------------------------------
Plan assets in excess of projected
 benefit obligation                              14,021         9,232
Unrecognized amortization of
 transition amount                                 (628)         (804)
Unrecognized net gains                          (10,253)       (5,989)
----------------------------------------------------------------------
Prepaid pension expense                         $ 3,140       $ 2,439
======================================================================

     Net periodic pension cost consisted of the following for the years ended December 31:

                                       1997         1996         1995
-----------------------------------------------------------------------
                                               (In thousands)
Service cost - benefits earned
 during the period                    $1,339       $1,405       $1,136
Interest cost on projected
 benefit obligation                    1,897        1,754        1,666
Actual return on plan assets          (8,774)      (3,963)      (6,340)
Deferral of net gains                  6,037        1,485        3,799
-----------------------------------------------------------------------
Pension expense                       $  499       $  681       $  261
=======================================================================

     Actuarial assumptions were as follows for the years ended December
31:

                                             1997      1996      1995
---------------------------------------------------------------------
Discount rate used in determining
 projected benefit obligation                7.0%      7.5%      7.0%
Rate of increase in
 compensation levels                         5.0%      6.0%      6.0%
Long-term rate of return on assets           8.0%      8.0%      8.0%

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

     The following table presents the Corporation's postretirement benefit obligation reconciled with amounts recognized in the statement of financial position at December 31:

                                                   1997         1996
---------------------------------------------------------------------
                                                    (In thousands)
Accumulated postretirement
 benefit obligation:
   Retirees                                       $1,266       $1,080
   Fully eligible active plan participants           763          619
   Other active plan participants                  2,245        1,523
---------------------------------------------------------------------
                                                   4,274        3,222
Unrecognized net gain (loss)                        (368)         359
---------------------------------------------------------------------
Accrued postretirement benefit cost               $3,906       $3,581
=====================================================================

The Corporation's postretirement benefit obligation is nonfunded.

Net periodic postretirement benefit cost includes the following components for the years ended December 31:

                                       1997      1996      1995
----------------------------------------------------------------
                                            (In thousands)
Service cost - benefits earned
 during the period                     $148      $139      $206
Interest cost on accumulated
 benefit obligation                     267       216       199
Net amortization and deferral            (4)       (4)      (18)
----------------------------------------------------------------
Net periodic postretirement
 benefit cost                          $411      $351      $387
================================================================

     At December 31, 1997, the weighted average annual assumed rates of increase in the per capita cost of covered benefits (i.e., medical and dental care cost trend rates) for 1997 were 8.42% for medical benefits and 6.68% for dental benefits and are both assumed to decrease uniformly to 5% in 2003 and remain at that level thereafter. The medical and dental care cost trend rate assumptions have a significant effect on the amounts reported. For example, increasing both the assumed medical and dental care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by 18.70%, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by 19.35%.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 7.5% at December 31, 1997 and December 31, 1996, respectively.

NOTE G - LONG-TERM DEBT

Long-term debt consisted of the following obligation:

                                                   December 31
                                                1997        1996
------------------------------------------------------------------
                                                 (In thousands)
Chemical Financial Corporation:
 Term note payable to unaffiliated bank
   (6.625% at December 31, 1997)               $9,000      $10,000
==================================================================

     Principal payments on the term note payable are due as follows:
$5,000,000 in June 2002 and $4,000,000 in June 2003. The Corporation, at its option, reduced this debt by $1,000,000 during 1997. Interest on the term note payable is computed based upon one of three alternative interest rate methods, which is elected by the Corporation at the beginning of each interest period for 1, 3, 6 or 12 month intervals. The three alternative interest rate methods are based upon the prime rate of the unaffiliated bank, the Eurodollar rate or the domestic certificate of deposit rate of the unaffiliated bank. The loan agreement includes various restrictions and covenants pertaining to capital, earnings and additional indebtedness and is secured by the stock of two of the Corporation's subsidiary banks.


NOTE H - RESTRICTED ASSETS AND DIVIDEND LIMITATIONS OF SUBSIDIARY BANKS

     Banking regulations require that banks maintain cash reserve balances in vault cash, with the Federal Reserve Bank or with certain other qualifying banks. The aggregate average amount of such reserve balances maintained by the Corporation's subsidiary banks was $16.5 million for the year ended December 31, 1997.

     Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 1997, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiaries are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid by the Corporation's bank subsidiaries to the parent company, without obtaining prior approval from bank regulatory agencies, approximated $73 million at January 1, 1998. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

NOTE I - CAPITAL

     The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital requirements, the subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. In addition, capital amounts and classifications are subject to qualitative judgments by the regulators. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements.

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

     At December 31, 1997 and December 31, 1996, the Corporation's and each of its banking subsidiaries' capital ratios exceeded the quantitative capital ratios required for an institution to be considered "well-capitalized."

     The table below, "Capital Analysis," compares the Corporation's and each of its significant subsidiaries' actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 1997.

CAPITAL ANALYSIS                                                             RISK-BASED CAPITAL
                                                           LEVERAGE         TIER I         TOTAL
                                                         AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
----------------------------------------------------------------------------------------------------
                                                                   (Dollars in millions)
Corporation's capital                                     $223    13%    $219    31%    $228    32%
Required capital - minimum                                  52     3       29     4       57     8
Required capital - "well capitalized" definition            87     5       43     6       72    10

Chemical Bank and Trust Company's capital                   79    13       79    38       82    39
Required capital - minimum                                  18     3        8     4       17     8
Required capital - "well capitalized" definition            29     5       13     6       21    10

Chemical Bank Michigan's capital                            28    12       27    32       28    33
Required capital - minimum                                   7     3        3     4        7     8
Required capital - "well capitalized" definition            12     5        5     6        9    10

Chemical Bank Bay Area's capital                            23    12       23    28       24    29
Required capital - minimum                                   6     3        3     4        7     8
Required capital - "well capitalized" definition            10     5        5     6        8    10

Chemical Bank Thumb Area's capital                          20    12       20    30       21    32
Required capital - minimum                                   5     3        3     4        5     8
Required capital - "well capitalized" definition             9     5        4     6        7    10


NOTE J - STOCK OPTIONS

     The Chemical Financial Corporation stock option plan provides for the granting of options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 1997, there were a total of 517,913 shares available for the granting of future awards under the Corporation's 1997 Plan. The plan provides that the option price shall not be less than fair market value at the date of grant, options become exercisable between one and five years from the date of grant as determined by the Compensation Committee of the Board of Directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options.

     Options granted may include an appreciation right that entitles the awardee to receive a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the expiration date of the option, by the market price of a single share. As of December 31, 1997, there were no outstanding options with stock appreciation rights.

     The activity in the Corporation's stock option plans during 1995, 1996 and 1997 was as follows:

                                                           WEIGHTED
                                                           AVERAGE
                                            NUMBER OF      EXERCISE
                                             SHARES         PRICE
-------------------------------------------------------------------
Outstanding - January 1, 1995                428,211        $17.00
Activity during 1995:
Granted                                          441         27.89
Exercised                                    (79,167)        14.28
Cancelled                                       (348)        26.71
-------------------------------------------------------------------
Outstanding - December 31, 1995              349,137         17.40
Activity during 1996:
Granted                                      106,888         32.88
Exercised                                    (71,428)        15.44
Cancelled                                       (885)        26.71
-------------------------------------------------------------------






Outstanding - December 31, 1996              383,712         21.97
Activity during 1997:
Granted                                        7,087         38.93
Exercised                                    (46,996)        13.87
Cancelled                                     (2,546)        32.87
-------------------------------------------------------------------
Outstanding - December 31, 1997              341,257        $23.35
===================================================================

     The following table summarizes information about stock options outstanding at December 31, 1997:

                  OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------
                  AVERAGE                   EXERCISE                       AVERAGE
     NUMBER       EXERCISE     AVERAGE       PRICE             NUMBER      EXERCISE
   OUTSTANDING     PRICE      LIFE <FA>      RANGE           EXERCISABLE    PRICE
-----------------------------------------------------------------------------------
      77,713       $12.25       1.56      $11.43 - $12.54       77,713      $12.25
      63,255        15.35       4.29      $15.35                63,255       15.35
     193,202        29.86       7.62      $24.34 - $32.88      148,647       29.55
       7,087        38.93       9.82      $38.93                    --          --
-----------------------------------------------------------------------------------
     341,257       $23.35       5.67      $11.43 - $38.93      289,615      $21.81
===================================================================================

<FA> Average remaining contractual life in years.

NOTE K - COMMITMENTS AND OTHER MATTERS

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Historically, the majority of the commitments have not been drawn upon and, therefore, do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties. Standby letters of credit are conditional commitments issued generally by the Corporation to guarantee the performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. The Corporation at any point in time also has approved but undisbursed loans. The majority of these undisbursed loans will convert to a booked loan within a three month period.

     Loan commitments, standby letters of credit and undisbursed loans were $105.7 million, $4.9 million and $35.7 million, respectively, at December 31, 1997 and $90.1 million, $3.3 million and $33 million, respectively, at December 31, 1996. The majority of the loan commitments and standby letters of credit outstanding as of December 31, 1997 expire one year from their contract date, except for $11.8 million which extend for more than five years.

     The Corporation's loan commitments, standby letters of credit and undisbursed loans have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive any fees in connection with these agreements.


     The Corporation has a single lease commitment on certain computer software that will require annual lease payments of approximately
$350,000 per year through 2002. There are no other material lease rental payments or noncancelable lease commitments outstanding at December 31, 1997.

     Expenses included in the category of "Other" operating expenses which were in excess of 1% of interest and other income during the three year period ended December 31, 1997, were as follows: Federal Deposit Insurance Corporation (FDIC) premium expense of $1,561,000 in 1995 and stationery and supplies expense of $1,428,000 in 1996.

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

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated statements of financial position for cash and federal funds sold approximate those assets' fair values.

     INTEREST-BEARING DEPOSITS WITH UNAFFILIATED BANKS: The carrying amounts reported in the consolidated statements of financial position for interest bearing deposits with unaffiliated banks approximate those assets' fair values.

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

     DEPOSIT LIABILITIES: The fair values of accounts without defined maturities, such as interest and noninterest-bearing checking, savings and money fund accounts are equal to the amounts payable on demand. As of December 31, 1997 and December 31, 1996, the Corporation had total deposits without defined maturities totaling $934,676,000 and $874,732,000, respectively, for which SFAS 107 defined their fair values to be equal to their carrying amounts. Fair values for fixed rate certificates of deposit and other time deposits are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar remaining maturities. The fair values for variable rate certificates of deposits and other time deposits approximate their carrying amounts.

     SHORT-TERM BORROWINGS: The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

     LONG-TERM DEBT: The carrying amount of the Corporation's variable rate long-term debt approximates fair value.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND
UNDISBURSED LOANS: The Corporation's loan commitments, standby letters of credit and undisbursed loans have no carrying amount and have been estimated to have no realizable fair value. Historically, the majority of the loan commitments have not been drawn upon and, generally the Corporation does not receive any fees in connection with any of these commitments.

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

     The following is a summary of previously described financial instruments reported in the consolidated statements of financial position for which fair values differ from carrying amounts as of December 31:

                                      1997                          1996
                            CARRYING        FAIR          CARRYING        FAIR
                             AMOUNT         VALUE          AMOUNT         VALUE
---------------------------------------------------------------------------------
                                               (In thousands)
ASSETS:
Investment securities       $745,193       $747,632       $655,539       $657,281
Loans                        828,241        842,582        791,046        800,050

LIABILITIES:
Time deposits                541,165        540,745        555,183        547,868


NOTE M - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation (parent company) follow:

CONDENSED STATEMENT OF FINANCIAL POSITION
                                                                 December 31
                                                             1997           1996
----------------------------------------------------------------------------------
                                                               (In thousands)
ASSETS
Cash on deposit at subsidiary bank                         $ 15,228       $ 15,960
Investments in bank subsidiaries                            218,146        203,221
Investment in non-bank subsidiary                             1,984          1,565
Goodwill                                                      2,314          2,619
Other assets                                                  3,468          1,855
----------------------------------------------------------------------------------
                                     TOTAL ASSETS          $241,140       $225,220
==================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Long-term debt                                            $  9,000       $ 10,000
 Other liabilities                                            8,215          7,951
----------------------------------------------------------------------------------
                                Total Liabilities            17,215         17,951
Shareholders' equity                                        223,925        207,269
----------------------------------------------------------------------------------
       Total Liabilities and Shareholders' Equity          $241,140       $225,220
==================================================================================

CONDENSED STATEMENT OF INCOME
                                                           Years Ended December 31
                                                        1997         1996         1995
----------------------------------------------------------------------------------------
                                                                (In thousands)
INCOME
Cash dividends from bank subsidiaries                  $11,348      $20,304      $ 7,613
Cash dividends from non-bank subsidiary                    102          360          326
Interest received from subsidiary bank                     677          660          621
Other income                                                12          163           33
----------------------------------------------------------------------------------------
                                      Total Income      12,139       21,487        8,593
EXPENSES
Interest on long-term debt                                 596          715          826
Other operating expenses                                 1,818        1,500        1,493
Amortization of goodwill                                   305          305          305
----------------------------------------------------------------------------------------
                                    Total Expenses       2,719        2,520        2,624
----------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN
 UNDISTRIBUTED NET INCOME OF SUBSIDIARIES                9,420       18,967        5,969
Federal income tax benefit                                 658          470          609
----------------------------------------------------------------------------------------
                                                        10,078       19,437        6,578
Equity in undistributed net income of:
   Bank subsidiaries                                    13,392        2,465       13,718
   Non-bank subsidiary                                     419          101          193
----------------------------------------------------------------------------------------
                                        NET INCOME     $23,889      $22,003      $20,489
========================================================================================

CONDENSED STATEMENT OF CASH FLOWS
                                                                       Years Ended December 31
                                                                   1997         1996         1995
---------------------------------------------------------------------------------------------------
                                                                           (In thousands)
OPERATING ACTIVITIES
Net income                                                       $23,889      $22,003      $20,489
Equity in undistributed net income of subsidiaries               (13,811)      (2,566)     (13,911)
Other                                                               (985)         349        1,578
---------------------------------------------------------------------------------------------------
Net cash provided by operations                                    9,093       19,786        8,156

FINANCING ACTIVITIES
Capital contribution to bank subsidiary                               --       (9,000)          --
Principal payments on long-term debt                              (1,000)      (2,000)          --
Repurchases of common stock                                         (467)      (1,035)          --
Proceeds from subsidiary directors stock purchase plan               259          264          236
Proceeds from exercise of stock options                              386          339          453
Cash dividends paid                                               (9,003)      (7,771)      (6,636)
---------------------------------------------------------------------------------------------------
Net cash used in financing activities                             (9,825)     (19,203)      (5,947)
---------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                         (732)         583        2,209
Cash at beginning of year                                         15,960       15,377       13,168
---------------------------------------------------------------------------------------------------
Cash at end of year                                              $15,228      $15,960      $15,377
===================================================================================================


REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS


To the Board of Directors

Chemical Financial Corporation

     We have audited the accompanying consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of

December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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

Chemical Financial Corporation and subsidiaries at December 31, 1997 and

1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP



Detroit, Michigan

January 20, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS

     The following discussion and analysis is intended to cover the significant factors affecting Chemical Financial Corporation's (Corporation) consolidated statements of financial position and income, included herein. It is designed to provide shareholders with a more comprehensive review of the operating results and financial position of the Corporation than could be obtained from an examination of the financial statements alone. This discussion should be read in conjunction with the financial highlights on page 1, Tables 1-12, beginning on page 29, and the consolidated financial statements and notes thereto beginning on page 13. On December 30, 1997, the Corporation paid a 5% stock dividend to shareholders of record on December 17, 1997. All per share amounts included herein have been adjusted for this stock dividend.

MERGERS AND ACQUISITIONS

     The primary method of expansion into new banking markets has been through acquisitions of other financial institutions or bank branches. The following is a summary of the Corporation's merger and acquisition activity during the three year period ended December 31, 1997.

     On December 31, 1996, the Corporation acquired Arbury & Stephenson, Inc. (A&S), a property and casualty insurance agency headquartered in Midland, Michigan. The merger was effected through an exchange of shares of the Corporation's common stock. A&S was merged into an insurance subsidiary of the Corporation's lead bank and offers a variety of personal and corporate insurance products, through the "Chemical Financial Insurance Agency."

     On May 1, 1996, the Corporation acquired State Savings Bancorp, Inc.
(SSBI), headquartered in Caro, Michigan. SSBI operated one bank, State Savings Bank of Caro, with offices in Caro and Fairgrove. The Corporation issued 551,250 shares of the Corporation's common stock for all of the outstanding stock of SSBI. As of May 1, 1996, SSBI had total assets of approximately $65 million.

     On September 22, 1995, the Corporation acquired a branch banking office in Belding, Michigan, from First of America Bank-Michigan, N.A. The branch had total deposit liabilities of approximately $16 million and was merged into an existing affiliate.

NET INCOME

     Net income in 1997 was $23.889 million, or $2.22 per share, compared to net income of $22.003 million, or $2.05 per share, in 1996. 1997 net income represented an 8.6% increase over 1996 net income, while 1997 earnings per share represented an 8.3% increase over 1996 earnings per share. Net income has increased at an average annual compound rate of

6.44% during the five year period ended December 31, 1997, while earnings per share has grown at an average annual compound rate of 7.85% over that same period.

     The Corporation's return on average assets was 1.38% in 1997, 1.30% in 1996 and 1.24% in 1995. The Corporation's return on average shareholders' equity was 11.1% in 1997, 10.9% in 1996 and 11.0% in 1995.

DEPOSITS

     Total deposits as of December 31, 1997 were $1.476 billion, up $46 million, or 3.2%, from total deposits of $1.430 billion as of December 31, 1996. The increase in total deposits during 1997 was attributable to the transfer of Trust Department assets from a non-affiliated financial services organization to a new money market savings account at the Corporation's lead subsidiary bank, Chemical Bank and Trust Company. This new account was designed to provide Trust Department customers a comparable interest yield with the added protection of deposit insurance coverage provided by the Federal Deposit Insurance Corporation.

     The growth of the Corporation's deposits continues to be impacted by competition for customer deposits from other investment products. Mutual funds and various annuity products are clearly the two most significant products in competition for customer deposits. These products are sold by a wide spectrum of organizations, including both bank and nonbank financial institutions and nonfinancial institutions, such as brokerage and insurance companies. In response to this increased competition for customers' bank deposits, the Corporation expanded its sales and marketing efforts of mutual fund and annuity investment products during 1996. The Corporation's subsidiary banks, through "CFC Investment Centers," offer a broad array of mutual funds, annuity products and market securities through alliances with Security First Group and Corelink Financial Services. CFC Investment Centers offer customers a complete spectrum of investment products and service capabilities, backed by strong technical innovations. During 1997, customers purchased $14.5 million of annuity and mutual fund investments through the CFC Investment Centers. In addition, the Trust Department of Chemical Bank and Trust Company offers customers a number of investment products and services. Two of these products are "ChemVest Advantage," which provides customers with professional assistance in spreading their funds among a variety of institutional mutual funds and "ChemSelect-IRA," which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds without any sales charges or transaction fees. As of December 31, 1997, these two Trust Department investment products had balances totaling $23 million.

TABLE 1. FIVE-YEAR INCOME STATEMENT -
       TAX EQUIVALENT BASIS<F*> - AS A PERCENTAGE OF AVERAGE TOTAL ASSETS
                                                                           Years Ended December 31
                                                      1997           1996          1995            1994           1993
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                            4.06%          4.01%         3.90%           3.75%          3.90%
Interest on investment securities                     2.54           2.49          2.49            2.26           2.49
Interest on short-term investments                     .27            .28           .30             .21            .14
-----------------------------------------------------------------------------------------------------------------------
                   TOTAL INTEREST INCOME              6.87           6.78          6.69            6.22           6.53
INTEREST EXPENSE
Interest on deposits                                  2.68           2.62          2.62            2.20           2.52
Interest on short-term borrowings                      .08            .07           .09             .07            .05
Interest on long-term debt                             .03            .04           .05             .04            .04
-----------------------------------------------------------------------------------------------------------------------
                  TOTAL INTEREST EXPENSE              2.79           2.73          2.76            2.31           2.61
-----------------------------------------------------------------------------------------------------------------------
                     NET INTEREST INCOME              4.08           4.05          3.93            3.91           3.92

Provision for possible loan losses                     .06            .07           .06             .07            .07
OTHER INCOME
Trust department income                                .19            .17           .16             .16            .14
Service charges and fees                               .51            .48           .47             .41            .41
Gains on sales of loans                                .01            .01           .03             .01            .07
Investment securities gains                             --             --            --             .02            .03
Other                                                  .05            .02           .08             .08            .08
-----------------------------------------------------------------------------------------------------------------------
                      TOTAL OTHER INCOME               .76            .72           .74             .68            .73
OPERATING EXPENSES
Salaries, wages and benefits                          1.58           1.60           1.55           1.53           1.57
Occupancy expense                                      .25            .25            .24            .24            .24
Equipment expense                                      .18            .17            .17            .17            .17
Other                                                  .64            .65            .74            .80            .87
-----------------------------------------------------------------------------------------------------------------------
                TOTAL OPERATING EXPENSES              2.65           2.67           2.70           2.74           2.85
-----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES                                2.13           2.03           1.91           1.78           1.73
Federal income taxes                                   .67            .65            .59            .54            .53
Tax equivalent adjustment                              .08            .08            .08            .09            .09
-----------------------------------------------------------------------------------------------------------------------





INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLES                      1.38           1.30           1.24           1.15           1.11
Cumulative effect on prior years of
 change in accounting principles                        --             --             --             --            .12
-----------------------------------------------------------------------------------------------------------------------
                              NET INCOME              1.38%          1.30%          1.24%          1.15%          1.23%
=======================================================================================================================
AVERAGE TOTAL ASSETS - In thousands             $1,726,960     $1,688,214     $1,654,640     $1,659,360     $1,638,101
=======================================================================================================================

<F*>Taxable equivalent basis using a federal income tax rate of 35%.

ASSETS

     Total assets of the Corporation were $1.765 billion as of December 31, 1997, up $66 million, or 3.9%, over total assets of $1.699 billion as of December 31, 1996.

CASH DIVIDENDS

     The Corporation paid a cash dividend of $.20 per share during the first two quarters of 1997, and increased the cash dividend to $.22 per share during the remaining two quarters of 1997, thereby resulting in total 1997 cash dividends of $.84 per share. Cash dividends paid per share in 1997 represented a 15.5% increase over cash dividends paid per share in 1996 of $.73.

     The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The Corporation's annual cash dividends per share over the past five years, adjusted for all stock dividends and stock splits, were as follows:

                       1997     1996     1995     1994     1993
---------------------------------------------------------------
Annual Dividend        $.84     $.73     $.62     $.51     $.46


                                                       continued on page 30

     Cash dividends per share in 1996 represented a 17.6% increase over cash dividends per share in 1995, while cash dividends per share in 1995 represented a 21.4% increase over cash dividends paid in 1994. The compound annual growth rate of the Corporation's cash dividends per share over the past five and ten year periods ended December 31, 1997, was 14.9% and 11.6%, respectively.

     The earnings of the Corporation's subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation's subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation's subsidiary banks.

BUSINESS OF THE CORPORATION

     The Corporation is a bank holding company with its business
concentrated in a single industry segment   commercial banking. The
Corporation, through its ten banking subsidiaries, offers a full range of commercial banking services. These banking services include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the Corporation's ten subsidiary banks and to outside customers. The data processing services provided to the Corporation's subsidiaries represented 84% of total revenue of the data processing subsidiary in 1997, 76% in 1996 and 68% in 1995.

     The principal markets for the Corporation's commercial banking services are communities within Michigan in which the Corporation's subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 1997, the Corporation served 55 communities through 86 banking offices in 24 counties, located generally across the mid-section of Michigan's lower peninsula. In addition to the banking offices, the Corporation operated 84 automated teller machines, both on and off bank premises, as of December 31, 1997.

     The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 54% of total revenues in both 1997 and 1996 and 53% in 1995. Interest on investment securities is also a significant source of revenue, accounting for 33% of revenues in each of the years 1997, 1996 and 1995. Chemical Bank and Trust Company (CB&T), the Corporation's largest subsidiary and lead bank headquartered in Midland, Michigan, represented 29% of total loans and 33% of total deposits, as of December 31, 1997.

     CB&T broadened the insurance products offered to its customers through further entry into the insurance industry. On December 31, 1996, CB&T acquired a small property and casualty agency in Midland, Michigan. In January 1997, a title insurance company formed by CB&T in late 1996 began operations.

NET INTEREST INCOME

     Interest income is the total amount earned on funds invested in loans, investment securities and other money market instruments, such as federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking accounts, savings and time deposits, as well as on short and long-term debt. Net interest income, on a fully taxable equivalent
(FTE) basis, is the difference between interest income and interest expense and reflects adjustments made to the yields on tax-exempt assets in order to analyze tax-exempt income and fully taxable income on a comparable basis. The net interest margin is net interest income (FTE) as a percentage of average earning assets. Interest spread is the difference between the average yield on earnings assets and the average cost of interest-bearing liabilities.

     The single most important component in analyzing the results of the Corporation's operations is net interest income. Net interest income is influenced by a variety of factors, including changes in the volume of earning assets, changes in the mix of earning assets and interest-bearing liabilities, the proportion of earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest and variations in interest sensitivity in the differing types of interest-bearing assets and liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management's control also have an impact on changes in net interest income. These conditions include changes in market interest rates, the strength of credit demands by customers, competition from other financial institutions, the growth of deposit accounts at nonbank financial competitors and the continued growth in annuity and mutual fund investments.

     Table 2 presents for 1997, 1996 and 1995, average daily balances of the Corporation's major assets and liabilities, interest income and expense on a fully taxable equivalent (FTE) basis, average interest rates earned and paid on the Corporation's assets and liabilities, net interest income
(FTE), interest spread (FTE) and net interest margin. Net interest income
(FTE) in 1997 was $70.404 million, up $1.96 million, or 2.9%, over 1996 net interest income (FTE) of $68.447 million. The increase in net interest income during 1997 was primarily attributable to increases in average loans, noninterest-bearing deposits and shareholders' equity. During 1997, average loans increased $28 million, or 3.6%, average noninterest-bearing deposits increased $12 million, or 5.8%, and average shareholders' equity increased $14.5 million, or

TABLE 2.  AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES<F*> (Dollars in thousands)
                                                                           Years Ended December 31
                                                    1997                            1996                           1995
                                                     TAX    EFFECTIVE                TAX    EFFECTIVE               TAX  EFFECTIVE
                                        AVERAGE  EQUIVALENT  YIELD/     AVERAGE  EQUIVALENT  YIELD/    AVERAGE  EQUIVALENT  YIELD/
                                        BALANCE   INTEREST    RATE      BALANCE   INTEREST    RATE     BALANCE   INTEREST   RATE
----------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
  Loans <F1> <F2>                     $  820,451   $ 70,198   8.56%   $  792,209   $ 67,767   8.55%  $  744,207   $ 64,554   8.67%
  Taxable investment securities          672,347     40,554   6.03       661,401     38,882   5.88      680,235     37,675   5.54
  Non-taxable investment
   securities                             40,129      3,199   7.97        39,542      3,249   8.22       41,896      3,570   8.52
  Federal funds sold                      86,045      4,699   5.46        86,721      4,575   5.28       82,249      4,800   5.84
  Interest-bearing deposits
    with unaffiliated banks                  415         33   7.95         1,905        136   7.14        2,974        204   6.86
----------------------------------------------------------------------------------------------------------------------------------
            Total interest income/
              Total earning assets     1,619,387    118,683   7.33     1,581,778    114,609   7.25    1,551,561    110,803   7.14
Less: Allowance for possible
  loan losses                            (17,032)                        (16,296)                       (15,718)
Other assets:
  Cash and due from banks                 78,216                          75,828                         73,809
  Premises and equipment                  19,838                          20,303                         21,296
  Accrued income and other
    assets                                26,551                          26,601                         23,692
----------------------------------------------------------------------------------------------------------------------------------
                      Total Assets    $1,726,960                      $1,688,214                     $1,654,640
==================================================================================================================================

LIABILITIES AND EQUITY
Interest-Bearing Liabilities:
  Interest-bearing demand deposits    $  233,004   $  5,408   2.32%   $  234,900   $  5,359   2.28%  $  225,331   $  5,268   2.34%
  Savings deposits                       442,195     11,545   2.61       430,783     10,305   2.39      449,642     10,820   2.41
  Time deposits                          556,259     29,367   5.28       553,993     28,620   5.17      534,017     27,218   5.10
  Short-term borrowed funds               34,271      1,363   3.98        31,455      1,163   3.70       36,698      1,552   4.23
  Long-term debt                           9,236        596   6.45        10,976        715   6.51       12,094        833   6.89
----------------------------------------------------------------------------------------------------------------------------------
      Total interest expense/Total
      interest-bearing liabilities     1,274,965     48,279   3.79     1,262,107     46,162   3.66    1,257,782     45,691   3.63
Noninterest-bearing deposits             221,652                         209,500                        197,746
----------------------------------------------------------------------------------------------------------------------------------
      Total deposits and borrowed
      funds                            1,496,617                       1,471,607                      1,455,528
Accrued expenses and other
  liabilities                             14,386                          15,182                         12,114



Shareholders' equity                     215,957                         201,425                        186,998
----------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Equity    $1,726,960                      $1,688,214                     $1,654,640
==================================================================================================================================
Interest Spread (Average yield
  earned minus average rate paid)                             3.54%                           3.59%                          3.51%
==================================================================================================================================
Net Interest Income (FTE)                          $ 70,404                        $ 68,447                       $ 65,112
==================================================================================================================================
Net Interest Margin
  (Net interest income (FTE)/Total
            average earning assets)                           4.35%                           4.33%                          4.20%
==================================================================================================================================

<F*>Taxable equivalent basis using a federal income tax rate of 35%.
<F1> Nonaccrual loans are included in average balances reported and are used to calculate yields.
<F2> Interest includes loan fees of $1,645,000 in 1997, $1,721,000 in 1996 and $1,414,000 in 1995.

7.2%. Average interest rates earned and paid on the Corporation's assets and liabilities did not change significantly during 1997. The average yield on interest earning assets increased 8 basis points to 7.33% from 7.25% in 1996, while the average cost of interest-bearing liabilities increased 13 basis points to 3.79%, from 3.66% in 1996. The 13 basis point increase in the average cost of interest-bearing liabilities was primarily attributable to the introduction of a new money market savings account in 1997. This new account was designed to accommodate short-term investable funds of our Trust Department customers. This new money market savings account resulted in a 22 basis point increase in the average interest cost of the Corporation's total savings accounts. The Corporation's net interest spread decreased 5 basis points in continued on page 32

1997 to 3.54% from 3.59% in 1996. The increases in loans, noninterest-bearing deposits and shareholders' equity, offset with the slight reduction in the net interest spread, resulted in a slightly higher net interest margin in 1997. Net interest margin was 4.35% in 1997, compared to 4.33% in 1996 and 4.20% in 1995.

     Net interest income (FTE) increased $3.34 million, or 5.1%, in 1996 to $68.4 million. This increase was primarily attributable to increases in average loans and an increase in the average yield of investment securities. During 1996, average loans increased $48 million, or 6.4%, while the average yield on investment securities increased 34 basis points. The net interest spread increased 8 basis points during 1996 to 3.59%, while the net interest margin increased 13 basis points to 4.33%. The increases in the net interest spread and the net interest margin resulted from an 11 basis point increase in the average yield earned on earning assets, which was slightly offset by a 3 basis point increase in the average cost of the Corporation's interest-bearing liabilities.

     Table 3 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-bearing assets and liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

     During 1997, the increase in the volume and change in the mix of interest-bearing assets and liabilities accounted for a $2.310 million increase in net interest income (FTE), while changes in average interest rates earned and paid on assets and liabilities resulted in a $.353 million decrease in net interest income. Accordingly, the total increase in net interest income (FTE) during 1997 was $1.957 million, or 2.9%. The increase due to changes in the volume and mix of interest-bearing assets and liabilities was primarily attributable to increases in average loans, noninterest-bearing deposits and shareholders' equity.

     Net interest income (FTE) increased $3.335 million, or 5.1%, in 1996. This increase was primarily attributable to increases in the volume and change in the mix of interest-bearing assets and liabilities, resulting from a $48 million, or 6.4%, increase in average loans.

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

     The Corporation's loan portfolio is well diversified geographically, as well as along industry lines and, therefore, is reasonably sheltered from adverse economic impact in any one industry or geographic area. An additional strength of the Corporation's loan portfolio is that as of December 31, 1997 approximately 56% of the loan portfolio was comprised of credits granted to consumers in the form of residential mortgage loans, home equity loans and lines of credit secured by first and second mortgages.

     Total loans as of December 31, 1997 were $845.6 million, an increase of $37.9 million, or 4.7%, over total loans of $807.7 million as of December 31, 1996. The increase in total loans during 1997 was largely attributable to a combined increase in real estate construction and real estate mortgage loans of $33.1 million, or 6.2%. Commercial loans decreased $3.6 million, or 3.2%, while installment loans increased $8.5 million, or 5.3%, during 1997.

     The Corporation's geographical market area generally consists of small cities across mid-Michigan. The lack of substantive economic growth in the Corporation's market areas and increased competition have impacted the Corporation's loan growth over the past few years. The Corporation experiences competition from larger regional banks, located outside the Corporation's market areas, in the commercial loan area, and from large local credit unions in the installment loan area. The competition for residential mortgage loans intensified significantly over the last few years, as mortgage companies expanded sales efforts nationwide.

     Real estate mortgage loans, including real estate construction loans, comprise the majority of the Corporation's loan portfolio. As of December 31, 1997, 1996 and 1995, total real estate mortgage loans, including real estate construction loans, were $568.1 million, $535.0 million and $488.7 million, respectively. Real estate mortgage loans, including real estate construction loans, increased $33.1 million, or 6.2%, during 1997, $46.3 million, or 9.5%, during 1996 and $3.7 million, or .8%, during 1995. Real estate mortgage loans, including real estate construction loans, as a percentage of total loans were 67% as of December 31, 1997, compared to 66% as of December 31, 1996 and 64% as of December 31, 1995. Approximately 81% of the total real estate mortgage portfolio, as of December 31, 1997, was secured by residential real estate.


                                                       continued on page 34

TABLE 3.  VOLUME AND RATE VARIANCE ANALYSIS<F*> (In Thousands)
                                                         1997 COMPARED TO 1996                        1996 COMPARED TO 1995
                                                INCREASE (DECREASE)                          INCREASE (DECREASE)
                                                 DUE TO CHANGES IN           COMBINED         DUE TO CHANGES IN          COMBINED
                                               AVERAGE       AVERAGE         INCREASE       AVERAGE       AVERAGE        INCREASE
                                                VOLUME      YIELD/RATE      (DECREASE)      VOLUME      YIELD/RATE      (DECREASE)
CHANGES IN INTEREST INCOME ON EARNING
 ASSETS:
  Loans                                        $2,179        $  252          $2,431        $4,144       $ (931)          $3,213
  Taxable investment securities                   650         1,022           1,672        (1,063)       2,270            1,207
  Non-taxable investment securities                48           (98)            (50)         (196)        (125)            (321)
  Federal funds sold                              (36)          160             124           252         (477)            (225)
  Interest-bearing deposits with
   unaffiliated banks                            (103)           --            (103)          (76)           8              (68)
--------------------------------------------------------------------------------------------------------------------------------
     Total change in interest income on
      earning assets                            2,738         1,336           4,074         3,061          745            3,806
CHANGES IN INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES:
  Deposits                                        431         1,605           2,036           385          593              978
  Short-term borrowed funds                       109            91             200          (207)        (182)            (389)
  Long-term debt                                 (112)           (7)           (119)          (74)         (44)            (118)
--------------------------------------------------------------------------------------------------------------------------------
  Total change in interest expense on
   interest-bearing liabilities                   428         1,689           2,117           104          367              471
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INCREASE (DECREASE) IN
NET INTEREST INCOME (FTE)                      $2,310        $ (353)         $1,957        $2,957       $  378           $3,335
================================================================================================================================

The changes in net interest income (FTE) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

<F*>Taxable equivalent basis using a federal income tax rate of 35%.

TABLE 4.  SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in Thousands)
                                                                     Years Ended December 31
                                                1997           1996           1995           1994           1993
DISTRIBUTION OF LOANS:
Commercial and agricultural loans             $110,554       $114,154       $117,759       $121,175       $148,985
Real estate construction loans                  31,143         24,791         16,195         19,255         14,141
Real estate mortgage loans                     536,938        510,193        472,454        465,721        451,481
Installment loans                              166,965        158,515        154,170        154,712        115,913
-------------------------------------------------------------------------------------------------------------------
 Total loans outstanding at year end          $845,600       $807,653       $760,578       $760,863       $730,520
===================================================================================================================

SUMMARY OF CHANGES IN THE ALLOWANCE FOR
 POSSIBLE LOAN LOSSES:
Allowance for possible loan losses at
 beginning of year                            $ 16,607       $ 15,886       $ 15,295       $ 14,583       $ 13,989
Loans charged off:
 Commercial and agricultural                      (114)          (250)          (433)          (317)          (607)
 Real estate mortgage                              (26)           (55)            (3)           (76)           (33)
 Installment                                      (480)          (386)          (230)          (237)          (258)
-------------------------------------------------------------------------------------------------------------------
   Total loan charge-offs                         (620)          (691)          (666)          (630)          (898)
Recoveries of loans previously charged
 off:
 Commercial and agricultural                       193             92             60             58            188
 Real estate mortgage                               10             24             28             40             30
 Installment                                       167            168            104            145            170
-------------------------------------------------------------------------------------------------------------------
   Total loan recoveries                           370            284            192            243            388
-------------------------------------------------------------------------------------------------------------------
   Net loan charge-offs                           (250)          (407)          (474)          (387)          (510)
Provision for loan losses                        1,002          1,128          1,065          1,099          1,104
-------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses at
 year end                                     $ 17,359       $ 16,607       $ 15,886       $ 15,295       $ 14,583
===================================================================================================================
Ratio of net charge-offs during the
 year to average loans outstanding                 .03%           .05%           .06%           .05%           .07%
===================================================================================================================
Ratio of allowance for possible loan
 losses at year end to total loans
 outstanding at year end                          2.05%          2.06%          2.09%          2.01%          2.00%
===================================================================================================================

     The Corporation originated $38.8 million of residential mortgage loans during 1997, which were sold in the secondary mortgage market. This compares with $12.3 million of residential mortgage loans originated during 1996 and $15.6 million of residential mortgage loans originated during 1995, which were sold in the secondary mortgage market. The increase in the amount of residential mortgage loans sold during 1997 was attributable to the Corporation selling those loans with original maturities of fifteen years and longer in the secondary market. In 1996 and 1995, it was the Corporation's general practice to sell only those residential real estate mortgage loans with original maturities greater than fifteen years in the secondary mortgage market. As of December 31, 1997, the Corporation was servicing $98 million of residential mortgage loans, which had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market. Prior to 1992, the Corporation kept all residential mortgage loans originated in its own loan portfolio.

     The Corporation manages the interest rate risk on the residential real estate mortgage loan portfolio through the promotion of balloon mortgage products. As of December 31, 1997, balloon mortgage loans represented approximately 47% of the residential mortgage loan portfolio, repriceable three, five or eight years from the mortgage origination date. The eight year balloon product was introduced during 1996.

     Installment loans totaled $167.0 million as of December 31, 1997, compared to $158.5 million as of December 31, 1996 and $154.2 million as of December 31, 1995. Installment loans represented approximately 20% of total loans outstanding as of December 31, 1997, 1996 and 1995. Installment loans increased $8.5 million, or 5.3%, during 1997. The increase in 1997 was attributable to two special installment loan promotions. In late spring, the affiliate banks offered 7.99% consumer installment loans with maturities up to forty eight months, and in the fall offered 7.49% consumer loans on new automobiles up to sixty months, to qualifying borrowers. These two loan promotions generated $48.4 million of new consumer installment loans. The 1997 installment loan promotions were the Corporation's affiliate banks' seventh year of offering special interest rates on consumer installment loans during promotion periods.

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

     Commercial loans decreased $3.6 million, or 3.2%, during 1997 to $110.6 million as of December 31, 1997. Commercial loans decreased $3.6 million, or 3.1%, during 1996 and $3.4 million, or 2.8%, during 1995. The expansion of commercial lending efforts by larger regional banks into smaller communities has impacted the Corporation's commercial lending growth rate. The combination of the efforts by these larger financial institutions and the location of the majority of the Corporation's subsidiary banks in smaller communities, where the demand for commercial loans which meet the Corporation's credit standards has historically not been particularly strong, contributed to the slight decline in the Corporation's commercial loans during the last three years. Commercial loans represented 13.1%, 14.1% and 15.5% of total loans as of December 31, 1997, December 31, 1996 and December 31, 1995, respectively.

     Table 5 presents the maturity distribution of commercial and agricultural loans, real estate construction and nonresidential real estate mortgage loans. These loans represented 28% and 29% of total loans as of December 31, 1997 and December 31, 1996, respectively. The percentage of these loans maturing within one year was 51% at December 31, 1997, compared to 45% at December 31, 1996. The percentage of these loans maturing beyond five years remained low at 12% as of December 31, 1997, compared to 11% at December 31, 1996. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 32% at December 31, 1997, compared to 37% at December 31, 1996. The decline in the percentage of variable rate loans with maturities beyond one year has continued over the past two years, as a result of a strong customer demand to convert loans to fixed interest rates. It is management's opinion that these loan maturities and the mix between loans with fixed and variable interest rates remain at acceptable levels to provide the Corporation sufficient flexibility in maintaining a balance between interest rate-sensitive assets and liabilities.

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

TABLE 5.  COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY  (Dollars in thousands)
                                               AS OF DECEMBER 31, 1997                           AS OF DECEMBER 31, 1996
                                                       DUE IN                                            DUE IN
----------------------------------------------------------------------------------------------------------------------------------
                                   1 YEAR        1 TO 5       OVER 5                  1 YEAR        1 TO 5     OVER 5
                                   OR LESS       YEARS        YEARS        TOTAL      OR LESS       YEARS      YEARS      TOTAL
----------------------------------------------------------------------------------------------------------------------------------
LOAN MATURITIES:
Commercial and agricultural        $ 74,903    $ 31,361      $ 4,290     $110,554     $ 74,113    $33,545     $ 6,496    $114,154
Real estate construction             19,669       6,435        5,039       31,143       13,956      8,634       2,201      24,791
Nonresidential real estate
  mortgage                           25,351      49,084       20,747       95,182       18,230     61,840      18,043      98,113
----------------------------------------------------------------------------------------------------------------------------------
                        Total      $119,923    $ 86,880      $30,076     $236,879     $106,299   $104,019     $26,740    $237,058
==================================================================================================================================
             Percent of Total            51%         37%          12%         100%          45%        44%         11%        100%
==================================================================================================================================

                                               AS OF DECEMBER 31, 1997                           AS OF DECEMBER 31, 1996
----------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY:
Above loans maturing after one
      year which have:
      Fixed interest rates                     $ 79,710           68%                            $ 82,630          63%
      Variable interest rates                    37,860           32                               48,129          37
----------------------------------------------------------------------------------------------------------------------------------
                                 Total         $117,570          100%                            $130,759         100%
==================================================================================================================================

     Nonaccrual loans were $1.78 million as of December 31, 1997, compared to $1.34 million as of December 31, 1996, and represented
 .21% and .17% of total loans, as of December 31, 1997 and December 31, 1996, respectively. Accruing loans past due 90 days or more were $1.13 million as of December 31, 1997, compared to $.5 million as of December 31, 1996. Total nonperforming loans were $3.05 million, or
 .36% of total loans, as of December 31, 1997, compared to $1.88 million, or .23% of total loans, as of December 31, 1996.

PROVISION FOR POSSIBLE LOAN LOSSES

     The provision for possible loan losses ("provision") is the amount added to the allowance for possible loan losses ("allowance") on a monthly basis to absorb potential loan losses. The allowance is maintained at a level considered by management to be adequate to absorb potential future loan losses. This evaluation is based on a continuous review of the loan portfolio, both individually and by category, and includes consideration of changes in the type and volume of the loan portfolio, actual loan loss experience, the present and prospective financial condition of borrowers, industry and geographic exposures within the portfolio, current and prospective economic conditions, and special factors affecting specific business sectors. This evaluation process is reviewed by the Corporation's centralized independent loan review personnel, who monitor the credit quality of the Corporation's loan portfolio using uniform procedures and reporting systems.

     The provision was $1 million in 1997, compared to $1.13 million in 1996 and $1.07 million in 1995. The Corporation experienced net loan losses of $.25 million in 1997, $.41 million in 1996 and $.47 million in 1995. The Corporation's continued on page 36

TABLE 6.  SUMMARY OF NONPERFORMING LOANS (In thousands)
                                                                                  December 31
                                                             1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------------
Loans accounted for on a nonaccrual basis<F*>               $1,783      $1,341      $1,658      $2,682      $2,318
Accruing loans contractually past due 90 days or
 more as to interest or principal payments:
   Commercial, agricultural and real estate construction       447           7         118          95         101
   Real estate mortgage                                        557         271         747         182         441
   Installment                                                 121         261         104          91          99
------------------------------------------------------------------------------------------------------------------
                                                             1,125         539         969         368         641
Renegotiated loans                                             139          --          84         148         311
------------------------------------------------------------------------------------------------------------------
                                                   Total    $3,047      $1,880      $2,711      $3,198      $3,270
==================================================================================================================







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

TABLE 7.  ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES (Dollars in thousands)
                                                                        DECEMBER 31
                                   1997                 1996               1995                 1994                   1993
                                      PERCENT              PERCENT            PERCENT              PERCENT                PERCENT
                                      OF LOANS             OF LOANS           OF LOANS             OF LOANS               OF LOANS
                                      IN EACH              IN EACH            IN EACH              IN EACH                IN EACH
                                      CATEGORY             CATEGORY           CATEGORY             CATEGORY               CATEGORY
                                        TO                   TO                  TO                   TO                     TO
                           ALLOWANCE   TOTAL    ALLOWANCE   TOTAL   ALLOWANCE   TOTAL    ALLOWANCE   TOTAL    ALLOWANCE     TOTAL
                            AMOUNT     LOANS     AMOUNT     LOANS    AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT       LOANS
---------------------------------------------------------------------------------------------------------------------------------
Commercial and agri-
 cultural loans            $ 4,975     13.1%    $ 5,351     14.1%    $ 5,510     15.5%    $ 4,959     15.9%    $ 5,609      20.4%
Real estate construc-
 tion loans                    623      3.7         496      3.1         324      2.1         385      2.5         300       1.9
Real estate mort-
 gage loans                  5,638     63.5       5,612     63.2       5,052     62.1       4,990     61.3       4,629      61.8
Installment loans            3,673     19.7       3,487     19.6       3,381     20.3       3,401     20.3       2,557      15.9
Not allocated                2,450                1,661                1,619                1,560                1,488
---------------------------------------------------------------------------------------------------------------------------------
                 Total     $17,359      100%    $116,607     100%    $15,886      100%    $15,295      100%    $14,583       100%
=================================================================================================================================

provision exceeded actual net loan losses by $.75 million in 1997, $.72 million in 1996 and $.59 million in 1995. The Corporation's allowance increased to $17.36 million as of December 31, 1997 and represented 2.05% of total loans, compared to 2.06% at December 31, 1996 and 2.09% at December 31, 1995.

     The allocation of the allowance in Table 7 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan losses without regard to the categories in which the loan losses are classified.

OTHER INCOME

     Other income is derived primarily from trust services, deposit account fees, fees for customer services and gains on the sale of residential mortgage loans. Other income totaled $13.12 million in 1997, compared to $12.20 million in 1996 and $12.36 million in 1995. Other income increased $.924 million, or 7.6%, in 1997 over the prior year.

     The 1997 increase was primarily attributable to increases in Trust Department income, increased gains from the sale of residential mortgage loans in the secondary market, increases in other charges and fees for customer services and a gain on the sale of a branch office building.

     Income from Trust Department activities increased $.313 million, or 10.8%, in 1997. The 1997 increase reflects higher fee income resulting from an expanded customer base, increases in custodial accounts and increased asset values due to favorable market performance.

     Gains on the sale of residential mortgage loans were $.239 million in 1997, compared to $.137 million in 1996. The $.1 million, or 74%, increase was due to the Corporation selling more residential mortgage loans in the secondary market in 1997 than in 1996. During 1997, the Corporation sold $38.8 million of residential mortgage loans in the secondary market, compared to $12.3 million in 1996.

     Income from other charges and fees for customer services was $3.522 million in 1997, compared to $2.707 million in 1996 and $2.635 million in 1995. The increase of $.815 million, or 30%, in 1997 was primarily attributable to increased fee income generated from the sale of annuity and mutual fund investment products, property and casualty insurance and title insurance.

     In March 1997, Chemical Bank Key State, a wholly owned subsidiary of the Corporation, sold its branch banking office in Okemos. A gain of $256,000 was recognized upon the sale of this building. The loans and deposits of the banking office in Okemos were transferred to the subsidiary's branch banking office in Lansing.

     The slight reduction in other income in 1996, compared to 1995, was due to decreases in revenue from data processing services and gains on sales of loans. During 1996, data processing revenue declined $.29 million. This decrease was attributable to an anticipated loss of outside customers. Gains on the sales of loans were $.39 million lower in 1996 than in 1995. During 1995, the Corporation sold its credit card loan portfolio and recognized a gain of $.32 million.

OPERATING EXPENSES

     Total operating expenses were $45.72 million in 1997, $45.12 million in 1996 and $44.63 million in 1995. Total operating expenses as a percentage of total average assets was 2.65% in 1997, 2.67% in 1996 and 2.70% in 1995 and can be reviewed in more detail and in relation to the other components of net income in Table 1, on page 29.

     The Corporation's efficiency ratio, defined as total operating expenses divided by the sum of net interest income and other income, excluding net securities gains, was 56% in 1997, compared to 57% in 1996 and 59% in 1995.

     The Corporation continued in its efforts to control operating expenses during 1997, resulting in total operating expenses increasing only 1.3% over 1996 total operating expenses.

     Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $27.28 million in 1997, $26.96 million in 1996 and $25.70 million in 1995. Salaries, wages and employee benefits expense increased $.32 million, or 1.2%, in 1997. The Corporation was successful in maintaining 1997 personnel costs at approximately 1996 levels by achieving a 3.1% reduction in employee benefits cost, while salaries and wages increased 2.3%. Full-time equivalent employees were 1007 at December 31, 1997, compared to 1000 at December 31, 1996. Salaries, wages and employee benefits expense increased $1.26 million, or 4.9%, in 1996. Personnel expenses accounted for 60% of operating expenses during 1997 and 1996 and 58% in 1995.

     Occupancy and equipment expense totaled $7.45 million in 1997, $7.15 million in 1996 and $6.76 million in 1995. Occupancy and equipment expense increased $.3 million, or 4.3%, in 1997 and $.39 million, or 5.7%, in 1996.

     Other operating expenses totaled $10.99 million in 1997, $11.02 million in 1996 and $12.17 million in 1995. The reduction in other operating expenses in 1997, compared to 1996, was attributable to 1996 expenses including costs associated with the acquisition of State Savings Bancorp, Inc.

      Federal Deposit Insurance Corporation (FDIC) expense is included in other operating expenses, and was $.2 million in 1997, $.1 million in 1996 and $1.6 million in 1995. In 1997, the Corporation paid the minimum rate of $.01296 per $100 of deposits insured by the Bank Insurance Fund and $.0644 per $100 of deposits insured by the Savings Association Insurance Fund (SAIF).

     The significant reduction in FDIC expense in 1996 represented the effect of the Bank Insurance Fund legislative reform process, which resulted in substantially lower premiums in 1995 and 1996. During

1996, the FDIC charged banks that met the FDIC criteria of being well-capitalized and well-managed the minimum allowable amount of $2,000 per bank, while deposits held by well-capitalized banks and insured by the SAIF were assessed at a rate of 23.0 cents per $100 of insured deposits. In addition, SAIF insured deposits held on March 31, 1995, were assessed a one-time charge of 65.7 cents per $100 of deposits in 1996 to recapitalize SAIF to its required reserve ratio. The Corporation's liability for this special assessment was approximately $30,000.

INCOME TAXES

     The Corporation's effective federal income tax rate was 32.6% in 1997, 33.4% in 1996 and 32.5% in 1995, compared to the statutory rate of 35% in each of these years. The small changes in the Corporation's effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, tax credits, non-deductible interest expense and other non-deductible expenses relative to pretax income.

     Tax-exempt income (FTE), net of related non-deductible interest expense, amounted to $3.9 million in both 1997 and 1996 and $4.0 million in 1995. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 3.5%, 3.6% and 3.9% in 1997, 1996 and 1995, respectively.

     Income before income taxes (FTE) was $36.81 million in 1997, $34.39 million in 1996 and $31.78 million in 1995.

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

     The parent company's sources of funds have been dividends from subsidiaries, borrowings from unaffiliated banks and proceeds from equity issuances. During the three-year period ended December 31, 1997, the parent company's primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, service debt, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.


                                                       continued on page 38

TABLE 8.     MATURITIES AND YIELDS<F*> OF INVESTMENT SECURITIES AT DECEMBER 31, 1997 (Dollars in thousands)
                                                           MATURING<F**>
                                                     AFTER ONE        AFTER FIVE                            TOTAL           TOTAL
                                     WITHIN          BUT WITHIN       BUT WITHIN          AFTER           CARRYING          MARKET
                                    ONE YEAR         FIVE YEARS       TEN YEARS         TEN YEARS           VALUE           VALUE
----------------------------------------------------------------------------------------------------------------------------------
                                AMOUNT    YIELD    AMOUNT   YIELD   AMOUNT   YIELD    AMOUNT  YIELD     AMOUNT   YIELD
----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. Treasury and agencies     $177,792   5.70%   $294,430   6.02%  $ 1,491   4.68%   $  993    6.0%   $474,706   5.96%   $474,706
Other securities                  1,058   6.60      14,015   5.91       901   6.60     3,493   6.45%     19,467   6.28      19,467
----------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities
 Available for Sale             178,850   5.71     308,445   6.01     2,392   5.39     4,486   6.34     494,173   5.97     494,173

HELD TO MATURITY:
U.S. Treasury and agencies       61,509   5.89     140,292   6.46        --     --        --     --     201,801   6.32     203,495
States of the U.S. and
 political subdivisions          10,715   7.10      21,745   7.86    12,092   8.13     2,155   8.33      46,707   7.77      47,438
Other securities                     --     --       2,328   7.15        53   8.07       131   5.56       2,512   6.49       2,526
----------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities
 Held to Maturity                72,224   6.07     164,365   6.65    12,145   8.13     2,286   8.17     251,020   6.59     253,459
----------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities    $251,074   5.81%   $472,810   6.23%  $14,537   7.68%   $6,772   6.96%   $745,193   6.18%   $747,632
==================================================================================================================================

<F*>Taxable equivalent basis using a 35% federal income tax rate.
<F**>Based on final contractual maturity.

TABLE 9.  MATURITY ANALYSIS OF INVESTMENT SECURITIES (as a % of total portfolio)
                                                 December 31
                                         1997       1996       1995
--------------------------------------------------------------------
MATURITY:
Under 1 year                             33.7%      35.1%      41.9%
1-5 years                                63.4       61.4       56.1
5-10 years                                2.0        2.6        1.4
Over 10 years                              .9         .9         .6
--------------------------------------------------------------------
                              Total       100%       100%       100%
====================================================================

     Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations or impede its ability to manage its liquidity needs. At January 1, 1998, the Corporation's bank subsidiaries could upstream $73 million to the parent company, without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $15.2 million in cash on hand as of December 31, 1997.

     The subsidiary banks manage liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks' most readily available sources of liquidity are federal funds sold, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 1997, the Corporation held $50 million in federal funds sold, $494 million in investment securities available for sale and $72 million in other investment securities maturing within one year. These short term assets represented approximately 42% of total deposits as of December 31, 1997.

     Historically, the Corporation's investment securities portfolio has been very short-term in nature, with the average life of the portfolio consistently being less than two years. As of December 31, 1997, 34% of the Corporation's investment securities portfolio, or $251 million in investment securities, will mature during 1998, and another $255 million in investment securities, or 34% of the investment securities portfolio, will mature during 1999. The combination of the 1998 and 1999 scheduled maturities results in 68% of the Corporation's investment securities portfolio maturing within two years of December 31, 1997. As of December 31, 1996, 64% of the investment securities portfolio was scheduled to mature within two years. The maturity analysis of the investment securities portfolio is summarized in Tables 8 and 9.


38

TABLE 10.  MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in thousands)

                                                   December 31
                                   1997                1996                1995
                             AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
------------------------------------------------------------------------------------
MATURITY:
Within 3 months             $62,482     71%     $ 86,851     78%    $83,386      84%
Within 3 to 6 months         12,371     14        14,893     13       4,865       5
Within 6 to 12 months         6,677      8         5,894      5       7,444       7
Over 12 months                6,550      7         3,760      4       3,807       4
------------------------------------------------------------------------------------
                  Total     $88,080    100%     $111,398    100%    $99,502     100%
====================================================================================

     Table 10 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Historically, the Corporation has not utilized time deposits of $100,000 or more as a source of liquidity. Time deposits of $100,000 or more and the percentage of these deposits to total deposits decreased slightly during 1997 to $88.1 million, or 6% of total deposits, as of December 31, 1997, compared to $111.4 million, or 7.8% of total deposits, as of December 31, 1996 and $99.5 million, or 6.9% of total deposits, as of December 31, 1995. The percentage of time deposits of $100,000 or more with a maturity of less than three months was 71% at December 31, 1997, 78% at December 31, 1996 and 84% at December 31, 1995. As the Corporation does not utilize these deposits as a source of liquidity, it is able to invest the funds generated from these deposits in investments of similar maturity. The Corporation has, and expects to continue to have, more than sufficient funds to meet the liquidity requirement of these deposits.

     The management of net interest income must address two objectives. It must consider the liquidity needs of the Corporation and interest rate risk. Interest rate risk arises in the normal course of the Corporation's business due to differences in the repricing and maturity characteristics of rate sensitive assets and liabilities. Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities.

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

     The Corporation's interest rate sensitivity is managed through policies and risk limits approved by the Boards of Directors of the Corporation and its' subsidiary banks, and an Asset and Liability Committee (ALCO). The ALCO, which is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to manage the balance sheet to provide the maximum level of net interest income and minimal impact on earnings from major interest rate changes, while maintaining a high quality balance sheet and acceptable levels of interest rate risk and liquidity risk. The Corporation has not used and does not intend to use interest rate swaps or other derivative financial instruments in the management of interest rate risk. The Corporation held no derivative financial instruments as of December 31, 1997. Management uses its ability to adjust interest rates on deposit accounts to achieve an approximately neutral interest sensitivity position within a one year time period.

     Interest rate sensitivity is managed by a number of techniques, as no single interest rate risk measurement tool satisfies both objectives. The primary techniques utilized by the Corporation are asset and liability repricing schedules, commonly referred to as static gap analysis, and simulation analysis.

                                                       continued on page 40

TABLE 11. SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES BY REPRICING OR MATURITY DATE AT DECEMBER 31, 1997 (Dollars in
          thousands)
                                               1-180         181-365         OVER 1
                                               DAYS           DAYS            YEAR             TOTAL
------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans                                        $222,602       $ 68,812       $  554,186       $  845,600
Other interest-earning assets                 181,897        118,927          494,119          794,943
------------------------------------------------------------------------------------------------------
Total interest-earning assets                $404,499       $187,739       $1,048,305       $1,640,543
======================================================================================================

INTEREST-BEARING LIABILITIES:
Non-maturing deposits                        $130,799                      $  589,777       $  720,576
Time deposits                                 295,500       $101,657          120,345          517,502
------------------------------------------------------------------------------------------------------
Total interest-bearing deposits               426,299        101,657          710,122        1,238,078
Other interest-bearing liabilities             29,242                          21,954           51,196
------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities           $455,541       $101,657       $  732,076       $1,289,274
======================================================================================================

Gap                                          $(51,042)      $ 86,082       $  316,229       $  351,269
Cumulative gap                               $(51,042)      $ 35,040       $  351,269
Cumulative rate sensitive ratio                  0.89           1.06             1.27
Cumulative gap as a percentage
 of total earning assets                         (3.1)%          2.1%            21.4%

     Table 11 summarizes the Corporation's interest rate repricing static gaps for selected maturity periods as of December 31, 1997.

     Total interest-earning assets exceeded interest-bearing liabilities by $351.3 million as of December 31, 1997. This difference was funded through noninterest-bearing liabilities and shareholders' equity. Table 11 shows that total assets maturing or repricing within one year exceeded liabilities maturing or repricing within one year by $35 million, or 2.1% of total earning assets, as of December 31, 1997. The computation of static gap does not address the fact that the repricing of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of the Corporation. As a result, certain assets and liabilities mature or reprice in periods other than in their contractual period. The distribution of the Corporation's deposits with no contractual maturity was based on historical analysis and management's current assumptions as to the repricing of these funds. Accordingly, as of

December 31, 1997, $589.8 million of deposits with no contractual maturity ("non-maturing deposits") that are repriceable daily at the Corporation's discretion, were included in the over 1 year repricing category. These accounts are believed by management to be predominately noninterest rate sensitive.

     Table 11 illustrates that as of December 31, 1997, the Corporation's cumulative rate sensitive ratio (rate sensitive assets to rate sensitive liabilities) in the 1-180 day repricing category was
 .89, and 1.06 in the cumulative one year (1-365 days) repricing category. Although static gap sensitivity varies from time frame to time frame, management's ability to adjust interest rates on deposit accounts enables the Corporation to achieve reasonable stability in net interest income through periods of changing interest rates. The Corporation recognizes the limitations of static gap analysis as a tool in managing interest rate risk and, therefore, utilizes other methods, including simulation analysis.

     Simulation analysis is used to project the potential effects of various interest rate environments on the balance sheet mix and net interest income. Simulation analysis involves the analysis of net interest income, and the corresponding quantification of interest rate risk that is attributable to changes in interest rate levels and relationships, asset and liability mixes and loan prepayment characteristics. While many assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require an evaluation to more accurately reflect their pricing behavior. Assumptions based on historical pricing relationships, experience and anticipated market reactions are applied to certain core deposit and loan categories to reflect changes in interest rate costs and yields relative to changes in market interest rates. Net interest income is additionally evaluated under various interest rate scenarios, including gradually adjusting interest rates up and down by 200 basis points. The measurement of interest rate risk exposure on net interest income at year-end 1997, projected over the succeeding twelve months, indicated a nearly neutral interest rate sensitivity position.


40

TABLE 12.  FINANCIAL INSTRUMENTS (Dollars in thousands)
                                                                                                             OUTSTANDING
                                               PRINCIPAL AMOUNT MATURING IN:                               DECEMBER 31, 1997

                                    1998        1999        2000       2001       2002     THEREAFTER    TOTAL     FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
Fixed interest rate loans         $257,753    $163,104    $125,034    $85,920    $41,762    $ 50,971    $724,544    $726,526
  Average interest rate              8.23%       8.21%       8.14%      8.08%      7.79%       7.76%       8.11%
Variable interest rate loans      $ 35,880    $ 17,109    $ 18,780    $38,116    $ 1,215    $  9,956    $121,056    $121,056
  Average interest rate              9.42%       9.43%       9.35%      9.39%      9.13%       8.80%       9.35%
Fixed interest rate securities    $251,074    $254,917    $204,937    $ 8,445    $ 3,674    $ 22,146    $745,193    $747,632
  Average interest rate              5.89%       6.05%       6.25%      7.80%      7.93%       7.56%       6.13%
Other interest-bearing assets     $ 49,570          --          --         --         --          --    $ 49,750    $ 49,750
  Average interest rate              5.49%          --          --         --         --          --       5.49%

RATE SENSITIVE LIABILITIES:
Noninterest-bearing deposits      $  9,511    $  9,130    $  8,765    $ 8,414    $ 8,078    $193,865    $237,763    $237,763
  Average interest rate
Interest-bearing demand and
  savings deposits                $ 27,877    $ 26,761    $ 25,691    $24,663    $23,677    $568,244    $696,913    $696,913
  Average interest rate              2.67%       2.67%       2.67%      2.67%      2.67%       2.67%       2.67%
Time deposits                     $388,283    $106,292    $ 36,375    $10,215         --          --    $541,165    $540,745
  Average interest rate              5.28%       5.59%       5.75%      5.78%         --          --       5.38%
Fixed interest rate borrowings    $ 12,954          --          --         --         --          --    $ 12,954    $ 12,954
  Average interest rate              2.66%          --          --         --         --          --       2.66%
Variable interest rate
  borrowings                      $ 29,242          --          --         --    $ 5,000    $  4,000    $ 38,242    $ 38,242
  Average interest rate              4.68%          --          --         --      6.12%       6.16%       5.02%

     Table 12 provides additional information about the Corporation's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, deposits, and borrowings with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities, as well as the Corporation's historical experience of the impact of interest rate fluctuations on the prepayment of residential mortgage loans. For interest and noninterest-bearing demand and savings deposits that have no contractual maturity, the table presents estimated principal cash flows based on the Corporation's historical experience and management's judgement, as applicable, concerning customers' most likely withdrawal behaviors, and weighted average interest rates as of December 31, 1997. The fair market value of loans was estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Weighted average variable rates on loans were based on the implied forward rates in the yield curve at December 31, 1997.

     Table 12 excludes loan commitments, which are considered financial instruments. A discussion of the Corporation's loan commitments is included herein in Note K to the financial statements.

CAPITAL

     Capital provides the foundation for future growth and expansion. The major component of capital is shareholders' equity.

     Shareholders' equity was $223.93 million as of December 31, 1997, an increase of $16.66 million, or 8%, from total shareholders' equity as of December 31, 1996. The increase in 1997 was derived almost exclusively from earnings retention of $14.9 million.

     The ratio of shareholders' equity to total assets was 12.7% at December 31, 1997, compared to 12.2% at December 31, 1996 and 11.4% at December 31, 1995. The Corporation's tangible equity ratio was 12.5%, 12.0% and 11.2% as of December 31, 1997, December 31, 1996 and
December 31, 1995, respectively.

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


                                                       continued on page 42

     The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board, as of December 31, 1997, as shown in the following table.

                                                  RISK BASED
                                                CAPITAL RATIOS
                                     LEVERAGE   TIER 1   TOTAL
--------------------------------------------------------------
Chemical Financial
 Corporation's capital ratios           13%       31%     32%
Regulatory capital ratios
 "well capitalized" definition           5         6      10
Regulatory capital ratios
 minimum requirements                    3         4       8

     The Corporation's tier 1 and total regulatory capital ratios are significantly above the regulatory minimum and "well capitalized" levels due to the Corporation holding $662 million of investment securities and other assets, which are assigned a 0% risk rating, $223 million of investment securities and other assets, which are assigned a 20% risk rating, and $449 million of loans secured by first liens on residential real estate properties, which are assigned a 50% risk rating. These three categories of assets represented 76% of the Corporation's total assets as of December 31, 1997.

     As of December 31, 1997, all of the Corporation's banking subsidiaries exceeded the minimum capital ratios required of a "well-capitalized" institution, as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.

OUTLOOK

     The Corporation's philosophy is that it intends to be a "family" of community banks, which operates under the direction of local Boards of Directors, a holding company management team and a Corporate Board of Directors.

     The Corporation strives to remain a quality sales and service organization and is dedicated to sustained profitability through the preservation of the community banking concept, in an ever changing and increasingly competitive environment.

     The Corporation has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. The Corporation continues to successfully manage its operations, and thus offset its lower than peer net interest margin, which results from its conservative lending and investment policies, with lower than peer loan losses and operating expenses. This strategy resulted in an increase in earnings per share of 8.3% and a return on assets of 1.38% during 1997.

     The banking industry is affected by the overall level of inflation, primarily by the impact inflation has on the overall level and trend of interest rates and the growth of operating expenses. It is necessary for the Corporation to position itself so that changes in the overall level and trend of interest rates, both on a short-term and long-term basis, do not significantly adversely impact net interest income. It is also necessary for the Corporation to continually monitor the growth of operating expenses and maintain an appropriate ratio of equity to assets.

     There are currently no known trends, events or uncertainties that management believes may be reasonably expected to have a material effect on the Corporation's financial performance.

OTHER MATTERS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). The Corporation adopted SFAS 130 on January 1, 1998. SFAS 130 established standards for the reporting of comprehensive income and its components. Comprehensive income includes net income and certain adjustments to equity required under generally accepted accounting principles which result from transactions other than with shareholders. It is the Corporation's current intention to display comprehensive income as a component in the statement of changes in shareholders' equity.

     The Corporation is currently in the process of addressing an issue that is facing all users of automated information systems. The issue is that many computer systems that process transactions based on two digits representing the year of the transaction may recognize a date using "00" as the year 1900 rather than the Year 2000. The inability to correctly recognize "00" as the Year 2000 could affect a wide variety of automated information systems, such as mainframe applications, personal computers and communication systems, in the form of software failure, errors or miscalculations.

     The Corporation began developing its plan to prepare for the Year 2000 in 1996. This plan began with the performance of an inventory of software applications, communicating with third party vendors and suppliers, and obtaining certifications of compliance from third party providers. During the early planning process, the Corporation was notified by the vendor of its core operating system that the core operating system used by the Corporation was not Year 2000 Compliant and that it would not be modified to become Year 2000 Compliant. The Corporation performed an extensive evaluation of replacement operating systems and in July 1997 chose to convert its core operating system to a new system offered by its existing vendor. The vendor of the core operating system has certified to the Corporation that its system is Year 2000 Compliant. The Corporation is scheduled to convert to the new operating system during the first quarter of 1998. The Corporation's conversion to the new core operating system is anticipated to enhance customer service and operating efficiencies. The cost of converting to the new operating system is approximately $300,000. In conjunction with the conversion to the new operating system, the Corporation purchased a new mainframe computer in 1997 at a cost of approximately $1 million, which was capitalized. The existing mainframe computer and core operating system software were fully depreciated prior to 1997.

     The Corporation will continue to assess the impact of the Year 2000 issue on the remainder of its computer-based systems and applications throughout 1998. The Corporation's goal is to perform tests of its systems and applications during 1998 and to have all systems and applications compliant with the century change by December 31, 1998.

     In addition to reviewing its own computer operating systems and applications, the Corporation has initiated formal communications with its significant suppliers and large customers to determine the extent to which the Corporation's interface systems are vulnerable to those third parties' failures to resolve their own Year 2000 issues. The Corporation is continuing to seek assurances that the systems of other companies on which the Corporation's systems rely will be timely converted or modified. If such modifications and conversions are not completed timely, their inability to correctly recognize the Year 2000 could have an adverse impact on the operations of the Corporation.

     The Corporation believes that with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems and that additional costs to be incurred are not expected to be material to the Corporation's results of operations, liquidity or capital resources.

     The costs of the project and the date on which the Corporation projects it will complete the Year 2000 modifications were based on management's best estimates. There can be no guarantee that these estimates will be achieved and actual results could differ from those anticipated. Specific factors that might cause differences include, but are not limited to, the ability of other companies on which the Corporation's systems rely to modify or convert their systems to be Year 2000 Compliant, the ability to locate and correct all relevant computer codes, and similar uncertainties.

     This discussion and analysis of financial condition and results of operations, and other sections of this annual report, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, the Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

     Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK AND TRUST COMPANY

DIRECTORS
STUART J. BERGSTEIN
President
Community Drug Stores, Inc.

LAWRENCE E. BURKS
Vice Chairman

JAMES A. CURRIE
Educator

DALE T. DEAN
President, 4-D Builders Supply,
Inc.

MICHAEL L. DOW
Chairman, General Aviation, Inc.

DR. DAVID E. FRY
President, Northwood University

RICHARD A. HAZLETON
Chairman and Chief Executive
Officer, Dow Corning Corporation

JAMES R. JENKINS
Vice President, Secretary and
General Counsel, Dow Corning
Corporation

TERENCE F. MOORE
President, MidMichigan Health

MARY M. NEELY
Community Volunteer

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

ALAN W. OTT
Chairman

FRANK P. POPOFF
Chairman
The Dow Chemical Company

DAVID B. RAMAKER
President and CEO

LAWRENCE A. REED
Retired, Dow Corning Corporation

GARY S. SMITH, M.D.
Midland Family Physicians, P.C.

WILLIAM S. STAVROPOULOS
President and Chief Executive
Officer
The Dow Chemical Company

DIRK D. WALTZ
Dirk Waltz Buick-Olds-Jeep, Inc.

LAWRENCE J. WASHINGTON, JR.
Vice President, Human Resources
Chemicals and Plastics
The Dow Chemical Company

HONORARY DIRECTOR
DIRK B. WALTZ
Retired
Dirk Waltz Buick-Olds-Jeep, Inc.

ST. LOUIS OFFICE
ADVISORY BOARD
LAWRENCE E. BURKS
Vice Chairman

DANIEL L. DOEPKER
President, Mid-West Building
Distributors, Inc.

DOUGLAS F. McKIM
Chairman
Lodewyk, Nesen & McKim, Inc.

DUANE OXENDALE
Retired
Michigan Livestock Exchange

DAVID B. RAMAKER
President and CEO

WILLIAM C. THIEMKEY, D.O.
Physician

BRADLY E. VIBBER
Senior Vice President and
Manager

JAMES F. WAGAR
Vice Chairman, Playbuoy Pontoon
Manufacturing, Inc.

OFFICERS
ALAN W. OTT
Chairman

LAWRENCE E. BURKS
Vice Chairman

DAVID B. RAMAKER
President and CEO

THOMAS J. ALEXANDER
Executive Vice President and
Cashier

BRUCE M. GROOM
Senior Vice President
and Senior Trust Officer

CHARLES F. KINNEY
Senior Vice President

WILLIAM C. LAUDERBACH
Senior Vice President and
Investment Officer

W. ROGER MIKUSEK
Senior Vice President

LARRY M. NOBLE
Senior Vice President

JUDE T. PATNAUDE
Senior Vice President and
Trust Officer

GLENN W. PIETENPOL
Senior Vice President and
Trust Officer

BRADLY E. VIBBER
Senior Vice President

VICE PRESIDENTS
JOANN M. BURGESS
ROBERT W. BURNS
KIMBERLEE R. BUTCHER
ALAN C. CHRISTENSEN
LAWRENCE LaGROW
JANET M. McGUIRE
ROGER D. NEMETH
DARLENE R. SLATER

VICE PRESIDENTS AND
TRUST OFFICERS
KIRK W. FISHER
DANIEL P. McKUNE
GUY D. MERRIAM
PATRICIA ZIMMERMAN

CONTROLLER
GRETCHEN L. RODAMMER

ASSISTANT VICE PRESIDENTS
CARL R. AHEARN
COREY BAILEY
RUTH BOMAN
ROBERT O. BURGESS, JR.
G. THOMAS CIMBALIK
MARY G. GREEN
SHERRY A. MIZER
SELENA NOBLE
ROBERT S. RATHBUN
MONICA A. SANGER
VICTOR L. SCHULTZ
RONALD D. SCHWEIGERT
BARBARA E. SLAGEL
PEGGY L. TUCKER
TINA A. WALLACE
ROBERT J. WALTERS
CAROL WIERMAN
SHERYL K. WILLIG

ASSISTANT VICE PRESIDENTS
AND TRUST OFFICERS
HERBERT E. HARDY
NORMA KENDALL

TRUST OFFICERS
SHELLY L. CAUFIELD
RUDOLPH R. RADOSA, JR.
MARK SOVEREEN
PICCOLA SWEEBE

ASSISTANT TRUST OFFICERS
JAN E. GORDON
DEBORA RITTENBURG

AUDITOR
AUDREY J. GRIFFIN

ASSISTANT CASHIERS
BETH E. BRICK
PAMELA J. CARRIER
REGINA CURTIS
SHERON DEIBERT
STEPHEN HALLEAD
CHERYL K. MEYERS
PATRICIA A. NELLIS
MARK J. STEINKE
TAMARA J. SWINSON
MARLENE TETU
SANDRA TURK
KEITH A. WENZEL
BESSIE T. WILLIAMS
SHARON YODER

BUILDING AND MAINTENANCE OFFICER
CHESTER CANTRELL

CHEMICAL FINANCIAL
INSURANCE AGENCY

VICE PRESIDENT
TRICIA LYN SUHR

CFC TITLE SERVICES INC.

VICE PRESIDENT
CHARLOTTE A. ELMORE

CFC DATA CORP

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President and
Cashier
Chemical Bank and Trust Co.

STUART J. BERGSTEIN
President
Community Drug Stores, Inc.

JAMES R. JENKINS
Vice President,
Secretary and General Counsel
Dow Corning Corporation

DOMINIC MONASTIERE
President and CEO
Chemical Bank Bay Area

TERENCE F. MOORE
President, MidMichigan Health

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

THOMAS H. PETERSEN
Executive Vice President and
General Manager


CFC DATA CORP
- CONTINUED

OFFICERS
ALOYSIUS J. OLIVER
President and Treasurer

THOMAS H. PETERSEN
Executive Vice President and
General Manager

W. BRIAN BEALL
Systems Manager

LORI A. GWIZDALA
Secretary

CHEMICAL BANK BAY AREA

DIRECTORS
GARY E. ANDERSON
President
Dow Corning Corporation

LAWRENCE E. BURKS
Vice Chairman
Chemical Bank and Trust Co.

JAMES E. DANEK
Executive Vice President

LORI A. GWIZDALA
Senior Vice President, Chief
Financial Officer and Treasurer
Chemical Financial Corporation

THERON P. HOLLAND
Retired

DOMINIC MONASTIERE
President and CEO

DONALD L. PIETZ
President, PICO, Inc.

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

ROBERT D. SAROW
Attorney at Law, Learman,
Peters, Sarow & McQuillan

GARY D. STEADMAN
President, Gary D. Steadman,
Inc.

THOMAS H. TABOR
President, Herman Hiss & Co.

DONALD L. WILTSE
Wiltse Chevrolet,
Oldsmobile, Buick, Inc.

AU GRES ADVISORY BOARD
HOWARD M. BARRIGER
Teacher
Standish Sterling High School
President, Barriger Builders

RONALD E. CHRISTIE
Retired

JAMES E. DANEK
Executive Vice President

KARL N. EDMONDS
AuGres Parts & Service

GERALD H. HEINRICH
Retired

THERON P. HOLLAND
Retired

OTIS L. McKINLEY, D.D.S.

DOMINIC MONASTIERE
President and CEO

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

DONALD L. WILTSE
Wiltse Chevrolet,
Oldsmobile, Buick, Inc.

OFFICERS
LAWRENCE E. BURKS
Chairman

DOMINIC MONASTIERE
President and CEO

JAMES E. DANEK
Executive Vice President

RODNEY R. LOOMIS
Senior Vice President

VICE PRESIDENT AND CASHIER
JANIE L. WILLIAMSON

VICE PRESIDENTS
CRAIG A. BISHOP
TARI E. DETZLER
DUANA R. Mc CULLOCH
GALE L. MIELENS
MARY JO TOPORSKI
THOMAS R. WILCOX

ASSISTANT VICE PRESIDENTS
LYNN M. HANSEN
R. JAMES MERRILL
SANDRA A. METZGER
DEBORAH K. MORGAN
SUZANNE E. NEERING

AUDITOR
DEBBIE L. DEWALD

ASSISTANT CASHIERS
CHARLOTTE L. ANSPAUGH
HOLLY J. BICKHAM
RONALD D. ERNDT
MARIA FRANEK
JUDITH A. MARCINIAK
KATHLEEN C. MARQUARDT
JEAN M. SAXON
KAREN M. SCHAFFER
WILLIAM R. TILLEN

CHEMICAL BANK SOUTH

DIRECTORS
JUDITH A. BOROWITZ
President and CEO

RONALD J. DeGRAW
Attorney, Schroeder, DeGraw,
Kendall, Mayhall, DeGraw &
Dickerson

ROBERT W. FRAHM
President, Bob Frahm Chevrolet-
Buick-Pontiac Company

EUGENE D. HAMAKER
Retired/Consultant, Metalab

DENNIS J. LaFLEUR
President and CEO
Chemical Bank Michigan

WILLIAM C. LAUDERBACH
Senior Vice President and
Investment Officer
Chemical Bank and Trust Co.

PETER T. MITCHELL
President, Albion College

ARLIN E. NESS
President
Starr Commonwealth Schools

JOYCE J. SPICER
Administrative Assistant, Albion
Division, Harvard Industries, Inc.

WILLIAM K. STOFFER
Chairman and
Chief Executive Officer
Albion Machine and Tool Co.

JEOFFREY A. THORREZ
President
Concord Manufacturing Co.

JACK H. TOWNSEND
Chairman and
Chief Executive Officer
Michigan Kitchen Distributors

DR. MELVIN L. VULGAMORE
Chancellor
Albion College

OFFICERS
EUGENE D. HAMAKER
Chairman

JUDITH A. BOROWITZ
President and CEO

CAROL R. HAYDEN
Vice President and Cashier

TERI E. FOGEL
Vice President

MARVIN N. ITTNER
Vice President

REBECCA L. VETTEL
Vice President

ASSISTANT VICE PRESIDENT
DIANE M. RAMIREZ

AUDITOR
ELIZABETH A. WONUS

ASSISTANT CASHIERS
MELISSA J. HOATH
BARBARA A. KEITH
DAVID A. SMITH

CHEMICAL BANK
MONTCALM

DIRECTORS
LAWRENCE E. BURKS
Vice Chairman
Chemical Bank and Trust Co.

DONALD BURNS
President
Montcalm Community College

GARY COPP
Secretary/Manager
Carson City Lumber Co.

C. NORMAN CROOKS
Farmer

THOMAS W. KOHN
President and CEO

CHARLES E. MILLER, JR.
Insurance
Miller-Gamwell Agency

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

MELVIN SCHNEPP
Retired
Schnepp Funeral Homes, Inc.

OFFICERS
LAWRENCE E. BURKS
Chairman

THOMAS W. KOHN
President and CEO

GLENN L. WOOD
Senior Vice President

LLOYD D. SCOBY
Senior Vice President

DARLA BARTLETT
Cashier

VICE PRESIDENTS
DAVID BARKER
DIANE BEACH
BRUCE COLE
ROBERT HILL
JEAN SOUTHWARD


CHEMICAL BANK
MONTCALM - CONTINUED

ASSISTANT VICE PRESIDENTS
KAY MEISTER
DONNA STRATTON

AUDITOR
KIMBERLY SIBURT

ASSISTANT CASHIERS
AMY S. ANDERSEN
CONNIE COLLAR
TAMALA HARRINGTON
DORIS RASMUSSEN
LINDA TUCKER
KAREN YAW

CHEMICAL BANK CENTRAL

DIRECTORS
JACK R. BENEDICT
President
The Benedict Manufacturing Co.

BRUCE M. GROOM
Senior Vice President and
Senior Trust Officer
Chemical Bank and Trust Co.

KARL W. LINEBAUGH
President and CEO

RONALD MOHNKE
President
Mohnke Funeral Home, Inc.

LINDA L.H. MYERS
Assistant Superintendent
Mecosta-Osceola Intermediate
School District

WILLIAM R. PRUITT
Pruitt-Livingston Funeral Home

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

CARL M. SCHUBERG
Auctioneer-Farmer

FRANKLIN C. WHEATLAKE
Chairman, Wheatlake Enterprises

JOSEPH M. WOLSCHLEGER, M.D.
Internal Medicine

OFFICERS
DAVID B. RAMAKER
Chairman

KARL W. LINEBAUGH
President and CEO

PHILIP R. KEATING
Executive Vice President

MARY WITHERS
Vice President and Cashier

ASSISTANT VICE PRESIDENTS
JAMES GARRETT
DAVID J. LANGWORTHY
JEAN A. MISENAR
MARJORIE A. RICHARDS

AUDITOR
ROBERT D. GAMMONS

ASSISTANT CASHIERS
KENDA DIESON
JANET ROWLAND
KELLIE J. SHANKEL

CRA OFFICER
MARY K. SUCKOW

CHEMICAL BANK MICHIGAN

DIRECTORS
ROBERT H. BEACOM
Retired, Chemical Bank
Michigan

JOHN M. BICKNELL
Retired Retailer

DONALD D. CLARKE
Crop Farmer

VINCENT L. DEMASI
Owner, Clare Hardware

RICHARD DEAN DOHERTY
A.J. Doherty Motor Inns, Inc.

WAYNE FRUCHEY
Retired, Fruchey Foods, Inc.

JOSEPH F. JOHNSTON
Retired, Johnston Elevator

CHARLES F. KINNEY
Senior Vice President
Chemical Bank and Trust Co.

DENNIS J. LAFLEUR
President and CEO

CLAY MAXWELL
Maxwell Seed Farms

RICHARD M. MOSER
Owner, Woods Household
Furniture & Appliances

BETTY M. MUSSELL
Community Volunteer

JOSEPH F. MYERS
Myers for Tires

WILLIAM C. ODYKIRK
Ody Enterprises

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

GUERDON E. SCHUMACHER
Retired

ALBERT F. WENTWORTH
Dairy Farmer

OFFICERS
ALOYSIUS J. OLIVER
Chairman

DENNIS J. LAFLEUR
President and CEO

SENIOR VICE PRESIDENTS
JAMES A. ALLEN
RODERICK F. BEAMISH
RONNIE L. POWELL
MARK D. RUHLE

VICE PRESIDENT AND CASHIER
DAVID P. VERMILYE

VICE PRESIDENTS
JANET GILLARD
STEVEN J. KINGSBURY
TAMMY L. MILLER

COMPTROLLER
BRENDA J. HAVENS

ASSISTANT VICE PRESIDENTS
CHARLES AMBLE
ROBIN R. GROVE
LINDA C. HALL
DAVID T. PRAWDZIK
SUSAN D. SPEARY
LORI STOUT
STANLEY L. WARNER

AUDITOR
HILDA E. FLETCHER

ASSISTANT CASHIERS
THEOLA CLEVELAND
STEPHANIE COOPER
ELAINE DUNKLE
JUDITH A. GROVE
CHRISTINE J. LAWSON
TINA M. LEHMANN
VERA MARSHALL
SUE E. WHITE

CHEMICAL BANK NORTH

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President and
Cashier
Chemical Bank and Trust Co.

WILLIAM L. CAREY
Attorney at Law

JERRY M. DeWITT
Owner, Fox Run Country Club

ROSE E. DULEY GLEASON
Retired, Crawford County Library

RICHARD D. HACKER
Owner
Hacker's Yamaha & Honda

ROBERT JANSEN
Owner
Jansen Plumbing & Heating

PAUL B. LERG
Assistant Superintendent
Crawford AuSable Schools

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

G. JOE SWAIN
President and CEO

JERRY WALKER
Vice President, Jack Millikin,
Inc.

OFFICERS
DAVID B. RAMAKER
Chairman

G. JOE SWAIN
President and CEO

MARK W. FURST
Vice President

RANDALL A. SEYMOUR
Vice President

J. ELAINE SWEENEY
Vice President and Cashier

ASSISTANT VICE PRESIDENTS
TAMARA L. KENT
SHARON NIEBRZYDOWSKI
SHELBY J. NORMAN
JANE A. RANDALL
ANDREA M. WEISS

AUDITOR
CAROL D. WHITE

ASSISTANT CASHIERS
JAY T. DUKE
SANDRA L. EGBERS
SHARON A. VARISCO


CHEMICAL BANK WEST

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President
and Cashier, Chemical Bank
and Trust Co.

RONALD L. BLACKMAN
President
Blackman Iron & Metal, Inc.

NANCY BOWMAN
C.P.A.

HAROLD CNOSSEN
Prosperous Farms

WAYNE EVERETT
Everett Office Plus

JAMES B. HINKAMP, II
Executive Vice President

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

JOHN A. REISNER
President and CEO

OFFICERS
DAVID B. RAMAKER
Chairman

JOHN A. REISNER
President and CEO

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

AUDITOR
SUSAN PARSONS

ASSISTANT CASHIERS
DELLA BEDNARICK
DARYL HESSELINK
LORIE MORIARTY
JUDY MULDER
MARY JO SHIVLIE

CHEMICAL BANK KEY STATE

DIRECTORS
DAVID ELOW
Retired Industrialist

MARGARET S. GULICK
President and Chief Executive
Officer, Memorial Healthcare
Center

JOHN F. HARRISON
President and CEO

WILLIAM P. HOWE
President
Mid-Michigan Construction

MICHAEL G. MAJZEL, JR.
Self-Employed Crop Farmer

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

HERBERT F. PENHORWOOD
Retired Industrialist

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

HOWARD S. SHAND
President, William E. Walter,
Inc.

PHILIP R. WELCH
President
Michigan Lake Products, Inc.

OFFICERS
DAVID ELOW
Chairman

JOHN F. HARRISON
President and CEO

ROBERT L. HARDY
Senior Vice President

VICE PRESIDENTS
LORI L. EDINGTON
ARTHUR C. ELBRACHT
JOHN H. LARZELERE

ASSISTANT VICE PRESIDENTS
P. JOSEPH DALY
DONALD D. LEVI

ASSISTANT VICE PRESIDENT
AND CASHIER
NITA L. JONES

ASSISTANT VICE PRESIDENT
AND CONTROLLER
DONNA S. McAVOY

ASSISTANT CASHIERS
BARBARA M. BUCSI
JAMES R. FARHAT
MICHELLE M. HOLDEN
RANDY L. HORTON
JAMES D. JONES
SUSAN K. LYNDE
JANA L. MOORE
CAROL A. ROWELL
LINDA K. SOVIS

CHEMICAL BANK THUMB AREA

DIRECTORS
RICHARD C. BIDDINGER
Owner, Riverside Sales and
Engineering Corp.

GARY J. CREWS
Attorney, Ransford and Crews

LORI A. GWIZDALA
Senior Vice President, Chief
Financial Officer and Treasurer,
Chemical Financial Corporation

DOUGLAS H. HERRINGSHAW
President

CARL O. HOLMES
Chairman and CEO

MARVIN J. KOCIBA
Farm Owner and Operator

MICHAEL LAETHEM
President
Laethem Equipment Company
Laethem Farm Service Company

KENNETH G. McLAREN
Retired Insurance Agency Owner

ALAN W. OTT
Chairman
Chemical Financial Corporation

GERALDINE F. PRIESKORN
Vice President
Prieskorn Variety Stores, Inc.

RICHARD B. RANSFORD
President
Ransford Funeral Home, Inc.

CASS CITY/HARBOR BEACH/
BAD AXE ADVISORY BOARD
DUANE W. CHIPPI
President
Cass City Oil & Gas Company

RICHARD T. DONAHUE
Farm Owner

DOUGLAS H. HERRINGSHAW
President

CARL O. HOLMES
Chairman and CEO

WILLIAM L. KRITZMAN
President and Treasurer
Kritzman's, Inc.

MARVIN J. KOCIBA
Farm Owner and Operator

GERALDINE F. PRIESKORN
Vice President
Prieskorn Variety Stores, Inc.

PATRICIA J. ROGGENBUCK
Secretary, Helena Valley Farms

GLEN H. TOWNLEY
Owner
Harbor Beach Insurance Agency

K. MICHAEL WEAVER
Owner, Coachlight Pharmacy

ROBERT V. WISCHMEYER
Plant Manager
Agri Sales, Inc. (Cass City)

OFFICERS
CARL O. HOLMES
Chairman and CEO

DOUGLAS H. HERRINGSHAW
President

JAMES E. BOLTON
Senior Vice President

DENNIS P. GILKEY
Senior Vice President

ROBERT M. WOLAK
Senior Vice President

VICE PRESIDENT AND CASHIER
CHARLES L. BROWN

VICE PRESIDENTS
FELICIA M. CARR
WILLIAM L. CHASE
BEVERLY J. PERRY

ASSISTANT VICE PRESIDENTS
LYNN C. PAVLICHEK
LINDA K. SMITH
CHERYL D. WILDER
CAROLYN M. WYMORE

AUDITOR
ROSE M. STRUNZ

ASSISTANT CASHIERS
ORVIL A. BEECHER
BETTE M. BURTON
ANNE M. FOLEY
SUSAN M. MILLER
MARSHA K. MOORE
SHERRYL M. SEELEY
JANET D. THANE
KAREN L. WOOD

EXECUTIVE SECRETARY
MONALEE McCREA


CORPORATE DIRECTORS AND OFFICERS

[PICTURE OF JAMES A. CURRIE]
[PICTURE OF MICHAEL L. DOW]
[PICTURE OF ALOYSIUS J. OLIVER]
[PICTURE OF ALAN W. OTT]
[PICTURE OF FRANK P. POPOFF]
[PICTURE OF LAWRENCE A. REED]
[PICTURE OF WILLIAM S. STAVROPOULOS]

BOARD OF DIRECTORS
JAMES A. CURRIE
Educator

MICHAEL L. DOW
Chairman
General Aviation, Inc.

ALOYSIUS J. OLIVER
President
and Chief Executive Officer

ALAN W. OTT
Chairman

FRANK P. POPOFF
Chairman
The Dow Chemical Company

LAWRENCE A. REED
Retired
Dow Corning Corporation

WILLIAM S. STAVROPOULOS
President
and Chief Executive Officer
The Dow Chemical Company

[PICTURE OF EXECUTIVE MANAGEMENT (from left to right): LORI A. GWIZDALA, ALOYSIUS J. OLIVER, AND DAVID B. RAMAKER]

EXECUTIVE OFFICERS
ALAN W. OTT
Chairman

ALOYSIUS J. OLIVER
President and Chief Executive
Officer

DAVID B. RAMAKER
Executive Vice President
and Secretary

LORI A. GWIZDALA
Senior Vice President,
Chief Financial Officer
and Treasurer

CORPORATE OFFICES
333 East Main Street
P.O. Box 569
Midland, Michigan 48640
Telephone: (517) 839-5350
Fax Number: (517) 839-5255

OFFICERS
GLENN SWEENEY
Vice President
and Corporate Auditor

THOMAS R. GAPSKE
Vice President

THEODORE J. GROENING
Assistant Vice President and
Assistant Financial Officer

JOSEPH W. TORRENCE
Assistant Vice President and
Corporate Human Resources
Officer

SANDRA BARGERON
Assistant Vice President
and Auditor

ROBERT E. SUTTON
Corporate Loan Review
and Compliance Officer

JONATHAN P. BUSHEY
Loan Review Officer

CHERYL HASSEN SWARTHOUT
Training Officer

CHEMICAL FINANCIAL CORPORATION

THE COMPANY

     Chemical Financial Corporation is a registered bank holding company headquartered in Midland, Michigan, that operates ten bank affiliates with eighty-six banking offices in twenty-four counties located generally across the midsection of Michigan's lower peninsula. Because the Corporation is a bank holding company, its principal operations are conducted by its subsidiaries. All of the Corporation's subsidiary banks are state banks and offer the full range of services normally associated with commercial banking. The Corporation's lead bank is Chemical Bank and Trust Company, headquartered in Midland, Michigan. Trust services are provided by the lead bank directly to customers of the Corporation's other nine subsidiary banks through service agreements with each bank.

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

     On January 1, 1997, Aloysius J. Oliver succeeded Alan W. Ott as president and chief executive officer of the Corporation and David B. Ramaker was appointed executive vice president of the Corporation. Mr. Oliver, who has been with the Corporation forty years, had been executive vice president of the Corporation. Mr. Ramaker, who succeeded Mr. Ott as chief executive officer of Chemical Bank and Trust Company, had been president and chief executive officer of Chemical Bank Key State, a wholly owned subsidiary of the Corporation, in Owosso, Michigan. Additionally, on January 1, 1997, Mr. Oliver was appointed a director of the Corporation and Mr. Ramaker was appointed secretary of the Corporation.

ANNUAL MEETING

     The annual meeting of the shareholders will be held at the Midland Center for the Arts, Midland, Michigan, on Monday, April 20, 1998, at 2:00 P.M.

DIVIDEND REINVESTMENT

     The Corporation offers a dividend reinvestment program through Harris Trust and Savings Bank, whereby shareholders may reinvest their Chemical Financial Corporation dividends in additional shares of the Corporation's stock. Information concerning this optional program is available from the Chief Financial Officer, Chemical Financial Corporation, P.O. Box 569, Midland, Michigan 48640. Telephone (517) 839-5350.

ADDITIONAL INFORMATION

     Chemical Financial Corporation common stock is traded on The NASDAQ Stock Market. It is quoted daily in leading financial publications under the NASDAQ National Market Issues heading of the stock tables, NASDAQ symbol: CHFC. As of December 31, 1997, there were six registered market makers of Chemical Financial Corporation common stock: A.G. Edwards & Sons, Inc., Stifel Nicolaus & Co., First of Michigan Corporation, Roney & Company, Herzog, Heine, Geduld, Inc. and Troster Singer Corp. The approximate number of shareholders of record at December 31, 1997 was 3,800. Analysts, investors, and others seeking financial or general information about the Corporation are invited to contact Aloysius J. Oliver, president and chief executive officer, or Lori A. Gwizdala, senior vice president and chief financial officer. Telephone (517) 839-5350.

EQUAL OPPORTUNITY EMPLOYERS

     Chemical Financial Corporation and its subsidiaries are equal opportunity employers.

REGISTRAR & TRANSFER AGENTS

 Harris Trust and Savings Bank        Chemical Bank and Trust Company
 Attention: Shareholder Services      Attention: Transfer Agent
 311 West Monroe Street, 11th Floor   333 East Main Street
 Chicago, Illinois 60606              Midland, Michigan 48640


                    CHEMICAL FINANCIAL CORPORATION

                         333 East Main Street
                             P.O. Box 569
                     Midland, Michigan 48640-0569

                      Telephone: (517) 839-5350
                         Fax: (517) 839-5255

                        www.chemicalbankmi.com