Form 10-K, Exhibit 13
period 1998-12-31
CHEMICAL FINANCIAL CORP
filed 1999-03-22
CIK 19612

                                EXHIBIT 13

                                   1998
                            SILVER ANNIVERSARY

---------------------------------------------------------------------------

                   NINETEEN NINETY-EIGHT - ANNUAL REPORT















                       [PICTURE OF QUARTER SPINNING]


















                      Chemical Financial Corporation

                              [CHEMICAL LOGO]

1998 HIGHLIGHTS

1998 marked the 24th consecutive year of both increased operating earnings and cash dividends.

     - 1998 net income was $26.046 million, up 9% over 1997 net income of $23.889 million.

     - 1998 earnings per share were $1.91, up 8.5% over 1997 earnings per share of $1.76.

     - Return on average assets was 1.44% in 1998, compared to 1.38% in 1997.

     - 1998 cash dividends per share were $.77, up 14.6% over 1997 cash dividends per share of $.67.

     - The Corporation paid a 5 for 4 stock split on December 16, 1998. All per share amounts have been adjusted to reflect the stock split.

     - The Corporation converted its core operating system in 1998 to a new system as part of its Year 2000 readiness plan.

The Corporation's financial position remained strong at December 31, 1998.

     - Total assets increased $108 million, or 6.1%, during 1998 to $1.873 billion as of December 31, 1998.

     - Total loans increased $52.7 million, or 6.2%, and total deposits increased $78.4 million, or 5.3%, during 1998.

     - Shareholders' equity increased $17.9 million, or 8%, during 1998 to $241.8 million as of December 31, 1998 and represented 12.9% of total assets.

     - The allowance for possible loan losses was $18.1 million, or 2.01% of total loans, compared to total nonperforming loans of $3.1 million, or .35% of total loans as of December 31, 1998.

REFERENCE GUIDE

1998 Highlights. . . . . . . . . . . . . . . . . . .Inside Front Cover

Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . . 1

Message to Shareholders. . . . . . . . . . . . . . . . . . . . . . . 2

A Quarter Century of Growth and Profitability. . . . . . . . . . . . 4

25 Years in Review . . . . . . . . . . . . . . . . . . . . . . . . . 6

Quarterly Financial Information. . . . . . . . . . . . . . . . . . .10

Consolidated Financial Statements. . . . . . . . . . . . . . . . . .11

Notes to Consolidated Financial Statements . . . . . . . . . . . . .15

Report of Ernst & Young LLP, Independent Auditors. . . . . . . . . .27

Management's Discussion and Analysis . . . . . . . . . . . . . . . .28

Directors and Officers of Affiliates . . . . . . . . . . . . . . . .44

Corporate Directors and Officers   . . . . . . . . . . . . . . . . .48

Corporate Information. . . . . . . . . . . . . . . . Inside Back Cover

FINANCIAL HIGHLIGHTS

                                                             YEARS ENDED DECEMBER 31
                                         1998           1997           1996          1995           1994
----------------------------------------------------------------------------------------------------------
OPERATING RESULTS (in thousands)
Net interest income                     $72,487        $69,040        $67,090       $63,687        $63,278
Provision for possible loan losses          964          1,002          1,128         1,065          1,099
Noninterest income                       15,610         13,122         12,198        12,359         11,330
Operating expenses                       48,307         45,718         45,124        44,629         45,613
Net income                               26,046         23,889         22,003        20,489         19,110

PER SHARE DATA<F*>
Net income
   Basic                                  $1.93          $1.78          $1.64         $1.53          $1.44
   Diluted                                 1.91           1.76           1.62          1.51           1.42
Cash dividends                              .77            .67            .58           .49            .41
Book value end-of-period                  17.92          16.66          15.47         14.59          12.85
Market value end-of-period                33.50          35.80          30.10         27.94          19.35

AT YEAR END (in thousands)
Total assets                         $1,872,626     $1,765,100     $1,698,774    $1,706,085     $1,658,023
Deposits                              1,554,271      1,475,841      1,429,915     1,449,801      1,421,678
Long-term debt                            8,000          9,000         10,000        12,080         12,099
Shareholders' equity                    241,839        223,925        207,269       194,902        170,680

FINANCIAL RATIOS
Return on average total assets             1.44%          1.38%          1.30%         1.24%          1.15%
Return on average shareholders'
   equity                                  11.3           11.1           10.9          11.0           11.1
Average shareholders' equity
   to average total assets                 12.8           12.5           11.9          11.3           10.4
Cash dividends paid per share
    to diluted net income per share        40.3           38.2           36.0          32.8           28.8
Allowance for possible loan
   losses to total loans                   2.01           2.05           2.06          2.09           2.01
Tangible equity to assets                  12.7           12.5           12.0          11.2           10.1

<F*>Adjusted for the 5 for 4 stock split paid December 16, 1998.

[LOAN COMPOSITION December 31, 1998]

Consumer Installment Loans                       18.8%
Commercial and Municipal Loans                   15.5%
Residential Mortgages                            45.6%
Nonresidential Real Estate Mortgages             10.2%
Construction Loans                                3.9%
Home Equity Loans                                 6.0%

[BOOK VALUE PER SHARE (December 31) (in dollars) Graph]

94                              12.85
95                              14.59
96                              15.47
97                              16.66
98                              17.92

[CASH DIVIDENDS PER SHARE (in dollars) Graph]

94                                .41
95                                .49
96                                .58
97                                .67
98                                .77



MESSAGE TO SHAREHOLDERS

To Our Shareholders:

In our 25th year, Chemical Financial Corporation continued an unbroken series of increases in annual operating income since 1974 and recorded net income of more than $25 million for the first time. Net income for 1998 was $26.046 million, 9.0 percent more than earnings of $23.889 million reported for 1997. Diluted earnings per share were $1.91, an 8.5 percent increase over earnings of $1.76 per share in 1997.

At year end 1998, total assets were $1.873 billion, 6.1 percent more than they were one year earlier. Total deposits increased by 5.3 percent during the year to $1.554 billion and total loans went up by 6.2 percent to $898.3 million. Shareholders' equity grew 8.0 percent to stand at $241.8 million as the year ended. This is more than twice the minimum recommended by bank regulators for "well capitalized" organizations.

It is interesting to recall that the Company reported net income of $1.3 million for 1974 and ended that year with total assets of $153.4 million. The past 25 years have, indeed, made a difference!

The improvement in 1998 earnings is primarily attributable to growth, a significant increase in the gains on the sale of mortgages and our ability to maintain net interest income in spite of declining interest rates. Moreover, our fastest growing deposit category was demand deposits in checking accounts. These tend to be the lowest cost deposit. We also had three highly successful consumer loan promotions during the year. They generated 9,333 new loans totaling $94.5 million in a fiercely competitive environment.

[2000 AND BEYOND LOGO]

Our shareholders continued to share in our progress. Cash dividends increased 14.6 percent in 1998 and a 5-for-4 stock split was distributed in December. At the time of the split, the Board of Directors announced their intention to pay a quarterly dividend of $.21 per share in 1999. This rate would provide our shareholders with another 9.4 percent increase in dividends paid. We are just as proud of our record of increasing dividend payments every year for 25 years as we are of our record of improving operating income in each of those years.

In September, we announced a stock repurchase program. Management was authorized to purchase up to 100,000 shares of the Corporation's common stock. The stock acquired under the program is used in connection with the employee benefit plans and for other general corporate purposes. Because less than one percent of the Company's 13.5 million outstanding shares are involved, the financial impact of this repurchase program is expected to be minimal.

Without question, our most significant internal effort in 1998 was working toward ensuring that the Company and its bank subsidiaries are ready for the Year 2000. In February, we converted our principal data processing activities to the new Kirchman Corporation Dimension system as part of our Year 2000 readiness plan. Not only has the Kirchman Corporation certified that this system is designed to be Year 2000 compliant, but its implementation enhanced our customer accounting operations and gave us the ability to improve customer service and expand our product offerings. Chemical Bank and Trust Company, the Corporation's lead subsidiary bank, has agreed to adopt Kirchman's GBQ (Getting Better Quicker) process that is designed to improve customer service by providing front line employees full on-line access to their customers' deposit and loan records. The process is also designed to improve income by better identifying cross-sales opportunities for customer contact employees and helping to control expenses.

Although some media outlets have sensationalized the story and raised questions about the ability of banks to deal with Year 2000 issues, we are pleased to report that as of December 31, 1998, all of our information systems that we have identified as critical were on target to be ready for the

[NET INCOME PER SHARE (DILUTED) (in dollars) Graph]

94                         1.42
95                         1.51
96                         1.62
97                         1.76
98                         1.91

[NET INCOME (in thousands of dollars) Graph]

94                       19,110
95                       20,489
96                       22,003
97                       23,889
98                       26,046

[TOTAL ASSETS (December 31) (in millions of dollars) Graph]

94                        1,658
95                        1,706
96                        1,699
97                        1,765
98                        1,873



2
first day of business in January 2000 according to our readiness plan. For example, we spent approximately $525,000 in 1998 replacing desktop computers and software that were not Year 2000 compliant and the Trust Department of Chemical Bank and Trust Company converted to new SunGard and Corbel Quantech systems as part of our Year 2000 readiness plan.

Chemical Bank South, a banking subsidiary headquartered in Marshall, Michigan acquired the Albion, Michigan branch of Great Lakes National Bank Michigan in November. In connection with this acquisition, Chemical Bank South merged its existing branch at 1408 N. Eaton Street in Albion into the larger facility acquired. We are now in the midst of a significant remodeling project at this new location that will enhance our image in the community just as the acquisition increased our market share.

As we have said many times, one of our key corporate strategies is to operate as a group of community banks, not as a large branch network of a single bank. This strategy works well for us because we have been able to attract community leaders in business, the professions and civic affairs to serve as directors of our affiliates. At the Annual Shareholder Meeting in April of 1998, five of them retired in accordance with our Directors Retirement Policy.

At Chemical Bank and Trust Company, Stuart Bergstein retired after 22 years of service and Mary Neely ended a 16 year tenure on that bank's board. Donald Clarke retired after serving as a member of the Chemical Bank Michigan board since 1987. David Elow joined the Chemical Bank Key State board in 1983 and served as that bank's Chairman from 1986 until his retirement. Finally, Carl Schuberg retired after 30 years as a member of the Chemical Bank Central board. Lawrence Burks, Vice Chairman of Chemical Bank and Trust Company, retired as a full time employee in April after 25 years of service but continues to serve as a director of that bank. We thank these able people for their many contributions to the advancement of our organization.

During the year, we also added ten new affiliate bank directors. The new directors represent a variety of business interests and professions. We look forward to their participation in the deliberations of our affiliate boards and to their advice and counsel. All of us associated with the Company are encouraged that such capable community leaders are willing to join the Chemical Financial family.

At the corporate level, Terence F. Moore was appointed to the Corporation's board in January and then elected to a full one-year term at the Annual Meeting. Mr. Moore has been a director of Chemical Bank and Trust Company since 1991 and of CFC Data Corp since 1995. He is President and Chief Executive Officer of MidMichigan Health in Midland, an organization comprising three hospitals, two nursing homes and nine other subsidiaries.

[PICTURE OF ALOYSIUS J. OLIVER & ALAN W. OTT]

As we begin our 26th year, we remain optimistic about our future prospects. When our principal competitors affiliate with interstate megabanks, our market position is enhanced because we remain a local organization, with decision makers who live and work in the communities we serve. We have the ability to develop products and services tailored specifically to the local needs of our communities and to react quickly to changes in the financial services industry.

We express gratitude to our shareholders, directors, officers and employees for participating in the success of Chemical Financial Corporation over the past 25 years. We intend to continue with our strategy that has proven successful in the past and look forward to the new millennium and continued success in the future.

Sincerely,


/s/ Alan W. Ott
Alan W. Ott
Chairman of the Board



/s/ Aloysius J. Oliver
Aloysius J. Oliver
President and Chief Executive Officer



A QUARTER CENTURY OF GROWTH AND PROFITABILITY

On June 30, 1974, Chemical Financial Corporation began operation with total assets of approximately $150 million and a staff of 165 under the direction of Robert B. Bennett, as Chairman and Alan W. Ott, as President and Chief Executive Officer. Messrs. Bennett and Ott held these positions until their retirement in 1986 and 1996, respectively. In 1973, the Company had been incorporated at the urging of Mr. Ott, then President and CEO of Chemical Bank and Trust Company. Following approvals by the shareholders and various state and federal regulators, each share of the bank was exchanged for two new shares of Chemical Financial Corporation common stock.

[PICTURES OF ROBERT B. BENNETT AND ALAN W. OTT]

[PICTURE OF STOCK CERTIFICATES]

[PICTURE OF EMPLOYEE GROWTH RATE FROM 1981 TO 1998]

By the end of 1981, the staff of Chemical Financial Corporation and its affiliates had grown to 500+ full-time employees. At the end of 1998, the Corporation had 1006 employees. Thanks to the hard work of these dedicated banking professionals, the Chemical organization has maintained its 25-year focus on customer satisfaction and achieved recognition as one of the premier banking companies in Michigan.

[PICTURE OF QUARTERS ACROSS THE PAGE WITH THE YEARS 1974 THROUGH 1986 ABOVE EACH QUARTER]

[PICTURE OF CHEMICAL BANK MASTERCARD WITH A LINE POINTING TO THE QUARTER WITH 1977 ABOVE IT]

The first two ChemKey Automatic Teller Machines (ATMs) were installed in 1977. Today, the Corporation has a sophisticated online network of 85 machines that process almost 4 million transactions and inquiries each year, not only for Chemical Bank customers, but also for members of other financial institutions as well - a significant source of fee income. Chemical Financial Corporation continues to lead the way with innovative banking services such as ChemConnectsm online banking and ChemKey/ChemCheck debit cards.

[PICTURE OF LITTLE TOY HOUSES WITH DOLLAR SIGNS ON THEM WITH A LINE POINTING TO THE QUARTER WITH 1979 ABOVE IT]

Chemical Financial Corporation acquired its fifth bank in 1979, Citizens Bank and Trust Company, in Clare, now Chemical Bank Michigan. Over the past 25 years, the acquisition of new banks (17 in all) has been a principal source of growth for the Corporation. Today, the Corporation is one of the leading super community banks in Michigan, with ten bank affiliates and 86 full-service banking offices in 24 counties across mid-Michigan.

In 1986, Chemical Financial Corporation became the first bank holding company in Michigan to take advantage of the state's eased restrictions on branch banking when Chemical Bank Albion merged with Chemical Bank Marshall to form one larger, more efficient institution - Chemical Bank South. By taking advantage of additional changes in the Michigan Banking Code over the years, Chemical Financial Corporation has been able to organize its affiliates so all of its customers have a nearby community bank, each with its own officers and board of directors.

[PICTURE OF CHEMICAL BANK SOUTH]



For the first time, Chemical Financial Corporation reported net income of more than $10 million - a far cry from the $1,319,000 net income reported in 1974. Operating income has increased EVERY SINGLE YEAR since the Corporation began.

[PICTURE OF GROWTH OF NET INCOME REPORTED UP TO $10 MILLION WITH A LINE POINTING TO THE QUARTER WITH 1989 ABOVE IT]

At the Annual Meeting in April 1994, Gilbert A. Currie retired as Chairman of the Board of Chemical Financial Corporation. Mr. Currie began his association with the Chemical organization in 1956 when he was elected a director of Chemical Bank and Trust Company. He served as Chairman of that bank from 1961 until 1986, when he became Chairman of the Board of Chemical Financial Corporation. "Gil" Currie personified that special combination of progressive thinking and conservative practices that has allowed the organization to compound its successes, year after year.

[PICTURE OF GILBERT A. CURRIE WITH A LINE POINTING TO THE QUARTER WITH 1994 ABOVE IT]

In its 25th year of doing business, Chemical Financial Corporation earned net income of more than $26 million. This consistent improvement in earnings is the primary reason the Corporation has been able to distribute stock dividends and splits that have enabled one share of Chemical Financial Corporation stock in 1974 to grow to 10.992 shares today. It has also allowed the payment of cash dividends totaling $70.47 on those shares. In 1974, the market value of a single share of Chemical Financial Corporation stock was $38. As of December 31, 1998, the value of 10.992 shares of Chemical Financial Corporation stock was $368.23.

[PICTURE OF THE NUMBER 25 ON TOP OF A PILE OF QUARTERS, DIMES AND NICKELS WITH A LINE POINTING TO THE QUARTER WITH 1998 ABOVE IT]

[PICTURE OF QUARTERS ACROSS THE PAGE WITH THE YEARS 1987 THROUGH 1998 ABOVE EACH QUARTER]

[PICTURE OF CHEMICAL BANK BAY AREA (MANUFACTURERS BANK OF BAY CITY) WITH A LINE POINTING TO THE QUARTER WITH 1987 ABOVE IT]

With the purchase of Manufacturers Bank of Bay City in 1987, now known as Chemical Bank Bay Area, Chemical Financial Corporation became one of the ten largest bank holding companies in Michigan, with consolidated total assets exceeding $1 billion.

[PICTURE OF 75TH ANNIVERSARY WITH A LINE POINTING TO THE QUARTER WITH 1992 ABOVE IT]

Chemical Financial Corporation's lead bank, Chemical Bank and Trust Company, celebrated its 75th Anniversary in March 1992. Originally known as Chemical State Savings Bank, it opened in 1917 as a "savings bank," which, under the banking laws of that era, meant it could pay interest on savings accounts and lend money for home mortgages. For much of its history, the bank has advertised itself as the bank for everybody. This philosophy of doing business has guided the operations of all Chemical Financial Corporation affiliate banks for the past 25 years.


25 YEARS IN REVIEW

When the directors of Chemical Bank and Trust Company incorporated a holding company in 1973, they had two primary goals: steady asset growth and consistent earnings improvement. Their goals extended to provide customers with superior service and innovative products, give employees an opportunity for professional development and career advancement, and provide the shareholders with returns on their investment. Looking at the Corporation's record, these goals have been achieved.

---------------------------------------------------------------------------
            CHEMICAL BANK HAS TWO PRIMARY GOALS:  STEADY ASSET
                GROWTH AND CONSISTENT EARNINGS IMPROVEMENT.
---------------------------------------------------------------------------

In 1972, the Michigan legislature amended the state's Banking Code to allow for the formation of multi-bank holding companies.

Allowing banks to affiliate under one corporate umbrella allowed affiliated banks to be more responsive to their customers while achieving efficiencies that enhanced profitability.

[PICTURE OF ARTICLES OF INCORPORATION OF CHEMICAL FINANCIAL CORPORATION]

Not long after the new law became effective, Alan W. Ott, who had become President and Chief Executive Officer of Chemical Bank and Trust Company in 1972, led the project of organizing a holding company, and in 1973 the new company was incorporated. The formation of the new company resulted in the exchange of Chemical Bank and Trust Company stock for new shares of Chemical Financial Corporation on June 30, 1974.

Chemical Financial Corporation began operations with one subsidiary bank, approximately $150 million in assets and 165 employees. A key decision made at this time was to transfer the bank's data processing subsidiary to a separate subsidiary and rename it CFC Data Corp.

Over the next 25 years, the Corporation acquired 16 more commercial banks. Figure 1 lists those acquisitions and the year in which each occurred.

FIGURE 1

BANK ACQUISITIONS
-------------------------------------------------------
Chemical Bank and Trust Company, Midland           1974
The Bank of Albion                                 1975
AuGres State Bank                                  1977
Gladwin County Bank, Beaverton                     1977
National Bank of Marshall                          1978
Citizens Bank and Trust Company, Clare             1979
First National Bank of Lake City                   1980
Montcalm Central Bank, Stanton                     1981
The Pinney State Bank, Cass City                   1982
Northern National Bank, Grayling                   1984
Manufacturers Bank of Bay City                     1987
First National Bank & Trust, Big Rapids            1988
Huron County Bank, Harbor Beach                    1989
The Peoples State Bank of Caro                     1989
Cass City State Bank                               1989
Key State Bank, Owosso                             1993
State Savings Bank of Caro                         1996

Many of these transactions were mergers that triggered an accounting method called "pooling of interests." As a consequence, the Corporation's financial statements for previous years were restated as if the new affiliate had always been a subsidiary of the Corporation. The total assets originally reported by the Corporation at the end of each year, however, more accurately reflect the growth achieved as a result of mergers and acquisitions.



FIGURE 2

                     TOTAL ASSETS REPORTED AT YEAR END
                                1974 -1998
                      1974              $153,484,000
                      1977
                      1980
                      1983
                      1986
                      1989
                      1992
                      1995
                      1998            $1,872,626,000

FIGURE 3

                        REPORTED ANNUAL NET INCOME
                                1974 - 1998
                      1974                $1,319,000
                      1977
                      1980
                      1983
                      1986
                      1989
                      1992
                      1995
                      1998               $26,046,000

Figure 2 shows the growth in total assets reported by Chemical Financial Corporation over the past 25 years.

Figure 3 shows the growth in net income reported since the Corporation was formed. The Corporation's operating income has increased every single year since 1974.

---------------------------------------------------------------------------
             WHILE GROWTH WAS THE MOST IMPORTANT FACTOR IN THE
            CORPORATION'S RECORD OF UNINTERRUPTED INCREASES IN
           EARNINGS, THE CONTINUOUS EFFORT TO IMPROVE OPERATING
              EFFICIENCY HAS ALSO PLAYED A KEY ROLE IN MAKING
               UNINTERRUPTED INCREASES IN EARNINGS POSSIBLE
---------------------------------------------------------------------------

While growth was the most important factor in the Corporation's record of uninterrupted increases in earnings, a continuous effort to improve operating efficiency has also played a key role in making this record possible. There have been three main components to this effort.

The first has been to consolidate all data processing. As technology has evolved and CFC Data Corp's capabilities have expanded, CFC Data Corp has become a vital contributor to the improved efficiency of the subsidiary banks.

The second has been the development of a small corporate staff. Functions such as financial accounting, auditing, loan review, investments and marketing are the responsibility of professionals on the corporate staff. The net result has been to give the affiliate banks better staff support services at a lower overall cost.

The third component has been the consolidation of affiliates that were in contiguous or overlapping markets to gain greater operating efficiencies while continuing to provide first-rate customer service. This process began in 1986 when Chemical Bank Albion was merged into Chemical Bank Marshall. The combined institution was renamed Chemical Bank South.

This merger was one of the first of its kind in the state of Michigan following enactment of a new law easing the restrictions on branch banking in the state. Federal law and the Banking Code gradually eliminated most restrictions on branch banking. Today, they allow one institution to have branches anywhere in the state and, in many cases, in other states as well.



Chemical Financial Corporation has determined that it cannot maintain its level of customer service through a statewide network of branches. At the same time, however, it has determined that it is possible to provide quality service wherever it does business through a limited number of affiliates. This approach gives all of the Corporation's customers access to senior bank officers who live and work nearby. It also puts major decisions, including lending approvals, in the hands of local directors who are familiar with the people, businesses and communities most affected by their decisions.

Since 1985, Chemical Financial Corporation has undertaken four affiliate consolidations and reorganized two existing affiliates through mergers into two new banks organized by the Corporation. Figure 4 shows these intra-company consolidations.

FIGURE 4

INTRA-COMPANY CONSOLIDATIONS
---------------------------------------------------------------------------
1985 Chemical Bank West was organized and Chemical Bank Lake City merged into it

1986 Chemical Bank Albion merged into Chemical Bank Marshall and was renamed Chemical Bank South

1987 Chemical Bank Huron was organized and Chemical Bank AuGres merged into it

1988   Chemical Bank Cass City merged into Chemical Bank Bay Area

1992   Chemical Bank Gladwin County merged into Chemical Bank Michigan

1996   Chemical Bank Huron merged into Chemical Bank Bay Area

[PICTURE OF A LITTLE BOY SITTING ON AN INFORMATION CENTER DESK TOUCHING THE BOTTOM OF A PIGGY BANK THAT A WOMAN WHO IS SITTING AT THE DESK IS HOLDING AND A MAN STANDING BEHIND THE LITTLE BOY]

In a related effort to improve customer service and efficiency, the Corporation has made Chemical Bank and Trust Company the sole provider of trust services among its affiliates. Through agency agreements with all of the other nine affiliates, the Trust Department of Chemical Bank and Trust Company offers a wide range of sophisticated trust services wherever a Chemical Financial Corporation affiliate does business.

The Trust Department now has more than $1.3 billion in assets and has become a significant source of fee income that is increasing each year, demonstrating the success of this approach.

As new laws and changes in regulations have opened new lines of business to banks and their holding companies, Chemical Financial Corporation has seized the opportunities that have presented themselves.

Banks, but not holding companies, may now operate insurance agencies in Michigan. Chemical Bank and Trust Company formed a new subsidiary, CFC Title Services, Inc. in 1996 as the first step in a successful move into the title insurance business. At the end of that year, the Corporation acquired Arbury & Stephenson, Inc., an independent insurance agency located in Midland. Through this agency, now known as Chemical Financial Insurance Agency, the Corporation is gradually expanding its efforts to market casualty and life insurance. Ultimately, the goal is to offer insurance of all types throughout the 24-county area served by Chemical Banks.



Chemical Financial Corporation has also moved into the marketing of mutual funds, market securities and annuities through a partnership with Security First Group and BISYS Brokerage Services and now operates five CFC Investment Centers. Security First provides customers with annuities and BISYS provides them with mutual funds and market securities. The Corporation's management felt that a partnership with outside experts was the best way to move into these highly specialized areas and introduce a new sales culture into the organization.

Banking is a people business. It always has been and always will be. Technology has made many clerical and administrative tasks unnecessary; however, the operation of a successful financial institution is still the consequence of strong leadership working with capable officers and employees. Chemical Financial Corporation's continuous growth and constant improvement in earnings would not have been possible if it were not for the skill, dedication and foresight of the men and women who have been members of the Chemical Financial family during the past 25 years.

---------------------------------------------------------------------------
          THE OPERATION OF A SUCCESSFUL FINANCIAL INSTITUTION IS
            STILL THE CONSEQUENCE OF STRONG LEADERSHIP WORKING
                   WITH CAPABLE OFFICERS AND EMPLOYEES.
---------------------------------------------------------------------------

The 14 people who have served on the Chemical Financial Corporation board of directors since 1974 have brought a rare combination of innovative thinking and conservative practices to the board deliberations. Figure 5 lists all of the current and former members of the Chemical Financial Corporation board of directors.

---------------------------------------------------------------------------
               THE COMPOUND AVERAGE ANNUAL RATE OF RETURN ON
            STOCK HELD FOR 25 YEARS, EXCLUDING CASH DIVIDENDS,
                           HAS BEEN 9.51 PERCENT
---------------------------------------------------------------------------

The Corporation has been fortunate to have such highly qualified directors. It has also employed a great many good people who have made major contributions to the advancement of Chemical Financial Corporation since 1974. Although it would be impossible to name them all here, their work and their accomplishments are duly noted and gratefully acknowledged.

The approach of Chemical Financial Corporation's organizers was to do well so that it would be possible to provide the Corporation's shareholders with a return on their investment. As the record indicates, that has happened. When the first shares of Chemical Financial Corporation were issued in 1974, they had an initial market value of $38.00 per share. Thanks to 17 stock dividends and splits since then, each of those shares had grown to
10.992 shares at the end of 1998. Based on the closing price on December 31, 1998, the market value of those 10.992 shares was $368.23.

Put another way, the cost basis of one share of Chemical Financial Corporation stock after the exchange in 1974 was $3.46 per share as of December 31, 1998, adjusted for all subsequent stock dividends and splits. Therefore, the compound average annual rate of return on Chemical Financial Corporation stock held for 25 years, excluding cash dividends, has been
9.51 percent. In addition, over the 25-year period, each of the 10.992 shares has received cash dividends of $6.41, or a total cash payment on each initial share of $70.46.

Viewed in retrospect, Chemical Financial Corporation's 25-year history is not filled with notable events or great suspense. Rather, it is a record of constantly compounding success made possible by careful planning and diligent execution. It is also the story of the development of super community banking. Today, super community banks are the backbone of the financial services industry in smaller cities and towns across America. The ability of the Corporation and its affiliates to adapt to changing circumstances and foresee opportunities has allowed it to achieve increased performance, year after year, as it also became one of the premier super community banks in the country.

Those who were responsible for the organization of Chemical Financial Corporation 25 years ago should be pleased with the results of their efforts.

FIGURE 5

CURRENT AND FORMER DIRECTORS OF CHEMICAL FINANCIAL CORPORATION

     Robert B. Bennett       Michael L. Dow*           Keith R. McKennon            Frank P. Popoff*
     Gilbert A. Currie      Carl A. Gerstacker         Terence F. Moore*            Lawrence A. Reed*
     James A. Currie*        I. Frank Harlow          Aloysius J. Oliver*       William S. Stavropoulos*
                             Herbert H. Lyon             Alan W. Ott*               *Current director



QUARTERLY FINANCIAL INFORMATION

STOCK PRICE RANGES AND CASH DIVIDENDS PER SHARE<F*>
                                        1998                                        1997
                            HIGH        LOW        CASH DIVIDEND        HIGH        LOW      CASH DIVIDEND
----------------------------------------------------------------------------------------------------------
First quarter             $ 36.40     $ 31.10          $.192          $ 28.76     $ 23.62        $.160
Second quarter              35.50       32.20           .192            27.43       24.00         .160
Third quarter               33.95       26.10           .192            32.48       25.90         .175
Fourth quarter              34.25       28.20           .192            36.00       29.71         .175
----------------------------------------------------------------------------------------------------------
                                                       $.768                                     $.670
==========================================================================================================

<F*>Adjusted for the 5 for 4 stock split paid December 16, 1998.

Chemical Financial Corporation common stock is traded on The NASDAQ Stock Market under the symbol CHFC. The above table sets forth the range of bid prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions. As of December 31, 1998, there were 13,496,230 shares of Chemical Financial Corporation common stock issued and outstanding held by approximately 4,200 shareholders of record.

The earnings of the Corporation's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual bank. See Note H to the Consolidated Financial Statements for a discussion of such limitations. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 1999.

SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(In thousands, except per share data)

                                                  1998                                         1997
                                FIRST     SECOND       THIRD     FOURTH      FIRST      SECOND      THIRD      FOURTH
                               QUARTER    QUARTER     QUARTER    QUARTER    QUARTER     QUARTER    QUARTER     QUARTER
----------------------------------------------------------------------------------------------------------------------
Interest income                $29,824    $30,460     $30,776    $30,573    $28,193     $29,096    $30,131     $29,899
Interest expense                12,348     12,447      12,491     11,860     11,457      11,850     12,583      12,389
Net interest income             17,476     18,013      18,285     18,713     16,736      17,246     17,548      17,510
Provision for possible
   loan losses                     219        260         234        251        329         219        219         235
Investment securities gains         --          8          --         --         --          --          1          --
Income before income taxes       8,564      9,208       9,794     11,260      8,235       8,329      8,785      10,093
Net income                       5,779      6,179       6,529      7,559      5,526       5,624      5,906       6,833
Net income per share
   Basic                           .43        .46         .48        .56        .41         .42        .44         .51
   Diluted                         .42        .46         .48        .55        .41         .41        .43         .51

The net income per share amounts have been restated to reflect the 5 for 4 stock split paid December 16, 1998.



CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME
                                                                        YEARS ENDED DECEMBER 31
                                                                1998              1997              1996
----------------------------------------------------------------------------------------------------------
                                                                   (In thousands, except per share data)
INTEREST  INCOME
Interest and fees on loans                                    $ 74,039          $ 69,873          $ 67,470
Interest on investment securities:
   Taxable                                                      40,602            40,554            38,882
   Tax-exempt                                                    2,072             2,160             2,189
----------------------------------------------------------------------------------------------------------
                          TOTAL INTEREST ON SECURITIES          42,674            42,714            41,071
Interest on federal funds sold                                   4,809             4,699             4,575
Interest on deposits with unaffiliated banks                       111                33               136
----------------------------------------------------------------------------------------------------------
                                 TOTAL INTEREST INCOME         121,633           117,319           113,252

INTEREST EXPENSE
Interest on deposits                                            47,050            46,320            44,284
Interest on short-term borrowings                                1,503             1,363             1,163
Interest on long-term debt                                         593               596               715
----------------------------------------------------------------------------------------------------------
                                TOTAL INTEREST EXPENSE          49,146            48,279            46,162
----------------------------------------------------------------------------------------------------------
                                   NET INTEREST INCOME          72,487            69,040            67,090
Provision for possible loan losses                                 964             1,002             1,128
----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME after provision for
   possible loan losses                                         71,523            68,038            65,962
NONINTEREST INCOME
Trust department income                                          3,554             3,210             2,897
Service charges on deposit accounts                              5,487             5,314             5,382
Other charges and fees for customer services                     4,515             3,813             3,199
Gains on sales of loans                                          1,536               239               137
Other                                                              518               546               583
----------------------------------------------------------------------------------------------------------
                              TOTAL NONINTEREST INCOME          15,610            13,122            12,198
OPERATING EXPENSES
Salaries, wages and employee benefits                           28,895            27,280            26,964
Occupancy                                                        4,372             4,362             4,261
Equipment                                                        2,988             3,091             2,884
Other                                                           12,052            10,985            11,015
----------------------------------------------------------------------------------------------------------
                              TOTAL OPERATING EXPENSES          48,307            45,718            45,124
----------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                      38,826            35,442            33,036
Federal income taxes                                            12,780            11,553            11,033
----------------------------------------------------------------------------------------------------------
                                            NET INCOME        $ 26,046          $ 23,889          $ 22,003
==========================================================================================================
NET INCOME PER SHARE
   Basic                                                      $   1.93          $   1.78         $    1.64
   Diluted                                                        1.91              1.76              1.62

CASH DIVIDENDS PER SHARE                                           .77               .67               .58



See notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                                                                       DECEMBER 31
                                                                                 1998               1997
-----------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
ASSETS
Cash and demand deposits due from banks                                        $  98,483         $   95,794
Federal funds sold                                                               113,150             49,750
Interest bearing deposits with unaffiliated banks                                  5,000                 --
Investment securities:
   Available for sale (at estimated market value)                                488,976            494,173
   Held to maturity (estimated market value -
      $244,430 in 1998 and $253,459 in 1997)                                     240,847            251,020
-----------------------------------------------------------------------------------------------------------
                                         Total investment securities             729,823            745,193

Loans                                                                            898,293            845,600
   Less: Allowance for possible loan losses                                       18,071             17,359
-----------------------------------------------------------------------------------------------------------
                                                           Net loans             880,222            828,241

Premises and equipment                                                            20,215             20,416
Accrued income                                                                    14,195             14,573
Other assets                                                                      11,538             11,133
-----------------------------------------------------------------------------------------------------------
                                                        TOTAL ASSETS           $1,872,626        $1,765,100
===========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                         $ 272,388         $  237,763
   Interest-bearing                                                            1,281,883          1,238,078
-----------------------------------------------------------------------------------------------------------
                                                      Total deposits           1,554,271          1,475,841
Short-term borrowings:
   Treasury tax and loan notes payable to the U.S. Treasury                        5,137             11,206
   Securities sold under agreements to repurchase                                 48,113             30,990
-----------------------------------------------------------------------------------------------------------
                                         Total short-term borrowings              53,250             42,196

Interest payable and other liabilities                                            15,266             14,138
Long-term debt                                                                     8,000              9,000
-----------------------------------------------------------------------------------------------------------
                                                   Total liabilities           1,630,787          1,541,175



Shareholders' equity:
   Common stock, $1 par value ($10 par value at December 31, 1997):
      Authorized   18,000,000 shares (15,000,000 at December 31, 1997)
      Issued and outstanding   13,496,230 shares in 1998
         and 10,753,011 shares in 1997                                            13,496            107,530
   Surplus                                                                       184,384             87,086
   Retained earnings                                                              40,892             27,904
   Accumulated other comprehensive income                                          3,067              1,405
-----------------------------------------------------------------------------------------------------------
                                          Total shareholders' equity             241,839            223,925
-----------------------------------------------------------------------------------------------------------
                          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $1,872,626        $1,765,100
===========================================================================================================



See notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                     YEARS ENDED DECEMBER 31
                                                                                 1998         1997          1996
-------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands)
OPERATING ACTIVITIES
Net income                                                                    $  26,046    $   23,889    $  22,003
Adjustments to reconcile net income
   to net cash provided by operating activities:
      Provision for possible loan losses                                            964         1,002        1,128
      Gains on sales of loans                                                    (1,536)         (239)        (137)
      Provision for depreciation and amortization                                 2,946         2,741        2,793
      Gain on sale of branch office building                                         --          (256)          --
      Net amortization of investment securities                                     405         1,789        2,546
      Net decrease in accrued income and other assets                               475           491        2,244
      Net increase (decrease) in interest payable and other liabilities             967          (113)         158
-------------------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                                     30,267        29,303       30,735

INVESTING ACTIVITIES
Cash and cash equivalents assumed in acquisition of branch office                 9,588            --           --
Net (increase) decrease in interest bearing deposits with
   unaffiliated banks                                                            (5,000)        1,134        1,847
Proceeds from maturities of investment securities available for sale            255,153       119,934      109,233
Proceeds from sales of investment securities available for sale                      --            --          522
Purchases of investment securities available for sale                          (247,675)     (171,209)    (191,055)
Proceeds from maturities of investment securities held to maturity              101,991       122,742      200,557
Purchases of investment securities held to maturity                             (91,946)     (160,468)     (45,625)
Proceeds from sales of loans                                                    118,566        39,060       12,558
Net loan originations, excluding sales                                         (170,567)      (77,631)     (60,564)
Proceeds from sale of branch office building                                         --           900           --
Purchases of premises and equipment                                              (1,790)        (2,902)     (2,349)
-------------------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                          (31,680)      (128,440)     25,124

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
   NOW accounts and savings accounts                                             67,408        59,944      (24,845)
Net increase (decrease) in certificates of
   deposit and other time deposits                                                 (197)      (14,018)       4,959
Net increase in short-term borrowings                                            11,054         4,863        2,110
Principal payments on long-term debt                                             (1,000)       (1,000)      (2,080)
Cash dividends paid                                                             (10,359)       (9,003)      (7,771)
Proceeds from stock purchase plan                                                   295           259          264



Proceeds from exercise of stock options                                             338           386          339
Repurchases of common stock                                                         (37)         (467)      (1,035)
-------------------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                           67,502        40,964      (28,059)
-------------------------------------------------------------------------------------------------------------------
                           INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      66,089       (58,173)      27,800
                             Cash and cash equivalents at beginning of year     145,544       203,717      175,917
-------------------------------------------------------------------------------------------------------------------
                                   CASH AND CASH EQUIVALENTS AT END OF YEAR   $ 211,633    $  145,544    $ 203,717
===================================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, short-term borrowings and long-term debt           $  49,229    $   48,390    $  46,685
Federal income taxes paid                                                        14,180        11,545       11,106



See notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                            Years Ended December 31, 1998, 1997 and 1996

                                                                                           ACCUMULATED
                                                                                              OTHER
                                                      COMMON                  RETAINED    COMPREHENSIVE
                                                      STOCK      SURPLUS      EARNINGS       INCOME        TOTAL
-------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
BALANCES AT JANUARY 1, 1996                           $96,944    $56,918       $39,665         $1,375     $194,902
Stock dividend - 5%                                     4,859     13,301       (18,160)            --           --
Comprehensive income:
   Net income for 1996                                     --         --        22,003             --           --
   Net change in unrealized gains (losses) on
      securities available for sale, net of taxes
      of $(858)                                            --         --            --         (1,557)          --
Comprehensive income                                       --         --            --             --       20,446
Cash dividends paid                                        --         --        (7,771)            --       (7,771)
Shares issued upon exercise of employee
   stock options (including related tax benefit)          436        (92)           --             --          344
Shares issued from stock purchase plan                     74        165            --             --          239
Shares issued for acquisition of insurance agency          88         56            --             --          144
Repurchase of 41,343 shares                              (303)      (732)                                   (1,035)
-------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                         102,098     69,616        35,737           (182)     207,269
Stock dividend   5%                                     5,120     17,599       (22,719)            --           --
Comprehensive income:
   Net income for 1997                                     --         --        23,889             --           --
   Net change in unrealized gains (losses) on
      securities available for sale, net of taxes
      of $854                                              --         --            --          1,587           --
Comprehensive income                                       --         --            --             --       25,476
Cash dividends paid                                        --         --        (9,003)            --       (9,003)
Shares issued upon exercise of employee
   stock options (including related tax benefit)          374         12            --             --          386
Shares issued from stock purchase plan                     73        191            --             --          264
Repurchase of 17,718 shares                              (135)      (332)           --             --         (467)
-------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997                         107,530     87,086        27,904          1,405      223,925
Change in common stock par value to $1 per share      (97,058)    97,058            --             --           --
Stock split - 5 for 4                                   2,699         --        (2,699)            --           --
Comprehensive income:
   Net income for 1998                                     --         --        26,046             --           --
   Net change in unrealized gains (losses) on
      securities available for sale, net of taxes
      of $894                                              --         --            --          1,662           --

Comprehensive income                                       --         --            --             --       27,708
Cash dividends paid                                        --         --       (10,359)            --      (10,359)
Shares issued upon exercise of employee
   stock options (including related tax benefit)          252         86            --             --          338
Shares issued from stock purchase plan                     74        190            --             --          264
Repurchase of 1,250 shares                                 (1)       (36)           --             --          (37)
-------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998                         $13,496   $184,384       $40,892         $3,067     $241,839
===================================================================================================================


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

Investment securities available for sale are stated at estimated market value, with the aggregate unrealized gains and losses, net of income taxes, classified as a component of accumulated other comprehensive income. Realized gains and losses from the sale of investment securities available for sale are determined using the specific identification method and are classified as noninterest income in the consolidated statement of income.

Premiums and discounts on securities available for sale, as well as on securities held to maturity, are amortized over the estimated lives of the related securities.

INVESTMENT SECURITIES HELD TO MATURITY:
Designation as an investment security held to maturity is made at the time of acquisition and is based on the Corporation's intent and ability to hold the security to maturity. Securities held to maturity are stated at cost adjusted for the amortization of premium and accretion of discount to maturity.

LOANS:
Loans are stated at their principal amount outstanding. Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. Loan interest income is recognized on the accrual basis. A loan is placed in the nonaccrual category when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection, or when in the opinion of management, there is sufficient reason to doubt the collectability of future principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed in nonaccrual status. The subsequent recognition of interest income on a nonaccrual loan is then recognized only to the extent cash is received and where future collection of principal is probable. Loans are returned to accrual status when principal and interest payments are brought current and collectability is no longer in doubt. Interest income on restructured loans is recognized according to the terms of the restructure, subject to the above described nonaccrual policy.

Nonperforming loans are comprised of those loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments, and other loans for which the terms have been renegotiated to provide for a reduction of interest or principal because of a deterioration in the financial position of the borrower.

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

ALLOWANCE FOR LOAN LOSSES:
The allowance for possible loan losses is maintained at a level that, in management's judgment, is considered to be adequate to provide for potential loan losses. Management's evaluation of the adequacy of the allowance is based on a continuing review of the loan portfolio, actual loan loss experience, risk characteristics of the loan portfolio, current and prospective financial condition of the borrowers, balance of the loan portfolio, loan growth, and current and prospective economic conditions. Loans which are deemed uncollectible are charged off and deducted from continued on next page
the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

MORTGAGE BANKING OPERATIONS:
The origination of mortgage loans is an integral component of the business of the Corporation. The Corporation generally sells the longer term fixed interest rate residential mortgage loans that it originates in the secondary market. These longer term fixed interest rate residential mortgage loans are generally held for sale thirty days or less, and book value approximates market value. The Corporation has retained the servicing rights on all loans that it sold in the secondary market. Servicing income is recognized in noninterest income when received and expenses are recognized when incurred.

Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125), was adopted prospectively January 1, 1997. SFAS 125 requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans which are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the underlying loans. The Corporation amortizes the mortgage servicing right asset in proportion to, and over the life of, the estimated net future servicing income. SFAS 125 additionally requires periodic evaluation of the fair market value of the asset. Any impairment is recognized as a valuation allowance.

PREMISES AND EQUIPMENT:
Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 35 years for buildings and 3 to 7 years for equipment.

A summary of premises and equipment at December 31 follows:

                                                    1998          1997
------------------------------------------------------------------------
                                                      (In thousands)
Bank premises                                     $ 29,239      $ 28,649
Equipment                                           12,278        11,257
------------------------------------------------------------------------
                                                    41,517        39,906
Less: Accumulated depreciation                      21,302        19,490
------------------------------------------------------------------------
                                        Total     $ 20,215      $ 20,416
========================================================================

INTANGIBLE ASSETS:
Goodwill, representing the cost of investments in subsidiaries in excess of the fair value of identifiable net assets at acquisition, is being amortized over twenty years. Other acquired intangible assets, such as those associated with acquired core deposits, are being amortized over periods between five and fifteen years.

STOCK OPTIONS:
In 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under the provisions of this statement, the Corporation elected to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in measuring and recognizing compensation expense for its stock option plan and to disclose the pro forma effect of applying the fair value method required by SFAS 123. Under APB 25, no compensation expense is recognized as a result of options awarded to employees under stock option plans. Information on the Corporation's stock-based compensation plans is included in Note J.

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

EARNINGS PER SHARE:
In 1997, the Corporation adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). This statement simplified the standard for computing earnings per share.

Basic earnings per share for the Corporation is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share for the Corporation is computed by dividing net income by the sum of the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents outstanding during the period. The Corporation's common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock option plans, using the treasury stock method. The following table summarizes the number of shares used in the denominator of the basic and diluted earnings per share computations:

                                        1998                   1997                 1996
-------------------------------------------------------------------------------------------
Denominator for
basic earnings per share             13,486,159             13,426,583           13,387,824

Denominator for
diluted earnings per share           13,636,337             13,585,980           13,582,253



COMPREHENSIVE INCOME:
On January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards, No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 established standards for the reporting of comprehensive income and its components. Comprehensive income includes net income and certain adjustments to equity required under generally accepted accounting principles which result from transactions other than with shareholders. The Corporation elected to display comprehensive income as a component in the statement of shareholders' equity.

OPERATING SEGMENT:
On January 1, 1998, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131), became effective. SFAS 131 established standards for the reporting of information about operating segments and related disclosures about products and services, geographic areas and major customers.

The Corporation is a bank holding company that operates ten commercial banks and a data processing company, each as a separate subsidiary of the Corporation. All ten of the Corporation's commercial bank subsidiaries operate as community banks and offer a full range of commercial banking and fiduciary products and services to the residents and business customers of their geographical market areas. The products and services offered by the commercial bank subsidiaries are consistent throughout the Corporation, as is the pricing of these products and services. These services include personal and business checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit services, automated teller machines, access to insurance and investment products, money transfer services, corporate and personal trust services and other banking services. Each of the Corporation's commercial bank subsidiaries operates in a separate geographical area within the state of Michigan. The geographical area served by each of these subsidiaries is generally the twenty-five mile radius surrounding its headquarters. All marketing of products and services throughout the Corporation's ten subsidiary banks is uniform, as many of the markets served by these subsidiaries overlap. The distribution of products and services is uniform throughout the Corporation's commercial bank subsidiaries and is achieved primarily through retail branch banking offices, automated teller machines and electronically accessed banking products. All ten commercial bank subsidiaries are state chartered commercial banks, and operate under the same banking regulations. The data processing subsidiary primarily performs data processing functions for the Corporation's ten commercial banking subsidiaries. It is management's opinion that the Corporation operates in a single operating segment - commercial banking.

The Corporation's primary sources of revenues are from its investment securities and loan products. The following table summarizes the Corporation's revenue from its specific loan products for the years ended December 31:

                                                    1998          1997           1996
---------------------------------------------------------------------------------------
                                                             (In thousands)
Interest income and fee revenue
   Commercial loans                               $ 11,689      $ 10,747       $ 11,148
   Real estate mortgage loans - commercial           8,312         8,332          8,328
   Real estate mortgage loans - residential         35,520        35,120         33,167
   Real estate construction loans                    2,757         2,165          1,679
   Consumer loans                                   15,761        13,509         13,148
---------------------------------------------------------------------------------------
Total                                             $ 74,039      $ 69,873       $ 67,470
=======================================================================================

COMMON STOCK:
On December 16, 1998, the Corporation paid a 5 for 4 stock split, effected in the form of a 25% stock dividend. All per share data and share amounts, where applicable, included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect the split.

RECLASSIFICATION:
Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

NOTE B - ACQUISITIONS

During the three years ended December 31, 1998, the Corporation made the following acquisitions:

On November 20, 1998, Chemical Bank South, a wholly owned banking subsidiary of the Corporation headquartered in Marshall, Michigan, acquired a branch banking office in Albion, Michigan from Great Lakes National Bank Michigan. The branch banking office had approximately $11 million of deposits as of that date. The transaction was accounted for by the purchase method of accounting. The amount of the purchase price assigned to core deposit intangibles was $1.3 million. In conjunction with the acquisition, Chemical Bank South consolidated its banking operations at 1408 N. Eaton Street in Albion with the newly acquired branch banking office.

On December 31, 1996, the Corporation acquired Arbury & Stephenson, Inc., an insurance agency headquartered in Midland, Michigan. The merger was effected through an exchange of shares of the Corporation's common stock.

On May 1, 1996, the Corporation merged with State Savings Bancorp, Inc.
(SSBI) in Caro, Michigan. SSBI operated one bank, State Savings Bank of Caro, with offices in Caro and Fairgrove. The Corporation issued 689,062 shares of the Corporation's common stock in exchange for all of the common stock of SSBI. The merger was accounted for as a "pooling of interests." As of May 1, 1996, SSBI had assets of approximately $65 million.



NOTE C - INVESTMENT SECURITIES

The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 1998 and 1997:

                                                         AVAILABLE FOR SALE INVESTMENT SECURITIES
                                                                  GROSS           GROSS         ESTIMATED
                                                AMORTIZED      UNREALIZED       UNREALIZED        MARKET
                                                   COST           GAINS           LOSSES          VALUE
                                                                      (In thousands)
DECEMBER 31, 1998
----------------------------------------------------------------------------------------------------------
U.S. Treasury
   and agency securities                       $  440,479        $ 4,073           $ 191        $  444,361
Mortgage-backed securities                          1,554             29              --             1,583
Other debt securities                              38,043            197               8            38,232
----------------------------------------------------------------------------------------------------------
         Total debt securities                    480,076          4,299             199           484,176
Equity securities                                   4,181            619              --             4,800
----------------------------------------------------------------------------------------------------------
Total                                          $  484,257        $ 4,918           $ 199        $  488,976
==========================================================================================================

DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------
U.S. Treasury
   and agency securities                       $  473,000        $ 2,090           $ 384        $  474,706
Mortgage-backed securities                          2,310             42               1             2,351
Other debt securities                              15,133             18              78            15,073
----------------------------------------------------------------------------------------------------------
         Total debt securities                    490,443          2,150             463           492,130
Equity securities                                   1,574            469              --             2,043
----------------------------------------------------------------------------------------------------------
Total                                          $  492,017        $ 2,619           $ 463        $  494,173
==========================================================================================================

                                                          HELD TO MATURITY INVESTMENT SECURITIES
                                                                  GROSS           GROSS         ESTIMATED
                                                AMORTIZED      UNREALIZED       UNREALIZED        MARKET
                                                   COST           GAINS           LOSSES          VALUE
                                                                      (In thousands)
DECEMBER 31, 1998
----------------------------------------------------------------------------------------------------------
U.S. Treasury
   and agency securities                       $  190,957        $ 2,526           $  30        $  193,453
States of the U.S. and
   political subdivisions                          41,593          1,076              28            42,641
Mortgage-backed securities                            312              4               1               315
Other debt securities                               7,985             36              --             8,021
----------------------------------------------------------------------------------------------------------
Total                                          $  240,847        $ 3,642           $  59        $  244,430
==========================================================================================================

DECEMBER 31, 1997
U.S. Treasury
   and agency securities                       $  201,801        $ 1,695           $   1        $  203,495
States of the U.S. and
   political subdivisions                          46,707            958             227            47,438
Mortgage-backed securities                            501              9               3               507
Other debt securities                               2,011             12               4             2,019
----------------------------------------------------------------------------------------------------------
Total                                          $  251,020        $ 2,674           $ 235        $  253,459
==========================================================================================================

The amortized cost of U.S. Treasury and U.S. agencies, states of the U.S. and political subdivisions and all other securities at December 31, 1996 were $592,191,000, $42,096,000 and $21,532,000, respectively, whereas the estimated market values of these three categories of investments at December 31, 1996 were $592,355,000, $43,044,000 and $21,882,000, respectively.

The amortized cost and estimated market value of debt and equity securities at December 31, 1998, by contractual maturity for both available for sale and held to maturity investment securities follows:

                                                     AVAILABLE FOR SALE
                                                                  ESTIMATED
                                                AMORTIZED          MARKET
                                                   COST             VALUE
----------------------------------------------------------------------------
                                                       (In thousands)
Due in one year or less                         $  244,323        $  245,724
Due after one year through five years              234,199           236,869
Mortgage-backed securities                           1,554             1,583
Equity securities                                    4,181             4,800
----------------------------------------------------------------------------
Total                                           $  484,257        $  488,976
============================================================================

                                                      HELD TO MATURITY
                                                                  ESTIMATED
                                                AMORTIZED          MARKET
                                                   COST             VALUE
----------------------------------------------------------------------------
                                                       (In thousands)
Due in one year or less                         $   94,410        $   95,128
Due after one year through five years              133,950           136,322
Due after five years through ten years              10,456            10,871
Due after ten years                                  1,719             1,794
Mortgage-backed securities                             312               315
----------------------------------------------------------------------------
Total                                           $  240,847        $  244,430
============================================================================

Investment securities with a book value of $233.6 million at December 31, 1998 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 1997, the corresponding amount was $177.8 million.

Recognized gains on investment securities were $8,000, $1,000 and $15,000 in 1998, 1997 and 1996, respectively.

NOTE D - LOANS

The following summarizes loans as of December 31:

                                                1998             1997
-----------------------------------------------------------------------
                                                    (In thousands)
Commercial and agricultural                  $  139,051       $ 120,696
Real estate construction                         35,039          31,143
Real estate mortgage                            520,972         536,938
Consumer                                        203,231         156,823
-----------------------------------------------------------------------
Total                                        $  898,293       $ 845,600
=======================================================================

The Corporation's subsidiary banks have extended loans to directors and officers, and their associates, of the Corporation and of the Corporation's significant subsidiaries. The loans were made in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time, and did not involve more than the normal risk of collectability. The aggregate loans outstanding to the directors and officers of the Corporation and its significant subsidiaries totaled $18,495,000 at December 31, 1998 and $19,183,000 at December 31, 1997.
During 1998, there were $25,978,000 of new loans and other additions, while repayments and other reductions totaled $26,666,000.

Changes in the Allowance for Possible Loan Losses were as follows for the years ended December 31:

                                                   1998           1997           1996
----------------------------------------------------------------------------------------
                                                             (In thousands)
Balance at beginning of year                      $17,359        $16,607        $15,886
   Provision charged
      to operations                                   964          1,002          1,128

   Loan charge-offs                                  (549)          (620)          (691)
   Loan recoveries                                    297            370            284
----------------------------------------------------------------------------------------
      Net loan charge-offs                           (252)          (250)          (407)
----------------------------------------------------------------------------------------
Balance at end of year                            $18,071        $17,359        $16,607
========================================================================================

Nonaccrual and renegotiated loans aggregated $1.8 million and $1.9 million at December 31, 1998 and December 31, 1997, respectively. Interest income totaling $79,172 was recorded on the nonaccrual loans in 1998. Additional interest income of $144,870 would have been recorded during 1998 on these loans had they been current in accordance with their original terms.

The Corporation had no impaired loans as of December 31, 1998 and 1996. The Corporation had $328,000 of impaired loans as of December 31, 1997. An impairment allowance was not required on any of these loans. The impaired loan balances represented loans for which their fair value exceeded the recorded investment in the loan, based on fair value of the related collateral.

NOTE E - FEDERAL INCOME TAXES

The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35% primarily due to tax-exempt interest on investments and loans as shown in the following analysis for the years ended December 31:

                                                   1998           1997           1996
----------------------------------------------------------------------------------------
                                                             (In thousands)
Tax at statutory rate                             $13,589        $12,405        $11,563
Changes resulting from:
   Tax-exempt income                                 (878)          (887)          (884)
   Other                                               69             35            354
----------------------------------------------------------------------------------------
Total federal income tax expense                  $12,780        $11,553        $11,033
========================================================================================

The provision for federal income taxes consisted of the following for the years ended December 31:

                                                   1998           1997           1996
----------------------------------------------------------------------------------------
                                                             (In thousands)
Current                                           $14,537        $11,503        $11,291
Deferred (benefit)                                 (1,757)            50           (258)
----------------------------------------------------------------------------------------
Total                                             $12,780        $11,553        $11,033
========================================================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:

                                                        1998           1997
----------------------------------------------------------------------------
                                                           (In thousands)
Deferred tax assets:
   Allowance for possible loan losses                  $5,437         $4,786
   Employee benefit plans                               1,601          1,138
   Expense accruals not yet tax deductible              1,459          1,184
   Other                                                  549            423
----------------------------------------------------------------------------
      Total deferred tax assets                         9,046          7,531
Deferred tax liabilities:
   Investment securities available for sale             1,651            756
   Tax over book depreciation                             621            610
   Other                                                  603            856
----------------------------------------------------------------------------
      Total deferred tax liabilities                    2,875          2,222
----------------------------------------------------------------------------
Net deferred tax assets                                $6,171         $5,309
============================================================================

Federal income tax expense applicable to gains on securities transactions was $3,000 in 1998 and $5,000 in 1996, and is included in federal income taxes on the consolidated statement of income.



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

Plan assets consist primarily of listed stocks, U.S. Government securities and common stock of the Corporation (154,042 shares at December 31, 1998).

The following table sets forth the change in the benefit obligation and plan assets of the Plan:

                                                         1998          1997
-------------------------------------------------------------------------------
                                                           (In thousands)
Change in benefit obligation
   Benefit obligation at beginning of year              $30,022        $25,648
   Service cost                                           1,563          1,339
   Interest cost                                          2,073          1,897
   Net actuarial loss                                     1,269          1,948
   Benefits paid                                         (1,026)          (810)
-------------------------------------------------------------------------------
Benefit obligation at end of year                       $33,901        $30,022
===============================================================================

Change in plan assets:
   Fair value of plan assets at beginning of year       $44,043        $34,880
   Actual return on plan assets                           6,202          8,774
   Contributions by the Corporation                          --          1,199
   Benefits paid                                         (1,026)          (810)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                $49,219        $44,043
===============================================================================

Overfunded status of the plan                           $15,318        $14,021
Unrecognized net actuarial gain                         (12,111)       (10,099)
Unrecognized net transition asset                          (451)          (628)
Unrecognized prior service cost                            (126)          (154)
-------------------------------------------------------------------------------
Prepaid benefit cost                                    $ 2,630        $ 3,140
===============================================================================

Net periodic pension cost of the Plan consisted of the following for the years ended December 31:

                                                    1998            1997           1996
-----------------------------------------------------------------------------------------
                                                               (In thousands)
Service cost                                       $ 1,563        $ 1,339        $ 1,405
Interest cost                                        2,073          1,897          1,753
Expected return on plan assets                     (2,921)         (2,532)        (2,272)
Amortization of transition amount                    (177)           (177)          (177)
Amortization of prior service cost                    (28)            (28)           (28)
-----------------------------------------------------------------------------------------
Pension expense                                    $   510        $   499        $   681
=========================================================================================

Weighted-average assumptions as of December 31:

                                                    1998             1997             1996
------------------------------------------------------------------------------------------
Discount rate used in determining
   projected benefit obligation                     6.75%           7.00%            7.50%
Expected return on assets                              8%              8%               8%
Rate of compensation increase                          5%              5%               6%

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

The following table sets forth changes in the Corporation's postretirement benefit obligation:

                                                          1998           1997
-------------------------------------------------------------------------------
                                                           (In thousands)
Change in benefit obligation:
   Benefit obligation at beginning of year               $4,274         $3,222
   Service cost                                             192            148
   Interest cost                                            287            267
   Net actuarial (gain) loss                               (306)           723
   Benefits paid, net of retiree contributions               25            (86)
-------------------------------------------------------------------------------
Benefit obligation at end of year                        $4,472         $4,274
===============================================================================

Unfunded status of the plan                              $4,472         $4,274
Unrecognized net actuarial loss                             (75)          (380)
Unrecognized prior service cost                               8             12
-------------------------------------------------------------------------------
Accrued postretirement benefit cost                      $4,405         $3,906
===============================================================================

Net periodic postretirement benefit cost consisted of the following for the years ended December 31:

                                                    1998            1997             1996
-------------------------------------------------------------------------------------------
                                                               (In thousands)
Service cost                                        $ 192           $ 148            $ 139
Interest cost                                         287             267              216
Amortization of prior service cost                     (4)             (4)              (4)
-------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost            $ 475           $ 411            $ 351
===========================================================================================

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.75% and 7.0% at December 31, 1998 and December 31, 1997, respectively.

For measurement purposes, the annual rates of increase in the per capita cost of covered health care benefits and dental benefits for 1999 were assumed at 7.73% and 6.34%, respectively. These rates were assumed to decrease gradually to 5% in 2003 and remain at that level thereafter.



The assumed health care and dental cost trend rates have a significant effect on the amounts reported. A one-percentage-point change in these rates would have the following effects:

                                      1-PERCENTAGE-      1-PERCENTAGE-
                                      POINT INCREASE     POINT DECREASE
-----------------------------------------------------------------------
                                                (In thousands)
Effect on total of service
   and interest cost
   components in 1998                       $102              $(79)
Effect on postretirement
   benefit obligation as of
   December 31, 1998                        $839             $(738)

NOTE 6 - LONG-TERM DEBT

Long-term debt consisted of the following obligation:

                                                             DECEMBER 31
                                                         1998          1997
------------------------------------------------------------------------------
                                                           (In thousands)
Chemical Financial Corporation:
   Term note payable to unaffiliated bank
      (5.76% at December 31, 1998)                      $8,000          $9,000
==============================================================================

Principal payments on the term note payable are due as follows: $5,000,000 in June 2002 and $3,000,000 in June 2003. The Corporation, at its option, reduced this debt by $1,000,000 during both 1998 and 1997. Interest on the term note payable is computed based upon one of three alternative interest rate methods, which is elected by the Corporation at the beginning of each interest period for 1, 3, 6 or 12 month intervals. The three alternative interest rate methods are based upon the prime rate of the unaffiliated bank, the Eurodollar rate or the domestic certificate of deposit rate of the unaffiliated bank. The loan agreement includes various restrictions and covenants pertaining to capital, earnings and additional indebtedness and is secured by the stock of two of the Corporation's subsidiary banks.

NOTE H - RESTRICTED ASSETS AND DIVIDEND LIMITATIONS OF SUBSIDIARY BANKS

Banking regulations require that banks maintain cash reserve balances in vault cash, with the Federal Reserve Bank or with certain other qualifying banks. The aggregate average amount of such legal balances required to be maintained by the Corporation's subsidiary banks was $18.3 million for the year ended December 31, 1998. During 1998, the Corporation's subsidiary banks satisfied their legal reserve requirements almost exclusively by maintaining average vault cash balances in excess of their legal reserve requirements.

Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 1998, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiaries are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid by the Corporation's bank subsidiaries to the parent company, without obtaining prior approval from bank regulatory agencies, was $71 million at January 1, 1999. Dividends paid to the Corporation by its banking subsidiaries totaled $12 million in 1998, $11.3 million in 1997 and $20.3 million in 1996. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.



NOTE I - CAPITAL

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital requirements, the subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. In addition, capital amounts and classifications are subject to qualitative judgements by the regulators. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements.

Quantitative measures established by regulation to ensure capital adequacy require minimum ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets ("Leverage ratio"). These capital guidelines assign risk weights to on- and off-balance sheet items in arriving at total risk-weighted assets. Minimum capital levels are based upon perceived risk of various asset categories and certain off-balance sheet instruments.

At December 31, 1998 and 1997, the Corporation's and each of its banking subsidiaries' capital ratios exceeded the quantitative capital ratios required for an institution to be considered "well-capitalized."

The table below, "Capital Analysis," compares the Corporation's and each of its significant subsidiaries' actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 1998.

CAPITAL ANALYSIS                                                                 RISK-BASED CAPITAL
                                                         LEVERAGE            TIER I              TOTAL
                                                     AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT       RATIO
------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in millions)
Corporation's capital                                 $239      13%      $235      27%     $246         29%
Required capital   minimum                              55       3         34       4        68          8
Required capital   "well capitalized" definition        92       5         51       6        85         10

Chemical Bank and Trust Company's capital               85      14         85      35        88         36
Required capital   minimum                              19       3         10       4        20          8
Required capital   "well capitalized" definition        31       5         15       6        24         10

Chemical Bank Michigan's capital                        30      12         29      28        31         30
Required capital   minimum                               7       3          4       4         8          8
Required capital   "well capitalized" definition        12       5          6       6        10         10

Chemical Bank Bay Area's capital                        25      12         25      24        26         25
Required capital   minimum                               6       3          4       4         8          8
Required capital   "well capitalized" definition        10       5          6       6        10         10

Chemical Bank Thumb Area's capital                      22      12         21      28        22         29
Required capital   minimum                               5       3          3       4         6          8
Required capital   "well capitalized" definition         9       5          5       6         8         10



NOTE J - STOCK OPTIONS

The Chemical Financial Corporation stock option plan provides for grants of options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 1998, there were a total of 522,391 shares available for the granting of future awards under the Corporation's 1997 plan. The plan provides that the option price shall not be less than the fair market value of common stock at the date of grant, options become exercisable between one and five years from the date of grant as determined by the Compensation Committee of the Board of Directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options. The Corporation does not record expense as a result of the grant or exercise of stock options.

Options granted may include an appreciation right that entitles the grantee to receive a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the expiration date of the option, by the market price of a single share. As of December 31, 1998, there were no outstanding options with stock appreciation rights.

The activity in the Corporation's stock option plans during the three years ended December 31, 1998, was as follows:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                           NUMBER OF                EXERCISE
                                                            SHARES                    PRICE
----------------------------------------------------------------------------------------------
Outstanding - January 1, 1996                               436,421                  $13.92
Activity during 1996:
Granted                                                     133,610                   26.30
Exercised                                                   (89,285)                  12.35
Cancelled                                                    (1,106)                  21.37
----------------------------------------------------------------------------------------------
Outstanding - December 31, 1996                             479,640                   17.58
Activity during 1997:
Granted                                                       8,859                   31.14
Exercised                                                   (58,745)                  11.10
Cancelled                                                    (3,182)                  26.30
----------------------------------------------------------------------------------------------




Outstanding - December 31, 1997                             426,572                   18.68
Activity during 1998:
Granted                                                     125,000                   33.25
Exercised                                                   (57,967)                  12.19
Cancelled                                                    (1,738)                  26.19
----------------------------------------------------------------------------------------------
Outstanding - December 31, 1998                             491,867                  $23.12
==============================================================================================

The following table summarizes information about stock options outstanding at December 31, 1998:

                    OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------
                  WEIGHTED                                                             WEIGHTED
                   AVERAGE                          RANGE OF                            AVERAGE
     NUMBER       EXERCISE        AVERAGE           EXERCISE            NUMBER         EXERCISE
  OUTSTANDING       PRICE        LIFE <Fa>           PRICES          EXERCISABLE         PRICE
------------------------------------------------------------------------------------------------
      57,914       $  9.71         0.97           $9.14 - $ 9.91         57,914         $ 9.71
      68,780         12.29         2.17                    12.29         68,780          12.29
     231,314         23.92         6.22           19.47 -  26.30        188,454          23.54
       8,859         31.14         8.82                    31.14          5,578          31.14
     125,000         33.25         9.82                    33.25             --             --
------------------------------------------------------------------------------------------------
     491,867        $23.12         6.00           $9.14 - $33.25        320,726         $18.76
================================================================================================

<Fa> Weighted average remaining contractual life in years.

The Corporation does not recognize compensation cost in accounting for its stock option plans. If the Corporation had elected to recognize compensation cost for options granted in 1998, 1997 and 1996, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                1998         1997          1996
-------------------------------------------------------------------------------
Net income - as reported                     $26,046      $23,889       $22,003
Net income - pro forma                        25,923       23,551        21,958
Diluted earnings per share - as reported        1.91         1.76          1.62
Diluted earnings per share - pro forma          1.90         1.73          1.62
Basic earnings per share - as reported          1.93         1.78          1.64
Basic earnings per share - pro forma            1.92         1.75          1.64

The weighted average fair values of options granted during 1998, 1997 and 1996 were $6.96, $7.41 and $5.98 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                1998         1997          1996
--------------------------------------------------------------------------------
Expected dividend yield                          2.2%         2.2%          2.2%
Expected stock volatility                       16.9%        16.9%         13.0%
Risk-free interest rate                         4.78%        5.88%         6.13%
Expected life of options - in years              6.5          6.5           6.3



NOTE K - COMMITMENTS AND OTHER MATTERS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Historically, the majority of the commitments have not been drawn upon and, therefore, do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Corporation upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties. Standby letters of credit are conditional commitments issued generally by the Corporation to guarantee the performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. The Corporation at any point in time also has approved but undisbursed loans. The majority of these undisbursed loans will convert to a booked loan within a three month period.

Loan commitments, standby letters of credit and undisbursed loans were $114 million, $4.7 million and $58.4 million, respectively, at December 31, 1998 and $105.7 million, $4.9 million and $35.7 million, respectively, at December 31, 1997. The majority of the loan commitments and standby letters of credit outstanding as of December 31, 1998 expire one year from their contract date, except for $11.3 million which extend for more than five years.

The Corporation's loan commitments, standby letters of credit and undisbursed loans have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive fees in connection with these agreements.

The Corporation has lease commitments on certain computer software that will require annual lease payments of approximately $412,000 per year through 2002. There were no other material lease rental payments or noncancelable lease commitments outstanding at December 31, 1998.

Expenses included in the category of other operating expenses which were in excess of 1% of interest and noninterest income during the three year period ended December 31, 1998, were as follows: Stationery and supplies expense of $1,520,000 in 1998, $1,504,000 in 1997 and $1,644,000 in 1996.

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

INTEREST-BEARING DEPOSITS WITH UNAFFILIATED BANKS:
The carrying amounts reported in the consolidated statement of financial position for interest bearing deposits with unaffiliated banks approximate those assets' fair values.

INVESTMENT SECURITIES:
Fair values for investment securities are based on quoted market prices.

LOANS RECEIVABLE:
For variable interest rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for fixed interest rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The resulting amounts are adjusted to estimate the effect of declines in the credit quality of borrowers since the loans were originated.

DEPOSIT LIABILITIES:
The fair values of accounts without defined maturities, such as interest- and noninterest-bearing checking, savings and money fund accounts are equal to the amounts payable on demand. As of December 31, 1998 and December 31, 1997, the Corporation had total deposits without defined maturities totaling $1,006,971,000 and $934,676,000, respectively, for which SFAS 107 defined their fair values to be equal to their carrying amounts. Fair values for fixed interest rate certificates of deposit and other time deposits are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar remaining maturities. The fair values for variable interest rate certificates of deposit and other time deposits approximate their carrying amounts.

SHORT-TERM BORROWINGS:
The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

LONG-TERM DEBT:
The carrying amount of the Corporation's variable rate long-term debt approximates fair value.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND UNDISBURSED
LOANS:
The Corporation's loan commitments, standby letters of credit and undisbursed loans have no carrying amount and have been estimated to have no realizable fair value. Historically, a majority of the loan commitments have not been drawn upon and, generally, the Corporation does not receive fees in connection with these commitments.

Estimates of fair value have not been made for items which are not defined by SFAS 107 as financial instruments, including such items as the Corporation's core deposit intangibles, mortgage servicing rights and the value of its trust and data processing operations. The Corporation believes it is impractical to estimate a representative fair value for these types of assets, even though management believes they add significant value to the Corporation.

The following is a summary of previously described financial instruments reported in the consolidated statement of financial position for which fair values differ from carrying amounts as of December 31:

                                                         1998                         1997
                                                CARRYING       FAIR          CARRYING        FAIR
                                                 AMOUNT        VALUE          AMOUNT         VALUE
----------------------------------------------------------------------------------------------------
                                                                      (In thousands)
ASSETS:
Investment securities                           $729,823      $733,406       $745,193       $747,632
Loans                                            880,222       892,812        828,241        842,582

LIABILITIES:
Time deposits                                    547,300       549,792        541,165        540,745



NOTE M - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation (parent company) follow:

CONDENSED STATEMENT OF FINANCIAL POSITION
                                                                                     DECEMBER 31
                                                                               1998                 1997
----------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
ASSETS
Cash on deposit at subsidiary bank                                           $ 15,246             $ 15,228
Investment securities available for sale                                        3,701                1,806
Investments in bank subsidiaries                                              234,616              218,146
Investment in non-bank subsidiary                                               1,978                1,984
Goodwill                                                                        2,008                2,314
Other assets                                                                    1,391                1,662
----------------------------------------------------------------------------------------------------------
Total Assets                                                                 $258,940             $241,140
==========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Long-term debt                                                            $  8,000             $  9,000
   Other liabilities                                                            9,101                8,215
----------------------------------------------------------------------------------------------------------
Total Liabilities                                                              17,101               17,215
Shareholders' equity                                                          241,839              223,925
----------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                   $258,940             $241,140
==========================================================================================================

CONDENSED STATEMENT OF INCOME
                                                                         YEARS ENDED DECEMBER 31
                                                                    1998           1997             1996
----------------------------------------------------------------------------------------------------------
                                                                              (In thousands)
INCOME
Cash dividends from bank subsidiaries                               $11,968       $11,348          $20,304
Cash dividends from non-bank subsidiary                                 656           102              360
Interest received from subsidiary bank                                  663           677              660
Other income                                                             82            12              163
----------------------------------------------------------------------------------------------------------
Total Income                                                         13,369        12,139           21,487
EXPENSES
Interest on long-term debt                                              593           596              715
Operating expenses                                                    2,088         1,818            1,500
Amortization of goodwill                                                305           305              305
----------------------------------------------------------------------------------------------------------
Total Expenses                                                        2,986         2,719            2,520
----------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN
   UNDISTRIBUTED NET INCOME OF SUBSIDIARIES                          10,383         9,420           18,967
Federal income tax benefit                                              738           658              470
----------------------------------------------------------------------------------------------------------
                                                                     11,121        10,078           19,437
Equity in undistributed net income of:
      Bank subsidiaries                                              14,931        13,392            2,465
      Non-bank subsidiary                                                (6)          419              101
----------------------------------------------------------------------------------------------------------
Net Income                                                          $26,046       $23,889          $22,003
==========================================================================================================

CONDENSED STATEMENT OF CASH FLOWS
                                                                         YEARS ENDED DECEMBER 31
                                                                    1998           1997             1996
-----------------------------------------------------------------------------------------------------------
                                                                              (In thousands)
OPERATING ACTIVITIES
Net income                                                          $26,046       $23,889          $22,003
Equity in undistributed net income of subsidiaries                  (14,925)      (13,811)          (2,566)
Other                                                                 1,385           281              349
-----------------------------------------------------------------------------------------------------------
Net Cash Provided by Operations                                      12,506        10,359           19,786

INVESTING ACTIVITIES
Purchases of investment securities available for sale                (1,725)       (1,266)              --
-----------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                               (1,725)       (1,266)              --

FINANCING ACTIVITIES
Capital contribution to bank subsidiary                                  --            --           (9,000)
Principal payments on long-term debt                                 (1,000)       (1,000)          (2,000)
Repurchases of common stock                                             (37)         (467)          (1,035)
Proceeds from subsidiary directors' stock purchase plan                 295           259              264
Proceeds from exercise of stock options                                 338           386              339
Cash dividends paid                                                 (10,359)       (9,003)          (7,771)
-----------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                               (10,763)       (9,825)         (19,203)
-----------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash                                              18          (732)             583
Cash at beginning of year                                            15,228        15,960           15,377
-----------------------------------------------------------------------------------------------------------
Cash at End of Year                                                 $15,246       $15,228          $15,960
===========================================================================================================


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


To the Board of Directors

Chemical Financial Corporation


We have audited the accompanying consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of December

31, 1998 and 1997, and the related consolidated statements of income,

changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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

Financial Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP

Detroit, Michigan

January 19, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS

The following discussion and analysis is intended to cover the significant factors affecting Chemical Financial Corporation's (the Corporation) consolidated statements of financial position and income, included herein. It is designed to provide shareholders with a more comprehensive review of the operating results and financial position of the Corporation than could be obtained from an examination of the financial statements alone. This discussion should be read in conjunction with the financial highlights on page 1, and the consolidated financial statements and notes thereto beginning on page 11. On December 16, 1998, the Corporation paid a 5 for 4 stock split to shareholders of record on December 2, 1998. All per share amounts, and shares outstanding where appropriate, have been adjusted for this stock split.

MERGERS AND ACQUISITIONS

The primary method of expansion into new banking markets has been through acquisitions of other financial institutions and bank branches. The following is a summary of the Corporation's merger and acquisition activity during the three-year period ended December 31, 1998.

On November 20, 1998, the Corporation acquired a branch banking office in Albion, Michigan from Great Lakes National Bank Michigan. The branch had total deposit liabilities of $11 million as of that date and was consolidated with an existing affiliate.

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

On May 1, 1996, the Corporation acquired State Savings Bancorp, Inc.
(SSBI), headquartered in Caro, Michigan. SSBI operated one bank, State Savings Bank of Caro, with offices in Caro and Fairgrove. The Corporation issued 689,062 shares of the Corporation's common stock for all of the outstanding stock of SSBI. As of May 1, 1996, SSBI had total assets of approximately $65 million.

NET INCOME

Net income in 1998 was $26.046 million, or $1.91 per share, compared to net income of $23.889 million, or $1.76 per share in 1997. Net income in 1998 represented a 9% increase over 1997 net income, while 1998 earnings per share represented an 8.5% increase over 1997 earnings per share. Net operating income has increased at an average annual compound rate of 7.5% during the five year period ended December 31, 1998, while operating earnings per share has grown at an average annual compound rate of 7.2% over that same period.

The Corporation's return on average assets was 1.44% in 1998, 1.38% in 1997 and 1.30% in 1996. The Corporation's return on average shareholders' equity was 11.3% in 1998, 11.1% in 1997 and 10.9% in 1996.

DEPOSITS

Total deposits as of December 31, 1998 were $1.554 billion, up $78 million, or 5.3%, from total deposits of $1.476 billion as of December 31, 1997. The majority of the growth in deposits during 1998 was in the noninterest-bearing and interest-bearing checking account products offered by the Corporation. This growth was primarily achieved through enhanced cross-selling efforts by bank personnel. Total deposits increased $46 million, or 3.2%, during 1997. The 1997 increase was attributable to the transfer of Trust Department assets from a nonaffiliated financial services organization to a new money market savings account at the Corporation's lead subsidiary bank, Chemical Bank and Trust Company. This new account provides Trust Department customers a market interest yield with the added benefit of being covered by deposit insurance provided by the Federal Deposit Insurance Corporation, as well as being secured by U. S. Treasury securities.

The growth of the Corporation's deposits continues to be impacted by competition for customer deposits from other investment products. Mutual funds and various annuity products are clearly the two most significant products in competition for customer deposits. These products are sold by a wide spectrum of organizations, including nonbank financial institutions and other institutions, such as brokerage and insurance companies. In response to this increased competition for customers' bank deposits, the Corporation expanded its sales and marketing efforts of mutual fund and annuity investment products during 1996. The Corporation's subsidiary banks, through "CFC Investment Centers," offer a broad array of mutual funds, annuity products and market securities through alliances with Security First Group and BISYS Brokerage Services. CFC Investment Centers offer customers a complete spectrum of investment products and service capabilities, backed by strong technical innovations. During 1998, customers purchased $16 million of annuity and mutual fund investments through the CFC Investment Centers. In addition, the Trust Department of Chemical Bank and Trust Company offers customers a number of investment products and services. Two of these products are "ChemVest Advantage," which provides customers with professional assistance in spreading their funds among a variety of

TABLE 1. FIVE-YEAR INCOME STATEMENT   TAX EQUIVALENT BASIS<F*>   AS A PERCENTAGE OF AVERAGE TOTAL
         ASSETS
                                                                               YEARS ENDED DECEMBER 31
                                                           1998           1997          1996           1995          1994
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                  4.12%          4.06%         4.01%          3.90%         3.75%
Interest on investment securities                           2.42           2.54          2.49           2.49          2.26
Interest on short-term investments                           .27            .27           .28            .30           .21
---------------------------------------------------------------------------------------------------------------------------
                           TOTAL INTEREST INCOME            6.81           6.87          6.78           6.69          6.22
INTEREST EXPENSE
Interest on deposits                                        2.61           2.68          2.62           2.62          2.20
Interest on short-term borrowings                            .08            .08           .07            .09           .07
Interest on long-term debt                                   .03            .03           .04            .05           .04
---------------------------------------------------------------------------------------------------------------------------
                          TOTAL INTEREST EXPENSE            2.72           2.79          2.73           2.76          2.31
---------------------------------------------------------------------------------------------------------------------------
                             NET INTEREST INCOME            4.09           4.08          4.05           3.93          3.91

Provision for possible loan losses                           .05            .06           .07            .06           .07
NONINTEREST INCOME
Trust department income                                      .20            .19           .17            .16           .16
Service charges and fees                                     .55            .53           .51            .52           .46
Gains on sales of loans                                      .08            .01           .01            .03           .01
Other                                                        .03            .03           .03            .03           .05
---------------------------------------------------------------------------------------------------------------------------
                        TOTAL NONINTEREST INCOME             .86            .76           .72            .74           .68
OPERATING EXPENSES
Salaries, wages and benefits                                1.60           1.58          1.60           1.55          1.53
Occupancy expense                                            .24            .25           .25            .24           .24
Equipment expense                                            .17            .18           .17            .17           .17
Other                                                        .67            .64           .65            .74           .80
---------------------------------------------------------------------------------------------------------------------------
                        TOTAL OPERATING EXPENSES            2.68           2.65          2.67           2.70          2.74
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                  2.22           2.13          2.03           1.91          1.78
Federal income taxes                                         .71            .67           .65            .59           .54
Tax equivalent adjustment                                    .07            .08           .08            .08           .09
---------------------------------------------------------------------------------------------------------------------------
                                      NET INCOME            1.44%          1.38%         1.30%          1.24%         1.15%
===========================================================================================================================
AVERAGE TOTAL ASSETS    In thousands                  $1,804,022     $1,726,960    $1,688,214     $1,654,640    $1,659,360
===========================================================================================================================



<F*>Taxable equivalent basis using a federal income tax rate of 35%.

institutional mutual funds and "ChemSelect-IRA," which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds without any sales charges or transaction fees. As of December 31, 1998, these two Trust Department investment products had balances totaling $28 million.

ASSETS

Total assets of the Corporation were $1.873 billion as of December 31, 1998, up $108 million, or 6.1%, over total assets of $1.765 billion as of December 31, 1997.

CASH DIVIDENDS

Cash dividends paid per share in 1998 of $.77 represented a 14.6% increase over cash dividends paid per share in 1997 of $.67.

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973.

The Corporation's annual cash dividends per share over the past five years, adjusted for all stock dividends and stock splits, were as follows:

                               1998          1997           1996           1995          1994
---------------------------------------------------------------------------------------------
Annual Dividend                $.77          $.67           $.58           $.49          $.41

Cash dividends per share in 1997 represented a 15.5% increase over cash dividends per share in 1996, while cash dividends per share in 1996 represented a 17.6% increase over cash dividends paid in 1995. The compound annual growth rate of the Corporation's cash dividends per share over the past five and ten year periods ended December 31, 1998, was 15.9% and 12.3%, respectively.

The earnings of the Corporation's subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation's subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation's subsidiary banks.
                                                     continued on next page

BUSINESS OF THE CORPORATION

The Corporation is a bank holding company with its business concentrated in a single industry segment - commercial banking. The Corporation, through its ten banking subsidiaries, offers a full range of commercial banking services. These banking services include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the Corporation's ten subsidiary banks and to outside customers. The data processing services provided to the Corporation's subsidiaries represented 87% of total revenue of the data processing subsidiary in 1998, 84% in 1997 and 76% in 1996.

The principal markets for the Corporation's commercial banking services are communities within Michigan in which the Corporation's subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 1998, the Corporation served 55 communities through 86 banking offices in 24 counties, located generally across the mid-section of Michigan's lower peninsula. In addition to the banking offices, the Corporation operated 85 automated teller machines, both on and off bank premises, as of December 31, 1998.

The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 54% of total revenues in 1998, 1997 and 1996. Interest on investment securities is also a significant source of revenue, accounting for 31% of total revenues in 1998 and 33% of total revenues in 1997 and 1996. Chemical Bank and Trust Company (CB&T), the Corporation's largest subsidiary and lead bank headquartered in Midland, Michigan, represented 28% of total loans and 32% of total deposits as of December 31, 1998.

CB&T broadened the insurance products offered to its customers through further entry into the insurance industry. On December 31, 1996, CB&T acquired a small property and casualty insurance agency in Midland, Michigan. In January 1997, a title insurance company formed by CB&T began operations.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, investment securities and money market instruments, such as federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking accounts, savings and time deposits, as well as on short- and long-term debt. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense and reflects adjustments made to the yields on tax-exempt assets in order to analyze tax-exempt income and fully taxable income on a comparable basis. The net interest margin is net interest income (FTE) as a percentage of average earning assets. Net interest spread is the difference between the average yield on earning assets and the average cost of interest-bearing liabilities.

The single most important component in analyzing the results of the Corporation's operations is net interest income. Net interest income (FTE) comprised 82.5% of net revenues in 1998, compared to 84.3% in 1997 and 84.9% in 1996.

Net interest income is influenced by a variety of factors, including changes in the volume of earning assets, changes in the mix of earning assets and interest-bearing liabilities, the proportion of earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest and variations in interest sensitivity in the differing types of interest-earning assets and interest-bearing liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management's control also have an impact on changes in net interest income. These conditions include changes in market interest rates, the strength of credit demands by customers, competition from other financial institutions, the growth of deposit accounts at nonbank financial competitors and the continued growth in annuity and mutual fund investments.

Table 2 presents for 1998, 1997 and 1996 the average daily balances of the Corporation's major assets and liabilities, interest income and expense on a FTE basis, average interest rates earned and paid on the Corporation's assets and liabilities, net interest income (FTE), net interest spread
(FTE) and net interest margin. Net interest income (FTE) in 1998 was $73.839 million, up $3.435 million, or 4.9%, over 1997 net interest income
(FTE) of $70.404 million. The increase in net interest income during 1998 was primarily attributable to increases in average loans, noninterest-bearing deposits and shareholders' equity. During 1998, average loans increased $59 million, or 7.2%, average noninterest-bearing deposits increased $26 million, or 11.6%, and average shareholders' equity increased $14 million, or 6.5%.

TABLE 2.  AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES* (Dollars in Thousands)
                                                                           YEARS ENDED DECEMBER 31
                                                    1998                            1997                           1996
                                                     TAX    EFFECTIVE                TAX    EFFECTIVE               TAX  EFFECTIVE
                                        AVERAGE  EQUIVALENT  YIELD/     AVERAGE  EQUIVALENT  YIELD/    AVERAGE  EQUIVALENT  YIELD/
                                        BALANCE   INTEREST    RATE      BALANCE   INTEREST    RATE     BALANCE   INTEREST   RATE
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets:
  Loans <F**>                         $  879,886   $ 74,390   8.45%   $  820,451   $ 70,198   8.56%  $  792,209   $ 67,767   8.55%
  Taxable investment securities          683,567     40,602   5.94       672,347     40,554   6.03      661,401     38,882   5.88
  Non-taxable investment
   securities                             39,389      3,073   7.80        40,129      3,199   7.97       39,542      3,249   8.22
  Federal funds sold                      88,883      4,809   5.41        86,045      4,699   5.46       86,721      4,575   5.28
  Interest-bearing deposits
    with unaffiliated banks                2,055        111   5.40           415         33   7.95        1,905        136   7.14
----------------------------------------------------------------------------------------------------------------------------------
            Total interest income/
              total earning assets     1,693,780    122,985   7.26     1,619,387    118,683   7.33    1,581,778    114,609   7.25
Less: Allowance for possible
  loan losses                            (17,762)                        (17,032)                       (16,296)
Other assets:
  Cash and due from banks                 82,481                          78,216                         75,828
  Premises and equipment                  19,804                          19,838                         20,303
  Accrued income and other
    assets                                25,719                          26,551                         26,601
----------------------------------------------------------------------------------------------------------------------------------
                      Total Assets    $1,804,022                      $1,726,960                     $1,688,214
==================================================================================================================================

LIABILITIES AND EQUITY
Interest-Bearing Liabilities:
  Interest-bearing demand deposits       237,799      5,191   2.18%   $  233,004   $  5,408   2.32%  $  234,900   $  5,359   2.28%
  Savings deposits                       472,212     12,876   2.73       442,195     11,545   2.61      430,783     10,305   2.39
  Time deposits                          549,414     28,983   5.28       556,259     29,361   5.28      553,993     28,260   5.17
  Short-term borrowed funds               41,727      1,503   3.60        34,271      1,363   3.98       31,455      1,163   3.70
  Long-term debt                           8,994        593   6.59         9,236        596   6.45       10,976        715   6.51
----------------------------------------------------------------------------------------------------------------------------------
      Total interest expense/total
      interest-bearing liabilities     1,310,146     49,146   3.75     1,274,965     48,279   3.79    1,262,107     46,162   3.66
Noninterest-bearing deposits             247,275                         221,652                        209,500
----------------------------------------------------------------------------------------------------------------------------------
      Total deposits and borrowed
      funds                            1,557,421                       1,496,617                      1,471,607
Accrued expenses and other
  liabilities                             16,556                          14,386                         15,182

Shareholders' equity                     230,045                         215,957                        201,425
----------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Equity    $1,804,022                      $1,726,960                     $1,688,214
==================================================================================================================================

Interest Spread (Average yield
  earned minus average rate paid)                             3.51%                           3.54%                          3.59%
==================================================================================================================================
Net Interest Income (FTE)                          $ 73,839                        $ 70,404                       $ 68,447
==================================================================================================================================
Net Interest Margin
  (Net interest income (FTE)/Total
     average earning assets)                                  4.36%                           4.35%                          4.33%
==================================================================================================================================

<F*>Taxable equivalent basis using a federal income tax rate of 35%.
<F**>Nonaccrual loans are included in average balances reported and are used to calculate yields.

Average interest rates earned and paid on the Corporation's assets and liabilities did not change significantly during 1998, resulting in modest changes in the Corporation's net interest spread and net interest margin during 1998.

During 1998, the average yield on interest earning assets decreased 7 basis points to 7.26%, while the average cost of interest-bearing liabilities decreased 4 basis points to 3.75%. These decreases resulted in a 3 basis point decrease in the net interest spread to 3.51%, while the net interest margin increased 1 basis point during 1998 to 4.36%. The slight decrease in both the average yield on earning assets and the average rate paid on interest-bearing liabilities was attributable to the overall decline in market interest rates.


                                                     continued on next page

Net interest income (FTE) increased $1.957 million, or 2.9%, during 1997. The increase in net interest income during 1997 was also primarily attributable to increases in average loans, noninterest-bearing deposits and shareholders' equity. During 1997, average loans increased $28 million, or 3.6%, average noninterest-bearing deposits increased $12 million, or 5.8%, and average shareholders' equity increased $14.5 million, or 7.2%. Average interest rates earned and paid on the Corporation's assets and liabilities did not change significantly during 1997. The net interest spread decreased 5 basis points during 1997 to 3.54%, while the net interest margin increased 2 basis points to 4.35%.

Net interest income (FTE) increased $3.34 million, or 5.1%, in 1996. This increase was primarily attributable to an increase in loans and an increase in the average yield of investment securities. During 1996, average loans increased $48 million, or 6.4%, while the average yield on investment securities increased 34 basis points. The net interest spread increased 8 basis points during 1996 to 3.59%, while the net interest margin increased 13 basis points to 4.33%.

Table 3 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-earning assets and interest-bearing liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

During 1998, the increase in the volume and change in the mix of interest-earning assets and interest-bearing liabilities accounted for a $5.31 million increase in net interest income (FTE), while changes in average interest rates earned and paid on assets and liabilities resulted in a $1.875 million decrease in net interest income. The increase due to changes in the volume and mix of interest-earning assets and interest-bearing liabilities was primarily attributable to the increases in average loans, noninterest-bearing deposits and shareholders' equity. The decrease due to changes in interest rates was primarily attributable to the refinancing of real estate loans during 1998 as mortgage interest rates declined.

The increase in net interest income (FTE) in 1997 of $1.957 million, or 2.9%, was mostly attributable to increases in the volume and change in the mix of interest-earning assets and interest-bearing liabilities; primarily due to a $28 million, or 3.6%, increase in average loans.

LOANS

The Corporation's ten banking subsidiaries are full service community banks, therefore the acceptance and management of credit risk is an integral part of the Corporation's business. The Corporation maintains a conservative loan policy and strict credit underwriting standards. These standards include the granting of loans only within the Corporation's market areas. The Corporation's lending markets generally consist of small cities across mid-Michigan. The Corporation has no foreign loans nor any loans to finance highly leveraged transactions. The Corporation's lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the holding company level. The Corporation maintains a centralized independent loan review function at the holding company level, which monitors asset quality at each of the Corporation's subsidiary banks.

The Corporation experiences competition for commercial loans from larger regional banks located both in and outside the Corporation's market areas, and from other community banks located both within and in the areas surrounding the Corporation's lending markets. The Corporation experiences competition for consumer loans from larger regional banks, community banks, local credit unions and finance companies. The Corporation's competition for residential mortgage loans includes community banks, larger regional banks, savings associations, credit unions and mortgage companies. The competition for residential mortgage loans has increased over the last few years as mortgage lending companies have expanded their marketing efforts.

The Corporation's loan portfolio is well diversified geographically, as well as along industry lines, and, therefore, is reasonably sheltered from adverse economic impact in any one industry or geographic area. An additional strength of the Corporation's loan portfolio is that as of December 31, 1998, approximately 54% of the loan portfolio was comprised of credits granted to consumers in the form of residential mortgage loans, home equity loans and lines of credit secured by first and second mortgages.

Total loans as of December 31, 1998 were $898.3 million, an increase of $52.7 million, or 6.2%, over total loans of $845.6 million as of December 31, 1997. The increase in total loans during 1998 was primarily
attributable to   increases in commercial and consumer loans. Commercial
loans increased 15.2%, while  consumer loans increased 29.6% during 1998.

Commercial loans totaled $139 million as of December 31, 1998, an increase of $18.4 million, or 15.2%, over total commercial loans as of December 31, 1997 of $120.7 million. The growth in the commercial loan portfolio during 1998 was the result of enhanced sales and marketing efforts within the Corporation's market areas. Commercial loans decreased $1.9 million, or 1.5%, in 1997 and $2.3 million, or 1.8%, during 1996. Commercial loans represented approximately 16%, 14% and 15% of total loans outstanding as of December 31, 1998, 1997 and 1996, respectively.

TABLE 3.  VOLUME AND RATE VARIANCE ANALYSIS<F*> (In Thousands)
                                                         1998 COMPARED TO 1997                        1997 COMPARED TO 1996
                                                INCREASE (DECREASE)                          INCREASE (DECREASE)
                                                 DUE TO CHANGES IN           COMBINED         DUE TO CHANGES IN          COMBINED
                                               AVERAGE       AVERAGE         INCREASE       AVERAGE       AVERAGE        INCREASE
                                                VOLUME      YIELD/RATE      (DECREASE)      VOLUME      YIELD/RATE      (DECREASE)
--------------------------------------------------------------------------------------------------------------------------------
CHANGES IN INTEREST INCOME ON EARNING
 ASSETS:
  Loans                                        $5,565       $(1,373)         $4,192        $2,179       $  252           $2,431
  Taxable investment securities                   671          (623)             48           650        1,022            1,672
  Non-taxable investment securities               (58)          (68)           (126)           48          (98)             (50)
  Federal funds sold                              154           (44)            110           (36)         160              124
  Interest-bearing deposits with
   unaffiliated banks                              92           (14)             78          (103)          --             (103)
--------------------------------------------------------------------------------------------------------------------------------
     Total change in interest income on
      earning assets                            6,424        (2,122)          4,302         2,738        1,336            4,074
CHANGES IN INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits                303          (520)           (217)          (43)          92               49
  Savings deposits                                909           422           1,331           279          961            1,240
  Time deposits                                  (359)          (25)           (384)          117          630              747
  Short-term borrowed funds                       277          (137)            140           109           91              200
  Long-term debt                                  (16)           13              (3)         (112)          (7)            (119)
--------------------------------------------------------------------------------------------------------------------------------
  Total change in interest expense on
   interest-bearing liabilities                 1,114          (247)            867           350        1,767            2,117
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INCREASE (DECREASE) IN
NET INTEREST INCOME (FTE)                      $5,310       $(1,875)         $3,435        $2,388       $ (431)          $1,957
================================================================================================================================

The changes in net interest income (FTE) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

<F*>Taxable equivalent basis using a federal income tax rate of 35%.

TABLE 4.  SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in Thousands)
                                                                       YEARS ENDED DECEMBER 31
                                                      1998         1997          1996         1995          1994
-------------------------------------------------------------------------------------------------------------------
Distribution of Loans:
Commercial and agricultural loans                  $ 139,051    $ 120,696     $ 122,584    $  124,861    $ 128,923
Real estate construction loans                        35,039       31,143        24,791        16,195       19,255
Real estate mortgage loans                           520,972      536,938       510,193       472,454      465,721
Consumer loans                                       203,231      156,823       150,085       147,068      146,964
-------------------------------------------------------------------------------------------------------------------
   Total loans outstanding at year end             $ 898,293    $ 845,600     $ 807,653    $  760,578    $ 760,863
===================================================================================================================

Summary of Changes in the Allowance for
   Possible Loan Losses:
Allowance for possible loan losses at
   beginning of year                               $  17,359    $  16,607     $  15,886    $   15,295    $  14,583
Loans charged off:
   Commercial and agricultural                          (111)        (114)         (250)         (433)        (317)
   Real estate construction                               --           --            --            --           --
   Real estate mortgage                                   --          (26)          (55)           (3)         (76)
   Consumer                                             (438)        (480)         (386)         (230)        (237)
-------------------------------------------------------------------------------------------------------------------
      Total loan charge-offs                            (549)        (620)         (691)         (666)        (630)
Recoveries of loans previously charged off:
   Commercial and agricultural                           118          193            92            60           58
   Real estate construction                               --           --            --            --           --
   Real estate mortgage                                   29           10            24            28           40
   Consumer                                              150          167           168           104          145
-------------------------------------------------------------------------------------------------------------------
      Total loan recoveries                              297          370           284           192          243
-------------------------------------------------------------------------------------------------------------------
      Net loan charge-offs                              (252)        (250)         (407)         (474)        (387)
Provision for loan losses                                965        1,002         1,128         1,065        1,099
-------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses at year end     $  18,071    $  17,359     $  16,607    $   15,886    $  15,295
===================================================================================================================
Ratio of net charge-offs during the year
   to average loans outstanding                          .03%         .03%          .05%          .06%         .05%
===================================================================================================================
Ratio of allowance for possible loan losses at
   year end to total loans outstanding at year
   end                                                  2.01%        2.05%         2.06%         2.09%        2.01%
===================================================================================================================

                                                     continued on next page

Real estate mortgage loans, including real estate construction loans, comprise the majority of the Corporation's loan portfolio. As of December 31, 1998, 1997 and 1996, total real estate mortgage loans, including real estate construction loans, were $556 million, $568.1 million and $535 million, respectively. Real estate mortgage loans, including real estate construction loans, decreased $12.1 million, or 2.1%, during 1998, due primarily to refinancing of customers with balloon mortgage loans to longer term fixed interest rate mortgages. These longer term mortgages were sold in the secondary mortgage lending market. The volume of mortgage loans refinanced during 1998 was higher than historical prepayment percentages due to the decline in interest rates on longer term residential mortgage loans.

Real estate mortgage loans, including real estate construction loans, increased $33.1 million, or 6.2%, during 1997, and $46.3 million, or 9.5%, during 1996. Real estate mortgage loans, including real estate construction loans, as a percentage of total loans, were 62% as of December 31, 1998, compared to 67% as of December 31, 1997 and 66% as of December 31, 1996. Approximately 82% of the total real estate mortgage loan portfolio was secured by residential real estate as of December 31, 1998 and 1997.

The Corporation manages the interest rate risk on the residential real estate mortgage loan portfolio through the promotion of balloon mortgage products. As of December 31, 1998, balloon and other variable rate residential mortgage loans represented approximately 50% of the total residential mortgage loan portfolio, repriceable three, five or eight years from the mortgage origination date. The eight-year balloon product was introduced during 1996.

The Corporation originated $118 million of long-term fixed interest rate residential mortgage loans during 1998, which were sold in the secondary mortgage market. This compares with $39 million of residential mortgage loans originated during 1997 and $12 million of residential mortgage loans originated during 1996, which were sold in the secondary mortgage market. During both 1998 and 1997, it was the Corporation's practice to generally sell residential mortgage loans with original maturities of fifteen years and longer in the secondary market. In 1996, it was the Corporation's general practice to sell only those residential real estate mortgage loans with original maturities greater than fifteen years in the secondary market. The significant increase in the volume of long-term fixed interest rate residential loans being originated in 1998 can be attributed to the health of the economy and the decrease in mortgage interest rates. During 1998, interest rates on longer term residential mortgages decreased approximately 100 basis points from 1997 levels. The decline in mortgage interest rates resulted in an increased volume in the long-term fixed interest rate mortgage loan products by customers seeking new residential mortgage loans and qualifying customers refinancing balloon mortgages. As of December 31, 1998, the Corporation was servicing $181 million of residential mortgage loans that had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market.

Consumer loans totaled $203.2 million as of December 31, 1998, compared to $156.8 million as of December 31, 1997 and $150.1 million as of December 31, 1996. Consumer loans represented approximately 23% of total loans outstanding as of December 31, 1998, and 19% as of December 31, 1997 and 1996. Consumer loans increased $46.4 million, or 29.6%, during 1998. The increase in 1998 was attributable to three consumer loan promotions. These promotions were limited time offers of consumer loans at special interest rates to qualifying borrowers. These three loan promotions generated approximately $94 million of new consumer loans during 1998. The 1998 consumer loan promotions were the Corporation's affiliate banks' eighth year of offering special interest rates on consumer loans during promotion periods.

Historically, the average life of the Corporation's consumer loan portfolio has been approximately three years. This short average life and the success of the consumer loan promotions have resulted in significant reductions each year in consumer loan balances through loan payments and payoffs. Consequently, during each of the last three years, the consumer loan portfolio did not increase by the amount of new loans generated during the loan promotion periods in these years.

Table 5 presents the maturity distribution of commercial and agricultural loans, real estate construction and nonresidential real estate mortgage loans. These loans represented approximately 29% of total loans as of December 31, 1998 and 1997. The percentage of these loans maturing within one year was 55% at December 31, 1998, compared to 49% at December 31, 1997. The percentage of these loans maturing beyond five years remained low at 9% as of December 31, 1998, compared to 12% at December 31, 1997. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 20% at December 31, 1998, compared to 30% at December 31, 1997. The decline in the percentage of variable rate loans with maturities beyond one year has continued as a result of a strong customer demand to convert variable interest rate loans to fixed interest rates as interest rates have decreased. It is management's opinion that these loan maturities and the mix between loans with fixed and variable interest rates remain at acceptable levels to provide the Corporation sufficient flexibility in maintaining a balance between interest rate-sensitive assets and liabilities.

TABLE 5.  COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY  (Dollars in thousands)
                                               AS OF DECEMBER 31, 1998                           AS OF DECEMBER 31, 1997
                                                       DUE IN                                            DUE IN
----------------------------------------------------------------------------------------------------------------------------------
                                   1 YEAR        1 TO 5       OVER 5                  1 YEAR        1 TO 5     OVER 5
                                   OR LESS       YEARS        YEARS        TOTAL      OR LESS       YEARS      YEARS      TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Loan Maturities:
Commercial and agricultural        $ 81,076    $ 46,837      $11,138     $139,051     $ 75,885    $40,005     $ 4,806    $120,696
Real estate construction             24,367       6,470        4,202       35,039       19,669      6,435       5,039      31,143
Nonresidential real estate
  mortgage                           39,513      43,693        8,469       91,675       25,351     49,084      20,747      95,182
----------------------------------------------------------------------------------------------------------------------------------
                        Total      $144,956    $ 97,000      $23,809     $265,765     $120,905   $ 95,524     $30,592    $247,021
==================================================================================================================================
             Percent of Total            55%         36%           9%         100%          49%        39%         12%        100%
==================================================================================================================================

                                               AS OF DECEMBER 31, 1998                           AS OF DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
Interest Sensitivity:
Above loans maturing after one
    year which have:
      Fixed interest rates                     $ 96,761           80%                            $ 88,256          70%
      Variable interest rates                    24,048           20                               37,860          30
----------------------------------------------------------------------------------------------------------------------------------
                                 Total         $120,809          100%                            $126,116         100%
==================================================================================================================================

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

Nonaccrual loans were $1.79 million as of December 31, 1998, compared to $1.78 million as of December 31, 1997 and $1.34 million as of December 31, 1996. Nonaccrual loans as a percentage of total loans were .20%, .21% and
 .17%, as of December 31, 1998, 1997 and 1996, respectively. Accruing loans past due 90 days or more were $1.32 million as of December 31, 1998, compared to $1.13 million as of December 31, 1997 and $.54 million as of December 31, 1996.

Total nonperforming loans were $3.1 million, or .35% of total loans, as of December 31, 1998; compared to $3.05 million, or .36% of total loans, as of December 31, 1997 and $1.9 million, or .23% of total loans, as of December 31, 1996.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses ("provision") is the amount added to the allowance for possible loan losses ("allowance") on a monthly basis to absorb potential loan losses. The allowance is maintained at a level considered by management to be adequate to absorb loan losses inherent in the loan portfolio. This evaluation is based on a continuous review of the loan portfolio, both individually and by category, and includes consideration of changes in the

TABLE 6.  SUMMARY OF NONPERFORMING LOANS (In thousands)
                                                                                         DECEMBER 31
                                                                     1998        1997       1996        1995       1994
------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a nonaccrual basis<F*>                      $  1,785    $ 1,783    $ 1,341     $ 1,658    $ 2,682
Accruing loans contractually past due 90 days or
   more as to interest or principal payments:
      Commercial, agricultural                                           39        447          7         118         95
      Real estate construction                                           --         --         --          --         --
      Real estate mortgage                                            1,145        557        271         747        182
      Consumer                                                          132        121        261         104         91
------------------------------------------------------------------------------------------------------------------------
                                                                      1,316      1,125        539         969        368
Renegotiated loans                                                       --        139         --          84        148
------------------------------------------------------------------------------------------------------------------------
                                                         Total     $  3,101    $ 3,047    $ 1,880     $ 2,711    $ 3,198
========================================================================================================================

<F*>Interest income totaling $79,172 was recorded on the nonaccrual loans in 1998.

Additional interest income of $144,870 would have been recorded during 1998 on these loans had they been current in accordance with their original terms.


                                                     continued on next page

TABLE 7.  ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES (Dollars in thousands)
                                                                        DECEMBER 31
                                   1998                 1997               1996                 1995                   1994
                                      PERCENT              PERCENT            PERCENT              PERCENT                PERCENT
                                      OF LOANS             OF LOANS           OF LOANS             OF LOANS               OF LOANS
                                      IN EACH              IN EACH            IN EACH              IN EACH                IN EACH
                                      CATEGORY             CATEGORY           CATEGORY             CATEGORY               CATEGORY
                                        TO                   TO                  TO                   TO                     TO
                           ALLOWANCE   TOTAL    ALLOWANCE   TOTAL   ALLOWANCE   TOTAL    ALLOWANCE   TOTAL    ALLOWANCE     TOTAL
                            AMOUNT     LOANS     AMOUNT     LOANS    AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT       LOANS
---------------------------------------------------------------------------------------------------------------------------------
Commercial and agri-
 cultural loans            $ 5,562     15.5%    $ 4,975     14.3%    $ 5,351     15.1%    $ 5,510     16.5%    $ 4,959      16.9%
Real estate construc-
 tion loans                    701      3.9         623      3.7         496      3.1         324      2.1         385       2.5
Real estate mort-
 gage loans                  5,470     58.0       5,638     63.5       5,612     63.2       5,052     62.1       4,990      61.3
Consumer loans               4,065     22.6       3,673     18.5       3,487     18.6       3,381     19.3       3,401      19.3
Not allocated                2,273                2,450                1,661                1,619                1,560
---------------------------------------------------------------------------------------------------------------------------------
    Total                  $18,071      100%    $17,359      100%    $16,607      100%    $15,886      100%    $15,295       100%
=================================================================================================================================

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

The provision was approximately $1 million in both 1998 and 1997, and $1.13 million in 1996. The Corporation experienced net loan losses of approximately $.25 million in both 1998 and 1997, and $.41 million in 1996. The Corporation's provision exceeded actual net loan losses by $.71 million in 1998, $.75 million in 1997 and $.72 million in 1996. The Corporation's allowance increased to $18.07 million as of December 31, 1998 and represented 2.01% of total loans, compared to 2.05% at December 31, 1997 and 2.06% at December 31, 1996.

The allocation of the allowance in Table 7 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan charge-offs without regard to the categories in which the loan losses are classified.

NONINTEREST INCOME

Noninterest income is derived primarily from trust services, deposit account fees, fees for other customer services and gains on the sale of residential mortgage loans. Noninterest income totaled $15.61 million in 1998, compared to $13.12 million in 1997 and $12.20 million in 1996. Noninterest income increased $2.49 million, or 19%, in 1998 and $.924 million, or 7.6%, in 1997, over the prior year.

The 1998 increase was primarily attributable to increases in Trust Department income, increases in other charges and fees for customer services, and increased gains from the sale of residential mortgage loans in the secondary market.

Income from Trust Department activities increased $.344 million, or 10.7%, in 1998, and $.313 million, or 10.8%, in 1997, over the prior year. The 1998 and 1997 increases reflect higher fee income resulting from an expanded customer base, increases in custodial accounts and increased asset values due to favorable market performance.

Noninterest income from other charges and fees for customer services was $4.515 million in 1998, compared to $3.813 million in 1997 and $3.199 million in 1996. The increases of $.702 million, or 18%, in 1998, and $.614 million, or 19%, in 1997, were primarily attributable to increases in ATM fee revenues from nondeposit customers of the Corporation's affiliate banks, and increased fee income generated from the sale of annuity and mutual fund investment products, property and casualty insurance and title insurance.

Gains on the sale of residential mortgage loans were $1.54 million in 1998, compared to $.24 million in 1997 and $.14 million in 1996. The $1.3 million increase in 1998 was due to the Corporation selling significantly more residential mortgage loans in the secondary market in 1998 than in 1997. During 1998, the Corporation sold $118 million of residential mortgage loans in the secondary market, compared to $39 million in 1997 and $12 million in 1996. The significant increase in the volume of residential mortgage loans being sold during 1998 was attributable to both the health of the economy, which created more residential mortgage loan activity, and also the reduction of residential mortgage loan interest rates. The reduction in interest rates increased both the refinancing of long-term fixed interest rate mortgage loans and the election of long-term fixed interest rate mortgage loan products over the balloon mortgage loan products on new residential mortgage loans. It was the Corporation's general practice during 1998 and 1997 to sell residential mortgage loans with terms of fifteen years or greater in the secondary mortgage market. Gains on the sale of residential mortgage loans were significantly lower in 1996, as the Corporation elected to keep those loans with amortizations of fifteen years or less that it originated in its own loan portfolio. Those loans with amortizations greater than fifteen years were sold in the secondary mortgage market.

OPERATING EXPENSES

Total operating expenses were $48.31 million in 1998, $45.72 million in 1997 and $45.12 million in 1996. Total operating expenses as a percentage of total average assets was 2.68% in 1998, 2.65% in 1997 and 2.67% in 1996.

The Corporation's efficiency ratio, defined as total operating expenses divided by the sum of net interest income and noninterest income was 55% in 1998, compared to 56% in 1997 and 57% in 1996.

Total operating expenses increased $2.59 million, or 5.7%, in 1998, compared to increases of $.6 million, or 1.3%, in 1997 and $.5 million, or 1.1%, in 1996 over the prior year. The lower increase in operating expenses in 1997 was primarily due to other operating expenses in 1996 including nonrecurring costs associated with the acquisition of State Savings Bancorp, Inc. The lower increase in operating expenses in 1996 was due to the significant reduction in Federal Deposit Insurance Corporation (FDIC) expense between 1995 and 1996. FDIC expense was $.1 million in 1996, compared to $1.6 million in 1995.

Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $28.90 million in 1998, $27.28 million in 1997 and $26.96 million in 1996. Salaries, wages and employee benefits expense increased $1.6 million, or 5.9%, in 1998. Full-time equivalent employees were 1006 at December 31, 1998, compared to 1003 at December 31, 1997 and 1000 at December 31, 1996. Salaries, wages and employee benefits expense increased $.32 million, or 1.2%, in 1997. The Corporation was able to maintain 1997 personnel costs at approximately 1996 levels by achieving a 3.1% reduction in employee benefits cost, while salaries and wages increased 2.3%. Personnel expenses accounted for 60% of operating expenses during 1998, 1997 and 1996.

Occupancy and equipment expense totaled $7.36 million in 1998, $7.45 million in 1997 and $7.15 million in 1996. Occupancy and equipment expense decreased 1.2% in 1998 and increased 4.3% in 1997.

Other operating expenses totaled $12.05 million in 1998, $10.99 million in 1997 and $11.02 million in 1996. The increase in 1998 of $1.06 million, or 9.7%, was partially attributable to expenses incurred in the conversion of the Corporation's core data processing system in 1998 to a new system, which has been certified by its vendor to be Year 2000 compliant.

INCOME TAXES

The Corporation's effective federal income tax rate was 32.9% in 1998, 32.6% in 1997 and 33.4% in 1996, compared to the statutory rate of 35% in each of these years. The small changes in the Corporation's effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, tax credits, nondeductible interest expense and other nondeductible expenses relative to pretax income.

Tax-exempt income (FTE), net of related nondeductible interest expense, totaled $3.9 million in 1998, 1997 and 1996. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 3.4%, 3.5% and 3.6% in 1998, 1997 and 1996, respectively.

Income before income taxes (FTE) was $40.18 million in 1998, $36.81 million in 1997 and $34.39 million in 1996.

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

The parent company's sources of funds have been dividends from subsidiaries, borrowings from unaffiliated banks and proceeds from equity issuances. During the three-year period ended December 31, 1998, the parent company's primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, service debt, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations or impede its ability to manage its liquidity needs. At January 1, 1999, the Corporation's bank subsidiaries could dividend $71 million to the parent company and remain "well capitalized" under the regulatory "risk-based" capital guidelines; without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $15.2 million in cash on hand as of December 31, 1998.

The subsidiary banks manage liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks' most readily available sources of liquidity are federal funds sold, investment securities classified as available for sale and investment securities classified as held to maturity maturing continued on next page

TABLE 8.  MATURITIES AND YIELDS<F*> OF INVESTMENT SECURITIES AT DECEMBER 31, 1998 (Dollars in Thousands)
                                                           MATURING<F**>
                                                     AFTER ONE        AFTER FIVE                            TOTAL           TOTAL
                                     WITHIN          BUT WITHIN       BUT WITHIN          AFTER           CARRYING          MARKET
                                    ONE YEAR         FIVE YEARS       TEN YEARS         TEN YEARS           VALUE           VALUE
----------------------------------------------------------------------------------------------------------------------------------
                                AMOUNT    YIELD    AMOUNT   YIELD   AMOUNT   YIELD    AMOUNT  YIELD     AMOUNT   YIELD
----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. Treasury and agencies     $229,886   5.83%   $214,474   5.56%       --     --        --     --    $444,360   5.62%   $444,360
Other securities                 15,838   5.88      22,395   5.68   $   583   6.53%   $5,800   5.96%     44,616   5.85      44,616
----------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities
 Available for Sale             245,724   5.83     236,869   5.57       583   6.53     5,800   5.96     488,976   5.71     488,976
HELD TO MATURITY:
U.S. Treasury and agencies       79,654   6.10     111,303   5.92        --     --        --     --     190,957   5.96     193,453
States of the U.S. and
 political subdivisions           9,754   6.88      19,664   7.73    10,456   7.99     1,719   8.27      41,593   7.62      42,641
Other securities                  5,002   6.04       3,165   6.09        45   8.00        85   5.56       8,297   6.01       8,336
----------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities
 Held to Maturity                94,410   6.18     134,132   6.19    10,501   7.99     1,804   8.14     240,847   6.28     244,430
----------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities    $340,134   5.93%   $371,001   5.79%  $11,084   7.91%   $7,604   6.52%   $729,823   5.90%   $733,406
==================================================================================================================================

<F*>Yields are weighted by amount and time to contractual maturity and are on a taxable equivalent basis using a 35%
    federal income tax rate.
<F**>Based on final contractual maturity.

within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 1998, the Corporation held $113 million in federal funds sold, $489 million in investment securities available for sale and $94 million in other investment securities maturing within one year. These short-term assets represented approximately 45% of total deposits as of December 31, 1998.

Historically, the Corporation's investment securities portfolio has been very short-term in nature, with the average life of the portfolio consistently being less than two years. As of December 31, 1998, 46.6% of the Corporation's investment securities portfolio, or $340 million in investment securities, will mature during 1999, and another $303 million in investment securities, or 41.6% of the investment securities portfolio, will mature during 2000. The combination of the 1999 and 2000 scheduled maturities results in 88% of the Corporation's investment securities portfolio maturing within two years of December 31, 1998. As of December 31, 1997, 68% of the investment securities portfolio was scheduled to mature within two years. The maturity analysis of the investment securities portfolio is summarized in Tables 8 and 9.

TABLE 9.  MATURITY ANALYSIS OF INVESTMENT SECURITIES (as a % of total portfolio)
                                                           DECEMBER 31
                                          1998                 1997              1996
--------------------------------------------------------------------------------------
Maturity:
Under 1 year                              46.6%                33.7%             35.1%
1-5 years                                 50.8                 63.4              61.4
5-10 years                                 1.5                  2.0               2.6
Over 10 years                              1.1                   .9                .9
--------------------------------------------------------------------------------------
Total                                      100%                 100%              100%
======================================================================================

Table 10 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Historically, the Corporation has not utilized time deposits of $100,000 or more as a source of liquidity. Time deposits of $100,000 or more and the percentage of these deposits to total deposits increased slightly during 1998 to $96.3 million, or 6.2% of total deposits, as of December 31, 1998, compared to $85.1 million, or 5.8% of total deposits, as of December 31, 1997 and $108.4 million, or 7.6% of total deposits, as of December 31, 1996. The percentage of time deposits of $100,000 or more with a maturity of less than three months was 70% at December 31, 1998 and 1997, and 77% at December 31, 1996. As the Corporation does not utilize these deposits as a source of liquidity, it is able to invest the funds generated from these deposits in investments of similar maturity.

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



38

TABLE 10.  MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in thousands)
                                                                       DECEMBER 31
                                                     1998                  1997                 1996
                                             AMOUNT     PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
-----------------------------------------------------------------------------------------------------------
Maturity:
Within 3 months                              $66,976       70%      $59,482      70%     $ 83,851      77%
Within 3 to 6 months                          18,468       19        12,371      15        14,893      14
Within 6 to 12 months                          6,497        7         6,677       8         5,894       5
Over 12 months                                 4,329        4         6,550       7         3,760       4
-----------------------------------------------------------------------------------------------------------
                                    Total    $96,270      100%      $85,080     100%     $108,398     100%
===========================================================================================================

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

The Corporation's interest rate sensitivity is managed through policies and risk limits approved by the Boards of Directors of the Corporation and its subsidiary banks, and an Asset and Liability Committee (ALCO). The ALCO, which is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to manage the balance sheet to provide the maximum level of net interest income and minimal impact on earnings from major interest rate changes, while maintaining a high quality balance sheet and acceptable levels of interest rate and liquidity risk. The Corporation has not used and does not intend to use interest rate swaps or other derivative financial instruments in the management of interest rate risk. The Corporation held no derivative financial instruments as of December 31, 1998. Management has the ability to adjust interest rates on non-maturing deposit accounts to achieve an approximately neutral interest sensitivity position within a one-year time period.

Interest rate sensitivity is managed by a number of techniques, as no single interest rate risk measurement tool satisfies both objectives. The primary techniques utilized by the Corporation are asset and liability repricing schedules, commonly referred to as static gap analysis, and simulation analysis.

Table 11 includes the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 1998, categorizing each into the earliest time period of their repricing or maturity, and summarizes the Corporation's interest rate repricing static gaps for selected repricing/maturity periods.

TABLE 11. SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES BY REPRICING OR MATURITY DATE AT DECEMBER 31, 1998
          (Dollars in thousands)
                                                    1-180         181-365         OVER 1
                                                     DAYS          DAYS            YEAR          TOTAL
----------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans                                               $229,273       $107,878       $561,142      $  898,293
Other interest-earning assets                        276,784        181,500        389,689         847,973
----------------------------------------------------------------------------------------------------------
Total interest-earning assets                       $506,057       $289,378       $950,831      $1,746,266
==========================================================================================================

INTEREST-BEARING LIABILITIES:
Non-maturing deposits                               $123,844             --       $610,739      $  734,583
Time deposits                                        297,170       $114,615        135,515         547,300
----------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                      421,014        114,615        746,254       1,281,883
Other interest-bearing liabilities                    53,250          8,000             --          61,250
----------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  $474,264       $122,615       $746,254      $1,343,133
==========================================================================================================

Gap                                                  $31,793       $166,763       $204,577      $  403,133
Cumulative gap                                       $31,793       $198,556       $403,133
Cumulative rate sensitive ratio                         1.07           1.33           1.30
Cumulative gap as a percentage
   of total earning assets                               1.8%          11.4%          23.1%

                                                     continued on next page

Total interest-earning assets exceeded interest-bearing liabilities by $403 million as of December 31, 1998. This difference was funded through noninterest-bearing deposits and shareholders' equity. Table 11 shows that total assets maturing or repricing within one year exceeded liabilities maturing or repricing within one year by $198.6 million, or 11.4% of total earning assets, as of December 31, 1998.

The computation of static gap does not address the fact that the repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond the control of the Corporation. As a result, certain assets and liabilities mature or reprice in periods other than in their contractual period. The distribution of the Corporation's deposits with no contractual maturity was based on historical analysis and management's current assumptions as to the repricing of these funds. Accordingly, as of December 31, 1998, $610.7 million of deposits with no contractual maturity ("non-maturing deposits") that are repriceable daily at the Corporation's discretion, were included in the over-1-year repricing category. These accounts are believed by management to be predominately noninterest-rate sensitive.

Table 11 illustrates that as of December 31, 1998, the Corporation's cumulative rate sensitive ratio (rate sensitive assets to rate sensitive liabilities) in the 1-180 day repricing category was 1.07, and 1.33 in the cumulative one-year (1-365 days) repricing category. Static gap sensitivity varies from time frame to time frame; however, asset and liability management and the ability to adjust interest rates on non-maturing deposit accounts enables the Corporation to achieve reasonable stability in net interest income through periods of changing interest rates. The Corporation recognizes the limitations of static gap analysis as a tool in managing interest rate risk and, therefore, utilizes other methods, including simulation analysis.

Simulation analysis is used to project the potential effects of various interest rate environments on the balance sheet mix and net interest income. Simulation analysis involves the analysis of net interest income, and the corresponding quantification of interest rate risk that is attributable to changes in interest rate levels and relationships, asset and liability mixes and loan prepayment characteristics. While many assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require an evaluation to more accurately reflect their pricing behavior. Assumptions based on historical pricing relationships, experience and anticipated market reactions are applied to certain core deposit and loan categories to reflect changes in interest rate costs and yields relative to changes in market interest rates. A process is maintained where management evaluates "base" net interest income under what it believes to be the most likely interest rate environment. This "base" net interest income is then evaluated against numerous interest rate scenarios, including increasing and decreasing market interest rates by 100 basis points evenly over the next year. This measurement of interest rate risk exposure on net interest income at year-end 1998, projected over the succeeding twelve months, indicates a nearly neutral interest rate sensitivity position during 1999.

TABLE 12.  FINANCIAL INSTRUMENTS (Dollars in thousands)
                                                                                          OUTSTANDING           OUTSTANDING
                                 PRINCIPAL AMOUNT MATURING IN:                         DECEMBER 31, 1998     DECEMBER 31, 1997

                        1999       2000       2001      2002      2003    THEREAFTER   TOTAL   FAIR VALUE   TOTAL    FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE
ASSETS:
Fixed interest
 rate loans           $246,058   $155,845   $121,612   $88,762   $29,502   $160,628   $802,407   $814,997   $724,544   $726,526
  Average inter-
   est rate              7.82%      7.94%      7.92%     7.89%     7.71%      7.67%      7.83%                 8.11%
Variable interest
 rate loans           $ 58,573   $ 16,050   $  4,715   $ 2,786   $ 1,567   $ 12,195   $ 95,886   $ 95,886   $121,056   $121,056
  Average inter-
   est rate              8.91%      8.66%      8.81%     8.63%     8.69%      8.62%      8.81%                 9.35%
Fixed interest
 rate securities      $340,134   $303,259   $ 57,331   $ 4,743   $ 5,671   $ 18,685   $729,823   $733,406   $745,193   $747,632
  Average inter-
   est rate              5.85%      5.96%      5.23%     7.53%     6.90%      7.11%      5.89%                 6.13%
Other interest-
 earning assets       $118,150         --         --        --        --         --   $118,150   $118,150   $ 49,750   $ 49,750
  Average inter-
   est rate              4.76%         --         --        --        --         --      4.76%                 5.49%

RATE SENSITIVE
LIABILITIES:
Noninterest-bear-
 ing deposits         $ 10,896   $ 10,460   $ 10,041   $ 9,640   $ 9,254   $222,097   $272,388   $272,388   $237,763   $237,763
Interest-bear-
 ing demand and
 savings deposits     $ 29,383   $ 28,208   $ 27,080   $25,996   $24,957   $598,959   $734,583   $734,583   $696,913   $696,913
  Average inter-
   est rate              2.36%      2.36%      2.36%     2.36%     2.36%      2.36%      2.36%                 2.67%
Time deposits         $411,785   $ 77,166   $ 45,453   $ 8,105   $   955   $  3,836   $547,300   $549,792   $541,165   $540,745
  Average inter-
   est rate              4.99%      5.38%      5.33%     5.72%     5.44%      5.43%      5.09%                 5.38%




Fixed interest
 rate borrowings      $  1,761         --         --        --        --         --   $  1,761   $  1,761   $ 12,954   $ 12,954
  Average inter-
   est rate              4.80%         --         --        --        --         --      4.80%                 2.66%
Variable interest
 rate borrowings      $ 51,489         --         --   $ 5,000   $ 3,000         --   $ 59,489   $ 59,489   $ 38,242   $ 38,242
  Average inter-
   est rate              3.30%         --         --     5.76%     5.76%         --      3.63%                 5.02%



40

Table 12 provides additional information about the Corporation's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, deposits, and borrowings with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities. For interest- and noninterest-bearing demand and savings deposits that have no contractual maturity, the table presents estimated principal cash flows based on the Corporation's historical experience and management's judgement, as applicable, concerning customers' most likely withdrawal behaviors, and weighted average interest rates as of December 31, 1998. The fair market value of loans was estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Weighted average variable rates on loans were based on the implied forward rates in the yield curve at December 31, 1998. The fair market value of time deposits was estimated using discounted cash flow analysis, using interest rates currently being paid on time deposits with similar terms.

Table 12 excludes loan commitments. A discussion of the Corporation's loan commitments is included in this Annual Report in Note K to the financial statements.

CAPITAL

Capital provides the foundation for future growth and expansion. The major component of capital is shareholders' equity.

Shareholders' equity was $241.84 million as of December 31, 1998, an increase of $17.91 million, or 8%, from total shareholders' equity as of December 31, 1997. The increase in 1998 was derived almost exclusively from earnings retention of $15.69 million.

The ratio of shareholders' equity to total assets was 12.9% at December 31, 1998, compared to 12.7% at December 31, 1997 and 12.2% at December 31, 1996. The Corporation's tangible equity ratio was 12.7%, 12.5% and 12.0% as of December 31, 1998, 1997 and 1996, respectively.

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

The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board, as of December 31, 1998, as shown in the following table.

                                                                        RISK BASED
                                                       LEVERAGE       CAPITAL RATIOS
                                                        RATIO       TIER 1     TOTAL
------------------------------------------------------------------------------------
Chemical Financial
   Corporation's capital ratios                           13%         27%        29%

Regulatory capital ratios
   "well capitalized" definition                           5           6         10

Regulatory capital ratios
   minimum requirements                                    3           4          8

The Corporation's Tier 1 and Total regulatory capital ratios are significantly above the regulatory minimum and "well capitalized" levels due to the Corporation holding $460 million of investment securities and other assets, which are assigned a 0% risk rating, $446 million of investment securities and other assets, which are assigned a 20% risk rating, and $453 million of loans secured by first liens on residential real estate properties and other assets, which are assigned a 50% risk rating. These three categories of assets represented 72% of the Corporation's total assets as of December 31, 1998.

As of December 31, 1998, all of the Corporation's banking subsidiaries exceeded the minimum capital ratios required of a "well-capitalized" institution, as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.

OUTLOOK

The Corporation's philosophy is that it intends to be a "family" of community banks, which operates under the direction of local Boards of Directors, a holding company management team and a Corporate Board of Directors.

The Corporation strives to remain a quality sales and service organization and is dedicated to sustained profitability through the preservation of the community banking concept, in an ever-changing and increasingly competitive environment.

The Corporation believes it has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. The Corporation has managed its operations successfully, and offsets its lower than peer net interest margin, which results from its conservative lending and investment policies, with lower than peer loan losses and operating expenses. This strategy resulted in an increase in earnings per share of 8.5% and a return on assets of 1.44% during 1998.

There are currently no known trends, events or uncertainties that management believes may be reasonably expected to have a material effect on the Corporation's financial performance.



                                                                         41

YEAR 2000 READINESS DISCLOSURE

During the third quarter of 1996, the Corporation formed a Year 2000 project team and began developing its plan to prepare for the Year 2000. The project began with a process to identify information technology and non-information technology systems that required modification for the Year 2000. A Year 2000 Plan was developed with goals and target dates. This plan includes communicating with third party vendors and suppliers, and obtaining certifications of compliance from third party software and service providers. During the early planning process, the Corporation was notified by the vendor of its core operating system that the core operating system used by the Corporation was not Year 2000 compliant and that it would not be modified to become Year 2000 compliant. The Corporation performed an extensive evaluation of replacement operating systems and in July 1997 chose to convert its core operating system to a new system ("Dimension") offered by its existing vendor. The vendor of the new core operating system has certified to the Corporation that its Dimension system is Year 2000 compliant and guarantees that Dimension software has been designed to accurately store and calculate all dates for the current and future millennia. The Dimension software was created as Year 2000 compliant, as opposed to being modified to be Year 2000 compliant. The Dimension software has received a Year 2000 certification by the Information Technology Association of America ("ITAA"). ITAA is the software industry trade group's century date change certification program. The program examines processes and methods used by companies to perform their Year 2000 software calculations and conversions. The certification by ITAA indicates that it is the opinion of ITAA that the processes and methods used by the Kirchman Corporation, which developed the Dimension software, meet the information technology industry's best software development practices for addressing the Year 2000 issue and the Kirchman Corporation has the core capabilities needed to address the Year 2000 issue. The Corporation converted to the new operating system during the first quarter of 1998. The cost of converting to the new operating system was approximately $300,000. In conjunction with the conversion to the new core operating system, the Corporation purchased a new mainframe computer in 1997 at a cost of approximately $1 million, which was capitalized. The existing mainframe computer and core operating system software were fully depreciated prior to 1997.

The Corporation continued to assess the impact of the Year 2000 issue on the remainder of its computer-based systems and applications and non-information technology systems throughout 1998. As of December 31, 1998, it is the Corporation's opinion that it is complete with the assessment phase of its Year 2000 Plan. Management believes that, as of December 31, 1998 (i) the conversion to the new core operating system software has been completed, but that some additional testing is necessary; (ii) the core operating system represents approximately 85% of the Corporation's mission critical systems; (iii) all mission critical systems and software have been renovated; and (iv) the Corporation was substantially complete with the testing of its internal mission critical systems and hardware, and was significantly underway with the testing of its other mission critical systems and other software programs. The Corporation's Year 2000 Plan has set March 31, 1999 as the date for all testing to be complete for both internal and external mission critical systems. Based on the testing procedures performed through December 31, 1998, the Corporation was on target to meet its March 31, 1999 completion date.

The Corporation replaced computer hardware, primarily desktop computers, and software that were not Year 2000 compliant, in 1998 at a total cost of $525,000, which was capitalized. The Corporation currently anticipates that remaining Year 2000 costs for hardware and software purchases, associated reprogramming, and remedial actions for both information technology and non-information technology will not exceed $250,000 in 1999.

As part of the Corporation's Year 2000 Plan, the Trust Department of the Corporation's lead subsidiary bank replaced its computer hardware during 1998. In addition, both of its core operating systems were upgraded during 1998 to be Year 2000 compliant. The Trust Department uses the SunGard Series 7 system for the processing of trust accounting transactions and the Corbel Quantech system for employee benefit recordkeeping transactions. During the fourth quarter of 1998, extensive testing of the two systems used by the Trust Department for Year 2000 compliance was performed and it is management's opinion that all necessary testing had been satisfactorily completed as of December 31, 1998. During 1999, the Trust Department will focus on the Year 2000 compliance of the systems of other third party providers of service to the Trust Department and the progress of those companies and entities in which the fiduciary customers of the Trust Department are invested toward Year 2000 compliance. In accordance with the Corporation's Year 2000 Plan, the Trust Department is developing contingency plans to address Year 2000 issues which may arise after December 31, 1999.

The impact of the Year 2000 issues on the Corporation will depend not only on corrective actions that the Corporation takes, but also on the way in which Year 2000 issues are addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from, the Corporation, or whose financial condition or operational capability is important to the Corporation. To reduce this exposure, the Corporation has initiated formal communication with its significant suppliers and large customers to determine the extent to which the Corporation's interface systems are vulnerable to those third parties' failures to resolve their own Year 2000 issues. The Corporation has received communication from a majority of its third party vendors and suppliers confirming either that the third parties' software systems are Year 2000 compliant or providing the Corporation with a time line of an expected compliance date by mid-1999. The testing of both mission critical and non-critical third party software systems has begun. The Corporation is on schedule to have all testing of third party software systems



42
completed by June 30, 1999. The Corporation is continuing to seek assurances that the systems of other companies on which the Corporation's systems rely will be timely converted or modified. If such modifications and conversions are not completed timely, their inability to correctly recognize the Year 2000 could have an adverse impact on the operations of the Corporation.

The Corporation's credit risk associated with borrowers may increase to the extent borrowers fail to adequately address Year 2000 issues. As a result, all of the Corporation's subsidiary banks have identified their material borrowers and have assessed these borrowers' Year 2000 readiness. The material borrowers' Year 2000 readiness will be monitored periodically, based on the level of risk that the Year 2000 has been estimated to pose to the business of each borrower.

The Corporation is preparing general contingency plans to address unforeseen Year 2000 issues, including plans in the event that mission critical systems experience difficulties or other significant third parties fail to adequately address Year 2000 issues. Such plans principally involve the operation of systems in an off-line, "limited computerized," environment. This would be accomplished by the manual and desktop computer update of financial records, until problems or difficulties are remedied. The Corporation has determined that it must rely primarily on its software vendors to remedy any unforeseen situations of its mission critical systems in a timely manner. Internal remediation plans are being developed in the remaining information and non-information technology areas. The Corporation is also enhancing its existing business resumption plans to reflect Year 2000 issues. It is developing plans, designed to coordinate the efforts of its personnel and resources, in addressing any Year 2000 difficulties that become evident after December 31, 1999. The Corporation's business resumption plans will include the education of customers about the Year 2000 and explain what the Corporation has done and its plan to be ready for the Year 2000, in order to minimize unwarranted public concerns, and will include the consideration of the additional cash demands of its customers posed by Year 2000 concerns. There can be no assurance that any plans will fully mitigate any such difficulties. Furthermore, there may be certain mission critical third parties, such as utilities or telecommunication companies, where alternative arrangements or other sources are limited or unavailable.

The Corporation believes that with the modifications to existing software, the new hardware and software purchases, and the conversion of the Corporation's core operating system, the Year 2000 issue will not pose significant operational problems for its computer systems and that the additional costs to be incurred are not expected to be material to the Corporation's results of operations, liquidity or capital resources.

The costs of the project and the date on which the Corporation projects it will complete the Year 2000 modifications, as well as the estimated potential effects on the Corporation's operations of Year 2000 issues, were based on management's best estimates. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause differences include, but are not limited to, the ability of other companies on which the Corporation's systems rely to modify or convert their systems to be Year 2000 compliant, the ability to locate and correct all relevant computer codes, the interruption of electronic or telephonic communications, the failure of basic utilities, and similar other uncertainties.

This Year 2000 readiness disclosure is in part based upon and repeats information provided to the Corporation by outside sources, including its customers, vendors and outside consultants and other business partners. Although the Corporation believes this outside information is accurate, the Corporation is not the original source of this outside information and has not independently verified the information.

OTHER MATTERS

This discussion and analysis of financial condition and results of operations, and other sections of this Annual Report, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "judgement," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, the statements under the caption "Year 2000 Readiness Disclosure" are forward-looking statements. Assessments that the Corporation and/or its information and non-information technology systems are Year 2000 "compliant" or "ready" are statements of belief as to the outcome of future events based in part on information provided by vendors and other third parties that the Corporation has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, the Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Future Factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues, including Year 2000 issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.



DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK AND
TRUST COMPANY

DIRECTORS
LAWRENCE E. BURKS
Retired
Chemical Bank and Trust Co.

JAMES A. CURRIE
Investor

DALE T. DEAN
President
4-D Builders Supply, Inc.

MICHAEL L. DOW
Chairman
General Aviation, Inc.

DR. DAVID E. FRY
President
Northwood University

RICHARD A. HAZLETON
Chairman and
Chief Executive Officer
Dow Corning Corporation

JAMES R. JENKINS
Vice President, Secretary and
General Counsel
Dow Corning Corporation

TERENCE F. MOORE
President and
Chief Executive Officer
MidMichigan Health

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

ALAN W. OTT
Chairman
Chemical Financial Corporation

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

ST. LOUIS OFFICE
ADVISORY BOARD
DANIEL L. DOEPKER
President
Mid-West Building
Distributors, Inc.

DOUGLAS F. McKIM
Chairman
Lodewyk, Nesen & McKim, Inc.

LARRY M. NOBLE
Senior Vice President

DUANE OXENDALE
Retired
Michigan Livestock Exchange

DAVID B. RAMAKER
President and CEO

WILLIAM C. THIEMKEY, D.O.
Physician

BRADLY E. VIBBER
Senior Vice President and
Co-Manager

JAMES F. WAGAR
Vice Chairman
Playbuoy Pontoon
Manufacturing, Inc.

TINA A. WALLACE
Vice President and
Co-Manager

OFFICERS
ALAN W. OTT
Chairman

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

W. ROGER MIKUSEK
Senior Vice President

LARRY M. NOBLE
Senior Vice President

JUDE T. PATNAUDE
Senior Vice President and
Trust Officer

GLENN W. PIETENPOL
Senior Vice President and
Trust Officer

MARK D. RUHLE
Senior Vice President

BRADLY E. VIBBER
Senior Vice President

VICE PRESIDENTS
JOANN M. BURGESS
ROBERT W. BURNS
KIMBERLEE R. BUTCHER
ALAN C. CHRISTENSEN
TARI E. DETZLER
LAWRENCE LaGROW
JANET M. McGUIRE
ROGER D. NEMETH
DARLENE R. SLATER
TINA A. WALLACE

VICE PRESIDENTS AND
TRUST OFFICERS
KIRK W. FISHER
DANIEL P. McKUNE
GUY D. MERRIAM
PATRICIA ZIMMERMAN

ASSISTANT VICE PRESIDENT
AND CONTROLLER
JON D. CATLIN

ASSISTANT VICE
PRESIDENTS
CARL R. AHEARN
RUTH BOMAN
ROBERT O. BURGESS, JR.
G. THOMAS CIMBALIK
MARY G. GREEN
STEPHEN M. HALLEAD
SHERRY A. MIZER
SELENA NOBLE
ROBERT S. RATHBUN
MONICA A. SANGER
VICTOR L. SCHULTZ
RONALD D. SCHWEIGERT
BARBARA E. SLAGEL
PEGGY L. TUCKER
ROBERT J. WALTERS
CAROL WIERMAN
SHERYL K. WILLIG

ASSISTANT VICE PRESIDENTS
AND TRUST OFFICERS
HERBERT E. HARDY
NORMA KENDALL

TRUST OFFICERS
SHELLY L. CAUFIELD
RUDOLPH R. RADOSA, JR.
MARK SOVEREEN
PICCOLA SWEEBE

ASSISTANT TRUST OFFICERS
JAN E. GORDON
DEBORA RITTENBURG

AUDITOR
AUDREY J. GRIFFIN

ASSISTANT CASHIERS
BETH E. BRICK
PAMELA J. CARRIER
REGINA CURTIS
SHERON DEIBERT
CHERYL K. MEYERS
PATRICIA A. NELLIS

MARK J. STEINKE
TAMARA J. SWINSON
SANDRA TURK
KATHY M. WENZEL
KEITH A. WENZEL
BESSIE T. WILLIAMS
SHARON YODER

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

TERENCE F. MOORE
President and
Chief Executive Officer
MidMichigan Health

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

THOMAS H. PETERSEN
Executive Vice President and
General Manager

OFFICERS
ALOYSIUS J. OLIVER
President and Treasurer

THOMAS H. PETERSEN
Executive Vice President and
General Manager

W. BRIAN BEALL
Vice President and
Assistant General Manager

DAVID D. COBB
Vice President
Systems Technology

LORI A. GWIZDALA
Secretary



CHEMICAL BANK BAY AREA

DIRECTORS
GARY E. ANDERSON
President
Dow Corning Corporation

JAMES E. DANEK
Executive Vice President

LORI A. GWIZDALA
Senior Vice President,
Chief Financial Officer and
Treasurer
Chemical Financial Corporation

THERON P. HOLLAND
Retired

DOMINIC MONASTIERE
President and CEO

DONALD L. PIETZ
President
PICO, Inc.

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

ROBERT D. SAROW
Attorney at Law
Learman, Peters,
Sarow & McQuillan

GARY D. STEADMAN
President
Gary D. Steadman, Inc.

THOMAS H. TABOR
President
Herman Hiss & Co.

DONALD L. WILTSE
Wiltse Chevrolet,
Oldsmobile, Buick, Inc.

HURON ADVISORY
BOARD
HOWARD M. BARRIGER
Teacher
Standish Sterling High School
President
Barriger Builders

RONALD E. CHRISTIE
Retired

JAMES E. DANEK
Executive Vice President

KARL N. EDMONDS
AuGres Parts & Service

GERALD H. HEINRICH
Retired

THERON P. HOLLAND
Retired

OTIS L. McKINLEY, D.D.S.
Dentist

DOMINIC MONASTIERE
President and CEO

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

DONALD L. WILTSE
Wiltse Chevrolet,
Oldsmobile, Buick, Inc.

OFFICERS
DAVID B. RAMAKER
Chairman

DOMINIC MONASTIERE
President and CEO

JAMES E. DANEK
Executive Vice President

RODNEY R. LOOMIS
Senior Vice President

VICE PRESIDENT AND
CASHIER
JANIE L. WILLIAMSON

VICE PRESIDENTS
CRAIG A. BISHOP
DUANA R. McCULLOCH
GALE L. MIELENS
MARY JO TOPORSKI
THOMAS R. WILCOX

ASSISTANT VICE PRESIDENTS
RONALD D. ERNDT
LYNN M. HANSEN
SANDRA A. METZGER
DEBORAH K. MORGAN
SUZANNE E. NEERING

AUDITOR
DEBBIE L. DEWALD

ASSISTANT CASHIERS
CHARLOTTE L. ANSPAUGH
HOLLY J. BICKHAM
MARIA FRANEK
JUDITH A. MARCINIAK
KATHLEEN C. MARQUARDT
BRENDA A. MICHO
JEAN M. SAXON
KAREN M. SCHAFFER
HARRIET L. STOPYAK
WILLIAM R. TILLEN

CHEMICAL BANK SOUTH

DIRECTORS
JUDITH A. BOROWITZ
President and CEO

RONALD J. DeGRAW
Attorney
Schroeder, DeGraw, Kendall,
Mayhall, DeGraw & Dickerson

ROBERT W. FRAHM
President
Bob Frahm Chevrolet-Buick-
Pontiac Company

EUGENE D. HAMAKER
Retired/Consultant
Metalab

WILLIAM C. LAUDERBACH
Senior Vice President and
Investment Officer
Chemical Bank and Trust Co.

PETER T. MITCHELL
President
Albion College

ARLIN E. NESS
President
Starr Commonwealth Schools

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

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

CHEMICAL BANK MONTCALM

DIRECTORS
JOHN BOOKWALTER
Bookwalter Motor Sales, Inc.

DONALD BURNS
President
Montcalm Community College

GARY COPP
Secretary/Manager
Carson City Lumber Co.

C. NORMAN CROOKS
Farmer

SUSAN D. DRAPER
Office Manager
Lakeview Dental
Associates, P.C.

THOMAS W. KOHN
President and CEO

LARRY M. NOBLE
Senior Vice President
Chemical Bank and Trust Co.

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

MELVIN SCHNEPP
Retired
Schnepp Funeral Homes, Inc.

OFFICERS
DAVID B. RAMAKER
Chairman

THOMAS W. KOHN
President and CEO

GLENN L. WOOD
Senior Vice President

LLOYD D. SCOBY
Senior Vice President

DARLA BARTLETT
Cashier

VICE PRESIDENTS
DAVID BARKER
DIANE BEACH
BRUCE COLE
ROBERT HILL
JEAN SOUTHWARD

ASSISTANT VICE PRESIDENTS
KAY MEISTER
DONNA STRATTON

AUDITOR
KIMBERLY SIBURT

ASSISTANT CASHIERS
AMY S. ANDERSEN
CONNIE COLLAR
LINDA WOLVERTON
KAREN YAW



CHEMICAL BANK CENTRAL

DIRECTORS
JACK R. BENEDICT
President
The Benedict Manufacturing Co.

JOHN CURRIE
Currie's Amoco

BRUCE M. GROOM
Senior Vice President and
Senior Trust Officer
Chemical Bank and Trust Co.

KARL W. LINEBAUGH
President and CEO

RONALD MOHNKE
President
Mohnke Funeral Home, Inc.

LINDA L.H. MYERS
Assistant Superintendent
Mecosta-Osceola
Intermediate School District

DAVID L. PORTEOUS
Attorney at Law
Porteous & White P.C.

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

KARL W. LINEBAUGH
President and CEO

PHILIP R. KEATING
Executive Vice President

MARY WITHERS
Vice President and Cashier

ASSISTANT VICE PRESIDENTS
JAMES GARRETT
DAVID J. LANGWORTHY
JEAN A. MISENAR
MARJORIE A. RICHARDS

AUDITOR
ROBERT D. GAMMONS

ASSISTANT CASHIERS
KENDA DIESON
JANET ROWLAND
MARY K. SUCKOW
KRISTA TESSEINE

CHEMICAL BANK MICHIGAN

DIRECTORS
ROBERT H. BEACOM
Retired
Chemical Bank Michigan

JOHN M. BICKNELL
Retired Retailer

DAVID D. CLARKE
Crop Farmer

VINCENT L. DEMASI
Owner
Clare Hardware

RICHARD DEAN DOHERTY
A.J. Doherty Motor Inns, Inc.

WAYNE FRUCHEY
Retired
Fruchey Foods, Inc.

JOSEPH F. JOHNSTON
Retired
Johnston Elevator

CHARLES F. KINNEY
Senior Vice President
Chemical Bank and Trust Co.

DENNIS J. LAFLEUR
President and CEO

MARK D. MANN
President
Mann Construction, Inc.

CLAY MAXWELL
Maxwell Seed Farms

RICHARD M. MOSER
Owner
Woods Household
Furniture & Appliances

BETTY M. MUSSELL
Community Volunteer

JOSEPH F. MYERS
Myers for Tires

WILLIAM C. ODYKIRK
Ody Enterprises

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

GUERDON E. SCHUMACHER
Retired

ALBERT F. WENTWORTH
Dairy Farmer

OFFICERS
ALOYSIUS J. OLIVER
Chairman

DENNIS J. LAFLEUR
President and CEO

SENIOR VICE PRESIDENTS
JAMES A. ALLEN
RODERICK F. BEAMISH
RONNIE L. POWELL
JAMES P. RAFFENAUD

VICE PRESIDENT AND
CASHIER
STEVEN J. KINGSBURY

VICE PRESIDENTS
JANET GILLARD
TAMMY L. MILLER

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

AUDITOR
HILDA E. FLETCHER

ASSISTANT CASHIERS
THEOLA CLEVELAND
STEPHANIE COOPER
ELAINE DUNKLE
JUDITH A. GROVE
CHRISTINE J. LAWSON
TINA M. LEHMANN
VERA MARSHALL
SUE E. WHITE

CHEMICAL BANK NORTH

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President
and Cashier
Chemical Bank and Trust Co.

WILLIAM L. CAREY
Attorney at Law

JERRY M. DeWITT
Developer

ROSE E. DULEY GLEASON
Retired
Crawford County Library

RICHARD D. HACKER
Owner
Hacker's Yamaha & Honda

ROBERT JANSEN
Owner
Jansen Plumbing & Heating

PAUL B. LERG
Assistant Superintendent
Crawford AuSable Schools

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

G. JOE SWAIN
President and CEO

JERRY WALKER
Retired
Jack Millikin, Inc.

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

ASSISTANT CASHIERS
JAY T. DUKE
SANDRA L. EGBERS
SHARON A. VARISCO



CHEMICAL BANK WEST

DIRECTORS
THOMAS J. ALEXANDER
Executive Vice President
and Cashier
Chemical Bank and Trust Co.

RONALD L. BLACKMAN
President
Blackman Iron & Metal, Inc.

NANCY BOWMAN
Certified Public Accountant

HAROLD CNOSSEN
Prosperous Farms

WAYNE EVERETT
Everett Corporation

JOHN GERNAAT
Gernaat Family Farms

JAMES B. HINKAMP, II
Executive Vice President

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

JOHN A. REISNER
President and CEO

GERARD WINKLE
Van Drie Home Furnishings

OFFICERS
DAVID B. RAMAKER
Chairman

JOHN A. REISNER
President and CEO

JAMES B. HINKAMP, II
Executive Vice President

KRISTINE E. BOWEN
Senior Vice President

BARBARA HANCOCK
Vice President and Cashier

ASSISTANT VICE
PRESIDENTS
ROXANNE PRINCE
SUSAN SCHWAGER

AUDITOR
NORMA DuVALL

ASSISTANT CASHIERS
DELLA BEDNARICK
DARYL HESSELINK
LORIE MORIARTY
JUDY MULDER
MARY JO SHIVLIE

CHEMICAL BANK KEY STATE

DIRECTORS
WADE V. ALDERMAN
President
Alderman's Inc.

GARY J. GREGORICKA
President
Viron International

MARGARET S. GULICK
President and CEO
Memorial Healthcare Center

JOHN F. HARRISON
President and CEO

WILLIAM P. HOWE
Retired Commercial Contractor

MICHAEL G. MAJZEL, JR.
Retired Crop Farmer

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

HERBERT F. PENHORWOOD
Retired Industrialist

DAVID B. RAMAKER
President and CEO
Chemical Bank and Trust Co.

HOWARD S. SHAND
Retired Commercial
Mechanical Contractor

DAVID R. WAKELAND
President
Wakeland Oil Company

OFFICERS
ALOYSIUS J. OLIVER
Chairman of the Board

JOHN F. HARRISON
President and CEO

ROBERT L. HARDY
Senior Vice President

VICE PRESIDENTS
JOHN M. CREIGHTON
LORI L. EDINGTON
JOHN H. LARZELERE

VICE PRESIDENT AND
CASHIER
NITA L. JONES

VICE PRESIDENT AND
CONTROLLER
DONNA S. McAVOY

ASSISTANT VICE PRESIDENTS
P. JOSEPH DALY
MICHELLE M. HOLDEN
RANDY L. HORTON
DONALD D. LEVI

AUDITOR
SANDRA A. DuBARNS

ASSISTANT CASHIERS
BARBARA M. BUCSI
JAMES D. JONES
SUSAN K. LYNDE
JANA L. MOORE
CAROL A. ROWELL
LINDA K. SOVIS

CHEMICAL BANK
THUMB AREA

DIRECTORS
RICHARD C. BIDDINGER
Owner
Riverside Sales and
Engineering Corp.

GARY J. CREWS
Attorney
Ransford and Crews

LORI A. GWIZDALA
Senior Vice President, Chief
Financial Officer and Treasurer
Chemical Financial Corporation

DOUGLAS H. HERRINGSHAW
President and CEO

CARL O. HOLMES
Chairman

MARVIN J. KOCIBA
Farm Owner and Operator

MICHAEL T. LAETHEM
President
Laethem Equipment Company

KENNETH G. McLAREN
Retired Insurance Agency
Owner

ALOYSIUS J. OLIVER
President and CEO
Chemical Financial Corporation

GERALDINE F. PRIESKORN
Vice President
Prieskorn Variety Stores, Inc.

RICHARD B. RANSFORD
President
Ransford Funeral Home, Inc.

CASS CITY/HARBOR
BEACH/BAD AXE
ADVISORY BOARD
DUANE W. CHIPPI
President
Cass City Oil & Gas Company

RICHARD T. DONAHUE
Farm Owner

DOUGLAS H. HERRINGSHAW
President and CEO

MARVIN J. KOCIBA
Farm Owner and Operator

WILLIAM L. KRITZMAN
President and Treasurer
Kritzman's, Inc.

GERALDINE F. PRIESKORN
Vice President
Prieskorn Variety Stores, Inc.

PATRICIA J. ROGGENBUCK
Secretary
Helena Valley Farms

GLEN H. TOWNLEY
Owner
Harbor Beach Insurance
Agency

K. MICHAEL WEAVER
Owner
Coachlight Pharmacy

ROBERT V. WISCHMEYER
Plant Manager
Agri Sales, Inc. (Cass City)

OFFICERS
CARL O. HOLMES
Chairman

DOUGLAS H. HERRINGSHAW
President and CEO

JAMES E. BOLTON
Senior Vice President

DENNIS P. GILKEY
Senior Vice President

ROBERT M. WOLAK
Senior Vice President

VICE PRESIDENTS
MICHAEL F. BOICE
FELICIA M. CARR
WILLIAM L. CHASE
BEVERLY J. PERRY

ASSISTANT VICE PRESIDENT
AND CASHIER
ORVIL A. BEECHER

ASSISTANT VICE PRESIDENTS
LYNN C. PAVLICHEK
LINDA K. SMITH
CHERYL D. WILDER
CAROLYN M. WYMORE

AUDITOR
ROSE M. STRUNZ

ASSISTANT CASHIERS
BETTE M. BURTON
SUSAN M. MILLER
MARSHA K. MOORE
SHERRYL M. SEELEY
JANET D. THANE
KAREN L. WOOD

EXECUTIVE SECRETARY
MONALEE McCREA



CORPORATE DIRECTORS AND OFFICERS

BOARD OF DIRECTORS

(from left to right):

JAMES A. CURRIE
Investor

MICHAEL L. DOW
Chairman
General Aviation, Inc.

TERENCE F. MOORE
President and
Chief Executive Officer
MidMichigan Health

ALOYSIUS J. OLIVER
President and Chief Executive Officer
of the Corporation

ALAN W. OTT
Chairman
Retired, Former President and
Chief Executive Officer of the Corporation

FRANK P. POPOFF
Chairman
The Dow Chemical Company

LAWRENCE A. REED
Retired, Former President and
Chief Executive Officer
Dow Corning Corporation

WILLIAM S. STAVROPOULOS
President and Chief Executive Officer
The Dow Chemical Company

[PICTURE OF JAMES A. CURRIE]
[PICTURE OF MICHAEL L. DOW]
[PICTURE OF TERENCE F. MOORE]
[PICTURE OF ALOYSIUS J. OLIVER]
[PICTURE OF ALAN W. OTT]
[PICTURE OF FRANK P. POPOFF]
[PICTURE OF LAWRENCE A. REED]
[PICTURE OF WILLIAM S. STAVROPOULOS]

[PICTURE OF EXECUTIVE MANAGEMENT (from left to right): LORI A. GWIZDALA, ALOYSIUS J. OLIVER, and DAVID B. RAMAKER]

EXECUTIVE OFFICERS

ALAN W. OTT
Chairman

ALOYSIUS J. OLIVER
President and
Chief Executive Officer

DAVID B. RAMAKER
Executive Vice President
and Secretary

LORI A. GWIZDALA
Senior Vice President,
Chief Financial Officer
and Treasurer

OFFICERS

GLENN SWEENEY
Vice President and
Corporate Auditor

DAVID P. VERMILYE
Vice President

THEODORE J. GROENING
Assistant Vice President and
Assistant Financial Officer

JOSEPH W. TORRENCE
Assistant Vice President and
Corporate Human
Resources Officer

SANDRA BARGERON
Assistant Vice President and
Auditor

ROBERT E. SUTTON
Corporate Loan Review and
Compliance Officer

JONATHAN P. BUSHEY
Loan Review Officer

CHERYL HASSEN SWARTHOUT
Training Officer



CORPORATE INFORMATION

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

The Corporation owns a bank-related company, CFC Data Corp, which provides data processing services primarily to the Corporation's subsidiary banks.

The Corporation operates an insurance agency and a title services company through subsidiaries of its lead bank.

The Corporation serves as controlling shareholder and maintains systems of financial, operational and administrative controls that permit centralized evaluation of subsidiary operations. The Corporation also provides substantive assistance to its subsidiaries in selected functional areas including accounting, operations, marketing, investments, central purchasing, financial planning, internal auditing, loan quality control, training, compliance with regulatory requirements and personnel.

STOCK INFORMATION

Chemical Financial Corporation common stock is traded on The NASDAQ Stock Market. It is quoted daily in leading financial publications under the NASDAQ National Market Issues heading of the stock tables, NASDAQ symbol:
CHFC. As of December 31, 1998, there were five registered market makers of Chemical Financial Corporation common stock: A.G. Edwards & Sons, Inc., Stifel Nicolaus & Co., Roney Capital Markets, Herzog, Heine, Geduld, Inc. and Keefe, Bruyette & Woods, Inc. The approximate number of shareholders of record at December 31, 1998 was 4,200. Analysts, investors, shareholders, and others seeking financial or general information about the Corporation are invited to contact Aloysius J. Oliver, President and Chief Executive Officer, or Lori A. Gwizdala, Senior Vice President and Chief Financial Officer. Telephone (517) 839-5350.

SHAREHOLDER ASSISTANCE

Inquiries related to shareholder records, change of name, address or ownership of stock, and lost or stolen certificates can be directed to either of the following transfer agents and registrars:

Harris Trust and Savings Bank
Attention: Shareholder Services
311 West Monroe Street, 11th Floor
Chicago, Illinois 60606
Telephone: 1-800-942-5909

Chemical Bank and Trust Company
Attention: Co-Transfer Agent
333 East Main Street
Midland, Michigan 48640
Telephone: 1-517-839-5236

DIVIDEND REINVESTMENT

The Corporation offers a dividend reinvestment program through Harris Trust and Savings Bank, whereby shareholders may reinvest their Chemical Financial Corporation dividends in additional shares of the Corporation's stock. Participating shareholders also may invest up to $3,000 in additional funds each quarter for the purchase of additional shares. Information concerning this optional program is available from either of the transfer agents shown above or the Corporate Office of Chemical Financial Corporation, P.O. Box 569, Midland, Michigan 48640. Telephone
(517) 839-5350.

DIVIDEND DIRECT DEPOSIT

Shareholders of the Corporation may have their dividends deposited into their savings or checking account at any bank that is a member of the National Automated Clearing House (ACH) system. Information describing this service and an authorization form can be requested from either of the transfer agents shown above or the Corporate Office of Chemical Financial Corporation, P.O. Box 569, Midland, Michigan 48640. Telephone (517) 839-5350.

ANNUAL MEETING

The annual meeting of the shareholders will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 19, 1999, at 2:00 P.M.

CORPORATE INFORMATION

Chemical Financial Corporation
333 East Main Street
P.O. Box 569
Midland, Michigan 48640
Telephone: (517) 839-5350
Fax Number: (517) 839-5255
Internet: www.chemicalbankmi.com

EQUAL OPPORTUNITY EMPLOYERS

Chemical Financial Corporation and its subsidiaries are equal opportunity employers.

FORM 10-K

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO LORI A. GWIZDALA, CHIEF FINANCIAL OFFICER OF THE CORPORATION, AT P.O. BOX 569, MIDLAND, MICHIGAN 48640.

                      CHEMICAL FINANCIAL CORPORATION

                           333 East Main Street
                               P.O. Box 569
                       Midland, Michigan 48640-0569

                         Telephone: (517) 839-5350
                            Fax: (517) 839-5255

                          WWW.CHEMICALBANKMI.COM

                          [2000 AND BEYOND LOGO]