Form 10-K, Exhibit 13
period 1999-12-31
CHEMICAL FINANCIAL CORP
filed 2000-03-24
CIK 19612

1999 ANNUAL REPORT
[PICTURES OF COWS, FAMILY, SCENIC, TRACTORS, CLASSROOM & VEHICLE]
CHEMICAL FINANCIAL CORPORATION [LOGO]

1999 HIGHLIGHTS

1999 marked the 25th consecutive year of both increased operating earnings and cash dividends

•	1999 net income was $27.709 million, up 6.4% over 1998 net income of $26.046 million.

•	1999 earnings per share were $1.94, up 6.6% over 1998 earnings per share of $1.82.

•	Return on average assets was 1.47% in 1999, compared to 1.44% in 1998.

•	1999 cash dividends per share were $.80, up 9.4% over 1998 cash dividends per share of $.73.

•	The Corporation declared a 5% stock dividend in December 1999 and paid it on January 21, 2000. All per share amounts have been adjusted to reflect the stock dividend.

The Corporation's financial position remained strong at December 31, 1999.		[PICTURE OF BOARD OF DIRECTORS]

•	Total assets increased $17.8 million during 1999 to 1.89 billion as of December 31, 1999.

•	Total loans increased $110.7 million and total deposits increased $7.4 million during 1999.

•	Shareholders' equity increased $7.7 million during 1999 to $249.6 million as of December 31, 1999 and represented 13.2% of total assets.

•	The allowance for loan losses was $18.2 million, or 1.80% of total loans, compared to total nonperforming loans of $3.4 million, or .33% of total loans, as of December 31, 1999.

		BOARD OF DIRECTORS
		(from left to right) MICHAEL L. DOW, TERENCE F. MOORE, ALAN W. OTT, WILLIAM S. STAVROPOULOS, ALOYSIUS J. OLIVER, LAWRENCE A. REED, FRANK P. POPOFF and JAMES A. CURRIE

	REFERENCE GUIDE

	Financial Highlights	1

	Message to Shareholders	2

	Consumer Loans	5

	Real Estate Loans	7

	Farm Loans	9

	Commercial Loans	11

	Community Involvement	13

	Quarterly Financial Information	14

	Consolidated Financial Statements	15

	Notes to Consolidated Financial Statements	19

	Report of Ernst & Young LLP, Independent Auditors	31

	Management's Discussion and Analysis	32

	Directors and Officers of Affiliates	48

	Corporate Directors and Officers	52

	Corporate Information	Inside Back Cover

FINANCIAL HIGHLIGHTS

	Years Ended December 31
	1999	1998	1997	1996	1995

Operating Results (In thousands)
Net interest income	$74,846	$72,487	$69,040	$67,090	$63,687
Provision for loan losses	483	964	1,002	1,128	1,065
Noninterest income	16,003	15,610	13,122	12,198	12,359
Operating expenses	48,986	48,307	45,718	45,124	44,629
Net income	27,709	26,046	23,889	22,003	20,489

Per Share Data*
Net income
Basic	$1.96	$1.84	$1.69	$1.56	$1.46
Diluted	1.94	1.82	1.67	1.54	1.44
Cash dividends declared and paid	.80	.73	.64	.55	.47
Book value end-of-period	17.71	17.07	15.87	14.73	14.73
Market value end-of-period	29.52	31.90	34.10	28.66	26.61

At Year End (In thousands)
Total assets	$1,890,376	$1,872,626	$1,765,100	$1,698,774	$1,706,085
Deposits	1,561,702	1,561,702	1,475,841	1,429,915	1,449,801
Long-term debt	200	8,000	9,000	10,000	12,080
Shareholders' equity	249,581	241,839	223,925	207,269	194,902

Financial Ratios
Return on average total assets	1.47%	1.44%	1.38%	1.30%	1.24%
Return on average shareholders' equity	11.3	11.3	11.1	10.9	11.0
Net interest margin	4.32	4.36	4.35	4.33	4.20
Average shareholders' equity to average total assets	13.0	12.8	12.5	11.9	11.3
Cash dividends paid per share to diluted net income per share	41.2	40.3	38.2	36.0	32.8
Allowance for loan losses to total loans	1.80	2.01	2.05	2.06	2.09
Tangible equity to assets	12.9	12.7	12.5	12.0	11.2

*Adjusted for the 5% stock dividend paid January 21, 2000.

Real Estate Residential Loans	43.4%	95	13.89	95.47
Real Estate Construction Loans	3.4%	96	14.73	96.55
Real Estate Commercial Loans	12.0%	97	15.87	97.64
Home Equity Loans	6.0%	98	17.07	98.73
Consumer Loans	19.6%	99	17.71	99.80
Commercial and Agricultural Loans	15.6%
Loan Composition December 31, 1999		Book Value Per Share December 31 (In dollars)		Cash Dividends Per Share (in dollars)

MESSAGE TO SHAREHOLDERS

To Our Shareholders:

All of us associated with Chemical Financial Corporation are pleased to report that our organization posted improved operating results for the 25th consecutive year in 1999. Net income was $27,709,000 or $1.94 per diluted share. In 1998, we reported net income of $26,046,000 or $1.82 per diluted share.

Total assets at December 31, 1999 were $1.89 billion, a .9 percent increase over the 1998 year-end total of $1.87 billion. During the year, total deposits increased to $1.562 billion from $1.554 billion one year earlier. Total loans increased to a record high of $1.01 billion during 1999. This figure is 12.3 percent more than total loans of $898 million at the end of 1998.

Shareholder's equity increased 3.2 percent during 1999, reaching $249.6 million or a book value of $17.71 per share at December 31, 1999. At the end of the year, shareholders' equity represented 13.2 percent of total assets, more than twice the 5 percent capital-to-assets ratio recommended by banking regulators for well-capitalized institutions. Our return on average assets in 1999 was 1.47 percent, up from 1.44 percent in 1998.

Even though there was a sharp increase in loan volume during 1999, loan quality remains excellent. During the year, the Corporation provided $483,000 for possible loan losses while net loan charge-offs were $364,000. At the end of the year, the allowance for loan losses totaled $18.2 million or 1.80 percent of total loans, while in comparison, nonperforming loans totaled .33 percent of total loans.

Continuing its policy of providing shareholders with appropriate benefits from the Corporation's progress, the Board of Directors declared a 5 percent stock dividend at its December 1999 meeting. This stock dividend was distributed in January

2000. The Board also indicated its intent to establish a quarterly cash dividend for the year 2000 of $.22 per common share. Coupled with the stock dividend, this increase would raise cash payments to shareholders by 10 percent in 2000.

In 1999, bank stocks as a group were, in the words of Crain's Detroit Business, "clobbered." Although the market price of Chemical Financial Corporation common stock declined during the year, our stock was affected less than the stock of many of our peer institutions. In a market driven by speculation more than economic fundamentals, however, the stocks of well-established entities like Chemical Financial Corporation simply could not keep up with the high-flying issues involving glamorous, but often unproven, new technologies.

In 1998, the Board of Directors authorized management to repurchase 100,000 shares of the Corporation's common stock. This repurchase was completed between January and October of 1999. Following the completion of this repurchase program, at its October 1999 meeting, the Board authorized the repurchase of an additional 200,000 shares. All repurchased shares will be reserved for later reissue in connection with potential future stock dividends, employee benefit plans and general corporate purposes.

In late 1999, through a capital restructuring, our affiliate banks paid the Corporation special dividends totaling $35.5 million. From these funds, we repaid our corporate debt of $8 million and placed the remaining funds back into the banks in the form of deposits in the name of the Corporation. This capital restructuring will enhance flexibility in conducting corporate affairs in the future.

95	1.44	95	20,489	95	1,706
96	1.54	96	22,003	96	1,699
97	1.67	97	23,889	97	1,765
98	1.82	98	26,046	98	1,873
99	1.94	99	27,709	99	1,890
Net Income Per Share (Diluted) (In dollars)		Net Income (In thousands of dollars)		Total Assets (December 31) (In millions of dollars)

MESSAGE TO SHAREHOLDERS

When our affiliate banks opened for business on January 3, 2000, it was apparent that the coming of Year 2000 was a non-event throughout the Corporation. By January 6th, we were in a position to advise our Y2K Task Force directors and affiliate bank Y2K officers that "January 1, 2000, came and went without incident for Chemical Financial Corporation and its subsidiaries." In recent years, we spent approximately $2 million and devoted countless hours of director, officer and staff time to preparations for the Year 2000. In the process, we acquired a new mainframe computer, installed new software systems, replaced most desk-top computers and even installed a large diesel-powered generator at CFC Data Corp. It is safe to say that we not only dealt with the Y2K challenge but also significantly improved our data processing capabilities at every level of the Corporation. We do not anticipate any additional issues associated with the turn of the new century.

We remain interested in further acquisitions and have the financial means of accomplishing them. In the current environment, however, there are fewer community banks that are interested in holding company affiliations. During 1999, we acquired the Linwood and Standish offices of National City Bank and, early in 2000, we agreed to purchase the Evart and Morrice offices of Old Kent Bank. There are many branches of the largest banks remaining in our market area. In the near-term, it is likely that our principal source of growth will be purchases of some of these branches as they are offered for sale. In addition, we have, or are in the process of, upgrading our Chemical Bank facilities in Flint, Marshall, Reed City, Greenville and Gladwin. These facility upgrades will allow us to take advantage of opportunities for growth and to serve our current customers better.

At the Annual Meeting in April, we noted the retirement of three affiliate bank directors. Guerdon E. Schumacher retired from the Chemical Bank Michigan board after 21 years of service. Robert W. Frahm left the Chemical Bank South board after 20 years and Howard S. Shand ended 13 years of board membership at Chemical Bank Key State. During 1999, Kathleen Fuce-Hobohm was elected to the Chemical Bank and Trust Company board, William Rzepka became a director of Chemical Bank West and Thomas R. Wright joined the Chemical Bank Key State board. Mark D. Ruhle, the senior lending officer at Chemical Bank and Trust Company in Midland, was named to the boards of Chemical Bank West and Chemical Bank North as a corporate representative.

Late in 1999, Congress finally passed the much debated Gramm-Leach-Bliley Act that provides for the restructure of the entire financial services industry. Initially, it appears that this legislation will have more impact on the largest banks, insurance companies and securities brokers than on community banking organizations. In time, however, it should provide us with opportunities to increase our fee income from sources such as securities brokerage and insurance sales.

One provision of the new law that could have great significance for community banking organizations is the expanded authority granted to Federal Home Loan Banks to provide liquidity and funding to community banks, as their loan portfolios expand faster than their deposit growth.

[PICTURE OF ALAN W. OTT AND ALOYSIUS J. OLIVER OUTSIDE OF CHEMICAL FINANCIAL CORPORATION]

Now, we embark upon the new century with confident optimism. We are financially strong. We have an excellent record of improving performance. We have a splendid staff all over our 24 county market area. We shall strive to do as well for our shareholders in the years ahead as we have done for them in the past.

Sincerely,

/s/ Alan W. Ott
Alan W. Ott
Chairman of the Board

/s/ Aloysius J. Oliver
Aloysius J. Oliver
President and Chief Executive Officer

[PICTURE OF JUNE AND JIM SWANSON STANDING NEXT TO A CAR]

Chemical Banks finance thousands

of automobiles, trucks, boats and

recreational vehicles for their

customers every year. People know that

they can count on a nearby Chemical

Bank to help them make their dreams

come true with a consumer loan

at a very competitive rate.

CONSUMER LOANS

Consumer loans provide financing that enhances the life style of a great majority of Americans. These loans allow them to finance automobiles, home improvements, boats and recreational vehicles, pay their children's tuition and make many of their hopes and ambitions become realities.

It is the rare individual or family that has not used a consumer loan at one time or another to finance a major purchase or expenditure. It is not surprising, then, that such lending has been a significant part of the business of Chemical Financial Corporation since its organization in 1974. Today, we make considerably more than $100 million in new consumer loans each year. At year-end, the ten Chemical Banks had approximately one quarter of a billion dollars in consumer loans on their books. These loans made up almost 25 percent of our consolidated loan portfolio.

As one might expect, more than 50 percent of these loans were made to finance the purchase of an automobile, light truck or sport utility vehicle. The remainder were made for a

[PICTURE OF JACQUELINE PUROLL AND DIRK A. WALTZ STANDING NEXT TO A VEHICLE]

left page: (l-r) June and Jim Swanson
above: (l-r) Jacqueline Puroll and Dirk A. Waltz

multitude of purposes. An ever-increasing proportion of the loans we make, even those made to finance various purchases, are home equity loans. Changes in the federal tax code made several years ago gave many homeowners a deduction on

[PICTURE OF CAR KEYS]

their tax returns for the interest paid on a loan secured by a residence. We expect that the popularity of home equity loans will continue in the future.

In recent years, consumer lending has become an increasingly competitive business. In response to this development, our banks have developed and utilized periodic "loan sales" to ensure that they maintain their market shares. The Loan Bonanza promoted in the Spring of 1999, for example, resulted in the origination of almost 7,300 loans totaling approximately $82 million in less than four months. These loans were made at competitive rates in the market place.

We believe that our success in building the consumer loan portfolio has been made possible by effective promotion, competitive rates and terms and the customer convenience provided by our extensive branch office network. This has proven to be a combination that makes many consumers think of their nearby Chemical Bank first whenever they need to borrow for any worthwhile purpose. We intend to pursue this same marketing strategy in the years ahead to further improve our position in this important component of our business.

We expect consumer lending to remain one of our key activities for many years to come. It is one of the best ways we know to help our customers make their dreams come true while demonstrating our commitment to be "The Bank for Everybody."

[PICTURE OF ANDREW, SHANNON, MELANY AND KEITH TAMLYN STANDING OUTSIDE THEIR HOME THAT IS BEING BUILT]

Chemical Banks have the flexibility

to tailor real estate loans to suit the

special circumstances of their customers.

This is particularly important when a

borrower wants to finance construction

of a new home and then convert the

loan to a conventional long-term,

fixed-rate mortgage.

REAL ESTATE LOANS

Helping families achieve the American Dream of home ownership has always been an important part of what we do at Chemical Financial Corporation. That is why our ten Chemical Banks are among the leading mortgage lenders in all of the mid-Michigan markets where we do business. They make over two thousand residential mortgage loans each year and hold almost half a billion dollars in these loans on their books. In addition, they service thousands of other loans that they made but subsequently sold in the secondary market.

Our success in this highly competitive business is largely attributable to two factors. First, we offer a broad array of mortgage products on competitive terms. This allows us to serve every segment of the market, including low and moderate income homebuyers. Because we can make loans for our own portfolios, we have more flexibility in meeting the needs of our customers than organizations that must sell all of the loans they originate to investors. This is particularly important when customers want a construction loan followed by a conventional mortgage loan. Over the years, people have come to know that Chemical Banks offer the mortgage loan products they want and need.

[PICTURE OF MELANY AND KEITH TAMLYN WORKING ON THEIR NEW HOME]

left page: (l-r) Andrew, Shannon, Melany and Keith Tamlyn
above: (l-r) Melany and Keith Tamlyn (customers of Chemical Bank and Trust Company)

[PICTURE OF A TAPE MEASURE AND A PENCIL]

The network of branch offices that our affiliates operate is the second factor in making our mortgage lending business successful. Potential borrowers can go to almost any Chemical Bank office and apply for a loan. Our branch managers are qualified to help their customers choose among the many different types of loans we offer. For a great many people, the convenience of doing business with someone they know right in their own community has made a nearby Chemical Bank the mortgage lender of choice.

Chemical Banks are also active in the commercial real estate mortgage business. Altogether, our affiliates have over $120 million in commercial real estate loans in their portfolios. By financing factories, warehouses, stores and the like, we help to build local economies and create jobs and opportunities. We see this as a crucial responsibility of the ten Chemical Banks. Moreover, stimulating economic development in the markets where we operate is a key strategy contributing to our own success.

With residential and commercial mortgage loans making up more than 60 percent of all the loans in our portfolios, we are proud of the success we have achieved and the contributions we have made to the quality of life throughout our market area. Going forward, we intend to maintain our leadership in real estate lending by remaining responsive to our customers. Such an approach has worked well for us in the past and will allow us to continue that success in the future.

Mid-Michigan farmers know that

they can rely upon a nearby Chemical

Bank to finance their production,

equipment purchases and land

acquisitions. Agricultural lending is

further evidence of our commitment

to be The Bank for Everybody in

urban and rural areas alike.

[PICTURE OF BEN BOOMS AND BOB WOLAK STANDING NEXT TO A TRACTOR WITH HAY BALES IN THE BACKGROUND]

FARM LOANS

Chemical Financial Corporation's farm loan business is vital to the economic health of many communities where Chemical

[PICTURE OF BEN, JASON, TONY AND EARL BOOMS AND BOB WOLAK]

left page: (l-r) Ben Booms and Bob Wolak (Sr. Vice President - Chemical Bank Thumb Area)
above: (l-r) Ben, Jason, Tony and Earl Booms (cattle and crop farmers in Harbor Beach, Michigan) and Bob Wolak

Banks have branch offices. Consequently, we consider lending to agricultural interests an essential component of our business.

Chemical Banks make three principal types of loans to farmers. The first is production loans. This type of credit provides the means for the farmer to buy seed, fertilizer, fuel and other supplies needed to plant a crop and raise it until it is ready for harvest. The terms of the loan normally allow it to be repaid when the crop is sold.

The second type of loan our affiliates make is equipment loans. Chemical Banks finance the purchase of tractors, trucks, plows, planters and harvesters, storage facilities and milking machines among other things. In some cases, the terms of these loans call for seasonal payments rather than regular monthly payments.

Finally, we finance the purchase of farmland for our agricultural customers seeking to expand their farming operation. For the most part, the terms and conditions of these loans are com-parable to those we offer to buyers of commercial real estate.

We have been successful in building and maintaining a portfolio of loans to farmers for two reasons. First, they know that we have funding available to lend to farmers on an ongoing basis. We remain committed to support our agricultural customers to assist them in increasing their productivity and in enhancing their overall farming operations. Second, we employ lending officers who specialize in agricultural loans and understand the business of farming.

Agricultural activity is not spread evenly among the market areas served by all ten Chemical Banks. Consequently, the banks that make the greatest volume of farm loans employ our agricultural lending officers. Because of our holding company structure, however, these farm loan specialists are available to assist any of our affiliates in serving their farm customers.

Looking to the future, agriculture is changing in Michigan just as it is changing in other parts of the nation. At Chemical Financial Corporation,

[PICTURE OF A SUGARBEET]

however, we are committed to serving the credit needs of farmers throughout our 24 county market area. We know that this is one of the things that we must do if we are to live up to our promise to be "The Bank for Everybody" in urban and rural areas, alike.

[PICTURE OF JIM ALLEN, WANDA LEWIS, AND VERA MARSHALL]

When we finance local business

activities with commercial loans, we

help to create jobs and opportunities

in the communities where we do

business. We understand that one of

the best ways for us to succeed is to

help our customers' businesses

grow and prosper.

COMMERCIAL LOANS

There is a good reason why banks like the Chemical Banks are often called "commercial banks." Lending to business and industry has always been a vital part of the activity at our banks.

At Chemical Financial Corporation, we put great emphasis on providing commercial loans to local enterprise. Not only is it a profitable activity for us, but by providing credit to small and middle-market businesses we are able to contribute to the prosperity of the communities where our borrowers are located.

Moreover, our commercial loan officers make another important contribution to local economic development by giving good advice and counsel to their customers. When sharing their experience with their customers, our loan officers can often help our business borrowers negotiate the sometimes-dangerous intersection where entrepreneurial enthusiasm meets economic reality.

We take our responsibility very seriously because we want economic expansion in our markets to be sound and sustainable. We have found that combining our experience with our customers' expertise is a formula for success.

[PICTURE OF DENNIS AND WANDA LEWIS IN FRONT OF YESTERDAYS DEPOT]

left page: (l-r) Jim Allen (Sr. Vice President, Chemical Bank Michigan), Wanda Lewis, and Vera Marshall (Asst. Cashier, Chemical Bank Michigan)
above: (l-r) Dennis and Wanda Lewis (owners of Yesterdays Depot, Coleman, Michigan)

We also understand that our own prospects for future growth and profitability are linked inextricably with the prosperity of the communities we serve. In a real sense, we must do everything possible to ensure that they do well so that we can do well with them. Our commercial loan marketing program is a key ingredient for our success.

In recent years, we have placed more emphasis on commercial lending than ever before and have employed a number of experienced business development officers. Their primary objective is to service our existing customers and to seek out and develop new business in the communities in which our Chemical Banks are located.

[PICTURE OF A RAILROAD CROSSING WITH RED SIGNALS]

During the past year, our consolidated commercial loan portfolio grew by more than fifteen percent. Combined with our commercial real estate loans, we have provided funding for many local business organizations in the market areas served by the ten Chemical Banks. Looking ahead, we are striving to compound our recent growth in commercial lending. In doing so, we will make the communities we serve even more attractive places to live, work and do business.

[PICTURE OF DEBBY SHORT, JIM DOYLE AND FIFTH GRADERS FROM MACKENSON ELEMENTARY]

Chemical Banks are good corporate

citizens. Their directors and employees

spend many hours in civic activities.

The banks and our Corporation

support many local and statewide

projects. We always try hard to make

mid-Michigan a better place to live,

work and raise a family.

COMMUNITY INVOLVEMENT

Being a good corporate citizen has always been a high priority at Chemical Financial Corporation. Our civic activities are as varied as the communities we serve. We try to do what needs to be done where it needs to be done. Because we have ten bank affiliates, we rely upon each of them to identify situations where help is needed in the local community and then develop its own programs that are responsive to those needs.

Sometimes, the need is for support of economic education at a public school. Several Chemical Banks underwrite the operation of student-operated "banks" or provide speakers who make classroom presentations on topics related to money and banking. This is what Chemical Bank Bay Area, a wholly owned subsidiary of the Corporation, is doing at the Mackenson Elementary School in Bay City.

The City of Albion is a good place to do business. Albion College is a landmark institution there. The downtown business district, peaceful neighborhoods, the scenic Kalamazoo River, well-kept parks and century-old trees provide an attractive environment. In addition, civic leadership has mounted an innovative effort to attract new business and industry and the jobs they provide to the area. Albion College President Peter Mitchell, who is also a director of

[PICTURE OF THE MEMBERS OF GREATER ALBION ALLIANCE]

left page: Debby Short (Training Coordinator, Chemical Bank Bay Area) and Jim Doyle (Teacher) [back row], and fifth graders from Mackenson Elementary above: Members of Greater Albion Alliance
above right: (l-r) Mike Knowles (4-H member) and Chuck Kinney (Sr. Vice President, Chemical Bank and Trust Company)

[PICTURE OF MIKE KNOWLES AND CHUCK KINNEY]

Chemical Bank South, a subsidiary of the Corporation, has spearheaded the organization of the Smart Community program within the greater Albion Alliance. The Smart Community leaders have set their sights on making Albion a model small city for the 21st century. He has been joined on the committee leading this effort by fellow Chemical Bank South Director Arlin Ness and retired Chemical Bank South Director Robert Frahm and staff member Blanche Wilson. Other Chemical Bank South staff members, including President Judith Borowitz, have volunteered to join the effort and the bank has underwritten a number of Smart Community activities.

Local 4-H Clubs play a crucial role in many mid-Michigan communities. That is why our Corporation is a major donor to statewide capital fund drives. Several Chemical Banks provide cashiers and bookkeeping services for 4-H livestock auctions. Others provide financial support for local 4-H projects in their communities. Our entire organization enthusiastically supports the 4-H movement's efforts to instill the indispensable values of Head, Heart, Hands and Health in our young people.

Thanks to the vision of those members of the Chemical Financial family who have become involved in efforts like these, we can point with pride to our record of community service. It is one of the reasons why we can say that the cities and towns where we do business are better places because a Chemical Bank is there.

QUARTERLY FINANCIAL INFORMATION

STOCK PRICE RANGES AND CASH DIVIDENDS PER SHARE*

	1999					1998
High	Low	Cash Dividend			High	Low	Cash Dividend

First quarter	$33.21	$28.33	$.20		$34.67	$29.62	$.183
Second quarter	33.15	27.26	.20		33.81	30.67	.183
Third quarter	32.62	29.05	.20		32.33	24.86	.183
Fourth quarter	31.43	27.86	.20		32.62	26.86	.183
Total		$.80					$.732
*Adjusted for the 5% stock dividend paid January 21, 2000.

Chemical Financial Corporation common stock is traded on The NASDAQ Stock Market under the symbol CHFC. The above table sets forth the range of bid prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions. As of December 31, 1999, there were 14,094,885 shares (adjusted for the 5% stock dividend paid January 21, 2000) of Chemical Financial Corporation common stock issued and outstanding, held by approximately 6,200 shareholders. This number includes an estimate for individual participants in the security positions of certain shareholders of record.

The earnings of the Corporation's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual bank. See Note H to the Consolidated Financial Statements for a discussion of such limitations. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 2000.

SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(In thousands, except per share data)
		1999				1998
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$30,097	$30,437	$30,606	$30,777	$29,824	$30,460	$30,776	$30,573
Interest expense	11,772	11,671	11,721	11,907	12,348	12,447	12,491	11,860
Net interest income	18,325	18,766	18,885	18,870	17,476	18,013	18,285	18,713
Provision for loan losses	175	-	143	165	219	260	234	251
Investment securities gains (losses)	-	15	7	(9)	-	8	-	-
Income before income taxes	9,655	9,992	10,353	11,380	8,564	9,208	9,794	11,260
Net income	6,471	6,694	6,931	7,613	5,779	6,179	6,529	7,559
Net income per share*
Basic	.46	.47	.49	.54	.41	.44	.46	.53
Diluted	.45	.47	.49	.53	.40	.44	.46	.52

*Adjusted for the 5% stock dividend paid January 21, 2000.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME
	Years Ended December 31
	1999	1998	1997
	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$76,825	$74,039	$69,873
Interest on investment securities:
Taxable	39,764	40,602	40,554
Tax-exempt	1,862	2,072	2,160
Total interest on securities	41,626	42,674	42,714
Interest on federal funds sold	3,382	4,809	4,699
Interest on deposits with unaffiliated banks	84	111	33
TOTAL INTEREST INCOME	121,917	121,633	117,319
INTEREST EXPENSE
Interest on deposits	44,912	47,050	46,320
Interest on short-term borrowings	1,731	1,503	1,363
Interest on long-term debt	428	593	596
TOTAL INTEREST EXPENSE	47,071	49,146	48,279
NET INTEREST INCOME	74,846	72,487	69,040
Provision for loan losses	483	964	1,002
NET INTEREST INCOME after provision for loan losses	74,363	71,523	68,038
NONINTEREST INCOME
Trust services revenue	3,878	3,554	3,210
Service charges on deposit accounts	5,885	5,487	5,314
Other charges and fees for customer services	4,764	4,515	3,813
Gains on sales of loans	738	1,536	239
Other	738	518	546
TOTAL NONINTEREST INCOME	16,003	15,610	13,122
OPERATING EXPENSES
Salaries, wages and employee benefits	29,730	28,895	27,280
Occupancy	4,437	4,372	4,362
Equipment	3,411	2,988	3,091
Other	11,408	12,052	10,985
TOTAL OPERATING EXPENSES	48,986	48,307	45,718
INCOME BEFORE INCOME TAXES	41,380	38,826	35,442
Federal income taxes	13,671	12,780	11,553
NET INCOME	$27,709	$26,046	$23,889
NET INCOME PER SHARE
Basic	$1.96	$1.84	$1.69
Diluted	1.94	1.82	1.67

CASH DIVIDENDS PER SHARE	.80	.73	.64

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
	December 31
	1999	1998
	(Dollars in thousands)
ASSETS
Cash and demand deposits due from banks	$ 98,827	$ 98,483
Federal funds sold	73,960	113,150
Interest-bearing deposits with unaffiliated banks	11	5,000
Investment securities:
Available for sale (at estimated market value)	428,040	488,976
Held to maturity (estimated market value - $241,775 in 1999 and
$244,430 in 1998)	243,413	240,847
Total investment securities	671,453	729,823

Loans	1,009,017	898,293
Less: Allowance for loan losses	18,190	18,071
Net loans	990,827	880,222

Premises and equipment	21,570	20,215
Accrued income	14,935	14,195
Other assets	18,793	11,538
TOTAL ASSETS	$1,890,376	$1,872,626

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 258,061	$272,388
Interest-bearing	1,303,641	1,281,883
Total deposits	1,561,702	1,554,271
Short-term borrowings:
Treasury tax and loan notes payable to the U.S. Treasury	11,832	5,137
Securities sold under agreements to repurchase	50,061	48,113
Total short-term borrowings	61,893	53,250

Interest payable and other liabilities	17,000	15,266
Long-term debt	200	8,000
Total liabilities	1,640,795	1,630,787
Shareholders' equity:
Common stock, $1 par value
Authorized - 18,000,000 shares
Issued and outstanding - 13,423,700 shares in 1999
and 13,496,230 shares in 1998	13,424	13,496
Surplus	180,864	184,384
Retained earnings	57,286	40,892
Accumulated other comprehensive income (loss)	(1,993)	3,067
Total shareholders' equity	249,581	241,839
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,890,376	$1,872,626

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS
	Years Ended December 31
	1999	1998	1997
	(In thousands)
OPERATING ACTIVITIES
Net income	$27,709	$26,046	$23,889
Adjustments to reconcile net income
to net cash provided by operating activities:
Provision for loan losses	483	964	1,002
Gains on sales of loans	(738)	(1,536)	(239)
Provision for depreciation and amortization	3,363	2,946	2,741
Gains on sale of branch office building/land	(236)	-	(256)
Net amortization of investment securities	2,152	405	1,789
Net (increase) decrease in accrued income and other assets	(2,793)	475	490
Net increase (decrease) in interest payable and other liabilities	1,678	967	(113)
NET CASH PROVIDED BY OPERATING ACTIVITIES	31,618	30,267	29,303

INVESTING ACTIVITIES
Cash and cash equivalents assumed in acquisition of branch offices	24,366	9,588	-
Net (increase) decrease in interest-bearing deposits with
unaffiliated banks	4,989	(5,000)	1,134
Proceeds from maturities of investment securities available for sale	306,441	255,153	119,934
Proceeds from sales of investment securities available for sale	456	-	-
Purchases of investment securities available for sale	(255,112)	(247,675)	(171,209)
Proceeds from maturities of investment securities held to maturity	100,646	101,991	122,742
Purchases of investment securities held to maturity	(103,998)	(91,946)	(160,468)
Proceeds from sales of loans	46,675	118,566	39,060
Net loan originations, excluding sales	(157,903)	(170,567)	(77,631)
Proceeds from sale of branch office building/land	276	-	900
Purchases of premises and equipment	(3,434)	(1,790)	(2,902)
NET CASH USED IN INVESTING ACTIVITIES	(36,598)	(31,680)	(128,440)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
NOW accounts and savings accounts	(20,911)	67,408	59,944
Net increase (decrease) in certificates of
deposit and other time deposits	1,130	(197)	(14,018)
Net increase in short-term borrowings	8,643	11,054	4,863
Proceeds from long-term borrowing	200	-	-
Principal payments on long-term debt	(8,000)	(1,000)	(1,000)
Cash dividends paid	(11,315)	(10,359)	(9,003)
Proceeds from stock purchase plan	278	295	259
Proceeds from exercise of stock options	264	338	386
Repurchases of common stock	(4,155)	(37)	(467)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(33,866)	67,502	40,964
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(38,846)	66,089	(58,173)
Cash and cash equivalents at beginning of year	211,633	145,544	203,717
CASH AND CASH EQUIVALENTS AT END OF YEAR	$172,787	$211,633	$145,544

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, short-term borrowings and long-term debt	$47,152	$49,229	$48,390
Federal income taxes paid	14,570	14,180	11,545

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
	Years Ended December 31, 1999, 1998 and 1997

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(Dollars in thousands)
BALANCES AT JANUARY 1, 1997	$102,098	$69,616	$35,737	$(182)	$207,269
Stock dividend - 5%	5,120	17,599	(22,719)	-	-
Comprehensive income:
Net income for 1997	-	-	23,889	-	-
Net change in unrealized gains (losses) on
securities available for sale, net of taxes of $854	-	-	-	1,587	-
Comprehensive income	-	-	-	-	25,476
Cash dividends paid	-	-	(9,003)	-	(9,003)
Shares issued upon exercise of employee
stock options (including related tax benefit)	374	12	-	-	386
Shares issued from stock purchase plan	73	191	-	-	264
Repurchase of 17,718 shares	(135)	(332)	-	-	(467)
BALANCES AT DECEMBER 31, 1997	107,530	87,086	27,904	1,405	223,925
Change in common stock par value to $1 per share	(97,058)	97,058	-	-	-
Stock split - 5 for 4	2,699	-	(2,699)	-	-
Comprehensive income:
Net income for 1998	-	-	26,046	-	-
Net change in unrealized gains (losses) on securities available for sale, net of taxes of $894	-	-	-	1,662	-
Comprehensive income	-	-	-	-	27,708
Cash dividends paid	-	-	(10,359)	-	(10,359)
Shares issued upon exercise of employee
stock options (including related tax benefit)	252	86	-	-	338
Shares issued from stock purchase plan	74	190	-	-	264
Repurchase of 1,250 shares	(1)	(36)	-	-	(37)
BALANCES AT DECEMBER 31, 1998	13,496	184,384	40,892	3,067	241,839
Comprehensive income:	-	-	-	-	-
Net income for 1999	-	-	27,709	-	-
Net change in unrealized gains (losses) on securities available for sale, net of taxes of $(2,725)	-	-	-	(5,060)	-
Comprehensive income	-	-	-	-	22,649
Cash dividends paid	-	-	(11,315)	-	(11,315)
Shares issued upon exercise of employee
stock options (including related tax benefit)	50	214	-	-	264
Shares issued from stock purchase plan	9	290	-	-	299
Repurchase of 130,950 shares	(131)	(4,024)	-	-	(4,155)
BALANCES AT DECEMBER 31, 1999	$13,424	$180,864	$57,286	$(1,993)	$249,581

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Chemical Financial Corporation (Corporation) and its subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates. Significant accounting policies of the Corporation and its subsidiaries are described below:

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

Investment Securities Available for Sale:
Investment securities available for sale include those securities which might be sold as part of the Corporation's management of interest rate and prepayment risk, in response to changes in interest rates or in response to a desire to increase liquidity.

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

Loans:
Loans are stated at their principal amount outstanding. Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. Loan interest income is recognized on the accrual basis. A loan is placed in the nonaccrual category when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection, or earlier, when in the opinion of management, there is sufficient reason to doubt the collectability of future principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed in nonaccrual status. The subsequent recognition of interest income on a nonaccrual loan is then recognized only to the extent cash is received and where future collection of principal is probable. Loans are returned to accrual status when principal and interest payments are brought current and collectability is no longer in doubt. Interest income on restructured loans is recognized according to the terms of the restructure, subject to the above described nonaccrual policy.

Nonperforming loans are comprised of those loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments, and other loans for which the terms have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Management identifies and devotes appropriate attention to loans that may not be performing as well as expected.

A loan is considered to be impaired when it is probable that payment of principal and interest will not be made in accordance with the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential real estate loans secured by one-to-four family residences, residential construction loans, and other consumer loans. Commercial loans and commercial real estate loans are evaluated individually for impairment. A portion of the allowance for loan losses may be allocated to impaired loans.

Allowance for Loan Losses:
The allowance for loan losses is maintained at a level that, in management's judgment, is considered to be adequate to provide for possible loan losses. The Corporation maintains formal policies and procedures to monitor and control credit risk. Management's evaluation of the adequacy of the allowance is based on a continuing review of the loan portfolio, actual loan loss experience, risk characteristics of the loan portfolio, the level and composition of nonperforming loans, the financial condition of the borrowers, balance of the loan portfolio, loan growth, economic conditions and employment levels of the Corporation's local markets, and special factors affecting specific business sectors. This evaluation involves a high degree of uncertainty. Loans which are considered uncollectable are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance. While the Corporation allocates portions of the allowance for a specific problem loan and to specific loan categories, the entire allowance is available for any loan losses that occur.

Mortgage Banking Operations:
The origination of mortgage loans is an integral component of the business of the Corporation. The Corporation generally sells the longer term fixed interest rate residential mortgage loans that it originates in the secondary market. These longer term fixed interest rate residential mortgage loans are generally held for thirty days or less, and book value approximates market value. The Corporation retains the servicing rights on all loans that it sells in the secondary market.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - CONTINUED

The Corporation accounts for mortgage servicing rights in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). SFAS 125 requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans which are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the mortgage loans sold. The Corporation amortizes the mortgage servicing right asset in proportion to, and over the life of, the estimated net future servicing income and performs a periodic evaluation of the fair market value of the mortgage servicing right asset. Any impairment of the mortgage servicing right asset is recognized as a valuation allowance.

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

Earnings Per Share:
Basic and diluted earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). All earnings per share amounts for all periods presented conform to the requirements of SFAS 128.

Basic earnings per share for the Corporation is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share for the Corporation is computed by dividing net income by the sum of the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents outstanding during the period. The Corporation's common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock option plans, using the treasury stock method. The following table summarizes the number of shares used in the denominator of the basic and diluted earnings per share computations for the years ended December 31 :

	1999	1998		1999	1998	1997
	(In thousands)		Denominator for
Bank premises	$30,351	$29,239	basic earnings per share	14,148,924	14,160,467	14,097,912
Equipment	10,997	12,278
	41,348	41,517	Denominator for
Less: Accumulated depreciation	19,778	21,302	diluted earnings per share	14,261,124	14,318,154	14,265,279
Total	$21,570	$20,215

Intangible Assets:
Goodwill, representing the cost of investments in subsidiaries in excess of the fair value of identifiable net assets at acquisition, is being amortized over twenty years. Other acquired intangible assets, such as those associated with acquired core deposits, are being amortized over periods between five and fifteen years.

Stock Options:
The Corporation periodically grants stock options for a fixed number of shares with an exercise price equal to the market value of the shares on the date of grant. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Corporation accounts for stock option grants under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock at the date of grant, no compensation expense is recognized.

Comprehensive Income:
Comprehensive income of the Corporation includes net income and an adjustment to equity for unrealized gains and losses on investment securities available for sale, net of income taxes, as required under Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). The Corporation displays comprehensive income as a component in the statement of shareholders' equity.

Operating Segment:
It is management's opinion that the Corporation operates in a single operating segment -- commercial banking. The Corporation is a bank holding company that operates ten commercial banks and a data processing company, each as a separate subsidiary of the Corporation. All ten of the Corporation's commercial bank subsidiaries operate as community banks and offer a full range of commercial banking and fiduciary products and services to the residents and business customers in their geographical market areas. The products and services offered by the commercial bank subsidiaries are consistent throughout the Corporation, as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

				NOTE B - ACQUISITIONS

generally is the pricing of these products and services. These services include personal and business checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit services, automated teller machines, access to insurance and investment products, money transfer services, corporate and personal trust services and other banking services. Each of the Corporation's commercial bank subsidiaries operates in a separate geographical area within the state of Michigan. The geographical area served by each of these subsidiaries is generally the twenty-five mile radius surrounding its headquarters. All marketing of products and services throughout the Corporation's ten subsidiary banks is uniform, as many of the markets served by these subsidiaries overlap. The distribution of products and services is uniform throughout the Corporation's commercial bank subsidiaries and is achieved primarily through retail branch banking offices, automated teller machines and electronically accessed banking products. All ten commercial bank subsidiaries are state chartered commercial banks and operate under the same banking regulations. The data processing subsidiary primarily performs data processing functions for the Corporation's ten commercial bank subsidiaries.

The Corporation's primary sources of revenues are from its investment securities and loan products. The following table summarizes the Corporation's revenue from its specific loan products for the years ended December 31:

During the three years ended December 31, 1999, the Corporation made the following acquisitions:

On July 9, 1999, Chemical Bank Bay Area, a wholly owned bank subsidiary of the Corporation headquartered in Bay City, Michigan, acquired two branch banking offices, located in Standish and Linwood, Michigan, from National City Bank of Michigan/Illinois. Chemical Bank Bay Area consolidated the branch acquired in Standish with an existing branch office in Standish and continued branch banking services at the branch located in Linwood. The two branches acquired had total deposits of approximately $27 million as of that date. The transaction was accounted for by the purchase method of accounting. The amount of the purchase price assigned to core deposit intangibles was $2.4 million.

On November 20, 1998, Chemical Bank South, a wholly owned bank subsidiary of the Corporation headquartered in Marshall, Michigan, acquired a branch banking office in Albion, Michigan from Great Lakes National Bank Michigan. The branch banking office had approximately $11 million of deposits as of that date. In conjunction with the acquisition, Chemical Bank South consolidated its banking operations at 1408 N. Eaton Street in Albion with the newly acquired branch banking office. The transaction was accounted for by the purchase method of accounting. The amount of the purchase price assigned to core deposit intangibles was $1.3 million.

	1999	1998	1997

Interest income and fee revenue
Commercial and agricultural	$11,804	$11,689	$10,747
Real estate construction	2,685	2,757	2,165
Real estate commercial	9,339	8,312	8,332
Real estate residential	34,742	35,520	35,120
Consumer	18,255	15,761	13,509
Total	$76,825	$74,039	$69,873

Common Stock:
On January 21, 2000, the Corporation paid a 5% stock dividend. All per share data and share amounts, where applicable, included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect the stock dividend.

Reclassification:
Certain amounts in the 1998 financial statements have been reclassified to conform with the 1999 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - INVESTMENT SECURITIES

The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 1999 and 1998 (in thousands):

Investment Securities Available for Sale:

December 31, 1999	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S Treasury and agency securities	$398,302	$144	$3,794	$394,652
Mortgage-backed securities	1,192	10	14	1,188
Other debt securities	27,230	1	188	27,043
Total debt securities	426,724	155	3,996	422,883
Equity securities	4,382	775	-	5,157
Total	$431,106	$930	$3,996	$428,040
December 31, 1998
U.S Treasury and agency securities	$440,479	$4,073	$191	$444,361
Mortgage-backed securities	1,554	29	-	1,583
Other debt securities	38,043	197	8	38,232
Total debt securities	480,076	4,299	199	484,176
Equity securities	4,181	619	-	4,800
Total	$484,257	$4,918	$199	$488,976
Investment Securities Held to Maturity:
December 31, 1999	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury and agency securities	$201,279	$188	$1,804	$199,663
States of the U.S. and political subdivisions	36,941	317	306	36,952
Mortgage-backed securities	190	1	2	189
Other debt securities	5,003	-	32	4,971
Total	$243,413	$506	$2,144	$241,775
December 31, 1998
U.S. Treasury and agency securities	$190,957	$2,526	$30	$193,453
States of the U.S. and political subdivisions	41,593	1,076	28	42,641
Mortgage-backed securities	312	4	1	315
Other debt securities	7,985	36	-	8,021
Total	$240,847	$3,642	$59	$244,430

The amortized cost of U.S. Treasury and agency, states of the U.S. and political subdivisions and all other securities at December 31, 1997 were $674,801,000, $46,707,000 and $21,529,000, respectively, whereas the estimated market values of these three categories of investments at December 31, 1997 were $678,201,000, $47,438,000 and $21,993,0000, respectively.

The amortized cost and estimated market value of debt and equity securities at December 31, 1999, by contractual maturity for both available for sale and held to maturity investment securities follows:

Investment Securities Available for Sale:

			Amortized Cost	Estimated Market Value
			(In thousands)
Due in one year or less			$197,827	$197,456
Due after one year through five years			227,705	224,239
Mortgage-backed securities			1,192	1,188
Equity securities			4,382	5,157
Total			$431,106	$428,040
Investment Securities Held to Maturity:
			Amortized Cost	Estimated Market Value
			(In thousands)
Due in one or less			$128,351	$128,208
Due after one year through five years			104,699	103,317
Due after five years through ten years			8,593	8,538
Due after ten years			1,580	1,523
Mortgage-backed securities			190	189
Total			$243,413	$241,775

Investment securities with a book value of $224.4 million at December 31, 1999 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 1998, the corresponding amount was $198 million.

Recognized gains on investment securities were $13,000, $8,000 and $1,000 in 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - LOANS
The following summarizes loans as of December 31:
		1999	1998
		(In thousands)
Commercial and agricultural		$157,721	$137,020
Real estate construction		34,510	33,615
Real estate commercial		120,990	95,130
Real estate residential		457,018	429,297
Consumer		238,778	203,231
Total loans		$1,009,017	$898,293

The Corporation's subsidiary banks have extended loans to directors and officers, and their associates, of the Corporation and of the Corporation's significant subsidiaries. The loans were made in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time, and did not involve more than the normal risk of collectability. The aggregate loans outstanding to the directors and officers of the Corporation and its significant subsidiaries totaled $16,608,000 at December 31, 1999 and $18,495,000 at December 31, 1998. During 1999, there were $23,659,000 of new loans and other additions, while repayments and other reductions totaled $25,546,000.

Changes in the allowance for loan losses were as follows for the years ended December 31:

	1999	1998	1997
	(In thousands)
Balance at beginning of year	$18,071	$17,359	$16,607
Provision for loan losses	483	964	1,002
Loan charge-offs	(609)	(549)	(620)
Loan recoveries	245	297	370
Net loan charge-offs	(364)	(252)	(250)
Balance at end of year	$18,190	$18,071	$17,359

Nonaccrual and renegotiated loans aggregated $2.8 million and $1.8 million at December 31, 1999 and December 31, 1998, respectively. Interest income totaling $164,000 was recorded on the nonaccrual and renegotiated loans in 1999. Additional interest income of $102,000 would have been recorded during 1999 on these loans had they been current in accordance with their original terms.

Impaired loans totaled $445,000 as of December 31, 1999 and $328,000 as of December 31, 1997. The Corporation had no impaired loans as of December 31, 1998. An impairment allowance was not required on any of the impaired loans. The impaired loan balances represented loans for which their fair value exceeded the recorded investment in the loan, based on the fair value of the related collateral.

NOTE E - FEDERAL INCOME TAXES

The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35%, primarily due to tax-exempt interest on investments and loans, as shown in the following analysis for the years ended December 31:

	1999	1998	1997
	(In thousands)
Tax at statutory rate	$14,483	$13,589	$12,405
Changes resulting from:
Tax-exempt income	(936)	(878)	(887)
Other	124	69	35
Total federal income tax expense	$13,671	$12,780	$11,553

The provision for federal income taxes consisted of the following for the years ended December 31:
	1999	1998	1997
	(In thousands)
Current	$14,232	$14,537	$11,503
Deferred (benefit)	(561)	(1,757)	50
Total	$13,671	$12,780	$11,553

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:

		1999	1998
		(In thousands)
Deferred tax assets:
Allowance for loan losses		$5,764	$5,437
Employee benefit plans		1,872	1,601
Expense accruals not yet tax deductible		1,449	1,459
Investment securities available for sale		1,073
Other		607	549
Total deferred tax assets		10,765	9,046
Deferred tax liabilities:
Investment securities available for sale			1,651
Tax over book depreciation		527	621
Other		751	603
Total deferred tax liabilities		1,278	2,875
Net deferred tax assets		$9,487	$6,171

Federal income tax expense applicable to gains on securities transactions was $5,000 in 1999 and $3,000 in 1998 and is included in federal income taxes on the consolidated statement of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - PENSION AND POSTRETIREMENT BENEFITS

The Corporation has a noncontributory defined benefit pension plan (Plan) covering all of its salaried employees. Normal retirement benefits are based on years of service and the employee's average annual pay for the five highest consecutive years during the ten years preceding retirement. The Corporation's funding strategy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Plan assets consist primarily of listed stocks, U.S. government securities and common stock of the Corporation (171,040 shares at December 31, 1999).

The following table sets forth the changes in the benefit obligation and plan assets of the Plan:

		1999		1998
		(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year		$33,901		$30,022
Service cost		1,719		1,563
Interest cost		2,246		2,073
Net actuarial (gain) loss		(4,174)		1,269
Benefits paid		(1,074)		(1,026)
Benefit obligation at end of year		$32,618		$33,901

Change in plan assets:
Fair value of plan assets at beginning of year		$49,219		$44,043
Actual return on plan assets		433		6,202
Contributions by the Corporation		-		-
Benefits paid		(1,074)		(1,026)
Fair value of plan assets at end of year		$48,578		$49,219

Overfunded status of the plan		$15,960		$15,318
Unrecognized net actuarial gain		(13,390)		(12,111)
Unrecognized net transition asset		(274)		(451)
Unrecognized prior service cost		(98)		(126)
Prepaid benefit cost		$2,198		$2,630

Net periodic pension cost of the Plan consisted of the following for the years ended December 31:
	1999	1998		1997
	(In thousands)
Service cost	$1,719	$1,563		$1,339
Interest cost	2,246	2,073		1,897
Expected return on plan assets	(3,292)	(2,921)		(2,532)
Amortization of transition amount	(177)	(177)		(177)
Amortization of prior service cost	(28)	(28)		(28)
Amortization of unrecognized net gain	(36)	-		-
Pension expense	$ 432	$ 510		$ 499

Weighted-average assumptions as of December 31:
	1999	1998		1997
Discount rate used in determining projected benefit obligation	7.50%	6.75%		7.00%
Expected return on assets	8%	8%		8%
Rate of compensation increase	5%	5%		5%

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

The following table sets forth changes in the Corporation's postretirement benefit obligation:

		1999		1998
		(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year		$4,472		$4,274
Service cost		208		192
Interest cost		305		287
Net actuarial gain		(211)		(306)
Amendments		(172)		-
Benefits paid, net of retiree contributions		(96)		25
Benefit obligation at end of year		$4,506		$4,472

Unfunded status of the plan		$4,506		$4,472
Unrecognized net actuarial gain (loss)		137		(75)
Unrecognized prior service cost		162		8
Accrued postretirement benefit cost		$4,805		$4,405

Net periodic postretirement benefit cost consisted of the following for the years ended December 31:

		1999	1998	1997
		(In thousands)
Service cost		$208	$192	$148
Interest cost		305	287	267
Amortization of prior service cost		(17)	(4)	(4)
Net periodic postretirement benefit cost		$496	$475	$411

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% and 6.75% at December 31, 1999 and December 31, 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For measurement purposes, the annual rates of increase in the per capita cost of covered health care benefits and dental benefits for 2000 were assumed at 7.05% and 6.01%, respectively. These rates were assumed to decrease gradually to 5.50% in 2003 and remain at that level thereafter.

The assumed health care and dental cost trend rates have a significant effect on the amounts reported. A one-percentage-point change in these rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(In thousands)
Effect on total of service and interest cost components in 1999	$110	$ (85)
Effect on postretirement benefit obligation as of December 31, 1999	$810	$(645)

NOTE G - LONG-TERM DEBT
Long-term debt consisted of the following obligations:
			December 31
		1999		1998
		(In thousands)
Federal Home Loan Bank (FHLB) of Indianapolis Advance at 5.64%		$200
Term note payable to unaffiliated bank				$8,000
Total		$200		$8,000

The Corporation prepaid the $8,000,000 term note payable in December 1999 with no prepayment penalty.

Principal payments on the FHLB advance are due annually, beginning May 15, 2000 and continue through May 15, 2009. Prepayments are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The FHLB advance is collateralized by FHLB stock, and if necessary, first mortgage loans of Chemical Bank Key State, a wholly owned subsidiary of the Corporation, under a blanket lien arrangement.

NOTE H - RESTRICTED ASSETS AND DIVIDEND LIMITATIONS OF SUBSIDIARY BANKS

Banking regulations require that banks maintain cash reserve balances in vault cash, with the Federal Reserve Bank or with certain other qualifying banks. The aggregate average amount of such legal balances required to be maintained by the Corporation's subsidiary banks was $21.1 million for the year ended December 31, 1999. During 1999, the Corporation's subsidiary banks satisfied their legal reserve requirements almost exclusively by maintaining average vault cash balances in excess of their legal reserve requirements.

Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 1999, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiaries are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid by the Corporation's bank subsidiaries to the parent company, without obtaining prior approval from bank regulatory agencies, was $45.5 million as of January 1, 2000. Dividends paid to the Corporation by its banking subsidiaries totaled $48.1 million in 1999, $12 million in 1998 and $11.3 million in 1997. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require minimum ratios of Tier 1 capital to average assets (Leverage Ratio), and of Tier 1 and Total capital to risk-weighted assets. These capital guidelines assign risk weights to on- and off-balance sheet items in arriving at total risk-weighted assets. Minimum capital levels are based upon perceived risk of various asset categories and certain off-balance sheet instruments.

At December 31, 1999 and 1998, the Corporation's and each of its bank subsidiaries' capital ratios exceeded the quantitative capital ratios required for an institution to be considered "well-capitalized."

The table below, "Capital Analysis," compares the Corporation's and each of its significant subsidiaries' actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 1999.

				Risk-Based Capital
	Leverage		Tier l		Total
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in millions)
Corporation's capital	$246	13%	$246	27%	$258	28%
Required capital - minimum	57	3	37	4	73	8
Required capital - "well capitalized" definition	95	5	55	6	92	10

Chemical Bank and Trust Company's capital	77	12	77	29	80	31
Required capital - minimum	18	3	10	4	21	8
Required capital - "well capitalized" definition	31	5	16	6	26	10

Chemical Bank Michigan's capital	26	11	26	23	28	24
Required capital - minimum	7	3	5	4	9	8
Required capital - "well capitalized" definition	12	5	7	6	12	10

Chemical Bank Bay Area's capital	23	9	23	20	24	21
Required capital - minimum	7	3	5	4	9	8
Required capital - "well capitalized" definition	12	5	8	6	11	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - STOCK OPTIONS

The Corporation's stock option plan provides for grants of options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 1999, there were a total of 526,197 shares available for future awards under the Corporation's 1997 plan. The plan provides that the option price shall not be less than the fair market value of common stock at the date of grant, options become exercisable as specified in the option agreement governing the option as determined by the Compensation Committee of the Board of Directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options. The Corporation does not record expense as a result of the grant or exercise of stock options.

Options granted may include a stock appreciation right that entitles the grantee to receive a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the expiration date of the option, by the market price of a single share. As of December 31, 1999, there were no outstanding options with stock appreciation rights.

The activity in the Corporation's stock option plans during the three years ended December 31, 1999, was as follows:

				Number of Shares	Weighted Average Exercise Price
Outstanding - January 1, 1997				503,622	$16.74
Activity during 1997:
Granted				9,302	29.66
Exercised				(61,682)	10.57
Cancelled				(3,341)	25.05
Outstanding - December 31, 1997				447,901	17.79
Activity during 1998:
Granted				131,250	31.67
Exercised				(60,866)	11.61
Cancelled				(1,825)	24.94
Outstanding - December 31, 1998				516,460	22.02
Activity during 1999:
Granted				25,725	30.30
Exercised				(70,178)	11.79
Cancelled				(6,035)	28.14
Outstanding - December 31, 1999				465,972	$23.93

The following table summarizes information about stock options outstanding at December 31, 1999:
Options Outstanding				Options Exercisable
Number Outstanding	Weighted Average Exercise Price	Average Life (a)	Range of Exercise Prices	Number Exercisable	Weighted Average Exercise Price
13,207	$ 8.71	.55	$ 8.71	13,207	$ 8.71
61,401	11.70	1.17	11.70	61,401	11.70
101,831	20.05	3.26	$18.54-21.25	101,541	20.04
126,668	25.05	6.83	25.05	113,934	25.05
162,865	31.34	8.93	29.66-31.67	100,423	41.55
465,972	$23.93	5.86	$8.71-$31.67	390,506	$22.77
(a) Weighted average remaining contractual life in years

The Corporation does not recognize compensation cost in accounting for its stock option plans. If the Corporation had elected to recognize compensation cost for options granted in 1999, 1998 and 1997, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

			1999	1998	1997
Net income - as reported			$27,709	$26,046	$23,889
Net income - pro forma			27,243	25,923	23,551
Basic earnings per share - as reported			1.96	1.84	1.69
Basic earnings per share - pro forma			1.93	1.83	1.67
Diluted earnings per share - as reported			1.94	1.82	1.67
Diluted earnings per share - pro forma			1.91	1.81	1.65

The weighted average fair values of options granted during 1999, 1998 and 1997 were $7.96, $6.63 and $7.06 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

			1999	1998	1997
Expected dividend yield			2.7%	2.2%	2.2%
Expected stock volatility			21.4%	16.9%	16.9%
Risk-free interest rate			6.55%	4.78%	5.88%
Expected life of options - in years			6.5	6.5	6.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - COMMITMENTS AND OTHER MATTERS	NOTE L - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Historically, the majority of the commitments of the Corporation have not been drawn upon and, therefore, may not represent future cash requirements. Standby letters of credit are conditional commitments issued generally by the Corporation to guarantee the performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. Collateral obtained upon exercise of commitments is determined using management's credit evaluation of the borrowers and may include real estate, business assets, deposits and other items. The Corporation at any point in time also has approved but undisbursed loans. The majority of these undisbursed loans will convert to a booked loan within a three-month period.

Loan commitments, standby letters of credit and undisbursed loans were $116.2 million, $7.3 million and $35.9 million, respectively, at December 31, 1999 and $114 million, $4.7 million and $58.4 million, respectively, at December 31, 1998. The majority of the loan commitments and standby letters of credit outstanding as of December 31, 1999 expire one year from their contract date, except for $14.8 million which extend for more than five years.

The Corporation's loan commitments, standby letters of credit and undisbursed loans have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive fees in connection with these agreements.

The Corporation has lease commitments on a building, equipment and certain computer software that will require annual lease payments of approximately $700,000 per year through 2003. There were no other material lease rental payments or noncancelable lease commitments outstanding at December 31, 1999.

Expenses included in the category of other operating expenses which were in excess of 1% of interest and noninterest income during the three year period ended December 31, 1999 were as follows: Stationery and supplies expense of $1,520,000 in 1998 and $1,504,000 in 1997.

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires disclosures about the estimated fair values of the Corporation's financial instruments. The Corporation utilized quoted market prices, where available, to compute the fair values of its financial instruments. In cases where quoted market prices were not available, the Corporation used present value methods to estimate the fair values of its financial instruments. These estimates of fair value are significantly affected by the assumptions made and, accordingly, do not necessarily indicate amounts which could be realized in a current market exchange. It is also the Corporation's general practice and intent to hold the majority of its financial instruments until maturity and, therefore, the Corporation does not expect to realize the estimated amounts disclosed.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:
The carrying amounts reported in the consolidated statement of financial position for cash and demand deposits due from banks and federal funds sold approximate those assets' fair values.

Interest-bearing deposits with unaffiliated banks:
The carrying amounts reported in the consolidated statement of financial position for interest-bearing deposits with unaffiliated banks approximate those assets' fair values.

Investment securities:
Fair values for investment securities are based on quoted market prices.

Loans:
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deposit liabilities:
The fair values of deposit accounts without defined maturities, such as interest- and noninterest-bearing checking, savings and money fund accounts are equal to the amounts payable on demand. As of December 31, 1999 and December 31, 1998, the Corporation had total deposits without defined maturities totaling $1,000,523,000 and $1,006,971,000, respectively, for which SFAS 107 defined their fair values to be equal to their carrying amounts. Fair values for fixed interest rate certificates of deposit and other time deposits are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar remaining maturities. The fair values for variable interest rate certificates of deposit and other time deposits approximate their carrying amounts.

Short-term borrowings:
The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

Long-term debt:
The carrying amount of the Corporation's long-term debt approximates fair value.

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

Estimates of fair values have not been made for items which are not defined by SFAS 107 as financial instruments, including such items as the Corporation's core deposit intangibles and the value of its trust department. The Corporation believes it is impractical to estimate a representative fair value for these types of assets, even though management believes they add significant value to the Corporation.

The following is a summary of previously described financial instruments reported in the consolidated statement of financial position for which fair values differ from carrying amounts as of December 31:

	1999		1998
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Assets:
Investment securities	$671,453	$669,815	$729,823	$733,406
Loans	990,827	980,370	880,222	892,812
Liabilities:
Time deposits	561,179	544,121	547,300	549,792

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - PARENT COMPANY ONLY FINANCIAL INFORMATION
Condensed financial statements of Chemical Financial Corporation (parent company) follow:
		December 31
Condensed Statement of Financial Position		1999	1998
Assets		(In thousands)
Cash on deposit at subsidiary bank		$ 39,283	$ 15,246
Investment securities available for sale		4,646	3,701
Investments in bank subsidiaries		209,605	234,616
Investment in non-bank subsidiary		2,166	1,978
Goodwill		1,703	2,008
Other assets		1,695	1,391
Total Assets		$259,098	$258,940
Liabilities and Shareholders' Equity
Liabilities:
Long-term debt			$ 8,000
Other liabilities		$ 9,517	9,101
Total Liabilities		9,517	17,101
Shareholders' equity		249,581	241,839
Total Liabilities and Shareholders' Equity		$259,098	$258,940

	Years Ended December 31
Condensed Statement of Income	1999	1998	1997
Income	(In thousands)
Cash dividends from bank subsidiaries	$48,102	$11,968	$11,348
Cash dividends from non-bank subsidiary	610	656	102
Interest income from subsidiary bank	593	663	677
Other interest income and dividends	117	82	12
Total Income	49,422	13,369	12,139
Expenses
Interest on long-term debt	421	593	596
Operating expenses	1,882	2,088	1,818
Amortization of goodwill	305	305	305
Total Expenses	2,608	2,986	2,719
Income Before Income Taxes and Equity in
Undistributed Net Income of Subsidiaries	46,814	10,383	9,420
Federal income tax benefit	558	738	658
	47,372	11,121	10,078
Equity in undistributed net income of:
Bank subsidiaries	(19,851)	14,931	13,392
Non-bank subsidiary	188	(6)	419
Net Income	$27,709	$26,046	$23,889

	Years Ended December 31
Condensed Statement of Cash Flows	1999	1998	1997
Operating Activities	(In thousands)
Net income	$27,709	$26,046	$23,889
Equity in undistributed net income of subsidiaries	19,663	(14,925)	(13,811)
Other	400	1,385	281
Net Cash Provided by Operating Activities	47,772	12,506	10,359
Investing Activities
Purchases of investment securities available for sale	(1,563)	(1,725)	(1,266)
Sales of investment securities available for sale	756
Net Cash Used in Investing Activities	(807)	(1,725)	(1,266)

Financing Activities
Principal payments on long-term debt	(8,000)	(1,000)	(1,000)
Repurchases of common stock	(4,155)	(37)	(467)
Proceeds from subsidiary directors' stock purchase plan	278	295	259
Proceeds from exercise of stock options	264	338	386
Cash dividends paid	(11,315)	(10,359)	(9,003)
Net Cash Used in Financing Activities	(22,928)	(10,763)	(9,825)
Increase (Decrease) in Cash	24,037	18	(732)
Cash at beginning of year	15,246	15,228	15,960
Cash at End of Year	$39,283	$15,246	$15,228

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors

Chemical Financial Corporation

We have audited the accompanying consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemical Financial Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Detroit, Michigan

January 21, 2000

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

On January 21, 2000, the Corporation paid a 5% stock dividend to shareholders of record on January 7, 2000. All per share amounts, and shares outstanding where appropriate, have been adjusted for this stock dividend.

Mergers and Acquisitions

The primary method of expansion into new banking markets has been through acquisitions of other financial institutions and bank branches. The following is a summary of the Corporation's merger and acquisition activity during the three-year period ended December 31, 1999.

On July 9, 1999, the Corporation acquired two branch banking offices located in Standish and Linwood, Michigan from National City Bank of Michigan/Illinois. The Standish branch had total deposits of approximately $10 million as of this date and was consolidated into an existing branch of an affiliate. The Linwood branch had total deposits of approximately $17 million as of this date and is operating as a new branch of an affiliate.

On November 20, 1998, the Corporation acquired a branch banking office in Albion, Michigan from Great Lakes National Bank Michigan. The branch had total deposits of $11 million as of that date and was consolidated with an existing branch of an affiliate.

Net Income

Net income in 1999 was $27.7 million, or $1.94 per share, compared to net income of $26 million, or $1.82 per share, in 1998. Net income in 1999 represented a 6.4% increase over 1998 net income, while 1999 earnings per share represented a 6.6% increase over 1998 earnings per share. Net income has increased at an average annual compound rate of 7.7% during the five-year period ended December 31, 1999, while earnings per share has grown at an average annual compound rate of 7.5% over that same period.

The Corporation's return on average assets was 1.47% in 1999, 1.44% in 1998 and 1.38% in 1997. The Corporation's return on average shareholders' equity was 11.3% in 1999 and 1998 and 11.1% in 1997.

Deposits
The Corporation's average deposit balances and rates for the past three years are included in Table 2. Average total deposits were $55.9 million, or 3.7%, higher in 1999 as compared to 1998. The growth in deposits during 1999 was spread across the Corporation's deposit products. Average total deposits were up $53.6 million, or 3.7%, in 1998 as compared to 1997. The growth in deposits during 1998 was primarily in savings deposits and noninterest-bearing checking account products. The growth in deposits during both 1999 and 1998 was achieved through enhanced cross-selling efforts by bank personnel. It is the Corporation's strategy to develop customer relationships which will drive steady core deposit growth and stability. The Corporation gathers deposits from the local markets of its banking subsidiaries and has no brokered deposits.

The growth of the Corporation's deposits is impacted by competition for customer deposits from other investment products. Brokerage accounts, mutual funds and various annuity products are clearly the most significant products in competition for customer deposits. These products are sold by a wide spectrum of organizations, such as brokerage and insurance companies, as well as by financial institutions.

The Corporation's subsidiary banks, through "CFC Investment Centers," offer a broad array of mutual funds, annuity products and market securities through alliances with Security First Group and BISYS Brokerage Services. CFC Investment Centers offer customers a complete spectrum of investment products and service capabilities, backed by strong financial planning capabilities. During 1999, customers purchased $31 million of annuity and mutual fund investments through CFC Investment Centers. In addition, the Trust Department of Chemical Bank and Trust Company offers customers a number of investment products and services. Two of these products are "ChemVest Advantage," which provides customers with professional assistance in spreading their funds among a variety of institutional mutual funds, and "ChemSelect-IRA," which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds without any sales charges or transaction fees. As of December 31, 1999, these two Trust Department investment products had balances totaling $33 million.

Assets

Average assets were $1.888 billion during 1999, an increase of $84 million, or 4.7%, over average assets during 1998 of $1.804 billion. Average assets increased $77 million, or 4.5%, during 1998 as compared to average assets of $1.727 billion in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 1. FIVE-YEAR INCOME STATEMENT - TAX EQUIVALENT BASIS* - AS A PERCENTAGE OF AVERAGE TOTAL ASSETS
Years Ended December 31
1999	1998	1997	1996	1995
INTEREST INCOME
Interest and fees on loans	4.10%	4.12%	4.06%	4.01%	3.90%
Interest on investment securities	2.25	2.42	2.54	2.49	2.49
Interest on short-term investments	.18	.27	.27	.28	.30
TOTAL INTEREST INCOME	6.53	6.81	6.87	6.78	6.69
INTEREST EXPENSE
Interest on deposits	2.38	2.61	2.68	2.62	2.62
Interest on short-term borrowings	.09	.08	.08	.07	.09
Interest on long-term debt	.02	.03	.03	.04	.05
TOTAL INTEREST EXPENSE	2.49	2.72	2.79	2.73	2.76
NET INTEREST INCOME	4.04	4.09	4.08	4.05	3.93
Provision for loan losses	.03	.05	.06	.07	.06
NONINTEREST INCOME
Trust services revenue	.21	.20	.19	.17	.16
Service charges and fees	.54	.55	.53	.51	.52
Gains on sales of loans	.04	.08	.01	.01	.03
Other	.06	.03	.03	.03	.03
TOTAL NONINTEREST INCOME	.85	.86	.76	.72	.74
OPERATING EXPENSES
Salaries, wages and benefits	1.57	1.60	1.58	1.60	1.55
Occupancy	.23	.24	.25	.25	.24
Equipment	.18	.17	.18	.17	.17
Other	.61	.67	.64	.65	.74
TOTAL OPERATING EXPENSES	2.59	2.68	2.65	2.67	2.70
INCOME BEFORE INCOME TAXES	2.27	2.22	2.13	2.03	1.91
Federal income taxes	.72	.71	.67	.65	.59
Tax equivalent adjustment	.08	.07	.08	.08	.08
NET INCOME	1.47%	1.44%	1.38%	1.30%	1.24%
AVERAGE TOTAL ASSETS - In thousands	$1,888,169	$1,804,022	$1,726,960	$1,688,214	$1,654,640
*Taxable equivalent basis using a federal income tax rate of 35%.

Cash Dividends

During 1999, cash dividends per share were $.80, a 9.4% increase over cash dividends per share in 1998 of $.73.

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973.

The Corporation's annual cash dividends per share over the past five years, adjusted for all stock dividends and stock splits, were as follows:

Cash dividends per share in 1998 represented a 14.6% increase over cash dividends per share in 1997. The compound annual growth rate of the Corporation's cash dividends per share over the past five- and ten-year periods ended December 31, 1999, was 15.6% and 12.2%, respectively.

The earnings of the Corporation's subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation's subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation's subsidiary banks.

1999	1998	1997	1996	1995
Annual Dividend	$.80	$.73	$.64	$.55	$.47

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS - CONTINUED

Business of the Corporation

The Corporation is a bank holding company with its business concentrated in a single industry segment - commercial banking. The Corporation, through its ten bank subsidiaries, offers a full range of commercial bank services. These banking services include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the Corporation's ten subsidiary banks and to outside customers. The data processing services provided to the Corporation's subsidiaries represented 90% of total revenue of the data processing subsidiary in 1999, 87% in 1998 and 84% in 1997.

The principal markets for the Corporation's commercial banking services are communities within Michigan in which the Corporation's subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 1999, the Corporation served 56 communities through 87 banking offices in 24 counties, located generally across the mid-section of Michigan's lower peninsula. In addition to the banking offices, the Corporation operated 89 automated teller machines, both on and off bank premises, as of December 31, 1999.

The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 56% of total revenues in 1999 and 54% of total revenues in 1998 and 1997. Interest on investment securities is also a significant source of revenue, accounting for 30% of total revenues in 1999, 31% of total revenues in 1998 and 33% of total revenues in 1997. Chemical Bank and Trust Company (CB&T), the Corporation's largest subsidiary and lead bank headquartered in Midland, Michigan, represented 28% of total loans and 32% of total deposits as of December 31, 1999.

In addition, CB&T offers property and casualty, life, health and title insurance products to customers through two insurance subsidiaries.

The single most important component in analyzing the results of the Corporation's operations is net interest income. Net interest income (FTE) comprised 82.7% of net revenues in 1999, compared to 82.5% in 1998 and 84.3% in 1997.

Net interest income is influenced by a variety of factors, including changes in the volume of earning assets, changes in the mix of earning assets and interest-bearing liabilities, the proportion of earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest which are impacted by the national economy and monetary policies of the Federal Reserve, and variations in interest sensitivity in the differing types of interest-earning assets and interest-bearing liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management's control also have an impact on changes in net interest income. These conditions include changes in market interest rates, the strength of credit demands by customers, competition from other financial institutions, the growth of deposit accounts at nonbank financial competitors and the continued growth in equity, mutual fund and annuity investments. Management monitors the Corporation's balance sheet to insulate net interest income from significant swings caused by interest rate volatility. The Corporation's policies in this regard are further discussed in the section titled "Liquidity and Interest Sensitivity."

Table 2 presents for 1999, 1998 and 1997 the average daily balances of the Corporation's major assets and liabilities, interest income and expense on a FTE basis, average interest rates earned and paid on the Corporation's assets and liabilities, net interest income (FTE), net interest spread (FTE) and net interest margin. During 1999, total average interest- earning assets increased $74 million, or 4.4%, to $1.768 billion. In that same period, total average interest-bearing liabilities increased $51 million, or 3.9%, to $1.361 billion.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, investment securities and money market instruments, such as federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking accounts and savings and time deposits, as well as on short- and long-term debt. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense and reflects adjustments made to the yields on tax-exempt assets in order to analyze tax-exempt income and fully taxable income on a comparable basis. The net interest margin is net interest income (FTE) as a percentage of average earning assets. Net interest spread is the difference between the average yield on earning assets and the average cost of interest-bearing liabilities.

Net interest income (FTE) in 1999 was $76.3 million, up $2.5 million, or 3.3%, over 1998 net interest income (FTE) of $73.8 million. The increase in net interest income during 1999 was primarily attributable to increases in average loans, interest-bearing and noninterest-bearing deposits and shareholders' equity. During 1999, average loans increased $82 million, or 9.3%, average interest-bearing deposits increased $40 million, or 3.2%, average noninterest-bearing deposits increased $16 million, or 6.4%, and average shareholders' equity increased $15 million, or 6.7%.

During 1999, the average yield on interest-earning assets decreased to 6.98% from 7.26% in 1998. The average cost of interest-bearing liabilities in 1999 decreased to 3.46% from 3.75% in 1998. These decreases resulted from lower yields on all interest-earning asset categories and lower costs on all interest-bearing liability categories. The net result of the decreases in the average yield on interest-earning assets and average cost of interest-bearing liabilities was a decrease in the net interest margin during 1999 to 4.32% from 4.36% in 1998. Higher interest income due to loan growth in 1999 was partially offset by reduced investment asset income, as the Corporation partially funded loan growth with investment assets.

Net interest income (FTE) in 1998 was $73.8 million, up $3.4 million, or 4.9%, over 1997 net interest income (FTE) of $70.4

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 2. AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES* (Dollars in thousands)
	Years Ended December 31
		1999			1998			1997
	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate
ASSETS
Earning Assets:
Loans**	$962,104	$77,371	8.04%	$879,886	$74,390	8.45%	$820,451	$70,198	8.56%
Taxable investment securities	700,003	39,764	5.68	683,567	40,602	5.94	672,347	40,554	6.03
Non-taxable investment securities	35,726	2,766	7.74	39,389	3,073	7.80	40,129	3,199	7.97
Federal funds sold	67,881	3,382	4.98	88,883	4,809	5.41	86,045	4,699	5.46
Interest-bearing deposits
with unaffiliated banks	1,907	84	4.40	2,055	111	5.40	415	33	7.95
Total interest income/total earning assets	1,767,621	123,367	6.98	1,693,780	122,985	7.26	1,619,387	118,683	7.33
Less: Allowance for loan losses	18,194			17,762			17,032
Other assets:
Cash and due from banks	88,663			82,481			78,216
Premises and equipment	20,366			19,804			19,838
Accrued income and other assets	29,713			25,719			26,551
Total Assets	$1,888,169			$1,804,022			$1,726,960
LIABILITIES AND EQUITY
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$251,682	$5,086	2.02%	$237,799	$5,191	2.18%	$233,004	$5,408	2.32%
Savings deposits	490,614	12,607	2.57	472,212	12,876	2.73	442,195	11,545	2.61
Time deposits	557,099	27,219	4.89	549,414	28,983	5.28	556,259	29,367	5.28
Short-term borrowed funds	53,478	1,731	3.24	41,727	1,503	3.60	34,271	1,363	3.98
Long-term debt	8,023	428	5.33	8,994	593	6.59	9,236	596	6.45
Total interest expense/total interest-bearing liabilities	1,360,896	47,071	3.46	1,310,146	49,146	3.75	1,274,965	48,279	3.79
Noninterest-bearing deposits	263,185			247,275			221,652
Total deposits and borrowed funds	1,624,081			1,557,421			1,496,617
Accrued expenses and other liabilities	18,724			16,556			14,386
Shareholders' equity	245,364			230,045			215,957
Total Liabilities and Equity	$1,888,169			$1,804,022			$1,726,960
Net Interest Spread (Average yield earned minus average rate paid)			3.52%			3.51%			3.54%
Net Interest Income (FTE)		$76,296			$73,839			$70,404
Net Interest Margin
(Net interest income (FTE)/total average earning assets)			4.32%			4.36%			4.35%
*Taxable equivalent basis using a federal income tax rate of 35%. **Nonaccrual loans are included in average balances reported and are used to calculate yields.

million. The increase in net interest income during 1998 was primarily attributable to increases in average loans, savings deposits, noninterest-bearing deposits and shareholders' equity. During 1998, average loans increased $59 million, or 7.2%, average savings deposits increased $30 million, or 6.8%, average noninterest-bearing deposits increased $26 million, or 11.6%, and average shareholders' equity increased $14 million, or 6.5%.

During 1998, the average yield on interest-earning assets decreased to 7.26% from 7.33% in 1997, while the average cost of interest-bearing liabilities decreased to 3.75% from 3.79% in 1997. The slightly higher decrease in the average yield on interest-earning assets was offset by the growth in noninterest-bearing deposits and shareholders' equity, resulting in a 1 basis point increase in the net interest margin during 1998 to 4.36%. The slight decrease in both the average yield on earning assets and the average rate paid on interest-bearing liabilities resulted from slightly lower yields on all interest-earning asset categories and lower costs on most interest-bearing liability categories.

				continued on next page

MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME - CONTINUED	LOANS

Net interest income (FTE) increased $2 million, or 2.9%, during 1997. The increase in net interest income during 1997 was also primarily attributable to increases in average loans, noninterest-bearing deposits and shareholders' equity. During 1997, average loans increased $28 million, or 3.6%, average noninterest-bearing deposits increased $12 million, or 5.8%, and average shareholders' equity increased $14.5 million, or 7.2%. Average interest rates earned and paid on the Corporation's assets and liabilities did not change significantly during 1997. The net interest spread decreased 5 basis points during 1997 to 3.54%, while the net interest margin increased 2 basis points to 4.35%.

Table 3 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-earning assets and interest-bearing liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

During 1999, the increase in the volume and change in the mix of interest-earning assets and interest-bearing liabilities accounted for a $4.32 million increase in net interest income (FTE), while changes in average interest rates earned and paid on assets and liabilities resulted in a $1.86 million decrease in net interest income, resulting in a net increase in net interest income (FTE) of $2.46 million. The increase due to changes in the volume and mix of interest-earning assets and interest-bearing liabilities was primarily attributable to increases in average loans, interest-bearing and noninterest-bearing deposits and shareholders' equity. The decrease due to changes in interest rates was primarily attributable to the reduction in yields on loans and investment securities, which were not entirely offset by reductions in the cost of interest-bearing liabilities.

During 1998, the increase in the volume and change in the mix of interest-earning assets and interest-bearing liabilities accounted for a $5.3 million increase in net interest income (FTE), while changes in average interest rates earned and paid on assets and liabilities resulted in a $1.9 million decrease in net interest income, resulting in a net increase in net interest income (FTE) of $3.4 million. The increase due to changes in the volume and mix of interest-earning assets and interest-bearing liabilities was primarily attributable to the increases in average loans, savings deposits, noninterest-bearing deposits and shareholders' equity. The decrease due to changes in interest rates was primarily attributable to refinancings of real estate loans during 1998 as mortgage interest rates declined.

The increase in net interest income (FTE) in 1997 of $2 million, or 2.9%, was mostly attributable to increases in the volume and change in the mix of interest-earning assets and interest-bearing liabilities; primarily due to a $28 million, or 3.6%, increase in average loans.

The Corporation's ten bank subsidiaries are full service community banks, therefore the acceptance and management of credit risk is an integral part of the Corporation's business. The Corporation maintains a conservative loan policy and strict credit underwriting standards. These standards include the granting of loans generally only within the Corporation's market areas. The Corporation's lending markets generally consist of small cities across mid-Michigan. The Corporation has no foreign loans nor any loans to finance highly leveraged transactions. The Corporation's lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the holding company level. The Corporation maintains a centralized independent loan review function at the holding company level, which monitors asset quality at each of the Corporation's subsidiary banks.

The Corporation experiences competition for commercial loans primarily from larger regional banks located both in and outside the Corporation's market areas, and from other community banks located both within and in the areas surrounding the Corporation's lending markets. The Corporation experiences competition for consumer loans from larger regional banks, community banks, local credit unions and finance companies. The Corporation's competition for residential real estate loans includes community banks, larger regional banks, savings associations, credit unions and mortgage companies. The competition for residential real estate loans has increased over the last few years as mortgage lending companies have expanded their sales and marketing efforts.

The Corporation's loan portfolio is generally diversified geographically, as well as along industry lines and, therefore, the Corporation believes its loan portfolio is reasonably sheltered from material adverse economic impact. An additional strength of the Corporation's loan portfolio is that, as of December 31, 1999, approximately 51% of the loan portfolio was comprised of credits granted to consumers in the form of residential real estate loans, home equity loans and lines of credit secured by first and second mortgages on personal residences.

Total loans as of December 31, 1999 were $1.009 billion, an increase of $110.7 million, or 12.3%, over total loans of $898.3 million as of December 31, 1998. The Corporation achieved an increase in all loan categories during 1999, except real estate construction, which remained at approximately the same level as the prior year. The Corporation's success in achieving double digit growth in total loans resulted from a combination of enhanced sales calling efforts, improved economic conditions and loan promotions.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS* (In thousands)
	1999 Compared to 1998			1998 Compared to 1997
	Increase (decrease)			Increase (decrease)
	due to changes in		Combined	due to changes in		Combined
	Average	Average	Increase	Average	Average	Increase
	Volume	Yield/Rate	(Decrease)	Volume	Yield/Rate	(Decrease)
CHANGES IN INTEREST INCOME ON EARNING ASSETS:
Loans	$6,350	$(3,369)	$2,981	$5,565	$(1,373)	$4,192
Taxable investment securities	961	(1,799)	(838)	671	(623)	48
Non-taxable investment securities	(284)	(23)	(307)	(58)	(68)	(126)
Federal funds sold	(1,069)	(358)	(1,427)	154	(44)	110
Interest-bearing deposits with unaffiliated banks	(8)	(19)	(27)	92	(14)	78
Total change in interest income on earning assets	5,950	(5,568)	382	6,424	(2,122)	4,302
CHANGES IN INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	374	(479)	(105)	303	(520)	(217)
Savings deposits	530	(799)	(269)	909	422	1,331
Time deposits	392	(2,156)	(1,764)	(359)	(25)	(384)
Short-term borrowed funds	392	(164)	228	277	(137)	140
Long-term debt	(60)	(105)	(165)	(16)	13	(3)
Total change in interest expense on interest-bearing liabilities	1,628	(3,703)	(2,075)	1,114	(247)	867
TOTAL INCREASE (DECREASE) IN NET INTEREST INCOME (FTE)	$4,322	$(1,865)	$2,457	$5,310	$(1,875)	3,435

The changes in net interest income (FTE) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
*Taxable equivalent basis using a federal income tax rate of 35%.

TABLE 4. SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in thousands)
		Years Ended December 31
		1999	1998	1997	1996	1995
Distribution of Loans:
Commercial and agricultural		$157,721	$137,020	$120,696	$122,584	$124,861
Real estate construction		34,510	33,615	31,143	24,791	16,195
Real estate commercial		120,990	95,130	95,182	98,113	102,356
Real estate residential		457,018	429,297	441,756	412,080	370,098
Consumer		238,778	203,231	156,823	150,085	147,068
Total loans outstanding at year end		$1,009,017	$898,293	$845,600	$807,653	$760,578

Summary of Changes in the Allowance for Loan Losses:
Allowance for loan losses at beginning of year		$18,071	$17,359	$16,607	$15,886	$15,295
Loans charged off:
Commercial and agricultural		(80)	(111)	(114)	(250)	(433)
Real estate construction		-	-	-	-	-
Real estate commercial		-	-	-	(20)	-
Real estate residential		(2)	-	(26)	(35)	(3)
Consumer		(527)	(438)	(480)	(386)	(230)
Total loan charge-offs		(609)	(549)	(620)	(691)	(666)
Recoveries of loans previously charged off:
Commercial and agricultural		59	118	193	92	60
Real estate construction		-	-	-	-	-
Real estate commercial		10	10	10	17	18
Real estate residential		-	19	-	7	10
Consumer		176	150	167	168	104
Total loan recoveries		245	297	370	284	192
Net loan charge-offs		(364)	(252)	(250)	(407)	(474)
Provision for loan losses		483	964	1,002	1,128	1,065
Allowance for loan losses at year end		$18,190	$18,071	$17,359	$16,607	$15,886
Ratio of net charge-offs during the year
to average loans outstanding		.04%	.03%	.03%	.05%	.06%
Ratio of allowance for loan losses at year end
to total loans outstanding at year end		1.80%	2.01%	2.05%	2.06%	2.09%

continued on next page

MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS - CONTINUED

Commercial loans totaled $157.7 million as of December 31, 1999, an increase of $20.7 million, or 15.1%, over total commercial loans as of December 31, 1998 of $137 million. The growth in the commercial loan portfolio during 1999 was the result of enhanced sales and marketing efforts within the Corporation's market areas including a concerted effort to increase business lending to tax-exempt organizations located within its markets. During 1999, loans to tax-exempt organizations increased $13.3 million, or 65.2%, to $33.6 million as of December 31, 1999. Commercial loans increased $16.3 million, or 13.5%, in 1998 after a slight decrease of $1.9 million, or 1.5%, during 1997. Commercial loans represented 15.6%, 15.3% and 14.3% of total loans outstanding as of December 31, 1999, 1998 and 1997, respectively.

Real estate loans include real estate construction loans, commercial real estate loans and residential real estate loans. As of December 31, 1999, 1998 and 1997, real estate loans totaled $612.5 million, $558 million and $568.1 million, respectively. Real estate loans increased $54.5 million, or 9.8% in 1999. The Corporation achieved increases in both commercial and residential real estate loans during 1999.

Real estate loans as a percentage of total loans were 61%, 62% and 67% as of December 31, 1999, 1998 and 1997, respectively. Approximately 77% of real estate loans were secured by residential real estate as of December 31, 1999, compared to 82% as of December 31, 1998.

Real estate construction loans are originated for both business and personal real estate properties. These loans often convert to a real estate mortgage loan at the completion of the construction period. These loans have remained stable over the past three years, representing 3.4%, 3.7% and 3.7% of total loans as of December 31, 1999, 1998 and 1997, respectively.

Commercial real estate loans increased $25.9 million, or 27.2%, during 1999 to $121 million as of December 31, 1999. This increase was the direct result of enhanced sales calling efforts by loan personnel. As of December 31, 1999, 1998 and 1997, real estate commercial loans as a percentage of total loans were 12%, 10.6% and 11.3%, respectively.

Residential real estate loans increased $27.7 million, or 6.5%, during 1999 to $457 million as of December 31, 1999. This increase was achieved primarily through the promotion of balloon real estate mortgage products. The Corporation manages the interest rate risk on the residential real estate loan portfolio through the promotion of balloon mortgage products. As of December 31, 1999 and December 31, 1998, balloon and other variable rate residential loans, repriceable three, five or eight years from the mortgage origination date, represented 54% and 50%, respectively, of total residential real estate loans.

During 1999, 1998 and 1997, it was the Corporation's general practice to sell residential real estate loans with original maturities of fifteen years and longer in the secondary market. The Corporation originated $46 million of these long-term fixed interest rate residential real estate loans during 1999, which were sold in the secondary mortgage market. This compares with $118 million of residential real estate loans originated during 1998 and $39 million of residential real estate loans originated during 1997, which were sold in the secondary mortgage market. The significantly higher level of long-term fixed interest rate loans sold during 1998 was attributable to the significant decrease in mortgage interest rates during 1998. The decline in interest rates during 1998 prompted customers of new mortgages to choose the long-term fixed interest rate mortgage products over the balloon and variable interest rate mortgage products and created incentives for existing mortgage customers to refinance their mortgages at lower fixed interest rates.

As of December 31, 1999, the Corporation was servicing $200 million of residential mortgage loans that had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market.

Consumer loans totaled $238.8 million as of December 31, 1999, compared to $203.2 million as of December 31, 1998 and $156.8 million as of December 31, 1997. Consumer loans increased $35.5 million, or 17.5%, during 1999 and $46.4 million, or 29.6%, during 1998. The significant increase in consumer loans during both 1999 and 1998 was primarily attributable to consumer loan promotions. These promotions were limited time offers of consumer loans at special interest rates to qualifying borrowers. These loan promotions generated new consumer loans of $82 million, $114 million and $48 million during 1999, 1998 and 1997, respectively. The year of 1999 was the Corporation's ninth year of offering special interest rates on consumer loans during promotion periods. Consumer loans represented 23.7%, 22.6%, and 18.5% of total loans outstanding as of December 31, 1999, 1998 and 1997, respectively.

Historically, the average life of the Corporation's consumer loan portfolio has been approximately three years. This short average life results in significant reductions each year in consumer loan balances through loan payments and payoffs. Consequently, during each of the last three years, the consumer loan portfolio did not increase by the amount of new loans generated during the loan promotion periods in these years.

Table 5 presents the maturity distribution of commercial and agricultural loans, real estate construction and commercial real estate loans. These loans represented approximately 31% of total loans as of December 31, 1999, compared to 29.6% as of December 31, 1998. The percentage of these loans maturing within one year was 35% at December 31, 1999, compared to 55% at December 31, 1998. The percentage of these loans maturing beyond five years remained low at 6% as of December 31, 1999, compared to 9% at December 31, 1998. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 11% at December 31, 1999, compared to 20% at December 31, 1998. The decline in the percentage of variable rate loans with maturities beyond one year during 1999 resulted from continued customer demand to convert variable interest rate loans to fixed interest rate loans. The decline in the percentage of loans maturing within one year during 1999 was partially due to the growth in both commercial loans secured by business equipment and commercial real estate loans. Commercial loans secured by business equipment generally have fixed terms of five years or less, while commercial real estate loans are generally written as balloon mortgages at fixed interest rates for three- or five-year time periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 5. COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY (Dollars in thousands)
December 31, 1999 Due In	December 31, 1998 Due In
1 Year or Less	1 to 5 Years	Over 5 Years	Total	1 Year or Less	1 to 5 Years	Over 5 Years	Total
Loan Maturities:
Commercial and agricultural	$79,290	$71,163	$7,268	$157,721	$79,017	$47,137	$10,866	$137,020
Real estate construction	19,643	12,268	2,599	34,510	24,367	6,170	3,078	33,615
Real estate commercial	10,068	100,425	10,497	120,990	41,572	43,693	9,865	95,130
Total	$109,001	$183,856	$20,364	$313,221	$144,956	$97,000	$23,809	$265,765
Percent of Total	35%	59%	6%	100%	55%	36%	9%	100%

December 31, 1999	December 31, 1998
Interest Sensitivity:
Above loans maturing after one
year which have:
Fixed interest rates	$182,546	89%	$ 96,761	80%
Variable interest rates	21,674	11	24,048	20
Total	$204,220	100%	$120,809	100%

NONPERFORMING LOANS

Nonperforming loans include loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments and other loans whose terms have been renegotiated to provide for a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. A five year history of nonperforming loans is presented in Table 6.

The Corporation's practice is to immediately charge to the allowance for loan losses specifically identified credit losses. This determination is made for each loan at the time of transfer to nonperforming status, after giving consideration to collateral value and the borrower's ability to repay the loan principal.

Nonaccrual loans were $1.94 million as of December 31, 1999, compared to $1.79 million as of December 31, 1998 and $1.78 million as of December 31, 1997. Nonaccrual loans as a percentage of total loans were .19% as of December 31, 1999,

.20% as of December 31, 1998 and .21% as of December 31, 1997. Accruing loans past due 90 days or more were $.61 million as of December 31, 1999, compared to $1.32 million as of December 31, 1998 and $1.13 million as of December 31, 1997. Renegotiated loans were $.82 million as of December 31, 1999 and $.14 million as of December 31, 1997.

Total nonperforming loans were $3.37 million, or .33% of total loans, as of December 31, 1999, compared to $3.10 million, or .35% of total loans, as of December 31, 1998 and $3.05 million, or .36% of total loans, as of December 31, 1997. The level and composition of nonperforming loans are affected by economic conditions in the Corporation's local markets. The consistent low level of nonperforming loans is attributable to the Corporation's management of and attention to the quality of the loan portfolio and favorable economic conditions.

The Corporation's policy and related disclosures for impaired loans is as follows. A loan is considered impaired when management determines it is probable that all of the principal and interest due under the contractual terms of the loan will

TABLE 6. SUMMARY OF NONPERFORMING LOANS (In thousands)
December 31
1999	1998	1997	1996	1995
Loans accounted for on a nonaccrual basis*	$1,937	$1,785	$1,783	$1,341	$1,658
Accruing loans contractually past due 90 days or
more as to interest or principal payments:
Commercial and agricultural	9	39	447	7	118
Real estate construction	-	-	-	-	-
Real estate commercial	-	653	-	-	375
Residential real estate	415	492	557	271	372
Consumer	190	132	121	261	104
614	1,316	1,125	539	969
Renegotiated loans	821	-	139	-	84
Total	$3,372	$3,101	$3,047	$1,880	$2,711

*Interest income totaling $164,000 was recorded on the nonaccrual and renegotiated loans in 1999. Additional interest income of $102,000 would have been recorded during 1999 on these loans had they been current in accordance with their original terms.

continued on next page

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 7. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)
			December 31
	1999		1998		1997
Loan Type	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans
Commercial and agricultural	$5,915	15.6%	$5,562	15.3%	$4,975	14.3%
Real estate construction	518	3.4	701	3.7	623	3.7
Real estate commercial	2,420	12.0	2,250	10.6	2,325	11.3
Real estate residential	3,427	45.3	3,220	47.8	3,313	52.2
Consumer	4,775	23.7	4,065	22.6	3,673	18.5
Not allocated	1,135		2,273		2,450
Total	$18,190	100%	$18,071	100%	$17,359	100%

	1996				1995
Loan Type	Allowance Amount	Percent of Loans in Each Category to Total Loans			Allowance Amount	Percent of Loans in Each Category to Total Loans
Commercial and agricultural	$5,351	15.1%			$5,510	16.5%
Real estate construction	496	3.1			324	2.1
Real estate commercial	2,521	12.2			2,276	13.4
Real estate residential	3,091	51.0			2,776	48.7
Consumer	3,487	18.6			3,381	19.3
Not allocated	1,661				1,619
Total	$16,607	100%			$15,886	100%

NONPERFORMING LOANS - CONTINUED

not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Impairment losses are included in the provision for loan losses. The Corporation measures impairment on all large balance nonaccrual commercial and commercial real estate loans. Consequently, all commercial and commercial real estate loans identified as impaired are included in the nonaccrual loan category.

As of December 31, 1999, the Corporation held one loan that was considered impaired with a balance of $445,000. There were no impaired loans as of December 31, 1998. The Corporation had $328,000 of impaired loans as of December 31, 1997. An impairment allowance was not required on any of these loans.

The provision was approximately $.5 million in 1999 and $1 million in both 1998 and 1997. The Corporation experienced net loan losses of approximately $.36 million in 1999 and $.25 million in both 1998 and 1997. The Corporation's provision exceeded actual net loan losses by $.12 million in 1999, $.71 million in 1998, and $.75 million in 1997. The Corporation's allowance increased to $18.2 million as of December 31, 1999 and represented 1.80% of total loans, compared to 2.01% at December 31, 1998 and 2.05% at December 31, 1997.

The allocation of the allowance in Table 7 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan charge-offs without regard to the categories in which the loan losses are classified.

PROVISION AND ALLOWANCE FOR LOAN LOSSES		NONINTEREST INCOME

The provision for loan losses (provision) is the amount added to the allowance for loan losses (allowance) to absorb potential loan losses. The allowance is maintained at a level considered by management to be adequate to absorb loan losses inherent in the loan portfolio. This evaluation is based on a continuous review of the loan portfolio, both individually and by category, and includes consideration of changes in the mix and volume of the loan portfolio, actual loan loss experience, the financial condition of the borrowers, industry and geographic exposures within the portfolio, economic conditions and employment levels of the Corporation's local markets, and special factors affecting specific business sectors. This evaluation process is reviewed by the Corporation's centralized independent loan review personnel, who monitor the credit quality of the Corporation's loan portfolio using uniform procedures and reporting systems.

Noninterest income is derived primarily from trust services, deposit account fees, fees for other customer services and gains on the sales of residential real estate loans. Noninterest income totaled $16 million in 1999, $15.6 million in 1998 and $13.1 million in 1997. Noninterest income increased $.4 million, or 2.5%, in 1999 and $2.49 million, or 19%, in 1998 over the prior year. Noninterest income as a percentage of total revenue in 1999, 1998 and 1997 was 11.6%, 11.4% and 10.1%, respectively.

The increase in noninterest income in 1999 was less than in 1998 due to a reduction in the number and amount of long-term fixed interest rate residential real estate loans sold in the secondary market during 1999. The reduction in the amount of loans sold, consequently resulted in a reduction in the amount of gains realized on the sales of these loans. During the three-year period ended December 31, 1999, the Corporation sold the majority of the long-term fixed interest rate residential real estate loans it originated, as part of its asset and liability management strategy. During 1999, the Corporation sold $46 million of residential real estate loans in the secondary market, compared to $118 million in 1998 and $39 million in 1997. Gains on the sales of long-term residential real

MANAGEMENT'S DISCUSSION AND ANALYSIS

estate loans totaled $.7 million in 1999, compared to $1.5 million in 1998 and $.2 million in 1997. The significant increase in the origination of long-term fixed interest rate residential real estate loans in 1998 was primarily the result of the significant decline in residential real estate loan interest rates. The lower interest rates in 1998 created an incentive for customers to choose long-term fixed interest rate products over variable rate or balloon mortgage products, whether they were obtaining a new residential real estate loan or refinancing an existing loan.

The Corporation achieved an increase in noninterest income, excluding the category of gains on the sales of residential real estate loans, of $1.2 million, or 8.5%, during 1999 over the prior year. The Corporation achieved the $1.2 million increase in 1999 primarily from increases in trust services revenue, service charges on deposit accounts, and other charges and fees for customer services.

Trust services revenue was $3.88 million in 1999, $3.55 million in 1998 and $3.21 million in 1997. Trust services revenue increased $.32 million, or 9.1%, in 1999, and $.34 million, or 10.7%, in 1998, over the prior year. The increases in 1999 and 1998 reflect higher fee income resulting from an expanded customer base, increases in custodial accounts and increased asset values due to favorable market performance.

Noninterest income from service charges on deposit accounts was $5.89 million in 1999, $5.49 million in 1998 and $5.31 million in 1997. The increases of $.4 million, or 7.3%, in 1999 and $.18 million, or 3.3% in 1998 were primarily attributable to increases in fees assessed for services provided.

Noninterest income from other charges and fees for customer services was $4.76 million in 1999, $4.52 million in 1998 and $3.81 million in 1997. The increase of $.24 million, or 5.3%, in 1999 was primarily attributable to increased fee revenue generated from the sale of mutual fund and annuity investment products. The increase of $.70 million, or 18%, in 1998 was primarily attributable to increases in ATM fee revenues from nondeposit customers and increased fee revenue generated from the sale of mutual fund and annuity investment products and title insurance.

Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $29.7 million in 1999, $28.9 million in 1998 and $27.3 million in 1997. Salaries, wages and employee benefits expense increased $.8 million, or 2.9%, in 1999. The Corporation was able to maintain 1999 personnel costs at only slightly higher costs than 1998 by achieving a 1.9% reduction in employee benefits cost, while salaries and wages increased 4.1%. Salaries, wages and employee benefits expense increased $1.6 million, or 5.9%, in 1998. Personnel expenses as a percentage of operating expenses were 61% in 1999 and 60% in 1998 and 1997.

Occupancy and equipment expense totaled $7.8 million in 1999, $7.4 million in 1998 and $7.5 million in 1997. Occupancy and equipment expense increased 6.6% in 1999, compared to a decrease of 1.2% in 1998 and an increase of 4.3% in 1997.

Other operating expenses include a wide array of operating expenses. The major expenses included in this category are supplies, postage, utilities, taxes other than income taxes, director fees, audit, legal and examination fees, FDIC premiums, advertising and donations. Other operating expenses totaled $11.4 million in 1999, $12.1 million in 1998 and $11 million in 1997. Other operating expenses decreased $.7 million, or 5.3%, in 1999, compared to an increase of $1.1 million, or 9.7%, in 1998. The increase in 1998 was partially attributable to expenses incurred in the conversion of the Corporation's core data processing system.

OPERATING EXPENSES	INCOME TAXES

Total operating expenses were $49 million in 1999, $48.3 million in 1998, and $45.7 million in 1997.

The Corporation's efficiency ratio, defined as total operating expenses divided by the sum of net interest income and noninterest income was 54% in 1999, compared to 55% in 1998 and 56% in 1997.

Total operating expenses as a percentage of total average assets was 2.59% in 1999, 2.68% in 1998 and 2.65% in 1997.

Total operating expenses increased $.7 million, or 1.4%, in 1999, compared to increases of $2.59 million, or 5.7%, in 1998 and $.6 million, or 1.3% in 1997 over the prior year. The Corporation historically has made a concerted effort to control the increase in operating expenses. The increase in operating expenses in 1998 was slightly higher than the increase in 1999 or 1997 due at least in part to additional expenses incurred in the conversion of the Corporation's core data processing software during 1998.

The Corporation's effective federal income tax rate was 33% in 1999, 32.9% in 1998 and 32.6% in 1997, compared to the statutory rate of 35% in each of these years. The small changes in the Corporation's effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, nondeductible interest expense and other nondeductible expenses relative to pretax income.

Tax-exempt income (FTE), net of related nondeductible interest expense, totaled $4.1 million in 1999 and $3.9 million in both 1998 and 1997. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 3.6%, 3.4% and 3.5% in 1999, 1998 and 1997, respectively.

Income before income taxes (FTE) was $42.83 million in 1999, $40.18 million in 1998 and $36.81 million in 1997.

continued on next page

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 8. MATURITIES AND YIELDS* OF INVESTMENT SECURITIES AT DECEMBER 31, 1999 (Dollars in thousands)
			Maturity**
	Within One Year		After One but Within Five Years		After Five but Within Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Treasury and agencies	$180,456	5.69%	$214,196	5.68%
Other securities	17,000	5.67	10,043	5.68	$272	8.28%
Total Investment Securities
Available for Sale	197,456	5.69	224,239	5.68	272	8.28
Held to Maturity:
U.S. Treasury and agencies	117,862	5.73	83,417	5.45	-	-
States of the U.S. and
political subdivisions	7,493	7.23	19,275	7.68	8,593	7.95
Other securities	2,996	5.84	2,143	6.10	-	-
Total Investment Securities
Held to Maturity	128,351	5.82	104,835	5.87	8,593	7.95
Total Investment Securities	$325,807	5.74%	$329,074	5.74%	$8,865	7.96%

	After Ten Years		Total Carrying Value		Total Market Value
	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Treasury and agencies			$394,652	5.68%	$394,652
Other securities	$6,073	5.89%	33,388	5.89	33,388
Total Investment Securities
Available for Sale	6,073	5.89	428,040	5.69	428,040
Held to Maturity:
U.S. Treasury and agencies	-	-	201,279	5.53	199,663
States of the U.S. and
political subdivisions	1,580	7.92	36,941	7.66	36,952
Other securities	54	5.27	5,193	5.88	5,160
Total Investment Securities
Held to Maturity	1,634	7.83	243,413	5.93	241,775
Total Investment Securities	$7,707	6.35%	$671,453	5.78%	$669,815
*Yields are weighted by amount and time to contractual maturity and are on a taxable equivalent basis using a 35% federal income tax rate. **Based on final contractual maturity.

LIQUIDITY AND INTEREST SENSITIVITY

The Corporation manages its liquidity to ensure that it has the ability to meet the cash withdrawal needs of its depositors, provide funds for borrowers and at the same time ensure that the Corporation's own cash requirements are met. The Corporation accomplishes these goals through the management of liquidity at two levels - the parent company and the bank subsidiaries.

The parent company's sources of funds have been dividends from subsidiaries, borrowings from unaffiliated banks and proceeds from equity issuances. During the three-year period ended December 31, 1999, the parent company's primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, service debt, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations or impede its ability to manage its liquidity needs. As of January 1, 2000, the Corporation's bank subsidiaries could dividend $45.5 million to the parent company and remain "well capitalized" under the regulatory "risk-based" capital guidelines, without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $39.3 million in invested cash as of December 31, 1999.

The subsidiary banks manage liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks' most readily available sources of liquidity are federal funds sold, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 1999, the Corporation held $74 million in federal funds sold, $428 million in investment securities available for sale and $128 million in other investment securities maturing within one year. These short-term assets represented approximately 40.4% of total deposits as of December 31, 1999.

Historically, the Corporation's investment securities portfolio has been very short-term in nature, with the average life of the portfolio consistently being less than two years. As of December 31, 1999, $325.8 million, or 48.5%, of the Corporation's investment securities portfolio, will mature during 2000, and another $142 million, or 21.2%, of the investment securities portfolio, will mature during 2001. The combination of the 2000 and 2001 scheduled maturities results in 69.7% of the Corporation's investment securities portfolio maturing within two years of December 31, 1999. As of December 31, 1998, 88% of the investment securities portfolio was scheduled to mature within two years. The maturity analysis of the investment securities portfolio is summarized in Tables 8 and 9.

TABLE 9. MATURITY ANALYSIS OF INVESTMENT SECURITIES
(as a % of total portfolio)	December 31
1999			1998		1997
Maturity:
Under 1 year	48.5%		46.6%		33.7%
1-5 years	49.0		50.8		63.4
5-10 years	1.3		1.5		2.0
Over 10 years	1.2		1.1		.9
Total	100%		100%		100%

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 10. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in thousands)
	December 31
	1999		1998		1997
	Amount	Percent	Amount	Percent	Amount	Percent
Maturity:
Within 3 months	$79,996	72%	$66,976	70%	$59,482	70%
After 3 but within 6 months	17,206	15	18,468	19	12,371	15
After 6 but within 12 months	9,566	9	6,497	7	6,677	8
After 12 months	4,674	4	4,329	4	6,550	7
Total	$111,442	100%	$96,270	100%	$85,080	100%

Table 10 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Time deposits of $100,000 or more and the percentage of these deposits to total deposits increased slightly during 1999 to $111.4 million, or 7.1 % of total deposits, as of December 31, 1999, compared to $96.3 million, or 6.2% of total deposits, as of December 31, 1998 and $85.1 million, or 5.8% of total deposits, as of December 31, 1997. The percentage of time deposits of $100,000 or more with a maturity of less than three months was 72% as of December 31, 1999 and 70% as of December 31, 1998 and 1997. The Corporation does not utilize these deposits as a source of liquidity, therefore it is able to invest the funds generated from these deposits in investments of similar maturity.

The management of net interest income must address two objectives. It must consider the liquidity needs of the Corporation and interest rate risk. Interest rate risk arises in the normal course of the Corporation's business due to differences in the repricing and maturity characteristics of interest rate sensitive assets and liabilities. Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities.

Interest rate sensitivity is determined by the amount of interest-earning assets and interest-bearing liabilities repricing within a specific time period and the magnitude by which interest rates change on the various types of earning assets and interest-bearing liabilities. The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest rate sensitivity management aims at achieving reasonable stability in both net interest income and the net interest margin through periods of changing interest rates. The Corporation's goal is to avoid a significant decrease in net interest income and thus an adverse impact on the profitability of the Corporation in periods of changing interest rates. It is necessary to analyze projections of net interest income based upon the repricing characteristics of the Corporation's earning assets and interest-bearing liabilities and the varying magnitude by which interest rates may change on loans, investments and interest-bearing deposit accounts.

The Corporation's interest rate sensitivity is managed through policies and risk limits approved by the Boards of Directors of the Corporation and its subsidiary banks, and an Asset and Liability Committee (ALCO). The ALCO, which is comprised of executive management from various areas of the Corporation, including finance, lending, investments and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to manage the balance sheet to provide the maximum level of net interest income and minimal impact on earnings from major interest rate changes, while maintaining a high quality balance sheet and acceptable levels of interest rate and liquidity risk. Throughout 1999, the forecasted exposure to changes in interest rates was within the Corporation's established policy limits. The Corporation has not used interest rate swaps or other derivative financial instruments in the management of interest rate risk. The Corporation held no derivative financial instruments as of December 31, 1999. Management has the ability to adjust interest rates on non-maturing deposit accounts to achieve an approximately neutral interest sensitivity position within a one-year time period.

Interest rate sensitivity is managed by a number of techniques, as no single interest rate risk measurement tool satisfies both objectives. The primary techniques utilized by the Corporation are asset and liability repricing schedules, commonly referred to as static gap analysis, and simulation analysis.

Table 11 presents the Corporation's static gap position as of December 31, 1999. Table 11 includes the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 1999, categorizing each into the earliest time period of their repricing or maturity. The static gap analysis summarizes the Corporation's interest rate repricing differences between interest-earning assets and interest-bearing liabilities for selected repricing/maturity periods. The table shows that as of December 31, 1999 total liabilities maturing or repricing within six months exceeded total assets maturing or repricing within six months by $23.7 million, or 1.4% of total earning assets. Table 11 shows that as of December 31, 1999, total assets maturing or repricing within one year exceeded total liabilities maturing or repricing within one year by $139.8 million, or 8.0% of total earnings assets. The computation of static gap does not address the fact that the repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond the control of the Corporation. As a result, certain assets and liabilities mature or reprice in periods other than in their contractual period. In addition, as of December 31, 1999, the Corporation held $611.5 million of interest-bearing deposits with no contractual maturity (non-maturing deposits) that are repriceable daily at the Corporation's discretion. The non-maturing deposits were included in the "Over 1 Year" repricing category in Table 11, as it is management's opinion that these deposits are predominately noninterest-rate sensitive.

continued on next page

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 11. SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES BY REPRICING OR MATURITY DATE AT DECEMBER 31, 1999 (Dollars in thousands)
	1-182 Days	183-366 Days	Over 1 Year	Total
Interest-Earning Assets:
Loans	$232,518	$130,211	$646,288	$1,009,017
Investment securities	179,402	146,405	345,646	671,453
Other interest-earning assets	73,971	-	-	73,971
Total Interest-Earning Assets	$485,891	$276,616	$991,934	$1,754,441

Interest-Bearing Liabilities:
Non-maturing deposits	$130,990	-	$611,472	$742,462
Time deposits	316,674	113,119	131,386	561,179
Total Interest-Bearing Deposits	447,664	113,119	742,858	1,303,641
Other interest-bearing liabilities	61,909	-	184	62,093
Total Interest-Bearing Liabilities	$509,573	$113,119	$743,042	$1,365,734
Gap	$(23,682)	$163,497	$248,892	$388,707
Cumulative gap	$(23,682)	$139,815	$388,707
Cumulative rate-sensitive ratio	.95	1.22	1.28
Cumulative gap as a percentage
of total earning assets	(1.4)%	8.0%	22.2%

LIQUIDITY AND INTEREST SENSITIVITY - CONTINUED

Table 11 illustrates that as of December 31, 1999, the Corporation's cumulative rate sensitive ratio (rate sensitive assets to rate sensitive liabilities) in the 1-182 day repricing category was .95, and 1.22 in the cumulative one-year (1-366 days) repricing category. Static gap sensitivity varies from time frame to time frame, however, asset and liability management and the ability to adjust interest rates on non-maturing deposits enables the Corporation to achieve reasonable stability in net interest income through periods of changing interest rates. The Corporation recognizes the limitations of static gap analysis as a tool in managing interest rate risk and, therefore, utilizes other methods, including simulation analysis.

Simulation analysis is used to project the potential effects of various interest rate environments on the balance sheet mix and net interest income. Simulation analysis involves the analysis of net interest income, and the corresponding quantification of interest rate risk that is attributable to changes in interest rate levels and relationships, asset and liability mixes and loan prepayment characteristics. While many assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require an evaluation to more accurately reflect their pricing behavior. Assumptions based on historical pricing relationships, experience and anticipated market reactions are applied to certain core deposit and loan categories to reflect changes in interest rate costs and yields relative to changes in market interest rates. A process is maintained whereby management evaluates "base" net interest income under what is believed to be the most likely interest rate environment. "Base" net interest income is then evaluated against numerous interest rate scenarios, including increasing and decreasing market interest rates by 100 basis points evenly over the succeeding year. This model is based solely on parallel changes in market interest rates and does not reflect the levels of interest rate risk that may arise from other factors such as changes in the spreads between key market rates or in the shape of the Treasury yield curve. This measurement of interest rate risk exposure on net interest income at year-end 1999, projected over the succeeding twelve months, indicated that the Corporation's net interest income in 2000 would not be materially adversely impacted by a gradual increase or decrease in interest rates of 100 basis points.

Table 12 provides additional information about the Corporation's financial instruments that are sensitive to changes in interest rates. For loans, securities, deposits, and borrowings with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities. For interest- and noninterest-bearing demand and savings deposits that have no contractual maturity, the table presents estimated principal cash flows based on the Corporation's historical experience and management's judgment, as applicable, concerning customers' most likely withdrawal behaviors, and weighted average interest rates as of December 31, 1999. The fair market value of loans was estimated using discounted cash flow analysis, using interest rates offered for loans with similar terms to borrowers of similar credit quality as of December 31,1999. Weighted average variable rates on loans were based on the implied forward rates in the Treasury yield curve at December 31, 1999. The fair market value of time deposits was estimated using discounted cash flow analysis, using interest rates being paid on time deposits with similar terms as of December 31, 1999.

Table 12 excludes loan commitments. A discussion of the Corporation's loan commitments is included in this Annual Report in Note K to the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 12. FINANCIAL INSTRUMENTS (Dollars in thousands)
	Principal Amount Maturing in:
	2000	2001	2002	2003	2004
Rate Sensitive Assets:
Fixed interest rate loans	$286,981	$189,947	$148,442	$110,244	$28,955
Average interest rate	7.51%	7.80%	7.69%	7.61%	7.53%
Variable interest rate loans	$59,002	$7,226	$4,783	$1,867	$593
Average interest rate	9.27%	9.45%	9.40%	9.46%	9.48%
Fixed interest rate securities	$325,807	$142,022	$161,994	$21,077	$3,981
Average interest rate	5.90%	5.15%	5.84%	6.63%	7.78%
Other interest-earning assets	$73,971	-	-	-	-
Average interest rate	5.31%	-	-	-	-

Rate Sensitive Liabilities:
Noninterest-bearing deposits	$10,322	$9,910	$9,513	$9,133	$8,767
Interest-bearing demand and
savings deposits	$155,449	$23,481	$22,541	$21,640	$20,774
Average interest rate	4.44%	1.91%	1.91%	1.91%	1.91%
Time deposits	$429,793	$80,083	$40,471	$8,967	$372
Average interest rate	4.84%	5.18%	5.17%	5.18%	5.25%
Fixed interest rate borrowings	$1,817	$16	$17	$18	$19
Average interest rate	5.10%	5.64%	5.64%	5.64%	5.64%
Variable interest rate
borrowings	$60,092	-	-	-	-
Average interest rate	3.85%	-	-	-	-

		Outstanding December 31, 1999		Outstanding December 31, 1998
	Thereafter	Total	Fair Value	Total	Fair Value
Rate Sensitive Assets:
Fixed interest rate loans	$165,225	$929,794	$919,337	$802,407	$814,997
Average interest rate	7.43%	7.60%		7.83%
Variable interest rate loans	$5,752	$79,223	$79,223	$95,886	$95,886
Average interest rate	9.50%	9.32%		8.81%
Fixed interest rate securities	$16,572	$671,453	$669,815	$729,823	$733,406
Average interest rate	6.93%	5.81%		5.89%
Other interest-earning assets	-	$73,971	$73,971	$118,150	$118,150
Average interest rate	-	5.31%		4.76%

Rate Sensitive Liabilities:
Noninterest-bearing deposits	$210,416	$258,061	$258,061	$272,388	$272,388
Interest-bearing demand and
savings deposits	$498,578	$742,462	$742,462	$734,583	$734,583
Average interest rate	1.91%	2.44%		2.36%
Time deposits	$1,493	$561,179	$544,121	$547,300	$549,792
Average interest rate	5.36%	4.92%		5.09%
Fixed interest rate borrowings	$114	$2,001	$2,001	$1,761	$1,761
Average interest rate	5.64%	5.15%		4.80%
Variable interest rate
borrowings	-	$60,092	$60,092	$59,489	$59,489
Average interest rate	-	3.85%		3.63%

CAPITAL

Capital provides the foundation for future growth and expansion. The major component of capital is shareholders' equity.

Shareholders' equity was $249.58 million as of December 31, 1999, an increase of $7.74 million, or 3.2%, from total shareholders' equity as of December 31, 1998. The increase in 1999 was derived almost exclusively from earnings retention of $16.39 million.

The ratio of shareholders' equity to total assets was 13.2% at December 31, 1999, compared to 12.9% at December 31, 1998 and 12.7% at December 31, 1997. The Corporation's tangible equity ratio was 12.9%, 12.7% and 12.5% as of December 31, 1999, 1998 and 1997, respectively.

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

The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board, as of December 31, 1999, as shown in the following table.

		Leverage		Risk Based Capital Ratios
		Ratio		Tier 1	Total
Chemical Financial Corporation's capital ratios		13%		27%	28%

Regulatory capital ratios - "well capitalized" definition		5		6	10

Regulatory capital ratios - minimum requirements		3		4	8

The Corporation's Tier 1 and Total regulatory capital ratios are significantly above the regulatory minimum and "well capitalized" levels due to the Corporation holding $389 million of investment securities and other assets which are assigned a 0% risk rating, $451 million of investment securities and other assets which are assigned a 20% risk rating, and $497 million of loans secured by first liens on residential real estate properties and other assets which are assigned a 50% risk rating. These three categories of assets represented 71% of the Corporation's total assets as of December 31, 1999.

As of December 31, 1999, all of the Corporation's bank subsidiaries exceeded the minimum capital ratios required of a "well-capitalized" institution, as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.

continued on next page

MANAGEMENT'S DISCUSSION AND ANALYSIS

OUTLOOK

The Corporation's philosophy is that it intends to be a "family" of community banks, which operates under the direction of local Boards of Directors, a holding company management team and a Corporate Board of Directors.

The Corporation strives to remain a quality sales and service organization and is dedicated to sustained profitability through the preservation of the community banking concept in an ever-changing and increasingly competitive environment.

The Corporation believes it has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. This strategy resulted in an increase in earnings per share of 6.6% and a return on assets of 1.47% during 1999.

There are currently no known trends, events or uncertainties that management believes may be reasonably expected to have a material effect on the Corporation's financial performance.

A FHC may go beyond traditional bank holding company powers and engage in activities that the Federal Reserve deems to be "financial in nature." Prior to the passage of the Act, banks and their subsidiaries could pursue many activities, such as selling insurance, dealing in certain securities, and offering investment advisory services. However, prior regulatory rules generally placed limits on the extent of a bank's and bank holding company's involvement in those activities, or created barriers to entry. The Act allows for a more efficient means for bank holding companies to offer all financial services within the new structure - the FHC. The Corporation is eligible to become a FHC, but has made no determination as to, if, or when it will acquire this new status as of the date of this Annual Report.

The new legislation is expected, in time, to alter the competitive landscape of the product markets served by the Corporation and may, in the future, also increase the Corporation's competition to include larger, more diversified financial companies.

NEW REGULATORY DEVELOPMENTS

Gramm-Leach-Bliley Act of 1999

The Gramm-Leach-Bliley Act of 1999 (Act) was passed by Congress and signed into law by the President on November 12, 1999. The Act's most publicized provisions eliminate many Federal and state law barriers to affiliations among banks, securities firms, insurance companies, and other financial service providers. The overall thrust of the Act is to remove the historic laws that separated commercial banking from other financial service organizations. Companies that are presently engaged primarily in insurance activities or securities activities will be permitted to acquire banks and bank holding companies such as the Corporation and vice versa.

The Act does not introduce new products or services to the financial services industry overall. The Act, however, does provide for a more efficient means for financial institutions to offer those products and services by creating a "financial holding company," or "FHC." Banks, securities firms, and insurance companies can now affiliate within the FHC structure to offer a much broader range of financial products and services than had previously been possible under either a traditional bank or insurance holding company structure.

The Act also requires financial institutions to disclose their privacy policy to customers and provides protections to customers against the transfer and use of nonpublic personal information by financial institutions.

Management will be analyzing the Act in the upcoming months and will be determining what new opportunities are afforded to the Corporation through the enactment of the Act. This analysis will include assessing the Corporation's current capabilities, competitive advantages and strategic direction to determine what structural changes, if any, should be made to enhance shareholder value of the Corporation.

Pooling of Interests Accounting

The Financial Accounting Standards Board (FASB) has published a proposal that would, if adopted, eliminate the availability of pooling of interests accounting treatment for most, if not all, mergers and acquisitions. Mergers and acquisitions that were previously accounted for as poolings of interests would, in the future, be accounted for as purchases. Under purchase accounting, an amount equal to the difference between the value of the consideration paid and the value of the assets acquired is characterized as "goodwill," recorded as an asset of the acquiring company, and amortized as a charge against earnings over a period of years. If adopted as presently proposed, this change in accounting standards would be effective for acquisitions initiated after issuance of the final standard. It is currently expected that the final statement will be issued in the fourth quarter of 2000. The Corporation's significant acquisitions have generally been structured and accounted for as poolings of interests. Implementation of this proposal is not expected to affect the accounting for past acquisitions.

MANAGEMENT'S DISCUSSION AND ANALYSIS

YEAR 2000 READINESS DISCLOSURE

The Corporation experienced no Year 2000 problems or difficulties as the date changed to January 1, 2000 (Y2K). In addition, based on its knowledge as of January 31, 2000, the Corporation does not anticipate that any significant problems or difficulties will arise during 2000 related to Y2K.

The following is a brief summary of the action taken by the Corporation to prepare for Y2K. The Corporation began preparing for Y2K in the third quarter of 1996. A project team was established to ensure the Corporation was ready for Y2K. This team was responsible for both the computer-based systems and applications and non-information technology systems of the Corporation. The project team divided the Y2K Plan into four primary phases: (1) assessment of all systems for Y2K compliance, (2) conversion of systems which were deemed not to be Y2K compliant, including the necessary purchase of hardware and software, (3) testing of both existing systems and new systems for Y2K compliance, and (4) preparation of contingency plans to address unforeseen Y2K issues.

During the first half of 1999, the Corporation completed its testing of all systems and software programs and completed its Y2K Contingency Plan. As of June 30, 1999, the Corporation had received communications from its third party suppliers and customers regarding their status in preparing for Y2K. In addition, as of June 30, 1999, based on the testing performed, it was the Corporation's opinion that all of its systems were Y2K compliant. The Corporation used the remainder of 1999 to test the Contingency Plan. The Corporation's 1999 Y2K expenditures were approximately $250,000, primarily equipment purchases that were capitalized.

OTHER MATTERS

The assessment phase identified that the Corporation's core operating system was not Y2K compliant. In February 1998, the core operating system was converted to a new system. The cost of converting to the new core operating system was approximately $300,000. In conjunction with the conversion to the new core operating system, the Corporation purchased a new mainframe computer in the fourth quarter of 1997 at a cost of approximately $1 million, which was capitalized. The previous mainframe computer and core operating system software were fully depreciated prior to 1997.

In addition to the conversion of the core operating software in 1998, the Corporation completed the necessary upgrades and conversions of all other mission critical information and non-information systems during 1998. This resulted in the replacement of computer hardware, primarily desktop computers, and software at a cost of $525,000 during 1998, which were capitalized. During 1998, the Corporation also initiated formal communications with its significant suppliers and large customers to determine the extent to which the Corporation's interface systems and operations were vulnerable to those third parties' failures to resolve their own Y2K issues. These communications included identifying the Corporation's material borrowers and assessing these borrowers' Y2K readiness.

At the end of 1998, it was the Corporation's opinion that it had completed the assessment phase of its Y2K Plan, all mission critical systems and software had been renovated, the testing of its internal mission critical systems and software was substantially complete, and the Corporation was significantly underway with the testing of its other mission critical systems and other software programs.

In early 1999, the Corporation formed a Y2K Task Force Committee of the Board of Directors of the Corporation and each of the Corporation's affiliates to oversee the Y2K Plan. These committees met monthly to discuss the status of the plan to date, results of procedures and testing, and remaining action yet to be taken to complete the Y2K project.

This discussion and analysis of financial condition and results of operations, and other sections of this Annual Report, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "judgment," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, certain statements under the captions "New Regulatory Developments" and "Year 2000 Readiness Disclosure" are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (Future Factors) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Future Factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues, including Year 2000 issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK AND TRUST COMPANY

DIRECTORS
LAWRENCE E. BURKS
Retired
Chemical Bank and Trust Co.

JAMES A. CURRIE
Investor

DALE T. DEAN
Retired
4-D Builders Supply, Inc.

MICHAEL L. DOW
Investor

DR. DAVID E. FRY
President
Northwood University

RICHARD A. HAZLETON
Chairman
Dow Corning Corporation

KATHLEEN FUCE-HOBOHM
President
SPACE, Inc.

JAMES R. JENKINS
Vice President, Secretary and
General Counsel
Dow Corning Corporation

TERENCE F. MOORE
President and
Chief Executive Officer
MidMichigan Health

ALOYSIUS J. OLIVER
President and
Chief Executive Officer
Chemical Financial Corporation

ALAN W. OTT
Chairman
Chemical Financial Corporation

FRANK P. POPOFF
Chairman
The Dow Chemical Company

DAVID B. RAMAKER
President and
Chief Executive Officer

LAWRENCE A. REED
Retired
Dow Corning Corporation

GARY S. SMITH, M.D.
Midland Family Physicians, P.C.

WILLIAM S. STAVROPOULOS
President and
Chief Executive Officer
The Dow Chemical Company

DIRK D. WALTZ
Dirk Waltz Buick-Olds-Jeep, Inc.

LAWRENCE J. WASHINGTON, JR.
Vice President
Human Resources
Chemicals and Plastics
The Dow Chemical Company

HONORARY DIRECTOR
DIRK B. WALTZ
Retired
Dirk Waltz Buick-Olds-Jeep, Inc.

ST. LOUIS OFFICE
ADVISORY BOARD
DANIEL L. DOEPKER
Mid-West Building
Distributors, Inc.

DOUGLAS F. McKIM
Retired
Lodewyk, Nesen & McKim, Inc.

LARRY M. NOBLE
Senior Vice President

DUANE OXENDALE
Retired
Michigan Livestock Exchange

DAVID B. RAMAKER
President and
Chief Executive Officer

WILLIAM C. THIEMKEY, D.O.
Physician

BRADLY E. VIBBER
Senior Vice President

JAMES F. WAGAR
Vice Chairman
Playbuoy Pontoon
Manufacturing, Inc.

OFFICERS
ALAN W. OTT
Chairman

DAVID B. RAMAKER
President and
Chief Executive Officer

BRUCE M. GROOM
Senior Vice President
and Senior Trust Officer

WILLIAM C. LAUDERBACH
Senior Vice President
and Investment Officer

Senior Vice Presidents
CHARLES F. KINNEY
LARRY M. NOBLE
MARK D. RUHLE
BRADLY E. VIBBER

Senior Vice Presidents
and Trust Officers
JUDE T. PATNAUDE
GLENN W. PIETENPOL

Vice Presidents
JOANN M. BURGESS
ROBERT W. BURNS
KIMBERLEE R. BUTCHER
ALAN C. CHRISTENSEN
TARI E. DETZLER
CHARLOTTE A. ELMORE
LAWRENCE LAGROW
JANET M. McGUIRE
ROGER D. NEMETH
ROBERT S. RATHBUN
DARLENE R. SLATER
TINA A. WALLACE

Vice Presidents and
Trust Officers
KIRK W. FISHER
DANIEL P. McKUNE
GUY D. MERRIAM
PATRICIA ZIMMERMAN

Assistant Vice Presidents
CARL R. AHEARN
RUTH BOMAN
CHARLES L. BROWN
ROBERT O. BURGESS, JR.
JON D. CATLIN
G. THOMAS CIMBALIK
DEBORAH L. DEWALD
MARY G. GREEN
STEPHEN M. HALLEAD
SHERRY A. MIZER
SELENA NOBLE
MONICA A. SANGER
VICTOR L. SCHULTZ
RONALD D. SCHWEIGERT
BARBARA E. SLAGEL
TAMARA J. SWINSON
PEGGY L. TUCKER
ROBERT J. WALTERS
CAROL WIERMAN
SHERYL K. WILLIG

Assistant Vice Presidents
and Trust Officers
HERBERT E. HARDY
NORMA KENDALL

Trust Officers
SHELLY L. CAUFIELD
RUDOLPH R. RADOSA, JR.
MARK SOVEREEN
PICCOLA SWEEBE

Assistant Trust Officers
JAN E. GORDON
DEBORA RITTENBURG

Assistant Cashiers
BETH E. BRICK
PAMELA J. CARRIER
SHERON DEIBERT
CHERYL K. MEYERS
PATRICIA A. NELLIS
MARK J. STEINKE
SANDRA TURK
KATHY M. WENZEL
KEITH A. WENZEL
BESSIE T. WILLIAMS
SHARON YODER

Building and Maintenance
Officer
RICK ARCHER

CFC DATA CORP

DIRECTORS
JAMES R. JENKINS
Vice President, Secretary and
General Counsel
Dow Corning Corporation

DOMINIC MONASTIERE
President and
Chief Executive Officer
Chemical Bank Bay Area

TERENCE F. MOORE
President and
Chief Executive Officer
MidMichigan Health

ALOYSIUS J. OLIVER
President and
Chief Executive Officer
Chemical Financial Corporation

THOMAS H. PETERSEN
Executive Vice President and
General Manager

DAVID B. RAMAKER
President and
Chief Executive Officer
Chemical Bank and Trust Co.

OFFICERS
ALOYSIUS J. OLIVER
President and Treasurer

THOMAS H. PETERSEN
Executive Vice President and
General Manager

W. BRIAN BEALL
Vice President and
Assistant General Manager

DAVID D. COBB
Vice President
Systems Technology

DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK BAY AREA	CHEMICAL BANK SOUTH

DIRECTORS
GARY E. ANDERSON
President and
Chief Executive Officer
Dow Corning Corporation

JAMES E. DANEK
Executive Vice President

LORI A. GWIZDALA
Senior Vice President, Chief
Financial Officer and Treasurer
Chemical Financial Corporation

THERON P. HOLLAND
Retired
Holland's IGA

DOMINIC MONASTIERE
President and
Chief Executive Officer

DONALD L. PIETZ
President
PICO, Inc.

DAVID B. RAMAKER
President and
Chief Executive Officer
Chemical Bank and Trust Co.

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

ROBERT D. SAROW
Attorney at Law
Learman, Peters, Sarow &
McQuillan

GARY D. STEADMAN
Gary D. Steadman, Inc.
Retired

THOMAS H. TABOR
President
Herman Hiss & Co.

DONALD L. WILTSE
Wiltse Chevrolet,
Oldsmobile, Buick, Inc.

HURON ADVISORY BOARD
HOWARD M. BARRIGER
Teacher
Standish Sterling High School
President
Barriger Builders

RONALD E. CHRISTIE
Retired
Au Gres Sims Schools

JAMES E. DANEK
Executive Vice President

KARL N. EDMONDS
AuGres Parts & Service

GERALD H. HEINRICH
Retired
Heinrich Lumber

THERON P. HOLLAND
Retired
Holland's IGA

OTIS L. McKINLEY, D.D.S.
Dentist

DOMINIC MONASTIERE
President and
Chief Executive Officer

DAVID S. RAMSAY
Lee/Ramsay Funeral Home

DONALD L. WILTSE
Wiltse Chevrolet,
Oldmobile, Buick, Inc.

OFFICERS
DAVID B. RAMAKER
Chairman

DOMINIC MONASTIERE
President and
Chief Executive Officer

JAMES E. DANEK
Executive Vice President

Senior Vice Presidents
DAVID H. BLOSSEY
RODNEY R. LOOMIS

Vice Presidents
CRAIG A. BISHOP
DUANA R. McCULLOCH
GALE L. MIELENS
MARY JO TOPORSKI
THOMAS R. WILCOX

Assistant Vice Presidents
TINA E. BERGERON
HOLLY J. BICKHAM
LYNN M. HANSEN
SANDRA A. METZGER
DEBORAH K. MORGAN
SUZANNE E. NEERING
JEAN M. SAXON
SANDRA A. WACKERLE

Assistant Cashiers
CHARLOTTE L. ANSPAUGH
MARIA FRANEK
CYNTHIA J. GRAVLIN
CLEOFELYNN A. HUGO
JUDITH A. MARCINIAK
KATHLEEN C. MARQUARDT
BRENDA A. MICHO
KAREN M. SCHAFFER
HARRIET L. STOPYAK
WILLIAM R. TILLEN

Auditor
RONALD D. ERNDT

DIRECTORS
JUDITH A. BOROWITZ
President and
Chief Executive Officer

RONALD J. DeGRAW
Attorney
Schroeder, DeGraw, Kendall,
Mayhall, DeGraw & Dickerson

EUGENE D. HAMAKER
Retired/Consultant
Metalab

WILLIAM C. LAUDERBACH
Senior Vice President and
Investment Officer
Chemical Bank and Trust Co.

PETER T. MITCHELL
President
Albion College

ARLIN E. NESS
President
Starr Commonwealth Schools

ALOYSIUS J. OLIVER
President and
Chief Executive Officer
Chemical Financial Corporation

JOYCE J. SPICER
Human Resources Manager
Albion Division
Harvard Industries, Inc.

WILLIAM K. STOFFER
Chairman and
Chief Executive Officer
Albion Machine and Tool Co.

JEOFFREY A. THORREZ
President
Concord Manufacturing Co.

JACK H. TOWNSEND
Chairman and
Chief Executive Officer
Michigan Kitchen Distributors

OFFICERS
EUGENE D. HAMAKER
Chairman

JUDITH A. BOROWITZ
President and
Chief Executive Officer

Vice Presidents
TERI E. FOGEL
CAROL R. HAYDEN
MARVIN N. ITTNER
REBECCA L. VETTEL

Assistant Vice President
DIANE M. RAMIREZ

Assistant Cashiers
MELISSA J. HOATH
BARBARA A. KEITH
DAVID A. SMITH

Auditor
ELIZABETH A. WONUS

CHEMICAL BANK MONTCALM

DIRECTORS
JOHN BOOKWALTER
Bookwalter Motor Sales, Inc.

DONALD BURNS
President
Montcalm Community College

GARY COPP
Secretary/Manager
Carson City Lumber Co.

C. NORMAN CROOKS
Farmer

SUSAN D. DRAPER
Office Manager
Lakeview Dental Associates, P.C.

THOMAS W. KOHN
President and
Chief Executive Officer

LARRY M. NOBLE
Senior Vice President
Chemical Bank and Trust Co.

DAVID B. RAMAKER
President and
Chief Executive Officer
Chemical Bank and Trust Co.

MELVIN SCHNEPP
Retired
Schnepp Funeral Homes, Inc.

OFFICERS
DAVID B. RAMAKER
Chairman

THOMAS W. KOHN
President and
Chief Executive Officer

Senior Vice President
LLOYD D. SCOBY

Cashier
DARLA R. BARTLETT

Vice Presidents
DAVID BARKER
DIANE BEACH
BRUCE COLE
ROBERT HILL
JEAN SOUTHWARD

Assistant Vice Presidents
AMY S. ANDERSEN
KAY MEISTER
DONNA STRATTON
LINDA WOLVERTON

Assistant Cashiers
CONNIE COLLAR
SUE ELLEN PABST
KIMBERLY SIBURT
KAREN YAW

Auditor
CHRISTINE KOHN

DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK CENTRAL	CHEMICAL BANK MICHIGAN

DIRECTORS
JACK R. BENEDICT
President
The Benedict Manufacturing Co.

JOHN CURRIE
Currie's Amoco

BRUCE M. GROOM
Senior Vice President and
Senior Trust Officer
Chemical Bank and Trust Co.

KARL W. LINEBAUGH
President and
Chief Executive Officer

RONALD MOHNKE
President
Mohnke Funeral Home, Inc.

LINDA L.H. MYERS
Assistant Superintendent
Mecosta-Osceola
Intermediate School District

DAVID L. PORTEOUS
Attorney at Law
Porteous & White P.C.

WILLIAM R. PRUITT
Pruitt-Livingston Funeral Home

DAVID B. RAMAKER
President and
Chief Executive Officer
Chemical Bank and Trust Co.

FRANKLIN C. WHEATLAKE
Chairman
Wheatlake Enterprises

JOSEPH M. WOLSCHLEGER, M.D.
Internal Medicine

OFFICERS
DAVID B. RAMAKER
Chairman

KARL W. LINEBAUGH
President and
Chief Executive Officer

PHILIP R. KEATING
Executive Vice President

Vice President
MARY WITHERS

Assistant Vice Presidents
JAMES GARRETT
DAVID J. LANGWORTHY
JEAN A. MISENAR
MARJORIE A. RICHARDS

Assistant Cashiers
TERESA ALLEN
KENDA DIESON
JANET ROWLAND
MARY K. SUCKOW
KRISTA TESSEINE

Auditor
ROBERT D. GAMMONS

DIRECTORS
ROBERT H. BEACOM
Retired
Chemical Bank Michigan

JOHN M. BICKNELL
Retired Retailer

DAVID D. CLARKE
Crop Farmer

VINCENT L. DEMASI
Owner
Clare Hardware

RICHARD DEAN DOHERTY
A.J. Doherty Motor Inns, Inc.

WAYNE FRUCHEY
Retired
Fruchey Foods, Inc.

JOSEPH F. JOHNSTON
Retired
Johnston Elevator

CHARLES F. KINNEY
Senior Vice President
Chemical Bank and Trust Co.

DENNIS J. LAFLEUR
President and
Chief Executive Officer

MARK D. MANN
President
Mann Construction, Inc.

CLAY MAXWELL
Maxwell Seed Farms

RICHARD M. MOSER
Owner
Woods Household
Furniture & Appliances

BETTY M. MUSSELL
Community Volunteer

JOSEPH F. MYERS
Myers for Tires

WILLIAM C. ODYKIRK
Ody Enterprises

ALOYSIUS J. OLIVER
President and
Chief Executive Officer
Chemical Financial Corporation

ALBERT F. WENTWORTH
Dairy Farmer

OFFICERS
ALOYSIUS J. OLIVER
Chairman

DENNIS J. LAFLEUR
President and
Chief Executive Officer

Senior Vice Presidents
JAMES A. ALLEN
RODERICK F. BEAMISH
RONNIE L. POWELL
JAMES P. RAFFENAUD

Vice Presidents
JANET GILLARD
STEVEN J. KINGSBURY
RICHARD L. LAUER
TAMMY L. MILLER

Comptroller
BRENDA J. HAVENS

Assistant Vice Presidents
CHARLES AMBLE
ELAINE DUNKLE
ROBIN R. GROVE
LINDA C. HALL
CHRISTINE J. LAWSON
DAVID T. PRAWDZIK
SUSAN D. SPEARY
LORI STOUT
STANLEY L. WARNER

Assistant Cashiers
THEOLA CLEVELAND
STEPHANIE COOPER
HILDA FLETCHER
JUDITH A. GROVE
TINA M. LEHMANN
VERA MARSHALL
SUE E. WHITE

Auditor
Jennifer Abrams

CHEMICAL BANK NORTH

DIRECTORS
WILLIAM L. CAREY
Attorney at Law

JERRY M. DeWITT
Developer

ROSE E. DULEY GLEASON
Retired
Crawford County Library

RICHARD D. HACKER
Owner
Hacker's Yamaha & Honda

ROBERT JANSEN
Owner
Jansen Plumbing & Heating

PAUL B. LERG
Assistant Superintendent
Crawford AuSable Schools

DAVID B. RAMAKER
President and
Chief Executive Officer
Chemical Bank and Trust Co.

MARK D. RUHLE
Senior Vice President
Chemical Bank and Trust Co.

G. JOE SWAIN
President and
Chief Executive Officer

JERRY WALKER
Retired
Jack Millikin, Inc.

OFFICERS
DAVID B. RAMAKER
Chairman

G. JOE SWAIN
President and
Chief Executive Officer

Vice Presidents
MARK W. FURST
SHARON NIEBRZYDOWSKI
RANDALL A. SEYMOUR
J. ELAINE SWEENEY

Assistant Vice Presidents
TAMARA L. KENT
SHELBY J. NORMAN
JANE A. RANDALL
ANDREA M. WEISS

Assistant Cashiers
JAY T. DUKE
SANDRA L. EGBERS
CONNIE MINNICK

Auditor
CAROL D. WHITE

DIRECTORS AND OFFICERS OF AFFILIATES

CHEMICAL BANK WEST	CHEMICAL BANK KEY STATE	CHEMICAL BANK THUMB AREA

DIRECTORS
RONALD L. BLACKMAN
President
Blackman Iron & Metal, Inc.

NANCY BOWMAN
Certified Public Accountant

HAROLD CNOSSEN
Prosperous Farms

WAYNE EVERETT
Whitetail Realty

JOHN GERNAAT
Gernaat Family Farms

JAMES B. HINKAMP, II
Executive Vice President

DAVID B. RAMAKER
President and
Chief Executive Officer
Chemical Bank and Trust Co.

JOHN A. REISNER
President and
Chief Executive Officer

MARK D. RUHLE
Senior Vice President
Chemical Bank and Trust Co.

WILLIAM RZEPKA
Cadillac Credit Bureau

OFFICERS
DAVID B. RAMAKER
Chairman

JOHN A. REISNER
President and
Chief Executive Officer

JAMES B. HINKAMP, II
Executive Vice President

Senior Vice President
KRISTINE E. BOWEN

Vice President
BARBARA HANCOCK

Assistant Vice Presidents
ROXANNE PRINCE
SUSAN SCHWAGER

Assistant Cashiers
DELLA BEDNARICK
SHARILYN BOOMS
DARYL HESSELINK
LORIE MORIARTY
JUDY MULDER
MARY JO SHIVLIE

Auditor
NORMA DUVALL

DIRECTORS
WADE V. ALDERMAN
President
Alderman's Inc.

GARY J. GREGORICKA
President
Viron International

MARGARET S. GULICK
President and
Chief Executive Officer
Memorial Healthcare Center

JOHN F. HARRISON
President and
Chief Executive Officer

WILLIAM P. HOWE
Retired Commercial Contractor
Mid-Michigan Construction

MICHAEL G. MAJZEL, JR.
Retired Crop Farmer
M&M Farms

ALOYSIUS J. OLIVER
President and
Chief Executive Officer
Chemical Financial Corporation

HERBERT F. PENHORWOOD
Retired Industrialist
Universal Electric

DAVID B. RAMAKER
President and
Chief Executive Officer
Chemical Bank and Trust Co.

DAVID R. WAKELAND
President
Wakeland Oil Company

THOMAS R. WRIGHT
President and
Chief Executive Officer
Williams Gun Sight Co.

OFFICERS
ALOYSIUS J. OLIVER
Chairman

JOHN F. HARRISON
President and
Chief Executive Officer

Senior Vice President
ROBERT L. HARDY

Vice Presidents
JOHN M. CREIGHTON
LORI L. EDINGTON
NITA L. JONES
DONNA S. McAVOY

Assistant Vice Presidents
P. JOSEPH DALY
MICHELLE M. HOLDEN
RANDY L. HORTON
DONALD D. LEVI

Assistant Cashiers
BARBARA M. BUCSI
JAMES D. JONES
JANA L. MOORE
CAROL A. ROWELL
LINDA K. SOVIS

Auditor
SANDRA A. DUBARNS

DIRECTORS
RICHARD C. BIDDINGER
Owner
Riverside Sales and Engineering Corp.

GARY J. CREWS
Attorney
Ransford and Crews

LORI A. GWIZDALA
Senior Vice President, Chief
Financial Officer and Treasurer
Chemical Financial Corporation

DOUGLAS H. HERRINGSHAW
President and
Chief Executive Officer

CARL O. HOLMES
Chairman of the Board
Chemical Bank Thumb Area

MARVIN J. KOCIBA
Farm Owner and Operator

MICHAEL T. LAETHEM
President
Laethem Equipment Company

KENNETH G. McLAREN
Retired
Sheridan McLaren Insurance Agency

ALOYSIUS J. OLIVER
President and
Chief Executive Officer
Chemical Financial Corporation

GERALDINE F. PRIESKORN
Retired
Prieskorn Variety Stores Inc.

RICHARD B. RANSFORD
President
Ransford Funeral Home, Inc.

CASS CITY/HARBOR BEACH/
BAD AXE ADVISORY BOARD
DUANE W. CHIPPI
President
Cass City Oil & Gas Company

RICHARD T. DONAHUE
Farm Owner

DOUGLAS H. HERRINGSHAW
President and
Chief Executive Officer

MARVIN J. KOCIBA
Farm Owner and Operator

WILLIAM L. KRITZMAN
Retired
Kritzman Inc.

GERALDINE F. PRIESKORN
Retired
Prieskorn Variety Stores Inc.

PATRICIA J. ROGGENBUCK
Secretary
Helena Valley Farms

GLEN H. TOWNLEY
Owner
Harbor Beach Insurance Agency

K. MICHAEL WEAVER
Pharmacist

ROBERT V. WISCHMEYER
Retired
Farm Product Sales

OFFICERS
CARL O. HOLMES
Chairman

DOUGLAS H. HERRINGSHAW
President and
Chief Executive Officer

Senior Vice Presidents
JAMES E. BOLTON
DENNIS P. GILKEY
ROBERT M. WOLAK

Vice Presidents
MICHAEL F. BOICE
FELICIA M. CARR
BEVERLY J. PERRY

Assistant Vice Presidents
ORVIL A. BEECHER
MARSHA K. MOORE
LYNN C. PAVLICHEK
ROSE M. PUTNAM
LINDA K. SMITH
JANET D. THANE
CHERYL D. WILDER
CAROLYN M. WYMORE

Assistant Cashiers
BETTE M. BURTON
BEVERLY COPELAND
SUSAN M. MILLER
SHERRYL M. SEELEY
KAREN L. WOOD

Auditor
ROSE M. STRUNZ

Executive Secretary
MONALEE McCREA

CORPORATE DIRCTORS AND OFFICERS

BOARD OF DIRECTORS
[PICTURE OF JAMES A. CURRIE]	[PICTURE OF MICHAEL L. DOW]	[PICTURE OF TERENCE F. MOORE]	[PICTURE OF ALOYSIUS J. OLIVER]
JAMES A. CURRIE Investor	MICHAEL L. DOW Investor	TERENCE F. MOORE President and Chief Executive Officer MidMichigan Health	ALOYSIUS J. OLIVER President and Chief Executive Officer of the Corporation

[PICTURE OF ALAN W. OTT]	[PICTURE OF FRANK P. POPOFF]	[PICTURE OF LAWRENCE A. REED]	[PICTURE OF WILLIAM S. STAVROPOULOS]
ALAN W. OTT Chairman, Retired, Former President and Chief Executive Officer of the Corporation	FRANK P. POPOFF Chairman, The Dow Chemical Company	LAWRENCE A. REED Retired, Former President and Chief Executive Officer Dow Corning Corporation	WILLIAM S. STAVROPOULOS President and Chief Executive Officer The Dow Chemical Company

		EXECUTIVE OFFICERS	OFFICERS
[PICTURE OF THE EXECUTIVE MANAGEMENT COMMITTEE]

ALAN W. OTT
Chairman

ALOYSIUS J. OLIVER
President and Chief Executive Officer

DAVID B. RAMAKER
Executive Vice President and Secretary

BRUCE M. GROOM
Senior Vice President and
Senior Trust Officer
Chemical Bank and Trust Company

LORI A. GWIZDALA
Senior Vice President, Chief Financial Officer and Treasurer

WILLIAM C. LAUDERBACH
Senior Vice President and
Investment Officer
Chemical Bank and Trust Company

GLENN SWEENEY
Vice President and Corporate Auditor

DAVID P. VERMILYE
Vice President

JOSEPH W. TORRENCE
Vice President and Corporate
Human Resources Officer

THEODORE J. GROENING
Assistant Vice President and
Assistant Financial Officer

SANDRA BARGERON
Assistant Vice President and Auditor

ROBERT E. SUTTON
Corporate Compliance Officer

JONATHAN P. BUSHEY
Corporate Loan Review Officer

CHERYL HASSEN SWARTHOUT
Corporate Training Officer

EXECUTIVE MANAGEMENT COMMITTEE
(from left to right) DAVID B. RAMAKER, WILLIAM C. LAUDERBACH, ALOYSIUS J. OLIVER, BRUCE M. GROOM and LORI A. GWIZDALA

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

The Corporation operates a property and casualty insurance agency and a title services company through subsidiaries of its lead bank.

The Corporation serves as controlling shareholder and maintains systems of financial, operational and administrative controls that permit centralized evaluation of subsidiary operations. The Corporation also provides assistance to its subsidiaries in selected functional areas including accounting, operations, marketing, investments, central purchasing, financial planning, internal auditing, loan quality control, training, compliance with regulatory requirements and personnel.

STOCK INFORMATION

Chemical Financial Corporation common stock is traded on The NASDAQ Stock Market. It is quoted daily in leading financial publications under the NASDAQ National Market Issues heading of the stock tables, NASDAQ symbol: CHFC. As of December 31, 1999, there were seven registered market makers of Chemical Financial Corporation common stock: A.G. Edwards & Sons, Inc.; Herzog, Heine, Geduld, Inc.; Keefe, Bruyette & Woods, Inc.; Raymond, James & Associates; Sherwood Securities Corp.; Spear, Leeds & Kellogg; and Stifel, Nicolaus & Company. The approximate number of shareholders at December 31, 1999 was 6,200. This number includes an estimate for individual participants in the security positions of certain shareholders of record. Analysts, investors, shareholders, and others seeking financial or general information about the Corporation are invited to contact Aloysius J. Oliver, President and Chief Executive Officer, or Lori A. Gwizdala, Senior Vice President and Chief Financial Officer.
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
Telephone: (517) 839-5236

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

DIVIDEND DIRECT DEPOSIT

Shareholders of the Corporation may have their dividends deposited into their savings or checking account at any bank that is a member of the National Automated Clearing House system. Information describing this service and an authorization form can be requested from either of the transfer agents shown above or the Corporate Office of Chemical Financial Corporation, P.O. Box 569, Midland, Michigan 48640. Telephone (517) 839-5350.

ANNUAL MEETING
The annual meeting of the shareholders will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 17, 2000, at 2:00 P.M.

CORPORATE INFORMATION
Chemical Financial Corporation 333 East Main Street P.O. Box 569 Midland, Michigan 48640 Telephone: (517) 839-5350 Fax: (517) 839-5255 Internet: www.chemicalbankmi.com

EQUAL OPPORTUNITY EMPLOYERS
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

[PICTURES OF A COUPLE, HOUSE BEING BUILT, TWO WOMEN AND A MAN AT A RESTAURANT, SCENIC AND COWS]
CHEMICAL FINANCIAL CORPORATION 333 East Main Street P.O. Box 569 Midland, Michigan 48640-0569 Telephone: (517) 839-5350 Fax: (517) 839-5255 www.chemicalbankmi.com