Form 10-K, Exhibit 13
period 2000-12-31
CHEMICAL FINANCIAL CORP
filed 2001-03-26
CIK 19612

EXHIBIT No. 13

CHEMICAL
FINANCIAL CORPORATIONSM

2000
Annual Report
to Shareholders

(This page intentionally left blank)

C H E M I C A L F I N A N C I A L C O R P O R A T I O N

C H E M I C A L F I N A N C I A L C O R P O R A T I O N

Chemical Financial Corporation ("Chemical" or "Corporation") is a diversified financial services company providing a full range of commercial, consumer, mortgage, trust, insurance and financial planning services. Chemical served a broad customer base through 88 banking offices across 24 counties in the lower peninsula of Michigan as of December 31, 2000.

The Corporation is headquartered in Midland, Michigan, and had total assets of $1.97 billion at December 31, 2000. In addition to its banking offices, the Corporation had 95 ATM locations, with 29 located off bank premises. At year-end, the Corporation had 943 employees on a full-time equivalent basis and its shareholders totaled approximately 6,500, of which approximately 4,300 were shareholders of record.

The Corporation completed its merger with Shoreline Financial Corporation, a one-bank holding company headquartered in Benton Harbor, Michigan, on January 9, 2001. The merger added approximately $1.1 billion in assets, 30 banking offices, 2 loan production offices and 1,500 new shareholders to the organization.

A M E S S A G E T O O U R S H A R E H O L D E R S

This is Chemical Financial Corporation's 2000 Annual Report to Shareholders. It contains audited financial statements and a detailed financial review. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (the "SEC") except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2000 Summary Annual Report accompanies this proxy statement. That report presents information concerning the business and financial results of Chemical Financial Corporation in a format and level of detail that we believe our shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2000 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K, as filed with the SEC, will be provided to any shareholder, without charge, upon written request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640.

F I V E - Y E A R S U M M A R Y O F S E L E C T E D F I N A N C I A L D A T A

	Years Ended December 31
	2000	1999	1998	1997	1996

Operating Results (In thousands)
Net interest income	$77,050	$74,632	$71,946	$69,040	$67,090
Provision for loan losses	487	483	964	1,002	1,128
Noninterest income	17,364	16,217	16,151	13,122	12,198
Operating expenses	50,860	48,986	48,307	45,718	45,124
Net income	29,006	27,709	26,046	23,889	22,003

Per Share Data*
Net income
Basic	$ 2.07	$ 1.96	$ 1.84	$ 1.69	$ 1.56
Diluted	2.06	1.94	1.82	1.67	1.54
Cash dividends declared and paid	.88	.80	.73	.64	.55
Book value end-of-period	19.19	17.71	17.07	15.87	14.73
Market value end-of-period	23.25	29.52	31.90	34.10	28.66
Shares outstanding end-of-period (In thousands)*	14,004	14,095	14,171	14,113	14,070

At Year End (In thousands)
Assets	$1,973,424	$1,890,376	$1,872,626	$1,765,100	$1,698,774
Loans	1,085,876	1,009,017	898,293	845,600	807,653
Deposits	1,606,217	1,561,702	1,554,271	1,475,841	1,429,915
Long-term debt	185	200	8,000	9,000	10,000
Shareholders' equity	268,729	249,581	241,839	223,925	207,269

Average Balances (In thousands)
Assets	$1,944,271	$1,888,169	$1,804,022	$1,726,960	$1,688,214
Earning assets	1,826,733	1,767,621	1,693,780	1,619,387	1,581,778
Loans	1,037,753	962,104	879,886	820,451	792,209
Deposits	1,597,173	1,562,580	1,506,700	1,453,110	1,429,176
Long-term debt	190	8,023	8,994	9,236	10,976
Shareholders' equity	257,818	245,364	230,045	215,957	201,425

Financial Ratios
Return on average assets	1.49%	1.47%	1.44%	1.38%	1.30%
Return on average shareholders' equity	11.3	11.3	11.3	11.1	10.9
Net interest margin	4.30	4.30	4.33	4.35	4.33
Efficiency ratio	53.0	53.1	54.0	54.7	56.0
Average shareholders' equity to average assets	13.3	13.0	12.8	12.5	11.9
Cash dividends paid per share to diluted net income per share	42.7	41.2	40.3	38.2	36.0
Tangible equity to assets	13.3	12.9	12.7	12.5	12.0
Total risk-based capital	26.6	28.1	28.8	31.8	30.7

Credit Quality Statistics
Allowance for loan losses to total loans	1.68%	1.80%	2.01%	2.05%	2.06%
Nonperforming loans as a percent of total loans	.17	.33	.35	.36	.23
Nonperforming assets as a percent of total assets	.10	.19	.18	.18	.12
Net loans charged-off as a percent of average loans	.04	.04	.03	.03	.05

*Adjusted for stock dividends and stock splits

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

F I N A N C I A L H I G H L I G H T S

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

On December 31, 2000, the Corporation completed the consolidation of nine of its ten subsidiary banks into two: Chemical Bank and Trust Company, headquartered in Midland, and Chemical Bank West, headquartered in Cadillac. The internal consolidation is expected to provide back-room operating efficiencies.

The Corporation completed its merger with Shoreline Financial Corporation, a one-bank holding company, headquartered in Benton Harbor, Michigan, on January 9, 2001. The merger added approximately $1.1 billion in assets, 30 banking offices, 2 loan production offices and 1,500 new shareholders to the organization.

Mergers and Acquisitions

The primary method of expansion into new banking markets has been through acquisitions of other financial institutions and bank branches. The following is a summary of the Corporation's merger and acquisition activity during the three-year period ended December 31, 2000.

On March 24, 2000, the Corporation acquired two branch banking offices in Evart and Morrice, Michigan from Old Kent Bank. The Evart branch had total deposits of approximately $15 million and the Morrice branch had total deposits of approximately $10 million as of this date. Both offices are being operated as new branches of affiliates.

On July 9, 1999, the Corporation acquired two branch banking offices located in Standish and Linwood, Michigan from National City Bank of Michigan/Illinois. The Standish branch had total deposits of approximately $10 million as of this date and was consolidated into an existing branch in Standish of an affiliate. The Linwood branch had total deposits of approximately $17 million as of this date and is operating as a new branch of an affiliate.

On November 20, 1998, the Corporation acquired a branch banking office in Albion, Michigan from Great Lakes National Bank. The branch had total deposits of approximately $11 million as of this date and was consolidated with an existing branch of an affiliate.

Net Income

Net income in 2000 was $29 million, or $2.06 per share, compared to net income of $27.7 million, or $1.94 per share, in 1999. Net income in 2000 represented a 4.7% increase over 1999 net income, while 2000 earnings per share represented a 6.2% increase over 1999 earnings per share. Net income has increased at an average annual compound rate of 7.2% during the five-year period ended December 31, 2000, while earnings per share has grown at an average annual compound rate of 7.4% over that same period.

The Corporation's return on average assets was 1.49% in 2000, 1.47% in 1999 and 1.44% in 1998. The Corporation's return on average shareholders' equity was 11.3% in 2000, 1999 and 1998.

Deposits

The Corporation's average deposit balances and average rates paid on deposits for the past three years are included in Table 2. Average total deposits were $34.6 million, or 2.2%, higher in 2000 as compared to 1999. Average total deposits were up $55.9 million, or 3.7%, in 1999 as compared to 1998. The growth in deposits during 2000 occurred primarily in time deposits, while the growth in deposits during 1999 was generally spread across all of the Corporation's deposit products. The growth in deposits during both 2000 and 1999 was achieved through a combination of branch acquisitions and enhanced cross-selling efforts by bank personnel. It is the Corporation's strategy to develop customer relationships which will drive steady core deposit growth and stability. The Corporation gathers deposits from the local markets of its banking subsidiaries and has no brokered deposits.

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

The Corporation's subsidiary banks, through "CFC Investment Centers," offer a broad array of mutual funds, annuity products and market securities through alliances with Security First Group and Nathan & Lewis Securities, Inc. CFC Investment Centers offer customers a complete spectrum of investment products and service capabilities, backed by strong financial planning capabilities. During 2000, customers purchased $20.5 million of annuity and mutual fund investments through CFC Investment Centers. In addition, the Trust Department of Chemical Bank and Trust Company offers customers a number of investment products and services. Two of these products are "ChemVest Advantage," which provides customers with professional assistance in spreading their funds among a variety of institutional mutual funds, and "ChemSelect-IRA," which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds, without any sales charges or transaction fees. As of December 31, 2000, these two Trust Department investment products had balances totaling $33.4 million.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 1. FIVE-YEAR INCOME STATEMENT - TAX EQUIVALENT BASIS* - AS A PERCENTAGE OF AVERAGE TOTAL ASSETS

	Years Ended December 31
	2000	1999	1998	1997	1996
INTEREST INCOME
Interest and fees on loans	4.37%	4.09%	4.09%	4.06%	4.01%
Interest on investment securities	2.14	2.25	2.42	2.54	2.49
Interest on short-term investments	.31	.18	.27	.27	.28
TOTAL INTEREST INCOME	6.82	6.52	6.78	6.87	6.78
INTEREST EXPENSE
Interest on deposits	2.63	2.38	2.61	2.68	2.62
Interest on short-term borrowings	.15	.09	.08	.08	.07
Interest on long-term debt	-	.02	.03	.03	.04
TOTAL INTEREST EXPENSE	2.78	2.49	2.72	2.79	2.73
NET INTEREST INCOME	4.04	4.03	4.06	4.08	4.05
Provision for loan losses	.03	.03	.05	.06	.07
NONINTEREST INCOME
Trust services revenue	.22	.21	.20	.19	.17
Service charges and fees	.62	.56	.55	.53	.51
Gains on sales of loans	.02	.04	.08	.01	.01
Other	.04	.05	.06	.03	.03
TOTAL NONINTEREST INCOME	.90	.86	.89	.76	.72
OPERATING EXPENSES
Salaries, wages and benefits	1.57	1.57	1.60	1.58	1.60
Occupancy	.23	.23	.24	.25	.25
Equipment	.19	.18	.17	.18	.17
Other	.63	.61	.67	.64	.65
TOTAL OPERATING EXPENSES	2.62	2.59	2.68	2.65	2.67
INCOME BEFORE INCOME TAXES	2.29	2.27	2.22	2.13	2.03
Federal income taxes	.72	.72	.71	.67	.65
Tax equivalent adjustment	.08	.08	.07	.08	.08
NET INCOME	1.49%	1.47%	1.44%	1.38%	1.30%
AVERAGE TOTAL ASSETS - In thousands	$1,944,271	$1,888,169	$1,804,022	$1,726,960	$1,688,214
*Taxable equivalent basis using a federal income tax rate of 35%.

Assets

Average assets were $1.944 billion during 2000, an increase of $56 million, or 3%, over average assets during 1999 of $1.888 billion. Average assets increased $84 million, or 4.7%, during 1999 over average assets of $1.804 billion in 1998.

Cash Dividends

During 2000, cash dividends per share were $.88, a 10% increase over cash dividends per share in 1999 of $.80.

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973.

The Corporation's annual cash dividends per share over the past five years, adjusted for all stock dividends and stock splits, were as follows:

Cash dividends per share in 1999 represented a 9.6% increase over cash dividends per share in 1998. The compound annual growth rate of the Corporation's cash dividends per share over the past five- and ten-year periods ended December 31, 2000, was 13.4% and 12.2%, respectively.

The earnings of the Corporation's subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation's subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation's subsidiary banks.

	2000	1999	1998	1997	1996

Annual Dividend	$.88	$.80	$.73	$.64	$.55
						continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

FINANCIAL HIGHLIGHTS - CONTINUED

Business of the Corporation

The Corporation is a bank holding company with its business concentrated in a single industry segment - commercial banking. The Corporation, through its bank subsidiaries, offers a full range of commercial banking services. These banking services include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the Corporation's subsidiary banks and to outside customers. The data processing services provided to the Corporation's subsidiaries represented 89% of total revenue of the data processing subsidiary in 2000, 88% in 1999 and 85% in 1998.

The principal markets for the Corporation's commercial banking services are communities within Michigan in which the Corporation's subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 2000, the Corporation served 56 communities through 88 banking offices in 24 counties, located generally across the mid-section of Michigan's lower peninsula. In addition to the banking offices, the Corporation operated 95 automated teller machines, both on and off bank premises, as of December 31, 2000.

The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 57% of total revenues in 2000, 56% of total revenues in 1999 and 54% of total revenues in 1998. Interest on investment securities is also a significant source of revenue, accounting for 27% of total revenues in 2000, 30% of total revenues in 1999 and 31% of total revenues in 1998. Chemical Bank and Trust Company ("CB&T"), the Corporation's largest subsidiary and lead bank headquartered in Midland, Michigan, represented 29% of total loans and 30% of total deposits as of December 31, 2000.

In addition, CB&T offers property and casualty, life, health and title insurance products to customers through two insurance subsidiaries

N E T   I N T E R E S T    I N C O M E

Interest income is the total amount earned on funds invested in loans, investment securities and money market instruments, such as federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking accounts and savings and time deposits, as well as on short- and long-term debt. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense and reflects adjustments made to the yields on tax-exempt assets in order to analyze tax-exempt income and fully taxable income on a comparable basis. The net interest margin is net interest income (FTE) as a percentage of average earning assets. The net interest spread is the difference between the average yield on earning assets and the average cost of interest-bearing liabilities.

The single most important component in analyzing the results of the Corporation's operations is net interest income. Net interest income (FTE) comprised 81.9% of net revenues in 2000, compared to 82.4% in 1999 and 81.9% in 1998.

Net interest income is influenced by a variety of factors, including changes in the volume of earning assets, changes in the mix of earning assets and interest-bearing liabilities, the proportion of earning assets that are funded by non interest-bearing liabilities (demand deposits) and equity capital, market rates of interest which are impacted by the national economy and monetary policies of the Federal Reserve Board, and variations in interest sensitivity in the differing types of interest-earning assets and interest-bearing liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management's control also have an impact on changes in net interest income. These conditions include changes in market interest rates, the strength of credit demands by customers, competition from other financial institutions, the growth of deposit accounts at nonbank financial competitors and the continued growth in equity, mutual fund and annuity investments. Management monitors the Corporation's balance sheet to reduce the potential adverse impact on net interest income caused by significant swings in interest rates. The Corporation's policies in this regard are further discussed in the section titled "Liquidity and Interest Sensitivity."

Table 2 presents for 2000, 1999 and 1998 the average daily balances of the Corporation's major categories of assets and liabilities, interest income and expense on a FTE basis, average interest rates earned and paid on the Corporation's assets and liabilities, net interest income (FTE), net interest spread (FTE) and net interest margin. During 2000, total average interest-earning assets increased $59 million, or 3.3%, to $1.827 billion. In that same period, total average interest-bearing liabilities increased $27 million, or 2%, to $1.388 billion.

Net interest income (FTE) in 2000 was $78.6 million, up $2.6 million, or 3.4%, over 1999 net interest income (FTE) of $76.1 million. The increase in net interest income during 2000 was primarily attributable to increases in average loans, interest-bearing and noninterest-bearing deposits and shareholders' equity. During 2000, average loans increased $76 million, or 7.9%, average interest-bearing deposits increased $24 million, or 1.8%, average noninterest-bearing deposits increased $11 million, or 4.1%, and average shareholders' equity increased $12 million, or 5.1%. The majority of the growth in deposits was attributable to deposits acquired in the acquisition of two branch banking offices during 2000.

During 2000, the average yield on interest-earning assets increased to 7.26% from 6.97% in 1999. The average cost of interest-bearing liabilities in 2000 increased to 3.89% from 3.46% in 1999. These increases resulted from higher yields on all interest-earning asset categories and higher costs on all interest-bearing liability categories during 2000. The net effect of the increases in the average yield on interest-earning assets and average cost of interest-bearing liabilities during 2000 was a reduction in the net interest spread of 14 basis points to 3.37%. This reduction was offset by both the growth and the change in the mix of total assets, to result in a stable net interest margin of 4.30% during both 2000 and 1999.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 2. AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES* (Dollars in thousands)

	Years Ended December 31
	2000			1999			1998
	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate

ASSETS
Earning Assets:
Loans**	$1,037,753	$85,032	8.19%	$ 962,104	$77,157	8.02%	$ 879,886	$73,849	8.39%
Taxable investment securities	653,419	38,595	5.91	700,003	39,764	5.68	683,567	40,602	5.94
Non-taxable investment securities	37,314	2,891	7.75	35,726	2,766	7.74	39,389	3,073	7.80
Federal funds sold	95,738	6,002	6.27	67,881	3,382	4.98	88,883	4,809	5.41
Interest- bearing deposits with unaffiliated banks	2,509	157	6.26	1,907	84	4.40	2,055	111	5.40
Total interest income/ total earn- ing assets	1,826,733	132,677	7.26	1,767,621	123,153	6.97	1,693,780	122,444	7.23
Less: Allow- ance for loan losses	18,291			18,194			17,762
Other assets:
Cash and due from banks	76,483			88,663			82,481
Premises and equipment	21,965			20,366			19,804
Accrued income and other assets	37,381			29,713			25,719
Total Assets	$1,944,271			$1,888,169			$1,804,022

LIABILITIES AND EQUITY
Interest- Bearing Liabilities:
Interest- bearing demand deposits	$ 266,865	$ 6,651	2.49%	$ 251,682	$ 5,086	2.02%	$ 237,799	$ 5,191	2.18%
Savings deposits	463,563	12,542	2.71	490,614	12,607	2.57	472,212	12,876	2.73
Time deposits	592,753	31,886	5.38	557,099	27,219	4.89	549,414	28,983	5.28
Short-term borrowed funds	64,946	2,945	4.53	53,478	1,731	3.24	41,727	1,503	3.60
Long-term debt	190	11	5.79	8,023	428	5.33	8,994	593	6.59
Total interest expense/ total interest- bearing liabilities	1,388,317	54,035	3.89	1,360,896	47,071	3.46	1,310,146	49,146	3.75
Noninterest- bearing deposits	273,992			263,185			247,275
Total deposits and borrow- ed funds	1,662,309			1,624,081			1,557,421
Accrued expenses and other liabilities	24,144			18,724			16,556
Shareholders' equity	257,818			245,364			230,045
Total Liabilities and Equity	$1,944,271			$1,888,169			$1,804,022

Net Interest Spread (Average yield earned minus average rate paid)			3.37%			3.51%			3.48%
Net Interest Income (FTE)		$78,642			$76,082			$73,298
Net Interest Margin
(Net interest income (FTE)/total average earning assets)			4.30%			4.30%			4.33%
*Taxable equivalent basis using a federal income tax rate of 35%.
**Nonaccrual loans are included in average balances reported and are used to calculate yields.

Higher interest income due to loan growth in 2000 was partially offset by reduced investment asset income, as the Corporation partially funded loan growth with investment assets.

Net interest income (FTE) in 1999 was $76.1 million, up $2.8 million, or 3.8%, over 1998 net interest income (FTE) of $73.3 million. The increase in net interest income during 1999 was also primarily attributable to increases in average loans, interest-bearing and noninterest-bearing deposits and shareholders' equity. During 1999, average loans increased $82 million, or 9.3%, average interest-bearing deposits increased $40 million, or 3.2%, average noninterest-bearing deposits increased $16 million, or 6.4%, and average shareholders' equity increased $15 million, or 6.7%.

During 1999, the average yield on interest-earning assets decreased to 6.97% from 7.23% in 1998. The average cost of interest-bearing liabilities in 1999 decreased to 3.46% from 3.75% in 1998. These decreases resulted from lower yields on all interest-earning asset categories and lower costs on all interest-bearing liability categories. The net result of the continued on next page
7

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

NET INTEREST INCOME - CONTINUED

decreases in the average yield on interest-earning assets and average cost of interest-bearing liabilities was a slight decrease in the net interest margin during 1999 to 4.30% from 4.33% in 1998. Higher interest income due to loan growth in 1999 was partially offset by reduced investment asset income, as the Corporation partially funded loan growth with investment assets.

Net interest income (FTE) in 1998 was $73.3 million, up $2.9 million, or 4.1%, over 1997 net interest income (FTE) of $70.4 million. The increase in net interest income during 1998 was primarily attributable to increases in average loans, savings deposits, noninterest-bearing deposits and shareholders' equity. During 1998, average loans increased $59 million, or 7.2%, average savings deposits increased $30 million, or 6.8%, average noninterest-bearing deposits increased $26 million, or 11.6%, and average shareholders' equity increased $14 million, or 6.5%.

During 1998, the average yield on interest-earning assets decreased to 7.23% from 7.33% in 1997, while the average cost of interest-bearing liabilities decreased to 3.75% from 3.79% in 1997. The slightly higher decrease in the average yield on interest-earning assets was offset by the growth in noninterest-bearing deposits and shareholders' equity, resulting in a 2 basis point decrease in the net interest margin during 1998 to 4.33%. The slight decrease in both the average yield on earning assets and the average rate paid on interest-bearing liabilities resulted from slightly lower yields on all interest-earning asset categories and lower costs on most interest-bearing liability categories.

Table 3 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-earning assets and interest-bearing liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

During 2000, the increase in the volume and change in the mix of interest-earning assets and interest-bearing liabilities accounted for a $3.17 million increase in net interest income (FTE), while changes in average interest rates earned and paid on assets and liabilities resulted in a $.61 million decrease in net interest income, resulting in a net increase in net interest income (FTE) of $2.56 million. The increase due to changes in the volume and mix of interest-earning assets and interest-bearing liabilities was attributable to increases in average loans, interest-bearing and noninterest-bearing deposits and shareholders' equity. The decrease due to changes in interest rates was primarily attributable to the increase in the yields of interest-earning assets having been more than offset by the increase in the cost of interest-bearing liabilities. The reduction in net interest income (FTE) due to changes in interest rates during 2000 was significantly lower than the reduction in 1999 of $1.87 million.

During 1999, the increase in the volume and change in the mix of interest-earning assets and interest-bearing liabilities accounted for a $4.65 million increase in net interest income (FTE), while changes in average interest rates earned and paid on assets and liabilities resulted in a $1.87 million decrease in net interest income (FTE), resulting in a net increase in net interest income (FTE) of $2.78 million. The increase due to changes in the volume and mix of interest-

earning assets and interest-bearing liabilities was attributable to increases in average loans, interest-bearing and noninterest-bearing deposits and shareholders' equity. The decrease due to changes in interest rates was primarily attributable to the reduction in yields on loans and investment securities, which were not entirely offset by reductions in the cost of interest-bearing liabilities.

L O A N S

The Corporation's bank subsidiaries are full service community banks and, therefore, the acceptance and management of credit risk is an integral part of the Corporation's business. The Corporation maintains a conservative loan policy and strict credit underwriting standards. These standards include the granting of loans generally only within the Corporation's market areas. The Corporation's lending markets generally consist of small communities across mid-Michigan. The Corporation has no foreign loans nor any loans to finance highly leveraged transactions. The Corporation's lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the holding company level. The Corporation maintains a centralized independent loan review function at the holding company level, which monitors asset quality at each of the Corporation's subsidiary banks.

The Corporation experiences competition for commercial loans primarily from larger regional banks located both in and outside of the Corporation's market areas, and from other community banks located both within and in the areas surrounding the Corporation's lending markets. The Corporation's competition for residential real estate loans primarily includes community banks, larger regional banks, savings associations, credit unions and mortgage companies. The competition for residential real estate loans has increased over the last few years as mortgage lending companies have expanded their sales and marketing efforts. The Corporation experiences competition for consumer loans mostly from larger regional banks, community banks, local credit unions and finance companies.

The Corporation's loan portfolio is generally diversified geographically, as well as along industry lines and, therefore, the Corporation believes that its loan portfolio is reasonably sheltered from material adverse local economic impact. An additional strength of the Corporation's loan portfolio is that, as of December 31, 2000, approximately 50% of the loan portfolio was comprised of credits granted to consumers in the form of residential real estate loans, home equity loans and lines of credit secured by first and second mortgages on personal residences.

Total loans as of December 31, 2000 were $1.086 billion, an increase of $76.9 million, or 7.6%, over total loans of $1.009 billion as of December 31, 1999. The Corporation achieved an increase in all loan categories during 2000, except commercial and agricultural, which remained at approximately the same level as the prior year. The Corporation's success in achieving growth in total loans resulted from a combination of enhanced sales calling efforts, continued favorable economic conditions and loan promotions.

continued on page 10

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS* (In thousands)

	2000 Compared to 1999			1999 Compared to 1998
	Increase (decrease) due to changes in		Combined	Increase (decrease) due to changes in		Combined
	Average Volume	Average Yield/Rate	Increase (Decrease)	Average Volume	Average Yield/Rate	Increase (Decrease)
CHANGES IN INTEREST INCOME ON EARNING ASSETS:
Loans	$5,933	$1,942	$7,875	$6,677	$(3,369)	$3,308
Taxable investment securities	(2,712)	1,543	(1,169)	961	(1,799)	(838)
Non-taxable investment securities	123	2	125	(284)	(23)	(307)
Federal funds sold	1,608	1,012	2,620	(1,069)	(358)	(1,427)
Interest-bearing deposits with unaffiliated banks	31	42	73	(8)	(19)	(27)
Total change in interest income on earning assets	4,983	4,541	9,524	6,277	(5,568)	709
CHANGES IN INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	790	775	1,565	374	(479)	(105)
Savings deposits	(749)	684	(65)	530	(799)	(269)
Time deposits	1,805	2,862	4,667	392	(2,156)	(1,764)
Short-term borrowed funds	423	791	1,214	392	(164)	228
Long-term debt	(451)	34	(417)	(60)	(105)	(165)
Total change in interest expense on
interest-bearing liabilities	1,818	5,146	6,964	1,628	(3,703)	(2,075)
TOTAL INCREASE (DECREASE) IN
NET INTEREST INCOME (FTE)	$3,165	$(605)	$2,560	$4,649	$(1,865)	$2,784
The changes in net interest income (FTE) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
*Taxable equivalent basis using a federal income tax rate of 35%.

TABLE 4. SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in thousands)

	Years Ended December 31
	2000	1999	1998	1997	1996
Distribution of Loans:
Commercial and agricultural	$ 156,953	$ 157,721	$137,020	$120,696	$122,584
Real estate construction	46,559	34,510	33,615	31,143	24,791
Real estate commercial	144,182	120,990	95,130	95,182	98,113
Real estate residential	495,229	457,018	429,297	441,756	412,080
Consumer	242,953	238,778	203,231	156,823	150,085
Total loans outstanding at year end	$1,085,876	$1,009,017	$898,293	$845,600	$807,653

Summary of Changes in the Allowance for Loan Losses:
Allowance for loan losses at beginning of year	$18,190	$18,071	$17,359	$16,607	$15,886
Loans charged off:
Commercial and agricultural	(147)	(80)	(111)	(114)	(250)
Real estate construction	-	-	-	-	-
Real estate commercial	(5)	-	-	-	(20)
Real estate residential	-	(2)	-	(26)	(35)
Consumer	(517)	(527)	(438)	(480)	(386)
Total loan charge-offs	(669)	(609)	(549)	(620)	(691)
Recoveries of loans previously charged off:
Commercial and agricultural	81	59	118	193	92
Real estate construction	-	-	-	-	-
Real estate commercial	10	10	10	10	17
Real estate residential	-	-	19	-	7
Consumer	141	176	150	167	168
Total loan recoveries	232	245	297	370	284
Net loan charge-offs	(437)	(364)	(252)	(250)	(407)
Provision for loan losses	487	483	964	1,002	1,128
Allowance for loan losses at year end	$18,240	$18,190	$18,071	$17,359	$16,607
Ratio of net charge-offs during the year
to average loans outstanding	.04%	.04%	.03%	.03%	.05%
Ratio of allowance for loan losses at year end
to total loans outstanding at year end	1.68%	1.80%	2.01%	2.05%	2.06%

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

L O A N S - C O N T I N U E D

Commercial loans totaled $157 million as of December 31, 2000, a decrease of $.7 million, or .49%, from total commercial loans as of December 31, 1999 of $157.7 million. Commercial loans increased $20.7 million, or 15.1%, in 1999 after an increase of $16.3 million, or 13.5%, during 1998. Commercial loans represented 14.4%, 15.6% and 15.3% of total loans outstanding as of December 31, 2000, 1999 and 1998, respectively.

Real estate loans include real estate construction loans, commercial real estate loans and residential real estate loans. As of December 31, 2000, 1999 and 1998, real estate loans totaled $686 million, $612.5 million and $558 million, respectively. Real estate loans increased $73.5 million, or 12%, in 2000. The Corporation achieved increases in all categories of real estate loans during 2000.

Real estate loans as a percentage of total loans were 63%, 61% and 62% as of December 31, 2000, 1999 and 1998, respectively. Approximately 75% of real estate loans were secured by residential real estate as of December 31, 2000, compared to 77% as of December 31, 1999.

Real estate construction loans are originated for both business and personal real estate properties. These loans often convert to a real estate mortgage loan at the completion of the construction period. These loans have remained stable over the past three years, representing 4.3%, 3.4% and 3.7% of total loans as of December 31, 2000, 1999 and 1998, respectively.

Commercial real estate loans increased $23.2 million, or 19.2%, during 2000 to $144 million as of December 31, 2000. This increase was the direct result of enhanced sales calling efforts by loan personnel. As of December 31, 2000, 1999 and 1998, commercial real estate loans as a percentage of total loans were 13.3%, 12% and 10.6%, respectively.

Residential real estate loans increased $38.2 million, or 8.4%, during 2000 to $495 million as of December 31, 2000. This increase was achieved primarily through the promotion of balloon real estate mortgage products. As of December 31, 2000 and December 31, 1999, balloon and other variable rate residential loans, repriceable three, five or eight years from the mortgage origination date, represented 60% and 54%, respectively, of total residential real estate loans. As of December 31, 2000, 1999 and 1998, residential real estate loans as a percentage of total loans were 45.6%, 45.3% and 47.8%, respectively.

During 2000, 1999 and 1998, it was the Corporation's general practice to sell residential real estate loans with original maturities of fifteen years and longer in the secondary market. The Corporation originated $20 million of these long-term fixed interest rate residential real estate loans during 2000, which were sold in the secondary mortgage market. This compares with $46 million of residential real estate loans originated during 1999 and $118 million of residential real estate loans originated during 1998, which were sold in the secondary mortgage market. The decline in the origination of long-term fixed interest rate loans began in the latter part of 1999 and continued throughout most of 2000, as interest rates increased above the historically low interest rates which prevailed throughout 1998. Historically, as mortgage interest rates increase more customers choose balloon mortgage products. Accordingly, the significantly higher level of long-term fixed interest rate loans sold in the secondary market during 1998 was attributable to the significant decrease in mortgage interest rates during 1998. The decline in interest rates during 1998 prompted customers of new mortgages to choose the long-term fixed interest rate mortgage products over the balloon and variable interest rate mortgage products and created incentives for existing mortgage customers to refinance their mortgages at lower fixed interest rates.

As of December 31, 2000, the Corporation was servicing approximately $200 million of residential mortgage loans that had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market.

Consumer loans totaled $243 million as of December 31, 2000, compared to $238.8 million as of December 31, 1999 and $203.2 million as of December 31, 1998. Consumer loans increased $4.2 million, or 1.7%, during 2000 and $35.5 million, or 17.5%, during 1999. The increase in consumer loans during both 2000 and 1999 was primarily attributable to consumer loan promotions. These promotions were limited time offers of consumer loans at special interest rates to qualifying borrowers. These loan promotions generated new consumer loans of $49 million and $82 million during 2000 and 1999, respectively. The increase in consumer loans was less in 2000 than in 1999, primarily as a result of greater competition for new vehicle loans from the captive automobile finance companies which offered below market interest rate financing on new vehicles throughout much of 2000. The year of 2000 was the Corporation's tenth year of offering special interest rates on consumer loans during promotion periods. Consumer loans represented 22.4%, 23.7% and 22.6% of total loans outstanding as of December 31, 2000, 1999 and 1998, respectively.

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

Table 5 presents the maturity distribution of commercial and agricultural loans, real estate construction and commercial real estate loans. These loans represented approximately 32% of total loans as of December 31, 2000, compared to 31% as of December 31, 1999. The percentage of these loans maturing within one year was 37% at December 31, 2000, compared to 35% at December 31, 1999. The percentage of these loans maturing beyond five years remained low at 7% as of December 31, 2000, compared to 6% at December 31, 1999. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 11% at December 31, 2000 and December 31, 1999. The continued low percentage of loans maturing within one year is due to the growth in both commercial loans secured by business equipment and commercial real estate loans. Commercial loans secured by business equipment generally have fixed terms of up to five years, while commercial real estate loans are generally written as balloon mortgages at fixed interest rates for three- or five-year time periods.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 5. COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY (Dollars in thousands)

	December 31, 2000 Due In				December 31, 1999 Due In
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	1 Year or Less	1 to 5 Years	Over 5 Years	Total
Loan Maturities:
Commercial and agricultural	$ 83,928	$ 66,934	$ 6,091	$156,953	$ 79,290	$ 71,163	$ 7,268	$157,721
Real estate construction	25,624	14,569	6,366	46,559	19,643	12,268	2,599	34,510
Real estate commercial	20,156	113,094	10,932	144,182	10,068	100,425	10,497	120,990
Total	$129,708	$194,597	$23,389	$347,694	$109,001	$183,856	$20,364	$313,221
Percent of Total	37%	56%	7%	100%	35%	59%	6%	100%

			December 31, 2000			December 31, 1999
Interest Sensitivity:
Above loans maturing after one year which have:
Fixed interest rates			$193,581	89%		$182,546	89%
Variable interest rates			24,405	11		21,674	11
Total			$217,986	100%		$204,220	100%

N O N P E R F O R M I N G A S S E T S

A five year history of nonperforming assets is presented in Table 6. Nonperforming assets are comprised of loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments, other loans whose terms have been restructured to provide for a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower and repossessed assets.

The Corporation's practice is to immediately charge to the allowance for loan losses specifically identified credit losses. This determination is made for each loan at the time of transfer to nonperforming status, after giving consideration to collateral value and the borrower's ability to repay the loan principal.

Nonaccrual loans were $1.09 million as of December 31, 2000, compared to $1.94 million as of December 31, 1999 and $1.79 million as of December 31, 1998. Nonaccrual loans as a percentage of total loans were .10% as of December 31, 2000, .19% as of December 31, 1999 and .20% as of December 31, 1998. Accruing loans past due 90 days or more were $.74 million as of December 31, 2000, compared to $.61 million as of December 31, 1999 and $1.32 million as of December 31, 1998. Restructured loans were $.02 million as of December 31, 2000 and $.82 million as of December 31, 1999.

Total nonperforming loans were $1.85 million, or .17% of total loans, as of December 31, 2000, compared to $3.37 million, or .33% of total loans, as of December 31, 1999 and $3.10 million, or .35% of total loans, as of December 31, 1998. The level and composition of nonperforming loans are affected by economic conditions in the Corporation's local markets. The reduction in nonperforming loans, as well as the consistent low level of nonperforming loans, are attributable to the Corporation's conservative credit underwriting standards, management of and attention to the quality of the loan portfolio, and favorable economic conditions.

TABLE 6. NONPERFORMING ASSETS (Dollars in thousands)

	December 31
	2000	1999	1998	1997	1996
Nonaccrual loans*	$1,092	$1,937	$1,785	$1,783	$1,341
Accruing loans contractually past due 90 days or
more as to interest or principal payments	736	614	1,316	1,125	539
Restructured loans*	17	821	-	139	-
Total nonperforming loans*	1,845	3,372	3,101	3,047	1,880
Repossessed assets, other real estate and other	206	136	323	118	132
Total nonperforming assets	$2,051	$3,508	$3,424	$3,165	$2,012
Nonperforming loans as a percent of total loans	.17%	.33%	.35%	.36%	.23%
Nonperforming assets as a percent of total assets	.10%	.19%	.18%	.18%	.12%
*

Interest income totaling $81,000 was recorded on the nonaccrual and restructured loans in 2000. Additional interest income of $19,000 would have been recorded during 2000 on these loans had they been current in accordance with their original terms.

continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 7. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)

	December 31
	2000		1999		1998		1997		1996
	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans
Commercial and agricultural	$ 5,886	14.4%	$ 5,915	15.6%	$ 5,562	15.3%	$ 4,975	14.3%	$ 5,351	15.1%
Real estate construction	698	4.3	518	3.4	701	3.7	623	3.7	496	3.1
Real estate commercial	2,523	13.3	2,420	12.0	2,250	10.6	2,325	11.3	2,521	12.2
Real estate residential	3,714	45.6	3,427	45.3	3,220	47.8	3,313	52.2	3,091	51.0
Consumer	4,252	22.4	4,775	23.7	4,065	22.6	3,673	18.5	3,487	18.6
Not allocated	1,167		1,135		2,273		2,450		1,661
Total	$18,240	100%	$18,190	100%	$18,071	100%	$17,359	100%	$16,607	100%

NONPERFORMING ASSETS - CONTINUED	PROVISION AND ALLOWANCE FOR LOAN LOSSES

The Corporation's policy and related disclosures for impaired loans is as follows. A loan is considered impaired when management determines it is probable that all of the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Impairment losses are included in the provision for loan losses. The Corporation measures impairment on all large balance nonaccrual commercial and commercial real estate loans. Consequently, all commercial and commercial real estate loans identified as impaired are included in the nonaccrual loan category.

As of December 31, 2000, and December 31, 1998, the Corporation had no impaired loans. As of December 31, 1999, the Corporation held one loan that was considered impaired with a balance of $445,000. An impairment allowance was not required on this loan.

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

The provision was approximately $.5 million in both 2000 and 1999, and $1 million in 1998. The Corporation experienced net loan losses of approximately $.44 million in 2000, $.36 million in 1999 and $.25 million in 1998. The Corporation's allowance was $18.2 million as of December 31, 2000 and represented 1.68% of total loans, compared to 1.80% at December 31, 1999 and 2.01% at December 31, 1998.

The allocation of the allowance in Table 7 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan charge-offs without regard to the categories in which the loan losses are classified.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

N O N I N T E R E S T I N C O M E

Noninterest income is derived primarily from deposit account fees, trust services revenue, other fees for customer services, investment fees and insurance commissions, gains and fees on the sales of residential real estate loans and other miscellaneous income. Noninterest income totaled $17.4 million in 2000 and $16.2 million in 1999 and 1998. Noninterest income increased $1.1 million, or 7.1%, in 2000 and $.07 million, or .4%, in 1999 over the prior year. Noninterest income as a percentage of net revenue was 18.1% in 2000, 17.6% in 1999 and 18.1% in 1998.

The following schedule includes the major components of noninterest income during the past three years.

Noninterest Income (In thousands)
	2000	1999	1998

Service charges on deposit accounts	$ 6,616	$ 5,885	$ 5,487
Trust services revenue	4,263	3,878	3,554
Other fees for customer services	2,211	1,818	1,667
ATM network user fees	1,701	1,555	1,512
Investment fees and insurance commissions	1,380	1,378	1,328
Mortgage loan sales and servicing income	784	1,341	2,424
Investment securities gains	129	13	8
Other	280	349	171
Total Noninterest Income	$17,364	$16,217	$16,151

The Corporation realized increases in all categories of noninterest income during 2000, except gains and fees realized on the sale of residential mortgage loans in the secondary market, which declined by $.56 million, or 41.5%, and miscellaneous other income, which declined $.07 million.

During the three-year period ended December 31, 2000, the Corporation sold the majority of the long-term fixed interest rate residential real estate loans it originated in the secondary mortgage market, as part of its asset and liability management strategy. During 2000, the Corporation sold $20 million of residential real estate loans in the secondary market, compared to $46 million in 1999 and $118 million in 1998. The significant decrease in the origination of long-term fixed interest rate residential real estate loans in 2000 was primarily the result of the increase in residential real estate loan interest rates during the latter part of 1999 and most of 2000. The higher mortgage interest rates prompted customers to choose balloon mortgage products, which reprice in three, five, or eight year increments, as selected by the customer. Balloon mortgage loans are not sold in the secondary mortgage market and thus are kept in the Corporation's loan portfolio. In comparison, the lower mortgage interest rates in 1998 created an incentive for customers to choose long-term fixed interest rate products over variable rate or balloon mortgage products, whether they were obtaining a new residential real estate loan or refinancing an existing loan.

The Corporation achieved an increase in noninterest income, excluding the category of gains on sales of residential real estate loans, of $1.6 million, or 10.2%, during 2000 over the prior year.

Noninterest income from service charges on deposit accounts was $6.62 million in 2000, $5.89 million in 1999 and $5.49 million in 1998. The increases of $.7 million, or 12.4%, in 2000 and $.4 million, or 7.3%, in 1999 were primarily attributable to increases in fees assessed for services provided.

Trust revenue was $4.26 million in 2000, $3.88 million in 1999 and $3.55 million in 1998. Trust revenue increased $.39 million, or 9.9%, in 2000 and $.32 million, or 9.1%, in 1999 over the prior year. The increases in 2000 and 1999 reflect an expanded customer base and growth in assets under management.

Noninterest income from all other charges and fees for customer services, which includes other fees for customer services, ATM network user fees, investment fees and insurance commissions, was $5.29 million in 2000, $4.75 million in 1999 and $4.51 million in 1998. The increase of $.54 million, or 11.4%, in 2000 was attributable to both an increase in the fees assessed and an increase in the volume of services provided. The increase of $.24 million, or 5.4%, in 1999 was primarily attributable to increased fee revenue generated from the sale of mutual fund and annuity investment products.

O P E R A T I N G E X P E N S E S

Total operating expenses were $50.9 million in 2000, $49 million in 1999, and $48.3 million in 1998.

The following schedule includes the major catagories of operating expenses during the past three years.

Operating Expenses (Dollars in thousands)
	2000	1999	1998

Salaries	$24,765	$24,072	$23,129
Employee benefits	5,660	5,658	5,766
Occupancy	4,551	4,437	4,372
Equipment	3,747	3,411	2,988
Postage and courier	1,545	1,511	1,485
Stationery and supplies	1,399	1,503	1,520
Professional fees	2,054	1,781	2,212
Single business tax	1,102	1,224	1,200
Advertising, marketing, and public relations	1,073	1,039	991
Intangible asset amortization	1,051	819	564
Telephone	907	877	886
Federal Deposit Insurance Corporation (FDIC) premiums	325	139	189
Other	2,681	2,515	3,005
Total Operating Expenses	$50,860	$48,986	$48,307

Full-time equivalent staff (at December 31)	943	978	961
Efficiency ratio(1)	53%	53%	54%

(1)	Total operating expenses divided by the sum of net interest income (FTE) and noninterest income.

continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

OPERATING EXPENSES - CONTINUED	INCOME TAXES

The Corporation's efficiency ratio, defined as total operating expenses divided by the sum of net interest income (FTE) and noninterest income, was 53% in both 2000 and 1999 and 54% in 1998. The Corporation's efficiency ratio was favorably lower than its Federal Reserve Bank peer group in each of the past three years.

Total operating expenses as a percentage of total average assets were 2.62% in 2000, 2.59% in 1999 and 2.68% in 1998.

Total operating expenses increased $1.87 million, or 3.8%, in 2000, compared to increases of $.7 million, or 1.4%, in 1999 and $2.59 million, or 5.7%, in 1998 over the prior year. The Corporation historically has made a concerted effort to control the increase in operating expenses. The increase in operating expenses in 2000 was primarily attributable to increases in personnel costs, information technology expenses and FDIC premiums, and costs associated with the acquisition of two branch banking offices .

Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $30.4 million in 2000, $29.7 million in 1999 and $28.9 million in 1998. Salaries, wages and employee benefits expense increased $.7 million, or 2.3%, in 2000. The Corporation was able to maintain personnel costs in 2000 at only slightly higher levels than in 1999 by achieving a reduction in full-time equivalent staff of 35 employees, or 3.6%. The reduction was obtained through operating efficiencies created with the conversion of the Corporation's core data processing system during 1999 and was achieved through normal attrition. Salaries, wages and employee benefits expense increased $.8 million, or 2.9%, in 1999. Personnel costs in 1999 were only slightly higher than the prior year, as a result of the Corporation achieving a 1.9% reduction in employee benefits cost, while salaries and wages increased 4.1%. Personnel expenses as a percentage of total operating expenses were 60% in 2000, 61% in 1999 and 60% in 1998.

Occupancy and equipment expenses totaled $8.3 million in 2000, $7.8 million in 1999 and $7.4 million in 1998. Occupancy and equipment expenses increased 5.7% in 2000 and 6.6% in 1999, compared to a decrease of 1.2% in 1998. The increases in 2000 and 1999, compared to the prior year, were primarily attributable to the increased depreciation expense associated with branch acquisitions and an increase in information technology costs.

Total operating expenses include a wide array of expenses. The major other expenses include postage, supplies, director fees, single business tax, advertising and marketing, intangible asset amortization, telephone, professional fees, FDIC premiums and miscellaneous other expense. Total operating expenses, excluding salaries, employee benefits, and occupancy and equipment expenses, totaled $12.1 million in 2000, $11.4 million in 1999 and $12.1 million in 1998. These other operating expenses increased $.7 million, or 6.4%, in 2000, compared to a decrease of $.7 million, or 5.3%, in 1999. The majority of the increase in these other operating expenses in 2000 was attributable to the costs associated with branch acquisitions and the increase in FDIC premiums.

The Corporation's effective federal income tax rate was 32.6% in 2000, 33% in 1999 and 32.9% in 1998, compared to the statutory rate of 35% in each of these years. The small changes in the Corporation's effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, nondeductible interest expense and other nondeductible expenses relative to pretax income.

Tax-exempt income (FTE), net of related nondeductible interest expense, totaled $4.5 million in 2000, $4.1 million in 1999 and $3.9 million in 1998. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 3.7%, 3.6% and 3.4% in 2000, 1999 and 1998, respectively.

Income before income taxes (FTE) was $44.66 million in 2000, $42.83 million in 1999 and $40.18 million in 1998.

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

The parent company's sources of funds have generally been dividends from subsidiaries and proceeds from equity issuances. During the three-year period ended December 31, 2000, the parent company's primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, service debt, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations or impede its ability to manage its liquidity needs. As of January 1, 2001, the Corporation's bank subsidiaries could dividend $34.1 million to the parent company and remain "well capitalized" under the regulatory "risk-based" capital guidelines, without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $50.1 million in invested cash as of December 31, 2000.

The subsidiary banks manage liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks' most readily available sources of liquidity are federal funds sold, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2000, the Corporation held $102.7 million in

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 8. MATURITIES AND YIELDS* OF INVESTMENT SECURITIES AT DECEMBER 31, 2000 (Dollars in thousands)

	Maturity**
	Within One Year		After One but Within Five Years		After Five but Within Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Treasury and agencies	$119,903	5.61%	$274,217	6.41%
Other securities	9,463	5.61	22,453	6.77	$ 312	8.02%
Total Investment Securities
Available for Sale	129,366	5.61	296,670	6.44	312	8.02

Held to Maturity:
U.S. Treasury and agencies	58,763	5.56	93,756	6.47	-	-
States of the U.S. and
political subdivisions	7,623	7.48	20,692	7.77	9,439	7.98
Other securities	1,537	5.55	18,157	7.10	-	-
Total Investment Securities
Held to Maturity	67,923	5.77	132,605	6.76	9,439	7.98
Total Investment Securities	$197,289	5.67%	$429,275	6.54%	$9,751	7.98%

	After Ten Years		Total Carrying Value		Total Market Value
	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Treasury and agencies			$394,120	6.17%	$394,120
Other securities	$ 6,941	6.25%	39,169	6.41	39,169
Total Investment Securities
Available for Sale	6,941	6.25	433,289	6.19	433,289

Held to Maturity:
U.S. Treasury and agencies	-	-	152,519	6.12	153,744
States of the U.S. and
political subdivisions	3,155	8.05	40,909	7.78	41,634
Other securities	43	6.22	19,737	6.98	20,045
Total Investment Securities
Held to Maturity	3,198	8.03	213,165	6.52	215,423
Total Investment Securities	$10,139	6.81%	$646,454	6.30%	$648,712
*Yields are weighted by amount and time to contractual maturity and are on a taxable equivalent basis using a 35% federal income tax rate.
**Based on final contractual maturity.

federal funds sold, $433 million in investment securities available for sale and $67.9 million in other investment securities maturing within one year. These short-term assets represented approximately 37.6% of total deposits as of December 31, 2000.

The Corporation's investment portfolio has historically been composed primarily of U.S. Treasury and Agency securities, comprising 85%, 89% and 87% of the investment portfolio as of December 31, 2000, 1999 and 1998, respectively. Additionally, the Corporation's investment securities portfolio has been very short-term in nature, with the average life of the portfolio consistently being less than two years. As of December 31, 2000, $197.3 million, or 30.5%, of the Corporation's investment securities portfolio will mature during 2001, and another $244.6 million, or 37.8%, of the investment securities portfolio will mature during 2002. The combination of the 2001 and 2002 scheduled maturities results in 68.3% of the Corporation's investment securities portfolio maturing within two years of December 31, 2000. As of December 31, 1999, 69.7% of the investment securities portfolio was scheduled to mature within two years. Information about the Corporation's investment securities portfolio is summarized in Tables 8, 9 and 10.

TABLE 9. SUMMARY OF INVESTMENT SECURITIES (In thousands)
	December 31
	2000	1999	1998
Available for Sale:
U.S. Treasury and agencies	$394,120	$394,652	$444,361
Mortgage-backed securities	1,040	1,188	1,583
Other debt securities	31,916	27,043	38,232
Equity securities	6,213	5,157	4,800
Total Available for Sale	433,289	428,040	488,976
Held to Maturity:
U.S. Treasury and agencies	152,519	201,279	190,957
States of the U.S. and
political subdivisions	40,909	36,941	41,593
Mortgage-backed securities	108	190	312
Other debt securities	19,629	5,003	7,985
Total Held to Maturity	213,165	243,413	240,847
Total Investment Securities	$646,454	$671,453	$729,823

TABLE 10. MATURITY ANALYSIS OF INVESTMENT SECURITIES

(as a % of total portfolio)	December 31
	2000	1999	1998
Maturity:
Under 1 year	30.5%	48.5%	46.6%
1-5 years	66.4	49.0	50.8
5-10 years	1.5	1.3	1.5
Over 10 years	1.6	1.2	1.1
Total	100%	100%	100%

continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 11. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in thousands)

	December 31
	2000		1999		1998
	Amount	Percent	Amount	Percent	Amount	Percent
Maturity:
Within 3 months	$ 82,477	72%	$ 79,996	72%	$66,976	70%
After 3 but within 6 months	13,308	12	17,206	15	18,468	19
After 6 but within 12 months	8,523	7	9,566	9	6,497	7
After 12 months	10,161	9	4,674	4	4,329	4
Total	$114,469	100%	$111,442	100%	$96,270	100%

LIQUIDITY AND INTEREST SENSITIVITY - CONTINUED

Table 11 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Time deposits of $100,000 or more and the percentage of these deposits to total deposits have remained relatively stable during the past three years. These deposits increased slightly during 2000 to $114.5 million as of December 31, 2000, from $111.4 million as of December 31, 1999. These deposits represented 7.1% of total deposits as of December 31, 2000 and 1999, compared to 6.2% of total deposits as of December 31, 1998. The percentage of time deposits of $100,000 or more with a maturity of less than three months was 72% as of December 31, 2000 and 1999, and 70% as of December 31, 1998. The Corporation does not utilize these deposits as a source of liquidity, therefore it is able to invest the funds generated from these deposits in investments of similar maturity.

The management of net interest income must address two objectives. It must consider the liquidity needs of the Corporation and interest rate risk. The Corporation's primary market risk exposure is interest rate risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Corporation's net interest income is largely dependent upon the effective management of interest rate risk. Interest rate risk arises in the normal course of the Corporation's business due to differences in the repricing and maturity characteristics of interest rate sensitive assets and liabilities. Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities.

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

The Corporation's interest rate sensitivity is managed through policies and risk limits approved by the Boards of Directors of the Corporation and its subsidiary banks, and an Asset and Liability Committee (ALCO). The ALCO, which is comprised of executive management from various areas of the Corporation, including finance, lending, investments and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to maintain the Corporation's interest rate risk at prudent levels to provide the maximum level of net interest income and minimal impact on earnings from major interest rate changes. The Corporation has not used interest rate swaps or other derivative financial instruments in the management of interest rate risk. The Corporation held no derivative financial instruments and did not have a trading portfolio as of December 31, 2000.

The primary technique utilized by the Corporation to measure its interest rate risk is simulation analysis.

Simulation analysis forecasts the effects on the balance sheet structure and net interest income under a variety of scenarios that incorporate changes in interest rates, changes in the shape of the Treasury yield curve, changes in interest rate relationships, changes in asset and liability mixes and loan prepayments. These forecasts are compared against net interest income projected in a stable interest rate environment. While many assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require an evaluation to more accurately reflect their repricing behavior. Key assumptions in the simulation analysis include prepayments on loans, changes in market conditions, loan volumes and loan pricing, deposit sensitivity, and customer preferences. These assumptions are inherently uncertain, subject to fluctuation and revision in a dynamic environment. As a result, the simulation analysis cannot precisely forecast the impact of rising and falling interest rates on net interest income. Actual results will differ from simulated results due to many factors such as changes in balance sheet components, interest rate changes, changes in market conditions and management strategies.

Management performed various simulation analyses throughout 2000. The Corporation's interest rate sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

market interest rates. The Corporation then compares various simulation analysis results to the constant interest rate forecast. As of December 31, 2000 and December 31, 1999, the Corporation projected the change in net interest income during the next twelve months assuming all market interest rates were to uniformly and gradually increase or decrease by up to 200 basis points over the same time period. These projections were based on the Corporation's assets and liabilities remaining static over the next twelve months, while factoring in residential mortgage loan and certain consumer loan prepayments. Mortgage loan prepayment assumptions were developed from industry averages of prepayment speeds, adjusted for the historical prepayment performance of the Corporation's own loans. The Corporation's forecasted net interest income sensitivity is monitored by the ALCO within established limits as defined in the interest rate risk limit policy. Throughout 2000, the forecasted interest rate risk exposure was within the Corporation's established policy limits.

Summary information about the interest rate risk measures, described above, at December 31, 2000 and December 31, 1999 is presented below:

Year-End 2000 12 Month Projection
Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200
Percent change in net interest income vs. constant rates	2.4%	1.1%	-	(1.1)%	(2.0)%

Year-End 1999 12 Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200
Percent change in net interest income vs. constant rates	2.3%	1.0%	-	(1.3)%	(2.6)%

C A P I T A L

Capital provides the foundation for future growth and expansion. The major component of capital is shareholders' equity.

Shareholders' equity was $268.73 million as of December 31, 2000, an increase of $19.15 million, or 7.7%, from total shareholders' equity as of December 31, 1999. The increase in 2000 was derived primarily from earnings retention of $16.7 million.

The ratio of shareholders' equity to total assets was 13.6% at December 31, 2000, compared to 13.2% at December 31, 1999 and 12.9% at December 31, 1998. The Corporation's tangible equity ratio was 13.3%, 12.9% and 12.7% as of December 31, 2000, 1999 and 1998, respectively.

Under the regulatory "risk-based" capital guidelines in effect for both banks and bank holding companies, minimum capital levels are based upon perceived risk in the Corporation's various asset categories. These guidelines assign risk weights to on- and off-balance sheet items in arriving at total risk-adjusted assets. Regulatory capital is divided by the computed total of risk-adjusted assets to arrive at the risk-based capital ratios.

The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board as of December 31, 2000, as shown in the following table.
	Leverage	Risk-Based Capital Ratios
	Ratio	Tier 1	Total
Chemical Financial Corporation's capital ratios	13%	25%	27%

Regulatory capital ratios - "well capitalized" definition	5	6	10

Regulatory capital ratios - minimum requirements	3	4	8

The Corporation's Tier 1 and Total regulatory capital ratios are significantly above the regulatory minimum and "well capitalized" levels due to the Corporation holding $243 million of investment securities and other assets which are assigned a 0% risk rating, $575 million of investment securities and other assets which are assigned a 20% risk rating, and $544 million of loans secured by first liens on residential real estate properties and other assets which are assigned a 50% risk rating. These three categories of assets represented 69% of the Corporation's total assets as of December 31, 2000.

As of December 31, 2000, all of the Corporation's bank subsidiaries exceeded the minimum capital ratios required of a "well-capitalized" institution, as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.

O U T L O O K

The Corporation's philosophy is that it intends to be a "family" of community banks, which operate under the direction of local boards and Community Bank boards of directors, a holding company management team and a corporate board of directors. The Corporation is committed to the community banking philosophy. The consolidation of nine of its subsidiary banks into two on December 31, 2000 did not change the Corporation's strategy of operating with local decisionmakers who are community minded. The Corporation remains committed to the communities it serves. Community Bank boards of directors have been established in the seven communities where the legal bank charter was merged into one of two other subsidiary banks. The purpose of these internal consolidations is to provide the Corporation with back-room operating efficiencies.

The Corporation strives to remain a quality sales and service organization and is dedicated to sustained profitability through the preservation of the community banking concept in an ever-changing and increasingly competitive environment.

The Corporation believes it has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

O U T L O O K - C O N T I N U E D

soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. This strategy resulted in an increase in earnings per share of 6.2% and a return on assets of 1.49% during 2000.

Management continues to analyze the Act to determine what new opportunities are afforded to the Corporation through its enactment. This analysis will continue to include assessing the Corporation's current capabilities, competitive advantages and strategic direction to determine what organizational changes, if any, should be made to enhance shareholder value of the Corporation.

NEW REGULATORY DEVELOPMENTS	O T H E R M A T T E R S

The Gramm-Leach-Bliley Act of 1999 ("Act") was enacted on November 12, 1999. The Act's most publicized provisions eliminated many Federal and state law barriers to affiliations among banks, securities firms, insurance companies, and other financial service providers. The overall thrust of the Act was to remove the historic laws that separated commercial banking from other financial service organizations. Companies that are presently engaged primarily in insurance activities or securities activities are permitted to acquire banks and bank holding companies such as the Corporation and vice versa.

The Act did not introduce new products or services to the financial services industry overall. The Act, however, did provide for a more efficient means for financial institutions to offer products and services by creating a "financial holding company," or "FHC." Banks, securities firms, and insurance companies can now affiliate within the FHC structure to offer a much broader range of financial products and services than had previously been possible under either a traditional bank or insurance holding company structure.

An FHC may go beyond traditional bank holding company powers and engage in activities that the Federal Reserve deems to be "financial in nature." Prior to the passage of the Act, banks and their subsidiaries could pursue many activities, such as selling insurance, dealing in certain securities, and offering investment advisory services. However, prior regulatory rules generally placed limits on the extent of a bank's and bank holding company's involvement in those activities, or created barriers to entry. The Act allows for a more efficient means for bank holding companies to offer all financial services within the new structure - the FHC. The Corporation became an FHC during 2000; however, as of December 31, 2000 it had not availed itself of new provisions provided in the Act.

The new legislation is expected, in time, to alter the competitive landscape of the product markets served by the Corporation and may, in the future, also increase the Corporation's competition to include larger, more diversified financial companies.

The Act requires financial institutions to annually disclose their privacy policy to all customers and provides protections to customers against the transfer and use of nonpublic personal information by financial institutions.

This discussion and analysis of financial condition and results of operations, and other sections of this Annual Report, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "judgment," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, certain statements under the caption "New Regulatory Developments" are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Future Factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

C O N S O L I D A T E D S T A T E M E N T O F I N C O M E

	Years Ended December 31
	2000	1999	1998
	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$84,377	$76,611	$73,498
Interest on investment securities:
Taxable	38,595	39,764	40,602
Tax-exempt	1,954	1,862	2,072
Total interest on securities	40,549	41,626	42,674
Interest on federal funds sold	6,002	3,382	4,809
Interest on deposits with unaffiliated banks	157	84	111
TOTAL INTEREST INCOME	131,085	121,703	121,092
INTEREST EXPENSE
Interest on deposits	51,079	44,912	47,050
Interest on short-term borrowings	2,945	1,731	1,503
Interest on long-term debt	11	428	593
TOTAL INTEREST EXPENSE	54,035	47,071	49,146
NET INTEREST INCOME	77,050	74,632	71,946
Provision for loan losses	487	483	964
NET INTEREST INCOME after provision for loan losses	76,563	74,149	70,982
NONINTEREST INCOME
Trust services revenue	4,263	3,878	3,554
Service charges on deposit accounts	6,616	5,885	5,487
Other charges and fees for customer services	5,422	4,764	4,515
Gains on sales of loans	303	738	1,536
Other	760	952	1,059
TOTAL NONINTEREST INCOME	17,364	16,217	16,151
OPERATING EXPENSES
Salaries, wages and employee benefits	30,425	29,730	28,895
Occupancy	4,551	4,437	4,372
Equipment	3,747	3,411	2,988
Other	12,137	11,408	12,052
TOTAL OPERATING EXPENSES	50,860	48,986	48,307
INCOME BEFORE INCOME TAXES	43,067	41,380	38,826
Federal income taxes	14,061	13,671	12,780
NET INCOME	$29,006	$27,709	$26,046
NET INCOME PER SHARE
Basic	$2.07	$1.96	$1.84
Diluted	2.06	1.94	1.82

CASH DIVIDENDS PER SHARE	.88	.80	.73

See notes to consolidated financial statements.
19

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

C O N S O L I D A T E D S T A T E M E N T O F F I N A N C I A L P O S I T I O N

	December 31
	2000	1999
	(Dollars in thousands)
ASSETS
Cash and demand deposits due from banks	$ 95,047	$ 98,827
Federal funds sold	102,700	73,960
Interest-bearing deposits with unaffiliated banks	5,058	11
Investment securities:
Available for sale (at estimated market value)	433,289	428,040
Held to maturity (estimated market value - $215,423 in 2000 and
$241,775 in 1999)	213,165	243,413
Total investment securities	646,454	671,453

Loans	1,085,876	1,009,017
Less: Allowance for loan losses	18,240	18,190
Net loans	1,067,636	990,827

Premises and equipment	21,969	21,570
Accrued income	16,685	14,935
Other assets	17,875	18,793
TOTAL ASSETS	$1,973,424	$1,890,376

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 286,889	$ 258,061
Interest-bearing	1,319,328	1,303,641
Total deposits	1,606,217	1,561,702
Short-term borrowings:
Treasury tax and loan notes payable to the U.S. Treasury	7,175	11,832
Securities sold under agreements to repurchase	71,011	50,061
Total short-term borrowings	78,186	61,893

Interest payable and other liabilities	20,107	17,000
Long-term debt	185	200
Total liabilities	1,704,695	1,640,795
Shareholders' equity:
Common stock, $1 par value
Authorized - 30,000,000 shares (18,000,000 at December 31, 1999)
Issued and outstanding - 14,004,023 shares in 2000
and 13,423,700 shares in 1999	14,004	13,424
Surplus	196,705	180,864
Retained earnings	54,785	57,286
Accumulated other comprehensive income (loss)	3,235	(1,993)
Total shareholders' equity	268,729	249,581
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,973,424	$1,890,376

See notes to consolidated financial statements.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

C O N S O L I D A T E D S T A T E M E N T O F C A S H F L O W S

	Years Ended December 31
	2000	1999	1998
	(In thousands)
OPERATING ACTIVITIES
Net income	$ 29,006	$ 27,709	$ 26,046
Adjustments to reconcile net income
to net cash provided by operating activities:
Provision for loan losses	487	483	964
Gains on sales of loans	(303)	(738)	(1,536)
Investment securities gains	(129)	(13)	(8)
Provision for depreciation and amortization	3,766	3,363	2,946
Gain on sale of branch office land	-	(236)	-
Net amortization of investment securities	118	2,165	413
Net (increase) decrease in accrued income and other assets	(2,008)	(2,793)	475
Net increase in interest payable and other liabilities	2,978	1,678	967
NET CASH PROVIDED BY OPERATING ACTIVITIES	33,915	31,618	30,267

INVESTING ACTIVITIES
Cash and cash equivalents assumed in acquisition of branch offices	22,802	24,366	9,588
Net (increase) decrease in interest-bearing deposits with
unaffiliated banks	(5,047)	4,989	(5,000)
Proceeds from maturities of investment securities available for sale	224,160	306,441	255,153
Proceeds from sales of investment securities available for sale	23,050	456	-
Purchases of investment securities available for sale	(238,014)	(255,112)	(247,675)
Proceeds from maturities of investment securities held to maturity	128,715	100,646	101,991
Purchases of investment securities held to maturity	(104,863)	(103,998)	(91,946)
Proceeds from sales of loans	20,473	46,675	118,566
Net loan originations, excluding sales	(98,559)	(157,903)	(170,567)
Proceeds from sale of branch office land	-	276	-
Purchases of premises and equipment	(2,515)	(3,434)	(1,790)
NET CASH USED IN INVESTING ACTIVITIES	(29,798)	(36,598)	(31,680)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
NOW accounts and savings accounts	(19,417)	(20,911)	67,408
Net increase (decrease) in certificates of
deposit and other time deposits	39,047	1,130	(197)
Net increase in short-term borrowings	16,293	8,643	11,054
Proceeds from long-term borrowing	_	200	-
Principal payments on long-term debt	(15)	(8,000)	(1,000)
Cash dividends paid	(12,342)	(11,315)	(10,359)
Proceeds from stock purchase plan	303	278	295
Proceeds from exercise of stock options	237	264	338
Repurchases of common stock	(3,263)	(4,155)	(37)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	20,843	(33,866)	67,502
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,960	(38,846)	66,089
Cash and cash equivalents at beginning of year	172,787	211,633	145,544
CASH AND CASH EQUIVALENTS AT END OF YEAR	$197,747	$172,787	$211,633

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, short-term borrowings and long-term debt	$ 53,411	$ 47,152	$ 49,229
Federal income taxes paid	14,441	14,570	14,180

See notes to consolidated financial statements.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

	Years Ended December 31, 2000, 1999 and 1998
	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(Dollars in thousands)
BALANCES AT JANUARY 1, 1998	$107,530	$ 87,086	$27,904	$1,405	$223,925
Change in common stock par value to $1 per share	(97,058)	97,058	-	-	-
Stock split - 5 for 4	2,699	-	(2,699)	-	-
Comprehensive income:
Net income for 1998	-	-	26,046	-	-
Net change in unrealized gains (losses) on
securities available for sale, net of taxes of $894	-	-	-	1,662	-
Comprehensive income	-	-	-	-	27,708
Cash dividends paid	-	-	(10,359)	-	(10,359)
Shares issued upon exercise of employee
stock options (including related tax benefit)	252	86	-	-	338
Shares issued from stock purchase plan	74	190	-	-	264
Repurchase of 1,250 shares	(1)	(36)	-	-	(37)
BALANCES AT DECEMBER 31, 1998	13,496	184,384	40,892	3,067	241,839
Comprehensive income:
Net income for 1999	-	-	27,709	-	-
Net change in unrealized gains (losses) on
securities available for sale, net of taxes of $(2,725)	-	-	-	(5,060)	-
Comprehensive income	-	-	-	-	22,649
Cash dividends paid	-	-	(11,315)	-	(11,315)
Shares issued upon exercise of employee
stock options (including related tax benefit)	50	214	-	-	264
Shares issued from stock purchase plan	9	290	-	-	299
Repurchase of 130,950 shares	(131)	(4,024)	-	-	(4,155)
BALANCES AT DECEMBER 31, 1999	13,424	180,864	57,286	(1,993)	249,581
Stock dividend - 5%	671	18,494	(19,165)	-	-
Comprehensive income:
Net income for 2000	-	-	29,006	-	-
Net change in unrealized gains (losses) on
securities available for sale, net of taxes of $2,815	-	-	-	5,228	-
Comprehensive income	-	-	-	-	34,234
Cash dividends paid	-	-	(12,342)	-	(12,342)
Shares issued upon exercise of employee
stock options (including related tax benefit)	26	211	-	-	237
Shares issued from stock purchase plan	9	273	-	-	282
Repurchase of 125,964 shares	(126)	(3,137)	-	-	(3,263)
BALANCES AT DECEMBER 31, 2000	$14,004	$196,705	$54,785	$3,235	$268,729

See notes to consolidated financial statements.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Chemical Financial Corporation ("Corporation") and its subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates. Significant accounting policies of the Corporation and its subsidiaries are described below:

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

Nonperforming loans are comprised of those loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments, and other loans for which the terms have been restructured to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Management identifies and devotes appropriate attention to loans that may not be performing as well as expected.

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

Allowance for Loan Losses:
The allowance for loan losses is maintained at a level that, in management's judgment, is considered to be adequate to provide for possible loan losses. The Corporation maintains formal policies and procedures to monitor and control credit risk. Management's evaluation of the adequacy of the allowance is based on a continuing review of the loan portfolio, actual loan loss experience, risk characteristics of the loan portfolio, the level and composition of nonperforming loans, the financial condition of the borrowers, balance of the loan portfolio, loan growth, economic conditions and employment levels of the Corporation's local markets, and special factors affecting specific business sectors. This evaluation involves a high degree of uncertainty. Loans which are considered uncollectable are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance. While the Corporation allocates portions of the allowance for specific problem loans and to specific loan categories, the entire allowance is available for any loan losses that occur.

Mortgage Banking Operations:
The origination of mortgage loans is an integral component of the business of the Corporation. The Corporation generally sells the longer-term fixed interest rate residential mortgage loans that it originates in the secondary market. These longer-term fixed interest rate residential mortgage loans are generally held for thirty days or less, and book value approximates continued on next page

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

N O T E A - S U M M A R Y O F S I G N I F I C A N T A C C O U N T I N G P O L I C I E S - C O N T I N U E D

market value. The Corporation historically has retained the servicing rights on the loans that it has sold in the secondary market.

The Corporation accounts for mortgage servicing rights in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). SFAS 125 requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans which are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the mortgage loans sold. The Corporation amortizes mortgage servicing rights in proportion to, and over the life of, the estimated net future servicing income and performs a periodic evaluation of the fair market value of the mortgage servicing rights. Any impairment of mortgage servicing rights is recognized as a valuation allowance.

Servicing income is recognized in noninterest income when received and expenses are recognized when incurred.

Premises and Equipment:
Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the estimated useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 35 years for buildings and 3 to 7 years for equipment.

A summary of premises and equipment at December 31 follows:
	2000	1999
	(In thousands)
Bank premises	$31,457	$30,351
Equipment	11,612	10,997
	43,069	41,348
Less: Accumulated depreciation	21,100	19,778
Total	$21,969	$21,570

Intangible Assets:
Goodwill, representing the cost of investments in subsidiaries in excess of the fair value of identifiable net assets at acquisition, is being amortized over twenty years. Other acquired intangible assets, such as those associated with acquired core deposits, are being amortized over periods between five and fifteen years.

Stock Options:
The Corporation periodically grants stock options for a fixed number of shares with an exercise price equal to the market value of the shares on the date of grant. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Corporation accounts for stock option grants under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock at the date of grant, no compensation expense is recognized at the date of grant.

Income Taxes:
The Corporation files a consolidated federal income tax return and is responsible for the payment of any tax liability of the consolidated organization. Income tax expense is based on income and expenses, as reported in the financial statements. When income and expenses are recognized in different periods for tax purposes than for book purposes, applicable deferred taxes are provided for in the financial statements.

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
	2000	1999	1998
Denominator for
basic earnings per share	14,029,033	14,148,924	14,160,467

Denominator for
diluted earnings per share	14,083,180	14,261,124	14,318,154

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

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

Operating Segment:
It is management's opinion that the Corporation operates in a single operating segment -- commercial banking. The Corporation is a bank holding company that operated ten commercial banks and a data processing company, each as a separate subsidiary of the Corporation through December 31, 2000. All of the Corporation's commercial bank subsidiaries operate as community banks and offer a full range of commercial banking and fiduciary products and services to the residents and business customers in their geographical market areas. The products and services offered by the commercial bank subsidiaries are consistent throughout the Corporation, as generally is the pricing of these products and services. These services include personal and business checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit services, automated teller machines, access to insurance and investment products, money transfer services, corporate and personal trust services and other banking services. Each of the Corporation's commercial bank subsidiaries operates within the state of Michigan. All marketing of products and services throughout the Corporation's subsidiary banks is uniform, as some of the markets served by these subsidiaries overlap. The distribution of products and services is uniform throughout the Corporation's commercial bank subsidiaries and is achieved primarily through retail branch banking offices, automated teller machines and electronically accessed banking products. All of the commercial bank subsidiaries are state chartered commercial banks and operate under the same banking regulations. The data processing subsidiary primarily performs data processing functions for the Corporation's commercial bank subsidiaries.

The Corporation's primary sources of revenues are from its investment securities and loan products. The following table summarizes the Corporation's revenue from its specific loan products for the years ended December 31:
	2000	1999	1998
	(In thousands)
Interest income and fee revenue:
Commercial and agricultural	$12,978	$11,804	$11,689
Real estate construction	3,334	2,685	2,757
Real estate commercial	11,219	9,339	8,312
Real estate residential	36,796	34,528	34,979
Consumer	20,050	18,255	15,761
Total	$84,377	$76,611	$73,498

Common Stock:
On January 21, 2000, the Corporation paid a 5% stock dividend. All per share data and share amounts, where applicable, included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect the stock dividend.

Reclassification:
Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform with the 2000 presentation.

N O T E B - A C Q U I S I T I O N S A N D C O N S O L I D A T I O N S

During the three years ended December 31, 2000, the Corporation made the following acquisitions:

On March 24, 2000, the Corporation completed the acquisition of two branch banking offices from Old Kent Bank located in Evart and Morrice, Michigan. The branches had total deposits of approximately $15 million and $10 million, respectively, as of that date. The offices became branch offices of existing banking subsidiaries. The transactions were accounted for by the purchase method of accounting. The amount of the purchase price assigned to core deposit intangibles was approximately $1.7 million.

On July 9, 1999, Chemical Bank Bay Area, a wholly owned bank subsidiary of the Corporation headquartered in Bay City, Michigan, acquired two branch banking offices, located in Standish and Linwood, Michigan, from National City Bank of M ichigan/Illinois. Chemical Bank Bay Area consolidated the branch acquired in Standish with an existing branch office in Standish and continued branch banking services at the branch located in Linwood. The two branches acquired had total deposits of approximately $27 million as of that date. The transaction was accounted for by the purchase method of accounting. The amount of the purchase price assigned to core deposit intangibles was approximately $2.4 million.

On November 20, 1998, Chemical Bank South, a wholly owned bank subsidiary of the Corporation headquartered in Marshall, Michigan, acquired a branch banking office in Albion, Michigan from Great Lakes National Bank Michigan. The branch banking office had approximately $11 million of deposits as of that date. In conjunction with the acquisition, Chemical Bank South consolidated its banking operations at 1408 N. Eaton Street in Albion with the newly acquired branch banking office. The transaction was accounted for by the purchase method of accounting. The amount of the purchase price assigned to core deposit intangibles was approximately $1.3 million.

On December 31, 2000, the Corporation merged nine of its ten subsidiary banks into two, Chemical Bank and Trust Company, headquartered in Midland, and Chemical Bank West, headquartered in Cadillac. These internal consolidations are expected to provide the Corporation with back-room operating efficiencies.

continued on next page

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

N O T E B - A C Q U I S I T I O N S A N D C O N S O L I D A T I O N S - C O N T I N U E D

Pending Acquisition as of December 31, 2000

On January 9, 2001, the Corporation merged with Shoreline Financial Corporation ("Shoreline"), a one-bank holding company headquartered in Benton Harbor, Michigan. As of the effective date of the transaction, Shoreline had total assets of approximately $1.1 billion, total deposits of approximately $.8 billion and total loans of approximately $.8 billion. Shoreline operated 30 branch banking offices and 2 loan production offices in southwest Michigan. These offices will continue to provide financial services to communities in southwest Michigan through a separate subsidiary of the Corporation. The transaction was accounted for as a pooling-of-interests business combination in which each share of Shoreline common stock was exchanged for .64 of a share of the Corporation's common stock on a tax-free basis. The merger resulted in the Corporation being the fifth largest bank holding company headquartered in Michigan as of the date of the merger. In connection with the merger, the Corporation expects to incur, in the first quarter of 2001, pre-tax merger-related and restructuring charges of approximately $10 to $12 million. These costs will include those costs to be incurred in conjunction with the consolidation of nine of the Corporation's ten banking subsidiaries into two on December 31, 2000. The following unaudited pro forma data summarizes the combined results of operations of the Corporation and Shoreline as if the combination had been consummated on December 31, 2000.
	Years Ended December 31
	2000	1999	1998
	(In thousands, except per share data)
Net interest income	$114,562	$111,718	$106,512
Net income	40,801	40,459	38,160
Basic earnings per share	$1.91	$1.87	$1.76
Diluted earnings per share	1.90	1.86	1.74

N O T E C - I N V E S T M E N T S E C U R I T I E S

The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 2000 and 1999 (in thousands):

Investment Securities Available for Sale:
December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury
and agency securities	$390,097	$4,483	$460	$394,120
Mortgage-backed securities	1,031	11	2	1,040
Other debt securities	31,733	212	29	31,916
Total debt securities	422,861	4,706	491	427,076
Equity securities	5,453	760	-	6,213
Total	$428,314	$5,466	$491	$433,289

December 31, 1999
U.S. Treasury
and agency securities	$398,302	$144	$3,794	$394,652
Mortgage-backed securities	1,192	10	14	1,188
Other debt securities	27,230	1	188	27,043
Total debt securities	426,724	155	3,996	422,883
Equity securities	4,382	775	-	5,157
Total	$431,106	$930	$3,996	$428,040

Investment Securities Held to Maturity:
December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury
and agency securities	$152,519	$1,409	$184	$153,744
States of the U.S. and
political subdivisions	40,909	790	65	41,634
Mortgage-backed securities	108	-	-	108
Other debt securities	19,629	311	3	19,937
Total	$213,165	$2,510	$252	$215,423

December 31, 1999
U.S. Treasury
and agency securities	$201,279	$188	$1,804	$199,663
States of the U.S. and
political subdivisions	36,941	317	306	36,952
Mortgage-backed securities	190	1	2	189
Other debt securities	5,003	-	32	4,971
Total	$243,413	$506	$2,144	$241,775

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

The amortized cost and estimated market value of debt and equity securities at December 31, 2000, by contractual maturity for both available for sale and held to maturity investment securities follows:

Investment Securities Available for Sale:
	Amortized Cost	Estimated Market Value
	(In thousands)
Due in one year or less	$129,494	$129,366
Due after one year through five years	292,336	296,670
Mortgage-backed securities	1,031	1,040
Equity securities	5,453	6,213
Total	$428,314	$433,289

Investment Securities Held to Maturity:
	Amortized Cost	Estimated Market Value
	(In thousands)
Due in one year or less	$ 67,888	$ 67,842
Due after one year through five years	132,575	134,492
Due after five years through ten years	9,439	9,728
Due after ten years	3,155	3,253
Mortgage-backed securities	108	108
Total	$213,165	$215,423

Investment securities with a book value of $259.5 million at December 31, 2000 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 1999, the corresponding amount was $224.4 million.

Recognized gains on investment securities were $129,000, $13,000 and $8,000 in 2000, 1999 and 1998, respectively.

N O T E D - L O A N S

The following summarizes loans as of December 31:
	2000	1999
	(In thousands)
Commercial and agricultural	$ 156,953	$ 157,721
Real estate construction	46,559	34,510
Real estate commercial	144,182	120,990
Real estate residential	495,229	457,018
Consumer	242,953	238,778
Total loans	$1,085,876	$1,009,017

The Corporation's subsidiary banks have extended loans to directors and officers, and their associates, of the Corporation and of the Corporation's significant subsidiaries. The loans were made in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time, and did not involve more than the normal risk of collectibility. The aggregate loans outstanding to the directors and officers of the Corporation and its significant subsidiaries totaled $16,518,000 at December 31, 2000 and $16,608,000 at December 31, 1999. During 2000, there were $16,110,000 of new loans and other additions, while repayments and other reductions totaled $16,200,000.

Changes in the allowance for loan losses were as follows for the years ended December 31:
	2000	1999	1998
	(In thousands)
Balance at beginning of year	$18,190	$18,071	$17,359
Provision for loan losses	487	483	964
Loan charge-offs	(669)	(609)	(549)
Loan recoveries	232	245	297
Net loan charge-offs	(437)	(364)	(252)
Balance at end of year	$18,240	$18,190	$18,071

Nonaccrual and restructured loans aggregated $1.1 million and $2.8 million at December 31, 2000 and December 31, 1999, respectively.

The Corporation had no impaired loans as of December 31, 2000 and December 31, 1998. The Corporation had one impaired loan totaling $445,000 as of December 31, 1999. An impairment allowance was not required on the impaired loan. The impaired loan balance represented a loan for which the fair value exceeded the recorded investment in the loan, based on the fair value of the related collateral.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

N O T E E - F E D E R A L I N C O M E T A X E S

The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35%, primarily due to tax-exempt interest on investments and loans, as shown in the following analysis for the years ended December 31 :

	2000	1999	1998
	(In thousands)
Tax at statutory rate	$15,073	$14,483	$13,589
Changes resulting from:
Tax-exempt income	(1,033)	(936)	(878)
Other	21	124	69
Total federal income tax expense	$14,061	$13,671	$12,780

The provision for federal income taxes consisted of the following for the years ended December 31:
	2000	1999	1998
	(In thousands)
Current	$14,149	$14,232	$14,537
Deferred tax benefit	(88)	(561)	(1,757)
Total	$14,061	$13,671	$12,780

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:
	2000	1999
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$5,913	$5,764
Employee benefit plans	2,016	1,872
Expense accruals not yet tax deductible	1,387	1,449
Investment securities available for sale	-	1,073
Other	673	607
Total deferred tax assets	9,989	10,765
Deferred tax liabilities:
Investment securities available for sale	1,742	-
Tax over book depreciation	362	527
Other	1,234	751
Total deferred tax liabilities	3,338	1,278
Net deferred tax assets	$6,651	$9,487

Federal income tax expense applicable to gains on securities transactions was $45,000 in 2000, $5,000 in 1999 and $3,000 in 1998 and is included in federal income taxes on the consolidated statement of income.

N O T E F - P E N S I O N A N D P O S T R E T I R E M E N T B E N E F I T S

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

Plan assets consist primarily of listed stocks, U.S. government securities and common stock of the Corporation (174,040 shares at December 31, 2000).

The following table sets forth the changes in the benefit obligation and plan assets of the Plan:
	2000	1999
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$32,618	$33,901
Service cost	1,714	1,719
Interest cost	2,542	2,246
Net actuarial (gain) loss	1,614	(4,174)
Benefits paid	(1,036)	(1,074)
Benefit obligation at end of year	$37,452	$32,618

Change in plan assets:
Fair value of plan assets at beginning of year	$48,578	$49,219
Actual return on plan assets	(375)	433
Contributions by the Corporation	-	-
Benefits paid	(1,036)	(1,074)
Fair value of plan assets at end of year	$47,167	$48,578

Overfunded status of the plan	$9,715	$15,960
Unrecognized net actuarial gain	(7,425)	(13,390)
Unrecognized net transition asset	(97)	(274)
Unrecognized prior service cost	(70)	(98)
Prepaid benefit cost	$2,123	$2,198

Net periodic pension cost of the Plan consisted of the following for the years ended December 31:
	2000	1999	1998
	(In thousands)
Service cost	$1,714	$1,719	$1,563
Interest cost	2,542	2,246	2,073
Expected return on plan assets	(3,649)	(3,292)	(2,921)
Amortization of transition amount	(177)	(177)	(177)
Amortization of prior service cost	(28)	(28)	(28)
Amortization of unrecognized net gain	(327)	(36)	-
Pension expense	$ 75	$ 432	$ 510

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

Weighted-average assumptions as of December 31:
	2000	1999	1998
Discount rate used in determining
projected benefit obligation	7.50%	7.50%	6.75%
Expected return on assets	8%	8%	8%
Rate of compensation increase	5%	5%	5%

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

The following table sets forth changes in the Corporation's postretirement benefit obligation:
	2000	1999
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$4,506	$4,472
Service cost	226	208
Interest cost	355	305
Net actuarial (gain) loss	175	(211)
Amendments	-	(172)
Benefits paid, net of retiree contributions	(255)	(96)
Benefit obligation at end of year	$5,007	$4,506

Unfunded status of the plan	$5,007	$4,506
Unrecognized net actuarial gain (loss)	(39)	137
Unrecognized prior service cost	144	162
Accrued postretirement benefit cost	$5,112	$4,805

Net periodic postretirement benefit cost consisted of the following for the years ended December 31:
	2000	1999	1998
	(In thousands)
Service cost	$226	$208	$192
Interest cost	355	305	287
Amortization of prior service cost	(18)	(17)	(4)
Net periodic postretirement benefit cost	$563	$496	$475

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at December 31, 2000 and December 31, 1999.

For measurement purposes, the annual rates of increase in the per capita cost of covered health care benefits and dental benefits for 2001 were assumed at 6.53% and 5.84%, respectively. These rates were assumed to decrease gradually to 5.50% in 2003 and remain at that level thereafter.

The assumed health care and dental cost trend rates have a significant effect on the amounts reported. A one-percentage-point change in these rates would have the following effects:
	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(In thousands)
Effect on total of service
and interest cost
components in 2000	$123	$ (95)
Effect on postretirement
benefit obligation as of
December 31, 2000	$944	$(750)

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

N O T E G - L O N G - T E R M D E B T

Long-term debt consisted of the following obligations:
	December 31
	2000	1999
	(In thousands)
Federal Home Loan Bank (FHLB) of
Indianapolis advance at 5.64%	$185	$200
Total	$185	$200

Principal payments on the FHLB advance are due annually through May 15, 2009. Prepayments are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The FHLB advance is collateralized by FHLB stock and, if necessary, first mortgage loans of Chemical Bank Key State, a wholly owned subsidiary of the Corporation, under a blanket lien arrangement.

N O T E H - R E S T R I C T E D A S S E T S A N D D I V I D E N D L I M I T A T I O N S O F S U B S I D I A R Y B A N K S

Banking regulations require that banks maintain cash reserve balances in vault cash, with the Federal Reserve Bank or with certain other qualifying banks. The aggregate average amount of such legal balances required to be maintained by the Corporation's subsidiary banks was $23.5 million for the year ended December 31, 2000. During 2000, the Corporation's subsidiary banks satisfied their legal reserve requirements almost exclusively by maintaining average vault cash balances in excess of their legal reserve requirements.

Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 2000, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiaries are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid by the Corporation's bank subsidiaries to the parent company, without obtaining prior approval from bank regulatory agencies, was $34.1 million as of January 1, 2001. Dividends paid to the Corporation by its banking subsidiaries totaled $26.8 million in 2000, $48.1 million in 1999 and $12 million in 1998. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

N O T E I - C A P I T A L

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

At December 31, 2000 and 1999, the Corporation's and each of its bank subsidiaries' capital ratios exceeded the quantitative capital ratios required for an institution to be considered "well-capitalized."

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

The table below, "Capital Analysis," compares the Corporation's and each of its significant subsidiaries' actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 2000.
Capital Analysis			Risk-Based Capital
	Leverage		Tier l		Total
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in millions)
Corporation's capital	$259	13%	$259	25%	$272	27%
Required capital - minimum	59	3	41	4	82	8
Required capital - "well capitalized" definition	99	5	61	6	102	10

Chemical Bank and Trust Company's capital	83	13	83	27	87	29
Required capital - minimum	19	3	12	4	24	8
Required capital - "well capitalized" definition	32	5	18	6	30	10

Chemical Bank Michigan's capital	29	11	29	22	30	23
Required capital - minimum	8	3	5	4	11	8
Required capital - "well capitalized" definition	13	5	8	6	13	10

Chemical Bank Bay Area's capital	23	9	23	18	24	19
Required capital - minimum	7	3	5	4	10	8
Required capital - "well capitalized" definition	12	5	8	6	13	10

N O T E J - S T O C K O P T I O N S

The Corporation's stock option plan provides for grants of options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 2000, there were a total of 537,343 shares available for future awards under the Corporation's 1997 plan. The plan provides that the option price shall not be less than the fair market value of common stock at the date of grant, options become exercisable as specified in the option agreement governing the option as determined by the Compensation Committee of the Board of Directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options. The Corporation does not record expense as a result of the grant or exercise of stock options.

Options granted may include a stock appreciation right that entitles the grantee to receive cash or a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the expiration date of the option, by the market price of a single share. As of December 31, 2000, there were no outstanding options with stock appreciation rights.

The activity in the Corporation's stock option plans during the three years ended December 31, 2000, was as follows:
	Number of Shares	Weighted Average Exercise Price
Outstanding - January 1, 1998	447,901	$17.79
Activity during 1998:
Granted	131,250	31.67
Exercised	(60,866)	11.61
Cancelled	(1,825)	24.94
Outstanding - December 31, 1998	516,460	22.02
Activity during 1999:
Granted	25,725	30.30
Exercised	(70,178)	11.79
Cancelled	(6,035)	28.14
Outstanding - December 31, 1999	465,972	23.93
Activity during 2000:
Granted	-	-
Exercised	(29,173)	10.71
Cancelled	(2,306)	29.06
Outstanding - December 31, 2000	434,493	$24.79

continued on next page

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

N O T E J - S T O C K O P T I O N S - C O N T I N U E D

The following table summarizes information about stock options outstanding at December 31, 2000:
	Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Exercise Price	Average Life (a)	Range of Exercise Prices	Number Exercisable	Weighted Average Exercise Price
46,622	$11.70	1.17	$ 11.70	46,622	$11.70
100,744	20.04	3.09	18.54-21.25	100,744	20.04
125,772	25.05	5.88	25.05	113,255	25.05
161,355	31.34	7.98	29.66-31.67	120,228	31.33
434,493	$24.79	5.51	$11.70-31.67	380,849	$24.07
(a)  Weighted average remaining contractual life in years

The Corporation does not recognize compensation cost in accounting for its stock option plans. If the Corporation had elected to recognize compensation cost for options granted in 1999 and 1998, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):
	2000	1999	1998
Net income - as reported	$29,006	$27,709	$26,046
Net income - pro forma	28,858	27,243	25,923
Basic earnings per share - as reported	2.07	1.96	1.84
Basic earnings per share - pro forma	2.06	1.93	1.83
Diluted earnings per share - as reported	2.06	1.94	1.82
Diluted earnings per share - pro forma	2.05	1.91	1.81

The weighted average fair values of options granted during 1999 and 1998 were $7.96 and $6.63 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:
	1999	1998
Expected dividend yield	2.7%	2.2%
Expected stock volatility	21.4%	16.9%
Risk-free interest rate	6.55%	4.78%
Expected life of options - in years	6.5	6.5

N O T E K - C O M M I T M E N T S A N D O T H E R M A T T E R S

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan contract. Commitments generally have fixed expiration dates or other termination clauses. Historically, the majority of the commitments of the Corporation have not been drawn upon and, therefore, may not represent future cash requirements. Standby letters of credit are conditional commitments issued generally by the Corporation to guarantee the performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in making loans to customers and are subject to the Corporation's normal credit policies. Collateral obtained upon exercise of commitments is determined using management's credit evaluation of the borrowers and may include real estate, business assets, deposits and other items. The Corporation at any point in time also has approved but undisbursed loans. The majority of these undisbursed loans will convert to a booked loan within a three-month period.

Loan commitments, standby letters of credit and undisbursed loans were $99.1 million, $7.6 million and $47.2 million, respectively, at December 31, 2000 and $116.2 million, $7.3 million and $35.9 million, respectively, at December 31, 1999. The majority of the loan commitments and standby letters of credit outstanding as of December 31, 2000 expire one year from their contract date, except for $10.8 million which extend for more than five years.

The Corporation's loan commitments, standby letters of credit and undisbursed loans have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive fees in connection with these agreements.

The Corporation has lease commitments on a building, equipment and certain computer software that will require annual lease payments through 2009. These lease commitments total approximately $890,000 in 2001, $628,000 in 2002, $250,000 in 2003, $71,000 in the years 2004 through 2008 and $47,000 in 2009.

Total expense recorded under all lease commitments in 2000 and 1999 was $914,000 and $895,000, respectively.

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended, became effective for the Corporation on January 1, 2001. SFAS 133 standardizes the accounting for derivative instruments by requiring the recognition of those items as assets or liabilities in the statement of financial position and measuring them at fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 is currently expected to have no effect on the financial position, liquidity or results of operations of the Corporation. As of December 31, 2000, the Corporation held no derivative financial instruments.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

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

Deposit liabilities:
The fair values of deposit accounts without defined maturities, such as interest- and noninterest-bearing checking, savings and money fund accounts are equal to the amounts payable on demand. As of December 31, 2000 and December 31, 1999, the Corporation had total deposits without defined maturities totaling $995,689,000 and $1,000,523,000, respectively, for which SFAS 107 defined their fair values to be equal to their carrying amounts. Fair values for fixed interest rate certificates of deposit and other time deposits are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar remaining maturities. The fair values for variable interest rate certificates of deposit and other time deposits approximate their carrying amounts.

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

The following is a summary of previously described financial instruments reported in the consolidated statement of financial position for which fair values differ from carrying amounts as of December 31:

	2000		1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Assets:
Investment securities	$ 646,454	$ 648,712	$671,453	$669,815
Loans	1,067,636	1,059,577	990,827	980,370
Liabilities:
Time deposits	610,528	609,431	561,179	544,121

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

N O T E M - P A R E N T C O M P A N Y O N L Y F I N A N C I A L I N F O R M A T I O N

Condensed financial statements of Chemical Financial Corporation (parent company) follow:
	December 31
Condensed Statement of Financial Position	2000	1999
Assets	(In thousands)
Cash on deposit at subsidiary bank	$ 50,068	$ 39,283
Investment securities available for sale	5,122	4,646
Investments in bank subsidiaries	216,333	209,605
Investment in non-bank subsidiary	2,638	2,166
Goodwill	1,398	1,703
Other assets	3,017	1,695
Total Assets	$278,576	$259,098
Liabilities and Shareholders' Equity
Other liabilities	$ 9,847	$ 9,517
Total Liabilities	9,847	9,517
Shareholders' equity	268,729	249,581
Total Liabilities and Shareholders' Equity	$278,576	$259,098

	Years Ended December 31
Condensed Statement of Income	2000	1999	1998
Income	(In thousands)
Cash dividends from bank subsidiaries	$26,829	$48,102	$11,968
Cash dividends from non-bank subsidiary	282	610	656
Interest income from bank subsidiary	2,102	593	663
Other interest income and dividends	261	117	82
Total Income	29,474	49,422	13,369
Expenses
Interest on long-term debt	-	421	593
Operating expenses	2,043	1,882	2,088
Amortization of goodwill	305	305	305
Total Expenses	2,348	2,608	2,986
Income Before Income Taxes and Equity in
Undistributed Net Income of Subsidiaries	27,126	46,814	10,383
Federal income taxes (benefit)	104	(558)	(738)
	27,022	47,372	11,121
Equity in undistributed net income of:
Bank subsidiaries	1,513	(19,851)	14,931
Non-bank subsidiary	471	188	(6)
Net Income	$29,006	$27,709	$26,046

	Years Ended December 31
Condensed Statement of Cash Flows	2000	1999	1998
Operating Activities	(In thousands)
Net income	$29,006	$27,709	$26,046
Equity in undistributed net income of subsidiaries	(1,984)	19,663	(14,925)
Other	(829)	400	1,385
Net Cash Provided by Operating Activities	26,193	47,772	12,506
Investing Activities
Purchases of investment securities available for sale	(1,389)	(1,563)	(1,725)
Proceeds from sales and maturities of investment securities available for sale	1,046	756	-
Net Cash Used in Investing Activities	(343)	(807)	(1,725)
Financing Activities
Principal payments on long-term debt	-	(8,000)	(1,000)
Repurchases of common stock	(3,263)	(4,155)	(37)
Proceeds from subsidiary directors' stock purchase plan	303	278	295
Proceeds from exercise of stock options	237	264	338
Cash dividends paid	(12,342)	(11,315)	(10,359)
Net Cash Used in Financing Activities	(15,065)	(22,928)	(10,763)
Increase in Cash	10,785	24,037	18
Cash at beginning of year	39,283	15,246	15,228
Cash at End of Year	$50,068	$39,283	$15,246

R E P O R T O F I N D E P E N D E N T A U D I T O R S

To the Board of Directors

Chemical Financial Corporation

We have audited the accompanying consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemical Financial Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Detroit, Michigan

January 16, 2001

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(In thousands, except per share data)
	2000				1999
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$31,255	$32,456	$33,253	$34,121	$30,023	$30,385	$30,556	$30,739
Interest expense	12,502	13,117	14,008	14,408	11,772	11,671	11,721	11,907
Net interest income	18,753	19,339	19,245	19,713	18,251	18,714	18,835	18,832
Provision for loan losses	66	74	140	207	175	-	143	165
Investment securities gains (losses)	61	50	17	1	-	15	7	(9)
Income before income taxes	9,968	10,690	10,742	11,667	9,655	9,992	10,353	11,380
Net income	6,796	7,162	7,217	7,831	6,471	6,694	6,931	7,613
Net income per share
Basic	.48	.51	.52	.56	.46	.47	.49	.54
Diluted	.48	.51	.51	.56	.45	.47	.49	.53

MARKET FOR CHEMICAL FINANCIAL CORPORATION COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market® under the symbol CHFC. As of December 31, 2000, there were 14,004,023 shares of Chemical Financial Corporation common stock issued and outstanding, held by approximately 4,300 shareholders of record. The table below sets forth the range of high and low bid prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions.
	2000		1999
	High	Low	High	Low
First quarter	$29.52	$20.88	$33.21	$28.33
Second quarter	28.44	21.88	33.15	27.26
Third quarter	27.38	20.81	32.62	29.05
Fourth quarter	23.50	19.56	31.43	27.86

The earnings of the Corporation's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual subsidiary bank. See Note H to the Consolidated Financial Statements for a discussion of such limitations. The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The following table summarizes the quarterly cash dividends paid to shareholders over the past five years, adjusted for stock dividends and a stock split paid during this time period. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 2001.
	Years Ended December 31
	2000	1999	1998	1997	1996
First quarter	$.220	$.200	$.183	$.152	$.138
Second quarter	.220	.200	.183	.152	.138
Third quarter	.220	.200	.183	.167	.138
Fourth quarter	.220	.200	.183	.167	.138
Total	$.880	$.800	$.732	$.638	$.552

CHEMICAL FINANCIAL CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors	James A. Currie - Investor

Michael L. Dow - Investor

Terence F. Moore - President and Chief Executive Officer, MidMichigan Health (a health care organization)

Aloysius J. Oliver - President and Chief Executive Officer, Chemical Financial Corporation

Alan W. Ott - Chairman, Retired, Chemical Financial Corporation

Frank P. Popoff - Retired, The Dow Chemical Company (a diversified manufacturer of chemicals and performance products, plastics, and hydrocarbons and energy)

Lawrence A. Reed - Retired, Dow Corning Corporation (a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products)

William S. Stavropoulos - Chairman, The Dow Chemical Company (a diversified manufacturer of chemicals and performance products, plastics, and hydrocarbons and energy)

Executive Officers	Alan W. Ott - Chairman, Retired

Aloysius J. Oliver - President and Chief Executive Officer

David B. Ramaker - Executive Vice President and Secretary

Bruce M. Groom - Senior Vice President and Senior Trust Officer, Chemical Bank and Trust Company

Lori A. Gwizdala - Senior Vice President, Chief Financial Officer and Treasurer

William C. Lauderbach - Senior Vice President and Investment Officer, Chemical Bank and Trust Company

