Form 10-K, Exhibit 13
period 2001-12-31
CHEMICAL FINANCIAL CORP
filed 2002-03-22
CIK 19612

EXHIBIT No. 13

CHEMICAL FINANCIAL CORPORATIONSM 2001 Annual Report to Shareholders

C H E M I C A L F I N A N C I A L C O R P O R A T I O N

C H E M I C A L F I N A N C I A L C O R P O R A T I O N

Chemical Financial Corporation ("Chemical" or "Corporation") is a diversified financial services company providing a full range of commercial, consumer, mortgage, trust, insurance and financial planning services. Chemical served a broad customer base through 128 banking offices and 2 loan production offices across 32 counties in the lower peninsula of Michigan as of December 31, 2001.

The Corporation completed the merger with Shoreline Financial Corporation ("Shoreline") on January 9, 2001. Shoreline was a one-bank holding company headquartered in Benton Harbor, Michigan. The merger added $1.1 billion in assets to the organization. The merger with Shoreline was accounted for as a pooling of interests; therefore, all of the information presented in this report has been restated to reflect the two companies as if they had always been together. In conjunction with the merger with Shoreline and internal consolidations, the Corporation recognized $9.2 million ($7.1 million on an after-tax basis) of merger and restructuring expenses during the first quarter of 2001. The term "net operating income" utilized in this report was defined as net income less the after-tax impact of the $7.1 million of merger and restructuring expenses.

On July 13, 2001, the Corporation acquired four branch banking offices in Holland, Zeeland, Grand Haven and Fremont, Michigan ("four branches") from Fifth Third Bank/Old Kent Bank. The four branches had total deposits of approximately $144 million and total loans of approximately $97 million at that date.

The Corporation completed the acquisition of Bank West Financial Corporation ("BWFC") on September 14, 2001. BWFC was the parent company of Bank West, a Michigan stock savings bank, with approximately $300 million in total assets.

The acquisitions of the four branches and BWFC were accounted for by the purchase method; therefore, the financial results of these operations are included from their respective acquisition dates, with no restatement of prior period amounts.

All references in this report to shares outstanding, share prices and per share amounts have been retroactively restated for the 5% stock dividend paid on December 21, 2001.

The Corporation is headquartered in Midland, Michigan, and had total assets of $3.49 billion at December 31, 2001. In addition to its banking offices, the Corporation had 159 ATM locations, with 44 located off bank premises. At year-end, the Corporation had 1,427 employees on a full-time equivalent basis and its shareholders totaled approximately 10,000, of which approximately 5,400 were shareholders of record.

A M E S S A G E T O O U R S H A R E H O L D E R S

This is Chemical Financial Corporation's 2001 Annual Report to Shareholders. It contains audited financial statements and a detailed financial review. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (the "SEC") except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2001 Summary Annual Report accompanies this proxy statement. That report presents information concerning the business and financial results of Chemical Financial Corporation in a format and level of detail that we believe our shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2001 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our 2001 Annual Report on Form 10-K, as filed with the SEC, including financial statements and financial statement schedules will be provided to any shareholder, without charge, upon written request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640.

Important Notice Regarding Delivery of Shareholder Documents:

As permitted by SEC rules, only one copy of Chemical's Proxy Statement and the 2001 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical has received contrary instructions from one or more of the shareholders who share the same address. Chemical will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of Chemical's Proxy Statement and the 2001 Annual Report to Shareholders. Request should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report to Shareholders may instruct Chemical to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350, and will continue in effect unless and until Chemical receives contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct Chemical to send separate copies of the Proxy Statement and Annual Report to Shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Chemical will begin sending separate copies of such documents within thirty days of receipt of such instructions.

F I V E - Y E A R S U M M A R Y O F S E L E C T E D F I N A N C I A L D A T A(1)

	Years Ended December 31
	2001	2000	1999	1998	1997

Operating Results (In thousands)
Net interest income	$130,068	$114,908	$111,504	$105,971	$101,233
Provision for loan losses	2,004	1,587	963	1,564	1,602
Noninterest income	31,873	25,495	24,220	23,739	18,835
Operating expenses	94,597	78,294	74,546	71,730	67,239
Net operating income(2)	49,800	40,801	40,459	38,160	34,900
Net income	42,723	40,801	40,459	38,160	34,900

Per Share Data(3)
Net income
Basic	$ 1.90	$ 1.82	$ 1.78	$ 1.67	$ 1.55
Diluted	1.89	1.81	1.77	1.66	1.53
Net operating income(2)
Basic	2.21	1.82	1.78	1.67	1.55
Diluted	2.21	1.81	1.77	1.66	1.53
Cash dividends declared and paid	.91	.84	.76	.70	.61
Book value at end of period	17.30	15.93	14.61	14.39	13.28
Market value at end of period	30.10	22.14	28.04	30.31	32.40
Shares outstanding at end of period (In thousands)(3)	22,514	22,469	22,552	22,868	22,653

At Year End (In thousands)
Assets	$3,488,306	$3,047,388	$2,903,612	$2,827,890	$2,622,943
Loans	2,182,541	1,848,630	1,711,570	1,533,452	1,465,236
Deposits	2,789,524	2,443,155	2,354,656	2,350,113	2,198,505
Federal Home Loan Bank borrowings	167,893	116,806	111,025	57,478	54,176
Shareholders' equity	389,456	357,910	329,398	329,050	300,807

Average Balances (In thousands)
Assets	$3,213,561	$3,000,505	$2,868,323	$2,712,472	$2,530,206
Interest-earning assets	3,026,296	2,813,073	2,675,669	2,538,041	2,369,021
Loans	1,996,803	1,771,306	1,618,566	1,500,631	1,387,979
Deposits	2,582,480	2,431,954	2,355,876	2,261,033	2,135,680
Federal Home Loan Bank borrowings	132,103	107,215	84,993	59,866	43,904
Shareholders' equity	369,829	340,181	329,244	313,806	288,988

Financial Ratios
Return on average assets - net income	1.33%	1.36%	1.41%	1.41%	1.38%
Return on average assets - net operating income(2)	1.55	1.36	1.41	1.41	1.38
Return on average equity - net income	11.6	12.0	12.3	12.2	12.1
Return on average equity - net operating income(2)	13.5	12.0	12.3	12.2	12.1
Net interest margin	4.38	4.18	4.27	4.28	4.39
Efficiency ratio(4)	52.0	54.7	53.9	54.2	54.8
Average shareholders' equity to average assets	11.5	11.3	11.5	11.6	11.4
Cash dividends paid per share to diluted net income per share	48.1	46.4	42.9	42.2	39.9
Tangible equity to assets	10.1	11.1	10.7	11.0	10.9
Total risk-based capital	17.4	21.1	22.0	22.6	23.8

Credit Quality Statistics
Allowance for loan losses to total loans	1.42%	1.45%	1.53%	1.69%	1.72%
Nonperforming loans as a percent of total loans	..60	..47	..30	..30	..36
Nonperforming assets as a percent of total assets	..40	..31	..19	..19	..22
Net loans charged-off as a percent of average loans	..08	..05	..05	..05	..05

(1)

All years were retroactively adjusted to include Shoreline as if it had been part of the organization for each full year presented. Financial results for 2001 include the operations of the branch purchases and BWFC from and after their respective acquisition dates.

(2)	Excludes merger and restructuring expenses of $7.1 million, or $.32 diluted earnings per share on an after-tax basis.
(3)	Adjusted for stock dividends and stock splits.
(4)	Total operating expenses, excluding merger and restructuring expenses of $9.2 million in 2001, divided by the sum of net interest income (fully taxable equivalent) and noninterest income.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

F I N A N C I A L H I G H L I G H T S

The following discussion and analysis is intended to cover the significant factors affecting Chemical Financial Corporation's ("Corporation") consolidated statements of financial position and income, included herein. It is designed to provide shareholders with a more comprehensive review of the consolidated operating results and financial position of the Corporation than could be obtained from an examination of the financial statements alone.

On December 21, 2001, the Corporation paid a 5% stock dividend to shareholders of record on December 7, 2001. All per share amounts, and shares outstanding where appropriate, have been adjusted for this stock dividend.

Mergers and Acquisitions
The Corporation's primary method of expansion into new banking markets has been through acquisitions of other financial institutions and bank branches. The following is a summary of the Corporation's merger and acquisition activity during the three-year period ended December 31, 2001.

On July 9, 1999, the Corporation acquired two branch banking offices located in Standish and Linwood, Michigan from National City Bank of Michigan/Illinois. The Standish branch had total deposits of approximately $10 million as of that date and was consolidated into an existing branch of an affiliate in Standish. The Linwood branch had total deposits of approximately $17 million as of that date and is operating as a branch of an affiliate.

On March 24, 2000, the Corporation acquired two branch banking offices in Evart and Morrice, Michigan from Old Kent Bank. The Evart branch had total deposits of approximately $15 million and the Morrice branch had total deposits of approximately $10 million as of that date. Both offices are being operated as branches of affiliates.

On January 9, 2001, the Corporation completed its merger with Shoreline Financial Corporation ("Shoreline"), a one-bank holding company, headquartered in Benton Harbor, Michigan. The merger added approximately $1.1 billion in assets, 30 banking offices, 2 loan production offices and 1,500 shareholders of record to the organization. The merger with Shoreline was accounted for as a pooling of interests; therefore, all of the information presented in this report has been restated to reflect the two companies as if they had always been together.

On July 13, 2001, the Corporation acquired four Fifth Third Bank/Old Kent Bank branch banking offices in Holland, Zeeland, Grand Haven and Fremont, Michigan ("four branches"). The four branches had total deposits of approximately $144 million and total loans of approximately $97 million at that date. These branches were merged into existing subsidiaries.

On September 14, 2001, the Corporation acquired Bank West Financial Corporation ("BWFC"). BWFC was the parent company of Bank West, a Michigan stock savings bank, with approximately $300 million in total assets, $232 million in total loans and $194 million in total deposits. Bank West, with six offices in Kent and Ottawa Counties in Michigan, was merged into an existing bank subsidiary, Chemical Bank West headquartered in Cadillac, Michigan.

The acquisitions of the branches and BWFC in 2001 were accounted for by the purchase method; therefore, the financial results of these operations are included from their respective acquisition dates, with no restatement of prior period amounts.

Net Income
Net income in 2001 was $42.7 million, or $1.89 per diluted share, compared to net income of $40.8 million, or $1.81 per diluted share, in 2000. Net income in 2001 represented a 4.7% increase over 2000 net income, while 2001 net income per share represented a 4.4% increase over 2000 net income per share.

The Corporation incurred pre-tax merger and restructuring expenses of $9.2 million ($7.1 million after-tax) in 2001. The expenses were recorded in connection with the completion of the merger between the Corporation and Shoreline and the consolidation of nine of the Corporation's subsidiary banks into two.

The Corporation defined net operating income in 2001 as net income less the merger and restructuring expenses of $7.1 million on an after-tax basis. Net operating income in 2001 was $49.8 million, or $2.21 per diluted share, resulting in a 22.1% increase over net income of $40.8 million, or $1.81 per diluted share, in 2000.

Net operating income has increased at an average annual compound rate of 9.5% during the five-year period ended December 31, 2001.

The Corporation's return on average assets, based on net operating income, was 1.55% in 2001, 1.36% in 2000 and 1.41% in 1999. The Corporation's return on average shareholders' equity, based on net operating income, was 13.5% in 2001, 12.0% in 2000 and 12.3% in 1999.

Deposits
The Corporation's average deposit balances and average rates paid on deposits for the past three years are included in Table 2. Average total deposits were $151 million, or 6.2%, higher in 2001 as compared to 2000. Average total deposits were $76.1 million, or 3.2% higher in 2000 as compared to 1999. The growth in deposits during 2001 was generally spread across all of the Corporation's deposit products. The growth in deposits

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 1. FIVE-YEAR INCOME STATEMENT - TAX EQUIVALENT BASIS* - AS A PERCENTAGE OF AVERAGE TOTAL ASSETS

	Years Ended December 31
	2001	2000	1999	1998	1997
INTEREST INCOME
Interest and fees on loans	5.05%	4.93%	4.62%	4.72%	4.77%
Interest on investment securities	1.69	1.93	2.01	2.09	2.20
Interest on short-term investments	.16	.26	.17	.26	.25
TOTAL INTEREST INCOME	6.90	7.12	6.80	7.07	7.22
INTEREST EXPENSE
Interest on deposits	2.47	2.84	2.57	2.86	2.94
Interest on FHLB borrowings	.23	.22	.16	.13	.10
Interest on other borrowings - short-term	.08	.14	.09	.08	.07
TOTAL INTEREST EXPENSE	2.78	3.20	2.82	3.07	3.11
NET INTEREST INCOME	4.12	3.92	3.98	4.00	4.11
Provision for loan losses	.06	.05	.03	.06	.06
NONINTEREST INCOME
Service charges and fees	.55	.54	.50	.45	.43
Trust services revenue	.20	.23	.22	.20	.19
Mortgage banking revenue	.20	.06	.08	.12	.03
Other	.04	.02	.04	.10	.09
TOTAL NONINTEREST INCOME	.99	.85	.84	.87	.74
OPERATING EXPENSES
Salaries, wages and benefits	1.50	1.52	1.50	1.52	1.53
Occupancy	.21	.21	.22	.22	.23
Equipment	.24	.21	.20	.19	.21
Merger and restructuring expenses	.29	-	-	-	-
Other	.70	.67	.68	.71	.69
TOTAL OPERATING EXPENSES	2.94	2.61	2.60	2.64	2.66
INCOME BEFORE INCOME TAXES	2.11	2.11	2.19	2.17	2.13
Federal income taxes	.70	.66	.69	.67	.64
Tax equivalent adjustment	.08	.09	.09	.09	.11
NET INCOME	1.33%	1.36%	1.41%	1.41%	1.38%
NET OPERATING INCOME**	1.55%	1.36%	1.41%	1.41%	1.38%
AVERAGE TOTAL ASSETS - In thousands	$3,213,561	$3,000,505	$2,868,323	$2,712,472	$2,530,206
*Taxable equivalent basis using a federal income tax rate of 35%.
**Excludes merger and restructuring expenses of $7.1 million on an after-tax basis during 2001.

during both 2001 and 2000 was achieved through a combination of acquisitions and enhanced cross-selling efforts by employees. It is the Corporation's strategy to develop customer relationships that will drive steady core deposit growth and stability. The Corporation gathers deposits from the local markets of its banking subsidiaries. The Corporation had $23 million of brokered deposits as of December 31, 2001, which were obtained as part of the 2001 acquisitions. The Corporation does not intend to seek additional brokered deposits as part of its deposit gathering strategy.

The growth of the Corporation's deposits is impacted by competition from other investment products, such as brokerage accounts, mutual funds and various annuity products. These investment products are sold by a wide spectrum of organizations, such as brokerage and insurance companies, as well as by financial institutions.

The Corporation's subsidiary banks, through "CFC Investment Centers," offer a wide array of mutual funds, annuity products and market securities through alliances with BankMark and FutureShare Financial Services. CFC Investment Centers offer customers a broad spectrum of investment products and service capabilities, backed by strong financial planning capabilities. During 2001, customers purchased $21.5 million of annuity and mutual fund investments through CFC Investment Centers. In addition, the Trust department of Chemical Bank and Trust Company offers customers a number of investment products and services. Two of these products are "ChemVest Advantage," which provides customers with professional assistance in allocating their funds among a variety of institutional mutual funds, and "ChemSelect-IRA," which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds, without any sales charges or transaction fees. At December 31, 2001, these two Trust department investment products had balances totaling approximately $33.9 million.

continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

FINANCIAL HIGHLIGHTS - CONTINUED

Assets
Average assets were $3.21 billion during 2001, an increase of $213 million, or 7.1%, over average assets during 2000 of $3 billion. Average assets increased $132 million, or 4.6%, during 2000 over average assets of $2.87 billion in 1999.

Cash Dividends
During 2001, cash dividends per share were $.91, a 9.1% increase over cash dividends per share in 2000 of $.84.

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973.

The Corporation's annual cash dividends per share over the past five years, adjusted for all stock dividends and stock splits, were as follows:

surrounding these communities. As of December 31, 2001, the Corporation operated three regional subsidiary banks: Chemical Bank and Trust Company, headquartered in Midland, Michigan; Chemical Bank Shoreline, headquartered in Benton Harbor, Michigan; and Chemical Bank West, headquartered in Cadillac, Michigan. Together, they serve 86 communities through 128 banking offices and 2 loan origination offices located in 32 counties across Michigan's lower peninsula. In addition to its banking offices, the Corporation operated 159 automated teller machines, both on and off bank premises.

The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 64% of total revenues in 2001, 62% of total revenues in 2000 and 61% of total revenues in 1999. Interest on investment securities is also a significant source of revenue, accounting for 21% of total revenues in 2001, 24% of total revenues in 2000 and 26% of total revenues in 1999. Chemical Bank and Trust Company, the Corporation's largest subsidiary and lead bank headquartered in Midland, Michigan, represented 36% of total loans and 44% of total deposits of the Corporation at December 31, 2001.

	2001	2000	1999	1998	1997

Annual Dividend	$.91	$.84	$.76	$.70	$.61

Cash dividends per share in 2000 represented a 10.5% increase over cash dividends per share in 1999. The compound annual growth rate of the Corporation's cash dividends per share over the past five and ten-year periods ended December 31, 2001 was 11.7% and 12.2%, respectively. The earnings of the Corporation's subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation's subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation's subsidiary banks.

Business of the Corporation
The Corporation is a financial holding company with its business concentrated in a single industry segment - commercial banking. The Corporation, through its bank subsidiaries, offers a full range of commercial banking services. These banking services include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the majority of the Corporation's subsidiary banks and to outside customers. The data processing services provided to the Corporation's subsidiaries represented 90% of total revenue of the data processing subsidiary in 2001, 89% in 2000 and 88% in 1999.

The principal markets for the Corporation's commercial banking services are communities within Michigan in which the Corporation's subsidiaries are located and the areas immediately

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, investment securities and money market instruments, such as federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking accounts and savings and time deposits, as well as on other borrowings - short-term and Federal Home Loan Bank borrowings. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense adjusted for the tax benefit received on tax-exempt commercial loans and investment securities. Net interest margin is calculated by dividing net interest income (FTE) by average interest-earning assets. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

Net interest income is influenced by a variety of factors, including changes in the volume of interest-earning assets, changes in the mix of interest-earning assets and interest-bearing liabilities, the proportion of interest-earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest which are impacted by the national economy, monetary policies of the Federal Reserve Board, and variations in interest sensitivity between interest-earning assets and interest-bearing liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management's control also have an impact on changes in net interest income.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 2. AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES* (Dollars in thousands)

	Years Ended December 31
	2001			2000			1999
	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate	Average Balance	Tax Equivalent Interest	Effective Yield/ Rate
ASSETS
Interest- Earning Assets:
Loans**	$1,996,803	$162,201	8.12%	$1,771,306	$147,811	8.34%	$1,618,566	$132,438	8.18%
Taxable investment securities	828,726	49,184	5.93	853,346	52,667	6.17	892,771	52,255	5.85
Non-taxable investment securities	61,825	4,993	8.08	65,272	5,277	8.08	64,314	5,321	8.27
Federal funds sold	116,176	4,604	3.96	113,256	7,092	6.26	79,920	3,987	4.99
Interest- bearing deposits with unaffiliated banks	22,766	681	2.99	9,893	623	6.30	20,098	979	4.87
Total interest income/total interest- earning assets	3,026,296	221,663	7.32	2,813,073	213,470	7.59	2,675,669	194,980	7.29
Less: Allow- ance for loan losses	28,644			26,393			26,102
Other Assets:
Cash and due from banks	118,312			112,142			126,100
Premises and equipment	39,003			37,494			34,517
Accrued income and other assets	58,594			64,189			58,139
Total Assets	$3,213,561			$3,000,505			$2,868,323

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest- Bearing Liabilities:
Interest- bearing demand deposits	$ 466,320	$ 9,685	2.08%	$ 430,743	$ 12,453	2.89%	$ 405,930	$ 9,636	2.37%
Savings deposits	686,511	16,729	2.44	660,098	19,027	2.88	688,667	18,728	2.72
Time deposits	1,023,808	52,813	5.16	962,992	53,723	5.58	900,277	45,379	5.04
Federal Home Loan Bank borrowings	132,103	7,285	5.51	107,215	6,526	6.09	84,993	4,630	5.45
Other borrowings - short term	101,834	2,670	2.62	88,933	4,227	4.75	72,277	2,488	3.44
Total interest expense/ total interest- bearing liabilities	2,410,576	89,182	3.70	2,249,981	95,956	4.27	2,152,144	80,861	3.76
Noninterest- bearing deposits	405,841			378,121			361,002
Total deposits and borrow- ed funds	2,816,417			2,628,102			2,513,146
Accrued expenses and other liabilities	27,315			32,222			25,933
Shareholders' equity	369,829			340,181			329,244
Total Liabilities and Share- holders' Equity	$3,213,561			$3,000,505			$2,868,323

Net Interest Spread (Average yield earned minus average rate paid)			3.62%			3.32%			3.53%
Net Interest Income (FTE)		$132,481			$117,514			$114,119
Net Interest Margin
(Net interest income (FTE)/total average interest- earning assets)			4.38%			4.18%			4.27%
*Taxable equivalent basis using a federal income tax rate of 35%.
**Nonaccrual loans are included in average balances reported and are used to calculate yields.

These conditions include changes in market interest rates, the strength of credit demand by customers, competition from other financial institutions, the growth of deposit accounts at non-bank financial competitors and the continued growth in equity, mutual fund and annuity investments. Management monitors the Corporation's consolidated statement of financial position to reduce the potential adverse impact on net interest income caused by significant swings in interest rates. The Corporation's policies in this regard are further discussed in the section titled "Liquidity and Interest Sensitivity."

Table 2 presents, for 2001, 2000 and 1999, average daily balances of the Corporation's major categories of assets and liabilities, interest income and expense on a fully taxable equivalent (FTE) basis, average interest rates earned and paid on the assets and liabilities, net interest income, net interest spread and net interest margin.

During 2001, average interest-earning assets increased $213 million, or 7.6%, to $3.03 billion while average interest-bearing liabilities increased $161 million, or 7.1%, to $2.41 billion. Net interest income (FTE) in 2001 was $132.5 million, up $15 million, or 12.7%, over 2000 net interest income (FTE) of $117.5 million. The significant increase over the prior year was primarily the result of the acquisitions during the last half of 2001, the reduction in overall market interest rates throughout the year, and a slight shift in the mix of the Corporation's deposits. Average loans increased $225 million, or 12.7%, mostly due to acquisitions. Average interest-bearing deposits increased $123 million, or 6.0%, resulting from both the acquisitions and internal growth.

continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

NET INTEREST INCOME - CONTINUED

During 2001, the Federal Reserve Board's Open Market Committee lowered interest rates eleven times, thereby affecting the yields earned on loans and investment securities and the rates paid on deposits and other borrowings. During 2001, the Discount and Federal Funds rates were lowered 475 basis points. The prime rate declined from 9.50% on January 1, 2001 to 4.75% on December 31, 2001. The net effect of the increase in average interest-earning assets and the lower interest rate environment was to increase net interest margin. Net interest margin for 2001 was 4.38%, compared to 4.18% in 2000. Net interest spread also improved to 3.62% for 2001 from 3.32% for 2000. The Corporation is slightly interest liability sensitive, which means that the Corporation's interest-bearing liabilities (deposits and other borrowings) react more quickly to changes in interest rates than interest-earning assets. During 2001, rates paid on interest-bearing liabilities declined 57 basis points, while the yield on interest-earning assets declined only 27 basis points.

Net interest income (FTE) in 2000 was $117.5 million, up $3.4 million, or 3.0%, over 1999 net interest income (FTE) of $114.1 million. The increase in net interest income during 2000 was primarily attributable to increases in average loans, interest-bearing and noninterest-bearing deposits and shareholders' equity. During 2000, average loans increased $153 million, or 9.4%, average interest-bearing deposits increased $59 million, or 3.0%, average noninterest-bearing deposits increased $17 million, or 4.7%, and average shareholders' equity increased $11 million, or 3.3%.

During 2000, the average yield on interest-earning assets increased to 7.59% from 7.29% in 1999, while the average cost of interest-bearing liabilities in 2000 increased to 4.27% from 3.76% in 1999. The higher yield earned on interest-earning assets did not offset the increased rates paid on interest-bearing liabilities. The net effect was a reduction in net interest margin during 2000 to 4.18% from 4.27% in 1999.

Table 3 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-earning assets and interest-bearing liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

During 2001, the increase in volume and change within the mix of interest-earning assets and interest-bearing liabilities resulted in a $9.9 million increase to net interest income (FTE) compared to $6.7 million in 2000. This increase was primarily attributable to the acquisitions in 2001. In addition, the rates paid on interest-bearing liabilities declined 57 basis points, while the yield on interest-earning assets declined only 27 basis points, which resulted in the $5.1 million increase to net interest income.

During 2000, the increase in volume and the change within the mix of interest-earning assets and interest-bearing liabilities resulted in a $6.7 million increase in net interest income (FTE); however, changes in interest rates earned on assets and paid on liabilities reduced net interest income (FTE) by $3.3 million. The increase due to changes in the volume and mix of interest-earning assets and interest-bearing liabilities was primarily attributable to increases in average loans, deposits and shareholders' equity. The decrease due to changes in interest rates was due to the fact that the rates paid on interest-bearing liabilities increased 51 basis points, while the yield earned on interest-earning assets increased only 30 basis points.

L O A N S

The Corporation's bank subsidiaries are full service community banks and, therefore, the acceptance and management of credit risk is an integral part of the Corporation's business. The Corporation maintains a conservative loan policy and strict credit underwriting standards. These standards include the granting of loans generally only within the Corporation's market areas. The Corporation's lending markets generally consist of small communities across the middle to southern and western sections of Michigan. The Corporation has no foreign loans or any loans to finance highly leveraged transactions. The Corporation's lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the holding company level. The Corporation maintains a centralized independent loan review function at the holding company level, which monitors asset quality at each of the Corporation's subsidiary banks.

The Corporation experiences competition for commercial loans primarily from larger regional banks located both within and outside of the Corporation's market areas, and from other community banks located within the Corporation's lending markets. The Corporation's competition for residential real estate loans primarily includes community banks, larger regional banks, savings associations, credit unions and mortgage companies. The competition for residential real estate loans has increased over the last few years as mortgage lending companies have expanded their sales and marketing efforts. The Corporation experiences competition for consumer loans mostly from larger regional banks, community banks, local credit unions and finance companies. The Corporation's loan portfolio is generally diversified geographically, as well as along industry lines and, therefore, the Corporation believes that its loan portfolio is reasonably sheltered from material adverse local economic impact.

continued on page 10

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS* (In thousands)

	2001 Compared to 2000			2000 Compared to 1999
	Increase (decrease) due to changes in		Combined	Increase (decrease) due to changes in		Combined
	Average Volume	Average Yield/Rate	Increase (Decrease)	Average Volume	Average Yield/Rate	Increase (Decrease)
CHANGES IN INTEREST INCOME ON INTEREST-EARNING ASSETS:
Loans	$18,575	$(4,185)	$14,390	$12,703	$2,670	$15,373
Taxable investment securities	(1,592)	(1,891)	(3,483)	(2,364)	2,776	412
Non-taxable investment securities	(286)	2	(284)	79	(123)	(44)
Federal funds sold	178	(2,666)	(2,488)	1,926	1,179	3,105
Interest-bearing deposits with unaffiliated banks	494	(436)	58	(589)	233	(356)
Total change in interest income on interest-earning assets	17,369	(9,176)	8,193	11,755	6,735	18,490
CHANGES IN INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	1,536	(4,304)	(2,768)	617	2,200	2,817
Savings deposits	804	(3,102)	(2,298)	(796)	1,095	299
Time deposits	3,166	(4,076)	(910)	3,294	5,050	8,344
Federal Home Loan Bank borrowings	1,401	(642)	759	1,309	587	1,896
Other borrowings-short term	545	(2,102)	(1,557)	656	1,083	1,739
Total change in interest expense on
interest-bearing liabilities	7,452	(14,226)	(6,774)	5,080	10,015	15,095
TOTAL INCREASE (DECREASE) IN
NET INTEREST INCOME (FTE)	$ 9,917	$ 5,050	$14,967	$ 6,675	$(3,280)	$ 3,395
*Taxable equivalent basis using a federal income tax rate of 35%.
The changes in net interest income (FTE) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 4. SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in thousands)
	Years Ended December 31
	2001	2000	1999	1998	1997
Distribution of Loans:
Commercial and agricultural	$ 332,055	$ 287,971	$ 289,108	$ 401,827	$ 351,034
Real estate construction	137,500	87,419	74,372	51,784	45,908
Real estate commercial	432,747	313,245	283,966	215,371	184,826
Real estate residential	769,272	776,545	691,830	537,441	625,353
Consumer	510,967	383,450	372,294	327,029	258,115
Total loans	$2,182,541	$1,848,630	$1,711,570	$1,533,452	$1,465,236

Summary of Changes in the Allowance for Loan Losses:
Allowance for loan losses at beginning of year	$26,883	$26,174	$25,954	$25,136	$23,501
Loans charged-off:
Commercial and agricultural	(544)	(326)	(260)	(232)	(493)
Real estate construction	-	-	-	-	-
Real estate commercial	(55)	(5)	-	-	-
Real estate residential	(108)	(155)	(120)	(67)	(561)
Consumer	(1,427)	(1,024)	(903)	(1,040)	(524)
Total loan charge-offs	(2,134)	(1,510)	(1,283)	(1,339)	(1,578)
Recoveries of loans previously charged off:
Commercial and agricultural	195	234	145	151	495
Real estate construction	-	-	-	-	-
Real estate commercial	10	10	10	10	10
Real estate residential	23	21	27	65	184
Consumer	251	367	358	367	192
Total loan recoveries	479	632	540	593	881
Net loan charge-offs	(1,655)	(878)	(743)	(746)	(697)
Provision for loan losses	2,004	1,587	963	1,564	1,602
Allowance of banks/branches acquired	3,762	-	-	-	730
Allowance for loan losses at year-end	$30,994	$26,883	$26,174	$25,954	$25,136
Ratio of net charge-offs during the year
to average loans outstanding	.08%	.05%	.05%	.05%	.05%
Ratio of allowance for loan losses at year-end
to total loans outstanding at year-end	1.42%	1.45%	1.53%	1.69%	1.72%

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

L O A N S - C O N T I N U E D

Total loans at December 31, 2001 were $2.18 billion, an increase of $334 million, or 18.1%, over total loans of $1.85 billion at December 31, 2000. The growth in the loan portfolio was mainly due to the purchases of four branches in July and Bank West Financial Corporation in September. The dollar amount of loans generated by the purchased entities at December 31, 2001 was $317 million. The numbers set forth in the following discussion include the loans generated by the purchased entities unless otherwise stated.

The Corporation achieved an increase in all loan categories during 2001, except residential real estate, which decreased slightly from the prior year as customers took advantage of the lower interest rate environment to convert their shorter-term fixed rate home loans (balloon type loans) to long-term fixed rate loans that the Corporation generally sells in the secondary market.

Commercial loans totaled $332 million at December 31, 2001, an increase of $44 million, or 15.3%, from total commercial loans at December 31, 2000 of $288 million. Commercial loans decreased $1.1 million, or .4%, for 2000 compared with 1999. Commercial loans represented 15.2%, 15.6% and 16.9% of total loans outstanding at December 31, 2001, 2000 and 1999, respectively.

Real estate loans include real estate construction loans, commercial real estate loans and residential real estate loans. At December 31, 2001 and 2000, real estate loans totaled $1.34 billion and $1.18 billion, respectively. Real estate loans increased $.16 million, or 13.8%, in 2001. The Corporation achieved increases in the construction and commercial real estate loan categories, while experiencing a slight decrease in residential real estate loans during 2001 due to the change in customer preferences mentioned above. In 2000, the Corporation achieved an increase in all categories of real estate loans.

Real estate loans as a percentage of total loans at December 31, 2001, 2000 and 1999 were 61.4%, 63.7% and 61.3%, respectively.

Real estate construction loans are originated for both business and residential properties. These loans often convert to a real estate mortgage loan at the completion of the construction period. Real estate construction loans have increased slightly over the past three years as a percentage of total loans. At December 31, 2001, they represented 6.3% of the portfolio, compared to 4.8% and 4.3% of total loans at December 31, 2000 and 1999, respectively.

Commercial real estate loans increased $120 million, or 38.1%, during 2001 to $433 million at December 31, 2001. A large portion of this increase was the direct result of acquisitions, which added $69.5 million. At December 31, 2001, 2000 and 1999, commercial real estate loans as a percentage of total loans were 19.9%, 16.9% and 16.6%, respectively.

Residential real estate loans decreased $7 million, or 0.9%, during 2001 to $769 million. At December 31, 2001, 2000 and 1999, residential real estate loans as a percentage of total loans were 35.2%, 42.0% and 40.4%, respectively.

The Corporation's general practice is to sell residential real estate loan originations with maturities of fifteen years and longer in the secondary market. The Corporation sold $342 million of these long-term fixed-rate residential real estate loans during 2001. This compares with $59 million of residential real estate loans sold during 2000. The increase in loans sold was attributable to the lower overall interest rate environment that prevailed throughout 2001.

At December 31, 2001, the Corporation was servicing $433 million of residential mortgage loans that had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market. At December 31, 2000, the Corporation serviced for others approximately $291 million of residential mortgages.

Consumer loans totaled $511 million at December 31, 2001, compared to $383 million at December 31, 2000 and $372 million at December 31, 1999. Consumer loans increased by $128 million, or 33.3%, during 2001 and by $11 million, or 3.0%, during 2000. The increase in 2001 was attributable to the purchases of four branches and BWFC and consumer loan promotions. These promotions were limited time offers of consumer loans at special interest rates to qualifying borrowers. The loan promotions generated new consumer loans of $92 million and $49 million during 2001 and 2000, respectively. The Corporation generally utilizes loan promotions to generate new consumer loans each year. Consumer loans represented 23.4%, 20.7% and 21.8% of total loans outstanding at December 31, 2001, 2000 and 1999, respectively.

Table 5 presents the maturity distribution of commercial and agricultural loans, real estate construction and real estate commercial loans. These loans represented approximately 41.3% of total loans at December 31, 2001 and 37.3% of total loans at December 31, 2000. The percentage of these loans maturing within one year was 35% at December 31, 2001, compared with 42% at December 31, 2000. The percentage of these loans maturing beyond five years remained low at 7% at December 31, 2001, compared to 9% at December 31, 2000. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 4% at December 31, 2001, compared to 14% at December 31, 2000, as customers continued to convert to fixed interest rate loans during 2001.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 5. COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY (Dollars in thousands)

	December 31, 2001 Due In				December 31, 2000 Due In
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	1 Year or Less	1 to 5 Years	Over 5 Years	Total
Loan Maturities:
Commercial and agricultural	$167,664	$150,478	$13,913	$332,055	$155,367	$105,100	$27,504	$287,971
Real estate construction	77,150	51,745	8,605	137,500	44,222	32,854	10,343	87,419
Real estate commercial	73,784	323,923	35,040	432,747	90,604	201,169	21,472	313,245
Total	$318,598	$526,146	$57,558	$902,302	$290,193	$339,123	$59,319	$688,635
Percent of Total	35%	58%	7%	100%	42%	49%	9%	100%

			December 31, 2001			December 31, 2000
Interest Sensitivity:
Above loans maturing after one year which have:
Fixed interest rates			$561,973	96%		$341,087	86%
Variable interest rates			21,731	4		57,355	14
Total			$583,704	100%		$398,442	100%

The continued low percentage of loans maturing within one year is due to the growth in both commercial loans secured by business equipment and real estate commercial loans. Commercial loans secured by business equipment generally have fixed terms of up to five years, while real estate commercial loans are generally written as balloon mortgages at fixed interest rates for balloon time periods ranging from three to eight years.

NONPERFORMING ASSETS

A five-year history of nonperforming assets is presented in Table 6. Nonperforming assets are comprised of loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments, other loans whose terms have been restructured to provide for a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower and repossessed assets and other real estate.

The Corporation's practice is to immediately charge to the allowance for loan losses specifically identified credit losses. This determination is made for each loan at the time of transfer to nonperforming status, after giving consideration to collateral value and the borrower's ability to repay the loan principal. Nonaccrual loans were $6.90 million at December 31, 2001, compared to $7.27 million at December 31, 2000 and $3.08 million at December 31, 1999. Nonaccrual loans as a percentage of total loans were .32% at December 31, 2001, .39% at December 31, 2000 and .18% at December 31, 1999.

Accruing loans past due 90 days or more were $6.18 million at December 31, 2001, compared to $1.41 million at December 31, 2000 and $1.21 million at December 31, 1999. The $4.77 million increase in these loans during 2001 was primarily attributable to the addition of three commercial loans. There were no restructured loans at December 31, 2001. Restructured loans were $.02 million at December 31, 2000 and $.82 million at December 31, 1999.

Total nonperforming loans were $13.08 million, or .60% of total loans, at December 31, 2001, compared to $8.69 million, or .47% of total loans, at December 31, 2000 and $5.11 million, or .30% of total loans, at December 31, 1999. The level and composition of nonperforming loans are affected by economic conditions in the Corporation's local markets.

TABLE 6. NONPERFORMING ASSETS (Dollars in thousands)
	December 31
	2001	2000	1999	1998	1997
Nonaccrual loans*	$ 6,897	$7,268	$3,078	$2,865	$3,084
Accruing loans contractually past due 90 days or
more as to interest or principal payments	6,181	1,406	1,207	1,743	1,993
Restructured loans	-	17	821	-	139
Total nonperforming loans	13,078	8,691	5,106	4,608	5,216
Repossessed assets and other real estate	728	831	328	707	550
Total nonperforming assets	$13,806	$9,522	$5,434	$5,315	$5,766
Nonperforming loans as a percent of total loans	.60%	.47%	.30%	.30%	.36%
Nonperforming assets as a percent of total assets	.40%	.31%	.19%	.19%	.22%

*

Interest income totaling $165,000 was recorded on the nonaccrual loans in 2001. Additional interest income of $790,000 would have been recorded during 2001 on these loans had they been current in accordance with their original terms.

continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 7. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)
	December 31
	2001		2000		1999		1998		1997
Loan Type	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans
Commercial and agricultural	$ 9,562	15.2%	$ 9,320	15.6%	$ 8,423	16.9%	$ 6,819	26.2%	$ 6,369	23.9%
Real estate construction	1,031	6.3	769	4.8	585	4.3	736	3.3	753	3.1
Real estate commercial	5,817	19.9	3,381	16.9	3,047	16.6	2,564	14.1	2,673	12.7
Real estate residential	4,026	35.2	4,882	42.0	4,511	40.4	4,263	35.1	4,641	42.7
Consumer	6,827	23.4	6,196	20.7	7,056	21.8	6,155	21.3	5,746	17.6
Not allocated	3,731		2,335		2,552		5,417		4,954
Total	$30,994	100%	$26,883	100%	$26,174	100%	$25,954	100%	$25,136	100%

NONPERFORMING ASSETS - CONTINUED

The Corporation's policy and related disclosures for impaired loans is as follows. A loan is considered impaired when management determines it is probable that all of the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Impairment losses are included in the provision for loan losses. The Corporation measures impairment on all nonaccrual commercial and real estate commercial loans. Consequently, all commercial and real estate commercial loans identified as impaired are included in the nonaccrual loan category.

At December 31, 2001, the Corporation held four loans that were considered impaired totaling $4.2 million, of which three loans totaling $4.0 million had an impairment allowance of $1.1 million. At December 31, 2000, the Corporation held one impaired loan with a balance of $4.7 million, with an impairment allowance of $1.2 million. At December 31, 1999, the Corporation held three loans that were considered impaired totaling $7.7 million, of which two loans totaling $7.3 million had an impairment allowance of $1.1 million.

PROVISION AND ALLOWANCE
FOR LOAN LOSSES

The provision for loan losses ("provision") is the amount added to the allowance for loan losses ("allowance") to absorb loan losses ("charge-offs") in the loan portfolio. The allowance is maintained at a level considered by management to be adequate to absorb loan losses inherent in the loan portfolio. Management continuously evaluates the allowance to ensure the level is adequate to absorb losses inherent in the loan portfolio. This evaluation is based on a continuous review of the loan portfolio, both individually and by category, and includes consideration of changes in the mix and volume of the loan portfolio, actual loan loss experience, the financial condition of the borrowers, industry and geographical exposures within the portfolio, economic conditions and employment levels of the Corporation's local markets, and special factors affecting business sectors. A formal evaluation of the allowance is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance. The Corporation's loan review personnel, who are independent of the loan origination function, review this evaluation.

The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the remainder of the loan portfolio but that have not been specifically identified. The allowance for loan losses is comprised of specific allowances (assessed for loans that have known credit weaknesses), general allowances based on assigned risk ratings and an unallocated allowance for imprecision in the subjective nature of the specific and general allowance methodology.

The Corporation's loan review personnel perform a detailed credit quality review quarterly on large commercial loans which have deteriorated below certain levels of credit risk. A specific portion of the allowance may be allocated to such loans based upon this review. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. The Corporation establishes the general allowance by the application of projected risk percentages to graded commercial and real estate commercial loans by grade categories. In addition, a portion of the general allowance is allocated to all other loans by loan category, based on a defined methodology which has been in use without material change, for several years. Allocations to loan categories are developed based on historical loss and past due trends, management's

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

judgment concerning those trends and other relevant factors, including delinquency, default, and loss rates, as well as general economic conditions.

The underlying credit quality of the Corporation's residential real estate and consumer loan portfolios is dependent primarily on each borrower's ability to continue to make required loan payments and, in the event a borrower is unable to continue to do so, the value of the collateral, if any, securing the loan. A borrower's ability to pay typically is dependent primarily on employment and other sources of income, which in turn is impacted by general economic conditions, although other factors may also impact a borrower's ability to pay. The evaluation of the appropriate level of the unallocated allowance considers current risk factors that may not be reflected in historical factors used to determine the specific and general allowances. These factors include the volatility of economic conditions. The unallocated reserve is judgmentally determined and generally serves to compensate for the uncertainty in estimating losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over or under-allocation of specific reserves. The unallocated reserve also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, the unallocated reserve considers trends in delinquencies and nonaccrual loans, the changing portfolio mix in terms of collateral, average loan balance, loan growth, the degree of seasoning in the various loan portfolios and loans recently acquired through mergers and acquisitions.

The provision was $2.0 million in 2001, $1.6 million in 2000, and $1.0 million in 1999. The Corporation experienced net loan charge-offs of $1.66 million in 2001, $.88 million in 2000 and $.74 million in 1999. The Corporation's allowance was $31 million at December 31, 2001 and represented 1.42% of total loans, compared to 1.45% at December 31, 2000 and 1.53% at December 31, 1999.

The allocation of the allowance in Table 7 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan charge-offs without regard to the categories in which the loan losses are classified. During 2001, there were no significant changes in loan quality or mix. Accordingly, the allocation of the allowance was consistent on a percentage basis with prior years.

NONINTEREST INCOME

Noninterest income totaled $31.9 million in 2001, $25.5 million in 2000 and $24.2 million in 1999. Noninterest income increased $6.4 million, or 25.0%, in 2001 and $1.3 million, or 5.2%, in 2000 over the prior year. Noninterest income as a percentage of net revenue was 19.4% in 2001, compared to 17.8% in 2000.

The following schedule includes the major components of noninterest income during the past three years.

Noninterest Income (In thousands)
	Years Ended December 31
	2001	2000	1999
Service charges on deposit accounts	$10,838	$10,133	$ 8,600
Trust services revenue	6,544	6,865	6,236
Other fees for customer services	2,291	2,437	2,318
ATM network user fees	2,458	2,184	1,987
Investment fees and insurance commissions	2,198	1,715	1,571
Mortgage loan sales and servicing income	6,370	1,704	2,275
Investment securities gains (losses)	530	(58)	320
Other	644	515	913
Total Noninterest Income	$31,873	$25,495	$24,220

The Corporation realized increases in six categories of noninterest income, with the increase in mortgage banking revenue accounting for the majority of the increase. Mortgage banking revenue was up $4.7 million, or 274%, to $6.4 million, as customers took advantage of the lower interest rate environment on long-term fixed rate mortgages to either refinance their existing mortgages or purchase new homes.

The Corporation generally sells the majority of its long-term fixed interest rate residential real estate loan originations in the secondary mortgage market, as part of its interest rate risk management strategy. During 2001, the Corporation sold $342 million of residential real estate loans in the secondary market, compared to $59 million in 2000. The increase in sold loans in 2001 was mainly due to the declining interest rate environment. During 2001, the prime interest rate declined from 9.50% on January 1, 2001 to 4.75% on December 31, 2001. In comparison, the higher mortgage rates of 2000 prompted customers to select balloon mortgage products, which mature in three to eight year increments as selected by the customer. As balloon mortgages are generally not sold in the secondary market, mortgage loan sales and servicing income was significantly lower in 2000.

Noninterest income from service charges on deposit accounts was $10.8 million in 2001, $10.1 million in 2000 and $8.6 million in 1999. The increases of $.7 million, or 7.0%, in 2001 and $1.5 million, or 17.8%, in 2000 were primarily attributable to increases in fees assessed for services provided.

Trust services revenue was $6.5 million in 2001, $6.9 million in 2000 and $6.2 million in 1999. Trust revenue decreased $.4 million, or 4.7%, in 2001, as the slowing economy impacted the assets under management valuations, on which the calculations of management fees are based. The increase in 2000 reflects an expanded customer base and growth in assets under management.

continued on next page
13

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

NONINTEREST INCOME - CONTINUED

Noninterest income from all other sources, which includes other fees for customer services, ATM network user fees, investment fees and insurance commissions, net investment securities gains and losses and other was $8.1 million in 2001, $6.8 million in 2000 and $7.1 million in 1999. The increase of $1.3 million, or 19.5%, in 2001 was primarily attributable to both an increase in the fees assessed and an increase in the volume of services provided.

OPERATING EXPENSES

Total operating expenses were $94.6 million in 2001, $78.3 million in 2000, and $74.5 million in 1999.

The following schedule includes the major categories of operating expenses during the past three years.

Operating Expenses (Dollars in thousands)
	Years Ended December 31
	2001	2000	1999
Salaries	$38,956	$36,156	$34,838
Employee benefits	9,302	9,316	8,371
Occupancy	6,898	6,414	6,184
Equipment	7,722	6,405	5,744
Postage and courier	2,154	2,034	1,960
Stationery and supplies	1,800	1,846	1,953
Professional fees	3,886	3,995	3,460
Michigan single business tax	2,036	1,425	1,693
Advertising, marketing, and public relations	1,865	1,522	1,919
Intangible asset amortization	3,325	2,162	1,939
Telephone	1,718	1,562	1,424
Merger and restructuring expenses	9,167	-	-
Federal Deposit Insurance Corporation (FDIC) premiums	485	493	310
Other	5,283	4,964	4,751
Total Operating Expenses	$94,597	$78,294	$74,546
Full-time equivalent staff (at December 31)	1,427	1,278	1,311
Efficiency ratio(1)	52%	55%	54%
(1)	Total operating expenses, excluding merger and restructuring expenses of $9.2 million in 2001, divided by the sum of net interest income (FTE) and noninterest income.

The Corporation's efficiency ratio, defined as total operating expenses, excluding merger and restructuring expenses of $9.2 million in 2001, divided by the sum of net interest income (FTE) and noninterest income, was 52% in 2001, 55% in 2000 and 54% in 1999. The Corporation's efficiency ratio ranked favorably when compared to its Federal Reserve Bank peer group for each of the past three years.

Total operating expense as a percentage of total average assets was 2.94% in 2001, compared to 2.61% in 2000. Excluding the $9.2 million of merger and restructuring expenses, total operating expense as a percentage of total average assets was 2.65% in 2001.

Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $48.3 million in 2001, $45.5 million in 2000 and $43.2 million in 1999. The 6.1% increase in total personnel costs for 2001 over 2000 was due in part to the staff added as a result of the purchase of four branches in July and the purchase of BWFC in September. Personnel expenses as a percentage of total operating expenses were 51.0% in 2001 (56.5%, excluding the $9.2 million of merger and restructuring expenses from total operating expenses), 58.1% in 2000 and 58.0% in 1999.

Occupancy and equipment expenses totaled $14.6 million in 2001, $12.8 million in 2000 and $11.9 million in 1999. The increase in occupancy and equipment expenses of $1.8 million, or 14.0%, was primarily due to increased costs associated with the branch and bank purchases made during 2001.

Other categories of operating expenses include a wide array of expenses, including postage, supplies, professional fees, Michigan single business tax, advertising and marketing expenses, intangible asset amortization, telephone costs, FDIC premiums and miscellaneous other expenses. These other operating expenses, excluding the $9.2 million of merger and restructuring expenses, were $22.5 million in 2001, $20.0 million in 2000 and $19.4 million in 1999. The increase in these expenses in 2001 was partially attributable to increased costs due to the branch and bank purchases.

INCOME TAXES

The Corporation's effective federal income tax rate was 34.6% in 2001, 32.6% in 2000 and 32.8% in 1999. The changes in the Corporation's effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, nondeductible interest expense and other nondeductible expenses relative to pretax income. The increase in the effective rate in 2001, as compared to 2000, was primarily due to the nondeductible portion of the $9.2 million of merger and restructuring expense incurred during 2001.

Tax-exempt income (FTE), net of related nondeductible interest expense, totaled $7.4 million for 2001 and $8.1 million for 2000 and 1999. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 3.3%, 3.8% and 3.9% in 2001, 2000 and 1999, respectively.

Income before income taxes (FTE) was $67.75 million in 2001, $63.13 million in 2000 and $62.83 million in 1999.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 8. MATURITIES AND YIELDS* OF INVESTMENT SECURITIES AT DECEMBER 31, 2001 (Dollars in thousands)
	Maturity**
	Within One Year		After One but Within Five Years		After Five but Within Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Treasury and agencies	$145,106	6.25%	$392,709	4.90%	$ 4,090	6.77%
States of the U.S. and
political subdivisions	260	4.61	9,589	6.01	7,770	5.44
Mortgage-backed securities	-	-	16,093	5.26	9,881	5.95
Other debt securities	4,559	5.06	46,859	5.90	-	-
Equity securities	-	-	-	-	-	-
Total Investment Securities
Available for Sale	149,925	6.21	465,250	5.03	21,741	5.92

Held to Maturity:
U.S. Treasury and agencies	67,271	6.36	58,189	4.78	-	-
States of the U.S. and
political subdivisions	6,638	6.57	21,084	7.23	12,269	8.37
Mortgage-backed securities	8	6.75	247	8.26	980	8.97
Other debt securities	5,978	7.17	12,212	7.07	2,054	7.25
Total Investment Securities
Held to Maturity	79,895	6.44	91,732	5.66	15,303	8.26
Total Investment Securities	$229,820	6.29%	$556,982	5.14%	$37,044	6.89%

	After Ten Years		Total Carrying Value		Total Market Value
	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Treasury and agencies	-	-	$541,905	5.27%	$541,905
States of the U.S. and
political subdivisions	$ 5,692	5.40%	23,311	5.66	23,311
Mortgage-backed securities	71,181	6.09	97,155	5.94	97,155
Other debt securities	-	-	51,418	5.83	51,418
Equity securities	17,594	5.71	17,594	5.71	17,594
Total Investment Securities
Available for Sale	94,467	5.98	731,383	5.42	731,383

Held to Maturity:
U.S. Treasury and agencies	-	-	125,460	5.63	128,375
States of the U.S. and
political subdivisions	2,888	7.84	42,879	7.49	43,921
Mortgage-backed securities	9,939	7.55	11,174	7.69	11,763
Other debt securities	1,135	7.25	21,379	7.12	22,153
Total Investment Securities
Held to Maturity	13,962	7.59	200,892	6.30	206,212
Total Investment Securities	$108,429	6.19%	$932,275	5.61%	$937,595
*Yields are weighted by amount and time to contractual maturity, are on a taxable equivalent basis using a 35% federal income tax rate and are based on amortized cost.
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

During the three-year period ended December 31, 2001, the parent company's primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations or impede its ability to manage its liquidity needs. As of January 1, 2002, the Corporation's bank subsidiaries could pay dividends totaling $36.4 million to the parent company and remain "well capitalized" under the regulatory "risk-based" capital guidelines, without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $37.8 million in invested cash at December 31, 2001.

The subsidiary banks manage liquidity to ensure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks' most readily available sources of liquidity are federal funds sold, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. At December 31, 2001, the Corporation held $86.8 million in federal funds sold, $731.4 million in investment securities available for sale and $79.9 million in other investment securities maturing within one year. These short-term assets represented approximately 32.2% of total deposits at December 31, 2001.

The Corporation's investment portfolio has historically been composed primarily of U.S. Treasury and Agency securities, comprising 72%, 72% and 77% of the investment portfolio at December 31, 2001, 2000 and 1999, respectively. The Corporation's investment securities portfolio historically has been very short-term in nature. At December 31, 2001, $229.8 million, or 24.7%, of the Corporation's investment securities portfolio will mature during 2002, and another $207.7 million, or 22.2%, of the investment securities portfolio will mature during 2003. The combination of the 2002 and 2003 scheduled maturities results in 46.9% of the Corporation's investment securities portfolio maturing within two years as of December 31, 2001. Information about the Corporation's investment securities portfolio is summarized in Tables 8, 9 and 10.

continued on next page

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 9. SUMMARY OF INVESTMENT SECURITIES (In thousands)
	December 31
	2001	2000	1999
Available for Sale:
U.S. Treasury and agencies	$541,905	$476,915	$484,338
States of the U.S. and
political subdivisions	23,311	21,849	20,455
Mortgage-backed securities	97,155	97,874	86,788
Other debt securities	51,418	32,413	27,528
Equity securities	17,594	12,422	10,802
Total Available for Sale	731,383	641,473	629,911
Held to Maturity:
U.S. Treasury and agencies	125,460	152,519	201,279
States of the U.S. and
political subdivisions	42,879	46,509	43,157
Mortgage-backed securities	11,174	15,352	11,690
Other debt securities	21,379	19,629	5,003
Total Held to Maturity	200,892	234,009	261,129
Total Investment Securities	$932,275	$875,482	$891,040

TABLE 10. MATURITY ANALYSIS OF INVESTMENT SECURITIES
(as a % of total portfolio)
	December 31
	2001	2000	1999
Maturity:
Under 1 year	24.7%	23.9%	37.6%
1-5 years	59.7	54.8	43.2
5-10 years	4.0	10.0	9.7
Over 10 years	11.6	11.3	9.5
Total	100%	100%	100%

LIQUIDITY AND INTEREST SENSITIVITY - CONTINUED

Table 11 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Time deposits of $100,000 or more and the percentage of these deposits to total deposits have remained relatively stable during the past three years. These deposits decreased slightly during 2001 to $208.6 million at December 31, 2001, from $216.0 million at December 31, 2000. These deposits represented 7.5%, 8.8% and 8.6% of total deposits at December 31, 2001, 2000 and 1999, respectively. The percentage of time deposits of $100,000 or more with a maturity of less than three months was 46% at December 31, 2001, 59% at December 31, 2000 and 52% at December 31, 1999. The decrease in short-term time deposits and the increase in those maturing after 12 months was partially attributable to brokered deposits acquired through the acquisition of BWFC. BWFC utilized brokered time deposits for funding purposes. The Corporation has not historically utilized these deposits as a source of liquidity, and therefore it is able to invest the funds generated from these deposits in investments of similar maturity.

The management of net interest income must address two objectives. It must consider the liquidity needs of the Corporation and interest rate risk. One of the Corporation's market risk exposures is interest rate risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Corporation's net interest income is largely dependent upon the effective management of interest rate risk. Interest rate risk arises in the normal course of the Corporation's business due to differences in the repricing and maturity characteristics of interest rate sensitive assets and liabilities. Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities.

Interest rate sensitivity is determined by the amount of interest-earning assets and interest-bearing liabilities repricing within a specific time period and the magnitude by which interest rates change on the various types of interest-earning assets and interest-bearing liabilities. The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest rate sensitivity management aims at achieving reasonable stability in both net interest income and the net interest margin through periods of changing interest rates. The Corporation's goal is to avoid a significant decrease in net interest income and thus an adverse impact on the profitability of the Corporation in periods of changing interest rates. It is necessary to analyze projections of net interest income based upon the repricing characteristics of the Corporation's interest-earning assets and interest-bearing liabilities and the varying magnitude by which interest rates may change on loans, investment securities and interest-bearing deposit accounts. The Corporation's interest rate sensitivity is managed through policies and risk limits approved by the boards of directors of the Corporation and its subsidiary banks, and an Asset and Liability Committee (ALCO). The ALCO, which is comprised of executive management from various areas of the Corporation, including finance, lending, investments and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to maintain the Corporation's interest rate risk at prudent levels to provide the maximum level of net interest income and minimal impact on earnings from major interest rate changes. The Corporation has not used interest rate swaps or other derivative financial instruments in the management of interest rate risk, other than mandatory forward commitments utilized to partially offset the interest rate risk of interest rate lock commitments on unfunded residential mortgage loans. The Corporation did not have a trading portfolio as of December 31, 2001.

The primary technique utilized by the Corporation to measure its interest rate risk is simulation analysis. Simulation analysis forecasts the effects on the balance sheet structure and net interest income under a variety of scenarios that incorporate changes in interest rates, changes in the shape of the Treasury yield curve, changes in interest rate relationships, changes in asset and liability mix and loan prepayments.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

TABLE 11. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in thousands)
	December 31
	2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent
Maturity:
Within 3 months	$ 96,319	46%	$128,343	59%	$106,659	52%
After 3 but within 6 months	32,726	16	47,637	22	42,937	21
After 6 but within 12 months	32,971	16	27,008	13	32,312	16
After 12 months	46,546	22	13,056	6	21,519	11
Total	$208,562	100%	$216,044	100%	$203,427	100%

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

Management performed various simulation analyses throughout 2001. The Corporation's interest rate sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. The Corporation then compares various simulation analysis results to the constant interest rate forecast. As of December 31, 2001 and 2000, the Corporation projected the change in net interest income during the next twelve months assuming all market interest rates were to uniformly and gradually increase or decrease by up to 200 basis points over the same time period. These projections were based on the Corporation's assets and liabilities remaining static over the next twelve months, while factoring in residential mortgage loan and certain consumer loan prepayments. Mortgage loan prepayment assumptions were developed from industry averages of prepayment speeds, adjusted for the historical prepayment performance of the Corporation's own loans. The Corporation's forecasted net interest income sensitivity is monitored by the ALCO within established limits as defined in the interest rate risk limit policy. Throughout 2001, the forecasted interest rate risk exposure was within the Corporation's established policy limits.

Summary information about the interest rate risk measures, as described above, at December 31, 2001 and December 31, 2000 is presented below:

Year-End 2001 Twelve Month Projection
Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200
Percent change in net interest income vs. constant rates	4.8%	2.5%	-	(1.7)%	(2.9)%

Year-End 2000 Twelve Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200
Percent change in net interest income vs. constant rates	2.7%	1.3%	-	(1.3)%	(2.4)%

In the normal course of its mortgage loan origination activity, the Corporation issues mortgage commitments with an interest rate lock. The Corporation limits its interest rate risk on the unfunded mortgage commitments through the use of mandatory forward commitments to sell these loans.

The Corporation's exposure to market risk for these unfunded commitments and related mandatory forward derivative instruments is not significant. The impact on net income for the year ended December 31, 2001 for these derivative instruments was not material.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

CAPITAL

Capital provides the foundation for future growth and expansion. Shareholders' equity was $389.5 million at December 31, 2001, an increase of $31.5 million, or 8.8%, from total shareholders' equity at December 31, 2000. The increase in 2001 was derived primarily from earnings retention of $22.1 million and a positive change in the unrealized gain, net of taxes, on investment securities available for sale of $8.4 million.

The ratio of shareholders' equity to total assets was 11.2% at December 31, 2001, compared to 11.7% at December 31, 2000 and 11.3% at December 31, 1999. The Corporation's tangible equity ratio was 10.1%, 11.1% and 10.7% at December 31, 2001, 2000 and 1999, respectively. The slight decline in these ratios during 2001 was due to the branch and bank purchases.

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

The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board at December 31, 2001, as shown in the following table.
	Leverage	Risk-Based Capital Ratios
	Ratio	Tier 1	Total
Chemical Financial Corporation's capital ratios	10%	16%	17%

Regulatory capital ratios - "well capitalized" definition	5	6	10

Regulatory capital ratios - minimum requirements	3	4	8

The Corporation's Tier 1 and Total regulatory capital ratios are significantly above the regulatory minimum and "well capitalized" levels due to the Corporation holding $326 million of investment securities and other assets which are assigned a 0% risk rating, $790 million of investment securities and other assets which are assigned a 20% risk rating, and $888 million of loans secured by first liens on residential real estate properties and other assets which are assigned a 50% risk rating. These three categories of assets represented 57% of the Corporation's total assets at December 31, 2001.

At December 31, 2001, all of the Corporation's bank subsidiaries exceeded the minimum capital ratios required of a "well-capitalized" institution, as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991.

OUTLOOK

The Corporation's philosophy is that it intends to be a "family" of community banks, which operate under the direction of a Corporate board of directors, a holding company management team, and regional bank and community advisory boards of directors. The Corporation is committed to the community banking philosophy. The consolidation of its subsidiary banks into three during 2001 did not change the Corporation's strategy of operating with local decision makers who are community minded. The Corporation remains committed to the communities it serves. Community bank advisory boards of directors have been established in the eleven communities where the legal bank charter was merged into a regional subsidiary bank. The purpose of these internal consolidations was to provide the Corporation with operating efficiencies.

The Corporation strives to remain a quality sales and service organization and is dedicated to sustained profitability through the preservation of the community banking concept in an ever-changing and increasingly competitive environment.

The Corporation believes it has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. This strategy resulted in an increase in net operating income per share of 22.1% over the prior year and a return on assets (based on net operating income) of 1.55% during 2001.

M A N A G E M E N T ' S D I S C U S S I O N A N D A N A L Y S I S

REGULATORY MATTERS	OTHER MATTERS

The Gramm-Leach-Bliley Act of 1999 ("Act") eliminated many Federal and state law barriers to affiliations among banks, securities firms, insurance companies, and other financial service providers. Companies engaged primarily in insurance activities or securities activities are permitted to acquire banks and bank holding companies such as the Corporation and vice versa.

The Act provides for a more efficient means for financial institutions to offer products and services by creating a "financial holding company," or "FHC." Banks, securities firms, and insurance companies can affiliate within the FHC structure to offer a broad range of financial products and services. The Corporation became an FHC during 2000.

The legislation is expected, in time, to alter the competitive landscape of the product markets served by the Corporation and may, in the future, also increase the Corporation's competition to include larger, more diversified financial companies.

The Act requires financial institutions to annually disclose their privacy policy to all customers and provides protections to customers against the transfer and use of nonpublic personal information by financial institutions.

This discussion and analysis of financial condition and results of operations, and other sections of this Annual Report, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "judgment," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, certain statements under the captions "Liquidity and Interest Sensitivity" and "Regulatory Matters" are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy and the local and global effects of the terrorist acts of September 11, 2001 and the ongoing war on terrorism. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
	2001	2000	1999
	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$161,422	$146,910	$131,596
Interest on investment securities:
Taxable	49,184	52,667	52,255
Tax-exempt	3,359	3,572	3,548
Total interest on securities	52,543	56,239	55,803
Interest on federal funds sold	4,604	7,092	3,987
Interest on deposits with unaffiliated banks	681	623	979
TOTAL INTEREST INCOME	219,250	210,864	192,365
INTEREST EXPENSE
Interest on deposits	79,227	85,203	73,743
Interest on Federal Home Loan Bank borrowings	7,285	6,526	4,630
Interest on other borrowings - short term	2,670	4,227	2,488
TOTAL INTEREST EXPENSE	89,182	95,956	80,861
NET INTEREST INCOME	130,068	114,908	111,504
Provision for loan losses	2,004	1,587	963
NET INTEREST INCOME after provision for loan losses	128,064	113,321	110,541
NONINTEREST INCOME
Service charges on deposit accounts	10,838	10,133	8,600
Trust services revenue	6,544	6,865	6,236
Other charges and fees for customer services	6,947	6,336	5,876
Mortgage banking revenue	6,370	1,704	2,275
Other	1,174	457	1,233
TOTAL NONINTEREST INCOME	31,873	25,495	24,220
OPERATING EXPENSES
Salaries, wages and employee benefits	48,258	45,472	43,209
Occupancy	6,898	6,414	6,184
Equipment	7,722	6,405	5,744
Merger and restructuring expenses	9,167	-	-
Other	22,552	20,003	19,409
TOTAL OPERATING EXPENSES	94,597	78,294	74,546
INCOME BEFORE INCOME TAXES	65,340	60,522	60,215
Federal income taxes	22,617	19,721	19,756
NET INCOME	$ 42,723	$ 40,801	$ 40,459

NET INCOME PER SHARE
Basic	$1.90	$1.82	$1.78
Diluted	1.89	1.81	1.77

CASH DIVIDENDS PER SHARE	.91	.84	.76

See notes to consolidated financial statements.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (In thousands)

	December 31
	2001	2000
ASSETS
Cash and demand deposits due from banks	$ 150,546	$ 139,205
Federal funds sold	86,800	108,325
Interest-bearing deposits with unaffiliated banks	40,591	5,083
Investment securities:
Available for sale (at estimated market value)	731,383	641,473
Held to maturity (estimated market value - $206,212 in 2001 and
$236,960 in 2000)	200,892	234,009
Total investment securities	932,275	875,482

Loans	2,182,541	1,848,630
Less: Allowance for loan losses	30,994	26,883
Net loans	2,151,547	1,821,747

Premises and equipment	42,397	37,219
Intangible assets	42,615	21,482
Accrued income and other assets	41,535	38,845
TOTAL ASSETS	$3,488,306	$3,047,388

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 460,619	$ 401,938
Interest-bearing	2,328,905	2,041,217
Total deposits	2,789,524	2,443,155
Interest payable and other liabilities	22,849	25,066
Federal Home Loan Bank borrowings	167,893	116,806
Other borrowings - short term	118,584	104,451
Total liabilities	3,098,850	2,689,478
Shareholders' equity:
Common stock, $1 par value
Authorized - 30,000 shares
Issued and outstanding - 22,514 shares at December 31, 2001
and 21,399 shares at December 31, 2000	22,514	21,399
Surplus	290,656	258,371
Unearned stock incentive plan	-	(515)
Retained earnings	64,792	75,524
Accumulated other comprehensive income	11,494	3,131
Total shareholders' equity	389,456	357,910
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,488,306	$3,047,388

See notes to consolidated financial statements.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2001	2000	1999
	(In thousands)
OPERATING ACTIVITIES
Net income	$ 42,723	$ 40,801	$ 40,459
Adjustments to reconcile net income
to net cash provided by operating activities:
Provision for loan losses	2,004	1,587	963
Stock incentive expense	515	208	206
Gains on sales of loans	(4,973)	(887)	(1,489)
Proceeds from loan sales	347,083	60,305	98,992
Loans originated for sale	(389,153)	(59,292)	(93,945)
Investment securities (gains) losses	(530)	58	(320)
Provision for depreciation and amortization	8,460	6,775	6,213
Gain on sale of branch office land	-	-	(236)
Net amortization of investment securities	1,583	339	2,712
Net increase in accrued income and other assets	(3,254)	(4,461)	(5,202)
Net increase (decrease) in interest payable and other liabilities	(2,095)	(821)	5,975
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,363	44,612	54,328

INVESTING ACTIVITIES
Cash and cash equivalents resulting from acquisitions	(27,775)	-	-
Securities available for sale:
Proceeds from maturities, calls and principal reductions	234,199	248,879	342,763
Proceeds from sales	68,254	34,118	18,486
Purchases	(386,101)	(274,910)	(329,034)
Securities held to maturity:
Proceeds from maturities, calls and principal reductions	84,099	133,277	108,031
Purchases	(46,474)	(111,485)	(103,998)
Net increase in loans	(284,340)	(139,202)	(183,486)
Proceeds from sale of branch office land	-	-	276
Purchases of premises and equipment	(10,313)	(5,715)	(7,070)
NET CASH USED IN INVESTING ACTIVITIES	(368,451)	(115,038)	(154,032)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
NOW accounts and savings accounts	261,944	16,283	(13,157)
Net increase in certificates of deposit and other time deposits	84,425	72,216	17,700
Proceeds of Federal Home Loan Bank (FHLB) borrowings	96,725	70,000	67,700
Repayment of FHLB borrowings	(45,638)	(64,219)	(14,153)
Net increase in other borrowings - short term	14,133	21,679	11,331
Cash dividends paid	(20,577)	(19,053)	(17,871)
Proceeds from directors' stock purchase plan	187	303	278
Proceeds from exercise of stock options	484	1,484	1,627
Repurchases of common stock	(271)	(4,179)	(13,749)
NET CASH PROVIDED BY FINANCING ACTIVITIES	391,412	94,514	39,706
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25,324	24,088	(59,998)
Cash and cash equivalents at beginning of year	252,613	228,525	288,523
CASH AND CASH EQUIVALENTS AT END OF YEAR	$277,937	$252,613	$228,525

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, FHLB borrowings
and other borrowings - short term	$ 93,471	$ 94,875	$ 80,981
Federal income taxes paid	25,232	21,788	16,620

See notes to consolidated financial statements.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Years Ended December 31, 2001, 2000 and 1999
	Common Stock	Surplus	Unearned Stock Incentive Plan	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

BALANCES AT JANUARY 1, 1999	$20,891	$246,748	$(903)	$57,529	$ 4,785	$329,050
Comprehensive income:
Net income for 1999	-	-	-	40,459	-	-
Net change in unrealized gains
(losses) on securities available
for sale, net of tax of $(3,718)	-	-	-	-	(10,623)	-
Comprehensive income	-	-	-	-	-	29,836
Cash dividends paid of $.76 per share	-	-	-	(17,871)	-	(17,871)
Shares issued - stock options	50	317	-	-	-	367
Shares issued - directors' stock
purchase plan	9	290	-	-	-	299
Shares earned under stock incentive
plan	-	-	180	-	-	180
Shares issued - dividend reinvestment
plan	-	1,286	-	-	-	1,286
Repurchase of shares	(131)	(13,618)	-	-	-	(13,749)
BALANCES AT DECEMBER 31, 1999	20,819	235,023	(723)	80,117	(5,838)	329,398
Stock dividend - 5%	671	25,670	-	(26,341)	-	-
Comprehensive income:
Net income for 2000	-	-	-	40,801	-	-
Net change in unrealized gains
(losses) on securities available
for sale, net of tax of $3,139	-	-	-	-	8,969	-
Comprehensive income	-	-	-	-	-	49,770
Cash dividends paid of $.84 per share	-	-	-	(19,053)	-	(19,053)
Shares issued - stock options	26	242	-	-	-	268
Shares issued - directors' stock
purchase plan	9	273	-	-	-	282
Shares earned under stock incentive
plan	-	-	208	-	-	208
Shares issued - dividend reinvestment
plan	-	1,216	-	-	-	1,216
Repurchase of shares	(126)	(4,053)	-	-	-	(4,179)
BALANCES AT DECEMBER 31, 2000	21,399	258,371	(515)	75,524	3,131	357,910
Stock dividend - 5%	1,072	31,806	-	(32,878)	-	-
Comprehensive income:
Net income for 2001	-	-	-	42,723	-	-
Net change in unrealized gains
(losses) on securities available
for sale, net of tax of $2,927	-	-	-	-	8,363	-
Comprehensive income	-	-	-	-	-	51,086
Cash dividends paid of $.91 per share	-	-	-	(20,577)	-	(20,577)
Shares issued - stock options	41	443	-	-	-	484
Shares issued - directors' stock
purchase plan	13	296	-	-	-	309
Shares earned under stock incentive
plan	-	-	515	-	-	515
Repurchase of shares	(11)	(260)	-	-	-	(271)
BALANCES AT DECEMBER 31, 2001	$22,514	$290,656	$ -	$64,792	$11,494	$389,456

See notes to consolidated financial statements.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Chemical Financial Corporation ("Corporation") and its subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates. Significant accounting policies of the Corporation and its subsidiaries are described below:

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

Loans:
Loans are stated at their principal amount outstanding. Loan fees related to loans outstanding are deferred. The amount deferred is reported as part of loans and is recognized as interest income over the term of the loan using the level yield method.

Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. Loan interest income is recognized on the accrual basis. A loan is placed in the nonaccrual category when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection, or earlier, when in the opinion of management, there is sufficient reason to doubt the collectibility of future principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed in nonaccrual status. The subsequent recognition of interest income on a nonaccrual loan is then recognized only to the extent cash is received and where future collection of principal is probable. Loans are returned to accrual status when principal and interest payments are brought current and collectibility is no longer in doubt. Interest income on restructured loans is recognized according to the terms of the restructure, subject to the above described nonaccrual policy.

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

A loan is considered to be impaired when it is probable that payment of principal and interest will not be made in accordance with the contractual terms of the loan agreement. Commercial loans and commercial real estate loans are evaluated individually for impairment. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. A portion of the allowance for loan losses may be allocated to impaired loans.

Allowance for Loan Losses:
The allowance for loan losses is maintained at a level that, in management's judgment, is considered to be adequate to provide for possible loan losses inherent in the loan portfolio. The Corporation maintains formal policies and procedures to monitor and control credit risk. Management's evaluation of the adequacy of the allowance is based on a continuing review of the loan portfolio, actual loan loss experience, risk characteristics of the loan portfolio, the level and composition of nonperforming loans, the financial condition of the borrowers, balance of the loan portfolio, loan growth, economic conditions and employment levels of the Corporation's local markets, and special factors affecting specific business sectors.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

This evaluation involves a high degree of uncertainty. Loans that are considered uncollectible are charged-off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance. While the Corporation allocates portions of the allowance for specific problem loans and to specific loan categories, the entire allowance is available for any loan losses that occur.

Mortgage Banking Operations:
The origination of mortgage loans is an integral component of the business of the Corporation. The Corporation generally sells its originations of longer-term fixed interest rate residential mortgage loans in the secondary market. Gains and losses on the sales of loans are determined using the specific identification method. These longer-term fixed interest rate residential mortgage loans are generally held for thirty days or less, and book value approximates market value. The Corporation sells mortgage loans in the secondary market on either a servicing retained or released basis. Loans held for sale are carried at the lower of cost or market on an individual basis.

The Corporation accounts for mortgage servicing rights in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). SFAS 140 requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans which are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the mortgage loans sold. The Corporation amortizes mortgage servicing rights in proportion to, and over the life of, the estimated net future servicing income and performs a periodic evaluation of the fair market value of the mortgage servicing rights. Any impairment of mortgage servicing rights is recognized as a valuation allowance. Servicing income is recognized in noninterest income when received and expenses are recognized when incurred.

Premises and Equipment:
Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the estimated useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 35 years for buildings and 3 to 7 years for equipment.

A summary of premises and equipment at December 31 follows:
	2001	2000
	(In thousands)
Bank premises	$55,695	$49,574
Equipment	30,712	28,100
	86,407	77,674
Less: Accumulated depreciation	44,010	40,455
Total	$42,397	$37,219

Intangible Assets:
Intangible assets consist of goodwill, core deposit intangibles and mortgage servicing rights. Goodwill, which represents the excess of cost over the fair value of identifiable tangible and intangible assets, originated through purchase acquisitions, consummated prior to July 1, 2001, is amortized on a straight-line basis over periods between fifteen and twenty years. Core deposit intangibles are being amortized over periods between five and fifteen years.

Goodwill was $28.0 million and $12.0 million and core deposit intangibles were $11.8 million and $7.9 million at December 31, 2001 and 2000, respectively. The increase in goodwill during 2001 was related to the purchase acquisitions of BWFC and four branches. See Note B for additional information.

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

Other Borrowings - Short Term:
Other borrowings - short term consist primarily of securities sold under agreements to repurchase which represent amounts advanced by customers, and are secured by investment securities owned, as they are not covered by FDIC insurance.

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

Earnings Per Share:
Basic and diluted earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). All earnings per share amounts for all periods presented conform to the requirements of SFAS 128. Basic earnings per share for the Corporation is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share for the Corporation is computed by continued on next page

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

dividing net income by the sum of the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents outstanding during the period.

The Corporation's common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock option plans, using the treasury stock method. The following table summarizes the number of shares used in the denominator of the basic and diluted earnings per share computations for the years ended December 31:
	2001	2000	1999
Denominator for
basic earnings per share	22,501,108	22,447,364	22,679,783

Denominator for
diluted earnings per share	22,563,521	22,514,984	22,831,819

Comprehensive Income:
Comprehensive income of the Corporation includes net income and an adjustment to equity for unrealized gains and losses on investment securities available for sale, net of income taxes, as required under Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). The Corporation displays comprehensive income as a component in the consolidated statements of changes in shareholders' equity.

Operating Segment:
It is management's opinion that the Corporation operates in a single operating segment - commercial banking. The Corporation is a financial holding company that operates three commercial banks, a data processing company, a property and casualty insurance company and a title insurance company, each as a separate direct subsidiary of the Corporation. The Corporation's commercial bank subsidiaries operate as community banks and offer a full range of commercial banking and fiduciary products and services to the residents and business customers in their geographical market areas. The products and services offered by the commercial bank subsidiaries are generally consistent throughout the Corporation, as generally is the pricing of these products and services. These services include personal and business checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit services, automated teller machines, access to insurance and investment products, money transfer services, corporate and personal trust services and other banking services. Each of the Corporation's commercial bank subsidiaries operates within the state of Michigan. The marketing of products and services by the Corporation's subsidiary banks is generally uniform, as some of the markets served by the subsidiaries overlap. The distribution of products and services is uniform throughout the Corporation's commercial bank subsidiaries and is achieved primarily through retail branch banking offices, automated teller machines and electronically accessed banking products. The commercial bank subsidiaries are state chartered commercial banks and operate under the same banking regulations. The data processing subsidiary primarily performs data processing functions for the Corporation's commercial bank subsidiaries.

The Corporation's primary sources of revenues are from its loan products and investment securities. The following table summarizes the Corporation's revenue from its specific loan products for the years ended December 31:
	2001	2000	1999
	(In thousands)
Interest income and fee revenue:
Commercial and agricultural	$ 24,922	$ 23,228	$ 22,969
Real estate construction	8,095	6,018	4,204
Real estate commercial	30,946	28,009	22,921
Real estate residential	60,224	58,844	53,602
Consumer	37,235	30,811	27,900
Total	$161,422	$146,910	$131,596

Common Stock:
On December 21, 2001, the Corporation paid a 5% stock dividend. All per share data and share amounts, where applicable, included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect the stock dividend.

Business Combinations:
For acquisitions accounted for as pooling of interests combinations, the historical consolidated financial statements are restated to include the accounts and results of operations as though the entity had always been a subsidiary of the Corporation. In compliance with Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) issued June 2001, the pooling of interests method will no longer be used for acquisitions initiated after June 30, 2001. For acquisitions prior to June 30, 2001, where the purchase method of accounting has been utilized, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is accreted or amortized into income for the remaining lives of the relevant assets and liabilities. Goodwill representing the excess cost over the net book value of identifiable assets acquired is amortized on a straight-line basis over periods ranging from 15 to 20 years.

For acquisitions after June 30, 2001, as required by SFAS 141 and SFAS 142, goodwill and intangible assets with indefinite
26

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

lives are capitalized and no amortization is recorded.

Beginning January 1, 2002, for purchase transactions, as required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), issued June 2001, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS 142. Other intangible assets will continue to be amortized over their useful lives. Core deposit intangible assets are amortized over periods ranging from 5 to 10 years and are amortized on either a straight-line or accelerated basis dependent upon the estimated useful lives of those assets.

Reclassification:
Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform with the 2001 presentation.

NOTE B - ACQUISITIONS AND
CONSOLIDATIONS

During the three years ended December 31, 2001, the Corporation made the following acquisitions and consolidations:

On July 9, 1999, the Corporation acquired two branch banking offices located in Standish and Linwood, Michigan, from National City Bank of Michigan/Illinois. The branch acquired in Standish was consolidated with an existing branch office in Standish. The branch in Linwood became a branch of an existing bank subsidiary. The branches acquired had total deposits of approximately $10 million and $17 million, respectively, as of that date, for which the Corporation paid a premium of $2.4 million. The transaction was accounted for by the purchase method of accounting.

On March 24, 2000, the Corporation completed the acquisition of two branch banking offices from Old Kent Bank located in Evart and Morrice, Michigan. The branches had total deposits of approximately $15 million and $10 million, respectively, as of that date, for which the Corporation paid a premium of approximately $1.7 million. The offices became branch offices of existing banking subsidiaries. The transactions were accounted for by the purchase method of accounting.

On December 31, 2000, the Corporation merged nine of its then ten subsidiary banks into two; Chemical Bank and Trust Company, headquartered in Midland, Michigan and Chemical Bank West, headquartered in Cadillac, Michigan. Chemical Bank South, headquartered in Marshall, Michigan remained a separate subsidiary until October 26, 2001 when it was consolidated into Chemical Bank Shoreline.

On January 9, 2001, the Corporation merged with Shoreline Financial Corporation ("Shoreline"), a one-bank holding company headquartered in Benton Harbor, Michigan. As of the effective date of the transaction, Shoreline had total assets of approximately $1.1 billion, total deposits of approximately $.8 billion and total loans of approximately $.8 billion. The Corporation is operating Shoreline through a separate subsidiary of the Corporation, Chemical Bank Shoreline, with its headquarters remaining in Benton Harbor. The Corporation issued approximately 7.8 million shares for all of the outstanding stock of Shoreline. The transaction was accounted for as a pooling of interests business combination and, therefore, all prior period amounts included herein have been restated to include Shoreline as if it had always been a subsidiary of the Corporation.

On July 13, 2001, the Corporation completed the acquisition of four branch bank offices from Fifth Third Bank and Old Kent Bank in Holland, Zeeland, Grand Haven and Fremont, Michigan. The purchase of the four branch bank offices added total deposits of approximately $144 million and total loans of $97 million as of the date of acquisition, for which the Corporation paid a premium of $15.3 million. The offices in Holland, Zeeland and Grand Haven are being operated as branches of Chemical Bank Shoreline and Chemical Bank West is operating the office in Fremont. The transaction was accounted for by the purchase method of accounting. Accordingly, the financial statements include their results of operations only since the acquisition date.

On September 14, 2001, the Corporation completed the acquisition of Bank West Financial Corporation ("BWFC"). BWFC was the parent company of Bank West, a Michigan stock savings bank with six offices in Kent and Ottawa counties in Michigan. The purchase added approximately $300 million in total assets, $232 million in total loans and $194 million in total deposits as of the date of acquisition, for which the Corporation paid a premium of $7.3 million. Bank West was merged into the Corporation's existing subsidiary, Chemical Bank West. The Corporation exchanged $29.8 million in cash for all of the outstanding stock of BWFC. The transaction was accounted for by the purchase method of accounting. Accordingly, the financial statements include its results of operations only since the acquisition date.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE C - MERGER AND RESTRUCTURING EXPENSES

The Corporation incurred pre-tax merger and consolidation related restructuring expenses of $9.2 million ($7.1 million after-tax) in the first quarter of 2001. The expenses were recorded in connection with the completion of the merger between the Corporation and Shoreline on January 9, 2001 and the consolidation of nine of the Corporation's subsidiary banks into two, effective December 31, 2000. As of December 31, 2001, all merger and consolidation related restructuring expenses had been incurred.

The merger and restructuring expenses consisted of two components: employee related and other expenses. Employee related expenses primarily included costs incurred related to employment contracts, a voluntary early retirement program and severance awards. Severance awards were granted to 51 employees whose positions were eliminated during 2001 in the internal bank consolidation project and who elected not to accept another position within the Corporation. The severance awards comprised approximately 3% of the total merger and restructuring expenses.

Other expenses primarily included banking fees and other professional expenses incurred to complete the merger with Shoreline and the internal bank consolidations.

The following table provides detail of the pre-tax merger and consolidation related restructuring expenses recorded and incurred in 2001 (in thousands):
	Employee Related	Other	Total
Balances at January 1, 2001	$ -	$ -	$ -
Merger and restructuring expenses	3,277	5,890	9,167
Amount utilized	(3,277)	(5,890)	(9,167)
Balances at December 31, 2001	$ -	$ -	$ -

NOTE D - INVESTMENT SECURITIES

The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 2001 and 2000 (in thousands):

Investment Securities Available for Sale:
December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury
and agency securities	$528,737	$13,678	$ 510	$541,905
States of the U.S.
and political subdivisions	22,699	635	23	23,311
Mortgage-backed securities	95,492	1,790	127	97,155
Other debt securities	49,900	1,579	61	51,418
Total debt securities	696,828	17,682	721	713,789
Equity securities	16,873	1,015	294	17,594
Total	$713,701	$18,697	$1,015	$731,383

December 31, 2000
U.S. Treasury
and agency securities	$473,644	$4,672	$1,401	$476,915
States of the U.S.
and political subdivisions	21,136	721	8	21,849
Mortgage-backed securities	97,979	591	696	97,874
Other debt securities	32,233	212	32	32,413
Total debt securities	624,992	6,196	2,137	629,051
Equity securities	11,662	1,057	297	12,422
Total	$636,654	$7,253	$2,434	$641,473

Investment Securities Held to Maturity:
December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury
and agency securities	$125,460	$2,942	$ 27	$128,375
States of the U.S.
and political subdivisions	42,879	1,221	179	43,921
Mortgage-backed securities	11,174	601	12	11,763
Other debt securities	21,379	774	-	22,153
Total	$200,892	$5,538	$218	$206,212

December 31, 2000
U.S. Treasury
and agency securities	$152,519	$1,409	$184	$153,744
States of the U.S.
and political subdivisions	46,509	1,100	66	47,543
Mortgage-backed securities	15,352	468	84	15,736
Other debt securities	19,629	311	3	19,937
Total	$234,009	$3,288	$337	$236,960

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

The amortized cost and estimated market value of debt and equity securities at December 31, 2001, by contractual maturity for both available for sale and held to maturity investment securities follows:

Investment Securities Available for Sale:
	Amortized Cost	Estimated Market Value
	(In thousands)
Due in one year or less	$146,422	$149,925
Due after one year through five years	437,809	449,157
Due after five years through ten years	11,576	11,860
Due after ten years	5,529	5,692
Mortgage-backed securities	95,492	97,155
Equity securities	16,873	17,594
Total	$713,701	$731,383

Investment Securities Held to Maturity:
	Amortized Cost	Estimated Market Value
	(In thousands)
Due in one year or less	$ 79,887	$ 81,485
Due after one year through five years	91,485	94,126
Due after five years through ten years	14,323	14,787
Due after ten years	4,023	$4,051
Mortgage-backed securities	11,174	$11,763
Total	$200,892	$206,212

Investment securities with a book value of $366.9 million at December 31, 2001 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 2000, the corresponding amount was $334.0 million.

Recognized gains on investment securities were $530,000 and $320,000 in 2001 and 1999, respectively, while a loss of $58,000 was recognized in 2000.

NOTE E - SECONDARY MARKET MORTGAGE ACTIVITY

For the three years ended December 31, 2001, activity for capitalized mortgage servicing rights was as follows
	2001	2000	1999
Mortgage Servicing Rights:
Beginning of year	$1,591	$1,658	$1,434
Additions	1,857	214	457
Amortization	(424)	(281)	(233)
Valuation reserve	(180)	-	-
End of year	$2,844	$1,591	$1,658

Additions of mortgage servicing rights were up significantly in 2001, compared to 2000 and 1999, primarily due to declining interest rates. The lower interest rate environment of 2001 created an incentive for customers to refinance their mortgages and purchase new homes. The lower interest rate environment prompted customers to choose long-term fixed rate mortgages over other mortgage products. The Corporation generally sells its long-term fixed rate mortgages into the secondary market either on a servicing retained or servicing released basis. Mortgage loans serviced for others, which are not reported as assets on the balance sheet, were up 49% and totaled approximately $433 million at December 31, 2001, compared to approximately $291 million at December 31, 2000. The fair value of mortgage servicing rights approximated its carrying value at each of the three years ended December 31, 2001.

The valuation reserve for impairment of mortgage servicing rights was $.18 million at December 31, 2001. A valuation reserve for mortgage servicing rights was not necessary at December 31, 2000 or 1999.

Loans held for sale were approximately $47.4 million at December 31, 2001 and $1.9 million at December 31, 2000. The increase in loans held for sale was primarily due to the significant increase in refinancing activity explained above.

NOTE F - LOANS

The following summarizes loans as of December 31:
	2001	2000
	(In thousands)
Commercial and agricultural	$ 332,055	$ 287,971
Real estate construction	137,500	87,419
Real estate commercial	432,747	313,245
Real estate residential	769,272	776,545
Consumer	510,967	383,450
Total loans	$2,182,541	$1,848,630

The Corporation's subsidiary banks have extended loans to its directors, officers and their affiliations. The loans were made in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time, and did not involve more than the normal risk of repayment by the borrower. The aggregate loans outstanding to the directors, officers and their affiliations totaled approximately $28.5 million at December 31, 2001 and $22.7 million at December 31, 2000. During 2001, there were approximately $37 million of new loans and other additions, while repayments and other reductions totaled approximately $31.2 million.

continued on next page

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE F - LOANS - CONTINUED

Changes in the allowance for loan losses were as follows for the years ended December 31:
	2001	2000	1999
	(In thousands)
Balance at beginning of year	$26,883	$26,174	$25,954
Provision for loan losses	2,004	1,587	963
Loan charge-offs	(2,134)	(1,510)	(1,283)
Loan recoveries	479	632	540
Net loan charge-offs	(1,655)	(878)	(743)
Allowance of
banks/branches acquired	3,762	-	-
Balance at end of year	$30,994	$26,883	$26,174

Nonaccrual and restructured loans aggregated $6.9 million, $7.3 million and $3.9 million at December 31, 2001, 2000 and 1999, respectively.

The Corporation had four impaired loans totaling $4.2 million as of December 31, 2001, of which three loans totaling $4.0 million had an impairment allowance of $1.1 million. The Corporation had one impaired loan totaling $4.7 million as of December 31, 2000 with an impairment allowance of $1.2 million. The Corporation had three impaired loans totaling $7.7 million as of December 31, 1999, of which two loans totaling $7.3 million had an impairment allowance of $1.1 million. No interest income was recorded during 2001, 2000 or 1999 on either the cash or accrual basis related to impaired loans.

NOTE G - FEDERAL INCOME TAXES

The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35%, primarily due to tax-exempt interest on investments and loans, partially offset by non-deductible merger and restructuring expenses, as shown in the following analysis for the years ended December 31:
	2001	2000	1999
	(In thousands)
Tax at statutory rate	$22,869	$21,182	$21,075
Changes resulting from:
Tax-exempt income	(1,741)	(1,768)	(1,686)
Non-deductible merger and
restructuring expenses	1,118	-	-
Other	371	307	367
Total federal income tax expense	$22,617	$19,721	$19,756

The provision for federal income taxes consisted of the following for the years ended December 31:
	2001	2000	1999
	(In thousands)
Current	$25,632	$22,223	$17,628
Deferred taxes (benefit)	(3,015)	(2,502)	2,128
Total	$22,617	$19,721	$19,756

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:
	2001	2000
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$10,308	$8,836
Employee benefit plans	2,519	2,446
Investment securities mark to market	1,136	-
Expense accruals not yet tax deductible	1,491	1,387
Other	1,004	993
Total deferred tax assets	16,458	13,662
Deferred tax liabilities:
Investment securities available for sale	6,189	1,689
Investment securities mark to market	-	53
Other	2,501	2,715
Total deferred tax liabilities	8,690	4,457
Net deferred tax assets	$7,768	$9,205

Federal income tax expense (benefit) applicable to gains on investment securities transactions was $186,000 in 2001, ($20,000) in 2000 and $112,000 in 1999, and is included in federal income taxes on the consolidated statements of income.

NOTE H - PENSION AND POSTRETIREMENT BENEFITS

The Corporation had two noncontributory defined benefit pension plans ("Plans") covering the majority of its employees through December 31, 2001, as a result of the merger with Shoreline Financial Corporation on January 9, 2001. Normal retirement benefits were based on years of service and the employee's average annual pay for the five highest consecutive years during the ten years preceding retirement under the Plans during 2001. Effective January 1, 2002, the Plans were merged into a single noncontributory defined benefit pension plan ("New Plan"). The New Plan continues to cover the majority of employees of the merged institution. Like the predecessor Plans, benefits in the New Plan are based on years of service, age at retirement and the employee's compensation during the five highest consecutive years of earnings within the last ten years of employment. The benefits under the New Plan are substantially the same as the Corporation's plan prior to the merger with Shoreline Financial Corporation. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The Plans' assets consist primarily of listed stocks, U.S. government securities and 234,785 shares of the Corporation's common stock. The market value of the 234,785 shares was $7.1 million at December 31, 2001.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

The following table sets forth the changes in the benefit obligation and plan assets of the Plans:
	2001	2000
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$45,537	$39,783
Service cost	2,172	2,175
Interest cost	3,121	3,045
Amendments	(336)	-
Net actuarial loss	1,696	2,134
Curtailment	(1,088)	-
Special separation program benefits	1,336	-
Settlement	(2,183)	-
Benefits paid	(2,397)	(1,600)
Benefit obligation at end of year	$47,858	$45,537

Change in the Plans' assets:
Fair value of the Plans' assets
at beginning of year	$53,496	$54,892
Actual return on Plans' assets	923	(272)
Contributions by the Corporation	996	476
Settlement	(1,281)	-
Benefits paid	(3,353)	(1,600)
Fair value of the Plans' assets at end of year	$50,781	$53,496

Overfunded status of the Plans	$2,923	$7,959
Unrecognized net actuarial gain	(1,382)	(6,679)
Unrecognized net transition (asset) obligation	54	(90)
Unrecognized prior service cost (credit)	(302)	(36)
Prepaid benefit cost	$1,293	$1,154

Net periodic pension cost of the Plans consisted of the following for the years ended December 31:
	2001	2000	1999
	(In thousands)
Service cost	$2,172	$2,175	$2,155
Interest cost	3,121	3,045	2,750
Curtailment	(1,083)	-	-
Settlement	131	-	-
Special separation
program benefits	1,336	-	-
Expected return on Plans' assets	(4,291)	(4,158)	(3,844)
Amortization of transition amount	(95)	(180)	(184)
Amortization of prior service cost	(23)	(136)	(19)
Amortization of unrecognized
net (gain) loss	(410)	125	35
Pension expense	$ 858	$ 871	$ 893

Weighted-average assumptions as of December 31:
	2001	2000	1999
Discount rate used in determining
projected benefit obligation	7%	7.0-7.5%	7.0-7.5%
Expected return on assets	8%	8%	8%
Rate of compensation increase	5%	4.5-5%	4.5-5%

Other Employee Benefit Plans: One of the Corporation's subsidiary banks maintained a profit-sharing plan for qualified employees with at least one year of service through December 31, 2001. This plan was terminated as of December 31, 2001. Contributions to the profit-sharing plan were discretionary and were determined by the board of directors of the subsidiary bank. Under this plan, $224,000, $290,000 and $475,000 was expensed in 2001, 2000 and 1999, respectively.

One of the Corporation's subsidiary banks maintained a 401(k) salary reduction plan with an employer match through December 31, 2001. Participants in this 401(k) salary reduction plan were eligible to make deferrals up to 15% of compensation. The subsidiary matched 50% of participants' elective deferrals on the first 4% of the participants' compensation. Expense under this plan was $163,000, $205,000 and $155,000 in 2001, 2000 and 1999, respectively. Effective January 1, 2002, this plan was merged into the Corporation's 401(k) salary reduction plan ("New 401(k) Plan"). Prior to January 1, 2002, the Corporation also had a 401(k) plan that did not include an employer match. Effective January 1, 2002, the New 401(k) Plan will provide participants a 50% match of their elective deferrals on the first 4% of the participants' compensation, subject to qualified plan limits.

In addition to the Corporation's defined benefit pension plan, the Corporation provides postretirement medical and dental benefits (to age 65) to the majority of its employees. Through December 31, 2001, eligibility for such benefits was age 55 with at least ten years of service with the Corporation. Retirees are required to make contributions toward the cost of their benefits based on their years of credited service and age at retirement. Retiree contributions are adjusted annually. Effective January 1, 2002, the Corporation adopted a revised retiree medical program ("Retiree Plan") which substantially reduced the future obligation of the Corporation for retiree medical costs. The Retiree Plan will generally provide employees access to retiree medical benefits for themselves and their dependents to those employees who retire at age 55 or thereafter with at least fifteen years of service. There will generally be no employer subsidy for these benefits. Retirees as of December 31, 2001 were grandfathered under the predecessor plan. There continues to be no employer subsidy for dependent benefits included in the grandfathered plan. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions (applicable to grandfathered participants), deductibles, copayments and coinsurance. The Corporation reserves the right to amend, modify or terminate these benefits at any time.

continued on next page

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE H - PENSION AND POSTRETIREMENT BENEFITS - CONTINUED

The following table sets forth changes in the Corporation's postretirement benefit obligation:
	2001	2000
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$5,161	$4,506
Service cost	210	226
Interest cost	502	355
Net actuarial loss	1,893	175
Amendments	(3,486)	154
Curtailment	(24)	-
Special separation program benefits	220	-
Benefits paid, net of retiree contributions	(211)	(255)
Benefit obligation at end of year	$4,265	$5,161

Unfunded status of the plan	$4,265	$5,161
Unrecognized net actuarial loss	(1,795)	(33)
Unrecognized prior service (cost) credit	3,544	144
Accrued postretirement benefit cost	$6,014	$5,272

Net periodic postretirement benefit cost consisted of the following for the years ended December 31:
	2001	2000	1999
	(In thousands)
Service cost	$210	$226	$208
Interest cost	502	355	305
Amortization of prior service cost	26	(18)	(17)
Curtailment	(7)	-	-
Special separation program benefits	220	-	-
Net periodic
postretirement benefit cost	$951	$563	$496

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.00% at December 31, 2001 and 7.5% at December 31, 2000 and 1999.

For measurement purposes, the annual rates of increase in the per capita cost of covered health care benefits and dental benefits for 2002 were assumed at 6.02% and 5.67%, respectively. These rates were assumed to decrease gradually to 5% in 2003 and remain at that level thereafter.

The assumed health care and dental cost trend rates have a significant effect on the amounts reported. A one-percentage-point change in these rates would have the following effects:
	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(In thousands)
Effect on total of service
and interest cost
components in 2001	$104	$ (84)
Effect on postretirement
benefit obligation as of
December 31, 2001	$480	$(412)

NOTE I - FEDERAL HOME LOAN BANK BORROWINGS

Borrowings from the Federal Home Loan Bank (FHLB) of Indianapolis consisted of the following:
	December 31
	2001	2000
	(In thousands)
Fixed-rate advances; with maturities
from January 2002 through May 2009,
rates ranging from 4.79% - 6.40% and
a weighted average rate of 5.34% at
December 31, 2001	$ 38,893	$ 806

Convertible fixed-rate advances; with
maturities from January 2002 through
November 2011, rates ranging from
4.49% - 6.75% and a weighted average
rate of 5.54% at December 31, 2001	119,000	71,000

Variable-rate advance; with a maturity
of July 2002 and a rate of 2.52% at
December 31, 2001.	10,000	45,000
Total	$167,893	$116,806

For the convertible fixed-rate advances, the FHLB has the option to convert the advance to a variable-rate beginning one, two or five years after the origination date depending on the advance, and quarterly thereafter. Prepayments of advances are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The Corporation did not incur any prepayment penalties for 2001, 2000 and 1999. The FHLB borrowings are collateralized by a blanket lien on qualified 1-to-4 family whole mortgage loans. The carrying value of these loans was $468.3 million, which represents a total borrowing capacity of $323.0 million. Therefore, the Corporation's additional borrowing availability through the FHLB at December 31, 2001 was $155.1 million.

At year-end 2001, scheduled principal reductions on these advances are as follows (in thousands):
2002	$ 10,500
2003	9,020
2004	20,377
2005	16,232
2006	28,692
Thereafter	83,072
Total	$167,893

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE J - RESTRICTED ASSETS AND DIVIDEND LIMITATIONS OF SUBSIDIARY BANKS	NOTE K - CAPITAL

Banking regulations require that banks maintain cash reserve balances in vault cash with the Federal Reserve Bank or with certain other qualifying banks. The aggregate average amount of such legal balances required to be maintained by the Corporation's subsidiary banks was $39 million for the year ended December 31, 2001. During 2001, the Corporation's subsidiary banks satisfied their legal reserve requirements almost exclusively by maintaining average vault cash balances in excess of their legal reserve requirements.

Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 2001, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiaries are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends that can be paid by the Corporation's bank subsidiaries to the parent company, without obtaining prior approval from bank regulatory agencies, was $36.4 million as of January 1, 2002. Dividends paid to the Corporation by its banking subsidiaries totaled $51.1 million in 2001, $34.8 million in 2000 and $61.1 million in 1999. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

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

At December 31, 2001 and 2000, the Corporation's and each of its bank subsidiaries' capital ratios exceeded the quantitative capital ratios required for an institution to be considered "well-capitalized." Significant factors that may affect capital adequacy include, but are not limited to, a disproportionate growth in assets versus capital.

The table below compares the Corporation's and each of its significant subsidiaries' actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 2001.
Capital Analysis			Risk-Based Capital
	Leverage		Tier l		Total
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in millions)
Corporation's capital	$339	10%	$339	16%	$366	17%
Required capital - minimum	102	3	84	4	168	8
Required capital - "well capitalized" definition	170	5	126	6	210	10

Chemical Bank and Trust Company's capital	148	10	148	19	158	20
Required capital - minimum	44	3	32	4	63	8
Required capital - "well capitalized" definition	73	5	47	6	79	10

Chemical Bank Shoreline's capital	89	7	89	10	99	12
Required capital - minimum	37	3	33	4	66	8
Required capital - "well capitalized" definition	62	5	50	6	83	10

Chemical Bank West's capital	63	9	63	13	70	14
Required capital - minimum	22	3	20	4	39	8
Required capital - "well capitalized" definition	37	5	30	6	49	10

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE L - STOCK OPTIONS

The Corporation's stock option plans provide for grants of stock options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 2001, there were a total of 455,039 shares available for future awards under the Corporation's 1997 plan. The plan provides that the option price shall not be less than the fair market value of common stock at the date of grant, options become exercisable as specified in the option agreement governing the option as determined by the Compensation Committee of the board of directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options. The Corporation does not record expense as a result of the grant or exercise of stock options.

Options granted may include a stock appreciation right that entitles the grantee to receive cash or a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the time of exercise of the stock appreciation right, by the market price of a single share. As of December 31, 2001, there were no outstanding options with stock appreciation rights.

The activity in the Corporation's stock option plans during the three years ended December 31, 2001, was as follows:
	Number of Shares	Weighted Average Exercise Price
Outstanding - January 1, 1999	600,551	$20.16
Activity during 1999:
Granted	27,893	28.86
Exercised	(82,242)	11.35
Cancelled	(7,725)	24.67
Outstanding - December 31, 1999	538,477	21.89
Activity during 2000:
Granted	6,585	25.51
Exercised	(44,550)	9.07
Cancelled	(2,421)	27.68
Outstanding - December 31, 2000	498,091	23.05
Activity during 2001:
Granted	50,400	26.05
Exercised	(46,103)	13.81
Cancelled	(5,577)	27.53
Outstanding - December 31, 2001	496,811	$24.16

The following table summarizes information about stock options outstanding at December 31, 2001:
	Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Exercise Price	Average Life (a)	Range of Exercise Prices	Number Exercisable	Weighted Average Exercise Price
32,199	$11.14	0.17	$ 11.14	32,199	$11.14
11.748	14.92	4.89	14.92	11,748	14.92
98,519	19.15	2.06	17.66-20.24	98,519	19.15
185,612	24.50	6.30	23.86-26.05	131,034	23.87
168,733	29.84	6.98	28.25-30.33	148,885	29.88
496,811	$24.16	5.26	$11.14-30.33	422,385	$23.67
(a)  Weighted average remaining contractual life in years

The Corporation does not recognize compensation cost in accounting for awards of options under its stock option plans. If the Corporation had elected to recognize compensation cost for options granted in 2001, 2000 and 1999, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):
	2001	2000	1999
Net income - as reported	$42,723	$40,801	$40,459
Net income - pro forma	42,595	40,626	39,973
Basic earnings per share - as reported	1.90	1.82	1.78
Basic earnings per share - pro forma	1.89	1.81	1.76
Diluted earnings per share - as reported	1.89	1.81	1.77
Diluted earnings per share - pro forma	1.89	1.80	1.75

The weighted average fair values of options granted during 2001, 2000 and 1999 were $7.22, $7.49 and $7.58 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:
	2001	2000	1999
Expected dividend yield	3.2%	3.0%	2.7%
Expected stock volatility	31.3%	22.7%	21.4%
Risk-free interest rate	4.69%	6.70%	6.55%
Expected life of options - in years	5.7	8.0	6.5

Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting the Corporation's stock price or of placing an accurate present value on options to purchase its stock. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE M - COMMITMENTS AND OTHER MATTERS

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

Loan commitments, standby letters of credit and undisbursed loans were $303 million, $15 million and $179 million, respectively, at December 31, 2001 and $204 million, $15 million and $67 million, respectively, at December 31, 2000. The majority of the loan commitments and standby letters of credit outstanding as of December 31, 2001 expire one year from their contract date, except for $39 million which extend for more than five years.

The Corporation's loan commitments and standby letters of credit have been estimated to have no realizable fair value, as historically the majority of the loan commitments have not been drawn upon and generally the Corporation does not receive fees in connection with these agreements.

The Corporation has leases and other non-cancelable commitments on buildings, equipment and certain computer software that will require annual payments through 2015. These commitments total approximately $1.4 million in 2002, $.8 million in 2003, $.5 million in 2004, $.5 million in 2005, $.4 million in 2006, $.3 million in 2007, $.3 million in 2008, $.2 million in 2009, and $45,000 in the years 2010 through 2015.

Total expense recorded under lease and other non-cancelable commitments in 2001, 2000 and 1999 was $1.4 million, $1.2 million and $1.0 million, respectively.

The Corporation and its subsidary banks are subject to certain legal actions arising in the ordinary course of business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated income and financial position of the Corporation.

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended, became effective for the Corporation on January 1, 2001. SFAS 133 standardizes the accounting for derivative instruments by requiring the recognition of those items as assets or liabilities in the consolidated statement of financial position and measuring them at fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Corporation implemented SFAS 133, as amended, effective January 1, 2001. The Corporation's limited use of interest rate lock commitments on residential mortgage loans and related mandatory forward commitments resulted in no cumulative effect of the adoption of SFAS 133, and the impact on net income for the year ended December 31, 2001 was not material.

Statements of Financial Accounting Standards No.141, "Business Combinations" (SFAS 141), and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), were issued in June 2001. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized.

The Corporation will apply SFAS 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS 142 is expected to result in an increase in net income of approximately $1 million ($.04 per share) in 2002. The Corporation will test goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Corporation expects to perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 in the first quarter of 2002. Any impairment charge resulting from these transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002. The Corporation has not yet determined what the effect of these tests will be on the consolidated income and financial position of the Corporation.

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE N - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires disclosures about the estimated fair values of the Corporation's financial instruments. The Corporation utilized quoted market prices, where available, to compute the fair values of its financial instruments. In cases where quoted market prices were not available, the Corporation used present value methods to estimate the fair values of its financial instruments. These estimates of fair value are significantly affected by the assumptions made and, accordingly, do not necessarily indicate amounts that could be realized in a current market exchange. It is also the Corporation's general practice and intent to hold the majority of its financial instruments until maturity and, therefore, the Corporation does not expect to realize the estimated amounts disclosed.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:
The carrying amounts reported in the consolidated statements of financial position for cash, demand deposits due from banks and federal funds sold approximate their fair values.

Interest-bearing deposits with unaffiliated banks:
The carrying amounts reported in the consolidated statements of financial position for interest-bearing deposits with unaffiliated banks approximate their fair values.

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

Deposit liabilities:
The fair values of deposit accounts without defined maturities, such as interest- and noninterest-bearing checking, savings and money market accounts are equal to the amounts payable on demand. At December 31, 2001 and December 31, 2000, the Corporation had total deposits without defined maturities totaling $1.72 billion and $1.46 billion, respectively, for which SFAS 107 defined their fair values to be equal to their carrying amounts. Fair values for fixed interest rate certificates of deposit and other time deposits are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar maturities. The fair values for variable interest rate certificates of deposit approximate their carrying amounts.

Federal Home Loan Bank borrowings:
Fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Corporation for debt with similar terms.

Other borrowings - short term:
The carrying amounts of other borrowings - short term, which consist primarily of repurchase agreements, approximate their fair values.

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

The following is a summary of previously described financial instruments reported in the consolidated statement of financial position for which fair values differ from carrying amounts at December 31:

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Assets:
Investment securities	$ 932,275	$ 937,595	$ 875,482	$ 878,433
Loans	2,151,547	2,186,188	1,821,747	1,804,081
Liabilities:
Time deposits	1,069,485	1,087,030	985,060	982,620
FHLB borrowings	167,893	177,170	116,806	119,019

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

NOTE O - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation (parent company) follow:
	December 31
Condensed Statements of Financial Position	2001	2000
Assets:	(In thousands)
Cash on deposit at subsidiary bank	$ 37,788	$ 51,782
Investment securities available for sale	4,979	5,122
Investments in bank subsidiaries	350,367	303,591
Investment in non-bank subsidiary	2,959	2,638
Goodwill	1,093	1,398
Other assets	1,868	3,829
Total Assets	$399,054	$368,360
Liabilities and Shareholders' Equity
Other liabilities	$ 9,598	$ 10,450
Total Liabilities	9,598	10,450
Shareholders' equity	389,456	357,910
Total Liabilities and Shareholders' Equity	$399,054	$368,360

	Years Ended December 31
Condensed Statements of Income	2001	2000	1999
Income:	(In thousands)
Cash dividends from bank subsidiaries	$51,075	$34,758	$61,062
Cash dividends from non-bank subsidiary	335	282	610
Interest income from bank subsidiary	2,631	2,102	593
Other interest income and dividends	104	261	117
Total Income	54,145	37,403	62,382
Expenses:
Interest on long-term debt	-	-	421
Operating expenses	2,878	2,390	2,285
Amortization of goodwill	305	305	305
Merger and restructuring expenses	7,069	-	-
Total Expenses	10,252	2,695	3,011
Income Before Income Taxes and Equity in
Undistributed Net Income of Subsidiaries	43,893	34,708	59,371
Federal income tax benefit	1,663	14	695
Equity in undistributed (excess distributed) net income of:
Bank subsidiaries	(3,154)	5,608	(19,795)
Non-bank subsidiary	321	471	188
Net Income	$42,723	$40,801	$40,459

	Years Ended December 31
Condensed Statements of Cash Flows	2001	2000	1999
Operating Activities:	(In thousands)
Net income	$42,723	$40,801	$40,459
Stock incentive expense	515	208	206
Equity in (undistributed) excess distributed net income of subsidiaries	2,833	(6,079)	19,607
Other	1,245	(912)	722
Net Cash Provided by Operating Activities	47,316	34,018	60,994

Investing Activities:
Capital infusion into subsidiary bank	(12,000)	-	-
Net cash used in acquisitions	(29,221)	-	-
Purchases of investment securities available for sale	(1,447)	(1,389)	(1,563)
Proceeds from sales and maturities of investment securities available for sale	1,535	1,046	756
Net Cash Used in Investing Activities	(41,133)	(343)	(807)

Financing Activities:
Principal payments on long-term debt	-	-	(8,000)
Repurchases of common stock	(271)	(4,179)	(134,749)
Proceeds from directors' stock purchase plan	187	303	278
Proceeds from exercise of stock options	484	1,484	1,627
Cash dividends paid	(20,577)	(19,053)	(17,871)
Net Cash Used in Financing Activities	(20,177)	(21,445)	(37,715)
Increase (decrease) in Cash	(13,994)	12,230	22,472
Cash at beginning of year	51,782	39,552	17,080
Cash at End of Year	$37,788	$51,782	$39,552

R E P O R T O F I N D E P E N D E N T A U D I T O R S

To the Board of Directors

Chemical Financial Corporation

We have audited the accompanying consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemical Financial Corporation and subsidiaries at December 31, 2001 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

We previously audited and reported on the consolidated statement of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2000 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2000 and 1999, prior to their restatement for the 2001 pooling of interests as described in Note B. The contribution of Chemical Financial Corporation to total assets, revenues, and net income represented 65%, 63%, and 71% of the respective 2000 restated totals and the contribution to revenue and net income represented 64% and 68% of the respective 1999 restated totals. Financial statements of the other pooled company included in the 2000 and 1999 restated consolidated statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the accompanying consolidated statement of financial position as of December 31, 2000 and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 2000 and 1999, after restatement for the 2001 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note B to the consolidated financial statements.

/s/ Ernst & Young LLP

Detroit, Michigan

January 22, 2002

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION* (UNAUDITED)

(In thousands, except per share data)
	2001					2000
	First Quarter		Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$53,552		$53,300	$55,391	$57,007	$50,220	$52,045	$53,970	$54,629
Interest expense	24,073		22,099	21,969	21,041	22,035	23,186	25,142	25,593
Net interest income	29,479		31,201	33,422	35,966	28,185	28,859	28,828	29,036
Provision for loan losses	405		437	432	730	216	224	290	857
Investment securities gains (losses)	140		152	122	116	24	51	17	(150)
Income before income taxes	7,148	**	18,174	19,491	20,527	14,156	15,536	15,570	15,260
Net income	3,889	**	12,081	12,976	13,777	9,628	10,473	10,519	10,181
Net income per share
Basic	.17	**	.53	.58	.62	.43	.47	.47	.45
Diluted	.17	**	.53	.58	.61	.43	.46	.47	.45

*

All amounts were retroactively adjusted to include Shoreline as if it had been part of the organization for each full year presented. Financial results for 2001 include the operations of the branch purchases and BWFC from and after their respective dates of acquisition.

**	Includes merger and restructuring expenses of $9.2 million ($7.1 million on an after-tax basis) incurred to complete the merger with Shoreline and the internal consolidations.

M A R K E T F O R C H E M I C A L F I N A N C I A L C O R P O R A T I O N C O M M O N S T O C K A N D R E L A T E D S H A R E H O L D E R M A T T E R S

Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market® under the symbol CHFC. As of December 31, 2001, there were 22,514,140 shares of Chemical Financial Corporation common stock issued and outstanding, held by approximately 5,400 shareholders of record. The table below sets forth the range of high and low bid prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions.
	2001		2000
	High	Low	High	Low
First quarter	$26.06	$19.31	$28.11	$19.89
Second quarter	29.12	21.38	27.09	20.84
Third quarter	29.12	24.36	26.08	19.82
Fourth quarter	31.50	25.55	22.38	18.63

The earnings of the Corporation's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual subsidiary bank. See Note J to the Consolidated Financial Statements for a discussion of such limitations. The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The following table summarizes the quarterly cash dividends paid to shareholders over the past five years, adjusted for stock dividends and a stock split paid during this time period. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 2002.
	Years Ended December 31
	2001	2000	1999	1998	1997
First quarter	$.228	$.209	$.190	$.174	$.144
Second quarter	.228	.209	.190	.174	.144
Third quarter	.228	.209	.190	.174	.159
Fourth quarter	.228	.209	.190	.174	.159
Total	$.912	$.836	$.760	$.696	$.606

CHEMICAL FINANCIAL CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

At December 31, 2001

Board of Directors	J. Daniel Bernson - President, The Hanson Group (a holding company with interests in diversified businesses in Southwest Michigan)

James A. Currie - Investor

Michael L. Dow - Investor

L. Richard Marzke - President and CEO, Pri-Mar Petroleum, Inc. (wholesale and retail distributor of gasoline and petroleum products and convenience store operator)

Terence F. Moore - President and Chief Executive Officer, MidMichigan Health (a health care organization)

Aloysius J. Oliver - President and Chief Executive Officer, Chemical Financial Corporation

Alan W. Ott - Chairman, Retired, Chemical Financial Corporation

Frank P. Popoff - Retired, Former Chairman, President and CEO of The Dow Chemical Company (a diversified science and technology company that manufactures chemical, plastic and agricultural products)

David B. Ramaker - Executive Vice President and Secretary, Chemical Financial Corporation

Lawrence A. Reed - Retired, Former President and CEO of Dow Corning
     Corporation (a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products)

Dan L. Smith - Retired, Former Chairman and CEO of Shoreline Financial Corporation (bank holding company)

William S. Stavropoulos - Chairman, The Dow Chemical Company (a diversified science and technology company that manufactures chemical, plastic and agricultural products)

Executive Officers	Alan W. Ott - Chairman

Aloysius J. Oliver - President and Chief Executive Officer

David B. Ramaker - Executive Vice President and Secretary

Bruce M. Groom - Senior Vice President and Senior Trust Officer, Chemical Bank and Trust Company

Lori A. Gwizdala - Senior Vice President, Chief Financial Officer and Treasurer

William C. Lauderbach - First Senior Vice President and Investment Officer, Chemical Bank and Trust Company

James R. Milroy - President and Chief Executive Officer, Chemical Bank Shoreline

