Form 10-K, Exhibit 13
period 2002-12-31
CHEMICAL FINANCIAL CORP
filed 2003-03-18
CIK 19612

EXHIBIT NO. 13

CHEMICAL
FINANCIAL CORPORATIONSM

2002

Annual Report
to Shareholders

CHEMICAL FINANCIAL CORPORATION

2002 ANNUAL REPORT TO SHAREHOLDERS

CHEMICAL FINANCIAL CORPORATION

This is Chemical Financial Corporation’s 2002 Annual Report to Shareholders. Chemical Financial Corporation (“Chemical” or the “Corporation”) is a diversified financial services company providing a full range of commercial, consumer, mortgage, trust, insurance and financial planning services. Chemical served a broad customer base through 129 banking offices and 2 loan production offices across 32 counties in the lower peninsula of Michigan as of December 31, 2002.

The Corporation is headquartered in Midland, Michigan, and had total assets of $3.6 billion at December 31, 2002. In addition to its banking offices, the Corporation had 137 ATM locations, with 41 located off-bank premises. The Corporation offers trust and investment services, including financial and estate planning, retirement programs, investment management and custodial services and employee benefit programs through the trust department of its lead subsidiary bank. At December 31, 2002, the trust department had assets of $1.82 billion.

At year-end, the Corporation had 1,412 employees on a full-time equivalent basis and its shareholders totaled approximately 9,100, of which approximately 5,500 were shareholders of record.

Chemical Financial Corporation’s 2002 Annual Report to Shareholders contains audited financial statements and a detailed financial review. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (the “SEC”) except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2002 Summary Annual Report accompanies the proxy statement. This report presents information concerning the business and financial results of Chemical Financial Corporation in a format and level of detail that we believe our shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2002 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our 2002 Annual Report on Form 10-K, as filed with the SEC, including financial statements and financial statement schedules will be provided to any shareholder, without charge, upon written request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640. The Annual Report on Form 10-K will also be available via our internet website www.chemicalbankmi.com in the “Investor Information” section.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years Ended December 31
	2002	2001	2000	1999	1998

Operating Results (In thousands)
Net interest income	$145,692	$130,068	$114,908	$111,504	$105,971
Provision for loan losses	3,765	2,004	1,587	963	1,564
Noninterest income	34,534	31,873	25,495	24,220	23,739
Operating expenses	93,526	94,597	78,294	74,546	71,730
Net operating income(1)	54,945	49,800	40,801	40,459	38,160
Net income	54,945	42,723	40,801	40,459	38,160

Per Share Data(2)
Net income
Basic	$2.32	$1.81	$1.73	$1.70	$1.59
Diluted	2.31	1.80	1.72	1.69	1.58
Net operating income(1)
Basic	2.32	2.11	1.73	1.70	1.59
Diluted	2.31	2.10	1.72	1.69	1.58
Cash dividends declared and paid	.91	.87	.80	.72	.67
Book value at end of period	18.17	16.48	15.17	13.91	13.70
Market value at end of period	30.59	28.67	21.09	26.70	28.87
Shares outstanding at end of period (In thousands)(2)	23,684	23,640	23,592	23,680	24,011

At Year End (In thousands)
Assets	$3,568,893	$3,488,306	$3,047,388	$2,903,612	$2,827,890
Loans	2,075,186	2,182,541	1,848,630	1,711,570	1,533,452
Deposits	2,847,272	2,789,524	2,443,155	2,354,656	2,350,113
Federal Home Loan Bank borrowings	157,393	167,893	116,806	111,025	57,478
Shareholders’ equity	430,339	389,456	357,910	329,398	329,050

Average Balances (In thousands)
Assets	$3,539,138	$3,213,561	$3,000,505	$2,868,323	$2,712,472
Interest-earning assets	3,326,111	3,026,296	2,813,073	2,675,669	2,538,041
Loans	2,085,744	1,996,803	1,771,306	1,618,566	1,500,631
Deposits	2,825,975	2,582,480	2,431,954	2,355,876	2,261,033
Federal Home Loan Bank borrowings	162,332	132,103	107,215	84,993	59,866
Shareholders’ equity	406,762	369,829	340,181	329,244	313,806

Financial Ratios
Return on average assets – net income	1.55%	1.33%	1.36%	1.41%	1.41%
Return on average assets – net operating income(1)	1.55	1.55	1.36	1.41	1.41
Return on average equity – net income	13.5	11.6	12.0	12.3	12.2
Return on average equity – net operating income(1)	13.5	13.5	12.0	12.3	12.2
Net interest margin	4.44	4.38	4.18	4.27	4.28
Efficiency ratio(3)	51.3	52.0	54.7	53.9	54.2
Average shareholders’ equity to average assets	11.5	11.5	11.3	11.5	11.6
Cash dividends paid per share to diluted net income per share	39.4	48.3	46.5	42.6	42.4
Tangible equity to assets	11.0	10.1	11.1	10.7	11.0
Total risk-based capital	18.6	17.4	21.1	22.0	22.6

Credit Quality Statistics
Allowance for loan losses to total loans	1.48%	1.42%	1.45%	1.53%	1.69%
Nonperforming loans as a percent of total loans	.35	.60	.47	.30	.30
Nonperforming assets as a percent of total assets	.32	.40	.31	.19	.19
Net loans charged off as a percent of average loans	.20	.08	.05	.05	.05

(1)	Excludes merger and restructuring expenses of $7.1 million, or $.30 diluted earnings per share, on an after-tax basis incurred in 2001.
(2)	Adjusted for stock dividends and stock splits.
(3)	Total operating expenses, excluding merger and restructuring expenses of $9.2 million in 2001, divided by the sum of net interest income (fully taxable equivalent) and noninterest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS

BUSINESS OF THE CORPORATION

The Corporation is a financial holding company with its business concentrated in a single industry segment – commercial banking. The Corporation, through its bank subsidiaries, offers a full range of commercial banking services. These banking services include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services. The Corporation also has a data processing subsidiary. This subsidiary provides data processing services to the majority of the Corporation’s subsidiary banks and to outside customers. The data processing services provided to the Corporation’s subsidiaries represented 92% of total revenue of the data processing subsidiary in 2002, 90% in 2001 and 89% in 2000.

The principal markets for the Corporation’s commercial banking services are communities within Michigan in which the Corporation’s subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 2002, the Corporation operated three regional subsidiary banks: Chemical Bank and Trust Company, headquartered in Midland, Michigan; Chemical Bank Shoreline, headquartered in Benton Harbor, Michigan; and Chemical Bank West, headquartered in Grand Rapids, Michigan. Together, they serve 86 communities through 129 banking offices and 2 loan origination offices located in 32 counties across Michigan’s lower peninsula. In addition to its banking offices, the Corporation operated 137 automated teller machines, both on and off bank premises.

The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 63% of total revenues in 2002, 64% of total revenues in 2001 and 62% of total revenues in 2000. Interest on investment securities is also a significant source of revenue, accounting for 21% of total revenues in 2002 and 2001 and 24% of total revenues in 2000. Chemical Bank and Trust Company, the Corporation’s largest subsidiary and lead bank, represented 38% of total loans and 46% of total deposits of the Corporation at December 31, 2002.

FINANCIAL HIGHLIGHTS

The following discussion and analysis is intended to cover the significant factors affecting the Corporation’s consolidated statements of financial position and income included in this report. It is designed to provide shareholders with a more comprehensive review of the consolidated operating results and financial position of the Corporation than could be obtained from an examination of the financial statements alone.

On December 9, 2002, the Corporation declared a five percent stock dividend that was paid January 24, 2003 to shareholders of record on January 6, 2003. All per share amounts and shares outstanding have been adjusted for this stock dividend.

Application of Critical Accounting Policies

The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements. As this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value or when a decline in the value of an asset not carried at fair value on the financial statements warrants an impairment write-down or valuation reserve to be established. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated by management primarily through the use of internal discounted cash flow analysis.

The most significant accounting policies followed by the Corporation are presented in Note A to the consolidated financial statements. These policies, along with the disclosures presented in the other notes to the consolidated financial statements and in “Management’s Discussion and Analysis,” provide information on how significant assets and liabilities are valued in the consolidated financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, estimates and assumptions underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS (CONTINUED)

or complex judgments, and as such, could be most subject to revision as new information becomes available.

The allowance for loan losses represents management’s estimate of credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated statement of financial position. Note A to the consolidated financial statements describes the methodology used to determine the allowance for loan losses. In addition, a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the “Provision and Allowance for Loan Losses” section of “Management’s Discussion and Analysis.”

Mergers, Acquisitions and Consolidations

The Corporation’s primary method of expansion into new banking markets has been through acquisitions of other financial institutions and bank branches. During the three years ended December 31, 2002, the Corporation made the following merger, acquisitions and consolidations:

On September 14, 2001, the Corporation acquired Bank West Financial Corporation (“BWFC”). BWFC was the parent company of Bank West, a Michigan stock savings bank with five full-service branches and one loan production office in Kent and Ottawa counties in Michigan. The purchase added approximately $300 million in total assets, $232 million in total loans and $194 million in total deposits as of the date of acquisition, for which the Corporation paid a premium of $7.3 million. Bank West was merged into the Corporation’s existing subsidiary, Chemical Bank West. The Corporation exchanged $29.2 million in cash for all of the outstanding stock of BWFC.

On July 13, 2001, the Corporation acquired four branch banking offices from Fifth Third Bank and Old Kent Bank in Holland, Zeeland, Grand Haven and Fremont, Michigan. The purchase of the four branch banking offices added total deposits of approximately $144 million and total loans of $97 million as of the date of acquisition, for which the Corporation paid a premium of $15.3 million. The offices in Holland, Zeeland and Grand Haven are being operated as branches of Chemical Bank Shoreline, and Chemical Bank West is operating the office in Fremont.

The acquisitions of the four branches and BWFC in 2001 were accounted for by the purchase method of accounting; therefore, the financial results of these operations are included from their respective acquisition dates, with no restatement of prior period amounts.

On January 9, 2001, the Corporation merged with Shoreline Financial Corporation (“Shoreline”), a one-bank holding company headquartered in Benton Harbor, Michigan and parent company of Shoreline Bank. As of the effective date of the transaction, Shoreline had total assets of approximately $1.1 billion, total deposits of approximately $.8 billion and total loans of approximately $.8 billion. The Corporation is operating Shoreline Bank through a separate subsidiary of the Corporation, Chemical Bank Shoreline, with its headquarters in Benton Harbor. The Corporation issued approximately 8.2 million shares of common stock for all of the outstanding stock of Shoreline. The transaction was accounted for as a pooling of interests business combination and, therefore, all prior period amounts included in the consolidated financial statements were restated to include Shoreline as if it had always been part of the Corporation.

On December 31, 2000, the Corporation consolidated nine of its then ten subsidiary banks into two; Chemical Bank and Trust Company and Chemical Bank West. Chemical Bank South, headquartered in Marshall, Michigan remained a separate subsidiary until October 26, 2001 when it was consolidated into Chemical Bank Shoreline.

In conjunction with the merger with Shoreline and the internal consolidations, the Corporation recognized $9.2 million ($7.1 million on an after-tax basis) of merger and restructuring expenses during the first quarter of 2001. The term “net operating income” utilized in this report is defined as net income before the impact of the after-tax $7.1 million of merger and restructuring expenses. Net operating income is a measure not defined under accounting principles generally accepted in the United States.

On March 24, 2000, the Corporation acquired two branch banking offices from Old Kent Bank located in Evart and Morrice, Michigan. The branches had total deposits of approximately $15 million and $10 million, respectively, as of that date, for which the Corporation paid a premium of approximately $1.7 million. The offices became branch offices of existing bank subsidiaries. The transaction was accounted for by the purchase method of accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 1. FIVE-YEAR INCOME STATEMENT – TAX EQUIVALENT BASIS* – AS A PERCENTAGE OF AVERAGE TOTAL ASSETS

	Years Ended December 31
	2002	2001	2000	1999	1998

INTEREST INCOME
Interest and fees on loans	4.41%	5.05%	4.93%	4.62%	4.72%
Interest on investment securities	1.53	1.69	1.93	2.01	2.09
Interest on short-term investments	.08	.16	.26	.17	.26

TOTAL INTEREST INCOME	6.02	6.90	7.12	6.80	7.07
INTEREST EXPENSE
Interest on deposits	1.57	2.47	2.84	2.57	2.86
Interest on FHLB borrowings	.25	.23	.22	.16	.13
Interest on other borrowings – short-term	.03	.08	.14	.09	.08

TOTAL INTEREST EXPENSE	1.85	2.78	3.20	2.82	3.07

NET INTEREST INCOME	4.17	4.12	3.92	3.98	4.00
Provision for loan losses	.11	.06	.05	.03	.06
NONINTEREST INCOME
Service charges and fees	.60	.55	.54	.50	.45
Trust services revenue	.18	.20	.23	.22	.20
Mortgage banking revenue	.21	.20	.06	.08	.12
Other	(.01)	.04	.02	.04	.10

TOTAL NONINTEREST INCOME	.98	.99	.85	.84	.87
OPERATING EXPENSES
Salaries, wages and benefits	1.53	1.50	1.52	1.50	1.52
Occupancy	.21	.21	.21	.22	.22
Equipment	.24	.24	.21	.20	.19
Merger and restructuring expenses	–	.29	–	–	–
Other	.66	.70	.67	.68	.71

TOTAL OPERATING EXPENSES	2.64	2.94	2.61	2.60	2.64

INCOME BEFORE INCOME TAXES	2.40	2.11	2.11	2.19	2.17
Federal income taxes	.79	.70	.66	.69	.67
Tax equivalent adjustment	.06	.08	.09	.09	.09

NET INCOME	1.55%	1.33%	1.36%	1.41%	1.41%

AVERAGE TOTAL ASSETS – In thousands	$3,539,138	$3,213,561	$3,000,505	$2,868,323	$2,712,472

*	Taxable equivalent basis using a federal income tax rate of 35%.

Net Income

Net income in 2002 was $54.9 million, or $2.31 per diluted share, compared to net income of $42.7 million, or $1.80 per diluted share, in 2001. Net income in 2002 represented a 28.6% increase over 2001 net income, while 2002 net income per share represented a 28.3% increase over 2001 net income per share.

The Corporation incurred pre-tax merger and restructuring expenses of $9.2 million ($7.1 million after-tax) in 2001. The expenses were incurred in connection with the merger between the Corporation and Shoreline and the consolidation of nine of the Corporation’s subsidiary banks into two.

The Corporation defined net operating income in 2001 as net income before the impact of the merger and restructuring expenses of $7.1 million on an after-tax basis. Net operating income in 2001 was $49.8 million, or $2.10 per diluted share. Net income in 2002 compared to net operating income in 2001 was up $5.1 million, or 10.3%. Net operating income per share has increased at an average annual compound rate of 9.6% during the five-year period ended December 31, 2002.

The Corporation’s return on average assets, based on net operating income, was 1.55% in both 2002 and 2001 and 1.36% in 2000. The Corporation’s return on average shareholders’ equity, based on net operating income, was 13.5% in both 2002 and 2001 and 12.0% in 2000.

Deposits

The Corporation’s average deposit balances and average rates paid on deposits for the past three years are included in Table 2. Average total deposits were $243 million, or 9.4%, higher in 2002 as compared to 2001. Average total deposits were $151 million, or 6.2% higher in 2001 as compared to 2000. The growth in average deposits during 2001 and continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS (CONTINUED)

2002 was primarily attributable to the purchase acquisitions occurring in the second half of 2001. The Corporation experienced slight changes in the mix of its deposits during 2002 as a result of the significant decrease in overall market interest rates during both 2001 and 2002. The declining interest rate environment prompted many customers to transfer funds from their maturing certificates of deposit to their savings and money market deposit accounts. As a result, time deposits less than $100,000 decreased $81 million, or 9.4%, while savings and money market accounts increased by $124 million, or 9.8%, during the twelve months ended December 31, 2002.

It is the Corporation’s strategy to develop customer relationships that will drive steady core deposit growth and stability. The Corporation gathers deposits from the local markets of its bank subsidiaries. The Corporation had $18.3 million of brokered deposits as of December 31, 2002, that were obtained as part of the 2001 acquisitions. The Corporation does not intend to seek additional brokered deposits as part of its deposit gathering strategy.

The growth of the Corporation’s deposits is impacted by competition from other investment products, such as brokerage accounts, mutual funds and various annuity products. These investment products are sold by a wide spectrum of organizations, such as brokerage and insurance companies, as well as by financial institutions.

The Corporation’s subsidiary banks, through “CFC Investment Centers,” offer a wide array of mutual funds, annuity products and market securities through alliances with BankMark and FutureShare Financial Services. CFC Investment Centers offer customers a broad spectrum of investment products and services. During 2002, customers purchased $33.8 million of annuity and mutual fund investments through CFC Investment Centers. In addition, the trust department of Chemical Bank and Trust Company offers customers a variety of investment products and services. Two of these products are “ChemVest Advantage,” which provides customers with professional assistance in allocating their funds among a variety of institutional mutual funds, and “ChemSelect-IRA,” which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds, without any sales charges or transaction fees. At December 31, 2002, these two trust department investment products had balances totaling $30.1 million.

Assets

Average assets were $3.54 billion during 2002, an increase of $326 million, or 10.1%, over average assets during 2001 of $3.21 billion. Average assets increased $213 million, or 7.1%, during 2001 over average assets of $3.0 billion in 2000.

Cash Dividends

During 2002, cash dividends per share were $.91, a 5% increase over cash dividends per share in 2001 of $.87.

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The compound annual growth rate of the Corporation’s cash dividends per share over the past five- and ten-year periods ended December 31, 2002 was 9.6% and 12.1%, respectively. The earnings of the Corporation’s subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation’s subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation’s subsidiary banks.

The Corporation’s annual cash dividends per share over the past five years, adjusted for all stock dividends and stock splits, were as follows:

	2002	2001	2000	1999	1998

Annual Dividend	$.91	$.87	$.80	$.72	$.67

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, investment securities, other interest-bearing deposits and federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking accounts and savings and time deposits, as well as on other borrowings – short-term and Federal Home Loan Bank borrowings. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense adjusted for the tax benefit received on tax-exempt commercial loans and investment securities. Net interest margin is calculated by dividing net interest income (FTE) by average interest-earning assets. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

Net interest income is influenced by a variety of factors, including changes in the volume of interest-earning assets, changes in the mix of interest-earning assets and interest-bearing liabilities, the proportion of interest-earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest which are impacted by the national economy, monetary policies of the Federal Reserve Board, and variations in interest sensitivity between interest-earning assets and interest-bearing liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management’s control also have an impact on changes in net interest income. These

MANAGEMENT’S DISCUSSION AND ANALYSIS

conditions include changes in market interest rates, the strength of credit demand by customers, competition from other financial institutions, the growth of deposit accounts at non-bank financial competitors and the continued growth in equity, mutual fund and annuity investments. Management monitors the Corporation’s consolidated statement of financial position to reduce the potential adverse impact on net interest income caused by significant changes in interest rates. The Corporation’s policies in this regard are further discussed in the section titled “Interest Rate Risk.”

Table 2 presents, for 2002, 2001 and 2000, average daily balances of the Corporation’s major categories of assets and liabilities, interest income and expense on a fully taxable equivalent (FTE) basis, average interest rates earned and paid on the assets and liabilities, net interest income, net interest spread and net interest margin.

Table 3 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-earning assets and interest-bearing liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

During 2002, short-term interest rates remained constant until November when the Federal Reserve Board’s Open Market Committee lowered the Discount and Federal Funds rates by 50 basis points. The prime rate declined from 4.75% on January 1, 2002 to 4.25% on December 31, 2002. The net effect of the lower interest rate environment increased net interest margin and net interest spread in 2002 compared to 2001. Net interest margin for 2002 was 4.44%, compared to 4.38% in 2001. Net interest spread for 2002 was 3.94%, compared to 3.62% for 2001. The Corporation is slightly interest liability sensitive, which means that the Corporation’s interest-bearing liabilities

TABLE 2. AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES* (Dollars in thousands)

	Years Ended December 31

	2002			2001			2000

		Tax	Effective		Tax	Effective		Tax	Effective
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning Assets:
Loans**	$2,085,744	$156,270	7.49%	$1,996,803	$162,201	8.12%	$1,771,306	$147,811	8.34%
Taxable investment securities	1,014,973	49,554	4.88	828,726	49,184	5.93	853,346	52,667	6.17
Non-taxable investment securities	55,144	4,566	8.28	61,825	4,993	8.08	65,272	5,277	8.08
Federal funds sold	121,200	2,000	1.65	116,176	4,604	3.96	113,256	7,092	6.26
Interest-bearing deposits with unaffiliated banks	49,050	776	1.58	22,766	681	2.99	9,893	623	6.30

Total interest-earning assets	3,326,111	213,166	6.41	3,026,296	221,663	7.32	2,813,073	213,470	7.59
Less: Allowance for loan losses	31,098			28,644			26,393
Other Assets:
Cash and due from banks	121,499			118,312			112,142
Premises and equipment	43,104			39,003			37,494
Accrued income and other assets	79,522			58,594			64,189

Total Assets	$3,539,138			$3,213,561			$3,000,505

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Interest-bearing demand deposits	$492,824	$4,594	.93%	$466,320	$9,685	2.08%	$430,743	$12,453	2.89%
Savings deposits	848,908	13,538	1.59	686,511	16,729	2.44	660,098	19,027	2.88
Time deposits	1,035,506	37,404	3.61	1,023,808	52,813	5.16	962,992	53,723	5.58
Federal Home Loan Bank borrowings	162,332	8,848	5.45	132,103	7,285	5.51	107,215	6,526	6.09
Other borrowings – short term	108,469	968	.89	101,834	2,670	2.62	88,933	4,227	4.75

Total interest-bearing liabilities	2,648,039	65,352	2.47	2,410,576	89,182	3.70	2,249,981	95,956	4.27
Noninterest-bearing deposits	448,737			405,841			378,121

Total deposits and borrowed funds	3,096,776			2,816,417			2,628,102
Accrued expenses and other liabilities	35,600			27,315			32,222
Shareholders’ equity	406,762			369,829			340,181

Total Liabilities and Shareholders’ Equity	$3,539,138			$3,213,561			$3,000,505

Net Interest Spread (Average yield earned minus average rate paid)			3.94%			3.62%			3.32%

Net Interest Income (FTE)		$147,814			$132,481			$117,514

Net Interest Margin (Net interest income (FTE)/ total average interest-earning assets)			4.44%			4.38%			4.18%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans are included in average balances reported and are included in the calculation of yields.
continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (CONTINUED)

(deposits and borrowings) react more quickly to changes in interest rates than its interest-earning assets.

Net interest income (FTE) in 2002 was $147.8 million, up $15.3 million, or 11.6%, over 2001 net interest income (FTE) of $132.5 million. During 2002, the increase in volume and change within the mix of interest-earning assets and interest-bearing liabilities resulted in a $10.7 million increase to net interest income (FTE) compared to 2001. During 2002, average interest-earning assets increased $300 million, or 9.9%, to $3.3 billion, while average interest-bearing liabilities increased $237 million, or 9.9%, to $2.6 billion. Average loans increased $89 million, or 4.5%, due to acquisitions. Average taxable investment securities increased $186 million, or 22.5%, primarily due to investing available liquidity. Interest-bearing deposits increased $201 million, or 9.2%, resulting from both acquisitions and internal growth. In addition, the rates paid on interest-bearing liabilities declined 123 basis points, while the yield on interest-earning assets declined only 91 basis points, which resulted in a $4.6 million increase to net interest income. Excluding the impact of the 2001 bank and branch acquisitions, net interest income increased approximately 7% during the year ended December 31, 2002 compared to the same time period in 2001. The remaining increase was due to the costs of deposits and other funding sources decreasing by more than the decrease in the yield on interest-earning assets.

Net interest income (FTE) in 2001 was $132.5 million, up $15 million, or 12.7%, over 2000 net interest income (FTE) of $117.5 million. During 2001, the increase in volume and the change within the mix of interest-earning assets and interest-bearing liabilities resulted in a $9.9 million increase in net interest income (FTE) compared to 2000. This increase in net interest income (FTE) was primarily attributable to the acquisitions completed during the second half of 2001. In addition, the rates paid on interest-bearing liabilities declined 57 basis points, while the yield on interest-earning assets declined only 27 basis points, which resulted in a $5.1 million increase in net interest income. Net interest margin in 2001 improved to 4.38% from 4.18% in 2000. Net interest spread also improved to 3.62% for 2001 from 3.32% for 2000.

TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS* (In thousands)

	2002 Compared to 2001			2001 Compared to 2000

	Increase (decrease)			Increase (decrease)
	due to changes in			due to changes in
			Combined			Combined
	Average	Average	Increase	Average	Average	Increase
	Volume	Yield/Rate	(Decrease)	Volume	Yield/Rate	(Decrease)

CHANGES IN INTEREST INCOME ON INTEREST-EARNING ASSETS:
Loans	$7,013	$(12,944)	$(5,931)	$18,575	$(4,185)	$14,390
Taxable investment securities	9,941	(9,571)	370	(1,592)	(1,891)	(3,483)
Non-taxable investment securities	(549)	122	(427)	(286)	2	(284)
Federal funds sold	191	(2,795)	(2,604)	178	(2,666)	(2,488)
Interest-bearing deposits with unaffiliated banks	523	(428)	95	494	(436)	58

Total change in interest income on interest- earning assets	17,119	(25,616)	(8,497)	17,369	(9,176)	8,193
CHANGES IN INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	526	(5,617)	(5,091)	1,536	(4,304)	(2,768)
Savings deposits	3,429	(6,620)	(3,191)	804	(3,102)	(2,298)
Time deposits	598	(16,007)	(15,409)	3,166	(4,076)	(910)
Federal Home Loan Bank borrowings	1,656	(93)	1,563	1,401	(642)	759
Other borrowings - short term	160	(1,862)	(1,702)	545	(2,102)	(1,557)

Total change in interest expense on interest- bearing liabilities	6,369	(30,199)	(23,830)	7,452	(14,226)	(6,774)

TOTAL INCREASE IN NET INTEREST INCOME (FTE)	$10,750	$4,583	$15,333	$9,917	$5,050	$14,967

*	Taxable equivalent basis using a federal income tax rate of 35%.
The changes in net interest income (FTE) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

LOANS

The Corporation’s bank subsidiaries are full-service community banks and, therefore, the acceptance and management of credit risk is an integral part of the Corporation’s business. The Corporation maintains a conservative loan policy and strict credit underwriting

MANAGEMENT’S DISCUSSION AND ANALYSIS

standards. These standards include the granting of loans generally only within the Corporation’s market areas. The Corporation’s lending markets generally consist of small communities across the middle to southern and western sections of the lower peninsula of Michigan. The Corporation has no foreign loans or any loans to finance highly leveraged transactions. The Corporation’s lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the parent company level. The Corporation maintains a centralized independent loan review function at the parent company level, which monitors asset quality at each of the Corporation’s subsidiary banks.

The Corporation experiences competition for commercial loans primarily from larger regional banks located both within and outside of the Corporation’s market areas, and from other community banks located within the Corporation’s lending markets. The Corporation’s competition for residential real estate loans primarily includes community banks, larger regional banks, savings associations, credit unions and mortgage companies. The competition for residential real estate loans has increased over the last few years as mortgage lending companies have expanded their sales and marketing efforts. The Corporation experiences competition for consumer loans mostly from captive automobile finance companies, larger regional banks, community banks and local credit unions. The Corporation’s loan portfolio is generally diversified geographically, as well as along industry lines and, therefore, the Corporation believes that its loan portfolio is reasonably sheltered from material adverse local economic impact.

Total loans at December 31, 2002 were $2.08 billion, a decrease of $107 million, or 4.9%, compared to December 31, 2001. The decline in the loan portfolio was mainly due to refinances of residential mortgage loans resulting from the low interest rate environment. The

TABLE 4. SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in thousands)

	Years Ended December 31
	2002	2001	2000	1999	1998

Distribution of Loans:
Commercial	$327,438	$332,055	$287,971	$289,108	$401,827
Real estate construction	108,589	137,500	87,419	74,372	51,784
Real estate commercial	481,084	432,747	313,245	283,966	215,371
Real estate residential	648,286	769,272	776,545	691,830	537,441
Consumer	509,789	510,967	383,450	372,294	327,029

Total loans	$2,075,186	$2,182,541	$1,848,630	$1,711,570	$1,533,452

Summary of Changes in the Allowance for Loan Losses:
Allowance for loan losses at beginning of year	$30,994	$26,883	$26,174	$25,954	$25,136
Loans charged off:
Commercial	(2,345)	(544)	(326)	(260)	(232)
Real estate construction	(107)	–	–	–	–
Real estate commercial	–	(55)	(5)	–	–
Real estate residential	(164)	(108)	(155)	(120)	(67)
Consumer	(2,214)	(1,427)	(1,024)	(903)	(1,040)

Total loan charge-offs	(4,830)	(2,134)	(1,510)	(1,283)	(1,339)
Recoveries of loans previously charged-off:
Commercial	329	195	234	145	151
Real estate construction	–	–	–	–	–
Real estate commercial	17	10	10	10	10
Real estate residential	18	23	21	27	65
Consumer	379	251	367	358	367

Total loan recoveries	743	479	632	540	593

Net loan charge-offs	(4,087)	(1,655)	(878)	(743)	(746)
Provision for loan losses	3,765	2,004	1,587	963	1,564
Allowance of banks/branches acquired	–	3,762	–	–	–

Allowance for loan losses at year-end	$30,672	$30,994	$26,883	$26,174	$25,954

Ratio of net charge-offs during the year to average loans outstanding	.20%	.08%	.05%	.05%	.05%

Ratio of allowance for loan losses at year-end to total loans outstanding at year-end	1.48%	1.42%	1.45%	1.53%	1.69%

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

LOANS (CONTINUED)

Corporation achieved an increase in real estate commercial loans during 2002, although it experienced declines in other loan categories. Real estate construction loans decreased due to the soft economy. Commercial and consumer loan categories declined slightly from the prior year also due to the soft economy and increased competition. In 2001, the Corporation achieved an increase in all loan categories except residential real estate, compared to 2000.

Real estate loans include real estate construction loans, real estate commercial loans and residential real estate loans. At December 31, 2002 and 2001, real estate loans totaled $1.24 billion and $1.34 billion, respectively. Real estate loans decreased $102 million, or 7.6%, in 2002. Real estate loans as a percentage of total loans at December 31, 2002, 2001 and 2000 were 59.7%, 61.4% and 63.7%, respectively.

Real estate construction loans are originated for both business and residential properties. These loans often convert to a residential real estate loan at the completion of the construction period. At December 31, 2002, 2001 and 2000, real estate construction loans as a percentage of total loans were 5.2%, 6.3% and 4.8%, respectively.

Construction lending is generally considered to involve a higher degree of risk than one- to four-family residential lending because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser of the property if it will not be owner-occupied. The Corporation generally attempts to mitigate the risks associated with construction lending by, among other things, lending primarily in its market area, using conservative underwriting guidelines, and closely monitoring the construction process.

Real estate commercial loans increased $48.3 million, or 11.2%, during 2002 to $481.1 million at December 31, 2002. At December 31, 2002, 2001 and 2000, commercial real estate loans as a percentage of total loans were 23.2%, 19.9% and 16.9%, respectively.

Commercial loans totaled $327.4 million at December 31, 2002, a decrease of $4.6 million, or 1.4%, from total commercial loans at December 31, 2001 of $332.1 million. Commercial loans increased $44 million, or 15.3%, in 2001 compared to 2000, primarily from purchase acquisitions. Commercial loans represented 15.8%, 15.2% and 15.6% of total loans outstanding at December 31, 2002, 2001 and 2000, respectively.

Commercial lending and real estate commercial lending are generally considered to involve a higher degree of risk than one-to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower for rental of business properties or for the operation of a business. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and is typically affected by adverse conditions in the real estate market and in the economy. The Corporation generally attempts to mitigate the risks associated with commercial lending by, among other things, lending primarily in its market area using conservative loan-to-value ratios in the underwriting process.

TABLE 5. COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY (Dollars in thousands)

	December 31, 2002				December 31, 2001
	Due In				Due In

	1 Year	1 to 5	Over 5		1 Year	1 to 5	Over 5
	or Less	Years	Years	Total	or Less	Years	Years	Total

Loan Maturities:
Commercial	$173,854	$136,714	$16,870	$327,438	$167,664	$150,478	$13,913	$332,055
Real estate construction	51,121	48,125	9,343	108,589	77,150	51,745	8,605	137,500
Real estate commercial	86,909	356,724	37,451	481,084	73,784	323,923	35,040	432,747

Total	$311,884	$541,563	$63,664	$917,111	$318,598	$526,146	$57,558	$902,302

Percent of Total	34%	59%	7%	100%	35%	58%	7%	100%

	December 31, 2002			December 31, 2001

Interest Sensitivity:
Above loans maturing after one year which have:
Fixed interest rates		$527,216	87%		$561,973	81%
Variable interest rates		78,011	13		21,731	19

Total		$605,227	100%		$583,704	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS

Residential real estate loans decreased $121 million, or 15.7%, during 2002 to $648 million. Residential real estate loans decreased from the prior year as customers took advantage of the significantly lower interest rate environment to convert their short-term fixed rate loans (balloon type loans) to long-term fixed rate loans that the Corporation generally sells in the secondary market. At December 31, 2002, 2001 and 2000, residential real estate loans as a percentage of total loans were 31.2%, 35.2% and 42.0%, respectively.

The Corporation’s residential real estate loans primarily consist of one-to four-family residential loans with original terms of less than fifteen years. The loan-to-value ratio at time of origination is generally 80% or less. Loans with more than an 80% loan-to-value ratio generally require private mortgage insurance.

The Corporation’s general practice is to sell residential real estate loan originations with maturities of fifteen years and longer in the secondary market. The Corporation sold $501 million of long-term fixed rate residential real estate loans during 2002. This compares with $342 million of residential real estate loans sold during 2001. The increase in loans sold was attributable to the lower overall interest rate environment that prevailed throughout 2002. During the second half of 2002, the Corporation retained in its portfolio $63 million of residential mortgage loan originations with maturities of fifteen years or greater. During 2003, the Corporation expects to hold in its portfolio a portion of the fixed-rate residential real estate loan originations with maturities of fifteen to thirty years.

At December 31, 2002, the Corporation was servicing $543 million of residential mortgage loans that had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market. At December 31, 2001, the Corporation serviced for others approximately $433 million of residential mortgages.

Consumer loans totaled $510 million at December 31, 2002, compared to $511 million at December 31, 2001 and $383 million at December 31, 2000. The slight decrease during 2002 was primarily attributable to the competition from captive auto finance companies, which offered interest rates as low as zero percent on new car purchases. Consumer loans decreased by $1.2 million, or .2%, during 2002 and increased by $128 million, or 33.3%, during 2001. The increase in 2001 was attributable to the purchase acquisitions and consumer loan promotions. These promotions were limited time offers of consumer loans at special interest rates to qualifying borrowers. The Corporation generally utilizes loan promotions to generate growth in consumer loans each year. Consumer loans represented 24.6%, 23.4% and 20.7% of total loans outstanding at December 31, 2002, 2001 and 2000, respectively.

Consumer loans generally have shorter terms than mortgage loans but generally involve more credit risk than one- to four-family residential lending because of the type and nature of the collateral. Collateral values, particularly those of automobiles, can be negatively impacted by a slow economy. Consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal situations.

Table 5 presents the maturity distribution of commercial, real estate construction and real estate commercial loans. These loans represented 44.2% of total loans at December 31, 2002 and 41.3% of total loans at December 31, 2001. The percentage of these loans maturing within one year was 34% at December 31, 2002, compared with 35% at December 31, 2001. The percentage of these loans maturing beyond five years remained low at 7% both at December 31, 2002 and 2001. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 13% at December 31, 2002, compared to 19% at December 31, 2001. The decrease in variable interest rate loans was due to borrowers refinancing to fixed rate loans in the low interest rate environment.

The continued low percentage of loans maturing within one year is due to the growth in real estate commercial loans. Real estate commercial loans are generally written as balloon mortgages at fixed interest rates for balloon time periods ranging from three to eight years.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 6. NONPERFORMING ASSETS (Dollars in thousands)

	December 31
	2002	2001	2000	1999	1998

Nonaccrual loans*	$4,859	$6,897	$7,268	$3,078	$2,865
Accruing loans contractually past due 90 days or more as to interest or principal payments	2,422	6,181	1,406	1,207	1,743
Restructured loans	–	–	17	821	–

Total nonperforming loans	7,281	13,078	8,691	5,106	4,608
Repossessed assets and other real estate	4,298	728	831	328	707

Total nonperforming assets	$11,579	$13,806	$9,522	$5,434	$5,315

Nonperforming loans as a percent of total loans	.35%	.60%	.47%	.30%	.30%
Nonperforming assets as a percent of total assets	.32%	.40%	.31%	.19%	.19%

*	Interest income totaling $135,000 was recorded on the nonaccrual loans in 2002. Additional interest income of $274,000 would have been recorded during 2002 on these loans had they been current in accordance with their original terms.

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

The Corporation’s practice is to immediately charge to the allowance for loan losses specifically identified credit losses. This determination is made for each loan at the time of transfer to nonperforming status, after giving consideration to collateral value and the borrower’s ability to repay the loan principal. Nonaccrual loans were $4.9 million at December 31, 2002, compared to $6.9 million at December 31, 2001 and $7.3 million at December 31, 2000. Nonaccrual loans as a percentage of total loans were .23% at December 31, 2002, ..32% at December 31, 2001 and .39% at December 31, 2000.

Accruing loans past due 90 days or more were $2.4 million at December 31, 2002, compared to $6.2 million at December 31, 2001 and $1.4 million at December 31, 2000. The $3.8 million decrease in these loans during 2002 was primarily attributable to a reduction in commercial and real estate commercial loans. There were no restructured loans at December 31, 2002 and 2001. Restructured loans were $.02 million at December 31, 2000.

Total nonperforming loans were $7.3 million, or .35% of total loans, at December 31, 2002, compared to $13.1 million, or .60% of total loans, at December 31, 2001 and $8.7 million, or .47% of total loans, at December 31, 2000. The level and composition of nonperforming loans are affected by economic conditions in the Corporation’s local markets.

Total repossessed assets and other real estate totaled $4.3 million at December 31, 2002, and consisted of commercial real estate of $3.1 million, residential real estate of $.9 million and other repossessions, mostly automobiles, of $.3 million. Total repossessed assets and other real estate totaled $.7 million at December 31, 2001 and consisted of residential real estate of $.5 million and other repossessions of $.2 million.

The Corporation’s policy and related disclosures for impaired loans is as follows: A loan is considered impaired when management determines it is probable that all of the principal and interest due under the contractual terms of the loan will not be collected. In most instances, the impairment is measured based on the fair market value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. A portion of the allowance for loan losses may be allocated to impaired loans.

During the first quarter of 2002, the Corporation changed its methodology of identifying loans as being of an impaired status. Previously, the Corporation analyzed all nonaccrual commercial and real estate commercial loans for impairment before determining which loans were impaired. Based on conservative management philosophies, as of January 1, 2002, the Corporation took the position that all nonaccrual commercial and real estate commercial loans are impaired. This change had no effect on the allowance allocated to impaired loans, as the additional loans classified as impaired did not require an impairment allowance as of January 1, 2002.

Impaired loans under the new classification totaled $2.3 million as of December 31, 2002, $5.1 million as of December 31, 2001 and $5.5 million as of December 31, 2000. After analyzing the various components of the

MANAGEMENT’S DISCUSSION AND ANALYSIS

customer relationships and evaluating the underlying collateral of impaired loans, the allowance for loan losses allocated to impaired loans was as follows: $.8 million as of December 31, 2002, $1.1 million as of December 31, 2001 and $1.2 million as of December 31, 2000. The process of measuring impaired loans and the allocation of the allowance for loan losses requires judgment and estimation; therefore, the eventual outcome may differ from the estimates used on these loans.

PROVISION AND ALLOWANCE
FOR LOAN LOSSES

The provision for loan losses (“provision”) is the amount added to the allowance for loan losses (“allowance”) to absorb loan losses (“charge-offs”) in the loan portfolio. The allowance is maintained at a level considered by management to be adequate to absorb loan losses inherent in the loan portfolio. Management continuously evaluates the allowance to ensure the level is adequate to absorb losses inherent in the loan portfolio. This evaluation is based on a continuous review of the loan portfolio, both individually and by category, and includes consideration of changes in the mix and volume of the loan portfolio, actual loan loss experience, the financial condition of the borrowers, industry and geographical exposures within the portfolio, economic conditions and employment levels of the Corporation’s local markets, and special factors affecting business sectors. A formal evaluation of the allowance is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance. The Corporation’s loan review personnel, who are independent of the loan origination function, review this evaluation.

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

The Corporation’s loan review personnel perform a detailed credit quality review quarterly on large commercial loans that have deteriorated below certain levels of credit risk. A specific portion of the allowance may be allocated to such loans based upon this review. Factors contributing to the determination of specific allocations include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. The Corporation establishes the general allowance by the application of projected risk percentages to graded commercial and real estate commercial loans by grade categories. In addition, a portion of the general allowance is allocated to all other loans by loan category, based on a defined methodology that has been in use without material change for several years. Allocations to loan categories are developed based on historical loss and past due trends, management’s judgment concerning those trends and other relevant factors, including delinquency, default, and loss rates, as well as general economic conditions.

The underlying credit quality of the Corporation’s residential real estate and consumer loan portfolios is dependent primarily on each borrower’s ability to continue to make required loan payments and, in the event a borrower is unable to continue to do so, the value of the collateral, if any, securing the loan. A borrower’s ability to pay typically is dependent primarily on employment and other sources of income, which in turn is impacted by general economic conditions, although other factors may also impact a borrower’s ability to pay. The evaluation of

TABLE 7. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)

	December 31

	2002		2001		2000		1999		1998
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
	Allowance	to Total	Allowance	to Total	Allowance	to Total	Allowance	to Total	Allowance	to Total
Loan Type	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

Commercial	$9,065	15.8%	$9,562	15.2%	$9,320	15.6%	$8,423	16.9%	$6,819	26.2%
Real estate construction	1,097	5.2	1,031	6.3	769	4.8	585	4.3	736	3.3
Real estate commercial	6,167	23.2	5,817	19.9	3,381	16.9	3,047	16.6	2,564	14.1
Real estate residential	3,563	31.2	4,026	35.2	4,882	42.0	4,511	40.4	4,263	35.1
Consumer	7,930	24.6	6,827	23.4	6,196	20.7	7,056	21.8	6,155	21.3
Not allocated	2,850		3,731		2,335		2,552		5,417

Total	$30,672	100%	$30,994	100%	$26,883	100%	$26,174	100%	$25,954	100%

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

PROVISION AND ALLOWANCE
FOR LOAN LOSSES (CONTINUED)

the appropriate level of the unallocated allowance considers current risk factors that may not be reflected in historical factors used to determine the specific and general allowance allocations. These factors include the volatility of economic conditions. The unallocated reserve is judgmentally determined and generally serves to compensate for the uncertainty in estimating losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over- or under-allocation of specific reserves. The unallocated reserve also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, the unallocated reserve considers trends in delinquencies and nonaccrual loans, the changing portfolio mix in terms of collateral, average loan balance, loan growth, the degree of seasoning in the various loan portfolios and loans recently acquired through acquisitions.

The provision for loan losses was $3.77 million in 2002, $2.00 million in 2001, and $1.59 million in 2000. The Corporation experienced net loan charge-offs of $4.09 million in 2002, $1.66 million in 2001 and $.88 million in 2000. The increase in the provision for loan losses in 2002 compared to 2001 was attributable to the increase in net loan charge-offs. Total net loan charge-offs exceeded the provision for loan losses during 2002 due to utilizing $.5 million of the $1.1 million impairment reserve that had been established at December 31, 2001. The Corporation’s allowance was $31 million at December 31, 2002 and represented 1.48% of total loans, compared to 1.42% at December 31, 2001 and 1.45% at December 31, 2000.

The allocation of the allowance in Table 7 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan charge-offs without regard to the categories in which the loan losses are classified. During 2002, the following changes in loan mix occurred: commercial real estate loans increased $48.3 million, or 11.2%, while residential real estate loans decreased $121 million, or 15.7%. Accordingly, a greater amount of the allowance, on a percentage basis, was allocated to real estate commercial loans, while a smaller amount of the allowance was allocated to residential real estate loans than in the prior year. Also, during 2002, the following changes in loan quality occurred: consumer loan net charge-offs were $1.8 million compared to $1.2 million during 2001. Accordingly, a greater amount of the allowance, on a percentage basis, was allocated to consumer loans than in the prior year to reflect the higher relative credit risk as experienced through higher loan losses. Nonperforming commercial loans decreased from $6.0 million at December 31, 2001 to $1.7 million at December 31, 2002. Accordingly, a smaller amount of the allowance, on a percentage basis, was allocated to commercial loans than in the prior year.

NONINTEREST INCOME

Noninterest income totaled $34.53 million in 2002, $31.87 million in 2001 and $25.50 million in 2000. Noninterest income increased $2.7 million, or 8.3%, in 2002 and $6.4 million, or 25%, in 2001 over the prior year. Noninterest income as a percentage of net revenue (net interest income plus noninterest income) was 19.2% in 2002, compared to 19.7% in 2001 and 18.2% in 2000.

The following schedule includes the major components of noninterest income during the past three years.

Noninterest Income (In thousands)

	Years Ended December 31
	2002	2001	2000

Service charges on deposit accounts	$14,002	$10,838	$10,133
Trust services revenue	6,405	6,544	6,865
Other fees for customer services	2,561	2,501	2,615
ATM network user fees	2,199	2,458	2,184
Investment fees and insurance commissions	2,371	2,198	1,715
Mortgage banking revenue	7,513	6,370	1,704
Investment securities gains (losses)	(768)	530	(58)
Other	251	434	337

Total Noninterest Income	$34,534	$31,873	$25,495

The Corporation realized increases in four major categories of noninterest income, with the increase in service charges on deposit accounts and mortgage banking revenue accounting for the majority of the overall increase in noninterest income. Service charges on deposit accounts were $14.0 million in 2002, $10.8 million in 2001 and $10.1 million in 2000. The increases of $3.2 million, or 29.2%, in 2002 and $.7 million, or 7%, in 2001 were primarily attributable to a higher level of customer activity in areas where fees and service charges are applicable.

Mortgage banking revenue was up $1.1 million, or 17.9%, to $7.5 million, as customers took advantage of the lower interest rate environment on long-term fixed rate mortgages to either refinance their existing mortgages or purchase new homes. The Corporation generally sells the majority of its long-term fixed interest rate residential real estate loan originations in the secondary mortgage market as part of its interest rate risk management strategy. During 2002, the

MANAGEMENT’S DISCUSSION AND ANALYSIS

Corporation sold $501 million of residential real estate loans in the secondary market, compared to $342 million in 2001. Both 2002 and 2001 volumes represent a significant increase over historical volumes of sold loans. The increase in mortgage banking gains and origination fees were partially offset by higher amortization of servicing rights, as well as a $613,000 impairment provision recorded to reflect the decline in the estimated fair value of mortgage servicing rights compared to the recorded book value. The decline in the estimated fair value of mortgage servicing rights was due to the continued decline in overall market interest rates for residential mortgage loans and the corresponding increase in prepayments of loans serviced for others. The book value of mortgage servicing rights was $2.5 million and $2.8 million as of December 31, 2002 and December 31, 2001, respectively.

Trust services revenue was $6.4 million in 2002, $6.5 million in 2001 and $6.9 million in 2000. Trust services revenue decreased $139,000, or 2.1%, in 2002, as the slowing economy impacted the valuations of assets under management, on which the calculations of management fees are based.

Net investment securities gains decreased by $1.3 million in 2002, primarily due to $829,000 in recorded losses on equity securities. As part of this amount, the Corporation recorded a $472,000 write-down to market value of certain equity securities, as the Corporation projected that the decline in the market value of these securities was “other than temporary.” The equity securities portfolio as of December 31, 2002 consisted of $2.5 million of common stocks of various publicly traded entities, $15.9 million of Federal Home Loan Bank stock and $1.2 million of Federal Reserve Bank stock.

Noninterest income from all other sources, which includes other fees for customer services, ATM network user fees, investment fees and insurance commissions and other was $7.4 million in 2002, $7.6 million in 2001 and $6.9 million in 2000. The decrease of $.2 million, or 2.8%, in 2002 was primarily attributable to a decline in ATM network user fees.

OPERATING EXPENSES

Total operating expenses were $93.5 million in 2002, $94.6 million in 2001, and $78.3 million in 2000.

The following schedule includes the major categories of operating expenses during the past three years.

Total operating expense as a percentage of total average assets was 2.64% in 2002, compared to 2.94% in 2001. Excluding the $9.2 million of merger and restructuring expenses, total operating expense as a percentage of total average assets was 2.65% in 2001.

Operating Expenses (Dollars in thousands)

	Years Ended December 31
	2002	2001	2000

Salaries	$43,258	$38,956	$36,156
Employee benefits	10,910	9,302	9,316
Occupancy	7,590	6,898	6,414
Equipment	8,391	7,722	6,405
Postage and courier	2,814	2,154	2,034
Stationery and supplies	1,932	1,800	1,846
Professional fees	3,571	3,886	3,995
Michigan single business tax	2,788	2,036	1,425
Advertising, marketing, and public relations	2,264	1,865	1,522
Intangible asset amortization	1,954	3,325	2,162
Telephone	1,927	1,718	1,562
Merger and restructuring expenses	–	9,167	–
Federal Deposit Insurance Corporation (FDIC) premiums	496	485	493
Other	5,631	5,283	4,964

Total Operating Expenses	$93,526	$94,597	$78,294

Full-time equivalent staff (at December 31)	1,412	1,427	1,278
Efficiency ratio(1)	51%	52%	55%

(1)	Total operating expenses, excluding merger and restructuring expenses of $9.2 million in 2001, divided by the sum of net interest income (FTE) and noninterest income.

Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $54.2 million in 2002, $48.3 million in 2001 and $45.5 million in 2000. Approximately 45% of the 12.2% increase in total personnel costs for 2002 over 2001 was due to salaries, wages and employee benefits attributable to the 2001 purchase acquisitions that only impacted compensation and benefits expense during 2001 from their respective acquisition dates, versus the entire year in 2002. In addition, pension expense increased by $1.2 million, or 140%, in 2002 compared to 2001 due primarily to more participants in the Corporation’s pension plan as a result of acquisitions in 2001, and a lower than previously projected actual return on pension plan assets. Personnel expenses as a percentage of total operating expenses were 57.9% in 2002, 51.0% in 2001 (56.5%, excluding the $9.2 million of merger and restructuring expenses from total operating expenses), and 58.1% in 2000.

Occupancy and equipment expenses totaled $16.0 million in 2002, $14.6 million in 2001 and $12.8 million in 2000. Approximately one-half of the increase in occupancy and equipment expenses of $1.4 million, or 9.3%, was due to increased costs attributable to the branch and bank purchases completed during the second half of 2001. Depreciation expense was $5.8 million, $5.1 million and $4.3 million in 2002, 2001 and 2000, respectively.

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

OPERATING EXPENSES (CONTINUED)

Other categories of operating expenses include a wide array of expenses, including postage, supplies, professional fees, Michigan single business tax, advertising and marketing expenses, intangible asset amortization, telephone costs, FDIC premiums and miscellaneous other expenses. These other operating expenses totaled $23.4 million in 2002, $22.5 million in 2001 (excluding the $9.2 million of merger and restructuring expenses) and $20.0 million in 2000. The increase in these expenses in 2002 was primarily attributable to increased costs due to the branch and bank purchases, partially offset by lower intangible asset amortization and lower professional fees.

INCOME TAXES

The Corporation’s effective federal income tax rate was 33.7% in 2002, 34.6% in 2001 and 32.6% in 2000. The changes in the Corporation’s effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, nondeductible interest expense, other nondeductible expenses relative to pretax income and tax credits. The higher effective rate in 2001 was due to the impact of the nondeductible portion of the $9.2 million of merger and restructuring expense incurred during 2001.

Tax-exempt income (FTE), net of related nondeductible interest expense, totaled $6.0 million for 2002, $7.4 million for 2001 and $8.1 for 2000. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 2.8%, 3.3% and 3.8% in 2002, 2001 and 2000, respectively.

Income before income taxes (FTE) was $85.06 million in 2002, $67.75 million in 2001 and $63.13 million in 2000.

LIQUIDITY RISK

The Corporation manages its liquidity to ensure that it has the ability to meet the cash withdrawal needs of its depositors, provide funds for borrowers and at the same time ensure that the Corporation’s own cash requirements are met. The Corporation accomplishes these goals through the management of liquidity at two levels – the parent company and the bank subsidiaries.

During the three-year period ended December 31, 2002, the parent company’s primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, invest in subsidiaries, enter new banking

TABLE 8. MATURITIES AND YIELDS* OF INVESTMENT SECURITIES AT DECEMBER 31, 2002 (Dollars in thousands)

	Maturity**

			After One		After Five				Total		Total
	Within		but Within		but Within		After		Carrying		Market
	One Year		Five Years		Ten Years		Ten Years		Value		Value

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for Sale:
U.S. Treasury and agencies	$128,292	5.73%	$460,888	4.08%	$1,003	8.00%	$–	–%	$590,183	4.19%	$590,183
States of the U.S. and political subdivisions	208	5.24	7,962	5.86	7,735	5.30	3,573	5.40	19,478	5.45	19,478
Mortgage-backed securities	4	2.02	59,307	3.66	33,880	4.48	35,693	6.18	128,884	5.34	128,884
Collateralized mortgage obligations	–	–	540	3.19	87	4.77	13,031	3.78	13,658	3.78	13,658
Other debt securities	10,661	6.35	75,667	4.66	–	–	–	–	86,328	4.87	86,328
Equity securities	–	–	–	–	–	–	20,213	5.15	20,213	5.15	20,213

Total Investment Securities Available for Sale	139,165	5.78	604,364	4.09	42,705	4.71	72,510	5.53	858,744	4.74	858,744
Held to Maturity:
U.S. Treasury and agencies	49,621	4.15	154,801	3.71	–	–	–	–	204,422	3.73	209,711
States of the U.S. and political subdivisions	6,242	7.50	22,221	6.73	10,271	8.15	2,275	7.88	41,009	7.58	42,868
Mortgage-backed securities	–	–	129	8.21	747	8.71	4,806	8.48	5,682	8.49	6,272
Other debt securities	12,245	7.01	–	–	2,454	7.14	3,426	5.39	18,125	6.00	18,380

Total Investment Securities Held to Maturity	68,108	5.24	177,151	4.16	13,472	7.99	10,507	7.60	269,238	5.61	277,231

Total Investment Securities	$207,273	5.62%	$781,515	4.11%	$56,177	5.49%	$83,017	5.82%	$1,127,982	4.91%	$1,135,975

*	Yields are weighted by amount and time to contractual maturity, are on a taxable equivalent basis using a 35% federal income tax rate and are based on amortized cost.
**	Based on final contractual maturity.

MANAGEMENT’S DISCUSSION AND ANALYSIS

markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations or impede its ability to manage its liquidity needs. As of January 1, 2003, the Corporation’s bank subsidiaries could pay dividends totaling $56.4 million to the parent company and remain “well capitalized” under the regulatory “risk-based” capital guidelines, without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $42.2 million in cash and cash equivalents at December 31, 2002.

The subsidiary banks manage liquidity to ensure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks’ most readily available sources of liquidity are cash and demand deposits due from banks, federal funds sold, interest-bearing deposits with unaffiliated banks, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. At December 31, 2002, the Corporation held $148.1 million of cash and demand deposits due from banks, $69.9 million in federal funds sold, $53.1 million of interest-bearing deposits with unaffiliated banks, $858.7 million in investment securities available for sale and $68.1 million in other investment securities maturing within one year. These short-term assets represented approximately 42% of total deposits at December 31, 2002.

The Corporation’s investment portfolio has historically been composed primarily of U.S. Treasury and agency securities, comprising 70%, 72% and 72% of the investment portfolio at December 31, 2002, 2001 and 2000, respectively. The Corporation’s investment securities portfolio historically has been very short-term in nature. The average life of the investment securities portfolio, which expresses the average number of years that each principal dollar will be outstanding, was 2.2 years as of December 31, 2002. At December 31, 2002, $207.3 million, or 18.4%, of the Corporation’s investment securities portfolio will mature during 2003, and another $331.8 million, or 29.4%, of the investment securities portfolio will mature during 2004. The combination of the 2003 and 2004 scheduled maturities results in 47.8% of the Corporation’s investment securities portfolio maturing within two years as of December 31, 2002. Also, approximately $90 million of investment securities with maturities beyond 2003 are callable in 2003. Information about the Corporation’s investment securities portfolio is summarized in Tables 8, 9 and 10.

TABLE 9. SUMMARY OF INVESTMENT SECURITIES (In thousands)

	December 31
	2002	2001	2000

Available for Sale:
U.S. Treasury and agencies	$590,183	$541,905	$476,915
States of the U.S. and political subdivisions	19,478	23,311	21,849
Mortgage-backed securities	128,884	97,155	97,874
Collateralized mortgage obligations	13,658	–	–
Other debt securities	86,328	51,418	32,413
Equity securities	20,213	17,594	12,422

Total Available for Sale	858,744	731,383	641,473

Held to Maturity:
U.S. Treasury and agencies	204,422	125,460	152,519
States of the U.S. and political subdivisions	41,009	42,879	46,509
Mortgage-backed securities	5,682	11,174	15,352
Other debt securities	18,125	21,379	19,629

Total Held to Maturity	269,238	200,892	234,009

Total Investment Securities	$1,127,982	$932,275	$875,482

TABLE 10. MATURITY ANALYSIS OF INVESTMENT SECURITIES (as a % of total portfolio)

	December 31
	2002	2001	2000

Maturity:
Under 1 year	18.4%	24.7%	23.9%
1-5 years	69.3	59.7	54.8
5-10 years	5.0	4.0	10.0
Over 10 years	7.3	11.6	11.3

Total	100%	100%	100%

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

LIQUIDITY RISK (CONTINUED)

Table 11 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Time deposits of $100,000 or more and the percentage of these deposits to total deposits have remained relatively stable during the past three years. These deposits decreased slightly during 2002 to $208.3 million at December 31, 2002 from $208.6 million at December 31, 2001. These deposits represented 7.2%, 7.5% and 8.8% of total deposits at December 31, 2002, 2001 and 2000, respectively. The increase in time deposits of $100,000 or more with maturities between six and twelve months was due to a nine-month certificate of deposit promotion and growth in municipal deposits.

TABLE 11. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in thousands)

			December 31
	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent

Maturity:
Within 3 months	$80,810	39%	$96,319	46%	$128,343	59%
After 3 but within 6 months	28,123	14	32,726	16	47,637	22
After 6 but within 12 months	54,953	26	32,971	16	27,008	13
After 12 months	44,435	21	46,546	22	13,056	6

Total	$208,321	100%	$208,562	100%	$216,044	100%

The Corporation has contractual obligations that require future cash payments. Table 12 summarizes the Corporation’s non-cancelable contractual obligations and future required minimum payments at December 31, 2002. Refer to Notes I and O to the consolidated financial statements for a further discussion of these contractual obligations.

TABLE 12. CONTRACTUAL OBLIGATIONS (In thousands)

	Minimum Payments Due by Period

		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years

Federal Home Loan Bank borrowings	$157,393	$9,020	$36,609	$38,715	$73,049
Capital lease obligations	1,114	156	324	342	292
Operating leases and non-cancelable contracts	8,247	1,912	2,764	2,597	974

Total contractual obligations	$166,754	$11,088	$39,697	$41,654	$74,315

The Corporation also has other commitments that may impact liquidity. Table 13 summarizes the Corporation’s commitments and expected expiration dates by period at December 31, 2002. Since many of these commitments historically have expired without being drawn upon, the total amount of these commitments does not necessarily represent future cash requirements of the Corporation.

TABLE 13. COMMITMENTS (In thousands)

	Expected Expiration Dates by Period

		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years

Unused commitments to extend credit	$327,915	$240,256	$39,689	$21,838	$26,132
Undisbursed loans	160,140	160,140	–	–	–
Standby letters of credit	12,899	10,939	–	1,960	–

Total commitments	$500,954	$411,335	$39,689	$23,798	$26,132

MANAGEMENT’S DISCUSSION AND ANALYSIS

INTEREST RATE RISK

Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Corporation’s net interest income is largely dependent upon the effective management of interest rate risk. Interest rate risk arises in the normal course of the Corporation’s business due to differences in the repricing and maturity characteristics of interest rate sensitive assets and liabilities. Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities. Interest rate sensitivity is determined by the amount of interest-earning assets and interest-bearing liabilities repricing within a specific time period and the magnitude by which interest rates change on the various types of interest-earning assets and interest-bearing liabilities. The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest rate sensitivity management aims at achieving reasonable stability in both net interest income and the net interest margin through periods of changing interest rates. The Corporation’s goal is to avoid a significant decrease in net interest income and thus an adverse impact on the profitability of the Corporation in periods of changing interest rates. It is necessary to analyze projections of net interest income based upon the repricing characteristics of the Corporation’s interest-earning assets and interest-bearing liabilities and the varying magnitude by which interest rates may change on loans, investment securities, interest-bearing deposit accounts and borrowings. The Corporation’s interest rate sensitivity is managed through policies and risk limits approved by the boards of directors of the Corporation and its subsidiary banks, and an Asset and Liability Committee (“ALCO”). The ALCO, which is comprised of executive management from various areas of the Corporation including finance, lending, investments and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to maintain the Corporation’s interest rate risk at prudent levels to provide the maximum level of net interest income and minimal impact on earnings from major interest rate changes. The Corporation has not used interest rate swaps or other derivative financial instruments in the management of interest rate risk, other than mandatory forward commitments utilized to partially offset the interest rate risk of interest rate lock commitments on unfunded residential mortgage loans intended to be sold with servicing retained. The Corporation did not have a trading portfolio during the three years ended December 31, 2002.

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

These forecasts are compared against net interest income projected in a stable interest rate environment. While many assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require an evaluation to more accurately reflect their repricing behavior. Key assumptions in the simulation analysis include prepayments on loans, probable calls of investment securities, changes in market conditions, loan volumes and loan pricing, deposit sensitivity, and customer preferences. These assumptions are inherently uncertain, subject to fluctuation and revision in a dynamic environment. As a result, the simulation analysis cannot precisely forecast the impact of rising and falling interest rates on net interest income. Actual results will differ from simulated results due to many factors such as changes in balance sheet components, interest rate changes, changes in market conditions and management strategies.

Management performed various simulation analyses throughout 2002. The Corporation’s interest rate sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. The Corporation then compares various simulation analysis results to the constant interest rate forecast. As of December 31, 2002 and 2001, the Corporation projected the change in net interest income during the next twelve months assuming short-term market interest rates were to uniformly and gradually increase or decrease by up to 200 basis points over the same time period. These projections were based on the Corporation’s assets and liabilities remaining static over the next twelve months, while factoring in mortgage-backed securities and residential mortgage loan and certain consumer loan prepayments. Mortgage-backed securities and mortgage loan prepayment assumptions were developed from industry averages of prepayment speeds, adjusted for the historical prepayment performance of the Corporation’s own loans. The Corporation’s forecasted net interest income sensitivity is monitored by the ALCO within established limits as defined in the interest rate risk limit policy. The Corporation’s policy limits the adverse change of a 200 basis point increase or decrease in short-term interest rates over the succeeding twelve months to no more than seven and one-half percent of management’s most likely net interest income forecast. Throughout 2002, the forecasted interest rate risk exposure was within the Corporation’s established policy limits.

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

INTEREST RATE RISK (CONTINUED)

Summary information about the interest rate risk measures, as described above, at December 31, 2002 and December 31, 2001 is presented below:

Year-End 2002 Twelve Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200

Percent change in net interest income vs. constant rates	1.9%	1.1%	–	(.2)%	(.8)%

Year-End 2001 Twelve Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200

Percent change in net interest income vs. constant rates	4.8%	2.5%	–	(1.7)%	(2.9)%

In the normal course of its mortgage loan origination activity, the Corporation issues mortgage commitments with an interest rate lock. The Corporation limits its interest rate risk on the unfunded mortgage commitments through the use of best-efforts and mandatory forward commitments to sell these loans.

The Corporation’s exposure to market risk for these unfunded commitments and related mandatory forward derivative instruments is not significant. The impact on net income for the year ended December 31, 2002 for these derivative instruments was not material.

CAPITAL

Capital provides the foundation for future growth and expansion. Shareholders’ equity was $430.3 million at December 31, 2002, an increase of $40.9 million, or 10.5%, from total shareholders’ equity at December 31, 2001. The increase in 2002 was derived primarily from earnings retention of $33.3 million and an increase in the net unrealized gain on securities available for sale of $7.3 million.

The ratio of shareholders’ equity to total assets was 12.1% at December 31, 2002, compared to 11.2% at December 31, 2001 and 11.7% at December 31, 2000. The Corporation’s tangible equity ratio was 11.0%, 10.1% and 11.1% at December 31, 2002, 2001 and 2000, respectively. The slight increase in this ratio during 2002 was due to moderate asset growth in proportion to the growth in shareholders’ equity.

Under the regulatory “risk-based” capital guidelines in effect for both banks and bank holding companies, minimum capital levels are based upon perceived risk in the Corporation’s various asset categories. These guidelines assign risk weights to on- and off-balance sheet items in arriving at total risk-adjusted assets. Regulatory capital is divided by the computed total of risk-adjusted assets to arrive at the risk-based capital ratios.

The Corporation’s capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board at December 31, 2002, as shown in the following table.

		Risk-Based
		Capital Ratios
	Leverage
	Ratio	Tier 1	Total

Chemical Financial Corporation’s capital ratios	11%	17%	19%
Regulatory capital ratios-
“well capitalized” definition	5	6	10
Regulatory capital ratios-
minimum requirements	3	4	8

The Corporation’s Tier 1 and Total regulatory capital ratios are significantly above the regulatory minimum and “well capitalized” levels due to the Corporation holding $334 million of investment securities and other assets that are assigned a 0% risk rating, $937 million of investment securities and other assets that are assigned a 20% risk rating, and $748 million of loans secured by first liens on residential real estate properties and other assets that are assigned a 50% risk rating. These three categories of assets represented 57% of the Corporation’s total assets at December 31, 2002.

At December 31, 2002, all of the Corporation’s bank subsidiaries exceeded the minimum capital ratios required of a “well-capitalized” institution, as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991.

OUTLOOK

The Corporation’s philosophy is that it intends to be a “family” of community banks, which operate under the direction of a corporate and regional bank boards of directors, a holding company management team, and community bank advisory boards of directors. The Corporation is committed to the community banking philosophy. The consolidation of its subsidiary banks into three during 2001 did not change the Corporation’s strategy of operating with local decision makers who are community minded. The Corporation remains committed to the communities it serves. Community bank advisory boards of directors have been established in the communities where the legal bank charter was merged into a regional subsidiary bank. The purpose of these internal consolidations was to provide the Corporation with operating efficiencies.

The Corporation strives to remain a quality sales and service organization and is dedicated to sustained profitability

MANAGEMENT’S DISCUSSION AND ANALYSIS

through the preservation of the community banking concept in an ever-changing and increasingly competitive environment.

The Corporation believes it has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings growth and the avoidance of wide fluctuations in earnings from one year to the next. This strategy resulted in an increase in net operating income per share of 10.0% over the prior year and a return on assets of 1.55% during 2002.

REGULATORY MATTERS

The Gramm-Leach-Bliley Act of 1999 (“Act”) eliminated many federal and state law barriers to affiliations among banks, securities firms, insurance companies, and other financial service providers. Companies engaged primarily in insurance activities or securities activities are permitted to acquire banks and bank holding companies such as the Corporation and vice versa.

The Act provides for a more efficient means for financial institutions to offer products and services by creating a “financial holding company,” or “FHC.” Banks, securities firms, and insurance companies can affiliate within the FHC structure to offer a broad range of financial products and services. The Corporation became an FHC during 2000.

The legislation is expected, in time, to alter the competitive landscape of the product markets served by the Corporation and may, in the future, also increase the Corporation’s competition to include larger, more diversified financial companies.

OTHER MATTERS

Forward Looking Statements

This discussion and analysis of financial condition and results of operations, and other sections of this Annual Report, contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as “anticipates,” “believes,” “estimates,” “judgment,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, certain statements under the captions “Liquidity Risk,” “Interest Rate Risk” and “Regulatory Matters” are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national economy; and the local and global effects of the ongoing war on terrorism and potential future expansion of that war. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Important Notice Regarding Delivery of Shareholder Document

As permitted by SEC rules, only one copy of Chemical’s Proxy Statement and the 2002 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical has received contrary instructions from one or more of the shareholders who share the same address. Chemical will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of Chemical’s Proxy Statement and the 2002 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report to Shareholders may instruct Chemical to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350, and will continue in effect unless and until Chemical receives contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct Chemical to send separate copies of the Proxy Statement and Annual Report to Shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Chemical will begin sending separate copies of such documents within thirty days of receipt of such instructions.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
	2002	2001	2000

	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$155,803	$161,422	$146,910
Interest on investment securities:
Taxable	49,554	49,184	52,667
Tax-exempt	2,911	3,359	3,572

Total interest on securities	52,465	52,543	56,239
Interest on federal funds sold	2,000	4,604	7,092
Interest on deposits with unaffiliated banks	776	681	623

TOTAL INTEREST INCOME	211,044	219,250	210,864
INTEREST EXPENSE
Interest on deposits	55,536	79,227	85,203
Interest on Federal Home Loan Bank borrowings	8,848	7,285	6,526
Interest on other borrowings – short term	968	2,670	4,227

TOTAL INTEREST EXPENSE	65,352	89,182	95,956

NET INTEREST INCOME	145,692	130,068	114,908
Provision for loan losses	3,765	2,004	1,587

NET INTEREST INCOME after provision for loan losses	141,927	128,064	113,321
NONINTEREST INCOME
Service charges on deposit accounts	14,002	10,838	10,133
Trust services revenue	6,405	6,544	6,865
Other charges and fees for customer services	7,131	7,157	6,514
Mortgage banking revenue	7,513	6,370	1,704
Other	(517)	964	279

TOTAL NONINTEREST INCOME	34,534	31,873	25,495
OPERATING EXPENSES
Salaries, wages and employee benefits	54,168	48,258	45,472
Occupancy	7,590	6,898	6,414
Equipment	8,391	7,722	6,405
Merger and restructuring expenses	–	9,167	–
Other	23,377	22,552	20,003

TOTAL OPERATING EXPENSES	93,526	94,597	78,294

INCOME BEFORE INCOME TAXES	82,935	65,340	60,522
Federal income taxes	27,990	22,617	19,721

NET INCOME	$54,945	$42,723	$40,801

NET INCOME PER SHARE
Basic	$2.32	$1.81	$1.73
Diluted	2.31	1.80	1.72
CASH DIVIDENDS PER SHARE	.91	.87	.80
See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (In thousands)

	December 31
	2002	2001

ASSETS
Cash and demand deposits due from banks	$148,112	$150,546
Federal funds sold	69,900	86,800
Interest-bearing deposits with unaffiliated banks	53,135	40,591
Investment securities:
Available for sale (at estimated market value)	858,744	731,383
Held to maturity (estimated market value – $277,231 in 2002 and $206,212 in 2001)	269,238	200,892

Total investment securities	1,127,982	932,275
Loans	2,075,186	2,182,541
Less: Allowance for loan losses	30,672	30,994

Net loans	2,044,514	2,151,547
Premises and equipment	42,767	43,143
Intangible assets	40,489	42,615
Accrued income and other assets	41,994	40,789

TOTAL ASSETS	$3,568,893	$3,488,306

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$475,933	$460,619
Interest-bearing	2,371,339	2,328,905

Total deposits	2,847,272	2,789,524
Interest payable and other liabilities	29,677	22,849
Federal Home Loan Bank borrowings	157,393	167,893
Other borrowings – short term	104,212	118,584

Total liabilities	3,138,554	3,098,850
Shareholders’ equity:
Common stock, $1 par value
Authorized – 30,000 shares
Issued and outstanding – 23,684 shares at December 31, 2002 and 23,640 shares at December 31, 2001	23,684	22,514
Surplus	325,149	290,656
Retained earnings	62,721	64,792
Accumulated other comprehensive income	18,785	11,494

Total shareholders’ equity	430,339	389,456

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,568,893	$3,488,306

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2002	2001	2000

	(In thousands)
OPERATING ACTIVITIES
Net income	$54,945	$42,723	$40,801
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,765	2,004	1,587
Stock incentive expense	–	515	208
Gains on sales of loans	(7,442)	(4,973)	(887)
Proceeds from loan sales	506,850	347,083	60,305
Loans originated for sale	(483,384)	(389,153)	(59,292)
Investment securities (gains) losses	768	(530)	58
Depreciation expense and amortization of intangible assets	10,479	8,460	6,775
Net amortization of investment securities	6,350	1,583	339
Net increase in accrued income and other assets	(3,094)	(5,663)	(4,461)
Net increase (decrease) in interest payable and other liabilities	6,828	(2,095)	(821)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	96,065	(46)	44,612
INVESTING ACTIVITIES
Premium paid in acquisitions	–	(22,602)	–
Securities available for sale:
Proceeds from maturities, calls and principal reductions	271,826	234,199	248,879
Proceeds from sales	3,274	68,254	34,118
Purchases	(396,666)	(385,061)	(274,910)
Securities held to maturity:
Proceeds from maturities, calls and principal reductions	123,656	84,099	133,277
Purchases	(191,025)	(46,474)	(111,485)
Net (increase) decrease in loans	80,067	(288,144)	(139,202)
Purchases of premises and equipment	(5,510)	(10,313)	(5,715)

NET CASH USED IN INVESTING ACTIVITIES	(114,378)	(366,042)	(115,038)
FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	139,249	261,944	16,283
Net increase (decrease) in certificates of deposit and other time deposits	(81,501)	84,425	72,216
Proceeds from Federal Home Loan Bank (FHLB) borrowings	–	96,725	70,000
Repayment of FHLB borrowings	(10,500)	(45,638)	(64,219)
Net increase (decrease) in other borrowings – short term	(14,372)	14,133	21,679
Cash dividends paid	(21,648)	(20,577)	(19,053)
Proceeds from directors’ stock purchase plan	191	187	303
Proceeds from exercise of stock options	512	484	1,484
Repurchases of common stock	(408)	(271)	(4,179)

NET CASH PROVIDED BY FINANCING ACTIVITIES	11,523	391,412	94,514

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,790)	25,324	24,088
Cash and cash equivalents at beginning of year	277,937	252,613	228,525

CASH AND CASH EQUIVALENTS AT END OF YEAR	$271,147	$277,937	$252,613

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, FHLB borrowings and other borrowings – short term	$66,394	$93,471	$94,875
Federal income taxes paid	27,925	25,232	21,788

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Years Ended December 31, 2002, 2001 and 2000
			Unearned		Accumulated
			Stock		Other
	Common		Incentive	Retained	Comprehensive
(In thousands, except per share data)	Stock	Surplus	Plan	Earnings	Income (Loss)	Total

BALANCES AT JANUARY 1, 2000	$20,819	$235,023	$(723)	$80,117	$(5,838)	$329,398
Stock dividend – 5%	671	25,670	–	(26,341)	–	–
Comprehensive income:
Net income for 2000	–	–	–	40,801	–	–
Net change in unrealized gains on securities available for sale, net of tax of $4,829	–	–	–	–	8,969	–
Comprehensive income	–	–	–	–	–	49,770
Cash dividends paid of $.80 per share	–	–	–	(19,053)	–	(19,053)
Shares issued – stock options	26	242	–	–	–	268
Shares issued – directors’ stock purchase plan	9	273	–	–	–	282
Shares earned under stock incentive plan	–	–	208	–	–	208
Shares issued – dividend reinvestment plan	–	1,216	–	–	–	1,216
Repurchase of shares	(126)	(4,053)	–	–	–	(4,179)

BALANCES AT DECEMBER 31, 2000	21,399	258,371	(515)	75,524	3,131	357,910
Stock dividend – 5%	1,072	31,806	–	(32,878)	–	–
Comprehensive income:
Net income for 2001	–	–	–	42,723	–	–
Net change in unrealized gains on securities available for sale, net of tax of $4,503	–	–	–	–	8,363	–
Comprehensive income	–	–	–	–	–	51,086
Cash dividends paid of $.87 per share	–	–	–	(20,577)	–	(20,577)
Shares issued – stock options	41	443	–	–	–	484
Shares issued – directors’ stock purchase plan	13	296	–	–	–	309
Shares earned under stock incentive plan	–	–	515	–	–	515
Repurchase of shares	(11)	(260)	–	–	–	(271)

BALANCES AT DECEMBER 31, 2001	22,514	290,656	–	64,792	11,494	389,456
Stock dividend – 5%	1,128	34,240	–	(35,368)	–	–
Comprehensive income:
Net income for 2002	–	–	–	54,945	–	–
Net change in unrealized gains on securities available for sale, net of tax of $3,926	–	–	–	–	7,291	–
Comprehensive income	–	–	–	–	–	62,236
Cash dividends paid of $.91 per share	–	–	–	(21,648)	–	(21,648)
Shares issued – stock options	50	462	–	–	–	512
Shares issued – directors’ stock purchase plan	7	184	–	–	–	191
Repurchase of shares	(15)	(393)	–	–	–	(408)

BALANCES AT DECEMBER 31, 2002	$23,684	$325,149	$–	$62,721	$18,785	$430,339

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

The accounting and reporting policies of Chemical Financial Corporation (“Corporation”) and its subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates. Significant accounting policies of the Corporation and its subsidiaries are described below:

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

Investment Securities Available for Sale:

Investment securities available for sale include those securities that might be sold as part of the Corporation’s management of interest rate and prepayment risk, in response to changes in interest rates or in response to a desire to increase liquidity.

Investment securities available for sale are stated at estimated market value, with the aggregate unrealized gains and losses, net of income taxes, classified as a component of accumulated other comprehensive income. Realized gains and losses from the sale of investment securities available for sale are determined using the specific identification method and are classified as noninterest income in the consolidated statements of income.

Premiums and discounts on investment securities available for sale, as well as on investment securities held to maturity, are amortized over the estimated lives of the related investment securities.

Investment Securities Held to Maturity:

Designation as an investment security held to maturity is made at the time of acquisition and is based on the Corporation’s intent and ability to hold the security to maturity. Securities held to maturity are stated at cost, adjusted for the amortization of premium and accretion of discount to maturity.

Loans:

Loans are stated at their principal amount outstanding. Loan origination and commitment points are deferred. The amount deferred is reported as part of loans and is recognized as interest income over the term of the loan as a yield adjustment.

Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. Loan interest income is recognized on the accrual basis. The past-due status of a loan is based on the loan’s contractual terms. A loan is placed in the nonaccrual category when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection, or earlier when, in the opinion of management, there is sufficient reason to doubt the collectibility of future principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed in nonaccrual status. The subsequent recognition of interest income on a nonaccrual loan is then recognized only to the extent cash is received and where future collection of principal is probable. Loans are returned to accrual status when principal and interest payments are brought current and collectibility is no longer in doubt. Interest income on restructured loans is recognized according to the terms of the restructure, subject to the above described nonaccrual policy.

Nonperforming loans are comprised of those loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments, and other loans for which the terms have been restructured to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

Consistent with this definition, all nonaccrual commercial and real estate commercial loans are considered impaired loans by the Corporation. A loan is defined to be impaired when it is probable that payment of principal and interest will not be made in accordance with the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. A portion of the allowance for loan losses may be allocated to impaired loans. All nonaccrual commercial loans and real estate commercial loans are evaluated individually to determine whether or not an impairment allowance is required.

Allowance for Loan Losses:

The allowance for loan losses is maintained at a level that, in management’s judgment, is considered to be adequate to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

provide for loan losses inherent in the loan portfolio. The Corporation maintains formal policies and procedures to monitor and control credit risk. Management’s evaluation of the adequacy of the allowance is based on a continuing review of the loan portfolio, actual loan loss experience, risk characteristics of the loan portfolio, the level and composition of nonperforming loans, the financial condition of the borrowers, balance of the loan portfolio, loan growth, economic conditions, employment levels of the Corporation’s local markets, and special factors affecting specific business sectors.

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

Mortgage Banking Operations:

The origination of mortgage loans is an integral component of the business of the Corporation. The Corporation generally sells its originations of long-term fixed interest rate residential mortgage loans in the secondary market. Gains and losses on the sales of loans are determined using the specific identification method. Long-term fixed interest rate residential mortgage loans originated for sale are generally held for thirty days or less. The Corporation sells mortgage loans in the secondary market on either a servicing retained or released basis. Loans held for sale are carried at the lower of cost or market on an individual basis.

The Corporation accounts for mortgage servicing rights in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS 140). SFAS 140 requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans that are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the mortgage loans sold. The Corporation amortizes mortgage servicing rights in proportion to, and over the life of, the estimated net future servicing income and performs a periodic evaluation of the fair market value of the mortgage servicing rights. Prepayments of mortgage loans result in increased amortization of mortgage servicing rights as the remaining book value of the mortgage servicing right is expensed at the time of prepayment. Any impairment of mortgage servicing rights is recognized as a valuation allowance. For purposes of measuring impairment, the Corporation utilizes a third-party modeling software program, which stratifies capitalized mortgage servicing rights by interest rate, term and loan type. Servicing income is recognized in noninterest income when received and expenses are recognized when incurred.

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the estimated useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 35 years for buildings and three to ten years for equipment.

A summary of premises and equipment at December 31 follows:

	2002	2001

	(In thousands)
Bank premises	$57,335	$55,728
Equipment	32,668	33,372

	90,003	89,100
Less: Accumulated depreciation	47,236	45,957

Total	$42,767	$43,143

Other Real Estate:

Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate totaling $4.0 million and $.5 million at December 31, 2002 and 2001, respectively, are included in other assets.

Intangible Assets:

Intangible assets consist of goodwill, core deposit and other intangibles, and mortgage servicing rights. Goodwill representing the excess of cost over the net book value of identifiable assets acquired had been amortized on a straight-line basis over periods ranging from 15 to 20 years through December 31, 2001. Beginning January 1, 2002, for both previous and future purchase transactions, as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill is no longer amortized, but is subject to annual impairment tests in accordance with SFAS 142. Other intangible assets will continue to be amortized over their useful lives. Core deposit and other intangible assets are amortized over periods ranging from five to fifteen years on a straight-line basis.

Goodwill was $27.94 million both at December 31, 2002 and 2001. Core deposit and other intangibles were $10.0 and $11.8 million at December 31, 2002 and 2001, respectively.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Stock Options:

The Corporation periodically grants stock options for a fixed number of shares with an exercise price equal to the market value of the shares on the date of grant. In accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), the Corporation accounts for stock option grants under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB 25, because the exercise prices of the Corporation’s employee stock options equal the market prices of the underlying stock at the dates of grant, no compensation expense is recognized at the date of grant.

Other Borrowings – Short Term:

Other borrowings – short term consist primarily of securities sold under agreements to repurchase, which represent amounts advanced by customers that are secured by investment securities owned by the Corporation, as they are not covered by FDIC insurance.

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

Earnings Per Share:

Basic and diluted earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS 128). All earnings per share amounts for all periods presented conform to the requirements of SFAS 128. Basic earnings per share for the Corporation is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share for the Corporation is computed by dividing net income by the sum of the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents outstanding during the period.

The Corporation’s common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation’s stock option plans, using the treasury stock method. The following table summarizes the number of shares used in the denominator of the basic and diluted earnings per share computations for the years ended December 31:

	2002	2001	2000

Denominator for basic earnings per share	23,676,623	23,626,163	23,569,732
Denominator for diluted earnings per share	23,741,981	23,691,697	23,640,733

Comprehensive Income:

Comprehensive income of the Corporation includes net income and an adjustment to equity for unrealized gains and losses on investment securities available for sale, net of income taxes, as required under Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130). The Corporation displays comprehensive income as a component in the consolidated statements of changes in shareholders’ equity.

Operating Segment:

It is management’s opinion that the Corporation operates in a single operating segment – commercial banking. The Corporation is a financial holding company that operates three commercial banks, a data processing company, a property and casualty insurance company and a title insurance company, each as a separate direct subsidiary of the Corporation. The Corporation’s three commercial bank subsidiaries operate as community banks and offer a full range of commercial banking and fiduciary products and services to the residents and business customers in their geographical market areas. The products and services offered by the commercial bank subsidiaries are generally consistent throughout the Corporation, as generally is the pricing of these products and services. These services include personal and business checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit services, automated teller machines, access to insurance and investment products, money transfer services, corporate and personal trust services and other banking services. Each of the Corporation’s commercial bank subsidiaries operates within the state of Michigan. The marketing of products and services by the Corporation’s subsidiary banks is generally uniform, as some of the markets served by the subsidiaries overlap. The distribution of products and services is uniform throughout the Corporation’s commercial bank subsidiaries and is achieved primarily through retail branch banking offices, automated teller machines and electronically accessed banking products. The commercial bank subsidiaries are state chartered

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commercial banks and operate under the same banking regulations. The data processing subsidiary primarily performs data processing functions for the Corporation’s commercial bank subsidiaries.

The Corporation’s primary sources of revenues are from its loan products and investment securities. The following table summarizes the Corporation’s revenue from its specific loan products for the years ended December 31:

	2002	2001	2000

	(In thousands)
Interest income and fee revenue:
Commercial	$22,706	$24,922	$23,228
Real estate construction	8,070	8,095	6,018
Real estate commercial	34,753	30,946	28,009
Real estate residential	50,557	60,224	58,844
Consumer	39,717	37,235	30,811

Total	$155,803	$161,422	$146,910

Common Stock:

On December 9, 2002, the Corporation declared a five percent stock dividend that was paid January 24, 2003 to shareholders of record on January 6, 2003. All per share data and share amounts included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect the stock dividend.

Business Combinations:

For acquisitions accounted for as pooling of interests combinations, the historical consolidated financial statements were restated to include the accounts and results of operations as though the entity had always been a subsidiary of the Corporation. In compliance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), the pooling of interests method will no longer be used for acquisitions initiated after June 30, 2001. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives.

Reclassification:

Certain amounts in the 2001 and 2000 consolidated financial statements and notes thereto have been reclassified to conform with the 2002 presentation.

NOTE B – MERGERS, ACQUISITIONS
AND CONSOLIDATIONS

During the three years ended December 31, 2002, the Corporation made the following merger, acquisitions and consolidations:

On September 14, 2001, the Corporation acquired Bank West Financial Corporation (“BWFC”). BWFC was the parent company of Bank West, a Michigan stock savings bank with five full-service branches and one loan production office in Kent and Ottawa counties in Michigan. The purchase added approximately $300 million in total assets, $232 million in total loans and $194 million in total deposits as of the date of acquisition, for which the Corporation paid a premium of $7.3 million. Bank West was merged into the Corporation’s existing subsidiary, Chemical Bank West. The Corporation exchanged $29.2 million in cash for all of the outstanding stock of BWFC. The transaction was accounted for by the purchase method of accounting.

On July 13, 2001, the Corporation acquired four branch banking offices from Fifth Third Bank and Old Kent Bank in Holland, Zeeland, Grand Haven and Fremont, Michigan. The purchase of the four branch banking offices added total deposits of approximately $144 million and total loans of $97 million as of the date of acquisition, for which the Corporation paid a premium of $15.3 million. The offices in Holland, Zeeland and Grand Haven are being operated as branches of Chemical Bank Shoreline, and Chemical Bank West is operating the office in Fremont. The transaction was accounted for by the purchase method of accounting.

The acquisitions of the four branches and BWFC in 2001 were accounted for by the purchase method; therefore, the financial results of these operations are included from their respective acquisition dates, with no restatement of prior period amounts.

On January 9, 2001, the Corporation merged with Shoreline Financial Corporation (“Shoreline”), a one-bank holding company headquartered in Benton Harbor, Michigan and parent company of Shoreline Bank. As of the effective date of the transaction, Shoreline had total assets of approximately $1.1 billion, total deposits of approximately $.8 billion and total loans of approximately $.8 billion. The Corporation is operating Shoreline Bank through a separate subsidiary of the Corporation, Chemical Bank Shoreline, with its headquarters in Benton Harbor. The Corporation issued approximately 8.2 million shares of common stock for all of the outstanding stock of Shoreline. The transaction was accounted for as a pooling of interests business combination and, therefore, all prior period amounts included in the consolidated financial statements were continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B – MERGERS, ACQUISITIONS
AND CONSOLIDATIONS (CONTINUED)

restated to include Shoreline as if it had always been part of the Corporation.

On December 31, 2000, the Corporation consolidated nine of its then ten subsidiary banks into two; Chemical Bank and Trust Company and Chemical Bank West. Chemical Bank South, headquartered in Marshall, Michigan remained a separate subsidiary until October 26, 2001 when it was consolidated into Chemical Bank Shoreline.

On March 24, 2000, the Corporation acquired two branch banking offices from Old Kent Bank located in Evart and Morrice, Michigan. The branches had total deposits of approximately $15 million and $10 million, respectively, as of that date, for which the Corporation paid a premium of approximately $1.7 million. The offices became branch offices of existing bank subsidiaries. The transaction was accounted for by the purchase method of accounting.

NOTE C – MERGER AND RESTRUCTURING EXPENSES

The Corporation incurred pre-tax merger and consolidation related restructuring expenses of $9.2 million ($7.1 million after-tax) in the first quarter of 2001. The expenses were incurred in connection with the completion of the merger between the Corporation and Shoreline on January 9, 2001 and the consolidation of nine of the Corporation’s subsidiary banks into two, effective December 31, 2000. A summary of these costs follows: professional fees of $5.3 million; settlement of employment agreements of $2.5 million; severance awards of $.3 million; and other costs of $1.1 million. The entire merger and restructuring reserve was utilized during 2001.

Severance awards were granted to 51 employees whose positions were eliminated during 2001 in the internal bank consolidation project and who elected not to accept another position within the Corporation. The severance awards comprised approximately three percent of the total merger and consolidation related restructuring expenses.

NOTE D – INVESTMENT SECURITIES

The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 2002 and 2001 (in thousands):

Investment Securities Available for Sale:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
December 31, 2002	Cost	Gains	Losses	Value

U.S. Treasury and agency securities	$568,870	$21,313	$ –	$590,183
States of the U.S. and political subdivisions	18,477	1,001	–	19,478
Mortgage-backed securities	125,639	3,251	6	128,884
Collateralized mortgage obligations	13,653	121	116	13,658
Other debt securities	83,600	2,828	100	86,328

Total debt securities	810,239	28,514	222	838,531
Equity securities	19,606	694	87	20,213

Total	$829,845	$29,208	$309	$858,744

December 31, 2001

U.S. Treasury and agency securities	$528,737	$13,678	$510	$541,905
States of the U.S. and political subdivisions	22,699	635	23	23,311
Mortgage-backed securities	95,492	1,790	127	97,155
Other debt securities	49,900	1,579	61	51,418

Total debt securities	696,828	17,682	721	713,789
Equity securities	16,873	1,015	294	17,594

Total	$713,701	$18,697	$1,015	$731,383

Investment Securities Held to Maturity:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
December 31, 2002	Cost	Gains	Losses	Value

U.S. Treasury and agency securities	$204,422	$5,289	$ –	$209,711
States of the U.S. and political subdivisions	41,009	1,925	66	42,868
Mortgage-backed securities	5,682	590	–	6,272
Other debt securities	18,125	255	–	18,380

Total	$269,238	$8,059	$66	$277,231

December 31, 2001

U.S. Treasury and agency securities	$125,460	$2,942	$ 27	$128,375
States of the U.S. and political subdivisions	42,879	1,221	179	43,921
Mortgage-backed securities	11,174	601	12	11,763
Other debt securities	21,379	774	–	22,153

Total	$200,892	$5,538	$218	$206,212

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated market value of debt and equity securities at December 31, 2002, by contractual maturity for both available for sale and held to maturity investment securities follows:

Investment Securities Available for Sale:

		Estimated
	Amortized	Market
	Cost	Value

	(In thousands)
Due in one year or less	$136,760	$139,161
Due after one year through five years	522,529	544,517
Due after five years through ten years	8,329	8,738
Due after ten years	3,329	3,573
Mortgage-backed securities	125,639	128,884
Collateralized mortgage obligations	13,653	13,658
Equity securities	19,606	20,213

Total	$829,845	$858,744

Investment Securities Held to Maturity:

		Estimated
	Amortized	Market
	Cost	Value

	(In thousands)
Due in one year or less	$68,108	$68,890
Due after one year through five years	177,022	182,765
Due after five years through ten years	12,725	13,463
Due after ten years	5,701	5,841
Mortgage-backed securities	5,682	6,272

Total	$269,238	$277,231

Investment securities with a book value of $358.7 million at December 31, 2002 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 2001, the corresponding amount was $366.9 million.

The Corporation recognized net losses on investment securities of $768,000 during 2002, net gains of $530,000 in 2001 and net losses of $58,000 in 2000. During 2002, the Corporation recorded a $472,000 write-down to market value relating to certain equity securities, as part of its total net investment securities losses of $768,000, as the Corporation projected that the decline in the market value of these securities was “other than temporary.” The equity securities portfolio at December 31, 2002 consisted of $2.5 million of common stocks of various publicly traded entities, $15.9 million of Federal Home Loan Bank stock and $1.2 million of Federal Reserve Bank stock.

NOTE E – SECONDARY MARKET
MORTGAGE ACTIVITY

For the three years ended December 31, 2002, activity for capitalized mortgage servicing rights was as follows (in thousands):

	2002	2001	2000

Mortgage Servicing Rights:
Beginning of year	$2,844	$1,591	$1,658
Additions	2,340	1,857	214
Amortization	(2,076)	(424)	(281)
Provision for impairment	(613)	(180)	–

End of year	$2,495	$2,844	$1,591

Additions of mortgage servicing rights were up significantly in 2002, compared to 2001 and 2000, due to significantly higher residential mortgage loan volume, which was mostly attributable to declining interest rates. The lower interest rate environment of 2002 created an incentive for customers to refinance their mortgages and purchase new homes. The lower interest rate environment prompted customers to choose long-term fixed rate mortgages over other mortgage products. The Corporation generally sells its long-term fixed rate mortgages in the secondary market either on a servicing retained or servicing released basis. Mortgage loans serviced for others, which are not reported as assets on the consolidated statement of financial position, were up 24.9% and totaled $543 million at December 31, 2002, compared to $433 million at December 31, 2001. The fair value of mortgage servicing rights approximated its carrying value during each of the three years ended December 31, 2002.

During 2002, the Corporation recorded a $613,000 impairment provision to reflect the decline in the estimated fair value of mortgage servicing rights compared to the recorded book value. This amount reduced mortgage banking revenue shown on the consolidated statement of income. The decline in the estimated fair value of mortgage servicing rights was due to the continued decline in overall market interest rates for residential mortgages and the corresponding increase in prepayments of loans serviced for others. The valuation reserve for impairment of mortgage servicing rights was $.79 million and $.18 million at December 31, 2002 and 2001, respectively. A valuation reserve for mortgage servicing rights was not required at December 31, 2000.

Loans held for sale were $31.4 million at December 31, 2002 and $47.4 million at December 31, 2001. The decrease in loans held for sale was attributable to a shift in emphasis during the second half of 2002 to hold in the portfolio a portion of the long-term residential mortgage loan originations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F – LOANS

The following summarizes loans as of December 31:

	2002	2001

	(In thousands)
Commercial	$327,438	$332,055
Real estate construction	108,589	137,500
Real estate commercial	481,084	432,747
Real estate residential	648,286	769,272
Consumer	509,789	510,967

Total loans	$2,075,186	$2,182,541

The Corporation’s subsidiary banks have extended loans to its directors, officers and their affiliates. The loans were made in the ordinary course of business at normal terms, including collateralization and interest rates prevailing at the time and did not involve more than the normal risk of repayment by the borrower. The aggregate loans outstanding to the directors, officers and their affiliates totaled approximately $38.7 million at December 31, 2002 and $34.0 million at December 31, 2001. During 2002, there were approximately $39.4 million of new loans and other additions, while repayments and other reductions totaled approximately $34.7 million.

Changes in the allowance for loan losses were as follows for the years ended December 31:

	2002	2001	2000

	(In thousands)
Balance at beginning of year	$30,994	$26,883	$26,174
Provision for loan losses	3,765	2,004	1,587
Loan charge-offs	(4,830)	(2,134)	(1,510)
Loan recoveries	743	479	632

Net loan charge-offs	(4,087)	(1,655)	(878)
Allowance of banks/branches acquired	–	3,762	–

Balance at end of year	$30,672	$30,994	$26,883

Nonaccrual loans totaled $4.9 million, $6.9 million and $7.3 million at December 31, 2002, 2001 and 2000, respectively.

During the first quarter of 2002, the Corporation changed its methodology of identifying loans as being of an impaired status. Previously, the Corporation analyzed all nonaccrual commercial and real estate commercial loans for impairment before determining which loans were impaired. Based on conservative management philosophies, as of January 1, 2002, the Corporation took the position that all nonaccrual commercial and real estate commercial loans are impaired. This change had no effect on the allowance allocated to impaired loans, as the additional loans classified as impaired did not require an impairment allowance as of January 1, 2002.

Impaired loans under the new classification totaled $2.3 million as of December 31, 2002, $5.1 million as of December 31, 2001 and $5.5 million as of December 31, 2000. After analyzing the various components of the customer relationships and evaluating the underlying collateral of impaired loans, the allowance for loan losses allocated to impaired loans was as follows: $.8 million as of December 31, 2002, $1.1 million as of December 31, 2001 and $1.2 million as of December 31, 2000.

NOTE G – FEDERAL INCOME TAXES

The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35%, primarily due to tax-exempt interest on investment securities and loans, partially offset by non-deductible merger and restructuring expenses, as shown in the following analysis for the years ended December 31:

	2002	2001	2000

	(In thousands)
Tax at statutory rate	$29,027	$22,869	$21,182
Changes resulting from:
Tax-exempt income	(1,228)	(1,741)	(1,768)
Non-deductible merger and restructuring expenses	–	1,118	–
Other	191	371	307

Total federal income tax expense	$27,990	$22,617	$19,721

The provision for federal income taxes consisted of the following for the years ended December 31:

	2002	2001	2000

	(In thousands)
Current	$26,267	$25,632	$22,223
Deferred taxes (benefit)	1,723	(3,015)	(2,502)

Total	$27,990	$22,617	$19,721

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences that comprise the deferred tax assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and liabilities of the Corporation were as follows as of December 31:

	2002	2001

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$10,355	$10,308
Employee benefit plans	1,129	2,519
Investment securities mark to market	1,302	1,136
Other	3,927	2,495

Total deferred tax assets	16,713	16,458
Deferred tax liabilities:
Investment securities available for sale	10,114	6,189
Other	3,934	2,501

Total deferred tax liabilities	14,048	8,690

Net deferred tax assets	$2,665	$7,768

Federal income tax expense (benefit) applicable to gains (losses) on investment securities transactions was $(104,000) in 2002, $186,000 in 2001 and $(20,000) in 2000, and is included in federal income taxes on the consolidated statements of income.

NOTE H – PENSION AND
POSTRETIREMENT BENEFITS

The Corporation had two noncontributory defined benefit pension plans (“Plans”) covering the majority of its employees through December 31, 2001, as a result of the merger with Shoreline on January 9, 2001. Normal retirement benefits of the Plans were based on years of service and the employee’s average annual pay for the five highest consecutive years during the ten years preceding retirement under the Plans. Effective January 1, 2002, the Plans were merged into a single noncontributory defined benefit pension plan (“New Plan”). The New Plan continues to cover the majority of the Corporation’s employees. Like the predecessor Plans, retirement benefits in the New Plan are based on years of service, age at retirement and the employee’s compensation during the five highest consecutive years of earnings within the last ten years of employment. The retirement benefits under the New Plan are substantially the same as the Corporation’s plan prior to the merger with Shoreline. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The New Plan’s assets consist primarily of listed stocks, U.S. government securities and 201,329 shares of the Corporation’s common stock. The market value of the 201,329 shares was $6.2 million at December 31, 2002.

The following table sets forth the changes in the benefit obligation and plan assets of the Plans and the New Plan:

	2002	2001

	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$47,858	$45,537
Service cost	3,065	2,172
Interest cost	3,503	3,121
Amendments	–	(336)
Net actuarial loss	7,441	1,696
Curtailment	–	(1,088)
Special separation program benefits	–	1,336
Settlement	–	(2,183)
Benefits paid	(1,848)	(2,397)

Benefit obligation at end of year	$60,019	$47,858

Change in the plans’ assets:
Fair value of the plans’ assets at beginning of year	$50,781	$53,496
Actual return on plans’ assets	(4,810)	923
Contributions by the Corporation	5,846	996
Settlement	–	(1,281)
Benefits paid	(1,848)	(3,353)

Fair value of the plans’ assets at end of year	$49,969	$50,781

Overfunded (underfunded) status of the plans	$(10,050)	$2,923
Unrecognized net actuarial (gain) loss	15,419	(1,382)
Unrecognized net transition (asset) obligation	(11)	54
Unrecognized prior service benefit	(261)	(302)

Prepaid benefit cost	$5,097	$1,293

As the above table shows, the benefit obligation increased by $12.2 million to $60.0 million at December 31, 2002 from $47.8 million at December 31, 2001. The increase was higher than in prior years due to a $7.4 million net actuarial loss recognized during 2002, resulting primarily from a lower weighted average discount rate used in 2002.

Weighted-average assumptions as of December 31:

	2002	2001	2000

Discount rate used in determining benefit obligation	6.5%	7%	7.0- 7.5%
Expected return on plan assets	8%	8%	8%
Rate of compensation increase	5%	5%	4.5- 5%
continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H — PENSION AND
POSTRETIREMENT BENEFITS (CONTINUED)

Net periodic pension cost of the plans consisted of the following for the years ended December 31:

	2002	2001	2000

	(In thousands)
Service cost	$3,065	$2,172	$2,175
Interest cost	3,503	3,121	3,045
Curtailment	–	(1,083)	–
Settlement	–	131	–
Special separation program benefits	–	1,336	–
Expected return on plans’ assets	(4,409)	(4,291)	(4,158)
Amortization of transition amount	(15)	(95)	(180)
Amortization of prior service benefit	(41)	(23)	(136)
Amortization of unrecognized net (gain) loss	(14)	(410)	125

Pension expense	$2,089	$858	$871

Other Employee Benefit Plans:

One of the Corporation’s subsidiary banks maintained a profit-sharing plan for qualified employees with at least one year of service through December 31, 2001. Contributions to the profit-sharing plan were discretionary and were determined by the board of directors of the subsidiary bank. Under this plan, $224,000 and $290,000 was expensed in 2001 and 2000, respectively. The plan was terminated as of December 31, 2001, therefore no contribution or expense was recognized in 2002.

One of the Corporation’s subsidiary banks maintained a 401(k) savings plan with an employer match through December 31, 2001. Participants in this 401(k) savings plan were eligible to make deferrals up to 15% of compensation. The subsidiary matched 50% of participants’ elective deferrals on the first 4% of the participants’ compensation. Expense under this plan was $163,000 and $205,000 in 2001 and 2000, respectively. Effective January 1, 2002, this plan was merged into the Corporation’s 401(k) savings plan (“New 401(k) Plan”). Prior to January 1, 2002, the Corporation also had a 401(k) plan that did not include an employer match. Effective January 1, 2002, the New 401(k) Plan provides participants a 50% match of their elective deferrals on the first 4% of the participants’ compensation, subject to qualified plan limits. Expense under the New 401(k) Plan was $481,000 in 2002.

In addition to the Corporation’s defined benefit pension plan, the Corporation has a postretirement benefits plan that provides medical benefits and dental benefits through age 65 to a portion of its employees. Through December 31, 2001, eligibility for such benefits was age 55 with at least ten years of service with the Corporation. Retirees are required to make contributions toward the cost of their benefits based on their years of credited service and age at retirement. Retiree contributions are adjusted annually. Effective January 1, 2002, the Corporation adopted a revised retiree medical program (“Retiree Plan”) which substantially reduced the future obligation of the Corporation for retiree medical costs. The Retiree Plan will generally provide employees access to retiree medical benefits for themselves and their dependents for those employees who retire at age 55 or thereafter with at least fifteen years of service. There will generally be no employer subsidy for these benefits. Retirees and certain employees within two years of retirement as of December 31, 2001 were grandfathered under the predecessor plan. There continues to be no employer subsidy for dependent benefits included in the grandfathered plan. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions (applicable to grandfathered participants), deductibles, copayments and coinsurance. The Corporation reserves the right to amend, modify or terminate these benefits at any time.

The following table sets forth changes in the Corporation’s postretirement benefit obligation:

	2002	2001

	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$4,265	$5,161
Service cost	22	210
Interest cost	275	502
Net actuarial (gain) loss	(168)	1,893
Amendments	–	(3,486)
Curtailment	–	(24)
Special separation program benefits	–	220
Benefits paid, net of retiree contributions	(254)	(211)

Benefit obligation at end of year	$4,140	$4,265

Unfunded status of the plan	$4,140	$4,265
Unrecognized net actuarial loss	(1,395)	(1,795)
Unrecognized prior service credit	3,219	3,544

Accrued postretirement benefit cost	$5,964	$6,014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net periodic postretirement benefit cost consisted of the following for the years ended December 31:

	2002	2001	2000

	(In thousands)
Service cost	$22	$210	$226
Interest cost	275	502	355
Amortization of prior service cost (benefit)	(324)	26	(18)
Curtailment	–	(7)	–
Amortization of unrecognized net loss	231	–	–
Special separation program benefits	–	220	–

Net periodic postretirement benefit cost	$204	$951	$563

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.5% at December 31, 2002, 7.0% at December 31, 2001 and 7.5% at December 31, 2000.

For measurement purposes, the annual rates of increase in the per capita cost of covered health care benefits and dental benefits for 2003 were each assumed at 9%. These rates were assumed to decrease gradually to 5% in 2008 and remain at that level thereafter.

The assumed health care and dental cost trend rates could have a significant effect on the amounts reported. A one-percentage-point change in these rates would have had the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

	(In thousands)
Effect on total of service and interest cost components in 2002	$33	$(28)
Effect on postretirement benefit obligation as of December 31, 2002	$464	$(399)

NOTE I – FEDERAL HOME LOAN BANK
BORROWINGS

Borrowings from the Federal Home Loan Bank (“FHLB”) of Indianapolis consisted of the following:

	December 31
	2002	2001

	(In thousands)
Fixed-rate advances; with maturities from April 2003 through May 2009, rates ranging from 4.79% – 6.40% and a weighted average rate of 5.33% at December 31, 2002	$38,393	$38,893
Convertible fixed-rate advances; with maturities from January 2003 through February 2011, rates ranging from 4.49% – 6.75% and a weighted average rate of 5.54% at December 31, 2002	119,000	119,000
Variable-rate advance	–	10,000

Total	$157,393	$167,893

For the convertible fixed-rate advances, the FHLB has the option to convert the advance to a variable-rate beginning one, two or five years after the origination date depending on the advance, and quarterly thereafter. The Corporation has the option to prepay, without penalty, an FHLB convertible fixed-rate advance when the FHLB exercises its option to convert it to a variable-rate advance. During 2002, the FHLB did not exercise this option on any advance. Prepayments of both fixed-rate and convertible fixed-rate advances are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The Corporation did not incur any prepayment penalties for 2002, 2001 or 2000.

The FHLB borrowings are collateralized by a blanket lien on qualified one-to four family residential mortgage loans. The carrying value of these loans was $373.9 million, which represents a total borrowing capacity based on collateral of $257.8 million. Therefore, the Corporation’s additional borrowing availability through the FHLB at December 31, 2002 under the blanket lien agreement was $100.4 million.

At year-end 2002, scheduled principal reductions on these advances are as follows (in thousands):

2003	$9,020
2004	20,377
2005	16,232
2006	28,692
2007	10,023
Thereafter	73,049

Total	$157,393

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J – RESTRICTED ASSETS AND DIVIDEND
LIMITATIONS OF SUBSIDIARY BANKS

Banking regulations require that banks maintain cash reserve balances in vault cash with the Federal Reserve Bank or with certain other qualifying banks. The aggregate average amount of such legal balances required to be maintained by the Corporation’s subsidiary banks was $25.2 million for the year ended December 31, 2002. During 2002, the Corporation’s subsidiary banks satisfied their legal reserve requirements almost exclusively by maintaining average vault cash balances in excess of their legal reserve requirements.

Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 2002, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiaries are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends that can be paid by the Corporation’s bank subsidiaries to the parent company, without obtaining prior approval from bank regulatory agencies, was $56.4 million as of January 1, 2003. Dividends paid to the Corporation by its banking subsidiaries totaled $25.6 million in 2002, $51.1 million in 2001 and $34.8 million in 2000. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

NOTE K – CAPITAL

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital requirements, the subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. In addition, capital amounts and classifications are subject to qualitative judgments by the regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements.

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

At December 31, 2002 and 2001, the Corporation’s and each of its bank subsidiaries’ capital ratios exceeded the quantitative capital ratios required for an institution to be considered “well-capitalized.” Significant factors that may affect capital adequacy include, but are not limited to, a disproportionate growth in assets versus capital and a change in mix or credit quality of assets.

The table below compares the Corporation’s and each of its significant subsidiaries’ actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 2002.

Capital Analysis

			Risk-Based Capital

	Leverage		Tier 1		Total

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in millions)
Corporation’s capital	$373	11%	$373	17%	$401	19%
Required capital – minimum	105	3	86	4	172	8
Required capital – “well capitalized” definition	175	5	129	6	215	10
Chemical Bank and Trust Company’s capital	163	10	163	19	174	20
Required capital – minimum	48	3	34	4	69	8
Required capital – “well capitalized” definition	80	5	52	6	86	10
Chemical Bank Shoreline’s capital	99	8	99	13	109	14
Required capital – minimum	36	3	32	4	63	8
Required capital – “well capitalized” definition	59	5	47	6	79	10
Chemical Bank West’s capital	70	10	70	14	76	15
Required capital – minimum	22	3	20	4	40	8
Required capital – “well capitalized” definition	36	5	30	6	50	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L – GOODWILL

The Corporation’s adoption of SFAS 142 created an inconsistency in the accounting for goodwill amortization between the years ended December 31, 2002 and 2001. Application of the nonamortization provisions of SFAS 142 resulted in an increase in net income of $960,000, or $.04 per share in 2002 compared to 2001. The following analysis is provided for comparability purposes had SFAS 142 been in effect during 2001 (in thousands, except per share amounts):

	Year Ended
	December 31
	2002	2001

Reported net income	$54,945	$42,723
Goodwill amortization	–	960

Adjusted net income	$54,945	$43,683

Basic earnings per share
Reported net income	$2.32	$1.81
Goodwill amortization	–	.04

Adjusted net income	$2.32	$1.85

Diluted earnings per share
Reported net income	$2.31	$1.80
Goodwill amortization	–	.04

Adjusted net income	$2.31	$1.84

The Corporation is required to test goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Corporation performed the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 during the second quarter of 2002. Based on the test results, the Corporation determined that there was no impairment of goodwill as of January 1, 2002. Therefore, there was no transition adjustment required to be recorded to the consolidated statements of income or financial position of the Corporation in conjunction with the adoption of SFAS 142. The Corporation also tested for potential goodwill impairment as of December 31, 2002. Based on these test results, the Corporation determined that there was no impairment of goodwill as of December 31, 2002.

The carrying amount of goodwill at December 31, 2002 was $27.94 million. There was no change in the carrying amount of goodwill during the year ended December 31, 2002.

NOTE M – ACQUIRED INTANGIBLE ASSETS

The following table sets forth the carrying amount, accumulated amortization and amortization expense of acquired intangible assets (in thousands):

	December 31, 2002		December 31, 2001

	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Core deposit intangibles	$9,898	$7,942	$11,831	$6,009
Other	155	20	–	–

Amortization expense for the:

Year ended December 31, 2002	$1,953
Year ended December 31, 2001	1,518

Estimated amortization expense for the years ending December 31:

2003	$1,848
2004	1,819
2005	1,721
2006	1,607
2007	1,520

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N – STOCK OPTIONS

The Corporation’s stock option plans provide for grants of stock options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 2002, there were a total of 418,904 shares available for future awards under the Corporation’s 1997 plan. The plan provides that the option price shall not be less than the fair market value of common stock at the date of grant, options become exercisable as specified in the option agreement governing the option as determined by the Compensation Committee of the board of directors, all awards expire no later than ten years and one day after the date of grant, and options granted may be designated nonstatutory options or incentive stock options. The Corporation does not record expense as a result of the grant or exercise of stock options.

Options granted may include a stock appreciation right that entitles the grantee to receive cash or a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the time of exercise of the stock appreciation right, by the market price of a single share. As of December 31, 2002, there were no outstanding options with stock appreciation rights.

The activity in the Corporation’s stock option plans during the three years ended December 31, 2002, was as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding – January 1, 2000	565,401	$20.85
Activity during 2000:
Granted	6,914	24.30
Exercised	(46,778)	8.64
Cancelled	(2,541)	26.36

Outstanding – December 31, 2000	522,996	21.95
Activity during 2001:
Granted	52,920	24.81
Exercised	(48,408)	13.15
Cancelled	(5,856)	26.22

Outstanding – December 31, 2001	521,652	23.01
Activity during 2002:
Granted	69,930	29.17
Exercised	(78,083)	15.64
Cancelled	(12,722)	24.65

Outstanding – December 31, 2002	500,777	$24.97

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

	Weighted				Weighted
	Average				Average
Number	Exercise	Average	Range of	Number	Exercise
Outstanding	Price	Life(a)	Exercise Prices	Exercisable	Price

9,534	$14.21	3.89	$14.21	9,534	$14.21
74,635	18.21	1.07	16.82 – 19.27	74,635	18.21
175,168	23.40	5.46	22.72 – 24.81	163,371	23.30
241,440	28.63	7.12	26.90 – 28.89	159,644	28.41

500,777	$24.97	5.58	$14.21 – 28.89	407,184	$24.16

(a)	Weighted average remaining contractual life in years

The Corporation does not recognize compensation cost in accounting for awards of options under its stock option plans. If the Corporation had elected to recognize compensation cost for options granted in 2002, 2001 and 2000, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

	2002	2001	2000

Net income – as reported	$54,945	$42,723	$40,801
Net income – pro forma	54,759	42,595	40,626
Basic earnings per share – as reported	2.32	1.81	1.73
Basic earnings per share – pro forma	2.31	1.80	1.72
Diluted earnings per share – as reported	2.31	1.80	1.72
Diluted earnings per share – pro forma	2.31	1.80	1.72

The weighted average fair values of options granted during 2002, 2001 and 2000 were $7.49, $6.55 and $7.14 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2002	2001	2000

Expected dividend yield	3.2%	3.2%	3.0%
Expected stock volatility	32.7%	31.3%	22.7%
Risk-free interest rate	3.03%	4.69%	6.70%
Expected life of options – in years	6.5	5.7	8.0

Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting the Corporation’s stock price or of placing an accurate present value on options to purchase its stock. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option’s value is possible without an increase in the market value of the underlying stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O – COMMITMENTS AND
OTHER MATTERS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan contract. Commitments generally have fixed expiration dates or other termination clauses. Historically, the majority of the commitments of the Corporation’s subsidiaries have not been drawn upon and, therefore, may not represent future cash requirements. Standby letters of credit are conditional commitments issued generally by the Corporation’s subsidiaries to guarantee the performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in making loans to customers and are subject to the Corporation’s normal credit policies. Collateral obtained upon exercise of commitments is determined using management’s credit evaluation of the borrowers and may include real estate, business assets, deposits and other items. The Corporation’s subsidiaries at any point in time also have approved but undisbursed loans. The majority of these undisbursed loans will convert to booked loans within a three-month period.

Total unused loan commitments, standby letters of credit and undisbursed loans were $328 million, $13 million and $160 million, respectively, at December 31, 2002 and $303 million, $15 million and $179 million, respectively, at December 31, 2001. The majority of the unused loan commitments and standby letters of credit outstanding as of December 31, 2002 expire one year from their contract date, except for $26 million of unused loan commitments which extend for more than five years.

The Corporation’s unused loan commitments and standby letters of credit have been estimated to have no realizable fair value, as historically the majority of the unused loan commitments have not been drawn upon and generally the Corporation’s subsidiaries do not receive fees in connection with these agreements.

The Corporation has operating leases and other non-cancelable contractual obligations on buildings, equipment and certain computer software that will require annual payments through 2015. Minimum payments due in each of the next five years are as follows:

2003	$1.9 million
2004	$1.4 million
2005	$1.4 million
2006	$1.3 million
2007	$1.3 million

Total expense recorded under lease and other non-cancelable contractual obligations in 2002, 2001 and 2000 was $1.4 million, $1.4 million and $1.2 million, respectively.

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), as amended, became effective for the Corporation on January 1, 2001. SFAS 133 standardized the accounting for derivative instruments by requiring the recognition of those items as assets or liabilities in the consolidated statement of financial position and measuring them at fair value. SFAS 133 requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Corporation implemented SFAS 133, as amended, effective January 1, 2001. The Corporation’s limited use of interest rate lock commitments on residential mortgage loans and related mandatory forward commitments resulted in no cumulative effect of the adoption of SFAS 133, and the impact on net income for the year ended December 31, 2002 was not material.

The Corporation and its subsidiary banks are subject to certain legal actions arising in the ordinary course of business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated income and financial position of the Corporation.

NOTE P – DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires disclosures about the estimated fair values of the Corporation’s financial instruments. The Corporation utilized quoted market prices, where available, to compute the fair values of its financial instruments. In cases where quoted market prices were not available, the Corporation used present value methods to estimate the fair values of its financial instruments. These estimates of fair value are significantly affected by the assumptions made and, accordingly, do not necessarily indicate amounts that could be realized in a current market exchange. It is also the Corporation’s general practice and intent to hold the majority of its financial instruments until maturity and, therefore, the Corporation does not expect to realize the estimated amounts disclosed.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P – DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and demand deposits due from banks:

The carrying amounts reported in the consolidated statements of financial position for cash and demand deposits due from banks approximate their fair values.

Interest-bearing deposits with unaffiliated banks and federal funds sold:

The carrying amounts reported in the consolidated statements of financial position for interest-bearing deposits with unaffiliated banks and federal funds sold approximate their fair values.

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

Deposit liabilities:

The fair values of deposit accounts without defined maturities, such as interest- and noninterest-bearing checking, savings and money market accounts, are equal to the amounts payable on demand. Fair values for interest-bearing deposits with defined maturities are based on the discounted value of contractual cash flows, using interest rates currently being offered for deposits of similar maturities. The fair values for variable interest rate certificates of deposit approximate their carrying amounts.

Federal Home Loan Bank borrowings:

Fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Corporation for debt with similar terms.

Other borrowings – short term:

The carrying amounts of other borrowings – short term, which consist primarily of repurchase agreements, approximate their fair values.

Commitments to extend credit, standby letters of credit and undisbursed loans:

The Corporation’s unused loan commitments, standby letters of credit and undisbursed loans have no carrying amount and have been estimated to have no realizable fair value. Historically, a majority of the unused loan commitments have not been drawn upon and, generally, the Corporation does not receive fees in connection with these commitments.

Estimates of fair values have not been made for items which are not defined by SFAS 107 as financial instruments, including such items as the Corporation’s core deposit intangibles and the value of its trust department. The Corporation believes it is impractical to estimate a representative fair value for these types of assets, even though management believes they add significant value to the Corporation.

The following is a summary of carrying amounts and estimated fair values of the components of the consolidated statements of financial position at December 31:

	2002		2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In thousands)
Assets:
Interest-bearing deposits and federal funds sold	$123,035	$123,035	$127,391	$127,391
Investment securities	1,127,982	1,135,975	932,275	937,595
Net loans	2,044,514	2,065,944	2,151,547	2,186,188
Noninterest-earning assets	273,362	273,362	277,093	277,093

Total assets	$3,568,893	$3,598,316	$3,488,306	$3,528,267

Liabilities:
Deposits without defined maturities	$1,859,288	$1,859,288	$1,720,039	$1,720,039
Time deposits	987,984	1,000,791	1,069,485	1,087,030
FHLB borrowings	157,393	173,172	167,893	177,170
Other borrowings- short term	104,212	104,212	118,584	118,584
Noninterest-bearing liabilities	29,677	29,677	22,849	22,849

Total liabilities	3,138,554	3,167,140	3,098,850	3,125,672
Shareholders’ Equity	430,339	431,176	389,456	402,595

Total liabilities and shareholders’ equity	$3,568,893	$3,598,316	$3,488,306	$3,528,267

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q – PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation (parent company) follow:

	December 31
Condensed Statements of Financial Position	2002	2001

	(In thousands)
Assets:
Cash and cash equivalents at subsidiary bank	$42,154	$37,788
Investment securities available for sale	4,296	4,979
Investment in bank subsidiaries	387,204	350,367
Investment in non-bank subsidiaries	4,148	2,959
Goodwill	1,093	1,093
Other assets	3,951	1,868

Total assets	$442,846	$399,054

Liabilities and Shareholders’ Equity:
Other liabilities	$12,507	$9,598

Total liabilities	12,507	9,598
Shareholders’ equity	430,339	389,456

Total liabilities and shareholders’ equity	$442,846	$399,054

	Years Ended December 31
Condensed Statements of Income	2002	2001	2000

	(In thousands)
Income:
Cash dividends from bank subsidiaries	$25,615	$51,075	$34,758
Cash dividends from non-bank subsidiaries	750	335	282
Interest income from bank subsidiaries	564	2,631	2,102
Other interest income and dividends	134	149	145

Total income	27,063	54,190	37,287
Investment securities gains (losses)	(829)	(45)	116
Expenses:
Operating expenses	2,796	2,878	2,390
Amortization of goodwill	–	305	305
Merger and restructuring expenses	–	7,069	–

Total expenses	2,796	10,252	2,695

Income before income taxes and equity in undistributed net income of subsidiaries	23,438	43,893	34,708
Federal income tax benefit	828	1,663	14
Equity in undistributed (excess distributed) net income of:
Bank subsidiaries	30,625	(3,154)	5,608
Non-bank subsidiaries	54	321	471

Net income	$54,945	$42,723	$40,801

	Years Ended December 31
Condensed Statements of Cash Flows	2002	2001	2000

	(In thousands)
Operating Activities:
Net income	$54,945	$42,723	$40,801
Stock incentive expense	–	515	208
Investment securities (gains) losses	829	45	(116)
Equity in (undistributed) excess distributed net income of subsidiaries	(30,679)	2,833	(6,079)
Other	865	1,200	(796)

Net cash provided by operating activities	25,960	47,316	34,018
Investing Activities:
Capital infusion into subsidiary bank	–	(12,000)	–
Net cash used in acquisitions	–	(29,221)	–
Purchases of investment securities available for sale	(1,258)	(1,447)	(1,389)
Proceeds from sales and maturities of investment securities available for sale	1,017	1,535	1,046

Net cash used in investing activities	(241)	(41,133)	(343)
Financing Activities:
Repurchases of common stock	(408)	(271)	(4,179)
Proceeds from directors’ stock purchase plan	191	187	303
Proceeds from exercise of stock options	512	484	1,484
Cash dividends paid	(21,648)	(20,577)	(19,053)

Net cash used in financing activities	(21,353)	(20,177)	(21,445)

Increase (decrease) in cash and cash equivalents	4,366	(13,994)	12,230
Cash and cash equivalents at beginning of year	37,788	51,782	39,552

Cash and cash equivalents at end of year	$42,154	$37,788	$51,782

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Chemical Financial Corporation

We have audited the accompanying consolidated statements of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemical Financial Corporation and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

As discussed in Note L to the financial statements, in 2002 Chemical Financial Corporation and subsidiaries changed their method of accounting for goodwill.

We previously audited and reported on the consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2000, prior to their restatement for the 2001 pooling of interests as described in Note B to the consolidated financial statements. The contribution of Chemical Financial Corporation to total revenues and net income represented 63% and 71% of the respective 2000 restated totals. Financial statements of the other pooled company included in the 2000 restated consolidated statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the accompanying consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2000, after restatement for the 2001 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note B to the consolidated financial statements.

Detroit, Michigan

January 21, 2003

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(In thousands, except per share data)

	2002				2001
	First	Second	Third	Fourth	First		Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter		Quarter	Quarter	Quarter

Interest income	$54,241	$53,292	$52,475	$51,036	$53,552		$53,300	$55,391	$57,007
Interest expense	18,018	16,585	16,076	14,673	24,073		22,099	21,969	21,041
Net interest income	36,223	36,707	36,399	36,363	29,479		31,201	33,422	35,966
Provision for loan losses	653	1,352	747	1,013	405		437	432	730
Investment securities gains (losses)	(45)	(40)	(99)	(584)	140		152	122	116
Income before income taxes	20,562	20,334	21,106	20,933	7,148	*	18,174	19,491	20,527
Net income	13,710	13,535	14,018	13,682	3,889	*	12,081	12,976	13,777
Net income per share
Basic	.58	.57	.59	.58	.16	*	.51	.55	.59
Diluted	.58	.57	.59	.57	.16	*	.51	.55	.58

*	Includes merger and restructuring expenses of $9.2 million ($7.1 million on an after-tax basis) incurred to complete the merger with Shoreline and the internal consolidations. These expenses reduced net income per share, basic and diluted, $.30 per share.

MARKET FOR CHEMICAL FINANCIAL
CORPORATION COMMON STOCK AND RELATED
SHAREHOLDER MATTERS

Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market® under the symbol CHFC. As of December 31, 2002, there were approximately 23.7 million shares of Chemical Financial Corporation common stock issued and outstanding, held by approximately 5,500 shareholders of record. The table below sets forth the range of high and low trade prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions.

	2002		2001
	High	Low	High	Low

First quarter	$27.66	$24.14	$22.89	$16.68
Second quarter	34.27	26.62	26.26	18.36
Third quarter	34.52	24.13	25.40	21.51
Fourth quarter	30.84	24.04	28.89	22.42

The earnings of the Corporation’s subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual subsidiary bank. See Note J to the Consolidated Financial Statements for a discussion of such limitations. The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The following table summarizes the quarterly cash dividends paid to shareholders over the past five years, adjusted for stock dividends and a stock split paid during this time period, as well as the five percent stock dividend declared on December 9, 2002 that was paid January 24, 2003 to shareholders of record on January 6, 2003. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 2003.

	Years Ended December 31
	2002	2001	2000	1999	1998

First quarter	$.228	$.217	$.199	$.181	$.167
Second quarter	.228	.217	.199	.181	.167
Third quarter	.228	.217	.199	.181	.167
Fourth quarter	.228	.217	.199	.181	.167

Total	$.912	$.868	$.796	$.724	$.668

CHEMICAL FINANCIAL CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

      At December 31, 2002

Board of Directors	J. Daniel Bernson – President, The Hanson Group (a holding company with interests in diversified businesses in Southwest Michigan)
James A. Currie – Investor
Michael L. Dow – Investor
L. Richard Marzke – Chairman and Chief Executive Officer, Pri-Mar Petroleum, Inc. (a wholesale and retail distributor of gasoline and petroleum products and convenience store operator)
Terence F. Moore – President and Chief Executive Officer, MidMichigan Health (a health care organization)
Aloysius J. Oliver – Chairman, Chemical Financial Corporation
Frank P. Popoff – Retired, Former Chairman, President and Chief Executive Officer, The Dow Chemical Company (a diversified science and technology company that manufactures chemical, plastic and agricultural products)
David B. Ramaker – President and Chief Executive Officer, Chemical Financial Corporation
Dan L. Smith – Retired, Former Chairman and Chief Executive Officer, Shoreline Financial Corporation (a bank holding company)
William S. Stavropoulos – Chairman, President and Chief Executive Officer, The Dow Chemical Company (a diversified science and technology company that manufactures chemical, plastic and agricultural products)

Executive Officers	Aloysius J. Oliver – Chairman
David B. Ramaker – President and Chief Executive Officer
Bruce M. Groom – Executive Vice President and Senior Trust Officer, Chemical Bank and Trust Company
Lori A. Gwizdala – Executive Vice President, Chief Financial Officer and Treasurer
Thomas W. Kohn – President and Chief Executive Officer, Chemical Bank West
William C. Lauderbach – Executive Vice President and Senior Investment Officer, Chemical Bank and Trust Company
James R. Milroy – Executive Vice President, Chief Operating Officer and Secretary
John A. Reisner – President and Chief Executive Officer, Chemical Bank and Trust Company
James E. Tomczyk – President and Chief Executive Officer, Chemical Bank Shoreline