Form 10-K, Exhibit 13
period 2003-12-31
CHEMICAL FINANCIAL CORP
filed 2004-03-12
CIK 19612

CHEMICAL
FINANCIAL CORPORATIONSM

2003

Annual Report
to Shareholders

CHEMICAL FINANCIAL CORPORATION
FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS
CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
MARKET FOR CHEMICAL FINANCIAL CORPORATION COMMON STOCK AND RELATED SHAREHOLDER MATTERS
CHEMICAL FINANCIAL CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

CHEMICAL FINANCIAL CORPORATION

2003 ANNUAL REPORT TO SHAREHOLDERS

CHEMICAL FINANCIAL CORPORATION

This is Chemical Financial Corporation’s 2003 Annual Report to Shareholders. Chemical Financial Corporation (“Chemical” or the “Corporation”) is a diversified financial services company providing a full range of commercial, consumer, mortgage, trust, insurance and financial planning services through four subsidiary state-chartered commercial banks. Chemical served a broad customer base through 133 banking offices and 2 loan production offices across 33 counties in the lower peninsula of Michigan as of December 31, 2003.

The Corporation is headquartered in Midland, Michigan, and had total assets of $3.7 billion at December 31, 2003. In addition to its banking offices, the Corporation had 139 ATM locations, with 39 located off-bank premises. The Corporation offers trust and investment services, including financial and estate planning, retirement programs, investment management and custodial services and employee benefit programs through the trust department of its largest subsidiary bank. At December 31, 2003, the trust department had assets under custodial and management arrangements of $2.1 billion.

At year-end, the Corporation had 1,447 employees on a full-time equivalent basis and its shareholders totaled approximately 9,800, of which approximately 5,500 were shareholders of record.

Chemical Financial Corporation’s 2003 Annual Report to Shareholders contains audited financial statements and a detailed financial review. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (the “SEC”) except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2003 Summary Annual Report accompanies the proxy statement. This report presents information concerning the business and financial results of Chemical Financial Corporation in a format and level of detail that we believe our shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2003 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our 2003 Annual Report on Form 10-K, as filed with the SEC, including financial statements and financial statement schedules will be provided to any shareholder, without charge, upon written request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640. The Annual Report on Form 10-K will also be available via our internet website www.chemicalbankmi.com in the “Investor Information” section.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years Ended December 31
	2003	2002	2001	2000	1999

Operating Results (In thousands)
Net interest income	$139,772	$145,692	$130,068	$114,908	$111,504
Provision for loan losses	2,834	3,765	2,004	1,587	963
Noninterest income	39,094	34,534	31,873	25,495	24,220
Operating expenses	91,923	93,526	94,597	78,294	74,546
Net operating income(1)	55,716	54,945	49,800	40,801	40,459
Net income	55,716	54,945	42,723	40,801	40,459

Per Share Data(2)
Net income
Basic	$2.35	$2.32	$1.81	$1.73	$1.70
Diluted	2.35	2.31	1.80	1.72	1.69
Net operating income(1)
Basic	2.35	2.32	2.11	1.73	1.70
Diluted	2.35	2.31	2.10	1.72	1.69
Cash dividends declared and paid	1.00	.91	.87	.80	.72
Book value at end of period	19.25	18.17	16.48	15.17	13.91
Market value at end of period	36.39	30.59	28.67	21.09	26.70
Shares outstanding at end of period (In thousands)(2)	23,801	23,684	23,640	23,592	23,680

At Year End (In thousands)
Assets	$3,708,888	$3,568,649	$3,488,306	$3,047,388	$2,903,612
Loans	2,481,275	2,074,942	2,182,541	1,848,630	1,711,570
Deposits	2,967,236	2,847,272	2,789,524	2,443,155	2,354,656
Federal Home Loan Bank borrowings	155,373	157,393	167,893	116,806	111,025
Shareholders’ equity	458,049	430,339	389,456	357,910	329,398

Average Balances (In thousands)
Assets	$3,578,678	$3,538,599	$3,213,561	$3,000,505	$2,868,323
Interest-earning assets	3,381,083	3,325,572	3,026,296	2,813,073	2,675,669
Loans	2,222,704	2,088,395	1,996,803	1,771,306	1,618,566
Deposits	2,868,180	2,825,975	2,582,480	2,431,954	2,355,876
Federal Home Loan Bank borrowings	151,183	162,332	132,103	107,215	84,993
Shareholders’ equity	439,178	406,762	369,829	340,181	329,244

Financial Ratios
Return on average assets – net income	1.56%	1.55%	1.33%	1.36%	1.41%
Return on average assets – net operating income(1)	1.56	1.55	1.55	1.36	1.41
Return on average equity – net income	12.7	13.5	11.6	12.0	12.3
Return on average equity – net operating income(1)	12.7	13.5	13.5	12.0	12.3
Net interest margin	4.18	4.44	4.38	4.18	4.27
Efficiency ratio(3)	50.9	51.3	52.0	54.7	53.9
Average shareholders’ equity to average assets	12.3	11.5	11.5	11.3	11.5
Cash dividends paid per share to diluted net income per share	42.6	39.4	48.3	46.5	42.6
Tangible equity to assets	10.5	11.0	10.1	11.1	10.7
Total risk-based capital	16.6	18.6	17.4	21.1	22.0

Credit Quality Statistics
Allowance for loan losses to total loans	1.34%	1.48%	1.42%	1.45%	1.53%
Nonperforming loans as a percent of total loans	.46	.35	.60	.47	.30
Nonperforming assets as a percent of total assets	.47	.32	.40	.31	.19
Net loans charged off as a percent of average loans	.15	.20	.08	.05	.05

(1)	Net operating income differs from net income by excluding merger and restructuring expenses of $7.1 million, or $.30 diluted earnings per share, on an after-tax basis incurred in 2001.
(2)	Adjusted for stock dividends.
(3)	Total operating expenses, excluding merger and restructuring expenses of $9.2 million in 2001, divided by the sum of net interest income (fully taxable equivalent) and noninterest income.

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

The principal markets for the Corporation’s commercial banking services are communities within Michigan in which the Corporation’s subsidiaries are located and the areas immediately surrounding these communities. As of December 31, 2003, the Corporation operated four subsidiary banks: Chemical Bank and Trust Company, headquartered in Midland, Michigan; Chemical Bank Shoreline, headquartered in Benton Harbor, Michigan; Chemical Bank West, headquartered in the Grand Rapids, Michigan area; and State Bank of Caledonia, headquartered in Caledonia, Michigan. Together, they serve 90 communities through 133 banking offices and 2 loan production offices located in 33 counties across Michigan’s lower peninsula. In addition to its banking offices, the Corporation operated 139 automated teller machines, both on and off bank premises.

The principal sources of revenues for the Corporation are interest and fees on loans, which accounted for 65% of total revenues in 2003, 63% of total revenues in 2002 and 64% of total revenues in 2001. Interest on investment securities is also a significant source of revenue, accounting for 17% of total revenues in 2003 and 21% of total revenues in 2002 and 2001. Chemical Bank and Trust Company, the Corporation’s largest subsidiary and lead bank, represented 38% of total loans and 44% of total deposits of the Corporation at December 31, 2003.

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

Application of Critical Accounting Policies

The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements. As this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value or when a decline in the value of an asset not carried at fair value on the financial statements warrants an impairment write-down or a valuation reserve to be established. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated by management primarily through the use of internal discounted cash flow analysis.

The most significant accounting policies followed by the Corporation are presented in Note A to the consolidated financial statements. These policies, along with the disclosures presented in the other notes to the consolidated financial statements and in “Management’s Discussion and Analysis,” provide information on how significant assets and liabilities are valued in the consolidated financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, estimates and assumptions underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such, could be most subject to revision as new information becomes available.

The allowance for loan losses represents management’s estimate of credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS (CONTINUED)

amount and timing of expected cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated statements of financial position. Note A to the consolidated financial statements describes the methodology used to determine the allowance for loan losses. In addition, a discussion of the factors driving changes in the amount of the allowance for loan losses is included under the subheading “Provision and Allowance for Loan Losses” in “Management’s Discussion and Analysis.”

Mergers and Acquisitions

The Corporation’s primary method of expansion into new banking markets has been through acquisitions of other financial institutions and bank branches. During the three years ended December 31, 2003, the Corporation closed the following mergers and acquisitions:

The Corporation acquired Caledonia Financial Corporation (“Caledonia”), a one-bank holding company headquartered in Caledonia, Michigan, on December 1, 2003. As of that date, Caledonia had total assets of $211 million, net loans of $184 million, total deposits of $171 million and shareholders’ equity of $22.3 million. Shareholders of Caledonia received $39.00 cash for each share of Caledonia common stock in a taxable transaction. The total value of the transaction was approximately $56.8 million, of which $52.3 million was paid in cash and $4.5 million represents the value of stock options. The purchase price represents a premium over book value of $34.5 million.

The Corporation will continue to operate Caledonia’s bank subsidiary, State Bank of Caledonia, with branch offices in Caledonia, Dutton, Middleville and Kalamazoo, Michigan, as a separate subsidiary until mid-2004. At that time, the Corporation expects to restructure the State Bank of Caledonia into two of the Corporation’s three existing bank subsidiaries. The branches in Caledonia, Middleville and Dutton will become part of Chemical Bank West, headquartered in the Grand Rapids area, and the Kalamazoo branch will become a part of Chemical Bank Shoreline, headquartered in Benton Harbor.

On September 30, 2003, the Corporation consolidated CFC Data Corp, its wholly-owned data processing subsidiary, into the parent. The data processing operations are primarily performed for the Corporation’s bank subsidiaries.

On September 14, 2001, the Corporation acquired Bank West Financial Corporation (“BWFC”). BWFC was the parent company of Bank West, a Michigan stock savings bank with five branch offices and one loan production office in Kent and Ottawa counties in Michigan. The purchase added approximately $300 million in total assets, $232 million in total loans and $194 million in total deposits as of the date of acquisition, for which the Corporation paid a premium of $7.3 million. Bank West was merged into the Corporation’s existing subsidiary, Chemical Bank West. The Corporation exchanged $29.2 million in cash for all of the outstanding stock of BWFC.

On July 13, 2001, the Corporation acquired four branch banking offices from Fifth Third Bank and Old Kent Bank in Holland, Zeeland, Grand Haven and Fremont, Michigan. The purchase added total deposits of approximately $144 million and total loans of $97 million as of the date of acquisition, for which the Corporation paid a premium of $15.3 million. The offices in Holland, Zeeland and Grand Haven are being operated as branches of Chemical Bank Shoreline, and Chemical Bank West is operating the branch in Fremont.

The above acquisitions were accounted for by the purchase method of accounting; therefore, the financial results of these operations are included from their respective acquisition dates, with no restatement of prior period amounts.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 1. FIVE-YEAR INCOME STATEMENT – TAX EQUIVALENT BASIS* – AS A PERCENTAGE OF AVERAGE TOTAL ASSETS

	Years Ended December 31
	2003	2002	2001	2000	1999

INTEREST INCOME
Interest and fees on loans	4.06%	4.41%	5.05%	4.93%	4.62%
Interest on investment securities	1.13	1.53	1.69	1.93	2.01
Interest on short-term investments	.03	.08	.16	.26	.17

TOTAL INTEREST INCOME	5.22	6.02	6.90	7.12	6.80
INTEREST EXPENSE
Interest on deposits	1.02	1.57	2.47	2.84	2.57
Interest on FHLB borrowings	.23	.25	.23	.22	.16
Interest on other borrowings – short-term	.02	.03	.08	.14	.09

TOTAL INTEREST EXPENSE	1.27	1.85	2.78	3.20	2.82

NET INTEREST INCOME	3.95	4.17	4.12	3.92	3.98
Provision for loan losses	.08	.11	.06	.05	.03
NONINTEREST INCOME
Service charges and fees	.66	.60	.55	.54	.50
Trust services revenue	.19	.18	.20	.23	.22
Mortgage banking revenue	.19	.21	.20	.06	.08
Other	.06	(.01)	.04	.02	.04

TOTAL NONINTEREST INCOME	1.10	.98	.99	.85	.84
OPERATING EXPENSES
Salaries, wages and benefits	1.52	1.53	1.50	1.52	1.50
Occupancy	.22	.21	.21	.21	.22
Equipment	.22	.24	.24	.21	.20
Merger and restructuring expenses	–	–	.29	–	–
Other	.61	.66	.70	.67	.68

TOTAL OPERATING EXPENSES	2.57	2.64	2.94	2.61	2.60

INCOME BEFORE INCOME TAXES	2.40	2.40	2.11	2.11	2.19
Federal income taxes	.79	.79	.70	.66	.69
Tax equivalent adjustment	.05	.06	.08	.09	.09

NET INCOME	1.56%	1.55%	1.33%	1.36%	1.41%

AVERAGE TOTAL ASSETS – In thousands	$3,578,678	$3,538,599	$3,213,561	$3,000,505	$2,868,323

*	Taxable equivalent basis using a federal income tax rate of 35%.

Net Income

Net income in 2003 was $55.7 million, or $2.35 per diluted share, compared to net income of $54.9 million, or $2.31 per diluted share, in 2002. Net income in 2003 represented a 1.4% increase over 2002 net income, while 2003 net income per share represented a 1.7% increase over 2002 net income per share.

The Corporation’s return on average assets, based on net operating income, was 1.56% in 2003 and 1.55% in both 2002 and 2001. The Corporation’s return on average shareholders’ equity, based on net operating income, was 12.7% in 2003 and 13.5% in both 2002 and 2001.

The Corporation defined net operating income in 2001 as net income before the impact of the merger and restructuring expenses of $7.1 million on an after-tax basis. Net operating income in 2001 was $49.8 million, or $2.10 per diluted share. There was no difference between net income and net operating income in 2003, 2002, 2000 and 1999. Net operating income per share has increased at an average annual compound rate of 8.3% during the five-year period ended December 31, 2003.

Deposits

The Corporation’s average deposit balances and average rates paid on deposits for the past three years are included in Table 2. Average total deposits were $42 million, or 1.5%, higher in 2003 as compared to 2002. Average total deposits were $243 million, or 9.4%, higher in 2002 as compared to 2001. The growth in average deposits was primarily attributable to the bank acquisitions during the past three years.
continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS (CONTINUED)

It is the Corporation’s strategy to develop customer relationships that will drive steady core deposit growth and stability. The Corporation gathers deposits from the local markets of its bank subsidiaries. The Corporation had $49.0 million of brokered deposits as of December 31, 2003, that were obtained as part of previous acquisitions. The Corporation does not intend to seek additional brokered deposits as part of its deposit gathering strategy, although the Corporation may renew all or a portion of these deposits.

The growth of the Corporation’s deposits is impacted by competition from other investment products, such as brokerage accounts, mutual funds and various annuity products. These investment products are sold by a wide spectrum of organizations, such as brokerage and insurance companies, as well as by financial institutions. The Corporation also competes with credit unions in most of its markets. These institutions are challenging competitors, as credit unions are exempt from federal income taxes.

In response to the competition for other investment products, the Corporation’s subsidiary banks, through “CFC Investment Centers,” offer a wide array of mutual funds, annuity products and market securities through an alliance with PrimeVest Financial Services. During 2003, customers purchased $47.7 million of annuity and mutual fund investments through CFC Investment Centers. In addition, the trust department of Chemical Bank and Trust Company offers customers a variety of investment products and services. Two of these products are “ChemVest Advantage,” which provides customers with professional assistance in allocating their funds among a variety of institutional mutual funds, and “ChemSelect-IRA,” which allows customers to choose their own asset allocation and risk tolerance among a variety of mutual funds, without any sales charges or transaction fees. At December 31, 2003, these two trust department investment products had balances totaling $38.4 million.

Assets

Average assets were $3.58 billion during 2003, an increase of $40 million, or 1.1%, over average assets during 2002 of $3.54 billion. Average assets increased $325 million, or 10.1%, during 2002 over average assets of $3.21 billion in 2001.

Cash Dividends

During 2003, cash dividends per share were $1.00, a 9.4% increase over cash dividends per share in 2002 of $.91.

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The compound annual growth rate of the Corporation’s cash dividends per share over the past five- and ten-year periods ended December 31, 2003 was 8.3% and 12.1%, respectively. The earnings of the Corporation’s subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation’s subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting each of the Corporation’s subsidiary banks.

The Corporation’s annual cash dividends per share over the past five years, adjusted for all stock dividends, were as follows:

	2003	2002	2001	2000	1999

Annual Dividend	$1.00	$.91	$.87	$.80	$.72

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, investment securities, other interest-bearing deposits and federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking and savings accounts, time deposits, and other borrowings – short-term and Federal Home Loan Bank borrowings. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense adjusted for the tax benefit received on tax-exempt commercial loans and investment securities. Net interest margin is calculated by dividing net interest income (FTE) by average interest-earning assets. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

Net interest income is influenced by a variety of factors, including changes in the volume of interest-earning assets, changes in the mix of interest-earning assets and interest-bearing liabilities, the proportion of interest-earning assets that are funded by noninterest-bearing liabilities (demand deposits) and equity capital, market rates of interest which are impacted by the national economy, monetary policies of the Federal Reserve Board, and variations in interest sensitivity between interest-earning assets and

MANAGEMENT’S DISCUSSION AND ANALYSIS

interest-bearing liabilities. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions beyond management’s control also have an impact on changes in net interest income. These conditions include changes in market interest rates, the strength of credit demand by customers, competition from other financial institutions, the growth of deposit accounts at non-bank financial competitors and the continued growth in equity, mutual fund and annuity investments. Management monitors the Corporation’s consolidated statement of financial position to reduce the potential adverse impact on net interest income caused by significant changes in interest rates. The Corporation’s policies in this regard are further discussed under the subheading “Interest Rate Risk.”

Table 2 presents, for 2003, 2002 and 2001, average daily balances of the Corporation’s major categories of assets and liabilities, interest income and expense on a fully taxable equivalent (FTE) basis, average interest rates earned and paid on the assets and liabilities, net interest income (FTE), net interest spread and net interest margin.

Table 3 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-earning assets and interest-bearing liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

During 2003, short-term interest rates remained constant until June when the Federal Reserve Board’s Open Market Committee lowered the Discount and Federal Funds rates by 25 basis points, resulting in an equal reduction in the prime rate. Accordingly, the prime rate was 4.25% on January 1, 2003 and 4.00% on December 31, 2003. The net effect of the continued low interest rate environment decreased net interest margin and net interest spread in

TABLE 2. AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES* (Dollars in thousands)

	Years Ended December 31

	2003			2002			2001

		Tax	Effective		Tax	Effective		Tax	Effective
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning Assets:
Loans**	$2,222,704	$145,212	6.53%	$2,088,395	$156,270	7.48%	$1,996,803	$162,201	8.12%
Taxable investment securities	1,026,318	36,700	3.58	1,011,783	49,554	4.90	828,726	49,184	5.93
Non-taxable investment securities	47,547	3,806	8.00	55,144	4,566	8.28	61,825	4,993	8.08
Federal funds sold	68,796	749	1.09	121,200	2,000	1.65	116,176	4,604	3.96
Interest-bearing deposits with unaffiliated banks	15,718	235	1.50	49,050	776	1.58	22,766	681	2.99

Total interest-earning assets	3,381,083	186,702	5.52	3,325,572	213,166	6.41	3,026,296	221,663	7.32
Less: Allowance for loan losses	30,893			31,098			28,644
Other Assets:
Cash and due from banks	106,288			121,499			118,312
Premises and equipment	43,815			43,104			39,003
Accrued income and other assets	78,385			79,522			58,594

Total Assets	$3,578,678			$3,538,599			$3,213,561

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Interest-bearing demand deposits	$505,278	$1,902	.38%	$492,824	$4,594	.93%	$466,320	$9,685	2.08%
Savings deposits	953,741	8,098	.85	848,908	13,538	1.59	686,511	16,729	2.44
Time deposits	919,221	26,345	2.87	1,035,506	37,404	3.61	1,023,808	52,813	5.16
Federal Home Loan Bank borrowings	151,183	8,381	5.54	162,332	8,848	5.45	132,103	7,285	5.51
Other borrowings – short term	86,604	539	.62	108,469	968	.89	101,834	2,670	2.62

Total interest-bearing liabilities	2,616,027	45,265	1.73	2,648,039	65,352	2.47	2,410,576	89,182	3.70
Noninterest-bearing deposits	489,940			448,737			405,841

Total deposits and borrowed funds	3,105,967			3,096,776			2,816,417
Accrued expenses and other liabilities	33,533			35,061			27,315
Shareholders’ equity	439,178			406,762			369,829

Total Liabilities and Shareholders’ Equity	$3,578,678			$3,538,599			$3,213,561

Net Interest Spread (Average yield earned minus average rate paid)			3.79%			3.94%			3.62%

Net Interest Income (FTE)		$141,437			$147,814			$132,481

Net Interest Margin (Net interest income (FTE)/total average interest-earning assets)			4.18%			4.44%			4.38%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans are included in average balances reported and are included in the calculation of yields.
continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (CONTINUED)

2003 compared to 2002. Net interest margin for 2003 was 4.18%, compared to 4.44% in 2002. Net interest spread for 2003 was 3.79%, compared to 3.94% for 2002. The decrease in these year-over-year ratios was due to the reduction in the average yield of the Corporation’s loans and investments exceeding the reduction in the average cost of its deposits and borrowings.

Net interest income (FTE) in 2003 was $141.4 million, down $6.4 million, or 4.3%, from 2002 net interest income (FTE) of $147.8 million. During 2003, the rates paid on interest-bearing liabilities declined 74 basis points, while the yield on interest-earning assets declined 89 basis points, which resulted in an $18.0 million decrease to net interest income (FTE). The overall decrease in net interest income (FTE) attributable to changes in interest rates was partially offset by an $11.6 million increase in net interest income (FTE) attributable to the growth in average interest-earning assets and a change in the composition of both assets and liabilities.

The most significant factor causing a decrease in the Corporation’s interest income in 2003 was an overall decrease in the yields of the loan and investment portfolios. Loan yields declined 95 basis points and investment securities yields declined 132 basis points in 2003, compared to 2002. In addition to the repricing downward of variable interest rate loans and new loans being priced lower than existing portfolio loans, the lower interest rate environment also motivated customers to refinance fixed interest rate loans, particularly in the residential real estate market where there are no prepayment penalties. Likewise, the lower interest rate environment motivated commercial real estate customers to renegotiate lower interest rates on fixed interest rate loans, whether or not prepayment penalties were assessable. Investment securities yields declined due to both prepayments of mortgage-backed securities and scheduled maturities. Consequently, interest income during 2003 declined $20.9 million due to the reduction in the average yield of the loan portfolio and $13.4 million due to the reduction in the average yield of the investment portfolio.

Overall market interest rates declined in each of the three years ended December 31, 2003, albeit much less in 2002 and 2003 than in 2001 when the discount and federal funds rates, as well as the prime rate, declined 475 basis points. The Corporation’s interest-bearing liabilities react more quickly to reductions in market interest rates than its interest-earning assets, as a significant portion of these liabilities are deposits with no defined maturity, and therefore reprice at the discretion of management. Accordingly, the Corporation experienced a 123 basis point decline in the average cost of its interest-bearing liabilities in 2002, compared to a 74 basis point decline in 2003, compared to the previous year. These decreases resulted in a

TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS* (In thousands)

	2003 Compared to 2002			2002 Compared to 2001

	Increase (decrease)			Increase (decrease)
	due to changes in			due to changes in
						Combined
	Average	Average	Combined	Average	Average	Increase
	Volume	Yield/Rate	Decrease	Volume	Yield/Rate	(Decrease)

CHANGES IN INTEREST INCOME ON INTEREST-EARNING ASSETS:
Loans	$9,820	$(20,878)	$(11,058)	$7,013	$(12,944)	$(5,931)
Taxable investment securities	545	(13,399)	(12,854)	9,941	(9,571)	370
Non-taxable investment securities	(611)	(149)	(760)	(549)	122	(427)
Federal funds sold	(701)	(550)	(1,251)	191	(2,795)	(2,604)
Interest-bearing deposits with unaffiliated banks	(504)	(37)	(541)	523	(428)	95

Total change in interest income on interest-earning assets	8,549	(35,013)	(26,464)	17,119	(25,616)	(8,497)
CHANGES IN INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	112	(2,804)	(2,692)	526	(5,617)	(5,091)
Savings deposits	1,494	(6,934)	(5,440)	3,429	(6,620)	(3,191)
Time deposits	(3,914)	(7,145)	(11,059)	598	(16,007)	(15,409)
Federal Home Loan Bank borrowings	(612)	145	(467)	1,656	(93)	1,563
Other borrowings - short term	(171)	(258)	(429)	160	(1,862)	(1,702)

Total change in interest expense on interest-bearing liabilities	(3,091)	(16,996)	(20,087)	6,369	(30,199)	(23,830)

TOTAL INCREASE (DECREASE) IN NET INTEREST INCOME (FTE)	$11,640	$(18,017)	$(6,377)	$10,750	$4,583	$15,333

*	Taxable equivalent basis using a federal income tax rate of 35%.
The changes in net interest income (FTE) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

MANAGEMENT’S DISCUSSION AND ANALYSIS

reduction in the Corporation’s interest expense of $17 million in 2003, compared to $30.2 million in 2002.

During 2003, average interest-earning assets increased $56 million, or 1.7%, to $3.38 billion, while average interest-bearing liabilities decreased $32 million, or 1.2%, to $2.62 billion. The Corporation’s growth in average interest-earning assets was primarily achieved through an increase in shareholders’ equity, while the decrease in average interest-bearing liabilities was attributable to both declines in interest-bearing deposits and a reduction in borrowings.

The positive impact on net interest income due to changes in the composition of interest-bearing assets and interest-bearing liabilities was primarily due to an increase in loans and a decrease in higher yielding deposits. Average loans increased $134 million, or 6.4%, due primarily to growth in residential and commercial real estate loans. The Corporation shifted its residential real estate lending strategy to add to the portfolio the majority of its loan originations with maturities of fifteen years versus selling all of these loans in the secondary market. Real estate commercial loans increased due to increased emphasis on this type of lending, and due to the acquisition of Caledonia. In addition, taxable investment securities increased $14.5 million, or 1.4%, primarily due to investing available liquidity. Average federal funds sold and interest-bearing deposits decreased $52.4 million and $33.3 million, respectively, due to utilizing excess liquidity for loan growth.

The Corporation experienced a change in the composition of its interest-bearing liabilities as well. The declining interest rate environment prompted many customers to transfer funds from their maturing certificates of deposit to lower cost savings and money market deposit accounts, which have no defined maturity. As a result, time deposits decreased $74 million, or 7.5%, while savings and money market accounts increased by $137 million, or 9.9%, during the twelve months ended December 31, 2003.

TABLE 4. SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE (Dollars in thousands)

	Years Ended December 31
	2003	2002	2001	2000	1999

Distribution of Loans:
Commercial	$405,929	$327,438	$332,055	$287,971	$289,108
Real estate construction	138,280	108,589	137,500	87,419	74,372
Real estate commercial	628,815	481,084	432,747	313,245	283,966
Real estate residential	767,199	648,042	769,272	776,545	691,830
Consumer	541,052	509,789	510,967	383,450	372,294

Total loans	$2,481,275	$2,074,942	$2,182,541	$1,848,630	$1,711,570

Summary of Changes in the Allowance for Loan Losses:
Allowance for loan losses at beginning of year	$30,672	$30,994	$26,883	$26,174	$25,954
Loans charged off:
Commercial	(2,002)	(2,345)	(544)	(326)	(260)
Real estate construction	–	(107)	–	–	–
Real estate commercial	(40)	–	(55)	(5)	–
Real estate residential	(102)	(164)	(108)	(155)	(120)
Consumer	(1,927)	(2,214)	(1,427)	(1,024)	(903)

Total loan charge-offs	(4,071)	(4,830)	(2,134)	(1,510)	(1,283)
Recoveries of loans previously charged-off:
Commercial	174	329	195	234	145
Real estate construction	–	–	–	–	–
Real estate commercial	7	17	10	10	10
Real estate residential	38	18	23	21	27
Consumer	500	379	251	367	358

Total loan recoveries	719	743	479	632	540

Net loan charge-offs	(3,352)	(4,087)	(1,655)	(878)	(743)
Provision for loan losses	2,834	3,765	2,004	1,587	963
Allowance of banks/branches acquired	3,025	–	3,762	–	–

Allowance for loan losses at year-end	$33,179	$30,672	$30,994	$26,883	$26,174

Ratio of net charge-offs during the year to average loans outstanding	.15%	.20%	.08%	.05%	.05%

Ratio of allowance for loan losses at year-end to total loans outstanding at year-end	1.34%	1.48%	1.42%	1.45%	1.53%

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (CONTINUED)

Excluding the deposits acquired from Caledonia, time deposits decreased $146 million, or 14.8%, while savings and money market accounts increased $52 million, or 5.8%, during the twelve months ended December 31, 2003.

Net interest income (FTE) in 2002 was $147.8 million, up $15.3 million, or 11.6%, over 2001 net interest income (FTE) of $132.5 million. During 2002, the increase in volume and the change within the mix of interest-earning assets and interest-bearing liabilities resulted in a $10.7 million increase in net interest income (FTE) compared to 2001. This increase in net interest income (FTE) was primarily attributable to the acquisitions completed during the second half of 2001. In addition, the rates paid on interest-bearing liabilities declined 123 basis points, while the yield on interest-earning assets declined only 91 basis points, which resulted in a $4.6 million increase in net interest income. Net interest margin in 2002 improved to 4.44% from 4.38% in 2001. Net interest spread also improved to 3.94% in 2002 from 3.62% in 2001.

LOANS

The Corporation’s bank subsidiaries are full-service community banks and, therefore, the acceptance and management of credit risk is an integral part of the Corporation’s business. The Corporation maintains a conservative loan policy and strict credit underwriting standards. These standards include the granting of loans generally within the Corporation’s market areas. The Corporation’s lending markets generally consist of small communities across the middle to southern and western sections of the lower peninsula of Michigan. The Corporation has no foreign loans or any loans to finance highly leveraged transactions. The Corporation’s lending philosophy is implemented through strong administrative and reporting controls at the subsidiary bank level, with additional oversight at the parent company level. The Corporation maintains a centralized independent loan review function at the parent company level, which monitors asset quality at each of the Corporation’s subsidiary banks.

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

Total loans at December 31, 2003 were $2.48 billion, an increase of $406 million, or 19.6%, compared to December 31, 2002. The Corporation achieved an increase in all loan categories during 2003. Excluding the Caledonia acquisition, total loans increased $222 million, or 10.7%, during 2003. In 2002, the Corporation experienced a decrease in all loan categories except real estate commercial, compared to 2001.

Real estate loans include real estate construction loans, real estate commercial loans and residential real estate loans. At December 31, 2003 and 2002, real estate loans totaled $1.53 billion and $1.24 billion, respectively. Real estate loans increased $297 million, or 24.0%, in 2003. Real estate loans as a percentage of total loans at December 31, 2003, 2002 and 2001 were 61.8%, 59.7% and 61.4%, respectively.

Real estate construction loans are originated for both business and residential properties. These loans generally convert to a real estate loan at the completion of the construction period. At December 31, 2003, 2002 and 2001, real estate construction loans as a percentage of total loans were 5.6%, 5.2% and 6.3%, respectively.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS

Real estate commercial loans increased $147.7 million, or 30.7%, during 2003 to $628.8 million at December 31, 2003. Approximately $64 million of real estate commercial loan growth was attributable to loans acquired in the Caledonia acquisition. The remaining increase was largely due to placing greater emphasis on growing these loans in the Corporation’s community bank market areas. At December 31, 2003, 2002 and 2001, commercial real estate loans as a percentage of total loans were 25.3%, 23.2% and 19.9%, respectively.

Commercial loans totaled $405.9 million at December 31, 2003, an increase of $78.5 million, or 24.0%, from total commercial loans at December 31, 2002 of $327.4 million. The increase was mostly attributable to the Caledonia acquisition. Excluding the Caledonia acquisition, total commercial loans increased $7.8 million, or 2.4%, during 2003. Commercial loans decreased $4.6 million, or 1.4%, in 2002 compared to 2001. Commercial loans represented 16.4%, 15.8% and 15.2% of total loans outstanding at December 31, 2003, 2002 and 2001, respectively.

Commercial lending and real estate commercial lending are generally considered to involve a higher degree of risk than one-to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower for rental of business properties or for the operation of a business. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and is typically affected by adverse conditions in the real estate market and in the economy. The Corporation generally attempts to mitigate the risks associated with commercial lending by, among other things, lending primarily in its market areas and using conservative loan-to-value ratios in the underwriting process.

Residential real estate loans increased $119.2 million, or 18.4%, during 2003 to $767.2 million. Residential real estate loans increased from the prior year due to a shift in strategy to add to the portfolio the majority of the loan originations with maturities of fifteen years versus selling all of these loans in the secondary market. Excluding the Caledonia acquisition, residential real estate loans increased $113.8 million, or 17.6%, during 2003. At December 31, 2003, 2002 and 2001, residential real estate loans as a percentage of total loans were 30.9%, 31.2% and 35.2%, respectively.

The Corporation’s residential real estate loans primarily consist of one-to four-family residential loans with original terms of fifteen years and less. The loan-to-value ratio at time of origination is generally 80% or less. Loans with more than an 80% loan-to-value ratio generally require private mortgage insurance.

The Corporation’s general practice is to sell residential real estate loan originations with maturities of fifteen years and longer in the secondary market. The Corporation sold $409 million of long-term fixed rate residential real estate loans during 2003. This compares with $501 million of residential real estate loans sold during 2002. The decrease in loans sold was attributable to the change in strategy to add the majority of loans with fifteen year maturities to the portfolio, and to a decrease in loan refinance activity during the latter part of 2003.

TABLE 5. COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY (Dollars in thousands)

	December 31, 2003				December 31, 2002
	Due In				Due In

	1 Year	1 to 5	Over 5		1 Year	1 to 5	Over 5
	or Less	Years	Years	Total	or Less	Years	Years	Total

Loan Maturities:
Commercial	$200,575	$183,329	$22,025	$405,929	$173,854	$136,714	$16,870	$327,438
Real estate construction	82,494	46,785	9,001	138,280	51,121	48,125	9,343	108,589
Real estate commercial	92,254	477,727	58,834	628,815	86,909	356,724	37,451	481,084

Total	$375,323	$707,841	$89,860	$1,173,024	$311,884	$541,563	$63,664	$917,111

Percent of Total	32%	60%	8%	100%	34%	59%	7%	100%

	December 31, 2003			December 31, 2002
		Amount	Percent		Amount	Percent

Interest Sensitivity:
Above loans maturing after one year which have:
Fixed interest rates		$671,881	84%		$527,216	87%
Variable interest rates		125,820	16		78,011	13

Total		$797,701	100%		$605,227	100%

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

LOANS (CONTINUED)

At December 31, 2003, the Corporation was servicing $633 million of residential mortgage loans that had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market. At December 31, 2002, the Corporation serviced for others approximately $543 million of residential mortgages. The Corporation assumed $114 million of loans serviced for others in the Caledonia acquisition.

Consumer loans totaled $541.1 million at December 31, 2003, an increase of $31.3 million, or 6.1%, from total consumer loans at December 31, 2002 of $509.8 million. The increase during 2003 was primarily attributable to an increase in home equity lines of credit, which the Corporation promoted through discounted interest rates during introductory periods. The Corporation generally utilizes loan promotions to generate growth in consumer loans each year. Consumer loans represented 21.8%, 24.6% and 23.4% of total loans outstanding at December 31, 2003, 2002 and 2001, respectively.

Consumer loans generally have shorter terms than mortgage loans but generally involve more credit risk than one- to four-family residential lending because of the type and nature of the collateral. Collateral values, particularly those of automobiles, are negatively impacted by many factors, such as new car promotions, vehicle condition and a slow economy. Consumer lending collections are dependent on the borrowers’ continuing financial stability, and thus are more likely to be affected by adverse personal situations.

Table 5 presents the maturity distribution of commercial, real estate construction and real estate commercial loans. These loans represented 47.3% of total loans at December 31, 2003 and 44.2% of total loans at December 31, 2002. The percentage of these loans maturing within one year remained low at 32% at December 31, 2003, compared with 34% at December 31, 2002. The percentage of these loans maturing beyond five years remained low at 8% at December 31, 2003 and 7% at December 31, 2002. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 16% at December 31, 2003, compared to 13% at December 31, 2002. The increase in variable interest rate loans with maturities greater than one year was due primarily to the Caledonia acquisition.

The continued low percentage of loans maturing within one year is due to the growth in real estate commercial loans. Real estate commercial loans are generally written as balloon mortgages at fixed interest rates for balloon time periods ranging from three to ten years.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 6. NONPERFORMING ASSETS (Dollars in thousands)

	December 31
	2003	2002	2001	2000	1999

Nonaccrual loans*	$6,691	$4,859	$6,897	$7,268	$3,078
Accruing loans contractually past due 90 days or more as to interest or principal payments	4,656	2,422	6,181	1,406	1,207
Restructured loans	–	–	–	17	821

Total nonperforming loans	11,347	7,281	13,078	8,691	5,106
Repossessed assets and other real estate	6,002	4,298	728	831	328

Total nonperforming assets	$17,349	$11,579	$13,806	$9,522	$5,434

Nonperforming loans as a percent of total loans	.46%	.35%	.60%	.47%	.30%
Nonperforming assets as a percent of total assets	.47%	.32%	.40%	.31%	.19%

*	Interest income totaling $218,000 was recorded on the nonaccrual loans in 2003. Additional interest income of $217,000 would have been recorded during 2003 on these loans had they been current in accordance with their original terms.

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

The Corporation’s practice is to immediately charge to the allowance for loan losses specifically identified credit losses. This determination is made for each loan at the earlier of a loss being specifically identified, or the time of transfer to nonperforming status, after considering collateral value and the borrower’s ability to repay the loan principal. Nonaccrual loans were $6.7 million at December 31, 2003, compared to $4.9 million at December 31, 2002 and $6.9 million at December 31, 2001. The increase in nonaccrual loans of $1.8 million during 2003 was attributable to the Caledonia acquisition. Nonaccrual loans as a percentage of total loans were .27% at December 31, 2003, .23% at December 31, 2002 and .32% at December 31, 2001.

Accruing loans past due ninety days or more were $4.7 million at December 31, 2003, compared to $2.4 million at December 31, 2002 and $6.2 million at December 31, 2001. The $2.3 million increase in these loans during 2003 was primarily due to an increase in real estate residential loans of $1.0 million and real estate commercial loans of $.6 million. The Caledonia acquisition added $.1 million in accruing loans past due ninety days or more. There were no restructured loans at December 31, 2003 or 2002.

Total nonperforming loans were $11.3 million, or .46% of total loans, at December 31, 2003, compared to $7.3 million, or .35% of total loans, at December 31, 2002 and $13.1 million, or .60% of total loans, at December 31, 2001. The level and composition of nonperforming loans are affected by economic conditions in the Corporation’s local markets.

Total repossessed assets and other real estate totaled $6.0 million at December 31, 2003, and consisted of commercial real estate of $3.7 million, residential real estate of $1.9 million and other repossessions, mostly automobiles, of $.4 million. Total repossessed assets and other real estate totaled $4.3 million at December 31, 2002, and consisted of commercial real estate of $3.1 million, residential real estate of $.9 million and other repossessions, mostly automobiles, of $.3 million.

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

During the first quarter of 2002, the Corporation changed its methodology of identifying loans as being of an impaired status. Previously, the Corporation analyzed all nonaccrual commercial and real estate commercial loans for impairment before determining which loans were impaired. Based on conservative management philosophies, as of January 1, 2002, the Corporation took the position that all nonaccrual commercial and real estate commercial loans are impaired. This change had no effect on the allowance allocated to impaired loans, as the additional loans classified as impaired continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NONPERFORMING ASSETS (CONTINUED)

did not require an impairment allowance as of January 1, 2002.

Impaired loans under the revised classification totaled $5.5 million as of December 31, 2003, $2.3 million as of December 31, 2002 and $5.1 million as of December 31, 2001. After analyzing the various components of the customer relationships and evaluating the underlying collateral of impaired loans, the allowance for loan losses allocated to impaired loans was as follows: $2.4 million as of December 31, 2003, $.8 million as of December 31, 2002 and $1.1 million as of December 31, 2001. The process of measuring impaired loans and the allocation of the allowance for loan losses requires judgment and estimation; therefore, the eventual outcome may differ from the estimates used on these loans.

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

TABLE 7. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)

	December 31

	2003		2002		2001		2000		1999
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
	Allowance	to Total	Allowance	to Total	Allowance	to Total	Allowance	to Total	Allowance	to Total
Loan Type	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

Commercial	$8,814	16.4%	$9,065	15.8%	$9,562	15.2%	$9,320	15.6%	$8,423	16.9%
Real estate construction	1,874	5.6	1,097	5.2	1,031	6.3	769	4.8	585	4.3
Real estate commercial	9,997	25.3	6,167	23.2	5,817	19.9	3,381	16.9	3,047	16.6
Real estate residential	4,006	30.9	3,563	31.2	4,026	35.2	4,882	42.0	4,511	40.4
Consumer	7,799	21.8	7,930	24.6	6,827	23.4	6,196	20.7	7,056	21.8
Not allocated	689		2,850		3,731		2,335		2,552

Total	$33,179	100%	$30,672	100%	$30,994	100%	$26,883	100%	$26,174	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS

The underlying credit quality of the Corporation’s residential real estate and consumer loan portfolios is dependent primarily on each borrower’s ability to continue to make required loan payments and, in the event a borrower is unable to continue to do so, the value of the collateral, if any, securing the loan. A borrower’s ability to pay typically is dependent primarily on employment and other sources of income, which in turn is impacted by general economic conditions, although other factors may also impact a borrower’s ability to pay. The evaluation of the appropriate level of the unallocated allowance considers current risk factors that may not be reflected in historical factors used to determine the specific and general allowance allocations. These factors include the volatility of economic conditions. The unallocated reserve is judgmentally determined and generally serves to compensate for the uncertainty in estimating losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible under-allocation of specific reserves. The unallocated reserve also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase. In addition, the unallocated reserve considers trends in delinquencies and nonaccrual loans, the changing portfolio mix in terms of collateral, average loan balance, loan growth, the degree of seasoning in the various loan portfolios and loans recently acquired through acquisitions.

The provision for loan losses was $2.83 million in 2003, $3.77 million in 2002, and $2.00 million in 2001. The Corporation experienced net loan charge-offs of $3.35 million in 2003, $4.09 million in 2002 and $1.66 million in 2001. The decrease in the provision for loan losses in 2003 compared to 2002 was impacted by the decrease in net loan charge-offs. The Corporation’s allowance was $33.2 million at December 31, 2003 and represented 1.34% of total loans, compared to 1.48% at December 31, 2002 and 1.42% at December 31, 2001. The Corporation acquired an allowance of $3 million in the Caledonia acquisition.

The allocation of the allowance in Table 7 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future loan charge-offs without regard to the categories in which the loan losses are classified. During 2003, real estate commercial loans increased $147.7 million, or 30.7%. Accordingly, a greater amount of the allowance, on a percentage basis, was allocated to real estate commercial loans.

During 2003, consumer loan quality improved as evidenced by consumer loan net charge-offs of $1.4 million compared to $1.8 million during 2002. Also, the overall credit quality of commercial loans improved during 2003. These factors more than offset the additional loss allocation corresponding to growth. Accordingly, a smaller amount of the allowance, on a percentage basis, was allocated to consumer and commercial loans than in the prior year to reflect the lower relative credit risk.

NONINTEREST INCOME

Noninterest income totaled $39.1 million in 2003, $34.5 million in 2002 and $31.9 million in 2001. Noninterest income increased $4.6 million, or 13.2%, in 2003 and $2.7 million, or 8.3%, in 2002 over the prior year. Noninterest income as a percentage of net revenue (net interest income plus noninterest income) was 21.9% in 2003, compared to 19.2% in 2002 and 19.7% in 2001.

The following schedule includes the major components of noninterest income during the past three years.

Noninterest Income (In thousands)

	Years Ended December 31
	2003	2002	2001

Service charges on deposit accounts	$16,935	$14,002	$10,838
Trust services revenue	6,794	6,405	6,544
Other fees for customer services	2,319	2,561	2,501
ATM and network user fees	1,911	2,199	2,458
Investment fees and insurance commissions	2,375	2,371	2,198
Mortgage banking revenue	6,954	7,513	6,370
Investment securities gains (losses)	1,296	(768)	530
Other	510	251	434

Total Noninterest Income	$39,094	$34,534	$31,873

Service charges on deposit accounts and investment security gains accounted for the majority of the overall increase in noninterest income. Service charges on deposit accounts were $16.9 million in 2003, $14.0 million in 2002 and $10.8 million in 2001. The increases of $2.9 million, or 20.9%, in 2003 and $3.2 million, or 29.2%, in 2002 were primarily attributable to a higher level of customer activity in areas where fees and service charges are applicable.

Mortgage banking revenue decreased $.56 million, or 7.4%, in 2003 to $6.95 million, primarily due to both a shift in strategy to hold a portion of the longer term fixed rate mortgages and to a decline in refinancing volume in the second half of 2003. Market interest rates increased during the second half of 2003 resulting in a significant reduction in refinancing volume. During 2003, the Corporation sold $409 million of residential real estate loans in the secondary market, compared to $501 million in 2002. Both 2003 and 2002 volumes represent a significant increase over historical volumes of sold loans due to the low overall interest rate environment. Mortgage banking revenue is expected to be continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NONINTEREST INCOME (CONTINUED)

significantly lower in 2004 than in 2003, as mortgage interest rates are not expected to be lower in 2004 than in 2003. The Corporation generally sells the majority of its long-term fixed interest rate residential real estate loan originations in the secondary mortgage market as a part of its interest rate risk management strategy. However, during 2003, the Corporation added approximately $150 million in residential loan originations with maturities of fifteen years to its loan portfolio. This decision was part of a strategy undertaken to preserve net interest income.

Trust services revenue was $6.8 million in 2003, $6.4 million in 2002 and $6.5 million in 2001. Trust services revenue increased $.4 million, or 6.1%, in 2003, as the rebound in the stock market improved the valuation of assets under management, on which the calculation of management fees is based.

Net investment securities gains increased by $2.1 million in 2003, primarily due to sales of investment securities in an effort to reposition the investment securities portfolio. Conversely, in 2002, investment securities losses were incurred primarily due to $.83 million in recorded losses on equity securities. As part of this amount, the Corporation recorded a $.47 million write-down to market value of certain equity securities, as the Corporation projected that the decline in the market value of these securities was “other than temporary.”

Noninterest income from all other sources, which includes other fees for customer services, ATM and network user fees, investment fees and insurance commissions and other was $7.1 million in 2003, $7.4 million in 2002 and $7.6 million in 2001. The decreases of $.3 million, or 3.6% in 2003 and $.2 million, or 2.8%, in 2002 were primarily attributable to a decline in ATM and network user fees.

OPERATING EXPENSES

Total operating expenses were $91.9 million in 2003, $93.5 million in 2002 and $94.6 million in 2001.

The following schedule includes the major categories of operating expenses during the past three years.

Operating Expenses (Dollars in thousands)

	Years Ended December 31
	2003	2002	2001

Salaries	$43,944	$43,258	$38,956
Employee benefits	10,536	10,910	9,302
Occupancy	7,921	7,590	6,898
Equipment	8,045	8,391	7,722
Postage and courier	2,948	2,814	2,154
Stationery and supplies	1,293	1,932	1,800
Professional fees	3,148	3,571	3,886
Michigan single business tax	1,841	2,788	2,036
Advertising, marketing, and public relations	2,106	2,264	1,865
Intangible asset amortization	1,883	1,953	3,325
Telephone	1,807	1,927	1,718
Merger and restructuring expenses	–	–	9,167
Federal Deposit Insurance Corporation (FDIC) premiums	452	496	485
Other	5,999	5,632	5,283

Total Operating Expenses	$91,923	$93,526	$94,597

Full-time equivalent staff (at December 31)	1,447	1,412	1,427
Efficiency ratio(1)	50.9%	51.3%	58.4%

(1)	Includes merger and restructuring expenses of $9.2 million in 2001.

Total operating expenses as a percentage of total average assets were 2.57% in 2003, compared to 2.64% in 2002. Excluding the $9.2 million of merger and restructuring expenses, total operating expenses as a percentage of total average assets were 2.65% in 2001.

Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $54.5 million in 2003, $54.2 million in 2002 and $48.3 million in 2001. Salaries and wages increased by $.7 million, or 1.6% as normal wage increases were partially offset by a lower full-time equivalent employee count that prevailed during the year until the Corporation acquired Caledonia in December 2003. Employee benefits expense decreased in 2003 compared to 2002 due primarily to refunds of approximately $.6 million received from health insurance carriers. These refunds more than offset the health insurance premium increase. The decrease in health insurance expense was partially offset by higher pension expense which increased by $.3 million, or 14.7%, in 2003 compared to 2002 due primarily to more participants in the Corporation’s pension plan as a result of acquisitions, and a lower than previously projected actual return on pension plan assets. Personnel expenses as a percentage of total operating expenses were 59.3% in 2003, 57.9% in 2002 and 51.0% in 2001 (56.5%, excluding the $9.2 million of merger and restructuring expenses from total operating expenses).

MANAGEMENT’S DISCUSSION AND ANALYSIS

Occupancy expense increased $.3 million, or 4.4%, in 2003 primarily due to the purchase on July 31, 2003 of an office building one block from the Corporation’s lead subsidiary bank’s main office in downtown Midland, Michigan, for $4.5 million. This purchase was consummated to accommodate future expansion of the Corporation.

Equipment expense decreased by $.3 million in 2003 due to higher software expenses incurred in 2002. Depreciation expense was $5.5 million, $5.8 million and $5.1 million in 2003, 2002 and 2001, respectively.

Other categories of operating expenses include a wide array of expenses, including postage, supplies, professional fees, Michigan single business tax, advertising and marketing expenses, intangible asset amortization, telephone costs, FDIC premiums and miscellaneous other expenses. These other operating expenses totaled $21.5 million in 2003, $23.4 million in 2002 and $22.5 million in 2001 (excluding the $9.2 million of merger and restructuring expenses). The decrease in these expenses in 2003 was primarily attributable to lower Michigan single business tax expense of $.95 million, lower office supplies of $.64 million and lower professional fees of $.42 million. The decrease in office supplies was primarily due to office supply costs associated with a change in proof operations. Professional fees decreased due to lower legal expenses.

The Corporation’s 2003 efficiency ratio, which measures total operating expenses divided by the sum of net interest income (fully taxable equivalent) and noninterest income was 50.9%, compared to 51.3% in 2002. The improvement was primarily due to lower operating expenses.

INCOME TAXES

The Corporation’s effective federal income tax rate was 33.8% in 2003, 33.7% in 2002 and 34.6% in 2001. The changes in the Corporation’s effective federal income tax rate reflect the changes each year in the proportion of interest income exempt from federal taxation, nondeductible interest expense and other nondeductible expenses relative to pretax income and tax credits. The higher effective rate in 2001 was due to the impact of the nondeductible portion of the $9.2 million of merger and restructuring expenses incurred during 2001.

Tax-exempt income (FTE), net of related nondeductible interest expense, totaled $4.8 million for 2003, $5.5 million for 2002 and $7.4 million for 2001. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 2.6% in both 2003 and 2002 and 3.3% in 2001.

Income before income taxes (FTE) was $85.8 million in 2003, $85.1 million in 2002 and $67.8 million in 2001.

LIQUIDITY RISK

The Corporation manages its liquidity to ensure that it has the ability to meet the cash withdrawal needs of its depositors, provide funds for borrowers and at the same time ensure that the Corporation’s own cash requirements are met. The Corporation accomplishes these goals through the management of liquidity at two levels — the parent company and the bank subsidiaries.

During the three-year period ended December 31, 2003, the parent company’s primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, invest in subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations or impede its ability to manage its liquidity needs. As of January 1, 2004, the Corporation’s bank subsidiaries could pay dividends totaling $73.6 million to the parent company and remain “well capitalized” under the regulatory “risk-based” capital guidelines, without obtaining regulatory approval. In addition to the funds available from subsidiaries, the parent company had $17.7 million in cash and cash equivalents at December 31, 2003.

The subsidiary banks manage liquidity to ensure adequate funds are available to meet the cash flow needs of depositors and borrowers. The subsidiary banks’ most readily available sources of liquidity are federal funds sold, interest-bearing deposits with unaffiliated banks, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. At December 31, 2003, the Corporation had $25.9 million in federal funds sold, $5.1 million of interest-bearing deposits with unaffiliated banks, $728.5 million in investment securities available for sale and $58.9 million in other investment securities maturing within one year. These short-term assets represented approximately 27.6% of total deposits at December 31, 2003.

The Corporation’s investment securities portfolio has historically been composed primarily of U.S. Treasury and agency securities, comprising 68%, 70% and 72% of the investment portfolio at December 31, 2003, 2002 and 2001, respectively. The Corporation’s investment securities portfolio historically has been very short-term in nature. The average life of the investment securities portfolio, which continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

LIQUIDITY RISK (CONTINUED)

expresses the average number of years that each principal dollar will be outstanding, was 2.0 years as of December 31, 2003. At December 31, 2003, $272 million, or 29.5%, of the Corporation’s investment securities portfolio will mature during 2004, and another $323.6 million, or 35.1%, of the investment securities portfolio will mature during 2005. The combination of the 2004 and 2005 scheduled maturities results in 64.6% of the Corporation’s investment securities portfolio maturing within two years as of December 31, 2003. Information about the Corporation’s investment securities portfolio is summarized in Tables 8, 9 and 10.

TABLE 8. MATURITIES AND YIELDS* OF INVESTMENT SECURITIES AT DECEMBER 31, 2003 (Dollars in thousands)

	Maturity**

			After One		After Five				Total		Total
	Within		but Within		but Within		After		Carrying		Market
	One Year		Five Years		Ten Years		Ten Years		Value		Value

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for Sale:
U.S. Treasury and agencies	$128,629	4.10%	$337,379	3.43%	$6,631	5.10%	$1,640	5.65%	$474,279	3.65%	$474,279
States and political subdivisions	1,160	5.57	8,946	5.30	6,175	5.33	2,741	5.38	19,022	5.34	19,022
Mortgage-backed securities	45,312	4.18	53,533	4.16	15,904	4.33	12,017	4.76	126,766	4.49	126,766
Collateralized mortgage obligations	643	6.51	1,230	4.76	113	4.47	9	5.03	1,995	4.84	1,995
Corporate bonds	37,376	4.96	45,489	3.96	–	–	–	–	82,865	4.12	82,865
Equity securities	–	–	–	–	–	–	23,572	4.18	23,572	4.18	23,572

Total Investment Securities Available for Sale	213,120	4.22	446,577	3.63	28,823	4.73	39,979	4.84	728,499	4.07	728,499
Held to Maturity:
U.S. Treasury and agencies	51,677	3.23	101,908	3.35	–	–	–	–	153,585	3.33	156,540
States and political subdivisions	6,077	7.54	18,979	6.35	7,488	8.01	1,689	7.87	34,233	7.30	35,658
Mortgage-backed securities	1,162	9.48	1,141	9.14	135	8.56	181	8.23	2,619	8.71	2,858
Other debt securities	3	2.42	250	1.37	–	–	2,673	5.00	2,926	4.97	2,927

Total Investment Securities Held to Maturity	58,919	3.74	122,278	4.04	7,623	8.02	4,543	6.21	193,363	4.89	197,983

Total Investment Securities	$272,039	4.18%	$568,855	3.72%	$36,446	5.41%	$44,522	5.04%	$921,862	4.23%	$926,482

*	Yields are weighted by amount and time to contractual maturity, are on a taxable equivalent basis using a 35% federal income tax rate and are based on amortized cost.
**	Based on final contractual maturity. Mortgage-backed securities and collateralized mortgage obligations are based on scheduled principal maturity. Equity securities have no stated maturity.

TABLE 9. SUMMARY OF INVESTMENT SECURITIES (In thousands)

	December 31
	2003	2002	2001

Available for Sale:
U.S. Treasury and agencies	$474,279	$590,183	$519,644
States and political subdivisions	19,022	19,478	23,311
Mortgage-backed securities	126,766	128,884	90,627
Collateralized mortgage obligations	1,995	13,658	28,789
Corporate bonds	82,865	86,328	51,418
Equity securities	23,572	20,213	17,594

Total Available for Sale	728,499	858,744	731,383

Held to Maturity:
U.S. Treasury and agencies	153,585	204,422	125,460
States and political subdivisions	34,233	41,009	42,879
Mortgage-backed securities	2,619	5,682	11,174
Other debt securities	2,926	18,125	21,379

Total Held to Maturity	193,363	269,238	200,892

Total Investment Securities	$921,862	$1,127,982	$932,275

TABLE 10. MATURITY ANALYSIS OF INVESTMENT SECURITIES (as a % of total portfolio)

	December 31
	2003	2002	2001

Maturity:
Under 1 year	29.5%	18.4%	24.7%
1-5 years	61.7	69.3	59.7
5-10 years	4.0	5.0	4.0
Over 10 years	4.8	7.3	11.6

Total	100%	100%	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 11 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Time deposits of $100,000 or more and the percentage of these deposits to total deposits have remained relatively stable during the past three years. These deposits decreased during 2003 to $169.7 million at December 31, 2003 from $208.3 million at December 31, 2002 due to the historically overall low interest rate environment. The modest spread between money market accounts and short-term time deposits prompted some large balance customers to maintain their funds in accounts with no defined maturities. Time deposits of $100,000 or more represented 5.7%, 7.3% and 7.5% of total deposits at December 31, 2003, 2002 and 2001, respectively.

At December 31, 2003, the aggregate amount of maturities of all time deposits having a remaining term of more than one year are as follows:

2005	$193 million
2006	57 million
2007	85 million
2008	38 million
2009	15 million

TABLE 11. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE (Dollars in thousands)

			December 31
	2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent

Maturity:
Within 3 months	$59,292	35%	$80,810	39%	$96,319	46%
After 3 but within 6 months	22,233	13	28,123	14	32,726	16
After 6 but within 12 months	31,070	18	54,953	26	32,971	16
After 12 months	57,112	34	44,435	21	46,546	22

Total	$169,707	100%	$208,321	100%	$208,562	100%

TABLE 12. CONTRACTUAL OBLIGATIONS (In thousands)

	Minimum Payments Due by Period

	Less than			More than
	1 year	1-3 years	3-5 years	5 years	Total

Federal Home Loan Bank borrowings	$20,377	$51,924	$35,047	$48,025	$155,373
Capital lease obligations	161	335	353	114	963
Operating leases and non-cancelable contracts	1,563	2,942	2,612	451	7,568

Total contractual obligations	$22,101	$55,201	$38,012	$48,590	$163,904

The Corporation has contractual obligations that require future cash payments. Table 12 summarizes the Corporation’s non-cancelable contractual obligations and future required minimum payments at December 31, 2003. Refer to Notes I and O to the consolidated financial statements for a further discussion of these contractual obligations.

The Corporation also has other commitments that may impact liquidity. Table 13 summarizes the Corporation’s commitments and expected expiration dates by period at December 31, 2003. Since many of these commitments historically have expired without being drawn upon, the total amount of these commitments does not necessarily represent future cash requirements of the Corporation.

TABLE 13. COMMITMENTS (In thousands)

	Expected Expiration Dates by Period

	Less than			More than
	1 year	1-3 years	3-5 years	5 years	Total

Unused commitments to extend credit	$276,926	$21,357	$59,821	$15,332	$373,436
Undisbursed loans	115,912	—	—	—	115,912
Standby letters of credit	5,200	4,746	2,659	—	12,605

Total commitments	$398,038	$26,103	$62,480	$15,332	$501,953

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

The Corporation has not used interest rate swaps or other derivative financial instruments in the management of interest rate risk, other than mandatory forward commitments utilized to partially offset the interest rate risk of interest rate lock commitments provided to customers on unfunded residential mortgage loans intended to be sold with servicing retained. In the normal course of the mortgage loan selling process, the Corporation enters into either a best effort or mandatory forward loan delivery commitment with an investor. The Corporation’s exposure to market risk on these forward loan delivery commitments is not significant.

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

Management performed various simulation analyses throughout 2003. The Corporation’s interest rate sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. The Corporation then compares various simulation analysis results to the constant interest rate forecast. As of December 31, 2003 and 2002, the Corporation projected the change in net interest income during the next twelve months assuming short-term market interest rates were to uniformly and gradually increase or decrease by up to 200 basis points over the same time period. These projections were based on the Corporation’s assets and liabilities remaining static over the next twelve months, while factoring in probable calls of U.S. Agency securities, and prepayments of mortgage-backed securities, residential mortgage loans and certain consumer loans. Mortgage-backed securities and mortgage loan prepayment assumptions were developed from industry averages of prepayment speeds, adjusted for the historical prepayment performance of the Corporation’s own loans. The Corporation’s forecasted net interest income sensitivity is monitored by the ALCO within established limits as defined

MANAGEMENT’S DISCUSSION AND ANALYSIS

in the interest rate risk limit policy. The Corporation’s policy limits the adverse change of a 200 basis point increase or decrease in short-term interest rates over the succeeding twelve months to no more than seven and one-half percent of management’s most likely net interest income forecast. Throughout 2003, the forecasted interest rate risk exposure was within the Corporation’s established policy limits.

Summary information about the interest rate risk measures, as described above, at December 31, 2003 and December 31, 2002 is presented below:

Year-End 2003 Twelve Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200

Percent change in net interest income vs constant rates	(.8)%	.4%	–	.1%	.1%

Year-End 2002 Twelve Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200

Percent change in net interest income vs constant rates	1.9%	1.1%	–	(.2)%	(.8)%

CAPITAL

Capital provides the foundation for future growth and expansion. Shareholders’ equity was $458 million at December 31, 2003, an increase of $27.7 million, or 6.4%, from total shareholders’ equity at December 31, 2002. The increase in 2003 was derived primarily from earnings retention of $32 million. This amount was partially offset by a decrease in the unrealized gain on securities available for sale, net of taxes, of $8.1 million.

The ratio of shareholders’ equity to total assets was 12.4% at December 31, 2003, compared to 12.1% at December 31, 2002 and 11.2% at December 31, 2001. The Corporation’s tangible equity ratio was 10.5%, 11.0% and 10.1% at December 31, 2003, 2002 and 2001, respectively. The slight decrease in the tangible equity ratio during 2003 was due to $37.5 million of goodwill and other intangible assets recorded related to the acquisition of Caledonia.

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

The Corporation’s capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board at December 31, 2003, as shown in the following table.

		Risk-Based
		Capital Ratios
	Leverage
	Ratio	Tier 1	Total

Chemical Financial Corporation’s capital ratios	10.6%	15.4%	16.6%
Regulatory capital ratios-“well capitalized” definition	5	6	10
Regulatory capital ratios-minimum requirements	3	4	8

The Corporation’s Tier 1 and Total regulatory capital ratios are significantly above the regulatory minimum and “well capitalized” levels due to the Corporation holding $275 million of investment securities and other assets that are assigned a 0% risk rating, $706 million of investment securities and other assets that are assigned a 20% risk rating, and $913 million of loans secured by first liens on residential real estate properties and other assets that are assigned a 50% risk rating. These three categories of assets represented 51% of the Corporation’s total assets at December 31, 2003.

At December 31, 2003, all of the Corporation’s bank subsidiaries exceeded the minimum capital ratios required of a “well-capitalized” institution, as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991.

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

The Corporation believes it has designed its policies regarding asset/ liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, continued earnings continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

OUTLOOK (CONTINUED)

growth and the avoidance of wide fluctuations in earnings from one year to the next. This strategy resulted in an increase in net income per share of 1.7% over the prior year and a return on assets of 1.56% during 2003.

OTHER MATTERS

Forward Looking Statements

This discussion and analysis of financial condition and results of operations, and other sections of this Annual Report, contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and the Corporation itself. Words such as “anticipates,” “believes,” “estimates,” “judgment,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, certain statements under the subheadings “Liquidity Risk” and “Interest Rate Risk” are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economy; opportunities for acquisition and the effective completion of acquisitions and integration of acquired entities; and the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Important Notice Regarding Delivery of Shareholder Documents

As permitted by SEC rules, only one copy of Chemical’s Proxy Statement and the 2003 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical has received contrary instructions from one or more of the shareholders who share the same address. Chemical will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of Chemical’s Proxy Statement and the 2003 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report to Shareholders may instruct Chemical to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350, and will continue in effect unless and until Chemical receives contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct Chemical to send separate copies of the Proxy Statement and Annual Report to Shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Chemical will begin sending separate copies of such documents within thirty days of receipt of such instructions.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
	2003	2002	2001

	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$144,835	$155,803	$161,422
Interest on investment securities:
Taxable	36,700	49,554	49,184
Tax-exempt	2,518	2,911	3,359

Total interest on securities	39,218	52,465	52,543
Interest on federal funds sold	749	2,000	4,604
Interest on deposits with unaffiliated banks	235	776	681

TOTAL INTEREST INCOME	185,037	211,044	219,250
INTEREST EXPENSE
Interest on deposits	36,345	55,536	79,227
Interest on Federal Home Loan Bank borrowings	8,381	8,848	7,285
Interest on other borrowings — short term	539	968	2,670

TOTAL INTEREST EXPENSE	45,265	65,352	89,182

NET INTEREST INCOME	139,772	145,692	130,068
Provision for loan losses	2,834	3,765	2,004

NET INTEREST INCOME after provision for loan losses	136,938	141,927	128,064
NONINTEREST INCOME
Service charges on deposit accounts	16,935	14,002	10,838
Trust services revenue	6,794	6,405	6,544
Other charges and fees for customer services	6,605	7,131	7,157
Mortgage banking revenue	6,954	7,513	6,370
Other	1,806	(517)	964

TOTAL NONINTEREST INCOME	39,094	34,534	31,873
OPERATING EXPENSES
Salaries, wages and employee benefits	54,480	54,168	48,258
Occupancy	7,921	7,590	6,898
Equipment	8,045	8,391	7,722
Merger and restructuring expenses	–	–	9,167
Other	21,477	23,377	22,552

TOTAL OPERATING EXPENSES	91,923	93,526	94,597

INCOME BEFORE INCOME TAXES	84,109	82,935	65,340
Federal income taxes	28,393	27,990	22,617

NET INCOME	$55,716	$54,945	$42,723

NET INCOME PER SHARE
Basic	$2.35	$2.32	$1.81
Diluted	2.35	2.31	1.80
CASH DIVIDENDS PER SHARE	1.00	.91	.87

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (In thousands)

	December 31
	2003	2002

ASSETS
Cash and demand deposits due from banks	$131,184	$148,112
Federal funds sold	25,900	69,900
Interest-bearing deposits with unaffiliated banks	5,107	53,135
Investment securities:
Available for sale (at estimated market value)	728,499	858,744
Held to maturity (estimated market value – $197,983 in 2003 and $277,231 in 2002)	193,363	269,238

Total investment securities	921,862	1,127,982
Loans	2,481,275	2,074,942
Less: Allowance for loan losses	33,179	30,672

Net loans	2,448,096	2,044,270
Premises and equipment	49,616	42,767
Intangible assets	76,846	40,489
Accrued income and other assets	50,277	41,994

TOTAL ASSETS	$3,708,888	$3,568,649

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$532,752	$475,933
Interest-bearing	2,434,484	2,371,339

Total deposits	2,967,236	2,847,272
Interest payable and other liabilities	36,706	29,433
Federal Home Loan Bank borrowings	155,373	157,393
Other borrowings – short term	91,524	104,212

Total liabilities	3,250,839	3,138,310
Shareholders’ equity:
Common stock, $1 par value
Authorized – 30,000 shares
Issued and outstanding – 23,801 shares at December 31, 2003 and 23,684 shares at December 31, 2002	23,801	23,684
Surplus	328,774	325,149
Retained earnings	94,746	62,721
Accumulated other comprehensive income	10,728	18,785

Total shareholders’ equity	458,049	430,339

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,708,888	$3,568,649

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2003	2002	2001

	(In thousands)
OPERATING ACTIVITIES
Net income	$55,716	$54,945	$42,723
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,834	3,765	2,004
Stock incentive expense	–	–	515
Gains on sales of loans	(6,426)	(7,442)	(4,973)
Proceeds from loan sales	413,212	506,850	347,083
Loans originated for sale	(380,325)	(483,384)	(386,936)
Investment securities (gains) losses	(1,296)	768	(530)
Depreciation expense and amortization of intangible assets	9,240	10,479	8,460
Net amortization of investment securities	12,225	6,350	1,583
Net increase in accrued income and other assets	(3,127)	(3,094)	(680)
Net increase (decrease) in interest payable and other liabilities	2,561	6,584	(6,623)

NET CASH PROVIDED BY OPERATING ACTIVITIES	104,614	95,821	2,626
INVESTING ACTIVITIES
Bank or branch acquisitions, net of cash assumed	(46,583)	–	25,592
Securities available for sale:
Proceeds from maturities, calls and principal reductions	284,859	271,826	234,199
Proceeds from sales	122,673	3,274	68,254
Purchases	(282,518)	(396,666)	(351,286)
Securities held to maturity:
Proceeds from maturities, calls and principal reductions	181,113	123,656	84,099
Purchases	(108,834)	(191,025)	(46,474)
Net (increase) decrease in loans	(250,934)	80,311	35,434
Purchases of premises and equipment	(9,881)	(5,510)	(4,779)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(110,105)	(114,134)	45,039
FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	98,241	139,249	109,652
Net decrease in certificates of deposit and other time deposits	(149,449)	(81,501)	(101,036)
Increase in Federal Home Loan Bank (FHLB) borrowings	–	–	20,725
Repayment of FHLB borrowings	(9,020)	(10,500)	(45,638)
Net increase (decrease) in other borrowings – short term	(23,288)	(14,372)	14,133
Cash dividends paid	(23,691)	(21,648)	(20,577)
Proceeds from directors’ stock purchase plan	182	191	187
Proceeds from exercise of stock options	5,071	512	484
Repurchases of common stock	(1,511)	(408)	(271)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(103,465)	11,523	(22,341)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(108,956)	(6,790)	25,324
Cash and cash equivalents at beginning of year	271,147	277,937	252,613

CASH AND CASH EQUIVALENTS AT END OF YEAR	$162,191	$271,147	$277,937

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits, FHLB borrowings and other borrowings – short term	$46,128	$66,394	$93,471
Federal income taxes paid	23,870	27,925	25,232

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Years Ended December 31, 2003, 2002 and 2001
			Unearned		Accumulated
			Stock		Other
	Common		Incentive	Retained	Comprehensive
(In thousands, except per share data)	Stock	Surplus	Plan	Earnings	Income (Loss)	Total

BALANCES AT JANUARY 1, 2001	$21,399	$258,371	$(515)	$75,524	$3,131	$357,910
Stock dividend – 5%	1,072	31,806		(32,878)		–
Comprehensive income:
Net income for 2001				42,723
Net change in unrealized gains on securities available for sale, net of tax of $4,503					8,363
Comprehensive income						51,086
Cash dividends paid of $.87 per share				(20,577)		(20,577)
Shares issued – stock options	41	443				484
Shares issued – directors’ stock purchase plan	13	296				309
Shares earned under stock incentive plan			515			515
Repurchase of shares	(11)	(260)				(271)

BALANCES AT DECEMBER 31, 2001	22,514	290,656	–	64,792	11,494	389,456
Stock dividend – 5%	1,128	34,240		(35,368)		–
Comprehensive income:
Net income for 2002				54,945
Net change in unrealized gains on securities available for sale, net of tax of $3,926					7,291
Comprehensive income						62,236
Cash dividends paid of $.91 per share				(21,648)		(21,648)
Shares issued – stock options	50	462				512
Shares issued – directors’ stock purchase plan	7	184				191
Repurchase of shares	(15)	(393)				(408)

BALANCES AT DECEMBER 31, 2002	23,684	325,149	–	62,721	18,785	430,339
Comprehensive income:
Net income for 2003				55,716
Net change in unrealized gains on securities available for sale, net of tax benefit of $4,338					(8,057)
Comprehensive income						47,659
Cash dividends paid of $1.00 per share				(23,691)		(23,691)
Shares issued – stock options	162	4,909				5,071
Shares issued – directors’ stock purchase plan	7	175				182
Repurchase of shares	(52)	(1,459)				(1,511)

BALANCES AT DECEMBER 31, 2003	$23,801	$328,774	$–	$94,746	$10,728	$458,049

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

Investment securities available for sale are stated at estimated market value, with the aggregate unrealized gains and losses, net of income taxes, classified as a component of accumulated other comprehensive income. Realized gains and losses from the sale of investment securities available for sale are determined using the specific identification method and are classified as noninterest income in the consolidated statements of income. Unrealized losses on investment securities available for sale are recognized in earnings if the Corporation does not have the ability or intent to hold the security until market recovery or if full collection of the amounts due according to the contractual terms of the security is not expected.

Premiums and discounts on investment securities available for sale, as well as on investment securities held to maturity, are amortized over the estimated lives of the related investment securities.

Investment Securities Held to Maturity:

Designation as an investment security held to maturity is made at the time of acquisition and is based on the Corporation’s intent and ability to hold the security to maturity. Investment securities held to maturity are stated at cost, adjusted for the amortization of premium and accretion of discount to maturity.

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

Allowance for Loan Losses:

The allowance for loan losses is maintained at a level that, in management’s judgment, is considered to be adequate to provide for loan losses inherent in the loan portfolio. The Corporation maintains formal policies and procedures to monitor and control credit risk. Management’s evaluation of the adequacy of the allowance is based on a continuing review of the loan portfolio, actual loan loss experience, risk characteristics of the loan portfolio, the level and composition of nonperforming loans, the financial condition of the borrowers, balance of the loan portfolio, loan growth, economic conditions, employment levels of the Corporation’s local markets, and special factors affecting specific business sectors.

This evaluation involves a high degree of uncertainty. Loans that are considered uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance. While the Corporation allocates portions of the allowance for specific problem loans and to specific loan categories, the entire allowance is available for any loan losses that occur.

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

A summary of premises and equipment at December 31 follows:

	2003	2002

	(In thousands)
Bank premises	$67,221	$57,335
Equipment	35,420	32,668

	102,641	90,003
Less: Accumulated depreciation	53,025	47,236

Total	$49,616	$42,767

Other Real Estate:

Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate totaling $5.6 million and $4.0 million at December 31, 2003 and 2002, respectively, are included in other assets.

Intangible Assets:

Intangible assets consist of goodwill, core deposit and other intangibles, and mortgage servicing rights. Goodwill, representing the excess of acquisition cost over the fair market value of identifiable assets acquired, had been amortized on a straight- line basis over periods ranging from 15 to 20 years through December 31, 2001. Beginning January 1, 2002, for both previous and future purchase

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

transactions, as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill is no longer amortized, but is subject to annual impairment tests in accordance with SFAS 142. Other intangible assets continue to be amortized over their useful lives. Core deposit and other intangible assets are amortized over periods ranging from five to fifteen years on a straight-line or accelerated basis, as applicable.

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

Other Borrowings – Short Term:

Other borrowings – short term consist primarily of securities sold under agreements to repurchase, which represent amounts advanced by customers that are secured by investment securities owned by the Corporation’s subsidiary banks, as they are not covered by FDIC insurance.

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

The Corporation’s common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation’s stock option plans, using the treasury stock method. The following table summarizes the number of shares used in the denominator of the basic and diluted earnings per share computations for the years ended December 31:

	2003	2002	2001

Denominator for basic earnings per share	23,693,128	23,676,623	23,626,163
Denominator for diluted earnings per share	23,756,037	23,741,981	23,691,697

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

Operating Segment:

It is management’s opinion that the Corporation operates in a single operating segment – commercial banking. The Corporation is a financial holding company that operates four commercial banks, a property and casualty insurance company and a title insurance company, each as a separate direct subsidiary of the Corporation. The Corporation’s four commercial bank subsidiaries operate as community banks and offer a full range of commercial banking and fiduciary products and services to the residents and business customers in their geographical market areas. The products and services offered by the commercial bank subsidiaries are generally consistent throughout the Corporation, as generally is the pricing of these products and services. These services include personal and business checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit services, automated teller machines, access to insurance and investment products, money transfer services, corporate and personal trust services and other banking services. Each of the Corporation’s commercial bank subsidiaries operates within the State of Michigan. The marketing of products and services by the Corporation’s subsidiary banks is generally uniform, as some of the markets served by the subsidiaries overlap. The distribution of products and services is uniform throughout the Corporation’s commercial continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

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

The Corporation’s primary sources of revenues are from its loan products and investment securities. The following table summarizes the Corporation’s revenue from its specific loan products for the years ended December 31:

	2003	2002	2001

	(In thousands)
Interest income and fee revenue:
Commercial	$21,088	$22,706	$24,922
Real estate construction	6,649	8,070	8,095
Real estate commercial	35,173	34,753	30,946
Real estate residential	47,289	50,557	60,224
Consumer	34,636	39,717	37,235

Total	$144,835	$155,803	$161,422

Common Stock:

All per share data and share amounts included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect stock dividends paid on January 24, 2003 and December 21, 2001.

Business Combinations:

For acquisitions accounted for as pooling of interests combinations, the historical consolidated financial statements were restated to include the accounts and results of operations as though the entity had always been a subsidiary of the Corporation. In compliance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), the pooling of interests method can no longer be used for acquisitions initiated after June 30, 2001. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives continue to be amortized over their estimated useful lives.

Recent Accounting Pronouncements:

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46), which provides guidance on how to identify a variable interest entity (“VIE”), and when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be included in a company’s consolidated financial statements.

In general, a VIE is an entity that lacks sufficient equity or its equity holders lack adequate decision-making ability. If either of these characteristics is present, the entity is subject to FIN 46’s variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership, or other money interests in an entity that change with fluctuations in the entity’s net asset value. The primary beneficiary consolidates the VIE; the primary beneficiary is defined as the enterprise that absorbs a majority of expected losses or receives a majority of residual returns (if losses or returns occur), or both. Entities not determined to be VIE’s would continue to be subject to the guidance provided in Accounting Revenue Bulletin 51, “Consolidated Financial Statements,” which generally requires consolidation based on ownership of the entity’s outstanding voting stock.

In October 2003, the FASB issued FASB Staff Position (“FSP”) No. FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” This FSP deferred the date the Corporation was required to adopt FIN 46 until December 31, 2003 for all interests in VIE’s created before February 1, 2003. The Corporation’s adoption of FIN 46 had no material impact on the Corporation’s consolidated financial position or results of operations, as the Corporation had no affiliation with any entity as of December 31, 2003 that met the criteria of a VIE within the guidance of FIN 46-6.

In December 2003, the FASB revised Statement of Financial Accounting Standards No. 132, “Employers’ Disclosures about Pension and Other Postretirement Benefits” (SFAS 132). The revision retains the disclosures required by the original SFAS 132 and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension and postretirement plans. See Note H for the additional pension and other postretirement benefit disclosures; the Corporation adopted the provisions of the revisions as of December 31, 2003.

Reclassification:

Certain amounts in the 2002 and 2001 consolidated financial statements and notes thereto have been reclassified to conform with the 2003 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B – MERGERS AND ACQUISITIONS

During the three years ended December 31, 2003, the Corporation closed the following mergers and acquisitions:

The Corporation acquired Caledonia Financial Corporation (“Caledonia”), a one-bank holding company headquartered in Caledonia, Michigan, on December 1, 2003. As of that date, Caledonia had total assets of $211 million, net loans of $184 million, total deposits of $171 million and shareholders’ equity of $22.3 million. Shareholders of Caledonia received $39.00 cash for each share of Caledonia common stock in a taxable transaction. The total value of the transaction was approximately $56.8 million, of which $52.3 million was paid in cash and $4.5 million represents the value of stock options. The purchase price represents a premium over book value of $34.5 million.

The Corporation will continue to operate Caledonia’s bank subsidiary, State Bank of Caledonia, with branch offices in Caledonia, Dutton, Middleville and Kalamazoo, as a separate subsidiary until mid-2004. At that time, the Corporation expects to restructure the State Bank of Caledonia into two of the Corporation’s three existing bank subsidiaries. The branches in Caledonia, Middleville and Dutton will become part of Chemical Bank West, headquartered in the Grand Rapids area, and the Kalamazoo branch will become a part of Chemical Bank Shoreline, headquartered in Benton Harbor.

On September 30, 2003, the Corporation consolidated CFC Data Corp, its wholly-owned data processing subsidiary, into the parent. The data processing operations are primarily performed for the Corporation’s bank subsidiaries.

On September 14, 2001, the Corporation acquired Bank West Financial Corporation (“BWFC”). BWFC was the parent company of Bank West, a Michigan stock savings bank with five branch offices and one loan production office in Kent and Ottawa counties in Michigan. The purchase added approximately $300 million in total assets, $232 million in total loans and $194 million in total deposits as of the date of acquisition, for which the Corporation paid a premium of $7.3 million. Bank West was merged into the Corporation’s existing subsidiary, Chemical Bank West. The Corporation exchanged $29.2 million in cash for all of the outstanding stock of BWFC.

On July 13, 2001, the Corporation acquired four branch banking offices from Fifth Third Bank and Old Kent Bank in Holland, Zeeland, Grand Haven and Fremont, Michigan. The purchase added total deposits of approximately $144 million and total loans of $97 million as of the date of acquisition, for which the Corporation paid a premium of $15.3 million. The offices in Holland, Zeeland and Grand Haven are being operated as branches of Chemical Bank Shoreline, and Chemical Bank West is operating the office in Fremont.

The above acquisitions were accounted for by the purchase method; therefore, the financial results of these operations are included from their respective acquisition dates, with no restatement of prior period amounts.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D – INVESTMENT SECURITIES

The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 2003 and 2002 (in thousands):

Investment Securities Available for Sale:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
December 31, 2003	Cost	Gains	Losses	Value

U.S. Treasury and agency securities	$463,448	$11,041	$210	$474,279
States and political subdivisions	18,214	808	–	19,022
Mortgage-backed securities	124,910	1,958	102	126,766
Collateralized mortgage obligations	1,938	58	1	1,995
Corporate bonds	81,080	1,787	2	82,865

Total debt securities	689,590	15,652	315	704,927
Equity securities	22,404	1,212	44	23,572

Total	$711,994	$16,864	$359	$728,499

December 31, 2002

U.S. Treasury and agency securities	$568,870	$21,313	$–	$590,183
States and political subdivisions	18,477	1,001	–	19,478
Mortgage-backed securities	125,639	3,251	6	128,884
Collateralized mortgage obligations	13,653	121	116	13,658
Corporate bonds	83,600	2,828	100	86,328

Total debt securities	810,239	28,514	222	838,531
Equity securities	19,606	694	87	20,213

Total	$829,845	$29,208	$309	$858,744

Investment Securities Held to Maturity:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
December 31, 2003	Cost	Gains	Losses	Value

U.S. Treasury and agency securities	$153,585	$2,960	$5	$156,540
States and political subdivisions	34,233	1,425	–	35,658
Mortgage-backed securities	2,619	239	–	2,858
Other debt securities	2,926	1	–	2,927

Total	$193,363	$4,625	$5	$197,983

December 31, 2002

U.S. Treasury and agency securities	$204,422	$5,289	$–	$209,711
States and political subdivisions	41,009	1,925	66	42,868
Mortgage-backed securities	5,682	590	–	6,272
Other debt securities	18,125	255	–	18,380

Total	$269,238	$8,059	$66	$277,231

The amortized cost and estimated market value of debt and equity securities at December 31, 2003, by contractual maturity for both available for sale and held to maturity investment securities follows:

Investment Securities Available for Sale:

		Estimated
	Amortized	Market
	Cost	Value

	(In thousands)
Due in one year or less	$164,277	$167,165
Due after one year through five years	381,964	391,814
Due after five years through ten years	12,553	12,806
Due after ten years	3,948	4,381
Mortgage-backed securities	124,910	126,766
Collateralized mortgage obligations	1,938	1,995
Equity securities	22,404	23,572

Total	$711,994	$728,499

Investment Securities Held to Maturity:

		Estimated
	Amortized	Market
	Cost	Value

	(In thousands)
Due in one year or less	$57,757	$58,367
Due after one year through five years	121,137	124,232
Due after five years through ten years	7,488	8,033
Due after ten years	4,362	4,493
Mortgage-backed securities	2,619	2,858

Total	$193,363	$197,983

Investment securities with a book value of $343.4 million at December 31, 2003 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 2002, the corresponding amount was $358.7 million.

The Corporation recognized net gains on investment securities of $1.3 million during 2003, net losses of $.77 million in 2002 and net gains of $.53 million in 2001. During 2002, the Corporation recorded a $.47 million write-down to market value relating to certain equity securities, as part of its total net investment securities losses of $.77 million, as the Corporation projected that the decline in the market value of these securities was “other than temporary.” The equity securities portfolio at December 31, 2003 consisted of $4.7 million of common and preferred stocks of various publicly traded entities, $17.2 million of Federal Home Loan Bank stock and $1.7 million of Federal Reserve Bank stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the age of gross unrealized losses and market value by investment category.

	December 31, 2003

	Less Than 12 Months		12 Months or More		Total

	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
U.S. Treasury and agency securities	$43,306	$215	$—	$—	$43,306	$215
Mortgage-backed securities	13,844	99	403	3	14,247	102
Collateralized mortgage obligations	—	—	438	1	438	1
Corporate bonds	1,069	2	1,001	—	2,070	2
Equity securities	57	15	288	29	345	44

Total	$58,276	$331	$2,130	$33	$60,406	$364

An analysis is performed quarterly by the Corporation to determine whether unrealized losses in its investment securities portfolio are temporary or other-than-temporary. The Corporation reviews factors such as financial statements, credit ratings, news releases and other pertinent information of the underlying company to make its determination. Management does not believe any individual unrealized loss as of December 31, 2003 represents an other-than-temporary impairment. The Corporation has both the intent and ability to hold the securities described in the previous table for a time necessary to recover the unrealized loss.

The Corporation did not have a trading portfolio during the three years ended December 31, 2003.

NOTE E – SECONDARY MARKET
MORTGAGE ACTIVITY

For the three years ended December 31, 2003, activity for capitalized mortgage servicing rights was as follows (in thousands):

	2003	2002	2001

Mortgage Servicing Rights:
Beginning of year	$2,495	$2,844	$1,591
Additions	1,960	2,340	1,583
Acquisition	705	–	274
Amortization	(1,896)	(2,076)	(424)
Provision for impairment	–	(613)	(180)

End of year	$3,264	$2,495	$2,844

Additions of mortgage servicing rights were up in both 2003 and 2002 due to significantly higher residential mortgage loan volume, which was mostly attributable to low market interest rates. The lower interest rate environment created an incentive for customers to refinance their mortgages and purchase new homes. The historically high level of mortgage refinancing volumes accounted for not only increased mortgage servicing rights, but also increased amortization resulting from the corresponding mortgage prepayments. The lower interest rate environment prompted customers to choose long-term fixed rate mortgages over other mortgage products. The Corporation generally sells its long-term fixed rate mortgages in the secondary market either on a servicing retained or servicing released basis. However, during 2003, the Corporation shifted its residential real estate lending strategy to add to the portfolio the majority of its loan originations with maturities of fifteen years versus selling all of these loans in the secondary market. At December 31, 2003, the Corporation was servicing $633 million of residential mortgage loans, up $90 million, or 16.6% compared to 2002. The Corporation assumed $114 million of loans serviced for others in the Caledonia acquisition.

During 2003, the Corporation did not record an impairment provision as there was no further decline in the estimated fair value of mortgage servicing rights compared to the recorded book value. This compares to impairment provisions recorded of $.61 million in 2002 and $.18 million in 2001. These amounts reduced mortgage banking revenue shown on the consolidated statement of income for the respective periods. The decline in the estimated fair value of mortgage servicing rights was due to the declining overall market interest rates for residential mortgages and the corresponding increase in prepayments of loans serviced for others. The valuation reserve for impairment of mortgage servicing rights was $.79 million at December 31, 2003 and 2002.

Loans held for sale were $4.9 million at December 31, 2003 and $31.4 million at December 31, 2002. The decrease in loans held for sale was attributable to a shift in emphasis during 2003 to hold in the portfolio residential mortgage loan originations with maturities of fifteen years. In addition, overall market interest rates rose in late 2003 resulting in significantly lower refinance volume.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F – LOANS

The following summarizes loans as of December 31:

	2003	2002

	(In thousands)
Commercial	$405,929	$327,438
Real estate construction	138,280	108,589
Real estate commercial	628,815	481,084
Real estate residential	767,199	648,042
Consumer	541,052	509,789

Total loans	$2,481,275	$2,074,942

The Corporation’s subsidiary banks have extended loans to its directors, executive officers and their affiliates. The loans were made in the ordinary course of business upon normal terms, including collateralization and interest rates prevailing at the time and did not involve more than the normal risk of repayment by the borrower or present other unfavorable features. The aggregate loans outstanding to the directors, executive officers and their affiliates totaled approximately $45.5 million at December 31, 2003 and $38.7 million at December 31, 2002. During 2003, there were approximately $47.3 million of new loans and other additions, while repayments and other reductions totaled approximately $40.5 million.

Changes in the allowance for loan losses were as follows for the years ended December 31:

	2003	2002	2001

	(In thousands)
Balance at beginning of year	$30,672	$30,994	$26,883
Provision for loan losses	2,834	3,765	2,004
Loan charge-offs	(4,071)	(4,830)	(2,134)
Loan recoveries	719	743	479

Net loan charge-offs	(3,352)	(4,087)	(1,655)
Allowance of banks/branches acquired	3,025	–	3,762

Balance at end of year	$33,179	$30,672	$30,994

Nonaccrual loans totaled $6.7 million, $4.9 million and $6.9 million at December 31, 2003, 2002 and 2001, respectively.

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

Impaired loans under the revised classification totaled $5.5 million as of December 31, 2003, $2.3 million as of December 31, 2002 and $5.1 million as of December 31, 2001. After analyzing the various components of the customer relationships and evaluating the underlying collateral of impaired loans, the allowance for loan losses allocated to impaired loans was as follows: $2.4 million as of December 31, 2003, $.8 million as of December 31, 2002 and $1.1 million as of December 31, 2001.

NOTE G – FEDERAL INCOME TAXES

The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35%, primarily due to tax-exempt interest on investment securities and loans, partially offset by non-deductible merger and restructuring expenses, as shown in the following analysis for the years ended December 31:

	2003	2002	2001

	(In thousands)
Tax at statutory rate	$29,438	$29,027	$22,869
Changes resulting from:
Tax-exempt income	(954)	(1,228)	(1,741)
Non-deductible merger and restructuring expenses	–	–	1,118
Other, net	(91)	191	371

Total federal income tax expense	$28,393	$27,990	$22,617

The provision for federal income taxes consisted of the following for the years ended December 31:

	2003	2002	2001

	(In thousands)
Current	$25,101	$26,627	$25,632
Deferred taxes (benefit)	3,292	1,363	(3,015)

Total	$28,393	$27,990	$22,617

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences that comprise the deferred tax assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and liabilities of the Corporation were as follows as of December 31:

	2003	2002

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$11,163	$10,355
Employee benefit plans	–	1,129
Investment securities marked to market	769	1,302
Other	4,498	3,927

Total deferred tax assets	16,430	16,713
Deferred tax liabilities:
Investment securities available for sale	5,776	10,114
Fixed assets	1,180	661
Employee benefit plans	644	–
Other	3,247	3,273

Total deferred tax liabilities	10,847	14,048

Net deferred tax assets	$5,583	$2,665

Federal income tax expense (benefit) applicable to gains (losses) on investment securities transactions was $.47 million in 2003, $(.1) million in 2002 and $.19 million in 2001, and is included in federal income taxes on the consolidated statements of income.

NOTE H – PENSION AND
POSTRETIREMENT BENEFITS

The Corporation had two noncontributory defined benefit pension plans (“Plans”) covering the majority of its employees through December 31, 2001, as a result of the merger with Shoreline on January 9, 2001. Normal retirement benefits of the Plans were based on years of service and the employee’s average annual pay for the five highest consecutive years during the ten years preceding retirement under the Plans. Effective January 1, 2002, the Plans were merged into a single noncontributory defined benefit pension plan (“New Plan”). The New Plan continues to cover the majority of the Corporation’s employees. Like the predecessor Plans, retirement benefits in the New Plan are based on years of service, age at retirement and the employee’s compensation during the five highest consecutive years of earnings within the last ten years of employment. The retirement benefits under the New Plan are substantially the same as the Corporation’s plan prior to the merger with Shoreline. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

The Corporation’s New Plan is invested in a diversified portfolio of U.S. Government Treasury Notes, U.S. Government Agency notes and high quality corporate bonds and equity securities, primarily blue chip stocks. The notes and the bonds purchased are rated A or better by the major bond rating companies and mature within five years from the date of purchase. The stocks are diversified among the major economic sectors of the market and are selected based on balance sheet strength, expected earnings growth, the management team, and position within their industry, among many other characteristics.

The Corporation’s New Plan weighted average asset allocations at December 31, 2003 and 2002, by asset category, were as follows:

	Plan Assets at
	December 31
Asset Category	2003	2002

Equity securities	68.4%	66.5%
Debt securities	30.2	29.5
Other	1.4	4.0

Total	100%	100%

As of December 31, 2003, based upon current market conditions, the Corporation’s strategy was to maintain equity securities between 60% and 70% of total pension plan assets. As of December 31, 2003, equity securities included 201,329 shares of the Corporation’s common stock. The market value of these shares was $7.3 million at December 31, 2003.

The following table sets forth the changes in the benefit obligation and plan assets of the New Plan:

	2003	2002

	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$60,019	$47,858
Service cost	3,643	3,065
Interest cost	3,841	3,503
Net actuarial loss	4,924	7,441
Benefits paid	(2,521)	(1,848)

Benefit obligation at end of year	$69,906	$60,019

Change in the plan assets:
Fair value of the plan assets at beginning of year	$49,969	$50,781
Actual return on plan assets	8,902	(4,810)
Contributions by the Corporation	8,084	5,846
Benefits paid	(2,521)	(1,848)

Fair value of the plan assets at end of year	$64,434	$49,969

Underfunded status of the plan	$(5,472)	$(10,050)
Unrecognized net actuarial loss	16,419	15,419
Unrecognized net transition asset	–	(11)
Unrecognized prior service benefit	(220)	(261)

Prepaid benefit cost	$10,727	$5,097

As the above table shows, the projected benefit obligation increased by $9.9 million to $69.9 million at December 31, 2003 from $60.0 million at December 31, 2002. The increase includes a $4.9 million net actuarial loss recognized during 2003 resulting primarily from a 50 basis point decrease in the weighted average discount rate used in continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H – PENSION AND
POSTRETIREMENT BENEFITS (CONTINUED)

determining the benefit obligation in 2003 compared to 2002. The Corporation’s accumulated benefit obligation as of December 31, 2003 and 2002 was $54.1 million and $46.5 million, respectively.

The Corporation has historically contributed the maximum amount deductible under Internal Revenue Service regulations to its pension plan. The 2004 maximum deductible contribution will depend on the current liability interest rate used to present value the New Plan’s benefit obligation. Based on discussions and analysis with the Corporation’s actuary, it is estimated that the Corporation’s maximum deductible contribution in 2004 will be zero. As of December 31, 2003, the Corporation had not made a determination as to whether the maximum deductible contribution would be made in 2004, if the actual amount was greater than zero.

Weighted-average rate assumptions as of December 31:

	2003	2002	2001

Discount rate used in determining benefit obligation	6%	6.5%	7%
Expected return on plan assets	8%	8%	8%
Rate of compensation increase	5%	5%	5%

The expected return on plan assets has been based upon actual historical long-term returns of the overall stock and bond markets and actual portfolio returns.

Net periodic pension cost of the plans consisted of the following for the years ended December 31:

	2003	2002	2001

	(In thousands)
Service cost	$3,643	$3,065	$2,172
Interest cost	3,841	3,503	3,121
Curtailment	–	–	(1,083)
Settlement	–	–	131
Special separation program benefits	–	–	1,336
Expected return on plan assets	(4,973)	(4,409)	(4,291)
Amortization of transition amount	(11)	(15)	(95)
Amortization of prior service benefit	(41)	(41)	(23)
Amortization of unrecognized net gain	(5)	(14)	(410)

Pension expense	$2,454	$2,089	$858

Other Employee Benefit Plans:

One of the Corporation’s subsidiary banks maintained a profit-sharing plan for qualified employees with at least one year of service through December 31, 2001. Contributions to the profit-sharing plan were discretionary and were determined by the board of directors of the subsidiary bank. Under this plan, $.22 million was expensed in 2001. The plan was terminated as of December 31, 2001; therefore no contribution or expense was recognized after 2001.

One of the Corporation’s subsidiary banks maintained a 401(k) savings plan with an employer match through December 31, 2001. Participants in this 401(k) savings plan were eligible to make deferrals up to 15% of compensation. The subsidiary matched 50% of participants’ elective deferrals on the first 4% of the participants’ compensation. Expense under this plan was $.16 million in 2001. Effective January 1, 2002, this plan was merged into the Corporation’s 401(k) savings plan (“New 401(k) Plan”). Prior to January 1, 2002, the Corporation also had a 401(k) plan that did not include an employer match. Effective January 1, 2002, the New 401(k) Plan provides participants a 50% match of their elective deferrals on the first 4% of the participants’ compensation, subject to qualified plan limits. Expense under the New 401(k) Plan was $.52 million in 2003 and $.48 million in 2002.

In addition to the Corporation’s defined benefit pension plan, the Corporation has a postretirement benefits plan that provides medical benefits and dental benefits through age 65 to a portion of its employees. Through December 31, 2001, eligibility for such benefits was age 55 with at least ten years of service with the Corporation. Retirees are required to make contributions toward the cost of their benefits based on their years of credited service and age at retirement. Retiree contributions are adjusted annually. Effective January 1, 2002, the Corporation adopted a revised retiree medical program (“Retiree Plan”), which substantially reduced the future obligation of the Corporation for retiree medical costs. The Retiree Plan will generally provide employees access to retiree medical benefits for themselves and their dependents for those employees who retire at age 55 or thereafter with at least fifteen years of service. There will generally be no employer subsidy for these benefits. Retirees and certain employees within two years of retirement as of December 31, 2001 were grandfathered under the predecessor plan. There continues to be no employer subsidy for dependent benefits included in the grandfathered plan. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions (applicable to grandfathered participants), deductibles, copayments and coinsurance. The Corporation reserves the right to amend, modify or terminate these benefits at any time.

The Corporation elected to defer recognizing the effects of the Medicare, Prescription Drug, Improvement and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Modernization Act of 2003 (“Medicare Act”), which was enacted on December 8, 2003, on the accumulated postretirement benefit obligation and net periodic postretirement benefit costs of its Retiree Plan in the Corporation’s consolidated financial statements. The Corporation expects to continue to defer the effects of the Medicare Act under SFAS 132 until authoritative guidance on the accounting for the federal subsidy is issued, or until certain other events (e.g. a plan amendment, settlement or curtailment) occur. The Corporation’s Retiree Plan may need to be amended in order to benefit from the new legislation.

The following table sets forth changes in the Corporation’s postretirement benefit obligation:

	2003	2002

	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$4,140	$4,265
Service cost	22	22
Interest cost	261	275
Net actuarial (gain) loss	1,212	(168)
Benefits paid, net of retiree contributions	(239)	(254)

Benefit obligation at end of year	$5,396	$4,140

Unfunded status of the plan	$5,396	$4,140
Unrecognized net actuarial loss	(2,440)	(1,395)
Unrecognized prior service credit	2,895	3,219

Accrued postretirement benefit cost	$5,851	$5,964

Net periodic postretirement benefit cost consisted of the following for the years ended December 31:

	2003	2002	2001

	(In thousands)
Service cost	$22	$22	$210
Interest cost	261	275	502
Amortization of prior service cost (benefit)	(157)	(324)	26
Curtailment	–	–	(7)
Amortization of unrecognized net loss	–	231	–
Special separation program benefits	–	–	220

Net periodic postretirement benefit cost	$126	$204	$951

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6% at December 31, 2003, 6.5% at December 31, 2002 and 7% at December 31, 2001.

For measurement purposes, the annual rates of increase in the per capita cost of covered health care benefits and dental benefits for 2004 were each assumed at 8.3%. These rates were assumed to decrease gradually to 5% in 2008 and remain at that level thereafter.

The assumed health care and dental cost trend rates could have a significant effect on the amounts reported. A one-percentage-point change in these rates would have had the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

	(In thousands)
Effect on total of service and interest cost components in 2004	$15	$(13)
Effect on postretirement benefit obligation as of December 31, 2004	$664	$(568)

NOTE I – FEDERAL HOME LOAN BANK
BORROWINGS

Borrowings from the Federal Home Loan Bank (“FHLB”) of Indianapolis consisted of the following:

	December 31
	2003	2002

	(In thousands)
Fixed-rate advances; with maturities from March 2004 through May 2009, rates ranging from 4.07% – 6.40% and a weighted average rate of 5.33% at December 31, 2003	$39,373	$38,393
Convertible fixed-rate advances; with maturities from January 2004 through February 2011, rates ranging from 4.49% – 6.75% and a weighted average rate of 5.54% at December 31, 2003	116,000	119,000

Total	$155,373	$157,393

For the convertible fixed-rate advances, the FHLB has the option to convert the advance to a variable-rate beginning one, two or five years after the origination date depending on the advance, and quarterly thereafter. The Corporation has the option to prepay, without penalty, an FHLB convertible fixed-rate advance when the FHLB exercises its option to convert it to a variable-rate advance. During 2003, the FHLB did not exercise this option on any advance. Prepayments of both fixed-rate and convertible fixed-rate advances are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The Corporation did not incur any prepayment penalties for 2003, 2002 or 2001.

The FHLB borrowings are collateralized by a blanket lien on qualified one-to four-family residential mortgage loans. The carrying value of these loans was $726 million, which represents a total borrowing capacity based on collateral of $501 million. Therefore, the Corporation’s additional borrowing availability through the FHLB at December 31, 2003 under the blanket lien agreement was $346 million.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I – FEDERAL HOME LOAN BANK
BORROWINGS (CONTINUED)

At year-end 2003, scheduled principal reductions on these advances are as follows (in thousands):

2004	$20,377
2005	23,232
2006	28,692
2007	10,023
2008	25,024
Thereafter	48,025

Total	$155,373

NOTE J – RESTRICTED ASSETS AND DIVIDEND
LIMITATIONS OF SUBSIDIARY BANKS

Banking regulations require that banks maintain cash reserve balances in vault cash with the Federal Reserve Bank or with certain other qualifying banks. The aggregate average amount of such legal balances required to be maintained by the Corporation’s subsidiary banks was $23.9 million for the year ended December 31, 2003. During 2003, the Corporation’s subsidiary banks satisfied their legal reserve requirements by maintaining aggregate average cash reserve balances of $52.8 million.

Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. At December 31, 2003, substantially all of the assets of the bank subsidiaries were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiaries are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends that can be paid by the Corporation’s bank subsidiaries to the parent company, without obtaining prior approval from bank regulatory agencies, was $73.6 million as of January 1, 2004. Dividends paid to the Corporation by its banking subsidiaries totaled $56.1 million in 2003, $25.6 million in 2002 and $51.1 million in 2001. In addition to the statutory limits, the Corporation also considers the overall financial and capital position of each subsidiary prior to making any cash dividend decisions.

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

At December 31, 2003 and 2002, the Corporation’s and each of its bank subsidiaries’ capital ratios exceeded the quantitative capital ratios required for an institution to be considered “well-capitalized.” Significant factors that may affect capital adequacy include, but are not limited to, a disproportionate growth in assets versus capital and a change in mix or credit quality of assets.

The table below compares the Corporation’s and each of its significant subsidiaries’ actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 2003.

Capital Analysis

			Risk-Based Capital

	Leverage		Tier 1		Total

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in millions)
Corporation’s capital	$373	11%	$373	15%	$404	17%
Required capital – minimum	105	3	97	4	194	8
Required capital – “well capitalized” definition	176	5	146	6	243	10
Chemical Bank and Trust Company’s capital	171	11	171	19	182	20
Required capital – minimum	48	3	37	4	73	8
Required capital – “well capitalized” definition	79	5	55	6	91	10
Chemical Bank Shoreline’s capital	97	8	97	12	107	14
Required capital – minimum	36	3	31	4	63	8
Required capital – “well capitalized” definition	58	5	47	6	78	10
Chemical Bank West’s capital	65	9	65	12	72	14
Required capital – minimum	22	3	21	4	42	8
Required capital – “well capitalized” definition	36	5	32	6	53	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L – GOODWILL

The Corporation’s adoption of SFAS 142 created an inconsistency in the accounting for goodwill amortization when comparing the years ended December 31, 2003 and 2002 to December 31, 2001. Application of the nonamortization provisions of SFAS 142 resulted in an increase in net income of $.96 million, or $.04 per share, in 2003 and 2002 compared to 2001. The following analysis is provided for comparability purposes had SFAS 142 been in effect during 2001 (in thousands, except per share amounts):

	Years Ended
	December 31
	2003	2002	2001

Reported net income	$55,716	$54,945	$42,723
Goodwill amortization	–	–	960

Adjusted net income	$55,716	$54,945	$43,683

Basic earnings per share
Reported net income	$2.35	$2.32	$1.81
Goodwill amortization	–	–	.04

Adjusted net income	$2.35	$2.32	$1.85

Diluted earnings per share
Reported net income	$2.35	$2.31	$1.80
Goodwill amortization	–	–	.04

Adjusted net income	$2.35	$2.31	$1.84

The Corporation’s goodwill impairment review is performed annually by an independent third party appraisal firm. The income approach methodology was utilized by the appraisal firm to estimate the value of the Corporation’s goodwill. The income approach quantifies the present value of future economic benefits by capitalizing or discounting the cash flows of a business. This approach considers projected dividends, earnings, dividend paying capacity and future residual value. Based on the results of these valuations, the Corporation’s goodwill was not impaired at December 31, 2003 and 2002.

Goodwill was $63.3 million at December 31, 2003, and $27.9 million at December 31, 2002. Goodwill increased $35.4 million due to the Caledonia acquisition.

NOTE M – ACQUIRED INTANGIBLE ASSETS

The following table sets forth the carrying amount, accumulated amortization and amortization expense of acquired intangible assets (in thousands):

	December 31, 2003			December 31, 2002

	Original	Accumulated	Carrying	Original	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Core deposit intangibles	$19,269	$9,773	$9,496	$17,840	$7,942	$9,898
Other	865	72	793	175	20	155

Amortization expense for the:

Year ended December 31, 2003	$1,883
Year ended December 31, 2002	1,953

Estimated amortization expense for the years ending December 31:

2004	$2,272
2005	2,136
2006	1,938
2007	1,651
2008	1,292

During 2003, core deposit and other intangibles increased $1.4 million and $.7 million, respectively, due to the acquisition of Caledonia.

NOTE N – STOCK OPTIONS

The Corporation’s stock option plans provide for grants of stock options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 2003, there were a total of 342,116 shares available for future awards under the Corporation’s 1997 plan. The plan provides that the option price shall not be less than the fair market value of common stock at the date of grant, options become exercisable as specified in the option agreement governing the option as determined by the Compensation Committee of the board of directors and all awards expire no later than ten years and one day after the date of grant. The Corporation does not record expense as a result of the grant or exercise of stock options.

Options granted may include a stock appreciation right that entitles the grantee to receive cash or a number of shares of common stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares in the option at the time of exercise of the stock appreciation right, by the market price of a single share. As of December 31, 2003, there were no outstanding options with stock appreciation rights.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N – STOCK OPTIONS (CONTINUED)

The activity in the Corporation’s stock option plans during the three years ended December 31, 2003, was as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding – January 1, 2001	522,996	$21.95
Activity during 2001:
Granted	52,920	24.81
Exercised	(48,408)	13.15
Cancelled	(5,856)	26.22

Outstanding – December 31, 2001	521,652	23.01
Activity during 2002:
Granted	69,930	29.17
Exercised	(78,083)	15.64
Cancelled	(12,722)	24.65

Outstanding – December 31, 2002	500,777	24.97
Activity during 2003:
Granted	83,300	37.45
Issued in bank acquisition	232,506	16.67
Exercised	(201,177)	18.88
Cancelled	(7,292)	26.50

Outstanding – December 31, 2003	608,114	$25.47

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable

	Weighted				Weighted
	Average		Range of		Average
Number	Exercise	Average	Exercise	Number	Exercise
Outstanding	Price	Life(a)	Prices	Exercisable	Price

19,738	$12.68	4.64	$12.68	19,738	$12.68
78,160	16.27	6.03	14.21 – 16.60	78,160	16.27
53,057	17.78	7.63	16.82 – 20.06	53,057	17.78
154,060	23.39	4.45	22.72 – 24.81	143,211	23.30
219,799	28.65	6.21	26.90 – 29.17	204,411	28.63
83,300	37.45	10.00	37.45	–	–

608,114	$25.47	6.33	$12.68 – 37.45	498,577	$23.38

(a)	Weighted average remaining contractual life in years

The Corporation does not recognize compensation cost in accounting for awards of options under its stock option plans. If the Corporation had elected to recognize compensation cost for options granted in 2003, 2002 and 2001, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

	2003	2002	2001

Net income – as reported	$55,716	$54,945	$42,723
Net income – pro forma	55,435	54,759	42,595
Basic earnings per share – as reported	2.35	2.32	1.81
Basic earnings per share – pro forma	2.34	2.31	1.80
Diluted earnings per share – as reported	2.35	2.31	1.80
Diluted earnings per share – pro forma	2.33	2.31	1.80

The weighted average fair values of options granted during 2003, 2002 and 2001 were $11.33, $7.49 and $6.55 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2003	2002	2001

Expected dividend yield	3.0%	3.2%	3.2%
Expected stock volatility	33.7%	32.7%	31.3%
Risk-free interest rate	4.00%	3.03%	4.69%
Expected life of options – in years	7.8	6.5	5.7

Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting the Corporation’s stock price or of placing an accurate present value on options to purchase its stock. In addition, the Black-Scholes model was designed to approximate value for types of options that are very different from those issued by the Corporation. In spite of any theoretical value which may be placed on a stock option grant, no value is possible under options issued by the Corporation without an increase in the market value of the Corporation’s stock.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

upon exercise of commitments is determined using management’s credit evaluation of the borrowers and may include real estate, business assets, deposits and other items. The Corporation’s subsidiaries at any point in time also have approved but undisbursed loans. The majority of these undisbursed loans will convert to booked loans within a three-month period.

Total unused loan commitments, standby letters of credit and undisbursed loans were $373 million, $13 million and $116 million, respectively, at December 31, 2003 and $328 million, $13 million and $160 million, respectively, at December 31, 2002. The majority of the unused loan commitments and standby letters of credit outstanding as of December 31, 2003 expire one year from their contract date, except for $14 million of unused loan commitments which extend for more than five years.

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

The Corporation has operating leases and other non-cancelable contractual obligations on buildings, equipment and certain computer software that will require annual payments through 2015. Minimum payments due in each of the next five years are as follows:

2004	$1.5 million
2005	$1.5 million
2006	$1.5 million
2007	$1.3 million
2008	$1.3 million

Total expense recorded under operating lease and other non-cancelable contractual obligations was $1.4 million for 2003, 2002 and 2001.

The Corporation and its subsidiary banks are subject to certain legal actions arising in the ordinary course of business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated net income or financial position of the Corporation.

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

Estimates of fair values have not been made for items that are not defined by SFAS 107 as financial instruments, including such items as the Corporation’s core deposit intangibles and the value of its trust department. The Corporation believes it is impractical to estimate a representative fair value for these types of assets, even though management believes they add significant value to the Corporation.

The following is a summary of carrying amounts and estimated fair values of the components of the consolidated statements of financial position at December 31:

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In thousands)
Assets:
Interest-bearing deposits and federal funds sold	$31,007	$31,007	$123,035	$123,035
Investment securities	921,862	926,483	1,127,982	1,135,975
Net loans	2,448,096	2,453,012	2,044,270	2,065,700
Noninterest-earning assets	307,923	307,923	273,362	273,362

Total assets	$3,708,888	$3,718,425	$3,568,649	$3,598,072

Liabilities:
Deposits without defined maturities	$2,053,179	$2,053,179	$1,859,288	$1,859,288
Time deposits	914,057	924,824	987,984	1,000,791
FHLB borrowings	155,373	167,276	157,393	173,172
Other borrowings – short term	91,524	91,524	104,212	104,212
Noninterest-bearing liabilities	36,706	36,706	29,433	29,433

Total liabilities	3,250,839	3,273,509	3,138,310	3,166,896
Shareholders’ Equity	458,049	444,916	430,339	431,176

Total liabilities and shareholders’ equity	$3,708,888	$3,718,425	$3,568,649	$3,598,072

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q – PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation (parent company) follow:

	December 31
Condensed Statements of Financial Position	2003	2002

	(In thousands)
Assets:
Cash and cash equivalents at subsidiary bank	$17,662	$42,154
Investment securities available for sale	5,625	4,296
Investment in bank subsidiaries	435,733	387,204
Investment in non-bank subsidiaries	539	4,148
Premises and equipment	6,893	930
Goodwill	1,093	1,093
Other assets	5,464	3,021

Total assets	$473,009	$442,846

Liabilities and Shareholders’ Equity:
Other liabilities	$14,960	$12,507

Total liabilities	14,960	12,507
Shareholders’ equity	458,049	430,339

Total liabilities and shareholders’ equity	$473,009	$442,846

	Years Ended December 31
Condensed Statements of Income	2003	2002	2001

	(In thousands)
Income:
Cash dividends from bank subsidiaries	$56,076	$25,615	$51,075
Cash dividends from non-bank subsidiaries	550	750	335
Interest income from bank subsidiaries	366	564	2,631
Other interest income and dividends	132	134	149
Rental revenue	245	–	–
Investment securities gains (losses)	71	(829)	(45)
Other	26	–	–

Total income	57,466	26,234	54,145
Expenses:
Operating expenses	2,590	2,796	2,878
Amortization of goodwill	–	–	305
Merger and restructuring expenses	–	–	7,069

Total expenses	2,590	2,796	10,252

Income before income taxes and equity in undistributed net income of subsidiaries	54,876	23,438	43,893
Federal income tax benefit	601	828	1,663
Equity in undistributed (excess distributed) net income of:
Bank subsidiaries	158	30,625	(3,154)
Non-bank subsidiaries	81	54	321

Net income	$55,716	$54,945	$42,723

	Years Ended December 31
Condensed Statements of Cash Flows	2003	2002	2001

	(In thousands)
Operating Activities:
Net income	$55,716	$54,945	$42,723
Stock incentive expense	–	–	515
Investment securities (gains) losses	(71)	829	45
Depreciation and amortization expense	467	250	431
Equity in (undistributed) excess distributed net income of subsidiaries	(239)	(30,679)	2,833
Net (increase) decrease in accrued income and other assets	(2,171)	(1,826)	1,798
Net increase (decrease) in interest payable and other liabilities	(2,694)	2,909	(250)

Net cash provided by operating activities	51,008	26,428	48,095
Investing Activities:
Capital infusion into subsidiary bank	–	–	(12,000)
Cash assumed in merger of data processing subsidiary into parent	3,185	–	–
Net cash used in acquisitions	(52,295)	–	(29,221)
Purchase of premises and equipment	(5,725)	(468)	(779)
Purchases of investment securities available for sale	(1,552)	(1,258)	(1,447)
Proceeds from sales and maturities of investment securities available for sale	836	1,017	1,535

Net cash used in investing activities	(55,551)	(709)	(41,912)
Financing Activities:
Repurchases of common stock	(1,511)	(408)	(271)
Proceeds from directors’ stock purchase plan	182	191	187
Proceeds from exercise of stock options	5,071	512	484
Cash dividends paid	(23,691)	(21,648)	(20,577)

Net cash used in financing activities	(19,949)	(21,353)	(20,177)

Increase (decrease) in cash and cash equivalents	(24,492)	4,366	(13,994)
Cash and cash equivalents at beginning of year	42,154	37,788	51,782

Cash and cash equivalents at end of year	$17,662	$42,154	$37,788

continued on next page

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Chemical Financial Corporation

We have audited the accompanying consolidated statements of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemical Financial Corporation and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

As discussed in Note L to the financial statements, in 2002 Chemical Financial Corporation and subsidiaries changed their method of accounting for goodwill.

Detroit, Michigan

January 30, 2004

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(In thousands, except per share data)

	2003				2002
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$48,246	$46,697	$45,237	$44,857	$54,241	$53,292	$52,475	$51,036
Interest expense	13,122	11,668	10,473	10,002	18,018	16,585	16,076	14,673
Net interest income	35,124	35,029	34,764	34,855	36,223	36,707	36,399	36,363
Provision for loan losses	295	1,272	540	727	653	1,352	747	1,013
Investment securities gains (losses)	184	308	417	387	(45)	(40)	(99)	(584)
Income before income taxes	21,117	20,661	21,797	20,534	20,562	20,334	21,106	20,933
Net income	14,014	13,670	14,469	13,563	13,710	13,535	14,018	13,682
Net income per share
Basic	.59	.58	.61	.57	.58	.57	.59	.58
Diluted	.59	.58	.61	.57	.58	.57	.59	.57

MARKET FOR CHEMICAL FINANCIAL
CORPORATION COMMON STOCK AND RELATED
SHAREHOLDER MATTERS

Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market® under the symbol CHFC. As of December 31, 2003, there were approximately 23.8 million shares of Chemical Financial Corporation common stock issued and outstanding, held by approximately 5,500 shareholders of record. The table below sets forth the range of high and low trade prices for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions.

	2003		2002
	High	Low	High	Low

First quarter	$32.99	$26.43	$27.66	$24.14
Second quarter	32.50	26.10	34.27	26.62
Third quarter	34.71	29.05	34.52	24.13
Fourth quarter	38.10	31.20	30.84	24.04

The earnings of the Corporation’s subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting each individual subsidiary bank. See Note J to the Consolidated Financial Statements for a discussion of such limitations. The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1973. The following table summarizes the quarterly cash dividends paid to shareholders over the past five years, adjusted for stock dividends paid during this time period. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 2004.

	Years Ended December 31
	2003	2002	2001	2000	1999

First quarter	$.250	$.228	$.217	$.199	$.181
Second quarter	.250	.228	.217	.199	.181
Third quarter	.250	.228	.217	.199	.181
Fourth quarter	.250	.228	.217	.199	.181

Total	$1.000	$.912	$.868	$.796	$.724

CHEMICAL FINANCIAL CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

      At December 31, 2003

Board of Directors	J. Daniel Bernson – President, The Hanson Group (a holding company with interests in diversified businesses in Southwest Michigan)

Nancy Bowman – Certified Public Accountant, Co-owner, Bowman & Rogers, PC (an accounting and tax services company)

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

Dan L. Smith – Retired, Former Chairman and Chief Executive Officer, Shoreline Financial Corporation (a bank holding company)

William S. Stavropoulos – Chairman and Chief Executive Officer, The Dow Chemical Company (a diversified science and technology company that manufactures chemical, plastic and agricultural products)

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

(This page intentionally left blank)