Form 10-K, Exhibit 13
period 2005-12-31
CHEMICAL FINANCIAL CORP
filed 2006-03-13
CIK 19612

CHEMICAL
FINANCIAL CORPORATIONSM

2005

Annual Report
to Shareholders

CHEMICAL FINANCIAL CORPORATION

2005 ANNUAL REPORT TO SHAREHOLDERS

CHEMICAL FINANCIAL CORPORATION

This is Chemical Financial Corporation’s 2005 Annual Report to Shareholders. Chemical Financial Corporation (“Chemical” or the “Corporation”) is a diversified financial services company providing a full range of commercial, consumer, mortgage, trust, insurance and financial planning services primarily through one state-chartered commercial bank subsidiary, Chemical Bank, as of December 31, 2005. Chemical Bank served a broad customer base through 132 banking offices and 1 loan production office across 32 counties in the lower peninsula of Michigan as of December 31, 2005.

The Corporation is headquartered in Midland, Michigan, and had total assets of $3.75 billion at December 31, 2005. In addition to its banking offices, the Corporation had 132 automated teller machine (ATM) locations, with 32 located off-bank premises. The Corporation offers trust and investment management services, including financial and estate planning, retirement programs, investment management and custodial services and employee benefit programs through the Trust and Investment Management Services department (Trust Department) of Chemical Bank. At December 31, 2005, the Trust Department had assets under custodial and management arrangements of $2.3 billion.

At year-end, the Corporation had 1,376 employees on a full-time equivalent basis and approximately 5,400 shareholders of record.

Chemical Financial Corporation’s 2005 Annual Report to Shareholders contains audited financial statements and a detailed financial review. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (SEC) except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2005 Summary Annual Report accompanies the proxy statement. This report presents information concerning the business and financial results of Chemical Financial Corporation in a format and level of detail that we believe our shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2005 Annual Report to Shareholders are invited to request our Annual Report on Form 10-K.

Our 2005 Annual Report on Form 10-K, as filed with the SEC, including financial statements and financial statement schedules, will be provided to any shareholder, without charge, upon written request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640. The Annual Report on Form 10-K will also be available via our internet website www.chemicalbankmi.com in the “Investor Information” section.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years Ended December 31
	2005	2004	2003	2002	2001

Operating Results (In thousands)
Net interest income	$141,851	$147,634	$139,772	$145,692	$130,068
Provision for loan losses	4,285	3,819	2,834	3,765	2,004
Noninterest income	39,220	39,329	39,094	34,534	31,873
Operating expenses	98,463	98,469	91,923	93,526	94,597
Net income	52,878	56,682	55,716	54,945	42,723

Per Share Data(1)
Net income
Basic	$2.10	$2.26	$2.24	$2.21	$1.72
Diluted	2.10	2.25	2.23	2.20	1.72
Cash dividends declared and paid	1.06	1.01	0.95	0.87	0.83
Book value at end of period	19.98	19.26	18.33	17.30	15.69
Market value at end of period	31.76	40.62	34.66	29.13	27.30

Shares outstanding at end of period (In thousands)(1)	25,079	25,169	24,991	24,868	24,822

At Year End (In thousands)
Assets	$3,749,316	$3,764,125	$3,708,888	$3,568,649	$3,488,306
Loans	2,710,214	2,585,585	2,481,275	2,074,942	2,182,541
Deposits	2,819,880	2,863,473	2,967,236	2,847,272	2,789,524
Federal Home Loan Bank advances/ other borrowings	400,363	386,830	246,897	261,605	286,477
Shareholders’ equity	501,065	484,836	458,049	430,339	389,456

Average Balances (In thousands)
Assets	$3,788,469	$3,856,036	$3,578,678	$3,538,599	$3,213,561
Interest-earning assets	3,550,695	3,608,157	3,381,083	3,325,572	3,026,296
Loans	2,641,465	2,567,956	2,222,704	2,088,395	1,996,803
Deposits	2,886,209	2,976,150	2,868,180	2,825,975	2,582,480
Federal Home Loan Bank advances/ other borrowings	377,499	370,785	237,787	270,801	233,937
Shareholders’ equity	493,419	472,226	439,178	406,762	369,829

Financial Ratios
Return on average assets	1.40%	1.47%	1.56%	1.55%	1.33%
Return on average equity	10.7	12.0	12.7	13.5	11.6
Net interest margin	4.04	4.13	4.18	4.44	4.38
Efficiency ratio	54.2	52.6	50.9	51.3	57.6
Average shareholders’ equity to average assets	13.0	12.2	12.3	11.5	11.5
Cash dividends paid per share to diluted net income per share	50.5	44.9	42.6	39.4	48.3
Tangible equity to assets	11.7	11.1	10.5	11.0	10.1
Total risk-based capital to risk-adjusted assets	17.8	17.5	16.6	18.6	17.4

Credit Quality Statistics
Allowance for loan losses as a percent of total loans	1.26%	1.32%	1.34%	1.48%	1.42%
Nonperforming loans as a percent of total loans	0.73	0.39	0.46	0.35	0.60
Nonperforming assets as a percent of total assets	0.71	0.45	0.47	0.32	0.40
Net loans charged-off as a percent of average loans	0.16	0.11	0.15	0.20	0.08

(1)	Adjusted for stock dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS

BUSINESS OF THE CORPORATION

The Corporation is a financial holding company with its business concentrated in a single industry segment — commercial banking. The Corporation, through its bank subsidiary, offers a full range of commercial banking services. These banking services include deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance products and corporate and personal trust services.

The principal markets for the Corporation’s commercial banking services are communities within Michigan in which the Corporation’s subsidiary bank branches are located and the areas immediately surrounding these communities. Historically, the Corporation operated three subsidiary banks, Chemical Bank and Trust Company, headquartered in Midland, Michigan; Chemical Bank Shoreline, headquartered in Benton Harbor, Michigan; and Chemical Bank West, headquartered in the Grand Rapids, Michigan area. Together, they served 89 communities through 132 banking offices and 1 loan production office located in 32 counties across Michigan’s lower peninsula. In addition to its banking offices, the Corporation operated 132 automated teller machines, both on- and off-bank premises. On December 31, 2005, a corporate restructuring was completed resulting in the consolidation of the three commercial bank charters into one commercial bank subsidiary, Chemical Bank, headquartered in Midland, Michigan. The Corporation’s sole bank subsidiary will continue to operate through an organizational structure of community banks.

The principal source of revenue for the Corporation is interest and fees on loans, which accounted for 69% of total revenues in 2005, 67% of total revenues in 2004 and 65% of total revenues in 2003. Interest on securities is also a significant source of revenue, accounting for 13% of total revenues in 2005, 15% of total revenues in 2004 and 17% of total revenues in 2003. Business volumes tend to be influenced by overall economic factors, including market interest rates, business and consumer spending, and consumer confidence, as well as competitive conditions in the marketplace.

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

CRITICAL ACCOUNTING POLICIES

The Corporation’s consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (GAAP). Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements. As this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value or when a decline in the value of an asset not carried at fair value on the financial statements warrants an impairment write-down or a valuation reserve to be established. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated by management primarily through the use of internal discounted cash flow analyses.

The most significant accounting policies followed by the Corporation are presented in Note A to the consolidated financial statements. These policies, along with the disclosures presented in the other notes to the consolidated financial statements and in “Management’s Discussion and Analysis,” provide information on how significant assets and liabilities are valued in the consolidated financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, estimates and assumptions underlying those amounts, management has identified the determination of the allowance for loan losses, pension plan accounting, capitalization and valuation of real estate mortgage loan servicing rights, and the evaluation of goodwill impairment to be the accounting areas that require the most subjective or complex judgments, and as such, could be most subject to revision as new or additional continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

CRITICAL ACCOUNTING POLICIES (CONTINUED)

information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates.

Allowance for Loan Losses

The allowance for loan losses (allowance) is calculated with the objective of maintaining a reserve sufficient to absorb probable loan losses in the loan portfolio. The determination of the amount of the allowance is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected cash flows on impaired loans, estimated losses on commercial, real estate commercial and real estate construction-commercial loans and on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The principal assumption used in deriving the allowance is the estimate of a loss percentage for each type of loan. It is extremely difficult to precisely measure the amount of losses that are probable in the Corporation’s loan portfolio. The Corporation uses a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that the modeling process will successfully identify all of the losses that are probable in the loan portfolio. As a result, the Corporation could record future provisions for loan losses that may be significantly different than the levels that have been recorded in the past three-year period. The loan portfolio also represents the largest asset type on the consolidated statements of financial position. Note A to the consolidated financial statements describes the methodology used to determine the allowance. In addition, a discussion of the factors driving changes in the amount of the allowance is included under the subheading “Provision and Allowance for Loan Losses” in “Management’s Discussion and Analysis.”

Pension Plan Accounting

The Corporation has a defined benefit pension plan in effect for all salaried employees. The Corporation’s pension benefit obligations and related costs are calculated using actuarial concepts and measurements. Benefits under the plan are based on years of service, age and compensation. Assumptions are made concerning future events that will determine the amount and timing of required benefit payments, funding requirements and pension expense.

The key actuarial assumptions used in the pension plan are the discount rate, the long-term rate of return on plan assets and the rate of compensation increase. These assumptions have a significant effect on the amounts reported for net periodic pension expense, as well as the respective benefit obligation amounts. The Corporation evaluates these critical assumptions annually.

At December 31, 2005 and December 31, 2004, the Corporation calculated the discount rate for the pension plan using the results from a bond matching technique to match cash flows of the pension plan against both a bond portfolio derived from the S&P bond database of AA or better bonds and the Citigroup Pension Discount Curve to determine the discount rate. As of December 31, 2005, the discount rate was decreased 15 basis points to 5.60% to reflect market interest rate conditions.

The assumed long-term rate of return on plan assets represents an estimate of long-term returns on an investment portfolio consisting primarily of equities and fixed income investments. When determining the expected long-term return on plan assets, the Corporation considers long-term rates of return on the asset classes in which the Corporation expects the pension funds to be invested. The expected long-term rate of return is based on both historical and forecasted returns of the overall stock and bond markets and the actual portfolio. The following rates of return by asset class were considered in setting the long-term return on assets assumption at December 31, 2005, 2004 and 2003:

Equity securities	9% – 10%
Debt securities	5% – 7%
Other	3% – 5%

The long-term return on assets is used to compute the subsequent year’s expected return on assets, using the “market-related value” of plan assets. The difference between the expected return on plan assets and the actual return on plan assets during the year is either asset gain or loss, which may be deferred and amortized over future periods.

Other assumptions made in the pension plan involve employee demographic factors such as retirement patterns, mortality and turnover.

The key actuarial assumptions that will be used to calculate 2006 expense for the defined benefit pension plan are a discount rate of 5.60%, a long-term rate of return on assets of 8.0%, and a rate of compensation increase of 4.25%. Pension expense in 2006 is expected to be approximately $3.9 million, an increase of $0.1 million from the $3.8 million recorded in 2005. A change in the discount rate of 25 basis points was estimated to have an impact on pension expense of $0.5 million in 2006.

The actual long-term return on plan assets approximated 8% over the 13 years ended December 31, 2005.

There are uncertainties associated with the underlying key actuarial assumptions, and the potential exists for significant,

MANAGEMENT’S DISCUSSION AND ANALYSIS

and possibly material, impacts on either the results of operations or cash flows (e.g., additional pension expense and/or additional pension plan funding, whether expected or required) from changes in the key actuarial assumptions. If the Corporation were to determine that more conservative assumptions were necessary, pension expense would increase and have a negative impact on results of operations in the period in which the increase occurred.

Real Estate Mortgage Loan Servicing Rights

At December 31, 2005, the Corporation had approximately $2.4 million of real estate mortgage loan servicing rights capitalized on the consolidated statement of financial position. The two critical assumptions involved in establishing the value of this asset are the estimated future prepayment speeds on the underlying real estate mortgage loans and the interest rate used to discount the net cash flows from the real estate mortgage loan portfolio being serviced. Other assumptions include the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the real estate mortgage loans. The Corporation utilizes a third-party modeling software program to value mortgage servicing rights. The Corporation believes the assumptions utilized in the valuation are reasonable based upon market interest rates and accepted industry practices for valuing mortgage servicing rights and represent neither the most conservative nor the most aggressive assumptions.

Goodwill

At December 31, 2005, the Corporation had $63.3 million of goodwill recorded on the consolidated statement of financial position. Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), amortization of goodwill ceased, and instead goodwill must be tested annually for impairment. Goodwill increased $35.4 million during 2003 from the acquisition of Caledonia Financial Corporation. The Corporation’s goodwill impairment review is performed at least annually by management and additionally assessed by an independent third-party appraisal firm utilizing the methodology and guidelines established in SFAS 142. This methodology involves assumptions regarding the valuation of the Corporation’s bank subsidiaries that contain the acquired entities that resulted in the recording of goodwill. The Corporation believes that the assumptions utilized are reasonable and that utilizing more conservative assumptions in the valuation would not presently result in impairment in the amount of goodwill that has been recorded. However, the Corporation may incur impairment charges related to goodwill in the future due to changes in business prospects or other matters that could affect the valuation assumptions.

MERGERS AND ACQUISITIONS

The Corporation’s primary method of expansion into new banking markets has been through acquisitions of other financial institutions and bank branches. During the three years ended December 31, 2005, the Corporation completed the following acquisition:

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

On December 31, 2005, the Corporation completed an organizational restructuring whereby its two wholly-owned banking subsidiaries, Chemical Bank Shoreline and Chemical Bank West, were merged into Chemical Bank and Trust Company (CBT). As of this date, CBT’s name was changed to Chemical Bank.

On September 30, 2003, the Corporation consolidated CFC Data Corp, its wholly-owned data processing subsidiary, into the parent.

NET INCOME

Net income in 2005 was $52.9 million, or $2.10 per diluted share, compared to net income of $56.7 million, or $2.25 per diluted share, in 2004. Net income in 2005 represented a 6.7% decrease from 2004 net income, while 2004 net income represented a 1.7% increase over 2003 net income. Net income per share increased at an average annual compound rate of 6.9% during the five-year period ended December 31, 2005.

The Corporation’s return on average assets was 1.40% in 2005, 1.47% in 2004 and 1.56% in 2003. The Corporation’s return on average shareholders’ equity was 10.7% in 2005, 12.0% in 2004 and 12.7% in 2003.

DEPOSITS

The Corporation’s average deposit balances and average rates paid on deposits for the past three years are included in continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

DEPOSITS (CONTINUED)

Table 1. Average total deposits in 2005 were $2.89 billion, $90 million or 3.0% lower than in 2004. The decrease in average deposits in 2005, compared to 2004, was primarily attributable to a decline in savings deposits that resulted from intense competition in the marketplace for retail deposits. As of December 31, 2005, the Corporation held approximately $3.4 million in brokered deposits, down $6.6 million from brokered deposits held at December 31, 2004. Average total deposits in 2004 were $2.98 billion, $108 million or 3.8% higher than in 2003. The increase in average deposits in 2004 was attributable to the Caledonia acquisition that was completed on December 1, 2003. This acquisition added $171 million in deposits as of the acquisition date. The increase in average deposits attributable to the Caledonia acquisition was partially offset by a decline in both brokered and retail deposits during 2004. The Corporation had $10 million and $49 million of brokered deposits as of December 31, 2004 and December 31, 2003, respectively. Brokered deposits, primarily acquired in the Caledonia acquisition, declined $39 million during 2004 as the Corporation had sufficient liquidity to fund loan growth and did not need to renew this source of funding during the year.

It is the Corporation’s strategy to develop customer relationships that will drive core deposit growth and stability. The Corporation has historically gathered deposits from the local markets of its bank subsidiaries, although rising market interest rates and strong competition impeded the Corporation’s ability to internally generate deposits during the three years ended December 31, 2005.

The growth of the Corporation’s deposits is also impacted by competition from other investment products, such as brokerage accounts, mutual funds and various annuity products. These investment products are sold by a wide spectrum of organizations, such as brokerage and insurance companies, as well as by financial institutions. The Corporation also competes with credit unions in most of its markets. These institutions are challenging competitors, as credit unions are exempt from federal income taxes, allowing them to potentially offer higher deposit rates and lower loan rates to customers.

In response to the competition for other investment products, the Corporation’s subsidiary bank, through “CFC Investment Centers,” offers a wide array of mutual funds, annuity products and market securities through an alliance with an independent, registered broker/ dealer. During 2005 and 2004, customers purchased $51.8 million and $52.2 million, respectively, of annuity and mutual fund investments through “CFC Investment Centers.”

ASSETS

Average assets were $3.79 billion during 2005, a decrease of $68 million, or 1.8%, from average assets during 2004 of $3.86 billion. The decrease in average assets during 2005 was attributable to a decline in investment securities that occurred as a result of a decrease in core deposits. Average assets increased $277 million, or 7.7%, during 2004 over average assets of $3.58 billion in 2003 due to the Caledonia acquisition and a Federal Home Loan Bank of Indianapolis (FHLB) borrowing transaction. The Caledonia acquisition was completed on December 1, 2003 and added $211 million in total assets as of the acquisition date. During the first quarter of 2004, the Corporation borrowed $150 million from the FHLB and invested the proceeds in mortgage-backed securities. These increases were partially offset by a decline in investment securities that occurred as a result of a decrease in total deposits.

CASH DIVIDENDS

The Corporation’s annual cash dividends per share over the past five years, adjusted for all stock dividends, were as follows:

	2005	2004	2003	2002	2001

Annual Dividend	$1.06	$1.01	$0.95	$0.87	$0.83

During 2005, cash dividends per share of $1.06 were up 5% over cash dividends per share in 2004 of $1.01.

The Corporation has paid regular cash dividends every quarter since it began operating as a bank holding company in 1973. The compound annual growth rate of the Corporation’s cash dividends per share over the past five- and ten-year periods ended December 31, 2005 was 6.9% and 10.1%, respectively. The earnings of the Corporation’s subsidiaries are the principal source of funds to pay cash dividends to shareholders. Cash dividends are dependent upon the earnings of the Corporation’s subsidiaries, as well as capital requirements, regulatory restraints and other factors affecting the Corporation’s subsidiary bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 1. AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND EFFECTIVE YIELDS AND RATES* (Dollars in thousands)

	Years Ended December 31

	2005			2004			2003

		Tax	Effective		Tax	Effective		Tax	Effective
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning Assets:
Loans**	$2,641,465	$165,355	6.26%	$2,567,956	$152,993	5.96%	$2,222,704	$145,212	6.53%
Taxable investment/other securities	775,691	29,216	3.77	899,085	33,124	3.68	1,026,318	36,700	3.58
Non-taxable investment securities	47,522	3,235	6.81	42,779	3,187	7.45	47,547	3,806	8.00
Federal funds sold	69,061	2,121	3.07	83,871	1,077	1.28	68,796	749	1.09
Interest-bearing deposits with unaffiliated banks	16,956	984	5.80	14,466	411	2.84	15,718	235	1.50

Total interest-earning assets	3,550,695	200,911	5.66	3,608,157	190,792	5.29	3,381,083	186,702	5.52
Less: Allowance for loan losses	34,189			33,663			30,893
Other Assets:
Cash and due from banks	105,435			110,017			106,288
Premises and equipment	46,233			48,071			43,815
Interest receivable and other assets	120,295			123,454			78,385

Total Assets	$3,788,469			$3,856,036			$3,578,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Interest-bearing demand deposits	$544,174	$7,050	1.30%	$542,211	$2,163	0.40%	$505,278	$1,902	0.38%
Savings deposits	858,143	9,426	1.10	1,005,728	6,914	0.69	953,741	8,098	0.85
Time deposits	938,451	28,156	3.00	884,291	21,664	2.45	919,221	26,345	2.87
Short-term borrowings	129,535	3,021	2.33	98,349	697	0.71	86,604	539	0.62
Federal Home Loan Bank advances — long-term	247,964	9,800	3.95	272,436	10,178	3.74	151,183	8,381	5.54

Total interest-bearing liabilities	2,718,267	57,453	2.11	2,803,015	41,616	1.48	2,616,027	45,265	1.73
Noninterest-bearing deposits	545,441			543,920			489,940

Total deposits and borrowed funds	3,263,708			3,346,935			3,105,967
Interest payable and other liabilities	31,342			36,875			33,533
Shareholders’ equity	493,419			472,226			439,178

Total Liabilities and Shareholders’ Equity	$3,788,469			$3,856,036			$3,578,678

Net Interest Spread (Average yield earned minus average rate paid)			3.55%			3.81%			3.79%

Net Interest Income (FTE)		$143,458			$149,176			$141,437

Net Interest Margin
(Net interest income (FTE)/total average interest-earning assets)			4.04%			4.13%			4.18%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans are included in average balances reported and are included in the calculation of yields.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, investment and other securities, other interest-bearing deposits and federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking and savings accounts, time deposits, short-term borrowings and FHLB advances — long-term. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense adjusted for the tax benefit received on tax-exempt commercial loans and investment securities. Net interest margin is calculated by dividing net interest income (FTE) by average interest-earning assets. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Because noninterest-bearing sources of funds, or free funds (principally demand deposits and shareholders’ equity) also support earning assets, the net interest margin exceeds the net interest spread.

The presentation of net interest income on a FTE basis is not in accordance with GAAP but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest income arising from both taxable and tax-exempt loans and investment securities. The adjustments to determine tax equivalent net interest income were $1.61 million, $1.54 million and $1.67 million for 2005, 2004 and 2003, respectively. These adjustments were computed using a 35% tax rate.

Net interest income is the most important source of the Corporation’s earnings and thus is critical in evaluating the results of operations. Changes in the Corporation’s net interest income are influenced by a variety of factors, continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 2. VOLUME AND RATE VARIANCE ANALYSIS*+ (In thousands)

	2005 Compared to 2004			2004 Compared to 2003

	Increase (Decrease)			Increase (Decrease)
	Due to Changes in			Due to Changes in
			Combined			Combined
	Average	Average	Increase	Average	Average	Increase
	Volume	Yield/Rate	(Decrease)	Volume	Yield/Rate	(Decrease)

CHANGES IN INTEREST INCOME ON INTEREST-EARNING ASSETS:
Loans	$4,610	$7,752	$12,362	$21,041	$(13,260)	$7,781
Taxable investment/other securities	(4,690)	782	(3,908)	(4,673)	1,097	(3,576)
Non-taxable investment securities	336	(288)	48	(372)	(247)	(619)
Federal funds sold	(220)	1,264	1,044	182	146	328
Interest-bearing deposits with unaffiliated banks	82	491	573	(20)	196	176

Total change in interest income on interest-earning assets	118	10,001	10,119	16,158	(12,068)	4,090
CHANGES IN INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	8	4,879	4,887	152	109	261
Savings deposits	(1,136)	3,648	2,512	419	(1,603)	(1,184)
Time deposits	1,391	5,101	6,492	(981)	(3,700)	(4,681)
Short-term borrowings	283	2,041	2,324	76	82	158
Federal Home Loan Bank advances — long-term	(937)	559	(378)	5,136	(3,339)	1,797

Total change in interest expense on interest-bearing liabilities	(391)	16,228	15,837	4,802	(8,451)	(3,649)

TOTAL INCREASE (DECREASE) IN NET INTEREST INCOME (FTE)	$509	$(6,227)	$(5,718)	$11,356	$(3,617)	$7,739

*	This analysis is calculated on a taxable equivalent basis using a federal income tax rate of 35%.

+	The change in interest income and interest expense due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NET INTEREST INCOME (CONTINUED)

including changes in the level of interest-earning assets, changes in the mix of interest-earning assets and interest-bearing liabilities, the level and direction of interest rates, the difference between short-term and long-term interest rates (the steepness of the yield curve), and the general strength of the economies in the Corporation’s markets. Risk management plays an important role in the Corporation’s level of net interest income. The ineffective management of credit risk, and more significantly interest rate risk, can adversely impact the Corporation’s net interest income. Management monitors the Corporation’s consolidated statement of financial position to reduce the potential adverse impact on net interest income caused by significant changes in interest rates. The Corporation’s policies in this regard are further discussed under the subheading “Market Risk.”

Table 1 presents, for 2005, 2004 and 2003, average daily balances of the Corporation’s major categories of assets and liabilities, interest income and expense on a FTE basis, average interest rates earned and paid on the assets and liabilities, net interest income (FTE), net interest spread and net interest margin.

Net interest income (FTE) in 2005, 2004 and 2003 was $143.5 million, $149.2 million and $141.4 million, respectively. Net interest income (FTE) in 2005 was $5.7 million, or 3.8% lower than 2004 net interest income (FTE) of $149.2 million, while net interest income in 2004 was $7.8 million, or 5.5% higher than 2003 net interest income.

In 2005, the Federal Open Market Committee (FOMC) raised the Discount and Federal Funds rates by 25 basis points eight times during the year, resulting in an equal increase each time in the prime rate. Accordingly, the prime rate was 5.25% on January 1, 2005 and 7.25% on December 31, 2005. While short-term interest rates increased throughout 2005, long-term interest rates rose only slightly to produce a virtually flat interest yield curve at December 31, 2005. The ten-year U.S. Treasury note, which is generally used to price both 15- and 30-year residential mortgage loans, was 4.35% at the end of 2005 compared to 4.24% at the end of 2004.

The decline in net interest income during 2005 was primarily attributable to a slight decrease in average interest-earning assets and the flattening of the interest yield curve during 2005. These factors were partially offset by a positive change in the mix of interest-earning assets with average loans up $73.5 million, or 2.8% in 2005 compared to 2004. Average interest-earning assets of $3.55 billion in 2005 were down $57.5 million, or 1.6% from 2004. The reduction in average interest-earning assets during 2005 was

MANAGEMENT’S DISCUSSION AND ANALYSIS

primarily attributable to a reduction in investment securities. The Corporation’s investment securities portfolio declined as investment securities maturities were used to fund the increase in total loans and offset a decline in total deposits.

The decrease in net interest margin to 4.04% in 2005 compared to 4.13% in 2004 occurred as a result of the increases in the average yield on interest-earning assets not keeping pace with the increases in the average cost of interest-bearing liabilities. In 2005, the average yield on interest-earning assets increased 37 basis points to 5.66%, while the average cost of interest-bearing liabilities increased 63 basis points to 2.11%. Consequently, the increase in the interest yield on loans was not significant enough to offset the increase in the Corporation’s funding costs. While the average yield on loans increased to 6.26% in 2005 from 5.96% in 2004, the average cost of interest-bearing liabilities increased at a greater rate to 2.11% in 2005 from 1.48% in 2004, which resulted in a decline in both the net interest spread and net interest margin during 2005. Short-term market interest rates increased throughout 2005, although the yield on the Corporation’s loan portfolio increased only modestly as the majority of the loan portfolio is comprised of fixed interest rate loans. Additionally, the competition for loan volume remained strong all year in the Corporation’s local markets, which resulted in lower interest rates on new and renewed loans than otherwise could have been expected. The Corporation’s competitive position within many of its market areas limits its ability to materially increase deposits without adversely impacting the weighted average cost of core deposits. Accordingly, the increase in short-term market interest rates and strong competition resulted in a significant increase in the average cost of deposits and wholesale borrowings, and also a decrease in core deposits in 2005 as compared to 2004. Net interest spread for 2005 was 3.55%, compared to 3.81% for 2004.

Table 2 allocates the dollar change in net interest income (FTE) between the portion attributable to changes in the average volume of interest-earning assets and interest-bearing liabilities, including changes in the mix of assets and liabilities, and changes in average interest rates earned and paid.

The $5.7 million reduction in net interest income (FTE) in 2005, as compared to 2004, is analyzed in detail in Table 2. This table calculates the net impact on net interest income (FTE) in 2005 from the unfavorable effect of a lower level of interest-earning assets and the favorable effect of an increase in average loans, as a net increase in net interest income (FTE) of $0.5 million. This increase was offset by the Corporation experiencing a $6.2 million reduction in net interest income (FTE) due to the rising interest rate environment and the flattening of the interest yield curve. Interest income on loans, investment securities and other investable funds increased $10 million due to rising interest rates, although interest expense on deposits and borrowings increased $16.2 million, as market interest rates increased throughout 2005. The Corporation’s balance sheet was liability sensitive throughout 2005, with a higher percentage of interest-bearing liabilities repricing than interest-earning assets. The Corporation’s average interest-bearing demand and savings type deposits that have no defined maturity and primarily reprice at the Corporation’s discretion were $1.4 billion in 2005. The combination of short-term interest rates rising steadily throughout 2005 and the strong competition for customer deposit accounts throughout the Corporation’s market areas resulted in the average interest cost of these nonmaturing deposits increasing approximately 100% during 2005 to 1.18%.

In 2004, net interest income was positively impacted by an increase in average interest-earning assets from the Caledonia acquisition and a FHLB borrowing transaction. The effects of the increase in interest-earning assets attributable to the Caledonia transaction accounted for the majority of the increase in net interest income in 2004. In addition, the Corporation estimated that the net effect of the investment of the proceeds from a $150 million borrowing from the FHLB added approximately $1.7 million to net interest income in 2004. The Corporation borrowed $150 million from the FHLB during January 2004, at a weighted average life of 1.6 years and a weighted average interest rate of 1.85%. The proceeds of the borrowing were invested approximately equally in five- and seven-year balloon type mortgage-backed investment securities, with a projected weighted average life of 3.03 years, a projected duration of 2.75 years, and a projected weighted average yield of 3.40% at the investment date. The borrowing transaction was done to increase interest-earning assets of the Corporation, as a means to partially offset the impact of the lack of growth in core deposits and continued low interest rates on net interest income, and anticipated significantly lower mortgage banking revenue. The borrowing transaction had the net effect of increasing net interest income in 2004. The impact on net interest margin was estimated as a net decrease of approximately 12 basis points. Net interest income was also positively impacted by a change in the mix of interest-earning assets, as total loans were up $104.3 million, or 4.2% during the year. These items were partially offset by the impact of a reduction in interest-earning assets resulting from a $103.8 million, or 3.5% decrease in total deposits during 2004.

During 2004, short-term interest rates remained constant until June 30 when the FOMC increased the Discount and Federal Funds rates by 25 basis points. The FOMC continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (CONTINUED)

increased these rates by 25 basis points four more times during 2004, resulting in equal increases each time in the prime rate. Accordingly, the prime rate was 4.00% on January 1, 2004 and 5.25% on December 31, 2004. While short-term interest rates gradually increased during the second half of 2004, long-term interest rates remained relatively flat during the entire year. The ten-year U.S. Treasury note, which is used to price both 15- and 30-year residential mortgage loans, was 4.24% at the end of 2004 and 4.27% at the end of 2003. Consequently, the interest yield curve flattened during the second half of 2004. The combination of the historically low interest rate environment during the first six months of 2004 and increased competition for loans resulted in a 57 basis point decrease in the average yield on loans in 2004, compared to 2003. The average yield on loans was 5.96% in 2004, compared to 6.53% in 2003. The reduction in the average yield on loans and the impact of the $150 million borrowing transaction resulted in a 23 basis point reduction in the overall average yield on average interest-earning assets in 2004 to 5.29% from 5.52% in 2003. The historically low interest rate environment throughout all of 2003 and the first six months of 2004 resulted in a 25 basis point reduction in the average cost of deposits and borrowed funds in 2004, compared to the prior year. The average cost of deposits and borrowed funds was 1.48% in 2004, compared to 1.73% in 2003. The net result was a five basis point decrease in net interest margin in 2004 to 4.13% from 4.18% in 2003.

LOANS

The Corporation’s bank subsidiary is a full-service commercial bank and, therefore, the acceptance and management of credit risk is an integral part of the Corporation’s business. The Corporation maintains conservative loan policies and credit underwriting standards. These standards include the granting of loans generally only within the Corporation’s market areas. The Corporation’s lending markets generally consist of small communities across the middle to southern and western sections of the lower peninsula of Michigan. The Corporation has no foreign loans or any loans to finance highly leveraged transactions. The Corporation’s lending philosophy is implemented through strong administrative and reporting controls at the bank level, with additional oversight at the parent company level. The Corporation maintains a centralized independent loan review function, which monitors asset quality of the loan portfolio.

The Corporation’s subsidiary bank has extended loans to its directors, executive officers and their affiliates. The loans were made in the ordinary course of business upon normal terms, including collateralization and interest rates prevailing at the time and did not involve more than the normal risk of repayment by the borrower or present other unfavorable features. Note E includes more information on loans to the Corporation’s directors, executive officers and their affiliates.

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

Table 3 includes the composition of the Corporation’s loan portfolio, by major loan category, as of December 31, 2005, 2004, 2003, 2002, and 2001.

Total loans at December 31, 2005 were $2.71 billion, an increase of $124.6 million, or 4.8% over total loans at December 31, 2004. The Corporation achieved significant increases in the commercial and real estate construction loan categories in 2005. The Corporation achieved modest increases in the other loan categories during 2005.

Commercial loans totaled $517.9 million at December 31, 2005, an increase of $48.9 million, or 10.4%, from total commercial loans at December 31, 2004 of $469.0 million. The increase in these loans was largely attributable to the Corporation’s emphasis to increase this portion of the loan portfolio. Commercial loans represented 19.1%, 18.1% and 16.4% of total loans outstanding at December 31, 2005, 2004 and 2003, respectively.

Real estate loans include real estate commercial loans, real estate construction loans and residential real estate loans. At December 31, 2005 and 2004, real estate loans totaled $1.65 billion and $1.58 billion, respectively. Real estate loans increased $72 million, or 4.6%, in 2005. Real estate loans as a percentage of total loans at December 31, 2005, 2004 and 2003 were 60.9%, 61.1% and 61.8%, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 3. SUMMARY OF LOANS AND LOAN LOSS EXPERIENCE

	Years Ended December 31
	2005	2004	2003	2002	2001

	(Dollars in thousands)
Distribution of Loans:
Commercial	$517,852	$468,970	$405,929	$327,438	$332,055
Real estate commercial	704,684	697,779	628,815	481,084	432,747
Real estate construction	158,376	120,900	138,280	108,589	137,500
Real estate residential	788,679	760,834	767,199	648,042	769,272
Consumer	540,623	537,102	541,052	509,789	510,967

Total loans	$2,710,214	$2,585,585	$2,481,275	$2,074,942	$2,182,541

Summary of Changes in the Allowance for Loan Losses:
Allowance for loan losses at beginning of year	$34,166	$33,179	$30,672	$30,994	$26,883
Loans charged off:
Commercial	(2,126)	(1,270)	(2,002)	(2,345)	(544)
Real estate commercial	—	(88)	(40)	—	(55)
Real estate construction	—	—	—	(107)	—
Real estate residential	(453)	(430)	(102)	(164)	(108)
Consumer	(2,407)	(2,175)	(1,927)	(2,214)	(1,427)

Total loan charge-offs	(4,986)	(3,963)	(4,071)	(4,830)	(2,134)
Recoveries of loans previously charged-off:
Commercial	110	464	174	329	195
Real estate commercial	11	7	7	17	10
Real estate residential	29	105	38	18	23
Consumer	533	555	500	379	251

Total loan recoveries	683	1,131	719	743	479

Net loan charge-offs	(4,303)	(2,832)	(3,352)	(4,087)	(1,655)
Provision for loan losses	4,285	3,819	2,834	3,765	2,004
Allowance of banks/branches acquired	—	—	3,025	—	3,762

Allowance for loan losses at year-end	$34,148	$34,166	$33,179	$30,672	$30,994

Ratio of net charge-offs during the year to average loans outstanding	0.16%	0.11%	0.15%	0.20%	0.08%

Ratio of allowance for loan losses at year-end to total loans outstanding at year-end	1.26%	1.32%	1.34%	1.48%	1.42%

Real estate commercial loans increased $6.9 million, or 1.0% during 2005 to $704.7 million at December 31, 2005. The modest increase was largely due to minimal economic growth in the Corporation’s community bank market areas. At December 31, 2005, 2004 and 2003, real estate commercial loans as a percentage of total loans were 26.0%, 27.0% and 25.3%, respectively.

Commercial lending and real estate commercial lending are generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower for rental of business properties or for the operation of a business. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and is typically affected by adverse conditions in the real estate market and in the economy. The Corporation generally attempts to mitigate the risks associated with commercial lending by, among other things, lending primarily in its market areas and using conservative loan-to-value ratios in the underwriting process.

Real estate construction loans are originated for both business and residential properties. These loans generally convert to a real estate loan at the completion of the construction period. Real estate construction loans were $158.4 million at December 31, 2005, an increase of $37.5 million, or 31.0% from December 31, 2004. At December 31, 2005, 2004 and 2003, real estate construction loans as a percentage of total loans were 5.8%, 4.7% and 5.6%, respectively.

Construction lending involves a higher degree of risk than one- to four-family residential lending because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser of the property if it will not be owner-occupied. The Corporation generally attempts to mitigate the risks associated with construction lending by, among continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

LOANS (CONTINUED)

other things, lending primarily in its market areas, using conservative underwriting guidelines, and closely monitoring the construction process.

Table 4 presents the maturity distribution of commercial, real estate commercial, and real estate construction loans. These loans represented 51% of total loans at December 31, 2005, compared to 50% of total loans at December 31, 2004. The percentage of these loans maturing within one year remained low at 30% at December 31, 2005, compared with 28% at December 31, 2004. The percentage of these loans maturing beyond five years also remained low at 9% at both December 31, 2005 and December 31, 2004. Of those loans with maturities beyond one year, the percentage of loans with variable interest rates was 23% at December 31, 2005, compared to 28% at December 31, 2004. The decrease in variable interest rate loans with maturities greater than one year was due to both a strong customer preference to secure fixed interest rate financing in a rising interest rate environment and equally strong competitive conditions.

The continued low percentage of loans maturing within one year is primarily due to the growth in the real estate commercial and real estate construction loan types. Real estate commercial loans are generally written as balloon-type mortgages at fixed interest rates for balloon time periods ranging from three to ten years. Real estate construction-commercial loans are also generally written as balloon type loans at fixed interest rates that convert to a real estate commercial loan at the end of the construction period. During 2004 and 2005, the Corporation offered a real estate construction-commercial loan product with an adjustable interest rate that has an initial fixed interest rate period of ten years. As of December 31, 2005, the Corporation held approximately $43 million in real estate commercial and real estate construction-commercial loans that had fixed interest rates through 2014 or 2015.

Residential real estate loans increased $27.8 million, or 3.7%, during 2005 to $788.7 million. At December 31, 2005, 2004 and 2003, residential real estate loans as a percentage of total loans were 29.1%, 29.4% and 30.9%, respectively. The increase in residential real estate loans during 2005 was primarily attributable to growth in the adjustable interest rate loan type that includes a fixed interest rate period for three, five or seven years. Market interest rates on this type of loan decreased during 2005 making these loans more attractive to customers. The Corporation generally keeps adjustable interest rate loans in its loan portfolio, rather than selling them in the secondary mortgage market.

The Corporation’s residential real estate loans primarily consist of one-to four-family residential loans with original terms of fifteen years and less. The loan-to-value ratio at the time of origination is generally 80% or less. Loans with more than an 80% loan-to-value ratio generally require private mortgage insurance.

TABLE 4. COMPARISON OF LOAN MATURITIES AND INTEREST SENSITIVITY (Dollars in thousands)

	December 31, 2005				December 31, 2004
	Due In				Due In

	1 Year	1 to 5	Over 5		1 Year	1 to 5	Over 5
	or Less	Years	Years	Total	or Less	Years	Years	Total

Loan Maturities:
Commercial	$252,682	$224,191	$40,979	$517,852	$229,694	$206,245	$33,031	$468,970
Real estate commercial	94,465	578,713	31,506	704,684	79,912	566,486	51,381	697,779
Real estate construction	68,213	41,923	48,240	158,376	56,746	36,598	27,556	120,900

Total	$415,360	$844,827	$120,725	$1,380,912	$366,352	$809,329	$111,968	$1,287,649

Percent of Total	30%	61%	9%	100%	28%	63%	9%	100%

	December 31, 2005			December 31, 2004
		Amount	Percent		Amount	Percent

Interest Sensitivity:
Above loans maturing after one year which have:
Fixed interest rates		$745,496	77%		$664,968	72%
Variable interest rates		220,056	23		256,329	28

Total		$965,552	100%		$921,297	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 5. NONPERFORMING ASSETS

	December 31
	2005	2004	2003	2002	2001

	(Dollars in thousands)
Nonaccrual loans*:
Commercial	$3,133	$3,245	$3,902	$1,460	$4,451
Real estate commercial	3,610	1,343	1,550	887	658
Real estate construction-commercial	3,081	—	—	—	—
Real estate residential	3,853	3,133	694	1,739	1,335
Consumer	884	676	545	773	453

Total nonaccrual loans	14,561	8,397	6,691	4,859	6,897
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	825	106	777	231	1,566
Real estate commercial	2,002	—	924	318	2,743
Real estate residential	1,717	1,023	2,371	1,388	1,180
Consumer	592	524	584	485	692

Total accruing loans contractually past due 90 days or more as to interest or principal payments	5,136	1,653	4,656	2,422	6,181

Total nonperforming loans	19,697	10,050	11,347	7,281	13,078
Other real estate and repossessed assets	6,801	6,799	6,002	4,298	728

Total nonperforming assets	$26,498	$16,849	$17,349	$11,579	$13,806

Nonperforming loans as a percent of total loans	0.73%	0.39%	0.46%	0.35%	0.60%
Nonperforming assets as a percent of total assets	0.71%	0.45%	0.47%	0.32%	0.40%

*	Interest income totaling $564,000 was recorded in 2005 on loans in nonaccrual status at December 31, 2005. Additional interest income of $546,000 would have been recorded during 2005 on these loans had they been current in accordance with their original terms.

The Corporation’s general practice is to sell residential real estate loan originations with maturities of fifteen years and longer in the secondary market. The Corporation sold $111 million of long-term fixed rate residential real estate loans during 2005 in the secondary market, compared to the sale of $153 million of residential real estate loans during 2004. The decrease in loans sold during 2005 was partially attributable to the increase in market interest rates on residential real estate loans and the corresponding decline in both new and refinanced loan activity, and growth in adjustable interest rate loans, which are kept in the Corporation’s loan portfolio.

At December 31, 2005, the Corporation was servicing $544 million of residential mortgage loans that had been originated by the Corporation in its market areas and subsequently sold in the secondary mortgage market. At December 31, 2004, the Corporation serviced for others approximately $596 million of residential mortgages.

Consumer loans totaled $540.6 million at December 31, 2005, an increase of $3.5 million, or 0.7% from total consumer loans at December 31, 2004 of $537.1 million. The minimal increase during 2005 was largely attributable to increased competition from captive auto finance companies on new personal vehicle loans and slower economic conditions in the Corporation’s market areas. Consumer loans represented 19.9%, 20.8% and 21.8% of total loans outstanding at December 31, 2005, 2004 and 2003, respectively.

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

NONPERFORMING ASSETS

A five-year history of nonperforming assets is presented in Table 5. Nonperforming assets are comprised of loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments, other loans whose terms have been restructured to provide for a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower, and other real estate and repossessed assets. There were no restructured loans at December 31, 2005, 2004 or 2003.

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NONPERFORMING ASSETS (CONTINUED)

Nonaccrual loans were $14.6 million at December 31, 2005, compared to $8.4 million at December 31, 2004 and $6.7 million at December 31, 2003. The increase in nonaccrual loans during 2005 was primarily attributable to the addition of two nonaccrual loans totaling $5.3 million, consisting of a $2.2 million real estate commercial loan and a $3.1 million real estate construction-commercial loan. Nonaccrual loans as a percentage of total loans were 0.54% at December 31, 2005, 0.32% at December 31, 2004 and 0.27% at December 31, 2003.

The Corporation’s nonaccrual loans increased only slightly during the second and third quarters of 2005, as compared to December 31, 2004, although nonaccrual loans increased $4.6 million, or 47%, during the fourth quarter of 2005 from $9.9 million at September 30, 2005 to $14.6 million at December 31, 2005. The increase in nonaccrual loans during the fourth quarter of 2005 was attributable to two commercial type loans totaling $5.3 million moving from the past due 90 days or more category to nonaccrual loan status. An impairment reserve of $0.6 million was recorded on one of these nonaccrual loans at December 31, 2005. Loans 90 days or more past due were $5.1 million as of December 31, 2005, compared to $10.4 million as of September 30, 2005.

Accruing loans past due 90 days or more were $5.1 million at December 31, 2005, $1.7 million at December 31, 2004 and $4.7 million at December 31, 2003. The increase from 2004 to 2005 was primarily due to the addition of three commercial loan type relationships totaling $2.0 million and an additional $0.7 million in residential real estate loans moving into the 90 days or more past due status during 2005.

Total nonperforming loans were $19.7 million, or 0.73% of total loans at December 31, 2005, compared to $10.1 million or 0.39% of total loans at December 31, 2004. The level and composition of nonperforming loans are affected by economic conditions in the Corporation’s local markets.

Other real estate and repossessed assets totaled $6.8 million at December 31, 2005, and consisted of commercial real estate of $3.8 million, residential real estate of $2.6 million and other repossessions, mostly automobiles, boats and recreational vehicles, of $0.4 million. Other real estate and repossessed assets also totaled $6.8 million at December 31, 2004, and consisted of commercial real estate of $3.9 million, residential real estate of $2.4 million and other repossessions, mainly automobiles, of $0.5 million.

The Corporation considers a loan as impaired when management determines it is probable that all of the principal and interest due under the contractual terms of the loan will not be collected. The Corporation measures impairment on commercial, real estate commercial and real estate construction-commercial loans. In most instances, the impairment is measured based on the fair market value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. A portion of the allowance for loan losses is allocated to impaired loans.

Impaired loans were $9.8 million as of December 31, 2005, $4.6 million as of December 31, 2004 and $5.5 million as of December 31, 2003. After analyzing the various components of the customer relationships and evaluating the underlying collateral of impaired loans, it was determined that the total of impaired loans requiring an allocation of the allowance for loan losses was $5.1 million at December 31, 2005, $0.8 million at December 31, 2004 and $1.1 million at December 31, 2003. The allowance for loan losses allocated to impaired loans was as follows: $1.3 million at December 31, 2005, $0.4 million at December 31, 2004, and $0.8 million at December 31, 2003. The process of measuring impaired loans and the allocation of the allowance for loan losses requires judgment and estimation, therefore the eventual outcome may differ from the estimates used on these loans.

PROVISION AND ALLOWANCE
FOR LOAN LOSSES

The provision for loan losses (provision) is the amount added to the allowance for loan losses (allowance) to absorb inherent loan losses (charge-offs) in the loan portfolio. A summary of the activity in the allowance for years 2005 back through 2001 is included in Table 3. Management regularly evaluates the allowance to ensure the level is adequate to absorb losses inherent in the loan portfolio. This evaluation is based on a continuous review of the loan portfolio, both individually and by category, and includes consideration of changes in the mix and volume of the loan portfolio, actual loan loss experience, the financial condition of the borrowers, industry and geographical exposures within the portfolio, economic conditions and employment levels of the Corporation’s local markets, and special factors affecting business sectors. A formal evaluation of the allowance is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance. The Corporation’s loan review personnel, who are independent of the loan origination function, review this evaluation. The Corporation’s loan review personnel perform a detailed credit quality review quarterly on large commercial, real estate commercial and real estate construction-commercial

MANAGEMENT’S DISCUSSION AND ANALYSIS

loans, particularly focusing on loans that have deteriorated below certain levels of credit risk.

The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the remainder of the loan portfolio but that have not been specifically identified. The allowance for loan losses is comprised of specific allowances (assessed for loans that have known credit weaknesses), allowances based on assigned risk ratings, allowances on the remainder of the loan portfolio based primarily on historical loan loss experience, and an unallocated allowance for the imprecision in the subjective nature of the specific and overall allowance methodology. Factors contributing to the determination of specific allocations include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. The Corporation establishes the allowance allocations by the application of projected loss percentages to adversely-graded commercial, real estate commercial and real estate construction-commercial loans by grade categories. Allowances are allocated to all other loans by loan category, based on a defined methodology, that focuses on loan loss experience and trends. Allocations to loan categories are developed based on historical loss and past due trends, management’s judgment concerning those trends and other relevant factors, including delinquency, default, and loss rates, as well as general economic conditions. Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents management’s best estimate of inherent losses within the loan portfolio.

In determining the allowance and the related provision for loan losses, the Corporation considers four principal elements: (i) specific allocations based upon probable losses identified during the review of adversely-graded commercial, real estate commercial and real estate construction-commercial loan portfolios (primarily focusing on impaired loans), (ii) allocations established for adversely-rated commercial, real estate commercial and real estate construction-commercial loans, (iii) allocations on all other loans based principally on historical loan loss experience, and (iv) an unallocated allowance based on the imprecision in the overall allowance methodology.

The first element reflects the Corporation’s estimate of probable losses based upon the systematic review of specific commercial, real estate commercial and real estate construction-commercial adversely-graded loans. This review is primarily focused on impaired loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure. The Corporation measures the investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral, or the present value of expected future cash flows discounted at the loan’s effective interest rate.

The second element reflects the application of the Corporation’s loan grading system. This grading system is similar to those employed by state and federal banking regulators. Commercial, real estate commercial and real estate construction-commercial loans that are risk rated below a certain predetermined risk grade are assigned a loss allocation factor that is based upon a historical analysis of losses incurred within the specific risk grade category. The lower the grade assigned to a loan or category, the greater the allocation percentage that is generally applied.

The third element is determined by assigning allocations based principally upon the three-year average of loss experience for each type of loan. Average losses may be adjusted based on current loan loss and delinquency trends and for the projected impact of loans acquired in branch and bank acquisitions. Loss analyses are conducted at least annually.

The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects an attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. Management maintains an unallocated allowance to recognize the uncertainty and imprecision underlying the process of estimating projected loan losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involve the exercise of judgment. The unallocated allowance associated with the imprecision in the risk rating system is based on a historical evaluation of the accuracy of the risk ratings associated with loans. This unallocated portion of the allowance is judgmentally determined and generally serves to compensate for the uncertainty in estimating losses, particularly in times of changing economic conditions, and also considers the possibility of improper risk ratings. The unallocated allowance considers the lagging impact of historical charge-off ratios in periods where future loan charge-offs are expected to increase, trends in delinquencies and nonaccrual loans, the changing portfolio mix in terms of collateral, average loan balance, loan growth, the degree of seasoning in the various loan portfolios, and loans recently acquired through acquisitions.

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

The provision for loan losses was $4.29 million in 2005, $3.82 million in 2004 and $2.83 million in 2003. The Corporation experienced net loan charge-offs of $4.30 million in 2005, $2.83 million in 2004 and $3.35 million in 2003. The Corporation’s allowance was $34.1 million at December 31, 2005 and represented 1.26% of total loans, compared to 1.32% at December 31, 2004 and 1.34% at December 31, 2003. During 2003, the Corporation acquired an allowance of $3.03 million in the Caledonia acquisition.

The Corporation’s provision for loan losses was approximately $0.5 million higher in 2005 than in 2004. This increase was partially attributable to the increased size of the loan portfolio, as the amount of risk of the loan portfolio increased with the increase in total loans. Additionally, the Corporation’s net loan charge-offs approximately doubled in the fourth quarter of 2005, compared to the prior three quarters of 2005, and nonaccrual loans increased from both September 30, 2005 and December 31, 2004 levels. The Corporation’s net loan charge-offs were $2.5 million during the first nine months of 2005 (an average of $0.84 million per quarter), compared to $1.8 million in the fourth quarter of 2005. The Corporation’s nonaccrual loans increased slightly during the second and third quarters of 2005, as compared to December 31, 2004, although these loans increased $4.6 million, or 47%, during the fourth quarter of 2005 from $9.9 million at September 30, 2005 to $14.6 million at December 31, 2005. The increase in nonaccrual loans during the fourth quarter of 2005 was attributable to two commercial type loans totalling $5.3 million moving from the past due 90 days and greater category to nonaccrual loan status. An impairment reserve of $0.6 million existed on one of these loans at December 31, 2005. Loans 90 days or more past due were $5.1 million as of December 31, 2005, compared to $10.4 million as of September 30, 2005 and $1.7 million as of December 31, 2004.

While the Corporation uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

The allocation of the allowance in Table 6 is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb future loan losses without regard to the categories in which the loan losses are classified. The allocation of the allowance is based on a combination of factors, including historical loss factors, credit-risk grading, past-due experiences, and the trends in these, as well as other factors, as discussed above.

The changes in the allocation of the allowance for loan losses during 2005 were based on the results of the process previously described. The increase in the allowance allocation in real estate construction loans during 2005 was primarily attributable to a $37.5 million, or 31.0% increase in this type of loan.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 6. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31

	2005		2004		2003		2002		2001

	(Dollars in thousands)
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
	Allowance	to Total	Allowance	to Total	Allowance	to Total	Allowance	to Total	Allowance	to Total
Loan Type	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

Commercial	$9,011	19.1%	$8,752	18.1%	$8,814	16.4%	$9,065	15.8%	$9,562	15.2%
Real estate commercial	11,613	26.0	11,914	27.0	9,997	25.3	6,167	23.2	5,817	19.9
Real estate construction	1,816	5.8	1,382	4.7	1,874	5.6	1,097	5.2	1,031	6.3
Real estate residential	3,576	29.1	4,023	29.4	4,006	30.9	3,563	31.2	4,026	35.2
Consumer	6,744	20.0	6,659	20.8	7,799	21.8	7,930	24.6	6,827	23.4
Unallocated	1,388		1,436		689		2,850		3,731

Total	$34,148	100%	$34,166	100%	$33,179	100%	$30,672	100%	$30,994	100%

NONINTEREST INCOME

Noninterest income totaled $39.2 million in 2005, $39.3 million in 2004 and $39.1 million in 2003. Noninterest income declined $0.1 million, or 0.3%, in 2005 and increased $0.2 million, or 0.6%, in 2004 compared to the prior year. Noninterest income as a percentage of net revenue (net interest income plus noninterest income) was 21.7% in 2005, compared to 21.0% in 2004 and 21.9% in 2003.

The following schedule includes the major components of noninterest income during the past three years.

TABLE 7. NONINTEREST INCOME

	Years Ended December 31
	2005	2004	2003

	(In thousands)
Service charges on deposit accounts	$20,371	$19,301	$16,935
Trust and investment services revenue	7,909	7,396	6,794
Other fees for customer services	2,363	2,121	2,319
ATM and network user fees	2,726	2,541	1,911
Investment fees	1,877	598	605
Insurance commissions	917	1,335	1,770
Mortgage banking revenue	1,663	3,328	6,954
Investment securities net gains	541	1,367	1,296
Other	853	1,342	510

Total Noninterest Income	$39,220	$39,329	$39,094

Investment fees of $1.88 million in 2005 were up $1.28 million, or 214%, compared to investment fees of $0.60 million in 2004. This increase was primarily attributable to a change in the operation of the Corporation’s “CFC Investment Center” program on January 1, 2005. Prior to January 1, 2005, the sales of mutual fund and annuity investment products and life insurance products were accomplished through a third-party vendor relationship, an independent, registered broker/ dealer. The Corporation incurred minimal operating expenses with this program through December 31, 2004, as the individuals responsible for the sales of mutual fund and annuity investment products were employees of the third-party vendor. Effective January 1, 2005, the Corporation brought the program in-house and the employees of the third-party vendor associated with the “CFC Investment Center” program became employees of the Corporation. The Corporation continued to utilize the same third-party vendor to facilitate the operation of the “CFC Investment Center” program in 2005 as in 2004. Accordingly, the investment fees earned increased as of January 1, 2005, although operating expenses of the program also increased as of this date. Operating expenses of $1.2 million were incurred in 2005 in conjunction with the generation of investment fees and are included in operating expenses in the consolidated statement of income. On a comparable basis, net revenues (investment fees earned less related operating expenses) included in the consolidated statements of income of the “CFC Investment Center” program were approximately $0.69 million and $0.60 million during 2005 and 2004, respectively.

Noninterest income, excluding investment fees, was $37.3 million in 2005, $1.4 million or 3.6% less than in 2004. This decrease was primarily attributable to lower mortgage banking revenue and investment securities net gains that were partially offset by increases in service charges on deposit accounts and trust and investment services (trust services) revenue. In addition, 2004 noninterest income included $0.6 million in gains from the sale of deposits of a branch office in Lansing, Michigan and the sale of the insurance agency book of business, which are included in the “other” category in Table 7.

continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

NONINTEREST INCOME (CONTINUED)

The Corporation recognized net gains on investment securities of $0.54 million during 2005, net gains of $1.37 million in 2004 and net gains of $1.30 million in 2003. Investment securities gains realized in 2005 were partially offset by investment securities losses realized during the fourth quarter of 2005. Historically, the Corporation has not sold investment securities at a loss. During the fourth quarter of 2005, the Corporation sold $36 million of U.S. government agency investment securities to take advantage of the relative favorable yield spread between the mortgage-backed securities market and the U.S. government agency market and adjust the investment securities portfolio allocation. In addition, this transaction reduced the reinvestment risk associated with the level of investment securities maturing in 2006 and 2007. The investment securities sold had an average yield of 2.48% and the Corporation realized a $0.63 million investment securities loss. The proceeds from the sale were reinvested in mortgage-backed securities with an average life of 4.4 years and an average yield of 5.3%.

Service charges on deposit accounts were $20.4 million in 2005, $19.3 million in 2004, and $16.9 million in 2003. The increases of $1.1 million, or 5.5% in 2005 and $2.4 million, or 14.0% in 2004 were primarily attributable to an increase in fees assessed in 2005 and a higher level of customer activity in areas where fees and service charges are applicable in 2004.

Trust services revenue was $7.9 million in 2005, $7.4 million in 2004 and $6.8 million in 2003. Trust services revenue increased $0.5 million, or 6.9% in 2005. Trust services revenue increased $0.6 million, or 8.9%, in 2004. The increases in both 2005 and 2004 were due primarily to increases in discretionary assets coupled with investment returns in the equity markets.

Mortgage banking revenue (MBR) was $1.66 million in 2005, $3.33 million in 2004 and $6.95 million in 2003. Residential real estate loan activity, both refinancing and new loan originations, declined for the second year in a row as a result of higher market interest rates and slower economic conditions. The Corporation generally sells the majority of its long-term fixed interest rate residential real estate loan originations in the secondary market as a part of its interest rate risk management strategy. During 2005, the Corporation sold $111 million of residential real estate loans in the secondary market, compared to $153 million in 2004. During 2005, generally all fifteen-year term mortgages were sold in the secondary market. The reduction in residential real estate loans sold in the secondary market was partially attributable to the Corporation’s success in marketing balloon and adjustable interest rate type loans during 2005, which are kept in the Corporation’s loan portfolio. Consequently, MBR of $1.66 million in 2005 was $1.67 million or 50% less than MBR earned in 2004.

Noninterest income from all other sources, which includes other fees for customer services, ATM and network user fees, insurance commissions and other, totaled $6.86 million in 2005, $7.34 million in 2004 and $6.51 million in 2003. Noninterest income from all other sources in 2005 declined $0.48 million, as compared to the prior year. The decrease in 2005 was primarily attributable to a decrease in insurance commissions. The decrease in insurance commissions was primarily attributable to lower title insurance commissions which occurred as a direct result of lower residential real estate loan activity. The increase in 2004 compared to 2003 was largely due to one-time realized gains of $0.6 million in 2004 as a result of the sale of a branch office in Lansing, Michigan and the sale of the insurance agency book of business.

OPERATING EXPENSES

Total operating expenses were $98.5 million in 2005 and 2004, and $91.9 million in 2003.

The following schedule includes the major categories of operating expenses during the past three years.

TABLE 8. OPERATING EXPENSES

	Years Ended December 31
	2005	2004	2003

	(Dollars in thousands)
Salaries and wages	$44,304	$44,763	$43,944
Employee benefits	12,462	12,734	10,502
Occupancy	9,421	9,165	7,921
Equipment	8,867	8,955	8,045
Postage and courier	2,559	3,123	2,948
Supplies	1,145	1,082	1,293
Professional fees	3,736	2,841	2,587
Outside processing/service fees	1,347	1,000	785
Michigan single business tax	2,012	1,645	1,841
Advertising and marketing	1,720	1,659	1,358
Intangible asset amortization	2,152	2,273	1,883
Telephone	1,696	1,797	1,807
Other	7,042	7,432	7,009

Total Operating Expenses	$98,463	$98,469	$91,923

Full-time equivalent staff (at December 31)	1,376	1,366	1,447
Efficiency ratio	54.2%	52.6%	50.9%

Operating expenses were $98.5 million in 2005, virtually unchanged from operating expenses in 2004. Operating expenses in 2005 remained stable as increases in occupancy, supplies, professional fees, outside processing/service fees,

MANAGEMENT’S DISCUSSION AND ANALYSIS

Michigan single business tax, and advertising and marketing costs were offset by decreases in salaries and wages, employee benefits, equipment, postage and courier, intangible asset amortization, telephone and other expenses. The 2004 increase in operating expenses was primarily attributable to the Caledonia acquisition. The acquisition was completed on December 1, 2003, and therefore, operating expenses in 2003 included only one month of operating expenses of Caledonia, compared to a full year in 2004. The Corporation estimated that approximately $4 million, or 62% of the increase in operating expenses in 2004, was attributable to operating expenses of Caledonia. Excluding the estimated expenses of Caledonia, operating expenses were up approximately $2.5 million, or 2.8% in 2004 over 2003.

Total operating expenses as a percentage of total average assets were 2.60% in 2005, compared to 2.55% in 2004 and 2.57% in 2003.

Salaries, wages and employee benefits remain the largest component of operating expenses. These expenses totaled $56.8 million in 2005, $57.5 million in 2004 and $54.4 million in 2003. Salaries and wages declined by $0.5 million, or 1.0% in 2005 even though the Corporation’s number of employees, on a full-time equivalent basis, increased by 10 employees or 0.7% during 2005. Incentive compensation expense, included in this component of operating expenses, was $1.3 million lower in 2005 than in 2004. Conversely, compensation costs of the Corporation’s “CFC Investment Center” program recorded in salaries and wages totaled $0.9 million in 2005, compared to no similar costs in 2004. Prior to January 1, 2005, the “CFC Investment Center” program was outsourced through a third-party vendor, an independent, registered broker/dealer, which provided the Corporation with investment fees, without any corresponding operating costs. The Corporation incurred $1.2 million in total operating costs in 2005 related to the “CFC Investment Center” program and the change in this program accounts for the increase in the Corporation’s employees during 2005. Personnel expenses as a percentage of total operating expenses were 57.7% in 2005, 58.4% in 2004 and 59.2% in 2003.

In anticipation of the adoption of the modified prospective method of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS 123(R)), the board of directors of the Corporation in December 2005 accelerated the vesting of certain unvested “out-of-the-money” nonqualified stock options previously awarded to employees, including executive officers, under the Corporation’s stock incentive compensation plan. As a result of this action, stock options that otherwise would have vested in years 2006-2009 became fully vested on December 31, 2005. Options to purchase 167,527 shares of the Corporation’s common stock or 90% of outstanding unvested options were accelerated. The weighted average exercise price of the options subject to acceleration was $39.23. The purpose of the acceleration was to enable the Corporation to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income upon adoption of SFAS 123(R) in January 2006. The Corporation also believes that, because the options that were accelerated had exercise prices in excess of the then-current market value of the Corporation’s common stock, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention. The acceleration of the vesting of these options reduces non-cash compensation expense in years 2006, 2007, 2008 and 2009, in the amounts of $0.61 million, $0.37 million, $0.22 million and $0.09 million, respectively, following the adoption of SFAS 123(R). In addition, the board of directors granted options to purchase 177,450 shares in December 2005 that became immediately vested. Based on an estimated value calculation using the Black-Scholes methodology, these options had a grant date fair value of $1.66 million. As the 177,450 options granted in December 2005 were vested as of December 31, 2005, the Corporation will not recognize future non-cash compensation expense in conjunction with these options. The Corporation will recognize total non-cash compensation expense in 2006 and 2007, combined, on 17,640 of remaining unvested options outstanding at December 31 2005 in accordance with the compensation provisions of SFAS 123(R), of less than $0.1 million.

Occupancy expense increased $0.3 million, or 2.8% in 2005, due to slight increases in several expense categories. Occupancy expense increased $1.2 million, or 15.7%, in 2004. The increase in occupancy expense in 2004 was largely attributable to the Caledonia acquisition and a full year of operating expenses on an office building purchased in 2003.

Equipment expense declined $0.1 million or 1.0% in 2005, due to lower depreciation and software expenses. Depreciation expense on equipment was $3.8 million, $4.0 million and $3.5 million in 2005, 2004 and 2003, respectively.

Other categories of operating expenses include a wide array of expenses, including postage and courier, supplies, professional fees, outside processing/service fees, Michigan single business tax, advertising and marketing expenses, intangible asset amortization, telephone costs, and continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

OPERATING EXPENSES (CONTINUED)

miscellaneous other expenses. In total, these other operating expenses were $23.4 million in 2005, $22.9 million in 2004 and $21.5 million in 2003. Professional fees were $0.9 million higher in 2005 than 2004 mainly as a result of increases in internal and external audit fees and consulting fees related to the analysis of the branch delivery system. These increases were partially offset by lower postage and courier expense of $0.6 million. The postage expense reduction of $0.6 million in 2005, as compared to 2004, was mainly attributable to the Corporation offering customers check safe-keeping services on certain checking accounts whereby cancelled checks are no longer returned with customers’ monthly statements. A portion of the decrease in postage expense was also attributable to the Corporation’s ability to process image-type customer transaction account statements.

The Corporation’s 2005 efficiency ratio, which measures total operating expenses divided by the sum of net interest income (fully taxable equivalent) and noninterest income was 54.2%, compared to 52.6% in 2004 and 50.9% in 2003. The slight increase in 2005 was attributable to lower net interest income, as both operating expenses and noninterest income were relatively unchanged in 2005 compared to 2004.

INCOME TAXES

The Corporation’s effective federal income tax rate was 32.5% in 2005, 33.1% in 2004 and 33.8% in 2003. In 2005 and 2004, the Corporation’s provision for federal income taxes was reduced as a result of the reassessment of required tax accruals and accounted for approximately one-half of the decrease in the effective federal income tax rate between 2005 and 2004, and also between 2004 and 2003. The fluctuations in the Corporation’s effective federal income tax rate also reflect changes each year in the proportion of interest income exempt from federal taxation, nondeductible interest expense and other nondeductible expenses relative to pretax income and tax credits.

Tax-exempt income (FTE), net of related nondeductible interest expense, totaled $4.9 million for 2005, $4.6 million for 2004 and $4.8 million for 2003. Tax-exempt income (FTE) as a percentage of total interest income (FTE) was 2.4% in 2005, 2.4% in 2004 and 2.6% in 2003.

Income before income taxes (FTE) was $79.9 million in 2005, $86.2 million in 2004 and $85.8 million in 2003.

LIQUIDITY RISK

The Corporation manages its liquidity to ensure that it has the ability to meet the cash withdrawal needs of its depositors, provide funds for borrowers and at the same time ensure that the Corporation’s own cash requirements are met. The Corporation accomplishes these goals through the management of liquidity at two levels — the parent company and its bank subsidiary.

During the three-year period ended December 31, 2005, the parent company’s primary source of funds was subsidiary dividends. The parent company manages its liquidity position to provide the cash necessary to pay dividends to shareholders, invest in new subsidiaries, enter new banking markets, pursue investment opportunities and satisfy other operating requirements.

Federal and state banking laws place certain restrictions on the amount of dividends that a bank may pay to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations or impede its ability to manage its liquidity needs. As of December 31, 2005, the Corporation’s sole bank subsidiary, Chemical Bank, could pay dividends totaling $45.8 million to the parent company without obtaining prior regulatory approval. In addition to these funds, the parent company had $17.9 million in cash and cash equivalents at December 31, 2005.

Chemical Bank manages liquidity to ensure adequate funds are available to meet the cash flow needs of depositors and borrowers. Chemical Bank’s most readily available sources of liquidity are federal funds sold, interest-bearing deposits with unaffiliated banks, investment securities classified as available for sale and investment securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers.

The Corporation’s investment securities portfolio historically has been short-term in nature. The average life of the investment securities portfolio, which expresses the average number of years that each principal dollar will be outstanding, was 3.5 years as of December 31, 2005, compared to 2.8 years as of December 31, 2004. At December 31, 2005, $172.2 million, or 23.8% of the Corporation’s investment securities portfolio will mature during 2006, and another $177.1 million or 24.5% of the investment securities portfolio will mature during 2007. The combination of the 2006 and 2007 scheduled maturities results in 48.3% of the Corporation’s investment securities portfolio maturing within two years, as of December 31, 2005. Information about the Corporation’s investment securities portfolio is summarized in Tables 9, 10 and 11.

continued on page 22

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 9. MATURITIES AND YIELDS* OF INVESTMENT SECURITIES AT DECEMBER 31, 2005

	Maturity**

			After One		After Five				Total		Total
	Within		but Within		but Within		After		Carrying		Market
	One Year		Five Years		Ten Years		Ten Years		Value		Value

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Available for Sale:
U.S. Treasury and agencies	$51,815	3.26%	$210,029	3.71%	$1,991	5.56%	$—	—%	$263,835	3.74%	$263,835
States and political subdivisions	689	5.47	2,500	5.00	5,280	5.44	901	3.95	9,370	5.13	9,370
Mortgage-backed securities	63,831	4.29	159,922	4.19	33,627	4.76	40,431	5.17	297,811	4.80	297,811
Collateralized mortgage obligations	326	5.88	463	6.44	204	6.37	86	6.15	1,079	6.31	1,079
Corporate bonds	11,187	2.84	10,357	3.81	—	—	—	—	21,544	3.58	21,544
Equity securities	—	—	—	—	—	—	852	7.44	852	7.44	852

Total Investment Securities
Available for Sale	127,848	3.74	383,271	3.96	41,102	4.90	42,270	5.16	594,491	4.55	594,491
Held to Maturity:
U.S. Treasury and agencies	39,398	3.20	39,929	3.39	—	—	—	—	79,327	3.37	78,139
States and political subdivisions	4,814	6.53	15,157	6.34	15,482	6.30	11,985	6.45	47,438	6.38	47,808
Mortgage-backed securities	139	8.14	318	8.12	240	7.44	344	6.55	1,041	6.92	1,097

Total Investment Securities
Held to Maturity	44,351	3.75	55,404	4.42	15,722	6.31	12,329	6.45	127,806	5.72	127,044

Total Investment Securities	$172,199	3.75%	$438,675	4.01%	$56,824	5.31%	$54,599	5.38%	$722,297	4.75%	$721,535

*	Yields are weighted by amount and time to contractual maturity, are on a taxable equivalent basis using a 35% federal income tax rate and are based on amortized cost.
**	Based on final contractual maturity, except mortgage-backed securities and collateralized mortgage obligations are based on scheduled principal maturities and projected principal prepayments based on historical experience. Equity securities have no stated maturity.

TABLE 10. SUMMARY OF INVESTMENT SECURITIES

	December 31
	2005	2004	2003

	(In thousands)
Available for Sale:
U.S. Treasury and agencies	$263,835	$349,019	$474,279
States and political subdivisions	9,370	13,533	19,022
Mortgage-backed securities	297,811	282,437	126,766
Collateralized mortgage obligations	1,079	1,459	1,995
Corporate bonds	21,544	48,746	82,865
Equity securities	852	1,577	4,734

Total Available for Sale	594,491	696,771	709,661

Held to Maturity:
U.S. Treasury and agencies	79,327	141,622	153,585
States and political subdivisions	47,438	31,221	34,233
Mortgage-backed securities	1,041	1,419	2,619
Other debt securities	—	2,255	2,926

Total Held to Maturity	127,806	176,517	193,363

Total Investment Securities	$722,297	$873,288	$903,024

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 11. MATURITY ANALYSIS OF INVESTMENT SECURITIES (as a % of total portfolio)

	December 31
	2005	2004	2003

Maturity:
Under 1 year	23.8%	28.6%	30.1%
1-5 years	60.7	46.8	63.0
5-10 years	7.9	14.8	4.0
Over 10 years	7.6	9.8	2.9

Total	100%	100%	100%

TABLE 12. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

			December 31
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Maturity:
Within 3 months	$141,242	46%	$99,896	46%	$59,292	35%
After 3 but within 6 months	65,326	21	26,010	12	22,233	13
After 6 but within 12 months	52,388	17	33,656	15	31,070	18
After 12 months	50,741	16	58,670	27	57,112	34

Total	$309,697	100%	$218,232	100%	$169,707	100%

LIQUIDITY RISK (CONTINUED)

Table 12 presents the maturity distribution of time deposits of $100,000 or more at the end of each of the last three years. Time deposits of $100,000 or more and the percentage of these deposits to total deposits have increased during the past two years. These deposits increased $91.5 million during 2005 to $309.7 million at December 31, 2005 and increased $48.5 million during 2004 to $218.2 million at December 31, 2004, due primarily to increases in short-term interest rates during 2004, and throughout 2005. During 2003, the modest interest rate spread between money market accounts and short-term time deposits prompted many large balance customers to maintain their funds in accounts with no defined maturities. Time deposits of $100,000 or more represented 11.0%, 7.6% and 5.7% of total deposits at December 31, 2005, 2004 and 2003, respectively.

BORROWED FUNDS

Borrowed funds include short-term borrowings and FHLB advances – long-term. Short-term borrowings are comprised of securities sold under agreements to repurchase, reverse repurchase agreements and short-term FHLB advances that have original maturities of one year or less. Securities sold under agreements to repurchase are amounts advanced by customers that are secured by investment securities owned by the Corporation’s subsidiary bank, as they are not covered by FDIC insurance. Reverse repurchase agreements are a means of raising funds in the capital markets by providing specific securities as collateral. During 2005, the Corporation entered into a $10 million reverse repurchase agreement with another financial institution by selling $11 million in U.S. treasury notes under an agreement to repurchase these notes. Short-term FHLB advances are borrowings from the FHLB. Short-term borrowings are highly interest rate sensitive. Total short-term borrowings were $203.6 million at December 31, 2005, compared to $101.8 million at December 31, 2004 and $91.5 million at December 31, 2003. Additional disclosures are included in Note J to the consolidated financial statements.

FHLB advances are borrowings from the FHLB used to fund loans and a portion of the investment securities portfolio. FHLB advances, both short-term and long-term combined, are secured under a blanket security agreement by residential real estate, first lien loans with an aggregate book value equal to at least 145% of the advances. FHLB advances – long-term are borrowings from the FHLB with original maturities greater than one year and were $196.8 million at December 31, 2005, compared to $285.0 million at December 31, 2004. A summary of FHLB advances – long-term outstanding at December 31, 2005 and 2004 is included in Note K to the consolidated financial statements.

During January 2004, the Corporation borrowed $150 million from the FHLB in fixed interest rate advances with maturities ranging from November 2004 through May 2006. The weighted average life of the $150 million borrowing was 1.6 years and the weighted average interest cost was 1.85%. The Corporation invested the proceeds from the $150 million FHLB borrowing transaction equally in five-and seven-year balloon type mortgage-backed securities that had a projected average yield of 3.40%, a projected weighted average life of 3.03 years, and a projected duration of 2.75 years, at the date of the transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TABLE 13. FINANCIAL OBLIGATIONS

	December 31, 2005
	Minimum Payments Due by Period

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(In thousands)
Deposits with no stated maturity	$1,834,200	$—	$—	$—	$1,834,200
Time deposits	654,268	305,845	24,274	1,293	985,680
Short-term borrowings	203,598	—	—	—	203,598
Federal Home Loan Bank advances — long-term	83,693	70,047	40,025	3,000	196,765
Low income housing project	266	520	453	127	1,366
Operating leases and non-cancelable contracts	3,252	3,741	629	290	7,912

Total financial obligations	$2,779,277	$380,153	$65,381	$4,710	$3,229,521

TABLE 14. COMMITMENTS

	December 31, 2005
	Expected Expiration Dates by Period

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(In thousands)
Unused commitments to extend credit	$184,073	$67,907	$63,770	$52,667	$368,417
Undisbursed loans	169,222	—	—	—	169,222
Standby letters of credit	21,224	29,037	4,106	—	54,367

Total commitments	$374,519	$96,944	$67,876	$52,667	$592,006

FINANCIAL OBLIGATIONS

The Corporation has various financial obligations, including contractual obligations, that may require future cash payments. Table 13 summarizes the Corporation’s obligations and estimated future payments at December 31, 2005. These payments do not include interest. Refer to Notes A, G, J, K and P to the consolidated financial statements for a further discussion of these obligations.

The Corporation also has other commitments that may impact liquidity. Table 14 summarizes the Corporation’s commitments and expected expiration dates by period at December 31, 2005. Undisbursed loans represent approved loan commitments that the Corporation expects to result in a loan origination and corresponding cash requirement within three months of December 31, 2005. Historically, the majority of the remaining commitments have expired without being drawn upon. Accordingly, the total amount of these commitments does not necessarily represent future cash requirements of the Corporation.

MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due primarily to changes in interest rates. Interest rate risk is the Corporation’s primary market risk and results from timing differences in the repricing of assets and liabilities and changes in relationships between rate indices. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Corporation’s net interest income is largely dependent upon the effective management of interest rate risk. Interest rate risk arises in the normal course of the Corporation’s business due to differences in the repricing and maturity characteristics of interest rate sensitive assets and liabilities. Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities. Interest rate sensitivity is determined by the amount of interest-earning assets and interest-bearing liabilities repricing within a specific time period and the magnitude by which interest rates change on the various types of interest-earning assets and interest-bearing liabilities. The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest rate sensitivity management aims at achieving reasonable stability in both net interest income and the net interest margin through periods of changing interest rates. The Corporation’s goal is to avoid a significant decrease in net interest income and thus an adverse impact on the profitability of the Corporation in periods of changing interest rates. It is necessary to analyze projections of net interest income based upon the repricing characteristics of the Corporation’s interest-earning assets and interest-bearing continued on next page

MANAGEMENT’S DISCUSSION AND ANALYSIS

MARKET RISK (CONTINUED)

liabilities and the varying magnitude by which interest rates may change on loans, investment securities, interest-bearing deposit accounts and borrowings. The Corporation’s interest rate sensitivity is managed through policies and risk limits approved by the boards of directors of the Corporation and its subsidiary bank, and an Asset and Liability Committee (ALCO). The ALCO, which is comprised of executive management from various areas of the Corporation, including finance, lending, investments and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes guidelines and monitors the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to maximize net interest income and the net present value of future cash flows within authorized risk limits.

The Corporation has not used interest rate swaps or other derivative financial instruments in the management of interest rate risk, other than best efforts forward commitments utilized to offset the interest rate risk of interest rate lock commitments provided to customers on unfunded residential mortgage loans intended to be sold in the secondary market. In the normal course of the mortgage loan selling process, the Corporation enters into a best efforts forward loan delivery commitment with an investor. The Corporation’s exposure to market risk on these best efforts forward loan delivery commitments is not significant.

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

Management performed various simulation analyses throughout 2005. The Corporation’s interest rate sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. The Corporation then compares various simulation analysis results to the constant interest rate forecast. As of December 31, 2005 and 2004, the Corporation projected the change in net interest income during the next twelve months assuming short-term market interest rates were to uniformly and gradually increase or decrease by up to 200 basis points over the same time period. These projections were based on the Corporation’s assets and liabilities remaining static over the next twelve months, while factoring in probable calls of investment securities, and prepayments of mortgage-backed securities, residential mortgage loans and certain consumer loans. Mortgage-backed securities and mortgage loan prepayment assumptions were developed from industry averages of prepayment speeds, adjusted for the historical prepayment performance of the Corporation’s own loans. The Corporation’s forecasted net interest income sensitivity is monitored by the ALCO within established limits as defined in the interest rate risk policy. The Corporation’s policy limits the adverse change of a 200 basis point increase or decrease in short-term interest rates over the succeeding twelve months to no more than five percent of management’s most likely net interest income forecast. Throughout 2005, the forecasted interest rate risk exposure was within the Corporation’s established policy limits.

Summary information about the interest rate risk measures, as described above, at December 31, 2005 and December 31, 2004 is presented below:

Year-End 2005 Twelve Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200

Percent change in net interest income vs. constant rates	0.5%	0.5%	—	(0.5)%	(1.1)%

Year-End 2004 Twelve Month Projection

Interest Rate Change Projection (in basis points)	-200	-100	0	+100	+200

Percent change in net interest income vs. constant rates	(2.6)%	(0.8)%	—	0.6%	0.9%

At the end of 2005, the Corporation’s interest rate risk position was liability sensitive, meaning net income is expected to increase as rates fall and decrease as rates rise, other factors being unchanged.

MANAGEMENT’S DISCUSSION AND ANALYSIS

CAPITAL

Capital provides the foundation for future growth and expansion. Total shareholders’ equity was $501 million at December 31, 2005, an increase of $16.2 million, or 3.3% from total shareholders’ equity at December 31, 2004. The increase in 2005 was derived primarily from earnings retention of $26.2 million. This amount was partially offset by a decrease in the market value of securities available for sale, net of taxes, of $7.3 million, and a reduction in shareholders’ equity attributable to the repurchase of 126,900 shares of the Corporation’s common stock totaling $3.8 million.

The ratio of shareholders’ equity to total assets was 13.4% at December 31, 2005, compared to 12.9% at December 31, 2004 and 12.4% at December 31, 2003. The Corporation’s tangible equity to assets ratio was 11.7%, 11.1% and 10.5% at December 31, 2005, 2004 and 2003, respectively.

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

The Corporation’s capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board at December 31, 2005, as shown in the following table.

	December 31, 2005

		Risk-Based
		Capital Ratios
	Leverage
	Ratio	Tier 1	Total

Chemical Financial Corporation’s capital ratios	11.8%	16.5%	17.8%
Regulatory capital ratios-“well capitalized” definition	5.0	6.0	10.0
Regulatory capital ratios- minimum requirements	3.0	4.0	8.0

The Corporation’s tier 1 and total regulatory capital ratios are significantly above the regulatory minimum and “well capitalized” levels due to the Corporation holding $95 million of investment securities and other assets that are assigned a 0% risk rating, $789 million of investment securities and other assets that are assigned a 20% risk rating, and $953 million of loans secured by first liens on residential real estate properties and other assets that are assigned a 50% risk rating. These three categories of assets represented 49% of the Corporation’s total assets at December 31, 2005.

As of December 31, 2005, the Corporation’s bank subsidiary exceeded the minimum capital ratios required of a “well-capitalized” institution, as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991.

From time to time, the board of directors approves common stock repurchase programs allowing management to repurchase shares of the Corporation’s common stock in the open market. In April 2005, the Corporation announced a new repurchase authorization program that allows up to 500,000 shares of the Corporation’s common stock to be repurchased. This authorization rescinded all previous authorizations approved by the board of directors. Under the April 2005 program, the timing and actual number of shares subject to repurchase are at the discretion of management and are contingent on a number of factors, including the projected parent company cash flow requirements and the Corporation’s share price. During 2005, 126,900 shares were repurchased under the repurchase program for an aggregate purchase price of $3.8 million. All such repurchases were made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. As of December 31, 2005, 373,100 shares of common stock remain available for repurchase under the April 2005 authorization.

OUTLOOK

The Corporation’s philosophy is that it intends to be a “family” of community banks which operate under the direction of a corporate board of directors, subsidiary bank board of directors, a holding company and community bank management team, and a number of community bank advisory boards of directors. The Corporation remains committed to the communities it serves.

The Corporation strives to remain a quality sales and service organization and is dedicated to sustained profitability through the preservation of the community banking concept in an ever-changing and increasingly competitive environment.

The Corporation believes it has designed its policies regarding asset/liability management, liquidity, lending, investment strategy and expense control to provide for the safety and soundness of the organization, and future earnings growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OTHER MATTERS

Forward Looking Statements

This discussion and analysis of financial condition and results of operations, and other sections of this Annual Report, contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Important Notice Regarding Delivery of Shareholder Documents

As permitted by SEC rules, only one copy of Chemical’s Proxy Statement and the 2005 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical has received contrary instructions from one or more of the shareholders who share the same address. Chemical will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of Chemical’s Proxy Statement and the 2005 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report to Shareholders may instruct Chemical to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350, and will continue in effect unless and until Chemical receives contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct Chemical to send separate copies of the Proxy Statement and Annual Report to Shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Chemical will begin sending separate copies of such documents within 30 days of receipt of such instructions.

MANAGEMENT REPORT

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

In meeting its responsibility for the reliability of the consolidated financial statements, management develops and maintains effective internal controls, including those over financial reporting, as defined in the Securities and Exchange Act of 1934, as amended. The Corporation’s internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the consolidated financial statements.

Management assessed the Corporation’s internal control over financial reporting as it relates to its consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2005. The assessment was based on criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management determined that internal control over financial reporting is effective as it relates to the Corporation’s consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2005.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The consolidated financial statements as of December 31, 2005 have been audited by Ernst & Young LLP, an independent registered public accounting firm. The audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require the independent public accountants to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements and whether effective internal control over financial reporting is maintained in all material respects. In addition, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been audited by Ernst & Young LLP, as stated in their report which is included herein.

David B. Ramaker	Lori A. Gwizdala
President and Chief	Executive Vice President,
Executive Officer	and Chief Financial Officer

February 24, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Chemical Financial Corporation

We have audited the accompanying consolidated statements of financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemical Financial Corporation and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Chemical Financial Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan
February 24, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Chemical Financial Corporation

We have audited management’s assessment, included in the accompanying Management Report, that Chemical Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Chemical Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Chemical Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Chemical Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial position of Chemical Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 of Chemical Financial Corporation and our report dated February 24, 2006, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan
February 24, 2006

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
	2005	2004

	(In thousands, except share data)
ASSETS
Cash due from banks	$145,575	$106,565
Federal funds sold	6,600	34,500
Interest-bearing deposits with unaffiliated banks	5,321	5,869
Investment securities:
Available for sale (at estimated market value)	594,491	696,771
Held to maturity (estimated market value — $127,044 at December 31, 2005 and $177,587 at December 31, 2004)	127,806	176,517

Total investment securities	722,297	873,288
Other securities	21,051	19,986
Loans	2,710,214	2,585,585
Allowance for loan losses	(34,148)	(34,166)

Net loans	2,676,066	2,551,419
Premises and equipment	45,058	47,577
Intangible assets	71,496	74,421
Interest receivable and other assets	55,852	50,500

TOTAL ASSETS	$3,749,316	$3,764,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$542,014	$555,287
Interest-bearing	2,277,866	2,308,186

Total deposits	2,819,880	2,863,473
Interest payable and other liabilities	28,008	28,986
Short-term borrowings	203,598	101,834
Federal Home Loan Bank advances — long-term	196,765	284,996

Total liabilities	3,248,251	3,279,289
Shareholders’ equity:
Common stock, $1 par value
Authorized — 30,000,000 shares
Issued and outstanding — 25,079,403 shares at December 31, 2005 and 25,168,548, shares at December 31, 2004	25,079	25,169
Surplus	376,046	378,694
Retained earnings	106,507	80,266
Accumulated other comprehensive (loss) income	(6,567)	707

Total shareholders’ equity	501,065	484,836

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,749,316	$3,764,125

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
	2005	2004	2003

	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$164,830	$152,534	$144,835
Interest on investment/other securities:
Taxable	29,216	33,124	36,700
Tax-exempt	2,153	2,104	2,518

Total interest on securities	31,369	35,228	39,218
Interest on federal funds sold	2,121	1,077	749
Interest on deposits with unaffiliated banks	984	411	235

TOTAL INTEREST INCOME	199,304	189,250	185,037

INTEREST EXPENSE
Interest on deposits	44,632	30,741	36,345
Interest on short-term borrowings	3,021	697	539
Interest on Federal Home Loan Bank advances — long-term	9,800	10,178	8,381

TOTAL INTEREST EXPENSE	57,453	41,616	45,265

NET INTEREST INCOME	141,851	147,634	139,772
Provision for loan losses	4,285	3,819	2,834

NET INTEREST INCOME after provision for loan losses	137,566	143,815	136,938

NONINTEREST INCOME
Service charges on deposit accounts	20,371	19,301	16,935
Trust and investment services revenue	7,909	7,396	6,794
Other charges and fees for customer services	7,883	6,595	6,605
Mortgage banking revenue	1,663	3,328	6,954
Net gains on sales of investment securities	541	1,367	1,296
Other	853	1,342	510

TOTAL NONINTEREST INCOME	39,220	39,329	39,094

OPERATING EXPENSES
Salaries, wages and employee benefits	56,766	57,497	54,446
Occupancy	9,421	9,165	7,921
Equipment	8,867	8,955	8,045
Other	23,409	22,852	21,511

TOTAL OPERATING EXPENSES	98,463	98,469	91,923

INCOME BEFORE INCOME TAXES	78,323	84,675	84,109
Provision for federal income taxes	25,445	27,993	28,393

NET INCOME	$52,878	$56,682	$55,716

NET INCOME PER SHARE
Basic	$2.10	$2.26	$2.24
Diluted	2.10	2.25	2.23
CASH DIVIDENDS PER SHARE	1.06	1.01	0.95

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Years Ended December 31, 2005, 2004 and 2003

				Accumulated
				Other
	Common		Retained	Comprehensive
(In thousands, except per share data)	Stock	Surplus	Earnings	Income (Loss)	Total

BALANCES AT JANUARY 1, 2003	$23,684	$325,149	$62,721	$18,785	$430,339
Comprehensive income:
Net income for 2003			55,716
Net unrealized losses on securities available for sale, net of tax benefit of $3,884				(7,215)
Reclassification adjustment for realized net gains included in net income, net of tax expense of $454				(842)
Comprehensive income					47,659
Cash dividends paid of $0.95 per share			(23,691)		(23,691)
Shares issued — stock options	162	4,909			5,071
Shares issued — directors’ stock purchase plan	7	175			182
Repurchase of shares	(52)	(1,459)			(1,511)

BALANCES AT DECEMBER 31, 2003	23,801	328,774	94,746	10,728	458,049
Stock dividend — 5%; declared December 2004, paid January 2005	1,199	44,584	(45,783)
Comprehensive income:
Net income for 2004			56,682
Net unrealized losses on securities available for sale, net of tax benefit of $4,918				(9,132)
Reclassification adjustment for realized net gains included in net income, net of tax expense of $478				(889)
Comprehensive income					46,661
Cash dividends paid of $1.01 per share			(25,379)		(25,379)
Shares issued — stock options	162	5,124			5,286
Shares issued — directors’ stock purchase plan	7	212			219

BALANCES AT DECEMBER 31, 2004	25,169	378,694	80,266	707	484,836
Comprehensive income:
Net income for 2005			52,878
Net unrealized losses on securities available for sale, net of tax benefit of $3,728				(6,922)
Reclassification adjustment for realized net gains included in net income, net of tax expense of $189				(352)
Comprehensive income					45,604
Cash dividends paid of $1.06 per share			(26,637)		(26,637)
Shares issued — stock options	31	847			878
Shares issued — directors’ stock purchase plan	6	225			231
Repurchase of shares	(127)	(3,720)			(3,847)

BALANCES AT DECEMBER 31, 2005	$25,079	$376,046	$106,507	$(6,567)	$501,065

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2005	2004	2003

	(In thousands)
OPERATING ACTIVITIES
Net income	$52,878	$56,682	$55,716
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,285	3,819	2,834
Gains on sales of loans	(1,048)	(2,125)	(6,426)
Proceeds from sales of loans	110,430	158,453	413,212
Loans originated for sale	(110,856)	(153,458)	(380,325)
Net gains on sales of investment securities	(541)	(1,367)	(1,296)
Net loss on sales of other real estate and repossessed assets	396	363	112
Gain on sale of branch office and insurance book of business	—	(553)	—
Depreciation of fixed assets	6,041	6,215	5,461
Amortization of intangible assets	3,273	3,810	3,779
Net amortization of investment securities	4,161	9,449	12,225
Mortgage servicing rights impairment recovery	—	(793)	—
Deferred income tax provision	67	1,115	3,292
Net (increase) decrease in interest receivable and other assets	(1,392)	4,674	(9,833)
Net increase (decrease) in interest payable and other liabilities	(497)	(5,044)	2,561

NET CASH PROVIDED BY OPERATING ACTIVITIES	67,197	81,240	101,312

INVESTING ACTIVITIES
Bank acquisitions, net of cash assumed	—	—	(46,583)
Net cash outflow from sale of branch office	—	(5,738)	—
Securities available for sale:
Proceeds from maturities, calls and principal reductions	208,602	247,081	284,859
Proceeds from sales	114,341	101,574	122,673
Purchases	(234,940)	(358,146)	(282,518)
Securities held to maturity:
Proceeds from maturities, calls and principal reductions	90,524	94,133	181,113
Purchases	(42,616)	(79,022)	(108,834)
Other securities:
Proceeds from sales	—	393	—
Purchases	(1,065)	(1,541)	—
Net increase in loans	(134,716)	(117,998)	(250,934)
Proceeds from sales of other real estate and repossessed assets	6,406	6,498	3,302
Purchases of premises and equipment, net	(3,522)	(4,189)	(9,881)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	3,014	(116,955)	(106,803)

FINANCING ACTIVITIES
Net increase (decrease) in noninterest-bearing and interest-bearing demand deposits and savings accounts	(166,522)	(48,614)	98,241
Net increase (decrease) in time deposits	122,929	(49,085)	(149,449)
Net increase (decrease) in securities sold under agreements to repurchase	23,764	10,403	(23,288)
Net increase in reverse repurchase agreements	10,000	—	—
Increase in Federal Home Loan Bank (FHLB) advances — short-term	108,000	10,000	—
Repayment of FHLB advances — short-term	(40,000)	(10,000)	—
Increase in FHLB advances — long-term	35,000	150,000	—
Repayment of FHLB advances — long-term	(123,231)	(20,377)	(9,020)
Cash dividends paid	(26,637)	(25,379)	(23,691)
Proceeds from directors’ stock purchase plan	231	219	182
Proceeds from exercise of stock options	664	3,291	5,071
Repurchases of common stock	(3,847)	—	(1,511)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(59,649)	20,458	(103,465)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,562	(15,257)	(108,956)
Cash and cash equivalents at beginning of year	146,934	162,191	271,147

CASH AND CASH EQUIVALENTS AT END OF YEAR	$157,496	$146,934	$162,191

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$56,114	$41,566	$46,128
Federal income taxes paid	24,660	27,540	23,870
Loans transferred to other real estate and repossessed assets	7,258	7,986	4,620

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

The accounting and reporting policies of Chemical Financial Corporation (Corporation) and its subsidiaries conform to United States generally accepted accounting principles and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates. Significant accounting policies of the Corporation and its subsidiaries are described below:

Basis of Presentation and Principles of Consolidation:

The consolidated financial statements of the Corporation include the accounts of the parent company and its subsidiaries, all of which are wholly-owned. Subsidiaries include Chemical Bank, CFC Financial Services, Inc. and CFC Title Services, Inc. On December 31, 2005, Chemical Bank Shoreline and Chemical Bank West, wholly-owned subsidiaries of the Corporation, were merged into Chemical Bank and Trust Company (CBT). As of this date, CBT was renamed Chemical Bank and became the sole bank subsidiary of the Corporation. All significant income and expenses are recorded on the accrual basis. Intercompany accounts and transactions have been eliminated in preparing the consolidated financial statements.

The Corporation consolidates variable interest entities (VIE’s) in which it is the primary beneficiary. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership, or other money interests in an entity that change with fluctuations in the entity’s net asset value. The primary beneficiary consolidates the VIE; the primary beneficiary is defined as the enterprise that absorbs a majority of expected losses or receives a majority of residual returns (if the losses or returns occur), or both.

The Corporation is a significant limited partner in one low income housing tax credit partnership that was acquired in 2001 as part of the merger with Shoreline Financial Corporation. This entity meets the Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities,” definition of a VIE. The Corporation is not the primary beneficiary of the VIE it holds an interest in, and therefore the equity investment in the VIE is not consolidated in the financial statements. Exposure to loss as a result of its involvement with this entity at December 31, 2005 was limited to approximately $1.74 million of the book basis of the Corporation’s investment, which includes unfunded obligations to this project of $1.37 million. The Corporation’s investment in the project was recorded in other assets and the future financial obligation to this project was recorded in other liabilities at December 31, 2005.

Reclassifications:

Certain amounts in the 2004 and 2003 consolidated financial statements and notes thereto have been reclassified to conform with the 2005 presentation. Such reclassifications had no impact on shareholders’ equity or net income.

Cash and Cash Equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from unaffiliated banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities:

Investment securities include investments in debt securities and certain equity securities with readily determinable fair values. Investment securities are accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). SFAS 115 requires investments to be classified within one of three categories, trading, held to maturity, or available for sale, based on the type of security and management’s intent with regard to selling the security. The Corporation held no trading investment securities during the three-year period ended December 31, 2005.

Designation as an investment security held to maturity is made at the time of acquisition and is based on the Corporation’s intent and ability to hold the security to maturity. Investment securities held to maturity are stated at cost, adjusted for the amortization of premium and accretion of discount to maturity.

Investment securities that are not held to maturity are accounted for as securities available for sale, and are stated at estimated fair value, with the aggregate unrealized gains and losses, not deemed other-than-temporary, classified as a component of accumulated other comprehensive income, net of income taxes. Realized gains and losses on the sale of investment securities available for sale and other-than-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

temporary impairment changes, are determined using the specific identification method and are included within noninterest income in the consolidated statements of income. Premiums and discounts on investment securities available for sale are amortized over the estimated lives of the related investment securities.

Other Securities:

Other securities consisted of Federal Home Loan Bank of Indianapolis (FHLB) stock of $19.8 million and $18.7 million at December 31, 2005 and 2004, respectively, and Federal Reserve Bank (FRB) stock of $1.3 million at December 31, 2005 and 2004, respectively. Other securities are recorded at cost, or par, which is deemed to be the net realizable value of these assets. The Corporation is required to own FHLB stock and FRB stock in accordance with its membership in these organizations. As of December 31, 2005, the Corporation held $6.5 million in FHLB stock in excess of its membership requirement. The FHLB requires its members to provide a five-year advance notice of any request to redeem FHLB stock. All transactions in the capital stock of the FHLB are executed at par.

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

All nonaccrual commercial, real estate commercial and real estate construction-commercial loans are considered impaired loans by the Corporation. A loan is defined to be impaired when it is probable that payment of principal and interest will not be made in accordance with the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral, if the loan is collateral dependent. A portion of the allowance for loan losses may be allocated to impaired loans. All nonaccrual commercial loans, real estate commercial loans and real estate construction-commercial loans are evaluated individually to determine whether or not an impairment allowance is required.

Mortgage loans held for sale are carried at the lower of aggregate cost or market. The market value of loans held for sale is based on forward commitments to sell the loans in the secondary market. The value of mortgage loans held for sale and other residential mortgage loan commitments are hedged by utilizing best efforts forward commitments to sell loans to investors in the secondary market. Such forward commitments are generally entered into at the time when applications are taken to protect the value of the mortgage loans from increases in interest rates during the period held. Mortgage loans originated are generally sold within a period of 30 to 45 days after closing; therefore, the related fees and costs are not amortized during that period. Mortgage loans held for sale were $3.5 million and other residential mortgage loan commitments were $5.2 million, at December 31, 2005.

Allowance for Loan Losses:

The allowance for loan losses (allowance) represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The Corporation maintains formal policies and procedures to monitor and control credit risk. Management’s evaluation of the adequacy of the allowance is based on a continuing review of the loan portfolio, actual loan loss experience, risk characteristics of the loan portfolio, the level and composition of nonperforming loans, the financial condition of the borrowers, balance of the loan portfolio, loan growth, economic conditions, employment levels of the continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Corporation’s local markets, and special factors affecting specific business sectors.

The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each commercial, real estate commercial and real estate construction-commercial loan at the time of approval and are subject to subsequent periodic reviews by senior management. The Corporation performs a detailed credit quality review quarterly on all large loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. A portion of the allowance is allocated to the remaining loans by applying projected loss ratios, based on numerous factors. Projected loss ratios incorporate factors such as recent charge-off experience, trends with respect to adversely risk rated commercial, real estate commercial and real estate construction-commercial loans, trends with respect to past due and nonaccrual amounts and current economic conditions and trends, and are supported by underlying analysis. This evaluation involves a high degree of uncertainty.

Management maintains an unallocated allowance to recognize the uncertainty and imprecision underlying the process of estimating probable loan losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involve the exercise of judgment. The unallocated allowance associated with the imprecision in the risk rating system is based on a historical evaluation of the accuracy of the risk ratings associated with loans.

While the Corporation uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

Although the Corporation periodically allocates portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any loan losses that occur. Collection efforts may continue and recoveries may occur after a loan is charged-off against the allowance.

Loans which are deemed uncollectible are charged-off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance. The allowance for loan losses is presented as a reserve against loans.

The Corporation’s policy is to maintain an allowance to cover probable credit losses inherent in lending-related commitments, including commitments to extend credit, letters of credit and guarantees. This allowance is included in “interest payable and other liabilities” on the consolidated statements of financial position, with the corresponding charge reflected in “other” operating expenses on the consolidated statements of income.

Mortgage Banking Operations:

The origination of mortgage loans is an integral component of the business of the Corporation. The Corporation generally sells its originations of long-term fixed interest rate residential mortgage loans in the secondary market. Gains and losses on the sales of loans are determined using the specific identification method. Long-term fixed interest rate residential mortgage loans originated for sale are generally held for 30 days or less. The Corporation sells mortgage loans in the secondary market on either a servicing retained or released basis. Loans held for sale are carried at the lower of cost or market on an aggregate basis.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over the estimated useful lives of the assets. Depreciation is computed on the straight-line method. The estimated useful lives are generally 25 to 39 years for buildings and three to ten years for equipment.

Other Real Estate:

Other real estate (ORE) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations. ORE obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property and the carrying value of the loan charged to the allowance for loan losses. Subsequent changes in value are recorded as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Changes in the value subsequent to transfer are recorded in operating expenses on the consolidated statements of income. Gains or losses not previously recognized resulting from the sale of ORE are recognized in operating expense on the date of sale. Other real estate totaling $6.4 million and $6.3 million at December 31, 2005 and 2004, respectively, is included in other assets in the consolidated statements of financial position.

Intangible Assets:

Intangible assets consist of goodwill, core deposit and other intangibles, and mortgage servicing rights. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill is no longer amortized, but is subject to annual impairment tests in accordance with SFAS 142. Other intangible assets continue to be amortized over their useful lives. Core deposit and other intangible assets are amortized over periods ranging from three to 15 years on a straight-line or accelerated basis, as applicable.

Unconsolidated Investments:

Investments that are not consolidated are accounted for using either the equity method or the cost method. The equity method is used for investments in a corporate joint venture and investments where the Corporation has the ability to exercise significant influence over the investee’s operations and financial policies, which is generally presumed to exist if the Corporation owns more than 20% of the voting interest of the investee. Equity method investments are included in “interest receivable and other assets” on the consolidated statements of financial position, with income and losses recorded on the consolidated statements of income. Unconsolidated equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Cost method investments in publicly traded companies are included in “investment securities available for sale” on the consolidated statements of financial position. Cost method investments in non-publicly traded companies are included in “other securities” and “interest receivable and other assets” on the consolidated statements of financial position, with income distributions recorded in “interest on investment/other securities” and write-downs recorded in “other” operating expenses on the consolidated statements of income.

Stock Options:

The Corporation periodically grants stock options for a fixed number of shares with an exercise price equal to the market value of the shares on the date of grant. In accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), the Corporation accounts for stock option grants under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB 25, because the exercise prices of the Corporation’s employee stock options equal the market prices of the underlying stock at the dates of grant, no compensation expense is recognized at the date of grant. The Corporation has elected to provide pro forma disclosures for net income and earnings per share as if it had adopted the fair value accounting method for stock-based compensation. The stock-based compensation plans are described more fully in Note O.

Short-term Borrowings:

Short-term borrowings include securities sold under agreements to repurchase, reverse repurchase agreements and short-term FHLB advances. These borrowings have original scheduled maturities of one year or less. Securities sold under agreements to repurchase represent amounts advanced by customers that are secured by investment securities owned by the Corporation’s subsidiary bank, as they are not covered by Federal Deposit Insurance Corporation (FDIC) insurance. Reverse repurchase agreements are a means of raising funds in the capital markets by providing specific securities as collateral. See the description of FHLB advances below.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

Federal Home Loan Bank Advances, Short-term and Long-term:

FHLB advances are borrowings from the FHLB to fund loans and a portion of the investment securities portfolio. These advances are secured under a blanket security agreement by first residential mortgage loans with an aggregate book value equal to at least 145% of the advances.

Pension and Postretirement Benefit Plan Actuarial Assumptions:

The Corporation’s pension benefit and postretirement benefit obligations and related costs are calculated using actuarial concepts and measurements within the framework of Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (SFAS 87) and Statement of Financial Accounting Standards No. 106, “Employer’s Accounting for Postretirement Benefits Other than Pensions” (SFAS 106), respectively. Three critical assumptions, the discount rate, the expected return on plan assets and the rate of compensation increase are important elements of expense and/or liability measurement. Other assumptions involve employee demographic factors such as retirement patterns, mortality and turnover. The Corporation evaluates the critical and other assumptions annually.

The discount rate enables the Corporation to state expected future benefit payments as a present value on the measurement date. As of December 31, 2005 and 2004, the Corporation utilized the results from a bond matching technique to match cash flows of the defined benefit pension plan against both a bond portfolio derived from the S&P bond database of AA or better bonds and the Citigroup Pension Discount Curve to determine the discount rate. A lower discount rate increases the present value of benefit obligations and increases pension and postretirement benefit expense. The Corporation decreased the discount rate used to determine benefit obligations to 5.60% at December 31, 2005 from 5.75% at December 31, 2004 to reflect market interest rate conditions.

To determine the expected long-term rate of return on the plan assets, the Corporation considers the current and expected asset allocation, as well as historical and expected returns on each plan asset class. A lower expected rate of return on pension plan assets will increase pension expense. The long-term expected return on plan assets was 8.00% in 2005, 2004 and 2003. See Note I to the consolidated financial statements.

The rate of compensation increase is the Corporation’s expected average annual percentage increase in employees’ future salaries.

Income and Other Taxes:

The Corporation is subject to the income and other tax laws of the United States and the state of Michigan. These laws are complex and are subject to different interpretations by the taxpayer and the various taxing authorities. In determining the provision for income taxes, management must make judgments and estimates about the application of these inherently complex laws, related regulations, and case law. In the process of preparing the Corporation’s tax returns, management attempts to make reasonable interpretations of the tax laws. These interpretations are subject to challenge by the tax authorities upon audit or to reinterpretation based on management’s ongoing assessment of facts and evolving case law.

The Corporation and its subsidiaries file a consolidated federal income tax return. The provision for federal income taxes is based on income and expenses, as reported in the consolidated financial statements, rather than amounts reported on the Corporation’s federal income tax return. When income and expenses are recognized in different periods for tax purposes than for book purposes, applicable deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

On a quarterly basis, management assesses the reasonableness of its effective federal and state tax rates based upon its current best estimate of net income and the applicable taxes expected for the full year. Deferred tax assets and liabilities are reassessed on an annual basis, or sooner, if business events or circumstances warrant. Reserves for contingent tax liabilities are reviewed quarterly for adequacy based upon developments in tax law and the status of examinations of audits.

Earnings Per Share:

Basic and diluted earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS 128). All earnings per share amounts for all periods presented conform to the requirements of SFAS 128, including the effects of stock dividends. Basic earnings per share for the Corporation is computed by dividing net income by the weighted average number of common shares outstanding

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

during the period. Diluted earnings per share for the Corporation is computed by dividing net income by the sum of the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents outstanding during the period.

The Corporation’s common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation’s stock option plans, using the treasury stock method. The following table summarizes the numerator and denominator of the basic and diluted earnings per share computations for the years ended December 31:

	2005	2004	2003

	(In thousands)
Numerator for both basic and diluted earnings per share, net income	$52,878	$56,682	$55,716

Denominator for basic earnings per share, weighted average shares outstanding	25,138	25,130	24,878
Average common stock equivalents	55	88	66

Denominator for diluted earnings per share	25,193	25,218	24,944

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

Operating Segment:

It is management’s opinion that the Corporation operates in a single operating segment — commercial banking. The Corporation is a financial holding company that historically operated three commercial banks and operates a title insurance company and an insurance subsidiary, each as a separate direct subsidiary of the Corporation. On December 31, 2005, a corporate restructuring was completed resulting in the consolidation of the Corporation’s three commercial bank charters into one commercial bank subsidiary, Chemical Bank. The Corporation’s three commercial bank subsidiaries operated as community banks and offered a full range of commercial banking and fiduciary products and services to the residents and business customers in their geographical market areas. The Corporation’s sole banking subsidiary, Chemical Bank, will continue to operate through an organizational structure of community banks. The products and services offered by Chemical Bank, through branch banking offices, are generally consistent throughout the Corporation, as generally is the pricing of these products and services. Chemical Bank branch banking offices operate exclusively within the state of Michigan. The marketing of products and services by Chemical Bank’s branch offices is generally uniform. The distribution of products and services is uniform throughout the Corporation and is achieved primarily through retail branch banking offices, automated teller machines and electronically accessed banking products.

The Corporation’s primary sources of revenue are from its loan products and investment securities.

The following table summarizes the Corporation’s revenue from its specific loan products for the years ended December 31:

	2005	2004	2003

	(In thousands)
Interest income and fee revenue:
Commercial	$32,175	$26,418	$21,088
Real estate commercial	46,869	42,066	35,173
Real estate construction	8,911	7,249	6,649
Real estate residential	43,498	44,166	47,289
Consumer	33,377	32,635	34,636

Total	$164,830	$152,534	$144,835

Common Stock:

All per share data and share amounts included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect stock dividends paid on January 28, 2005 and January 24, 2003.

Recent Accounting Pronouncements:

Share-Based Payments: On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (SFAS 123(R)), which is a revision of SFAS 123. SFAS 123(R) supersedes APB 25 and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of income based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

1.	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

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

SFAS 123(R) must be adopted by January 1, 2006. The Corporation will adopt the modified prospective method of SFAS 123(R) on January 1, 2006.

In addition, the FASB issued FASB Staff Position (FSP) 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” on November 10, 2005. FSP 123(R)-3 provides an elective short-cut approach to the calculation of the allocation of additional paid-in-capital to the beginning pool of tax benefits when a company transitions to SFAS 123(R). FSP 123(R)-3 provides for an entity to take up to one year from its initial adoption of SFAS 123(R) to adopt it. At December 31, 2005, the Corporation had not made a decision whether it would adopt FSP 123(R)-3.

As permitted by SFAS 123, the Corporation currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)’s fair value method will have an impact on the Corporation’s consolidated results of operations, although it will have no impact on its overall financial position. The future impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Corporation adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note O to the consolidated financial statements. The amount of stock-based compensation expense to be incurred in future periods will be reduced by the Corporation’s acceleration of certain unvested and “out-of-the-money” stock options in 2005 as disclosed in Note O to the consolidated financial statements. SFAS 123(R) also requires the benefit of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Corporation cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $0.2 million, $0.6 million and $0.5 million in 2005, 2004 and 2003, respectively.

Meaning of Other-Than-Temporary Impairment: On November 3, 2005, the FASB issued FSP 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP is effective for reporting periods beginning after December 15, 2005, and addresses the determination of when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The guidance in FSP 115-1 amends FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB No. 18, “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 also replaces the impairment evaluation guidance (paragraphs 10-18) of Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other than Temporary Impairment and Its Application to Certain Investments” (EITF 03-1) and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The disclosure requirements of EITF 03-1 remain in effect and are applicable for 2005 year-end reporting for the Corporation.

FSP 115-1 clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other than temporary, even if a decision to sell an impaired security has not been made. The adoption of FSP 115-1 is not expected to have a material effect on the Corporation’s financial position, results of operations, or liquidity.

Accounting Changes and Error Corrections: In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (SFAS 154), which changes the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior period financial statements of changes effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expected to have a material effect on the Corporation’s financial position, results of operations, or liquidity.

NOTE B — MERGERS AND ACQUISITIONS

During the three years ended December 31, 2005, the Corporation completed the following mergers and acquisitions:

On December 31, 2005, the Corporation completed an organizational restructuring whereby its two wholly-owned bank subsidiaries, Chemical Bank Shoreline and Chemical Bank West, were merged into Chemical Bank and Trust Company (CBT). As of this date, CBT’s name was changed to Chemical Bank. In October 2005, the Corporation’s public announcement of this restructuring estimated that it would incur approximately $1 million in costs to complete the reorganization. The Corporation incurred $0.2 million of these costs in the fourth quarter of 2005 and expects to incur the remaining $0.8 million of restructuring costs during the first six months of 2006. The organizational restructuring costs incurred in 2005 are included in operating expenses in the consolidated statement of income.

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

NOTE C — INVESTMENT SECURITIES

The following is a summary of the amortized cost and estimated market value of investment securities available for sale and investment securities held to maturity at December 31, 2005 and 2004 (in thousands):

Investment Securities Available for Sale:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
December 31, 2005	Cost	Gains	Losses	Value

U.S. Treasury and agency securities	$268,355	$8	$4,528	$263,835
States and political subdivisions	9,097	274	1	9,370
Mortgage-backed securities	303,379	378	5,946	297,811
Collateralized mortgage obligations	1,060	21	2	1,079
Corporate bonds	21,851	1	308	21,544

Total debt securities	603,742	682	10,785	593,639
Equity securities	852	—	—	852

Total	$604,594	$682	$10,785	$594,491

December 31, 2004

U.S. Treasury and agency securities	$348,746	$1,945	$1,672	$349,019
States and political subdivisions	12,983	553	3	13,533
Mortgage-backed securities	282,908	1,541	2,012	282,437
Collateralized mortgage obligations	1,432	28	1	1,459
Corporate bonds	48,678	230	162	48,746

Total debt securities	694,747	4,297	3,850	695,194
Equity securities	935	642	—	1,577

Total	$695,682	$4,939	$3,850	$696,771

Investment Securities Held to Maturity:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
December 31, 2005	Cost	Gains	Losses	Value

U.S. Treasury and agency securities	$79,327	$11	$1,199	$78,139
States and political subdivisions	47,438	486	116	47,808
Mortgage-backed securities	1,041	56	—	1,097

Total	$127,806	$553	$1,315	$127,044

December 31, 2004

U.S. Treasury and agency securities	$141,622	$553	$534	$141,641
States and political subdivisions	31,221	961	18	32,164
Mortgage-backed securities	1,419	108	—	1,527
Other debt securities	2,255	—	—	2,255

Total	$176,517	$1,622	$552	$177,587

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C — INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of debt and equity securities at December 31, 2005, by contractual maturity for both available for sale and held to maturity investment securities follows:

Investment Securities Available for Sale:

	December 31, 2005

		Estimated
	Amortized	Market
	Cost	Value

	(In thousands)
Due in one year or less	$64,109	$63,691
Due after one year through five years	227,203	222,886
Due after five years through ten years	7,095	7,271
Due after ten years	896	901
Mortgage-backed securities	303,379	297,811
Collateralized mortgage obligations	1,060	1,079
Equity securities	852	852

Total	$604,594	$594,491

Investment Securities Held to Maturity:

	December 31, 2005

		Estimated
	Amortized	Market
	Cost	Value

	(In thousands)
Due in one year or less	$44,212	$44,066
Due after one year through five years	55,086	54,193
Due after five years through ten years	15,482	15,659
Due after ten years	11,985	12,029
Mortgage-backed securities	1,041	1,097

Total	$127,806	$127,044

Investment securities with a book value of $361.4 million at December 31, 2005 were pledged to collateralize public fund deposits and for other purposes as required by law; at December 31, 2004, the corresponding amount was $362.6 million.

The Corporation recognized net gains on investment securities of $0.54 million during 2005, net gains of $1.37 million in 2004 and net gains of $1.30 million in 2003. Gross gains on securities transactions were $1.18 million, $1.39 million and $1.34 million during the years ended December 31, 2005, 2004 and 2003, respectively. Gross losses on securities transactions during the years ended December 31, 2005, 2004 and 2003 were $0.64 million, $0.02 million and $0.04 million, respectively. Investment securities gains realized in 2005 were partially offset by investment securities losses realized during the fourth quarter of 2005. Historically, the Corporation has not sold investment securities at a loss. During the fourth quarter of 2005, the Corporation sold $36 million of U.S. government agency investment securities to take advantage of the relative favorable yield spread between the mortgage-backed securities market and the U.S. government agency market and adjust the investment securities portfolio allocation. In addition, this transaction reduced the reinvestment risk associated with the level of investment securities maturing in 2006 and 2007. The investment securities sold had an average yield of 2.48% and the Corporation realized a $0.63 million investment securities loss. The proceeds from the sale were reinvested in mortgage-backed securities with an average life of 4.4 years and an average yield of 5.3%.

An analysis is performed quarterly by the Corporation to determine whether unrealized losses in its investment securities portfolio are temporary or other-than-temporary. The Corporation reviews factors such as financial statements, credit ratings, news releases and other pertinent information of the underlying issuer or company to make its determination. Management does not believe any individual unrealized loss as of December 31, 2005 represents an other-than-temporary impairment. Management believes that the unrealized losses on investment securities are temporary in nature and due primarily to changes in interest rates and not as a result of credit related issues. The Corporation has both the intent and ability to hold the investment securities with unrealized losses to maturity or until such time as the unrealized losses recover.

The Corporation did not have a trading portfolio during the three years ended December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the age of gross unrealized losses and estimated market value by investment category.

	December 31, 2005

	Less Than 12 Months		12 Months or More		Total

	Estimated	Estimated	Estimated	Estimated	Estimated	Estimated
	Gross	Gross	Gross	Gross	Gross	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
U.S. Treasury and agency securities	$131,577	$1,379	$182,344	$4,347	$313,921	$5,726
States and political subdivisions	7,058	74	1,904	44	8,962	118
Mortgage-backed securities	101,585	1,286	148,378	4,660	249,963	5,946
Collateralized mortgage obligations	4	—	320	2	324	2
Corporate bonds	5,387	49	16,006	259	21,393	308

Total	$245,611	$2,788	$348,952	$9,312	$594,563	$12,100

	December 31, 2004

	Less Than 12 Months		12 Months or More		Total

	Estimated	Estimated	Estimated	Estimated	Estimated	Estimated
	Gross	Gross	Gross	Gross	Gross	Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
U.S. Treasury and agency securities	$207,352	$1,731	$32,032	$475	$239,384	$2,206
States and political subdivisions	3,062	21	—	—	3,062	21
Mortgage-backed securities	190,999	1,987	6,357	25	197,356	2,012
Collateralized mortgage obligations	182	1	265	—	447	1
Corporate bonds	17,505	147	1,132	15	18,637	162

Total	$419,100	$3,887	$39,786	$515	$458,886	$4,402

NOTE D — SECONDARY MARKET
MORTGAGE ACTIVITY

For the three years ended December 31, 2005, activity for capitalized mortgage servicing rights was as follows:

	2005	2004	2003

	(In thousands)
Mortgage Servicing Rights:
Beginning of year	$3,197	$3,264	$2,495
Additions	347	677	1,960
Addition from bank acquisition	—	—	705
Amortization	(1,121)	(1,537)	(1,896)
Impairment recovery	—	793	—

End of year	$2,423	$3,197	$3,264

Loans serviced for others that have capitalized servicing rights	$544,112	$596,390	$633,029

The Corporation assumed $114 million of loans serviced for others in the Caledonia acquisition during 2003.

The activity in the valuation allowance for capitalized mortgage servicing rights during the three years ended December 31, 2005 follows:

	2005	2004	2003

	(In thousands)
Valuation allowance, beginning of year	$—	$793	$793
Impairment provision	—	—	—
Impairment recovery	—	(793)	—

Valuation allowance, end of year	$—	$—	$793

The fair value of capitalized mortgage servicing rights (MSRs) was estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration the expected prepayment rates, discount rates, servicing costs and other economic factors which are based on current market conditions. The prepayment speed and the discount rate are the most significant factors affecting the MSR valuation. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. Expected loan prepayment rates are validated by a third-party model. At December 31, 2005, the weighted average constant prepayment rate used was 15% and the discount rate was 8%.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D — SECONDARY MARKET
MORTGAGE ACTIVITY (CONTINUED)

During 2005 and 2004, the Corporation did not record an impairment provision as there was no decline in the estimated fair value of MSRs compared to the recorded book value. During 2004, the Corporation recovered the impairment valuation allowance of $0.79 million, as the estimated fair value of the MSRs at December 31, 2004 exceeded the book value (original cost less accumulated amortization) of MSRs.

NOTE E — LOANS

The following summarizes loans as of December 31:

	2005	2004

	(In thousands)
Commercial	$517,852	$468,970
Real estate commercial	704,684	697,779
Real estate construction	158,376	120,900
Real estate residential	788,679	760,834
Consumer	540,623	537,102

Total loans	$2,710,214	$2,585,585

The Corporation’s subsidiary bank has extended loans to its directors, executive officers and their affiliates. The aggregate loans outstanding to the directors, executive officers and their affiliates totaled approximately $54.3 million at December 31, 2005 and $42.6 million at December 31, 2004. During 2005, there were approximately $35.6 million of new loans and other additions, while repayments and other reductions totaled approximately $23.9 million.

Loans held for sale were $3.5 million at December 31, 2005, $2.1 million at December 31, 2004 and $4.9 million at December 31, 2003.

Changes in the allowance for loan losses were as follows for the years ended December 31:

	2005	2004	2003

	(In thousands)
Balance at beginning of year	$34,166	$33,179	$30,672

Loan charge-offs	(4,986)	(3,963)	(4,071)
Loan recoveries	683	1,131	719

Net loan charge-offs	(4,303)	(2,832)	(3,352)
Provision for loan losses	4,285	3,819	2,834
Allowance of bank acquired	—	—	3,025

Balance at end of year	$34,148	$34,166	$33,179

A summary of nonperforming loans at December 31 follows:

	2005	2004	2003

	(In thousands)
Nonaccrual loans:
Commercial	$3,133	$3,245	$3,902
Real estate commercial	3,610	1,343	1,550
Real estate construction-commercial	3,081	—	—
Real estate residential	3,853	3,133	694
Consumer	884	676	545

Total nonaccrual loans	14,561	8,397	6,691
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	825	106	777
Real estate commercial	2,002	—	924
Real estate residential	1,717	1,023	2,371
Consumer	592	524	584

Total accruing loans contractually past due 90 days or more as to interest or principal payments	5,136	1,653	4,656

Total nonperforming loans	$19,697	$10,050	$11,347

Interest income totaling $564,000 was recorded on nonaccrual loans in 2005, compared to $340,000 in 2004 and $218,000 in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of impaired loans and the related valuation allowance follows:

	Impaired Loans			Valuation Allowance
	2005	2004	2003	2005	2004	2003

	(In thousands)
Balances — December 31:
Impaired loans with valuation allowance	$5,067	$804	$1,107	$1,284	$379	$798
Impaired loans with no valuation allowance	4,757	3,762	4,344	—	—	—

Total impaired loans	$9,824	$4,566	$5,451	$1,284	$379	$798

Average balance of impaired loans during the year	$5,120	$4,237	$3,819

NOTE F — PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 follows:

	2005	2004

	(In thousands)
Bank premises	$69,557	$67,916
Equipment	35,594	35,958

	105,151	103,874
Accumulated depreciation	(60,093)	(56,297)

Total	$45,058	$47,577

Included in bank premises is a building that the Corporation’s bank subsidiary leases under a fifteen-year capital lease agreement that expires December 31, 2014. The gross amount of this lease was $1.4 million at December 31, 2005 and December 31, 2004. The accumulated amortization was $0.28 million and $0.22 million at December 31, 2005 and 2004, respectively. The following schedule shows the future minimum lease payments together with the present value of this building as of December 31, 2005 (in thousands):

2006	$150
2007	155
2008	159
2009	164
Thereafter	899

Total minimum lease payments	1,527
Amount representing interest	(412)

Present value of minimum lease payments	$1,115

NOTE G — DEPOSITS

A summary of deposits follows:

	December 31
	2005	2004

	(In thousands)
Noninterest-bearing demand	$542,014	$555,287
Interest-bearing demand	528,660	517,409
Savings	763,526	928,026
Time deposits over $100,000	309,697	218,232
Other time deposits	675,983	644,519

Total	$2,819,880	$2,863,473

Excluded from total deposits are demand deposit account overdrafts, which have been reclassified as loans. At December 31, 2005 and 2004, these overdrafts totaled $3.8 million and $2.8 million, respectively. Time deposits with remaining maturities less than one year were $654.3 million at December 31, 2005. Time deposits with remaining maturities of one year or more were $331.4 million at December 31, 2005. The maturities of these time deposits are as follows: $241.7 million in 2007, $64.2 million in 2008, $14.7 million in 2009, $9.5 million in 2010 and $1.3 million thereafter.

NOTE H — FEDERAL INCOME TAXES

The provision for federal income taxes is less than that computed by applying the federal statutory income tax rate of 35%, primarily due to tax-exempt interest on investment securities and loans during the years 2005, 2004 and 2003, and also due to the reversal of federal income tax reserves upon the reassessment of required tax accruals in the years 2005 and 2004. For the years ended December 31, 2005 and 2004, net federal income tax benefits of $0.94 million and $0.34 million, respectively, were recorded based on the regular reassessment of required tax accruals. No such tax benefits were recorded in 2003. The differences between the provision for federal income taxes, computed at the federal continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H — FEDERAL INCOME TAXES (CONTINUED)

statutory income tax rate, and the amount recorded in the consolidated statements of income are shown in the following analysis for the years ended December 31:

	2005	2004	2003

	(In thousands)
Tax at statutory rate	$27,413	$29,636	$29,438
Changes resulting from:
Tax-exempt interest income	(923)	(876)	(954)
Other, net	(1,045)	(767)	(91)

Provision for federal income taxes	$25,445	$27,993	$28,393

The provision for federal income taxes consisted of the following for the years ended December 31:

	2005	2004	2003

	(In thousands)
Current	$25,378	$26,878	$25,101
Deferred	67	1,115	3,292

Total	$25,445	$27,993	$28,393

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences that comprise the deferred tax assets and liabilities of the Corporation were as follows as of December 31:

	2005	2004

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$11,761	$11,579
Accrued expenses	2,132	2,204
Investment securities marked to market	178	389
Investment securities available for sale	3,536	—
Other	2,301	1,670

Total deferred tax assets	19,908	15,842
Deferred tax liabilities:
Investment securities available for sale	—	381
Premises and equipment	545	1,237
Employee benefit plans	2,217	1,034
Mortgage servicing rights	848	1,119
Goodwill	1,530	1,278
Other	1,132	925

Total deferred tax liabilities	6,272	5,974

Net deferred tax assets	$13,636	$9,868

Federal income tax expense applicable to net gains on investment securities transactions was $0.19 million in 2005, $0.26 million in 2004 and $0.47 million in 2003, and is included in the provision for federal income taxes on the consolidated statements of income.

NOTE I — PENSION AND
POSTRETIREMENT BENEFITS

The Corporation has a noncontributory defined benefit pension plan (“Plan”) covering the majority of its employees. Normal retirement benefits of the Plan are based on years of service and the employee’s average annual pay for the five highest consecutive years during the ten years preceding retirement under the Plan. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

The assets of the Plan are invested by the Trust and Investment Management Services department of the Corporation’s bank subsidiary, Chemical Bank. The investment policy and allocation of the assets of the Pension Trust were approved by the Pension Committee of the board of directors of the Corporation.

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

The Plan’s asset allocations by asset category at December 31 were as follows:

Asset Category	2005	2004

Equity securities	60%	67%
Debt securities	31	29
Other	9	4

Total	100%	100%

As of December 31, 2005, based upon current market conditions, the Corporation’s strategy was to maintain equity securities between 60% and 70% of total Plan assets, and the “Other” category was expected to be maintained at less than 10% of total Plan assets. As of December 31, 2005 and December 31, 2004, equity securities included 211,395 shares of the Corporation’s common stock. During 2005, $0.22 million in cash dividends were paid on the Corporation’s common stock held by the Plan. The market value of the Corporation’s common stock held in the Plan was $6.7 million at December 31, 2005 and $8.6 million at December 31, 2004, and represented 8.8% and 11.9%, respectively, of total Plan assets as of these dates.

The measurement date used to determine both pension and other postretirement benefit amounts disclosed herein was December 31 of each year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the changes in the benefit obligation and assets of the Corporation’s defined benefit pension plan:

	2005	2004

	(In thousands)
Projected benefit obligation:
Benefit obligation at beginning of year	$76,041	$69,906
Service cost	4,895	4,510
Interest cost	4,310	4,135
Net actuarial (gain) loss	2,900	(313)
Benefits paid	(2,585)	(2,197)

Benefit obligation at end of year	$85,561	$76,041

Fair value of Plan assets:
Beginning fair value	$71,937	$64,434
Actual return on Plan assets	698	5,066
Employer contributions	6,105	4,634
Benefits paid	(2,585)	(2,197)

Fair value of Plan assets at end of year	$76,155	$71,937

Funded status of the Plan	$(9,406)	$(4,104)
Unrecognized net actuarial loss	23,651	16,078
Unrecognized prior service benefit	(147)	(172)

Prepaid benefit cost	$14,098	$11,802

The Corporation’s accumulated benefit obligation as of December 31, 2005 and 2004 was $66.9 million and $58.9 million, respectively.

During 2005, the Corporation contributed $6.1 million to the Plan. The Corporation has historically contributed the maximum amount deductible under Internal Revenue Service regulations to the Plan. The 2006 maximum deductible Plan contribution was estimated at $9.2 million. As of December 31, 2005, the Corporation had not determined the Plan contribution that would be made in 2006.

Weighted average rate assumptions as of December 31 follow:

	2005	2004	2003

Discount rate used in determining benefit obligations	5.60%	5.75%	6.00%
Discount rate used in determining pension expense	5.75%	6.00%	6.50%
Expected long-term return on Plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%	5.00%

Net periodic pension cost of the defined benefit pension plan consisted of the following for the years ended December 31:

	2005	2004	2003

	(In thousands)
Service cost	$4,895	$4,510	$3,643
Interest cost	4,310	4,135	3,841
Expected return on Plan assets	(5,845)	(5,422)	(4,973)
Amortization of transition amount	—	—	(11)
Amortization of prior service benefit	(24)	(36)	(46)
Amortization of unrecognized net loss	473	372	—

Pension expense	$3,809	$3,559	$2,454

The following table presents estimated future defined benefit pension plan benefit payments (in thousands):

2006	$2,598
2007	2,745
2008	3,091
2009	3,378
2010	3,645
2011 - 2015	24,969

Total	$40,426

Other Employee Benefit Plans:

The Corporation maintains a 401(k) Savings Plan with an employer match. The Corporation matches 50% of the participants’ elective deferrals on the first 4% of the participants’ compensation. The 401(k) Savings Plan is available to all regular employees and provides employees with tax deferred salary deductions and alternative investment options. The 401(k) Savings Plan provides employees with the option to invest in the Corporation’s common stock. The employer match under the 401(k) Savings Plan was $0.53 million in 2005 and $0.52 million in both 2004 and 2003.

The Corporation has a postretirement benefit plan that provides medical benefits, and dental benefits through age 65, to a small portion of its active employees, to employees who retired through December 31, 2001, and others who are provided eligibility via acquisitions. Through December 31, 2001, eligibility for such benefits was age 55 with at least ten years of service with the Corporation. Effective January 1, 2002, the Corporation adopted a revised retiree medical program (“Retiree Plan”), which substantially reduced the future obligation of the Corporation for retiree medical and dental costs. Retirees and certain employees that met age and service requirements as of December 31, 2001 were grandfathered under the Retiree Plan. As of December 31, 2005, the Retiree Plan included 44 employees that are in the grandfathered group, and 119 retirees. The majority of the retirees are required to make contributions continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I — PENSION AND
POSTRETIREMENT BENEFITS (CONTINUED)

toward the cost of their benefits based on their years of credited service and age at retirement. Retiree contributions are generally adjusted annually. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions, deductibles, copayments and coinsurance. The Corporation reserves the right to amend, modify or terminate these benefits at any time. Employees who retire at age 55 or older and have at least ten years of service with the Corporation are provided access to the Corporation’s group health insurance coverage for themselves and their spouses, with no employer subsidy, and are not considered participants in the Retiree Plan.

The following table sets forth changes in the Corporation’s postretirement benefit obligation:

	2005	2004

	(In thousands)
Accumulated postretirement benefit obligation:
Benefit obligation at beginning of year	$5,328	$5,722
Service cost	—	30
Interest cost	281	316
Net actuarial (gain) loss	112	(457)
Benefits paid, net of retiree contributions	(294)	(283)

Benefit obligation at end of year	$5,427	$5,328

Unfunded status of the plan	$5,427	$5,328
Unrecognized net actuarial loss	(1,710)	(1,659)
Unrecognized prior service credit	2,246	2,571

Accrued postretirement benefit cost	$5,963	$6,240

Net periodic postretirement benefit cost consisted of the following for the years ended December 31:

	2005	2004	2003

	(In thousands)
Service cost	$—	$30	$22
Interest cost	281	316	261
Amortization of prior service credit	(324)	(324)	(324)
Amortization of unrecognized net loss	61	324	167

Postretirement benefit expense	$18	$346	$126

The following table presents estimated future Retiree Plan benefit payments (in thousands):

2006	$322
2007	346
2008	366
2009	383
2010	394
2011 - 2015	2,003

Total	$3,814

Weighted average rate assumptions as of December 31 follow:

	2005	2004	2003

Discount rate used in determining the accumulated postretirement benefit obligation	5.60%	5.75%	6.00%
Discount rate used in determining periodic postretirement benefit cost	5.75%	6.00%	6.50%
Year 1 increase in cost of postretirement benefits	10.50%	10.00%	8.33%

For measurement purposes, the annual rates of increase in the per capita cost of covered health care benefits and dental benefits for 2006 were each assumed at 10.5%. These rates were assumed to decrease gradually to 6.5% in 2010 and remain at that level thereafter.

The assumed health care and dental cost trend rates could have a significant effect on the amounts reported. A one percentage-point change in these rates would have had the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

	(In thousands)
Effect on total of service and interest cost components in 2005	$26	$(23)
Effect on postretirement benefit obligation as of December 31, 2005	$452	$(394)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J — SHORT-TERM BORROWINGS

		Weighted	Average	Weighted	Maximum
		Average	Amount	Average	Outstanding
	Ending	Interest Rate	Outstanding	Interest Rate	at any
	Balance	At Year-End	During Year	During Year	Month-End

	(Dollars in thousands)
December 31, 2005:
Securities sold under agreements to repurchase	$125,598	2.76%	$107,634	2.01%	$127,613
Reverse repurchase agreements	10,000	3.64	5,890	3.66	10,000
Short-term Federal Home Loan Bank (FHLB) advances	68,000	4.41	16,011	4.02	68,000

Total short-term borrowings	$203,598	3.35%	$129,535	2.33%	$205,613

December 31, 2004:
Securities sold under agreements to repurchase	$101,834	1.10%	$90,016	0.65%	$101,834
Short-term FHLB advances	—	—	8,333	1.38	10,000

Total short-term borrowings	$101,834	1.10%	$98,349	0.71%	$111,834

December 31, 2003:
Securities sold under agreements to repurchase	$91,524	0.42%	$86,604	0.62%	$93,447

Total short-term borrowings	$91,524	0.42%	$86,604	0.62%	$93,447

The carrying value of investment securities, which are reported on the consolidated statements of financial position as “Investment securities: Available for sale,” securing securities sold under agreements to repurchase and reverse repurchase agreements as of December 31, 2005, 2004 and 2003 were $152.1 million, $119.6 million and $104.8 million, respectively.

NOTE K — FEDERAL HOME LOAN BANK ADVANCES — LONG-TERM

Long-term FHLB advances outstanding as of December 31, 2005 and 2004 are presented below. Classifications are based on original maturities.

	December 31, 2005		December 31, 2004

		Weighted Average		Weighted Average
	Ending	Interest Rate At	Ending	Interest Rate At
	Balance	Year-End	Balance	Year-End

	(Dollars in thousands)
FHLB advances — long-term:
Bullet fixed-rate advances	$93,765	3.45%	$171,996	2.39%
Convertible fixed-rate advances	103,000	5.44	113,000	5.56

Total FHLB advances — long-term	$196,765	4.49%	$284,996	3.65%

The FHLB advances, short-term and long-term, are collateralized by a blanket lien on qualified one- to four-family residential mortgage loans. At December 31, 2005, the carrying value of these loans was $723 million, which represents a total FHLB borrowing capacity based on collateral of $498 million. FHLB advances totaled $265 million at December 31, 2005, comprised of $68 million in short-term advances and $197 million in long-term advances. Therefore, the Corporation’s additional borrowing availability through the FHLB at December 31, 2005 under the blanket lien agreement was $233 million.

For the convertible fixed-rate advances, the FHLB has the option to convert the advance to a variable rate beginning one, two or five years after the origination date depending on the advance, and quarterly thereafter. The Corporation has the option to prepay, without penalty, an FHLB convertible fixed-rate advance when the FHLB exercises its option to convert it to a variable-rate advance. During 2005, continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K — FEDERAL HOME LOAN BANK ADVANCES — LONG-TERM (CONTINUED)

the FHLB did not exercise this option on any advance. Prepayments of both fixed-rate and convertible fixed-rate advances are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The Corporation did not incur any prepayment penalties for 2005, 2004 or 2003.

The scheduled principal reductions on FHLB advances — long-term outstanding at December 31, 2005 were as follows (in thousands):

2006	$83,693
2007	15,023
2008	55,024
2009	25
2010	40,000
Thereafter	3,000

Total	$196,765

NOTE L — SHAREHOLDERS’ EQUITY

Total shareholders’ equity was $501 million at December 31, 2005, an increase of $16.2 million, or 3.3% from total shareholders’ equity at December 31, 2004. The increase in 2005 was derived primarily from earnings retention of $26.2 million. This amount was partially offset by a decrease in the market value of securities available for sale, net of taxes, of $7.3 million, and a reduction in shareholders’ equity attributable to the repurchase of 126,900 shares of the Corporation’s common stock totaling $3.8 million.

The ratio of shareholders’ equity to total assets was 13.4% at December 31, 2005, compared to 12.9% at December 31, 2004. The Corporation’s tangible equity (shareholders’ equity less intangible assets) was $430 million at December 31, 2005 and $410 million at December 31, 2004. The Corporation’s tangible equity to assets ratio was 11.7% and 11.1% at December 31, 2005 and 2004, respectively.

On April 22, 2005, the Corporation announced that the board of directors authorized management to repurchase up to 500,000 shares of the Corporation’s common stock. The repurchased shares are available for later reissue in connection with potential future stock dividends, the Corporation’s dividend reinvestment plan, employee benefit plans and other general corporate purposes. This authorization replaced all prior share repurchase authorizations. Shares repurchased under this authorization totaled 126,900 in 2005.

All shares purchased in 2005 as part of the Corporation’s publicly announced repurchase plan were transacted in the open market and were within the scope of Rule 10b-18 of the Securities Exchange Act of 1934, as amended, which provides a safe harbor for purchases in a given day if an issuer of equity securities satisfies the manner, timing, price and volume conditions of the rule when purchasing its own common shares in the open market. In addition, during 2005, 19,274 shares of the Corporation’s common stock were delivered or attested in satisfaction of the exercise price and/or tax withholding obligations by holders of employee stock options. The following table summarizes the Corporation’s total monthly share repurchase activity for the year ended December 31, 2005:

			Total Number of Shares	Maximum Number of
	Total Number	Average Price	Purchased as Part of	Shares that May Yet
	of Shares	Paid Per	Publicly Announced	Be Purchased Under
Month Ending	Purchased(1)	Share	Plans or Programs	the Plans or Programs

January 31, 2005	6,743	$38.45	—	—
February 28, 2005	318	34.50	—	—
March 31, 2005	—	—	—	—
April 30, 2005	48,800	29.75	48,800	451,200
May 31, 2005	10,838	30.38	9,400	441,800
June 30, 2005	—	—	—	441,800
July 31, 2005	1,363	34.68	—	441,800
August 31, 2005	14,000	31.80	14,000	427,800
September 30, 2005	1,132	32.68	—	427,800
October 31, 2005	54,876	30.42	54,700	373,100
November 30, 2005	624	33.03	—	373,100
December 31, 2005	7,480	32.53	—	373,100

Total	146,174	$30.88	126,900

(1)	Includes shares delivered or attested in satisfaction of the exercise price and/or tax withholding obligations by holders of employee stock options who exercised options in 2005. The Corporation’s stock compensation plan permits employees to use stock to satisfy such obligations based on the market value of the stock on the date of exercise.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M — GOODWILL

Goodwill was $63.3 million at December 31, 2005 and 2004. The Corporation’s goodwill impairment review is performed annually by management and is additionally reviewed by an independent third-party appraisal firm. The income and market value approach methodologies were utilized by the appraisal firm to estimate the value of the Corporation’s goodwill. The income approach quantifies the present value of future economic benefits by capitalizing or discounting the cash flows of a business. This approach considers projected dividends, earnings, dividend paying capacity and future residual value. The market value approach estimates the value of the entity by comparing it to similar companies that have recently been acquired or companies that are publicly traded on an organized exchange. The estimate of market value includes a comparison of the financial condition of the entity against the financial characteristics and pricing information of comparable companies. Based on the results of these valuations, the Corporation’s goodwill was not impaired at December 31, 2005 and 2004.

NOTE N — ACQUIRED INTANGIBLE ASSETS

The following tables set forth the carrying amount, accumulated amortization and amortization expense of acquired intangible assets (in thousands):

	December 31, 2005

	Original	Accumulated	Carrying
	Amount	Amortization	Amount

Core deposit intangibles	$19,269	$13,666	$5,603
Other	690	514	176

	December 31, 2004

	Original	Accumulated	Carrying
	Amount	Amortization	Amount

Core deposit intangibles	$19,269	$11,762	$7,507
Other	690	266	424

There were no additions of acquired intangible assets during 2005 and 2004.

Amortization expense for the years ended December 31, follows:

2005	$2,152
2004	2,273
2003	1,883

Estimated amortization expense for the years ending December 31 follows:

2006	$1,858
2007	1,615
2008	1,292
2009	442
2010 and thereafter	572

Total	$5,779

NOTE O — STOCK OPTIONS

The Corporation’s stock option plans provide for grants of stock options, incentive stock options, stock appreciation rights, or a combination thereof. At December 31, 2005, there were a total of 3,325 shares available for future awards under the Corporation’s 1997 plan. The plan provides that the option price shall not be less than the fair market value of common stock at the date of grant, options become exercisable as specified in the option agreement governing the option as determined by the Compensation Committee of the board of directors and all awards expire no later than ten years and one day after the date of grant. The Corporation has not recorded expense as a result of the grant or exercise of stock options.

Options granted may include a stock appreciation right that entitles the grantee to receive cash or a number of shares of common stock without payment to the Corporation. A stock appreciation right is calculated by the difference between the option price and the market price of the total number of shares in the option at the time of exercise of the stock appreciation right. As of December 31, 2005, there were no outstanding options with stock appreciation rights.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O — STOCK OPTIONS (CONTINUED)

The activity in the Corporation’s stock option plans during the three years ended December 31, 2005, was as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding — January 1, 2003	525,816	$23.78
Activity during 2003:
Granted	87,465	35.67
Issued in bank acquisition	244,131	15.88
Exercised	(211,236)	17.98
Cancelled	(7,656)	25.24

Outstanding — December 31, 2003	638,520	24.26
Activity during 2004:
Granted	188,738	39.69
Exercised	(195,695)	18.57
Cancelled	(5,548)	22.15

Outstanding — December 31, 2004	626,015	30.73
Activity during 2005:
Granted	177,450	32.28
Exercised	(50,562)	22.53
Cancelled	(7,475)	33.33

Outstanding – December 31, 2005	745,428	$31.63

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

	Weighted				Weighted
	Average		Range of		Average
Number	Exercise	Average	Exercise	Number	Exercise
Outstanding	Price	Life(a)	Prices	Exercisable	Price

17,214	$14.75	3.06	$13.54 – $17.01	17,214	$14.75
98,905	22.64	2.77	21.64 – 25.62	94,275	22.59
181,432	27.38	4.43	26.17 – 27.78	168,422	27.35
447,877	35.99	9.16	32.28 – 39.69	447,877	35.99

745,428	$31.63	7.02	$13.54 – $39.69	727,788	$31.75

(a)	Weighted average remaining contractual life in years

In anticipation of the adoption of the modified prospective method of SFAS 123(R), the board of directors of the Corporation in December 2005 accelerated the vesting of certain unvested, “out-of-the-money” nonqualified stock options previously awarded to employees, including executive officers, under the Corporation’s stock incentive compensation plans. As a result of this action, stock options that otherwise would have vested in years 2006-2009 became fully vested on December 31, 2005. Options to purchase 167,527 shares of the Corporation’s common stock or 90% of outstanding unvested options were accelerated. The weighted average exercise price of the options subject to acceleration was $39.23. The purpose of the acceleration was to enable the Corporation to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income upon adoption of SFAS 123(R) in January 2006. The Corporation also believes that, because the options that were accelerated had exercise prices in excess of the then-current market value of the Corporation’s common stock, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention. The acceleration of the vesting of these options reduces non-cash compensation expense in years 2006, 2007, 2008 and 2009, in the amounts of $0.61 million, $0.37 million, $0.22 million and $0.09 million, respectively, following the adoption of SFAS 123(R). In addition, the board of directors granted options to purchase 177,450 shares in December 2005 that became immediately vested. Based on an estimated value calculation using the Black-Scholes methodology, these options had a grant date fair value of $1.66 million. As the 177,450 options granted in December 2005 were fully vested as of December 31, 2005, the Corporation will not recognize future non-cash compensation expense in conjunction with these options. The Corporation will recognize total non-cash compensation expense in 2006 and 2007, combined, on 17,640 of remaining unvested options outstanding at December 31 2005, in accordance with the compensation provisions of SFAS 123(R), of less than $0.1 million.

The Corporation does not recognize compensation cost in accounting for awards of options under its stock option plans. If the Corporation had elected to recognize compensation cost for options granted in 2005, 2004 and 2003, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

	2005	2004	2003

Net income — as reported	$52,878	$56,682	$55,716
Pro forma stock-based employee compensation cost, net of tax	(2,592)	(552)	(281)

Net income — pro forma	$50,286	$56,130	$55,435

Basic earnings per share — as reported	$2.10	$2.26	$2.24
Basic earnings per share — pro forma	2.00	2.24	2.23
Diluted earnings per share — as reported	2.10	2.25	2.23
Diluted earnings per share — pro forma	2.00	2.23	2.22

The weighted average fair values of options granted during 2005, 2004 and 2003 were $9.34, $11.53 and $10.79 per share, respectively. The fair value of each option grant is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2005	2004	2003

Expected dividend yield	3.20%	2.50%	3.00%
Expected stock volatility	33.00%	32.60%	33.70%
Risk-free interest rate	4.45%	3.14%	4.00%
Expected life of options — in years	7.00	7.00	7.80

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

NOTE P — COMMITMENTS AND
OTHER MATTERS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan contract. Commitments generally have fixed expiration dates or other termination clauses. Historically, the majority of the commitments of the Corporation’s bank subsidiary have not been drawn upon and, therefore, may not represent future cash requirements. Standby letters of credit are conditional commitments issued generally by the Corporation’s bank subsidiary to guarantee the performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in making loans to customers and are subject to the Corporation’s normal credit policies. Collateral obtained upon exercise of commitments is determined using management’s credit evaluation of the borrowers and may include real estate, business assets, deposits and other items. The Corporation’s bank subsidiary at any point in time also has approved but undisbursed loans. The majority of these undisbursed loans will convert to booked loans within a three-month period.

At December 31, 2005, total unused loan commitments, standby letters of credit and undisbursed loans were $368 million, $54 million and $169 million, respectively. At December 31, 2004, total unused loan commitments, standby letters of credit and undisbursed loans were $281 million, $26 million and $68 million, respectively. A significant portion of the unused loan commitments and standby letters of credit outstanding as of December 31, 2005 expire one year from their contract date; however, $53 million of unused loan commitments extend for more than five years.

The Corporation’s unused loan commitments and standby letters of credit have been estimated to have no realizable fair value, as historically the majority of the unused loan commitments have not been drawn upon and generally the Corporation’s subsidiaries do not receive fees in connection with these agreements.

The Corporation has operating leases and other non-cancelable contractual obligations on buildings, equipment, computer software and other expenses that will require annual payments through 2015, including renewal option periods for those building leases the Corporation expects to renew. Minimum payments due in each of the next five years and thereafter are as follows (in thousands):

2006	$3,253
2007	2,671
2008	1,070
2009	451
2010	177
Thereafter	290

Total	$7,912

Minimum payments include estimates, where applicable, of estimated usage and annual Consumer Price Index increases of approximately 3%.

Total expense recorded under operating leases and other non-cancelable contractual obligations was $3.6 million in 2005, $1.8 million in 2004, and $1.4 million in 2003.

The Corporation and its subsidiaries are subject to certain legal actions arising in the ordinary course of business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated net income or financial position of the Corporation.

NOTE Q — REGULATORY CAPITAL AND
RESERVE REQUIREMENTS

Banking regulations require that banks maintain cash reserve balances in vault cash, with the Federal Reserve Bank, or with certain other qualifying banks. The aggregate average amount of such legal balances required to be maintained by the Corporation’s subsidiary bank was $27.2 million during continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q — REGULATORY CAPITAL AND
RESERVE REQUIREMENTS (CONTINUED)

2005 and $24.8 million during 2004. During 2005, the Corporation’s subsidiary bank satisfied its legal reserve requirements almost entirely by maintaining vault cash balances in excess of legal reserve requirements. The Corporation’s subsidiary bank did not maintain significant compensating balances with correspondent banks during 2005 or 2004.

Federal and state banking regulations place certain restrictions on the transfer of assets in the form of dividends, loans or advances from the bank subsidiary to the Corporation. At December 31, 2005, substantially all of the assets of the bank subsidiary were restricted from transfer to the Corporation in the form of loans or advances. Dividends from its bank subsidiary are the principal source of funds for the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends that can be paid by Chemical Bank to the parent company, without obtaining prior approval from bank regulatory agencies, was $45.8 million as of December 31, 2005. Dividends paid to the Corporation by its bank subsidiaries totaled $27.0 million in 2005, $37.6 million in 2004 and $56.1 million in 2003. Prior to making any cash dividend decisions, the Corporation will consider the statutory limits and overall financial and capital position of its bank subsidiary.

The Corporation and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital requirements, the subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. In addition, capital amounts and classifications are subject to qualitative judgments by the regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements.

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

At December 31, 2005 and 2004, the Corporation’s and each of its bank subsidiaries’ capital ratios exceeded the quantitative capital ratios required for an institution to be considered “well-capitalized.” Significant factors that may affect capital adequacy include, but are not limited to, a disproportionate growth in assets versus capital and a change in mix or credit quality of assets. The table below compares the Corporation’s and each of its bank subsidiaries’ actual capital amounts and ratios with the quantitative measures established by regulation to ensure capital adequacy at December 31, 2005, prior to the consolidation of Chemical Bank Shoreline and Chemical Bank West into Chemical Bank and Trust Company at this date.

	December 31, 2005

			Risk-Based Capital

	Leverage		Tier 1		Total

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in millions)
Corporation’s capital	$438	12%	$438	17%	$471	18%
Required capital — minimum	111	3	106	4	212	8
Required capital — “well capitalized” definition	185	5	159	6	265	10
Chemical Bank and Trust Company’s capital	201	12	201	19	213	21
Required capital — minimum	50	3	42	4	83	8
Required capital — “well capitalized” definition	83	5	62	6	104	10
Chemical Bank Shoreline’s capital	127	10	127	13	139	15
Required capital — minimum	36	3	38	4	76	8
Required capital — “well capitalized” definition	61	5	57	6	94	10
Chemical Bank West’s capital	89	10	89	13	97	15
Required capital — minimum	26	3	27	4	53	8
Required capital — “well capitalized” definition	43	5	40	6	67	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE R — DISCLOSURES ABOUT FAIR VALUE
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

Other securities:

The carrying amounts reported in the consolidated statements of financial position for other securities approximate their fair values.

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

Short-term borrowings:

Short-term borrowings consist of securities sold under agreements to repurchase (repurchase agreements), reverse repurchase agreements and short-term FHLB advances. Fair value is estimated for repurchase agreements, reverse repurchase agreements and short-term FHLB advances based on the present value of future estimated cash flows using current rates offered to the Corporation for debt with similar terms.

Federal Home Loan Bank (FHLB) advances — long-term:

Fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Corporation for debt with similar terms.

Commitments to extend credit, standby letters of credit and undisbursed loans:

The Corporation’s unused loan commitments, standby letters of credit and undisbursed loans have no carrying amount and have been estimated to have no realizable fair value. Historically, a majority of the unused loan commitments and standby letters of credit have not been drawn upon and, generally, the Corporation does not receive fees in connection with these commitments.

Estimates of fair values have not been made for items that are not defined by SFAS 107 as financial instruments, including such items as the Corporation’s core deposits and the value of its trust and investment management services department. The Corporation believes it is impractical to estimate a representative fair value for these types of assets, even though management believes they add significant value to the Corporation.

continued on next page

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE R — DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (CONTINUED)

The following is a summary of carrying amounts and estimated fair values of financial instrument components of the consolidated statements of financial position at December 31:

	2005		2004

	Carrying		Carrying	Fair
	Amount	Fair Value	Amount	Value

	(In thousands)
Assets:
Cash and demand deposits due from banks	$145,575	$145,575	$106,565	$106,565
Interest-bearing deposits and federal funds sold	11,921	11,921	40,369	40,369
Investment/other securities	743,348	742,586	893,274	894,344
Net loans	2,676,066	2,615,096	2,551,419	2,541,810
Liabilities:
Deposits without defined maturities	1,834,200	1,834,200	2,000,722	2,000,722
Time deposits	985,680	982,782	862,751	868,506
Short-term borrowings	203,598	203,595	101,834	101,834
Federal Home Loan Bank advances — long-term	196,765	198,353	284,996	279,360

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE S — PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Chemical Financial Corporation (parent company) follow:

	December 31
Condensed Statements of Financial Position	2005	2004

	(In thousands)
Assets:
Cash and cash equivalents at subsidiary bank	$17,853	$20,825
Investment securities available for sale	5,421	6,063
Investment in bank subsidiaries	477,523	457,619
Investment in non-bank subsidiaries	548	768
Premises and equipment	5,975	6,414
Goodwill	1,092	1,092
Other assets	3,824	3,093

Total assets	$512,236	$495,874

Liabilities and Shareholders’ Equity:
Other liabilities	$11,171	$11,038

Total liabilities	11,171	11,038
Shareholders’ equity	501,065	484,836

Total liabilities and shareholders’ equity	$512,236	$495,874

	Years Ended December 31
Condensed Statements of Income	2005	2004	2003

	(In thousands)
Income:
Cash dividends from bank subsidiaries	$27,000	$37,620	$56,076
Cash dividends from non-bank subsidiaries	475	—	550
Interest income from bank subsidiary	506	198	366
Other interest income and dividends	213	218	132
Rental revenue	536	536	245
Net gains on sales of investment securities	848	656	71
Other	155	213	26

Total income	29,733	39,441	57,466
Expenses:
Operating expenses	4,486	3,938	2,590

Total expenses	4,486	3,938	2,590

Income before income taxes and equity in undistributed net income of subsidiaries	25,247	35,503	54,876
Federal income tax benefit	1,134	1,047	601
Equity in undistributed net income of:
Bank subsidiaries	26,717	19,903	158
Non-bank subsidiaries	(220)	229	81

Net income	$52,878	$56,682	$55,716

	Years Ended December 31
Condensed Statements of Cash Flows	2005	2004	2003

	(In thousands)
Operating Activities:
Net income	$52,878	$56,682	$55,716
Net gains on sales of investment securities	(848)	(656)	(71)
Depreciation of fixed assets	937	949	467
Net amortization of investment securities	42	33	—
Equity in undistributed net income of subsidiaries	(26,497)	(20,132)	(239)
Net (increase) decrease in other assets	(483)	2,588	(2,171)
Net increase (decrease) in other liabilities	346	(1,927)	(2,694)

Net cash provided by operating activities	26,375	37,537	51,008
Investing Activities:
Capital infusion into subsidiary bank	—	(11,600)	—
Cash assumed in merger of data processing subsidiary into parent	—	—	3,185
Net cash used in acquisition	—	—	(52,295)
Purchases of premises and equipment, net	(498)	(470)	(5,725)
Purchases of investment securities available for sale	(1,041)	(4,059)	(1,552)
Proceeds from sales and maturities of investment securities available for sale	1,781	3,624	836

Net cash provided by (used in) investing activities	242	(12,505)	(55,551)
Financing Activities:
Cash dividends paid	(26,637)	(25,379)	(23,691)
Proceeds from directors’ stock purchase plan	231	219	182
Proceeds from exercise of stock options	664	3,291	5,071
Repurchases of common stock	(3,847)	—	(1,511)

Net cash used in financing activities	(29,589)	(21,869)	(19,949)

Increase (decrease) in cash and cash equivalents	(2,972)	3,163	(24,492)
Cash and cash equivalents at beginning of year	20,825	17,662	42,154

Cash and cash equivalents at end of year	$17,853	$20,825	$17,662

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE T — SUMMARY OF QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

(In thousands, except per share data)	2005

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Interest income	$47,960	$49,012	$50,420	$51,912
Interest expense	12,013	13,314	15,274	16,852

Net interest income	35,947	35,698	35,146	35,060
Provision for loan losses	730	730	1,500	1,325
Net gains (losses) on sales of investment securities	1,089	82	3	(633)
Noninterest income
(excluding net gains (losses) on sales of investment securities)	9,091	9,671	10,246	9,671
Operating expenses	24,983	24,763	24,839	23,878

Income before income taxes	20,414	19,958	19,056	18,895
Provision for federal income taxes	6,910	6,743	5,451	6,341

Net income	$13,504	$13,215	$13,605	$12,554

Net income per share:
Basic	$0.54	$0.53	$0.54	$0.50
Diluted	0.53	0.53	0.54	0.50

	2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Interest income	$47,185	$46,583	$47,318	$48,164
Interest expense	10,363	10,174	10,165	10,914

Net interest income	36,822	36,409	37,153	37,250
Provision for loan losses	746	661	701	1,711
Investment securities net gains	983	267	9	108
Noninterest income
(excluding net gains on sales of investment securities )	8,979	9,738	9,614	9,631
Operating expenses	25,160	24,920	24,499	23,890

Income before income taxes	20,878	20,833	21,576	21,388
Provision for federal income taxes	6,759	6,967	7,280	6,987

Net income	$14,119	$13,866	$14,296	$14,401

Net income per share:
Basic	$0.56	$0.55	$0.58	$0.57
Diluted	0.56	0.55	0.57	0.57

MARKET FOR CHEMICAL FINANCIAL
CORPORATION COMMON STOCK AND RELATED
SHAREHOLDER MATTERS (UNAUDITED)

Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market® under the symbol CHFC. As of December 31, 2005, there were approximately 25.1 million shares of Chemical Financial Corporation common stock issued and outstanding, held by approximately 5,400 shareholders of record. The table below sets forth the range of high and low trade prices per share for Chemical Financial Corporation common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions.

	2005		2004
	High	Low	High	Low

First quarter	$42.50	$31.01	$37.45	$33.73
Second quarter	33.75	28.55	37.20	33.32
Third quarter	35.95	30.71	37.70	33.03
Fourth quarter	34.00	29.51	43.33	36.06

The earnings of the Corporation’s subsidiary bank are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints, and other factors affecting Chemical Bank. See Note Q to the consolidated financial statements for a discussion of such limitations. The Corporation has paid regular cash dividends every quarter since it began operation as a bank holding company in 1973. The following table summarizes the quarterly cash dividends paid per share to shareholders over the past five years, adjusted for stock dividends paid during this time period. Management expects the Corporation to declare and pay comparable regular quarterly cash dividends on its common shares in 2006.

	Years Ended December 31
	2005	2004	2003	2002	2001

First quarter	$0.265	$0.252	$0.238	$0.217	$0.207
Second quarter	0.265	0.252	0.238	0.217	0.207
Third quarter	0.265	0.252	0.238	0.217	0.207
Fourth quarter	0.265	0.252	0.238	0.217	0.207

Total	$1.060	$1.008	$0.952	$0.868	$0.828

CHEMICAL FINANCIAL CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

      At December 31, 2005

Board of Directors	Gary E. Anderson — Retired Chairman of Dow Corning Corporation
(a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products)

J. Daniel Bernson — President and Chief Executive Officer, The Hanson Group
(a holding company with interests in diversified businesses in Southwest Michigan)

Nancy Bowman — Certified Public Accountant, Co-owner, Bowman & Rogers, PC
(an accounting and tax services company)

James A. Currie — Investor

Thomas T. Huff — Attorney at Law, Thomas T. Huff, P.C.

Terence F. Moore — President and Chief Executive Officer, MidMichigan Health
(a health care organization)

Aloysius J. Oliver — Retired Chairman, President and Chief Executive Officer,
Chemical Financial Corporation

Frank P. Popoff — Chairman of Chemical Financial Corporation, Retired Chairman,
President and Chief Executive Officer, The Dow Chemical Company
(a diversified science and technology company that manufactures chemical, plastic and agricultural products)

David B. Ramaker — President and Chief Executive Officer, Chemical Financial Corporation

Dan L. Smith — Retired Chairman and Chief Executive Officer, Shoreline Financial Corporation (a bank holding company)

William S. Stavropoulos — Chairman, The Dow Chemical Company
(a diversified science and technology company that manufactures chemical, plastic and agricultural products)

Executive Officers	David B. Ramaker — President and Chief Executive Officer

Bruce M. Groom — Executive Vice President and Senior Trust Officer,
Chemical Bank

Lori A. Gwizdala — Executive Vice President, Chief Financial Officer and Treasurer

Thomas W. Kohn — Executive Vice President, Community Banking,
Chemical Bank

William C. Lauderbach — Executive Vice President and Senior Investment Officer,
Chemical Bank

James R. Milroy — Executive Vice President, Chief Operating Officer and Secretary

John A. Reisner — Executive Vice President, Community Banking,
Chemical Bank

James E. Tomczyk — Executive Vice President and Senior Credit Officer,
Chemical Bank